QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 1, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NASPERS LIMITED
(Exact name of Registrant as specified in its charter)

The Republic of South Africa	None	4841
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

40 Heerengracht—Cape Town, 8001—South Africa
+27 21 406 2121
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
PHILIP J. BOECKMAN
Cravath, Swaine & Moore
CityPoint, One Ropemaker Street
London EC2Y 9HR
+44(0)20 7453 1000

        Approximate date of commencement of proposed sale to the public: Upon completion of the merger described herein.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Class N Ordinary Shares, nominal value Rand 0.02 per share	98,803,261	N/A	U.S. $163,731,118	U.S. $15,063

(1)
These shares may be represented by American Depositary Shares of Naspers, each of which represents 10 Class N ordinary shares of Naspers. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6.
(2)
The proposed maximum aggregate offering price (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act) was calculated based on the number of MIH Limited Class A ordinary shares that will be cancelled upon completion of the merger excluding shares held by Naspers, multiplied by the average of the high and low prices of MIH Limited Class A ordinary shares as reported on the Nasdaq National Market on October 29, 2002.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MIH LIMITED

NOTICE OF MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 29, 2002

        To the Shareholders of MIH Limited:

        A meeting of shareholders of MIH Limited will be held at MIH Limited's offices located at Jupiterstraat 13-15, 2132 HC Hoofddorp, The Netherlands on November 29, 2002 at 8:00 a.m. local time, for the following purposes:

  1.
  To consider and vote upon proposals to approve the merger of MIH Limited with MIH (BVI), a wholly-owned subsidiary of MIH Holdings Limited, and the plan of merger.

  2.
  To transact any other business that is presented at the meeting in relation to the proposed merger.

        MIH Limited's board of directors has unanimously approved the merger and recommends that you vote "FOR" approval of the merger. In addition, the independent directors of MIH Limited have recommended that the merger is in the best interests of MIH Limited and its shareholders. The merger is described in more detail in the proxy statement/prospectus annexed to this notice. You should carefully read the proxy statement/prospectus in its entirety before voting. A copy of the plan of merger is annexed to this proxy statement/prospectus as Annex B.

        Only shareholders of record on the close of business on November 12, 2002 are entitled to notice of and to vote at the meeting. You are invited to attend the meeting in person. However, to ensure your representation at the meeting, you should complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope or otherwise mail it to MIH Limited. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the meeting.

        The affirmative vote, by poll, of two-thirds of the outstanding ordinary shares of the total voting power of all of the outstanding ordinary shares of MIH Limited, voting together as a single class, is required to approve the merger. Naspers, directly or indirectly, controls 76.97% of the total voting power of MIH Limited's ordinary shares and therefore Naspers' vote will ensure that the merger is approved.

        You have the right to dissent from the merger. Rather than accepting Naspers Class N ordinary shares or Naspers ADSs in exchange for surrender of your MIH Limited Class A ordinary shares, you may demand payment in cash of the fair value of your MIH Limited Class A ordinary shares. In order to preserve this right, you must provide MIH Limited, prior to the vote at the shareholders' meeting, with a written objection to the merger and follow the other procedures discussed in the accompanying proxy statement/prospectus.

By order of the Board of Directors, /s/ H. Schibli

H. Schibli Secretary

MIH Limited
The offices of Havelet Trust Company (BVI) Limited
P.O.Box 3186
Tortola
Road Town
British Virgin Islands

November 12, 2002

Proxy Statement/Prospectus

98,803,261 Shares

Naspers Class N ordinary shares
(nominal value Rand 0.02 per share)

        You are being asked to approve a transaction under which Naspers will acquire all the MIH Limited Class A ordinary shares that are not directly or indirectly held by Naspers. Upon completion of the merger and related transactions, MIH Limited Class A ordinary shareholders not affiliated with Naspers will become shareholders of Naspers and will receive Naspers shares in exchange for their MIH Limited Class A ordinary shares.

        Holders of MIH Limited Class A ordinary shares will receive 0.35 Naspers American Depositary Shares or 3.5 Naspers Class N ordinary shares for each MIH Limited Class A ordinary share held by them prior to the merger. Each Naspers American Depositary Share represents 10 Class N ordinary shares of Naspers.

        The completion of the transaction you are being asked to approve is conditional upon, among other things, the completion of a related transaction, called a scheme of arrangement, between MIH Holdings and its shareholders, other than Naspers and its wholly-owned subsidiaries. Naspers has a 70.95% economic interest in MIH Holdings. MIH Holdings has economic and voting control over MIH Limited.

        Naspers Class N ordinary shares are listed and traded on the JSE Securities Exchange South Africa under the symbol "NPN". The Naspers American Depositary Shares are expected to begin trading on the Nasdaq National Market on the first trading day following the completion of the transactions, under the trading symbol "NPSN".

        Investing in Naspers Class N ordinary shares or Naspers American Depositary Shares involves a high degree of risk. See "Risk Factors" beginning on page 20.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated November 6, 2002 and is first being mailed to MIH Limited shareholders on November 14, 2002.

Regulation	191
Employees	202
Property, Plants and Equipment	203
Environmental Matters	204
Legal Proceedings	204
Directors and Senior Management	206
Directors and Senior Management	206
Compensation	209
Major Shareholders of Naspers and MIH Limited, and Related Party Transactions	214
Major Shareholders of Naspers	214
Major Shareholders of MIH Limited	215
Related Party Transactions	216
Exchange Rate Information	218
Exchange Rates	218
South African Exchange Controls	218
Description of Naspers Capital Stock	220
Naspers Capital Stock	220
General	220
Shareholders' Meetings	220
Voting Rights	221
Dividends	221
Changes in Share Capital	222
Liquidation Rights	223
Transfer and Repurchase of Shares	223
Non-South African Shareholders	224
Differential Subscription Rights	224
Ability to Pay Interest and Commission on Shares and to Issue Shares at a Discount	225
History of Naspers Share Capital	225
Description of Naspers American Depositary Receipts	227
American Depositary Receipts	227
Dividends and Other Distributions	227
Deposit, Withdrawal and Cancellation	228
Voting Rights	228
Fees and Expenses	229
Payment of Taxes	230
Reclassifications, Recapitalizations and Mergers	230
Amendment and Termination	230
Limitations on Obligations and Liability	231
Requirements for Depositary Actions	231
Your Right to Receive the Shares Underlying your ADRs	232
Pre-release of ADRs and Shares	232
Compliance with Naspers' Charter; Disclosure of Beneficial Ownership	232
Comparison of Certain Rights of Shareholders of MIH Limited and Naspers	233
Description of Shares	233
Voting Rights	233
Amendment of Organizational Documents	234
Shareholder Remedies and Dissenter's Rights	234
Pre-Emptive Rights	234
Action by Written Consent of Shareholders	235
Shareholders' Meetings	235

Election and Rotation of Directors	236
Removal of Directors	236
Filling of Vacancies on the Board	237
Shareholder Nominations and Proposals	238
Dividends	238
Repurchase of Shares	239
Votes Required for Extraordinary Transactions	239
Right to Inspect Corporate Books and Records	240
Right to Financial Information	241
Right to Inspect the Register of Shareholders	241
Shareholder Suits	241
Conflict of Interest Transactions	242
Indemnification of Directors and Officers	242
Directors' Liability	243
Disclosure of Beneficial Interest in Securities	244
Enforcement of Judgments	245
Experts	245
Legal Matters	246
Where You Can Find More Information	246
Index To Historicial Financial Statements	F-1
Annex A—Opinion of Merrill Lynch International	A-1
Annex B—Plan of Merger among MIH Limited, MIH (BVI) Limited and Naspers Limited	B-1

SUMMARY

The Companies

Naspers

        Naspers is a multinational media company with its principal operations in pay-television and Internet subscriber platforms, print media, technology, book publishing and private education. Naspers' most significant operations are located in South Africa. Other significant operations of Naspers are located elsewhere in Africa and in Greece, Cyprus, the Netherlands and Asia.

        Naspers' subscriber platforms segment comprises pay-television, Internet activities and mobile services and is primarily operated through MIH Limited and M-Web Holdings. This segment also encompasses the Internet activities of Media24 and Nasboek. The subscriber platforms segment is Naspers' largest and most significant business segment.

        The print media operations of Naspers are conducted by Media24. Media24's activities include magazine and newspaper publishing and printing and distribution of magazines and related products in South Africa. The technology business of Irdeto Access, a subsidiary of Naspers, develops products which enable pay-media operators to encrypt and decrypt their broadcast or multicast signals. This process controls subscriber access to content, services and events across all media platforms.

        The book publishing activities of Naspers are conducted through Nasboek, which is a leading Afrikaans and English language publisher in South Africa. Educor, which is Naspers' private education business, is a leading provider of private education in South Africa, and offers various training and education programs at its 183 training centers across South Africa.

        Naspers creates media content, builds brand names around it, and manages the platforms distributing the content. Naspers delivers its content in a variety of forms and through a variety of channels, including television platforms, Internet services, newspapers, magazines and books. Naspers uses content, brands and distribution channels from existing businesses to grow businesses in other markets and to develop new businesses. Naspers has successfully launched and grown pay-television and Internet businesses in several developing markets.

        Naspers is a public limited liability company incorporated under the laws of the Republic of South Africa and its Class N ordinary shares are currently listed on the JSE Securities Exchange South Africa. Naspers conducts its operations primarily through its subsidiaries and other affiliates. Naspers believes that the merger and related transactions will significantly simplify the corporate structure of Naspers and MIH Limited by streamlining the group structure and eliminating multiple entry points to the group.

        The principal executive offices of Naspers are located at 40 Heerengracht, Cape Town, 8001, South Africa, and its telephone number is +27 21 406 2121.

MIH Limited

        MIH Limited is an operating subsidiary of Naspers which primarily operates pay-television and Internet businesses in South Africa, the rest of Africa, Greece, Cyprus, the Netherlands, Thailand and China. Naspers holds directly or indirectly through MIH Holdings 76.97% of the total voting power of MIH Limited's ordinary shares. MIH Holdings is a holding company whose only asset is its indirect ownership of MIH Limited ordinary shares. Although MIH Limited is an indirect majority owned subsidiary of Naspers, the companies have been operated independently under the management of different boards of directors and have distinct corporate governance arrangements.

        MIH Limited's pay-television business supplies both digital and analog services to subscribers and has approximately two million subscribers under management. MIH Limited offers subscribers a wide variety of exclusive programming content including premium film and sports channels. MIH Limited continues to expand its digital pay-television subscriber base by converting its current analog customers to digital service and by gaining new customers. MIH Limited may continue to develop and deploy interactive television services.

        MIH Limited is incorporated under the laws of the British Virgin Islands and its Class A ordinary shares are currently listed on the Nasdaq National Market. Upon completion of the merger and related transactions, its Class A ordinary shares will be delisted from the Nasdaq National Market. MIH Limited conducts its operations primarily through its subsidiaries and other affiliates.

        The principal executive offices of MIH Limited are located at Jupiterstraat 13-15, 2132 HC Hoofddorp, The Netherlands, and its telephone number is +31 23 556 2000.

Corporate Structure before the Merger and Related Transactions

        The following organizational chart presents Naspers' group structure and the legal ownership of some of Naspers' significant subsidiaries, by economic interest, prior to the merger and related transactions.

MIH Limited Shareholders' Meeting

General and Votes Required for Approval

        The MIH Limited shareholders' meeting will be held at MIH Limited's offices located at Jupiterstraat 13-15, 2132 HC Hoofddorp, The Netherlands on November 29, 2002 at 8:00 a.m. local time. MIH Limited's board of directors has fixed the close of business on November 12, 2002 as the record date for the meeting. At the shareholders' meeting, MIH Limited's shareholders will be asked to consider and vote upon the merger. Each MIH Limited Class A ordinary share entitles the holder to cast one vote per share on the proposal to approve the merger. Each MIH Limited Class B ordinary share entitles the holder to cast three votes per share on the proposal to approve the merger. Naspers indirectly holds all the Class B ordinary shares of MIH Limited.

        The affirmative vote of two-thirds of the total voting power of all the outstanding ordinary shares of MIH Limited voting together as a single class is required to approve the merger. The votes at the shareholders' meeting will be counted by way of a poll. Naspers controls directly or indirectly 76.97% of the total voting power of MIH Limited's ordinary shares and therefore Naspers' vote will ensure that the merger is approved. As of October 29, 2002, none of MIH Limited's directors, executive officers or their affiliates beneficially own or are entitled to vote any of the Class A ordinary shares of MIH

Limited. As of October 29, 2002, Naspers' directors, executive officers and their affiliates beneficially own or are entitled to vote 78.35% of the Class A ordinary shares of Naspers and 0.54% of the Class N ordinary shares of Naspers. This solicitation is being made on behalf of MIH Limited.

Proxies

        If you vote your MIH Limited Class A ordinary shares by signing a proxy, your shares will be voted at the shareholders' meeting as you indicate on your proxy card unless you revoke your proxy at or prior to the meeting. If your MIH Limited Class A ordinary shares are held by a broker or other nominee, you must instruct the broker or nominee as to how your shares should be voted. Abstaining or failing to vote will have the same effect as voting against approval of the merger.

Dissenters' Rights

        You have the right to dissent from the merger. Rather than accepting Naspers Class N ordinary shares or Naspers ADSs in exchange for the surrender of your MIH Limited Class A ordinary shares, you may demand payment in cash of the fair value of your MIH Limited Class A ordinary shares. In order to preserve this right, you must provide MIH Limited, prior to the vote at the shareholders' meeting, with a written objection to the merger and follow the other procedures discussed in "MIH Limited Shareholders' Meeting—Dissenters' Rights".

The Transactions

Structure and Consideration

        MIH Limited will merge with MIH (BVI), an existing wholly-owned subsidiary of MIH Holdings. MIH (BVI) will be the surviving company in the merger and an indirectly wholly-owned subsidiary of Naspers. All the outstanding shares of MIH Limited will be canceled and thereafter MIH Limited's ordinary shares will be delisted from the Nasdaq National Market. The existing holders of the MIH Limited Class A ordinary shares will become holders of Naspers Class N ordinary shares or ADSs.

        Holders of MIH Limited Class A ordinary shares resident in any country other than South Africa will receive 0.35 Naspers ADSs for each MIH Limited Class A ordinary share held by them prior to the merger. Holders of MIH Limited Class A ordinary shares resident in South Africa will receive 3.5 Naspers Class N ordinary shares for each MIH Limited Class A ordinary share held by them prior to the merger. Each Naspers ADS represents 10 Naspers Class N ordinary shares. Any entitlement to a fraction of a Naspers Class N ordinary share or ADS will be rounded down to the nearest whole share if the fractional entitlement is less than 0.5 of a share and will be rounded up to the nearest whole share if the fractional entitlement is more than 0.5 of a share. All holders of MIH Limited Class A ordinary shares, whether they receive Naspers Class N ordinary shares or Naspers ADSs, will receive the same number of shares in Naspers for each MIH Limited Class A ordinary share held by them prior to the merger. Upon the completion of the merger and related transactions, former MIH Limited Class A ordinary shareholders are expected to hold 9.8% of the total voting power of Naspers.

        In addition to the merger, Naspers has proposed a scheme of arrangement between MIH Holdings and its shareholders, other than Naspers and MIH Investments (Proprietary) Limited, under the South African Companies Act whereby the shareholders of MIH Holdings, other than Naspers and MIH Investments, will receive one Naspers Class N ordinary share in exchange for every 2.25 MIH Holdings ordinary shares held by them. Any entitlement to a fraction of a Naspers Class N ordinary share will be rounded down to the nearest whole share if the fractional entitlement is less than 0.5 of a share and will be rounded up to the nearest whole share if the fractional entitlement is more than 0.5 of a share. A scheme of arrangement is a court-sanctioned arrangement under which a South African company reorganizes its share capital. The purpose of the scheme of arrangement being proposed by Naspers is to enable Naspers to become the holder (directly and indirectly) of the entire issued share capital of MIH Holdings.

        Upon application by MIH Holdings, the South African High Court will convene a scheme meeting of MIH Holdings shareholders, other than Naspers and MIH Investments, to consider the scheme of arrangement. Votes of MIH Holdings shareholders in favor of the scheme will be solicited by way of a circular sent to those MIH Holdings shareholders entitled to attend the scheme meeting not less than 14 days prior to the date of the scheme meeting. If at least three-fourths of the MIH Holdings shareholders present and voting, in person or by proxy, at the scheme meeting vote in favor of the scheme of arrangement, the South African High Court may sanction the scheme of arrangement. The scheme of arrangement becomes unconditional upon the registration of the South African High Court order sanctioning the scheme by the South African Registrar of Companies. Accordingly, the scheme does not become effective and binding on MIH Holdings shareholders unless and until it is sanctioned by the South African High Court and such order is registered with the South African Registrar of Companies. Because the completion of the merger is conditional upon the completion of the scheme, if three-quarters of MIH Holdings' shareholders, other than Naspers and MIH Investments, do not approve the scheme or if the South African High Court does not approve the scheme or if the South African Registrar of Companies does not register the court order, the merger will not occur.

        The Listing Rules of the JSE Securities Exchange South Africa require a circular describing the merger, the scheme of arrangement and the issuance of Naspers Class N ordinary shares to be sent to Naspers shareholders and for Naspers to convene a shareholders' meeting to approve the merger, the scheme of arrangement and the issuance of Naspers Class N ordinary shares. The approval of a simple majority of the votes exercisable by those shareholders present, in person or by proxy, at the Naspers shareholders' meeting is required to approve the merger, the scheme of arrangement and the issuance of Naspers Class N ordinary shares. The majority of the Naspers Class A ordinary shares (constituting a majority of the issued share capital of Naspers) are held by Naspers Beleggings Limited and by Keeromstraat 30 Beleggings Limited, each of which is controlled by the same board of directors as Naspers. Therefore, the Naspers' board will determine the outcome of any vote by Naspers' shareholders which requires majority approval, including any vote relating to the proposed merger, scheme of arrangement and the issuance of Naspers Class N ordinary shares. It is expected therefore that Naspers Beleggings Limited and Keeromstraat 30 Beleggings Limited will vote their shares in favor of the transactions, which will result in Naspers' shareholders approving the transactions.

        Naspers anticipates funding the cost of paying for any dissenting shares through a private placement of Naspers Class N ordinary shares to non-U.S. investors (including non-South African investors). To the extent the private placement raises less than the amount necessary to cover the costs of any dissenting shares, Naspers anticipates funding the shortfall through a combination of cash on hand and bank financing. Naspers cannot assure you that the equity private placement will be successful, in which case the debt level of Naspers may increase. In addition, any equity issuance may be at a discount to then applicable market prices and dilute Naspers shareholders. Naspers is unable to predict how many shareholders may exercise dissenters' rights. As of March 31, 2002, MIH Limited had a total of 28,229,503 Class A ordinary shares outstanding not held by Naspers and its affiliates. Based on the closing MIH Limited share price on October 29, 2002, the public market value of the total number of shares that could dissent equaled U.S. $163.7 million.

        If the number of MIH Limited shareholders who dissent from the merger by providing a written notice of objection to MIH Limited prior to the vote at the MIH Limited shareholders' meeting is such that it appears that the total cash consideration to be paid to dissenting shareholders may exceed U.S. $25 million, Naspers may not approve the merger or related transactions.

Corporate Structure after the Merger and Related Transactions

        The following organizational chart presents Naspers' group structure and the legal ownership of some of Naspers' significant subsidiaries, by economic interest and by voting interest, after giving pro forma effect to the merger and related transactions.

Completion of the Merger

        Naspers expects to complete the merger in the fourth calendar quarter of 2002. However, because the merger is conditional upon MIH Limited shareholder approval, completion of the scheme of arrangement and Naspers shareholders approving the merger, scheme of arrangement and issuance of Naspers Class N ordinary shares, the completion of the transactions may be delayed beyond the fourth calendar quarter of 2002.

Recommendation of the MIH Limited Board of Directors

        The board of directors of MIH Limited has unanimously approved the merger and plan of merger as being in the best interests of MIH Limited and its shareholders and resolved to recommend that MIH Limited shareholders vote in favor of the merger and plan of merger.

Opinion of MIH Limited's Financial Advisor

        In deciding to approve the merger, MIH Limited's board of directors considered, among other factors, the opinion of its financial advisor, Merrill Lynch International, that, as of the date of its opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the MIH Limited Switch Ratio (defined in the opinion as the "Exchange Ratio") was fair from a financial point of view to MIH Limited shareholders, other than MIH Holdings and its affiliates. The full text of Merrill Lynch's opinion is attached as Annex A to this proxy statement/prospectus. You are urged to read this opinion in its entirety.

Required Regulatory Approvals

        The merger will not trigger any filing or notification obligations under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules. Except for the sanctioning of the scheme of arrangement by the South African High Court, the JSE Securities Exchange South Africa agreeing to list the Class N ordinary shares to be received by former MIH Holdings shareholders and the approvals required under South African exchange control regulations for Naspers to issue Class N ordinary shares or ADSs to holders of MIH Limited Class A ordinary shares and to list its ADSs on Nasdaq, the completion of the merger and related transactions is not subject to any regulatory filings or approvals in any other jurisdiction in which Naspers or any of its affiliates conducts business.

Material U.S. Federal Income Tax Consequences

        MIH Limited shareholders will be required to recognize taxable gain or loss equal to the difference between their adjusted issue price in the surrendered shares and the fair market value of the Naspers Class N shares or Naspers ADSs received by them in the merger. See "Taxation" for a more detailed discussion of the tax consequences of the merger.

        Tax matters are very complicated. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

Comparison of Rights of Holders of Naspers Class N Ordinary Shares and Holders of MIH Limited Class A Ordinary Shares

        As a result of the merger, your MIH Limited Class A ordinary shares will be exchanged for Naspers Class N ordinary shares or Naspers ADSs. Because Naspers is a public limited liability company organized under the laws of the Republic of South Africa and MIH Limited is a company organized under the laws of the British Virgin Islands, there are differences between the rights of MIH Limited Class A ordinary shareholders and the rights of holders of Naspers Class N ordinary shares and Naspers ADSs. For a discussion of some of these differences, see "Comparison of Certain Rights of Shareholders of MIH Limited and Naspers", "Description of Naspers Capital Stock" and "Description of Naspers American Depositary Receipts".

Accounting Treatment

        The merger will be accounted for using the purchase method of accounting under South African Statements of Generally Accepted Accounting Principles. This means that Naspers will record as goodwill the excess of the purchase price of the MIH Limited Class A ordinary shares over the fair value of the portion of MIH Limited's identifiable assets and liabilities represented by such shares.

Summary Historical Consolidated Financial Information

Naspers

        The following summary consolidated financial data has been derived from Naspers' audited consolidated financial statements. You should read this selected consolidated financial data together with "Naspers' Operating and Financial Review and Prospects" and Naspers' audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

        Naspers prepares its consolidated financial statements according to South African Statements of Generally Accepted Accounting Principles, or "South African GAAP". There are significant differences between these principles and United States generally accepted accounting principles, or "U.S. GAAP". Note 41 to Naspers' audited consolidated financial statements includes a description of these differences and contains a reconciliation from South African GAAP to U.S. GAAP for the determination of net income and shareholders' equity.

        Naspers' audited consolidated financial statements have been prepared in South African Rand. Amounts shown in U.S. dollars have been translated from Rand amounts to U.S. dollars at the noon buying rate on October 29, 2002 of Rand 10.08 per U.S. $1.00.

	Year Ended March 31,
	1998	1999	2000	2001	2002	2002
	(Rand in millions, except share data)					(U.S. $ in millions, except share data)(1)
Consolidated Income Statement Data:
South African GAAP:
Revenue, net	1,667.1	5,339.1	6,670.1	8,265.7	9,836.6	975.9
Operating expenses:
Cost of providing services and sale of goods	(1,360.4)	(3,443.2)	(4,199.3)	(4,894.1)	(5,786.5)	(574.1)
Selling, general and administration	(71.0)	(1,696.9)	(2,149.4)	(3,191.7)	(3,340.9)	(331.4)
Depreciation and amortization	(67.4)	(225.3)	(341.7)	(507.8)	(1,009.6)	(100.2)

Operating income / (loss)	168.3	(26.3)	(20.3)	(327.9)	(300.4)	(29.8)
Financial costs, net(2)	(19.7)	(74.8)	(199.3)	(301.5)	(411.8)	(40.9)
Income from investments	7.0	2.2	2.8	0.8	3.8	0.4
Share of equity accounted results	(25.3)	(38.6)	(7.1)	(59.7)	157.3	15.6
Exceptional items	(48.8)	748.1	3,817.3	815.3	5.1	0.5

Income / (loss) before tax and minorities	81.5	610.6	3,593.4	127.0	(546.0)	(54.2)

Income / (loss) from continuing operations	10.2	608.7	3,262.0	152.1	(365.7)	(36.3)
Income / (loss) from discontinuing operations	8.4	(43.4)	130.7	847.8	(605.3)	(60.0)
Loss arising on discontinuance of operations	—	—	—	—	(952.3)	(94.5)

Net income / (loss)	18.6	565.3	3,392.7	999.9	(1,923.3)	(190.8)

Per share amounts
Basic
Income / (loss) from continuing operations	0.09	5.38	26.64	1.09	(2.51)	(0.25)
Income / (loss) from discontinuing operations	0.08	(0.38)	1.07	6.06	(4.15)	(0.41)
Loss arising on discontinuance of operations	—	—	—	—	(6.54)	(0.65)

Net income / (loss)	0.17	5.00	27.71	7.15	(13.20)	(1.31)

Diluted
Income / (loss) from continuing operations	0.09	5.09	24.19	1.28	(2.51)	(0.25)
Income / (loss) from discontinuing operations	0.08	(0.34)	0.96	5.51	(4.15)	(0.41)
Loss arising on discontinuance of operations	—	—	—	—	(6.54)	(0.65)

Net income / (loss)	0.17	4.75	25.15	6.79	(13.20)	(1.31)

Weighted average shares outstanding
Basic	111,814,000	112,952,000	122,457,667	139,896,409	145,691,868	145,691,868
Diluted	111,814,000	125,057,236	136,443,589	153,836,648	159,502,877	159,502,877
Consolidated Income Statement Data:
U.S. GAAP:
Revenue, net				8,721.7	10,701.2	1,061.6
Operating income / (loss)				(4,504.1)	(16,140.7)	(1,601.3)
Income / (loss) from continuing operations				1,351.7	(4,974.9)	(493.5)
Income / (loss) from discontinuing operations				(97.2)	(155.7)	(15.4)
Loss arising on discontinuance of operations				—	(116.4)	(11.5)
Cumulative effect of change in accounting principle				—	18.4	1.8
Net (loss) / income				1,254.5	(5,228.5)	(518.6)
Per share amounts
Basic
Income / (loss) from continuing operations				9.66	(34.15)	(3.39)
Income / (loss) from discontinuing operations				(0.69)	(1.07)	(0.10)
Loss arising on discontinuance of operations				—	(0.80)	(0.08)
Cumulative effect of change in accounting principle				—	0.13	0.01

Net income / (loss)				8.97	(35.89)	(3.56)

Diluted
Income / (loss) from continuing operations				8.79	(34.15)	(3.39)
Income / (loss) from discontinuing operations				(0.63)	(1.07)	(0.10)
Loss arising on discontinuance of operations				—	(0.80)	(0.08)
Cumulative effect of change in accounting principle				—	0.13	0.01

Net income / (loss)				8.16	(35.89)	(3.56)

Consolidated Balance Sheet Data (at period end):
South African GAAP:
Total assets	1,696.1	5,590.6	8,438.3	17,484.0	16,645.6	1,651.3
Net assets	908.8	257.2	2,353.8	10,095.1	5,750.6	570.5
Total long-term debt(3)	161.1	2,183.8	2,343.3	3,067.6	4,924.1	488.5
Minority interests	2.9	(42.5)	1,173.2	7,542.6	4,364.1	432.9
Total shareholders' equity	905.8	299.7	1,180.6	2,552.7	1,386.4	137.5

U.S. GAAP:
Total assets				30,126.3	23,750.5	2,356.2
Net assets				21,431.1	11,116.8	1,102.9
Total long-term debt				3,779.4	5,742.6	569.7
Minority interests				14,307.0	7,967.6	790.4
Total shareholders' equity				7,124.1	3,149.2	312.4
Other Data:
South African GAAP:
Cash flow from operating activities	112.6	(122.4)	349.2	(365.6)	189.7	18.8
Cash utilised in discontinued operations	10.0	(118.8)	(299.2)	(432.5)	(574.0)	(56.9)
Cash flow from investing activities	(229.6)	(493.8)	(2,267.8)	(662.0)	(1,088.0)	(107.9)
Cash flow from financing activities	(160.1)	660.2	3,818.5	1,395.6	818.9	81.2

(1)
The U.S. dollar equivalent information presented is provided solely for the convenience of the readers of the proxy statement/prospectus and should not be construed as implying that the local currency amounts represent, or could have been, or could be, converted into U.S. dollars at such rates or at any rate.

(2)
Includes interest expense, interest income, dividend income and foreign exchange gains and losses.

(3)
Includes long-term liabilities in respect of program and film rights.

MIH Limited

        The following summary consolidated financial data has been derived from MIH Limited's audited consolidated financial statements. You should read this selected consolidated financial data together with "MIH Limited's Operating and Financial Review and Prospects" and MIH Limited's audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

        MIH Limited prepares its financial statements according to International Accounting Standards, or "IAS". There are significant differences between these standards and U.S. GAAP. Note 38 to MIH Limited's audited consolidated financial statements includes a description of these differences and contains a reconciliation from IAS to U.S. GAAP for the determination of net income and shareholders' equity.

	Year ended March 31,
	1998	1999	2000	2001	2002
	(U.S. $ in millions, except share data)
Consolidated Income Statement Data:
IAS:
Revenue, net	488.7	578.8	682.8	683.2	643.8
Operating expenses:
Cost of providing services	(308.2)	(385.5)	(428.5)	(406.6)	(378.4)
Selling, general and administrative	(164.4)	(160.3)	(201.3)	(259.9)	(216.4)
Depreciation and amortization	(58.2)	(50.6)	(62.0)	(71.5)	(100.3)

Operating loss	(42.1)	(17.6)	(9.0)	(54.8)	(51.3)
Financial results, net(1)	(5.5)	(9.1)	(19.0)	(22.0)	(26.7)
Loss on marketable securities	—	—	—	—	(5.0)
Equity results in joint ventures and associates	(7.9)	(43.3)	(41.6)	(75.7)	(17.3)
Profit on sale and dilution of interests in subsidiaries, joint ventures and associates, net	—	31.1	18.0	29.1	8.3

Loss before tax and minority interest	(55.5)	(38.9)	(51.6)	(123.4)	(92.0)

Loss from continuing operations	(59.2)	(38.9)	(54.3)	(134.8)	(94.9)
(Loss) / profit arising on discontinuance of operations	(4.6)	(29.9)	37.3	287.0	(347.8)

Net (loss) / profit	(63.8)	(68.8)	(17.0)	152.2	(442.7)

Per share amounts
Basic
Loss from continuing operations	(1.55)	(1.02)	(1.07)	(2.43)	(1.68)
Profit / (loss) from discontinuing operations	(0.12)	(0.78)	0.73	5.18	(6.14)

Net profit / (loss)	(1.67)	(1.80)	(0.34)	2.75	(7.82)

Diluted
Loss from continuing operations	(1.55)	(1.02)	(1.07)	(2.43)	(1.68)
Loss from discontinuing operations	(0.12)	(0.78)	0.73	5.12	(6.14)

Net profit / (loss)	(1.67)	(1.80)	(0.34)	2.69	(7.82)

Weighted average shares outstanding
Basic	38,235,000	38,235,000	50,790,662	55,414,252	56,575,741
Diluted	38,235,000	38,235,000	50,790,662	56,537,850	56,575,741

Consolidated Income Statement Data:
U.S. GAAP:
Total revenue, net	500.5	578.8	713.9	757.8	737.0
Operating loss	(57.0)	(22.9)	(232.8)	(389.7)	(1,288.0)
(Loss) / profit from continuing operations	(74.1)	(44.0)	(71.0)	590.0	(631.5)
(Loss) / profit from discontinuing operations	(5.2)	(30.0)	(39.5)	(30.6)	(69.4)
Cumulative effect of change in accounting principle	—	—	—	—	1.2

Net (loss) / profit	(79.3)	(74.0)	(110.5)	559.4	(699.7)

Per share amounts
Basic
(Loss) / profit from continuing operations	(1.94)	(1.15)	(1.40)	10.65	(11.16)
(Loss) / profit from discontinuing operations	(0.13)	(0.79)	(0.77)	(0.56)	(1.23)
Cumulative effect of change in accounting principle	—	—	—	—	0.02

Net (loss) / profit	(2.07)	(1.94)	(2.17)	10.09	(12.37)

Diluted
(Loss) / profit from continuing operations	(1.94)	(1.15)	(1.40)	10.43	(11.16)
(Loss) / profit from discontinuing operations	(0.13)	(0.79)	(0.77)	(0.54)	(1.23)
Cumulative effect of change in accounting principle	—	—	—	—	0.02

Net (loss) / profit	(2.07)	(1.94)	(2.17)	9.89	(12.37)

Consolidated Balance Sheet Data (at period end):
IAS:
Total assets	646.1	776.2	996.6	1,929.7	1,267.4
Net assets	253.6	177.2	446.8	1,297.1	529.6
Total long-term debt(2)	54.8	204.8	186.1	230.1	321.9
Minority interests	—	0.5	82.1	611.7	290.4
Total shareholders' equity	253.6	176.7	364.7	685.4	239.2

U.S. GAAP
Total assets	621.2	746.3	977.1	2,895.2	1,746.9
Net assets	228.7	147.3	427.3	2,260.0	1,006.4
Total long-term debt(2)	54.8	204.8	186.1	230.1	321.9
Minority interests	—	0.5	108.0	1,216.0	659.1
Total shareholders' equity	228.7	146.8	319.3	1,044.0	347.3

Other data
IAS:
Cash flow from operating activities	5.2	(19.2)	24.5	(71.0)	(10.9)
Cash flow from investing activities	178.4	(85.2)	(218.3)	44.6	(102.4)
Cash flow from financing activities	(84.9)	7.8	324.1	184.2	29.8

Subscribers at period end (in thousands):
Africa
South Africa	1,054	1,073	1,088	1,060	1,057
Analog	896	802	687	558	466
Digital	158	271	401	502	591
Sub-Saharan Africa	109	140	155	180	224
Analog	60	54	39	29	21
Digital	49	86	116	151	203
Egypt	18	30	46	55	88
Analog	13	15	13	10	7
Digital	5	15	33	45	81
Middle East (all Digital)	27	62	94	102	—

Total Africa	1,208	1,305	1,383	1,397	1,369

Mediterranean
Greece	254	316	307	334	265
Analog	254	316	288	265	165
Digital	—	—	17	69	100
Cyprus (all Analog)	31	35	43	51	52

Total Mediterranean	285	351	350	385	317

Asia
Thailand	313	300	333	382	413
Analog	197	148	147	232	263
Digital	116	152	186	150	150

Total subscribers	1,806	1,956	2,066	2,164	2,099

Average monthly revenue per subscriber(3)	23.90	24.11	26.34	26.83	25.85

(1)
Includes interest expense, interest income, dividend income and foreign exchange gains and losses.

(2)
Excludes long-term liabilities in respect of program and film rights.

(3)
Excludes MIH Limited's Asian pay-television operations because such revenues are not consolidated with MIH Limited's income statements. Total subscribers from consolidated operations were 1.686, 1.680, 1.638, 1.594 and 1.466 million at March 31, 2002, 2001, 2000, 1999 and 1998 respectively.

Summary Unaudited Pro Forma
Condensed Consolidated Financial Information

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited historical consolidated financial statements and the related notes for each of Naspers and MIH Limited and the related sections entitled "Naspers' Operating and Financial Review and Prospects" and "MIH Limited's Operating and Financial Review and Prospects".

        The unaudited pro forma condensed consolidated financial information gives pro forma effects as of and for the year ended March 31, 2002 to illustrate the estimated effects of:

  •
  The sale of MIH Limited's entire interest in OpenTV for a consideration of approximately U.S. $46.2 million (less estimated expenses of U.S. $15 million) and 15.38 million shares of Liberty Media Corporation common stock and certain related transactions. The assumed price per Liberty Media Corporation share is U.S. $9.016, the average trading price calculated in accordance with the stock purchase agreement.

  •
  The issuance of 115,739,766 Naspers Class N ordinary shares to acquire the remaining minority interests in MIH Limited and MIH Holdings and the issuance of 21,327,148 Naspers Class N ordinary shares to acquire the shares held by the MIH Limited and MIH Holdings share trusts.

  •
  The payment of estimated transaction costs of approximately Rand 50 million.

        The purchase price of the minority interests in MIH Holdings and MIH Limited has been based upon estimated switch ratios of one Naspers Class N ordinary share for every 2.25 MIH Holdings ordinary shares and 3.5 Naspers Class N ordinary shares for each MIH Limited Class A ordinary share. The assumed fair value of a Naspers Class N ordinary share is estimated at Rand 21.40, which was the market price on the JSE Securities Exchange South Africa on September 23, 2002. Naspers intends to utilize a private placement to non-U.S. investors (including non-South African investors) of Class N ordinary shares to fund the cost of paying for any dissenters' shares. This private placement covering the dissenters' shares has no pro forma effect since it is assumed that the private placement will be at the same price as the shares issued in the transactions. Naspers cannot assure you that the private placement of Class N ordinary shares will be successful. If the private placement is not successful, Naspers intends to finance the cost of paying for any dissenters' shares through a combination of cash on hand and bank financing.

        The unaudited pro forma condensed consolidated financial information has been prepared by applying pro forma adjustments to the historical consolidated financial information of Naspers in conformity with both South African GAAP and U.S. GAAP. The pro forma condensed consolidated balance sheet was prepared as if the OpenTV disposal and the acquisitions of the MIH Holdings and MIH Limited minority interests took place as at March 31, 2002. The pro forma condensed consolidated income statement was prepared as if the acquisitions of the MIH Holdings and MIH Limited minority interests took place on April 1, 2001.

        There are significant differences between South African and United States generally accepted accounting principles. Note 41 to Naspers' audited consolidated financial statements describes the differences and contains a reconciliation from South African GAAP to U.S. GAAP for the determination of net income and shareholders' equity.

	Unaudited Pro Forma Condensed Consolidated Balance Sheet as at March 31, 2002
	Historical	Adjust OpenTV	Pro forma adjustments	Pro forma	Pro forma
	(Rand in millions)				(U.S. $ in millions)(1)
South African GAAP:
ASSETS
Non-current assets
Property, plant and equipment	4,502.2	(272.3)	—	4,229.9	419.6
Goodwill and other intangible assets	3,629.9	(2,686.6)	1,464.5	2,407.8	238.9
Investments and loans	628.2	(144.4)	—	483.8	48.0
Marketable debt and equity securities	779.8	(779.8)	—	—	—
Program and film rights	508.7	—	—	508.7	50.5
Deferred taxation	58.8	—	—	58.8	5.8

Total non-current assets	10,107.6	(3,883.1)	1,464.5	7,689.0	762.8
Current assets
Inventory	483.9	(3.2)	—	480.7	47.7
Program and film rights	436.2	—	—	436.2	43.3
Accounts receivable and other current assets	2,176.6	(369.6)	—	1,807.0	179.3
Marketable debt and equity securities	442.8	1,133.7	—	1,576.5	156.4
Cash and cash deposits	2,998.5	(668.1)	(50.0)	2,280.4	226.2

Total current assets	6,538.0	92.8	(50.0)	6,580.8	652.9

TOTAL ASSETS	16,645.6	(3,790.3)	1,414.5	14,269.8	1,415.7

EQUITY AND LIABILITIES
Shareholders' equity
Share capital and premium	1,857.1	—	2,476.8	4,333.9	429.9
Reserves	(470.7)	(242.2)	—	(712.9)	(70.7)

Total shareholders' equity	1,386.4	(242.2)	2,476.8	3,621.0	359.2
Minority interest	4,364.1	(3,092.2)	(1,062.3)	209.6	20.8
Non-current liabilities
Long-term liabilities	5,050.0	—	—	5,050.0	501.0
Deferred taxation	67.4	—	—	67.4	6.7

Total non-current liabilities	5,117.4	—	—	5,117.4	507.7
Current liabilities
Current portion of long-term debt	849.8	—	—	849.8	84.3
Provisions, accounts payable and other current liabilities	3,811.4	(455.9)	—	3,355.5	332.9
Bank overdrafts and short-term loans	1,116.5	—	—	1,116.5	110.8

Total current liabilities	5,777.7	(455.9)	—	5,321.8	528.0

TOTAL EQUITY AND LIABILITIES	16,645.6	(3,790.3)	1,414.5	14,269.8	1,415.7

U.S. GAAP:
Total shareholders' equity	3,149.2			4,605.1	456.8

	Unaudited Pro Forma Condensed Consolidated Income Statement For the Year Ended March 31, 2002
	Historical	Adjust OpenTV	Pro forma adjustments	Pro forma	Pro forma
	(Rand in millions, except share data)				(U.S. $ in millions, except share data)(1)
South African GAAP:
Revenue	9,836.6	—	—	9,836.6	975.9
Cost of providing services and goods	(5,786.5)	—	—	(5,786.5)	(574.1)
Selling, general and administrative	(3,340.9)	—	—	(3,340.9)	(331.4)
Depreciation	(636.2)	—	—	(636.2)	(63.1)
Amortization	(373.4)	—	(292.9)	(666.3)	(66.1)

Operating loss	(300.4)	—	(292.9)	(593.3)	(58.8)
Finance costs	(411.7)	—	—	(411.7)	(40.9)
Income from investments	3.8	—	—	3.8	0.4
Equity results in joint ventures and associates	157.3	—	—	157.3	15.6
Exceptional items	5.1	—	—	5.1	0.5

Loss before tax	(545.9)	—	(292.9)	(838.8)	(83.2)
Taxation	(147.8)	—	—	(147.8)	(14.7)
Minority interest	328.1	—	(324.1)	4.0	0.4

Loss from continuing operations	(365.6)	—	(617.0)	(982.6)	(97.5)

Per share amounts
Basic and diluted
Loss from continuing operations	(2.51)			(3.76)	(0.37)

Weighted average shares outstanding (after issue to minorities)
Basic	145,691,868			261,431,634	261,431,634
Diluted	159,502,877			296,569,792	296,569,792
U.S. GAAP:
Loss from continuing operations	(4,975.0)			(1,705.4)	(169.2)
Loss per share (basic and diluted)	(34.15)			(6.52)	(0.65)

(1)
Amounts shown in U.S. dollars have been translated from Rand amounts to U.S. dollars at the noon buying rate on October 29, 2002 of Rand 10.08 per U.S.$ 1.00. The U.S. dollar equivalent information presented is provided solely for the convenience of the readers of the proxy statement/prospectus and should not be construed as implying that the local currency amounts represent, or could have been, or could be, converted into U.S. dollars at such rates or at any rate.

Comparative Per Share Data

        The following table sets forth selected information regarding earnings from continuing operations, dividends and book value per share for Naspers Class N ordinary shares and MIH Limited ordinary shares on a pro forma and historical basis. You should read this information in conjunction with Naspers' consolidated financial statements, MIH Limited's consolidated financial statements and the unaudited pro forma condensed consolidated financial information included elsewhere in this proxy statement/prospectus.

	Year ended March 31, 2002
	Rand	U.S. dollar(1)
Naspers (historical)
Amounts under South African GAAP
Basic and diluted earnings from continued operations per share	(2.51)	(0.25)
Cash dividends per share	0.25	0.02
Book value per share	9.36	0.93
Amounts under U.S. GAAP
Basic and diluted earnings from continued operations per share	(34.15)	(3.39)
Cash dividends per share	0.25	0.02
Book value per share	21.27	2.11
Naspers (pro forma)
Amounts under South African GAAP
Basic and diluted earnings from continued operations per share	(3.76)	(0.37)
Cash dividends per share	0.25	0.02
Book value per share	13.73	1.36
Amounts under U.S. GAAP
Basic and diluted earnings from continued operations per share	(6.52)	(0.65)
Cash dividends per share	0.25	0.02
Book value per share	17.45	1.73
MIH Limited (historical)
Amounts under IAS
Basic and diluted earnings from continued operations per share	—	(1.68)
Cash dividends per share	—	—
Book value per share	—	3.92
Amounts under U.S. GAAP
Earnings from continued operations per share	—	(11.16)
Cash dividends per share	—	—
Book value per share	—	5.69
MIH Limited (pro forma equivalent per share)
Amounts under South African GAAP
Basic and diluted earnings from continued operations per share	—	(1.16)
Cash dividends per share	—	0.07
Book value per share	—	4.24
Amounts under U.S. GAAP
Earnings from continued operations per share	—	(2.00)
Cash dividends per share	—	0.07
Book value per share	—	5.39

(1)
Amounts shown in U.S. dollars have been translated from Rand amounts to U.S. dollars at the noon buying rate on October 29, 2002 of Rand 10.08 per U.S.$ 1.00. The U.S. dollar equivalent information presented for Naspers is provided solely for the convenience of the readers of the proxy statement/prospectus and should not be construed as implying that the local currency amounts represent, or could have been, or could be, converted into U.S. dollars at such rates or at any rate.

Comparative Market Price Information

        Naspers Class N ordinary shares are listed and traded on the JSE Securities Exchange South Africa under the symbol "NPN". MIH Limited Class A ordinary shares are listed and traded on the Nasdaq National Market under the symbol "MIHL".

        The JSE Securities Exchange South Africa is a non-proprietary voluntary association of members licensed under the South African Stock Exchanges Control Act, 1985 and the Financial Markets Control Act, 1989, to carry on the business of a securities exchange dealing in equities, futures and options in South Africa.

        The following table presents the closing market price for Naspers Class N ordinary shares on the JSE Securities Exchange South Africa and the closing market price for MIH Limited Class A ordinary shares on the Nasdaq National Market. These prices are presented for two dates:

  •
  September 25, 2002, the last trading day before the public announcement of the merger; and

  •
  October 29, 2002, the latest practicable date before the printing of this proxy statement/prospectus.

        Naspers urges you to obtain current market quotations prior to making any decisions with respect to the merger.

	Naspers Class N ordinary share price	MIH Limited Class A ordinary share price	Share price equivalent (MIH Limited Class A ordinary share price per Naspers Class N ordinary share)	MIH Holdings ordinary share price
	Rand	U.S. $	U.S. $	Rand
September 25, 2002	21.60	3.75	7.15	8.20
October 29, 2002	20.30	5.80	7.05	8.70

        The following table presents the high and low closing sales prices and the average daily trading volume of Naspers Class N ordinary shares on the JSE Securities Exchange South Africa and the high and low closing sales prices and the average daily trading volume of MIH Limited Class A ordinary shares on the Nasdaq National Market for the periods indicated.

	Naspers			MIH Limited
	JSE			Nasdaq
	High	Low	Average daily trading volume	High	Low	Average daily trading volume
	(Rand)	(Rand)		(U.S. $)	(U.S. $)
Fiscal 1998
Year ended March 31, 1998	56.25	32.75	143,657	—	—	—
Fiscal 1999
Year ended March 31, 1999	52.10	17.40	195,550	—	—	—
Fiscal 2000
Year ended March 31, 2000	103.20	27.80	295,797	97.50	18.25	131,260
Fiscal 2001
First Quarter ended June 30, 2000	82.00	49.40	366,797	66.38	27.25	106,976
Second Quarter ended September 30, 2000	68.00	55.50	237,080	39.00	27.63	60,273
Third Quarter ended December 31, 2000	62.00	28.00	331,563	32.50	11.94	112,327
Fourth Quarter ended March 31, 2001	41.00	24.60	337,309	18.00	11.38	74,648
Year ended March 31, 2001	82.00	24.60	318,187	66.38	11.38	88,556

	Naspers			MIH Limited
	JSE			Nasdaq
	High	Low	Average daily trading volume	High	Low	Average daily trading volume
	(Rand)	(Rand)		(U.S. $)	(U.S. $)
Fiscal 2002
First Quarter ended June 30, 2001	32.00	22.00	288,521	14.40	10.75	48,473
Second Quarter ended September 30, 2001	33.15	14.00	259,643	14.50	7.40	49,102
Third Quarter ended December 31, 2001	23.10	14.05	355,563	9.53	6.60	39,023
Fourth Quarter ended March 31, 2002	21.50	11.90	272,871	7.25	2.74	59,272
Year ended March 31, 2002	33.15	11.90	294,149	14.50	2.74	48,967
Fiscal 2003
First Quarter ended June 30, 2002	25.00	12.50	781,549	5.60	2.70	187,197
Second Quarter ended September 30, 2002	23.00	15.90	310,357	4.88	2.51	74,663
Third Quarter (through October 29, 2002)	20.70	17.80	715,501	6.03	4.80	212,780
March	14.80	11.90	308,534	3.59	2.74	60,140
April	17.80	12.50	621,096	4.60	2.70	169,148
May	25.00	17.25	1,026,755	5.60	3.77	330,524
June	21.27	17.00	696,797	4.20	3.31	61,920
July	19.00	16.80	507,517	4.88	3.15	65,730
August	18.00	15.90	284,978	3.65	2.51	126,052
September	23.00	17.20	313,304	6.20	2.89	141,278
October (through to October 29, 2002)	20.70	17.80	715,501	6.03	4.80	212,780

        MIH Limited Class A ordinary shares have traded on Euronext Amsterdam N.V. since April 13, 1999. On July 10, 2002, MIH Limited applied to Euronext Amsterdam N.V. to delist its Class A ordinary shares. On July 24, 2002, MIH Limited Class A ordinary shares were delisted and ceased to trade on Euronext Amsterdam N.V. MIH Limited elected to delist its shares from Euronext Amsterdam N.V. to eliminate the share price differential between MIH Limited share prices quoted on Nasdaq and Euronext Amsterdam N.V. and to potentially improve the liquidity of Naspers Class N ordinary shares.

Exchange Rate Information

        The following tables show, for the periods and dates indicated, certain information regarding the U.S. dollar/Rand exchange rate. The information is based on the noon buying rate in the City of New York for cable transfers in Rand as certified for United States customs purposes by the Federal Reserve Bank of New York. On October 29, 2002, the exchange rate was 10.08 Rand per U.S. $1.00.

Year ended March 31,	Average Rate(1)
(Rand per U.S. $1.00)
1998	4.740
1999	5.852
2000	6.191
2001	7.341
2002	9.643

(1)
The average rate is calculated as the average of the noon buying rate on the last day of each month during the period.

	High	Low
	(Rand per U.S. $1.00)
April 2002	11.360	10.595
May 2002	10.588	9.713
June 2002	10.615	9.700
July 2002	10.350	9.950
August 2002	10.900	10.240
September 2002	10.743	10.480
October 2002 (through October 29, 2002)	10.524	10.058

        For other important information, you should read the discussion of South African exchange controls in the section of the proxy statement/prospectus called "Exchange Rate Information".

RISK FACTORS

        Upon completion of the merger, you will receive Naspers Class N ordinary shares or Naspers ADSs. An investment in Naspers Class N ordinary shares or Naspers ADSs involves a high degree of risk. In addition to the other information included in this proxy statement/prospectus, holders of MIH Limited Class A ordinary shares should consider carefully the matters described below.

Risks relating to the merger

Naspers exercises voting control over MIH Limited and has the right to appoint the majority of the board of directors of MIH Limited, and therefore may have a conflict of interest relating to the merger

        Naspers may have a conflict of interest relating to the merger because it exercises voting control over MIH Limited and has the right to appoint the majority of the board of directors of MIH Limited. Naspers' interests in the merger may differ from the interests of some other shareholders of MIH Limited.

Naspers may not be able to obtain the approvals required for the merger in a timely manner

        The merger is conditional upon approval by shareholders of each of MIH Limited and Naspers. The scheme of arrangement proposed by Naspers between MIH Holdings and its shareholders, other than Naspers and MIH Investments, requires the approval of 75% of MIH Holdings shareholders, other than Naspers and MIH Investments, and must be sanctioned by a South African court. The completion of the merger and the scheme of arrangement are conditional upon Naspers' shareholders approving the merger, the scheme of arrangement and the share issuance. Naspers cannot assure you that these approvals will be obtained on a timely basis or at all.

Risks relating to South Africa and other countries in which Naspers and its subsidiaries operate

Naspers' multinational operations expose it to a variety of economic, social and political risks

        There is an element of risk in most countries in which Naspers operates. A majority of Naspers' revenue comes from its operations in South Africa. Naspers may be significantly affected by the changes in South Africa's political, social and economic circumstances. A lot of the risks applicable to South Africa also apply to other African countries where Naspers has significant operations. While South Africa has a developed and sophisticated business sector and infrastructure at the core of its economy, large parts of the population do not have access to adequate education, health care or housing. The incidence of HIV/Aids infection in a number of markets in which Naspers operates, including South Africa, is high and is forecast to increase over the next decade. Those at risk may include both Naspers' employees, giving rise to increased sickness and disability costs for Naspers, and customers, resulting in a reduction in sales and an inability to grow Naspers' revenue base.

        There has been a period of significant change in South Africa since the democratic government came to power in 1994. Government policies designed to alleviate and redress the inequalities suffered by the majority of citizens under the previous government may have an adverse impact on Naspers' business and results of operations. In particular, Naspers cannot predict to what extent the government will continue to introduce or tighten legislation or other measures designed to empower previously disadvantaged groups nor can it assess the potential impact of these reforms on its businesses.

        South Africa has experienced high levels of crime and unemployment in recent years. These problems have impeded fixed inward investment into South Africa and have prompted some emigration of skilled workers. As a result, Naspers may have difficulty in attracting and retaining suitably qualified employees. Against the background of South Africa's past political tensions and the current transition to a stable democratic government, it is not possible to predict the future economic or political direction of South Africa. Matters that may affect South Africa's future economic and political direction include whether the government can successfully address the political, social and economic consequences of the transition to a stable democratic government and the effect on South African business of the continuing integration of the South African economy with the economies of the rest of the world.

        Naspers also operates in several countries in Asia, including Thailand and China, through its shareholding in MIH Limited. Naspers' operations in these emerging markets may involve significant economic and operating risks. Many countries in Asia have experienced significant economic downturns and related difficulties resulting from currency fluctuations, high interest rates, increases in corporate bankruptcies, stock market declines and other factors that have materially and adversely affected MIH Limited's business. Although governments in many of these countries have taken steps toward addressing these problems, it is not possible to predict whether or to what extent these steps will succeed in achieving their objectives.

South Africa's economy has recently experienced periods of low growth and high inflation and unemployment

        The South African economy has been growing at a relatively slow rate, inflation and unemployment have been high by comparison with developed countries and foreign reserves have been relatively low. The growth in South Africa's GDP was 2.1% for 1999, 3.4% for 2000 and 2.2% for 2001. South Africa's unemployment rates were 23.3% in October of 1999, 25.8% in September of 2000 and 29.5% in September of 2001. The rapid depreciation of the Rand against the U.S. dollar during the latter part of 2001 has put upward pressure on South Africa's inflation rate during the current financial year. The South African Reserve Bank has stated that it intends to reduce South Africa's inflation rate to between 3% and 6%. Despite such stated intentions, there can be no assurance that the South African Reserve Bank will be able to reduce inflation. A future increase in inflation would be likely to increase financing and other costs in a manner that could adversely affect Naspers' profitability.

South African exchange control restrictions could hinder Naspers' normal corporate functioning

        South Africa's exchange control regulations provide for a common monetary area consisting of South Africa, the Kingdom of Lesotho, the Kingdom of Swaziland and the Republic of Namibia. It is likely that exchange controls will continue to operate in South Africa for the foreseeable future. As a consequence of these exchange controls, an acquisition of shares or assets of a South African company by a non-resident purchaser will require exchange control approval if the payment for the acquisition is in the form of shares of a non-resident company or if the acquisition is financed by a loan from a South African resident. Denial of any required regulatory approval may result in the acquisition not being completed.

South Africa's high interest rates may increase Naspers' borrowing costs

        The depreciation of the Rand in 1997 and 1998 resulted in a significant increase in the South African bank prime lending rate, which peaked at approximately 25.5% during 1998. After 1998, the bank prime lending rate steadily declined to approximately 13% in October 2001. The rapid depreciation of the Rand during the latter part of 2001 has caused the South African bank prime lending rate to increase to 17% as of September 13, 2002. Consequently, Naspers may face a higher cost of capital since some of its borrowings are in South Africa.

Naspers could suffer losses as a result of fluctuations in foreign currency exchange rates

        Naspers' reporting currency is the Rand. Naspers conducts and will continue to conduct business transactions in currencies other than its reporting currency. Approximately 31% of Naspers' revenue was generated outside South Africa during fiscal year 2002. Naspers is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the U.S. dollar, the Thai Baht, Chinese Yuan Renminbi and the Euro against the Rand, which have in the past significantly affected and could in the future significantly affect Naspers' revenues, financing costs and general business and financial condition. In addition, fluctuations in the exchange rate of these currencies could significantly affect the comparability of Naspers' performance between financial periods, since a portion of Naspers' sales are made in currencies other than Rand while Naspers' financial statements are stated in Rand.

        A significant portion of Naspers' cash obligations, including payment obligations under satellite transponder leases and contracts for pay-television programming and channels, are denominated in the currencies of countries in which Naspers has limited operations, such as U.S. dollars. Where Naspers' revenue is denominated in local currency, a depreciation of the local currency against the U.S. dollar adversely affects Naspers' earnings and Naspers' ability to meet its cash obligations. Many of Naspers' operations are in countries or regions where there has been substantial depreciation of the local currency against the U.S. dollar in recent years. Naspers cannot assure you that the hedge transactions that Naspers enters into to mitigate currency risk will fully protect it against currency fluctuations or that Naspers will be able to hedge effectively against these risks in the future.

        The Rand has depreciated over time against the currencies of its major trading partners by more than the difference in the inflation rate between South Africa and its major trading partners. Historically, the performance of the Rand against other currencies has been characterized by periods of rapid depreciation followed by periods of stability. In particular, the Rand rapidly depreciated against the U.S. dollar and other major currencies during the latter part of 2001. Against the U.S. dollar, the Rand depreciated from Rand 8.00 in September 2001 to Rand 13.50 in December 2001. The value of the Rand against the U.S. dollar remains difficult to predict and vulnerable to significant depreciation.

        The South African government established the Myburgh Commission of Enquiry to investigate the rapid deterioration in the rate of exchange of the Rand against the U.S. dollar. The final reports of the Myburgh Commission were published on August 2, 2002. The majority report of the Commission found no single reason for the rapid depreciation of the Rand during 2001 and recommended that the South African government continue with a policy of gradually relaxing exchange controls. Naspers cannot predict how the South African government will react to such findings and recommendations or, consequently, the impact on the relative strength of the Rand against the U.S. dollar.

        In addition, fluctuations in the exchange rate between the Rand and the U.S. dollar could adversely affect the market value of Naspers ADSs in the United States and the real value of dividends paid on Naspers ADSs.

The strength of South African trade unions could adversely affect Naspers' South African business

        Trade unions represented approximately 18.1% of Naspers' employees in South Africa as of March 31, 2002. A number of South African trade unions have close links to various political parties. In the past, trade unions have had a significant influence in South Africa as vehicles for social, economic and political reform and in the collective bargaining process. Since 1994 South Africa has enacted various labor laws that enhance the rights of employees. Naspers cannot assure you that the cost of complying with these laws will not adversely affect its South African operations.

Because Naspers is a South African company, you may not be able to enforce judgments against Naspers and its directors and officers that are obtained in U.S. courts

        Naspers is incorporated in South Africa. Most of Naspers' directors and executive officers reside outside the United States. Substantially all the assets of Naspers' directors and executive officers and substantially all Naspers' assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Naspers or its directors or executive officers, or to enforce against such persons judgments of the United States courts based upon the civil liability provisions of the Federal securities laws or other laws of the United States or any of its states. Foreign judgments are generally not directly enforceable in South Africa.

        The policy of South African courts is to award compensation only for loss or damage actually sustained by the person claiming the compensation. The award of punitive damages is generally not recognized by the South African legal system, on the grounds that such awards are contrary to South African public policy. Whether a judgment is contrary to public policy depends on the facts of each case. Exorbitant, unconscionable or excessive awards will generally be contrary to South African public policy. South African courts cannot consider the merits of a foreign judgment and cannot act as a court of appeal or review over the foreign court. South African courts will usually observe their own procedural laws and, where an action based on a contract governed by a foreign law is brought before a South African court, the capacity of the parties to contract will usually be determined in accordance with South African law. A plaintiff who is not resident in South Africa may be required to provide security for costs where proceedings are initiated in South Africa. In addition, the Rules of the High Court of South Africa require that documents executed outside of South Africa must be authenticated by way of the apostille procedure in terms of the Hague Convention 1961 before they are used in South Africa. Also, foreign judgments concerning ownership of certain assets or material affecting South African commerce require consent from the South African Minister of Trade and Industry to be enforced in accordance with the South African Protection of Business Act, 1978. Naspers has been advised by Webber Wentzel Bowens, its South African counsel, that there is doubt as to enforceability against Naspers and its directors and officers in South Africa of liabilities predicated solely upon the Federal securities laws of the United States.

Risks relating to Naspers' business

Naspers' substantial level of debt could adversely affect its business and competitive position

        Naspers has a substantial amount of debt that may adversely affect its business in numerous ways. As of March 31, 2002, on a pro forma basis after giving effect to the merger and related transactions and the OpenTV transaction, Naspers would have had total debt (including finance leases and program and film rights) of approximately Rand 6.9 billion, or U.S. $606.7 million. On the same basis, Naspers' ratio of total debt to equity would have equaled 2.1. To the extent the equity private placement of Naspers Class N ordinary shares raises less than the amount necessary to pay for any dissenting shares, Naspers' debt level may increase. Naspers' debt could, among other things:

  •
  increase its vulnerability to adverse economic conditions or increases in prevailing interest rates, particularly where borrowings are or will be made at variable interest rates;

  •
  limit its ability to obtain additional financing that may be necessary to operate, develop or expand its business;

  •
  require Naspers to dedicate a substantial portion of its cash flow from operations to service its debt, which in turn reduces the funds available for operations, future business opportunities and dividends; and

  •
  potentially place Naspers at a competitive disadvantage relative to competitors with less debt.

        Naspers' ability to make payments on its debt will depend upon its future operating performance, which is subject to general economic and competitive conditions, many of which are outside of Naspers' control. If the cash flow from Naspers' business and its operating subsidiaries is insufficient to make payments on its debt or is otherwise unavailable, Naspers may have to delay or reduce capital expenditures, attempt to restructure or refinance its debt, sell assets or raise additional equity capital. Naspers may not be able to take these actions on satisfactory terms, in a timely manner or at all.

Naspers has in the past incurred, and may continue to incur, significant operating losses

        Naspers has incurred significant operating losses for at least the last four fiscal years, including an operating loss from continuing operations of Rand 300.4 million, or U.S. $26.5 million, for the year ended March 31, 2002 (under U.S. GAAP, the operating loss equaled Rand 16.1 billion). Naspers may continue to incur operating losses for the foreseeable future. Naspers' net loss for the 2002 fiscal year equaled Rand 1.9 billion, or U.S. $169.3 million (under U.S. GAAP, the net loss equaled Rand 5.2 billion). In the fiscal year 2003, Naspers expects to recognize a loss under U.S. GAAP of approximately Rand 4 billion on the disposal of OpenTV. The current global economic slowdown and other difficulties in South Africa may increase the level of operating losses at Naspers. Naspers currently intends to continue making substantial expenditures to increase the subscriber base of its pay-television businesses in South Africa, Greece, Cyprus, Thailand and Asia, further develop its Internet, technology and education businesses and grow the circulation of its magazines and newspapers. Naspers views these expenditures as necessary if its businesses are to remain competitive over the long term. The benefits of these expenditures may not be evident for several years, which may adversely affect Naspers' results of operations in the immediate future. Moreover, losses in one group of businesses can adversely affect the ability to grow other businesses. Losses at individual operating subsidiaries could have additional adverse consequences for those subsidiaries, such as legally required restructurings or breaches of local financing arrangements.

Naspers depends on access to cash flows from its subsidiaries and joint ventures, and limitations on accessing the cash flow may adversely affect Naspers' business operations and financial condition

        Naspers is structured as a holding company and has no significant business operations or assets other than its interests in its subsidiaries, joint ventures and other investments. Accordingly, Naspers relies upon distributions from its subsidiaries, joint ventures and other investments to generate the funds necessary to meet the obligations and other cash flow requirements of the combined group. Naspers' subsidiaries and joint ventures are separate and distinct legal entities that have no obligation to make any funds available to Naspers, whether by intercompany loans or by the payment of dividends. The ability of Naspers to utilize the cash flows from some of its subsidiaries, joint ventures and associated companies is subject, in South Africa, Thailand and other countries, to foreign investment and exchange control laws and also the availability of a sufficient quantity of foreign exchange. In particular, substantially all the cash flow generated by Naspers' South African pay-television and other businesses cannot be currently utilized outside South Africa without exchange control approval. Naspers' non-South African subsidiaries may be subject to similar restrictions imposed by their respective home countries. In addition, because the consent of some of Naspers' joint venture partners is required for distributions from Naspers' joint ventures, Naspers' ability to receive distributions from the joint ventures is dependent on the co-operation of its joint venture partners. The interests of the minority shareholders of some of Naspers' subsidiaries and associates must be considered when those subsidiaries and associates make distributions. Accordingly, Naspers cannot assure you that it will be able to obtain cash from its subsidiaries, joint ventures and other investments at the times and in the amounts required by Naspers. Any failure by Naspers to receive distributions from its businesses could restrict Naspers' ability to provide adequate funding to the combined group and otherwise meet its obligations.

Naspers' business units may face funding and liquidity difficulties under the terms of the financing arrangements upon which they depend

        Each Naspers business relies on its own separate credit facility and financing, to the extent necessary. Naspers has not to date provided any parent company guarantees in respect of bank borrowings. Several of the credit facilities and other financing arrangements contain financial covenants and other requirements. If these covenants or requirements are violated, the financing may not be available and the relevant business unit could face liquidity difficulties. For example, Media24 must maintain shareholders' equity and subordinated parent company loan accounts of at least Rand 330 million under its credit facility. As of March 31, 2002, Media24's shareholder equity equaled Rand 299 million, which caused Naspers to subordinate a portion of its loan to Media24 to be able to meet the financial covenants. If Media24's business performance deteriorates, Media24 may be in violation of this financial covenant. In addition, many of the different group credit facilities must be renewed annually by the relevant lenders.

Naspers' businesses operate in highly competitive and rapidly changing industries, and increased competition could adversely affect Naspers' results of operations and financial condition

        Pay-television.    Although Naspers is currently the only major provider of pay-television services in each of its markets, Naspers competes directly with both state-owned and private national free-to-air broadcast networks and regional and local broadcast stations for audience share, programming and advertising revenue and indirectly with motion picture theatres, video rental stores, mobile telephones, lotteries, gaming and other entertainment and leisure activities for general leisure spending. Naspers cannot determine the nature or extent of the competition it may face in the future in the pay-television market. In South Africa, Naspers' largest pay-television market, licenses may be granted in the near future to other operators. In Greece, the entry of a competitor, Alpha Digital, into the pay-television market resulted in Naspers losing some of its subscribers and a significant increase in the cost paid for content. Naspers cannot predict if or when competitors will enter the pay-television market in the other countries in which it offers pay-television services nor can it predict the likely loss of revenue or increase in costs if competitors enter these markets. Naspers also has found that broadcast rights to major sporting events have become more expensive to obtain, over the past decade, as competition for these rights has intensified.

        Internet.    The market for Internet access and related services is highly competitive. Naspers anticipates that competition will continue to intensify as the use of the Internet grows. The African and Asian Internet markets, where Naspers plans to expand its operations, are characterized by an increasing number of entrants because start up costs are low. Naspers' competitors may better position themselves to compete in these emerging markets as they mature. Many of these competitors have longer operating histories and substantially greater financial, technical, marketing and personnel resources and better-recognized brand names than Naspers. Naspers' Internet businesses may therefore never reach profitability.

        Print media.    Revenues in the print media industry are dependent primarily upon paid circulation and advertising revenues. Competition for circulation and advertising revenue comes from local, regional and national newspapers, magazines, radio, television, direct mail and other communications and advertising media that operate in the same markets as Naspers. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets and the number of media alternatives available in these markets. Naspers may face increased competition as both local and international publishers introduce new niche titles. Internationally recognized titles also continue to be introduced in South Africa. Many of the print media markets are overdeveloped, with too many titles relative to the size of the subscriber base. Competitors that are active in the same markets as Naspers attempt to increase their market share, circulation and advertising revenues by changing the style and layout of their publications to win new customers at the expense of Naspers' magazines and newspapers. In addition, Naspers' competitors may reduce the cover prices of their publications to increase their circulation. Naspers may be forced to decrease the prices it charges for magazines and newspapers in response or make other changes in the way it operates. Naspers' business and results of operations may be harmed as a result.

        Other businesses.    The markets for the products and services currently offered by MIH Limited's Irdeto Access, Naspers' book publishing and education businesses are highly competitive. All three businesses operate in highly fragmented markets and compete with large international players. Irdeto Access competes with numerous entities, including subsidiaries of other pay-television providers, many of which have substantially greater financial resources than Naspers. Nasboek, Naspers' book publishing business, faces competition from several South African publishers as well as large international publishing houses, who have substantially greater resources and very strong brand names. Educor, the private education business of Naspers, faces competition from many different South African private educators, as well as increasingly from international educators, many of whom have substantially greater resources and better recognized brand names than Educor.

Steady or declining subscriber levels may prevent the further growth of some of or all Naspers' businesses

        Naspers' largest businesses are generally in mature markets and face significant difficulties in maintaining or growing the number of subscribers. Naspers' pay-television business in Greece has recently experienced high levels of subscriber churn and decreasing subscriber numbers. Naspers' pay-television business in Africa is mature and total subscriber numbers have been relatively flat recently. High levels of churn and decreasing or flat subscriber numbers may be caused by competition from new entrants to the pay-television market and from other sources competing for discretionary income, economic and other local difficulties, the loss of popular sports and movie programming content and seasonality associated with the markets in which Naspers operates. Increases in prices also can lead to churn and subscriber terminations. Declining subscriber levels also adversely affect Irdeto Access, since Naspers' pay-television operators are Irdeto's primary customers. Naspers' print media business has experienced declining circulation due to the maturity of some of its magazine titles and newspapers in South Africa and the introduction into the market of a large number of competing magazines and newspapers, as well as economic difficulties. Declining circulation has been particularly significant with magazines, where many of Naspers' major titles have experienced a decline in circulation since 1994. Steady or declining subscriber levels make it increasingly difficult for Naspers to grow its businesses.

A reduction in demand for advertising may adversely affect Naspers' businesses and revenues

        A portion of Naspers' revenue is generated by advertising and circulation revenues. Advertising revenues and, to a lesser extent, circulation revenues are cyclical and are dependent upon general economic conditions. Traditionally, spending by companies on advertising and other marketing activities, and hence Naspers' advertising revenue, decreases significantly in times of economic slowdown or recession. In particular, Naspers' advertising revenues are subject to risks arising from adverse changes in domestic and global economic conditions and fluctuations in consumer confidence and spending. Consumer confidence and spending may decline as a result of numerous factors outside of Naspers' control, such as terrorist attacks or acts of war. The global economic slowdown and resulting decline in the level of business activity of Naspers' advertisers has and could continue to adversely affect Naspers' results of operations. Newspaper and magazine advertising has declined in recent years, while television and outdoor advertising has increased, with radio advertising remaining relatively stable. These trends may continue in the future, which could adversely affect Naspers' results and financial condition.

Increases in newsprint and magazine paper costs could adversely affect Naspers' results

        Newsprint and magazine paper represent the single largest raw material expense for Naspers' print media businesses and are among Naspers' most significant operating costs. Newsprint and magazine paper costs fluctuate significantly from time to time due to numerous factors beyond Naspers' control, especially due to exchange rate fluctuations between the South African Rand and other currencies such as the U.S. dollar and the Euro. Since the beginning of 2000, spot prices for certain paper products have increased by as much as 20%. An increase in newsprint and magazine paper costs could adversely affect Naspers' earnings and cash flow except to the extent the newsprint cost increase can be passed through to the subscriber, which Naspers has been able to do only in some instances.

Naspers' business environment is subject to rapid technological change which could render Naspers' products and services obsolete or less competitive

        Naspers operates pay-television and technology businesses through its holding in MIH Limited and Internet businesses both through Media24, Nasboek and its holdings in MIH Limited and M-Web Holdings. The rate of technological change currently affecting the pay-television and Internet industries is particularly rapid compared to other industries. Emerging trends, such as the migration of television from analog to digital transmission and the convergence of television, the Internet and other media, are creating a dynamic and unpredictable environment. New technologies or industry standards have the potential to replace or provide lower-cost alternatives to products and services sold by Naspers. Naspers' print media, publishing and education businesses also operate in markets that continue to change in response to technological innovations and other factors. In particular, the means of delivering Naspers' products, and the products themselves, may be subject to rapid technological change.

        Naspers cannot predict whether technological innovations will, in the future, make some of its products and services wholly or partially obsolete or the effect of those changes on the competitiveness of its businesses. Naspers may be required to continue to invest significant resources to further adapt to changing markets and competitive environments.

Naspers' substantial investment in Internet related business may not produce positive returns

        A significant part of Naspers' strategy is to further develop its Internet businesses. Naspers has invested, and will continue to invest, significant amounts to develop and promote its Internet initiatives and electronic platforms. Naspers has made these investments through Media24, Nasboek and Educor and through its shareholding in MIH Limited and M-Web Holdings. The provision of products and services over the Internet and otherwise in electronic form is highly competitive and in relatively early stages.

        Naspers may experience difficulties developing this aspect of its business due to a variety of factors, many of which are beyond Naspers' control. These factors may include:

  •
  the acceptance of Naspers' Internet initiatives and related electronic platforms by its customers;

  •
  competition from comparable and new technologies;

  •
  customers not accepting or not continuing to use the Internet and electronic media; and

  •
  failures or difficulties with the data networks and infrastructure upon which Naspers depends.

        Moreover, Naspers relies on third parties for the provision of local and international bandwidth.

        Naspers' long-term success depends on the continued development of the Internet as a commercial medium, which is especially uncertain in many of the countries in which Naspers has entered or may enter the Internet business. As is typical in the case of a new industry characterized by rapidly changing technology, developing industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services on the Internet are subject to high levels of uncertainty. Critical issues concerning the commercial use of the Internet including the perceived lack of security of commercial data, such as credit card numbers, and capacity constraints resulting in delays, transmission errors and other difficulties that may impact the growth of Internet use. These and other issues affecting the Internet industry may be aggravated in countries with less developed Internet culture and infrastructure in which Naspers currently conducts or may in the future conduct its Internet business, including Thailand and China. If the market for Internet access services fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Internet access and services offered by Naspers are not broadly accepted, Naspers' growth strategy could be adversely affected.

The growth of Naspers' instant-messaging business in Asia is dependent upon the continued development of the mobile telecommunications market in Asia

        MIH Limited acquired a stake in Tencent (BVI) Limited, which operates QQ, a popular instant-messaging platform in China. These instant-messaging services are provided from computer to computer, computer to mobile phone and mobile phone to mobile phone. The mobile telecommunications markets in which QQ operates are highly competitive, rapidly developing and subject to significant economic, regulatory and other uncertainties. To adequately develop mobile QQ, QQ will have to enter into arrangements with other mobile providers. The mobile operators already carrying QQ also may attempt to renegotiate the existing arrangements. The growth of this instant-messaging business will depend, in large part, on the future level of demand for mobile data telecommunications in the markets in which QQ operates. The size of the future QQ customer base will be affected by a number of factors, many of which are outside of Naspers' control, such as general economic conditions in the region.

Naspers' businesses rely on software and hardware systems that are susceptible to failure

        Interruptions to the availability of Naspers' Internet services or increases in the response times of Naspers' services caused by the failure of Naspers' software or hardware systems could reduce user satisfaction, the amount of Internet traffic and Naspers' attractiveness to advertisers and consumers. Naspers' publishing business also depends upon the timely functioning of software and hardware used to print newspapers and magazines and to publish books. Naspers is also dependent upon web browsers, telecommunication systems and other aspects of the Internet infrastructure that have experienced significant system failures and electrical outages in the past. Naspers' operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins, industrial actions and similar events. Naspers' Internet service in South Africa is carried over transmission lines provided by UUNet, a subsidiary of WorldCom. The contract with UUNet expires in 2003, but can be extended until 2008 if both parties agree. If Naspers switches to a new carrier, the alternative carriers include The Internet Solution and Telkom, the incumbent telephone operator that is majority-owned by the South African government. Despite Naspers implementing network security measures, Naspers' servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with its computer systems.

Naspers' business may suffer if Naspers cannot obtain attractive programming or if the cost of television receivers increases

        The continued success of Naspers' pay-television business depends upon its ability to continue to obtain attractive movie, sports and other programming on commercially reasonable terms. For most of the programming, Naspers contracts with suppliers who in turn purchase programming from content providers. Much of Naspers' premium programming is sourced through M-Net and SuperSport International, which are 41.3% effectively owned by Naspers but not controlled by Naspers. Some of Naspers' major film studio programming contracts are up for renewal in the next one to two years, and the South African rugby contract is up for renewal in 2006. Recently, a studio contract between a major film studio and NetMed, Naspers' Greek pay-television operator, was not renewed and the studio instead signed a long-term contract with a NetMed competitor, Alpha Digital. In the event the supply contracts or underlying programming arrangements are not renewed or are cancelled, Naspers will be required to seek alternative programming from other sources. Naspers cannot be sure whether alternative programming would be available on commercially reasonable terms or whether the alternative programming would appeal to Naspers' subscribers. There is a limited amount of premium movie and sports programming, and most alternative programming could be substantially less appealing to viewers. In many markets, the cost of sports and movie programming has increased significantly over time. Naspers' business strategy also depends on its ability to offer attractive programming on an exclusive basis. Political, regulatory and competitive pressures are making it more difficult to maintain exclusive rights to programming.

        Naspers' growth depends in part upon its ability to attract new pay-television customers. Many new customers are required to purchase the equipment necessary to receive Naspers' broadcasts. The cost of this equipment may discourage potential subscribers, and Naspers' market penetration and growth may be impeded if the cost of this equipment increases.

Satellite failures or Naspers' inability to obtain rights to use satellites could adversely affect its business and ability to grow

        Naspers' digital programming is transmitted to its customers through different satellites around the world, and in some regions Naspers' terrestrial analog signal is also transmitted to regional broadcast points through satellites. In addition, Naspers receives a significant amount of its programming through satellites. Satellites are subject to significant risks. These risks include defects, launch failure, incorrect orbital placement and destruction and damage that may prevent or impair proper commercial operations. All satellites have limited useful lives, which vary as a result of their construction, the durability of their components, the capability of their solar arrays and batteries, the amount of fuel remaining once in orbit, the launch vehicle used and the accuracy of the launch. The operation of satellites is beyond Naspers' control. Future launch failures or disruption of the transmissions of satellites that are already operational could adversely affect Naspers' operations. In addition, Naspers' ability to transmit its programming following the end of the expected useful lives of the satellites Naspers currently uses and to broadcast additional channels in the future will depend upon Naspers' ability to obtain rights to utilize transponders on other satellites. In the event of a satellite failure, Naspers would need to make alternative arrangements for transponder capacity. Naspers cannot assure you that it could obtain alternative capacity rights on commercially reasonable terms or at all.

Unauthorized access to Naspers' programming signals is difficult to prevent and may adversely affect Naspers' revenues and programming arrangements

        Naspers faces the risk that its programming signals will be obtained by unauthorized users. The delivery of subscription programming requires the use of encryption technology to prevent unauthorized access to programming, or "piracy". Naspers currently utilizes encryption technology supplied by Irdeto Access. This encryption technology, to remain effective in preventing unauthorized access, needs to continually be updated or replaced with newer technology. For example, Naspers recently invested in new smartcards, credit card-size devices with embedded processors that provide entitlement functions and store decryption keys and digital signatures that are inserted in set-top boxes for access to subscription television services. Naspers will continue to incur substantial expenditures to replace or upgrade its encryption technology in the future. No encryption technology is able to completely prevent all piracy, and virtually all pay-television markets are characterized by varying degrees of piracy. In addition, encryption technology cannot prevent the illegal retransmission or sharing of a television signal once it has been decrypted. If Naspers fails to adequately control unauthorized access to its transmissions, its ability to contract for programming services could be adversely affected and in any event it will lose subscribers who can then receive pirated signals.

Government regulations may adversely affect Naspers' ability to conduct its businesses and generate operating profits

        Pay-television, Internet and other pay-media operations and the provision of programming services are generally subject to governmental regulation in the countries in which Naspers operate. In these industries, governmental regulation can take the form of price controls, service requirements, programming content restrictions, foreign ownership restrictions and licensing requirements. Delays in obtaining or renewing any necessary regulatory approvals could adversely affect Naspers' ability to offer some of or all its services. In most of the countries in which Naspers conducts its pay-television businesses, it operates under licenses obtained from governmental or quasi-governmental agencies. These licenses are subject to periodic renewal, and Naspers cannot assure you that they will be renewed on terms as favorable as the existing licenses or at all. The terms of any future license could require Naspers to give up exclusivity, add local content or issue shares to empowerment groups. Naspers cannot assure you that adverse changes in the regulatory framework of any country in which Naspers operates will not occur in the short or long term. South Africa, Thailand and Greece have relatively new media and competition laws, and the relevant regulatory authorities may increase their regulation of Naspers' businesses in these countries, including pay-television and print media. Naspers expects the South African Competition Commission to increase its focus on media businesses and potentially to take actions designed to introduce new entrants into Naspers' markets and to cause existing operators to lower prices. Naspers cannot predict the likely impact that any such action by the Competition Commission could have on the operation of its businesses, but the impact could be material. In addition, there are several legislative proposals pending and other initiatives underway in all markets that could materially impact how Naspers conducts its business.

Failure to maintain Naspers' relationships with its partners, suppliers and local governments could disrupt Naspers' businesses

        Many of Naspers' operations have been developed in cooperation or partnership with key local parties. With regard to these operations, Naspers is dependent on its local partners to provide knowledge of local market conditions and to facilitate the acquisition of any necessary licenses and permits. Any failure by Naspers to form or maintain alliances with local partners, or the pre-emption or disruption of these alliances by Naspers' competitors or otherwise, could adversely affect Naspers' ability to penetrate and compete successfully in many important markets. Naspers' businesses are dependent on their relationships with international suppliers, including major film studios (as discussed above) and book publishers. For example, if Jonathan Ball, Nasboek's English-language publisher, lost any of its agency contracts with international publishers, Jonathan Ball's profitability and competitive position would be adversely affected.

        Some of Naspers' businesses may also be vulnerable to local governmental or quasi-governmental entities or other third parties who wish to renegotiate the terms and conditions of their agreements or other understandings with Naspers or who wish to terminate these agreements or understandings. Adverse developments with respect to Naspers' relationships with its partners or with local governmental or quasi-governmental entities could adversely affect Naspers' business strategy and results of operations in important markets.

Consolidation in the markets in which Naspers operates could place it at a competitive disadvantage

        Some of the markets in which Naspers operates have experienced significant and rapid consolidation. In particular, the combinations of traditional media content companies and new media distribution companies have resulted in new valuation methods, business models and strategies. Naspers cannot predict with certainty the extent to which these types of business combinations may continue to occur in the future or the success that these combined businesses may achieve. The on-going consolidation could potentially place Naspers at a competitive disadvantage with respect to scale, resources and its ability to develop and exploit new media technologies.

Naspers' intellectual property rights may not be adequately protected under current laws in some jurisdictions, which may adversely affect its results and ability to grow

        Naspers' products are largely comprised of intellectual property content delivered through a variety of media, including magazines, newspapers, books, television and the Internet. Naspers relies on trademark, copyright, trade secret and other intellectual property laws and employee and third party non-disclosure agreements to establish and protect its proprietary rights in these products. Naspers conducts business in countries where the extent of the legal protection for its intellectual property rights is not well-established or is uncertain.

        Even where the legal protection for Naspers' intellectual property rights is well-established, Naspers cannot assure you that its intellectual property rights will not be challenged, limited, invalidated or circumvented. Despite patent, trademark and copyright protection, third parties may be able to copy, infringe or otherwise profit from Naspers' intellectual property rights without its authorization. The lack of Internet-specific legislation relating to trademark and copyright protection creates a further challenge for Naspers to protect content delivered through the Internet and electronic platforms. If unauthorized copying or misuse of Naspers' products were to occur to any substantial degree, Naspers' business and results of operations could be adversely affected. Litigation may be necessary to protect Naspers' intellectual property rights, which could result in substantial costs and the diversion of Naspers' efforts away from operating its business.

Legal claims in connection with content that Naspers distributes may require Naspers to incur significant costs or to enter into royalty or licensing agreements, which could adversely affect Naspers' competitive position

        The content Naspers makes available to customers through its publishing, pay-television and Internet businesses could result in claims against it based on a variety of grounds, including defamation, negligence, copyright or trademark infringement or obscenity. In particular, Naspers expects that software developers will increasingly be subject to claims asserting the infringement of other parties' proprietary rights as the number of products and competitors providing software and services increases.

        Any such claim, with or without merit, could result in costly litigation or might require Naspers or MIH Limited to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to Naspers or MIH Limited or they may not be available at all. As a result of infringement claims, a court could also issue an injunction preventing the distribution of certain products. Naspers may incur significant costs defending these claims.

Risks relating to Naspers Class N ordinary shares and Naspers ADSs

Existing Class A ordinary shares of Naspers have more voting rights than, and a liquidation preference over, the Class N ordinary shares and ADSs of Naspers being offered

        Naspers' issued capital consists of 712,131 Class A ordinary shares and 156,289,724 Class N ordinary shares. The Class N ordinary shares are listed on the JSE Securities Exchange South Africa and on a poll carry one vote per share. The Class A ordinary shares are not listed on any stock exchange and on a poll carry 1,000 votes per share. Naspers, through Heemstede Beleggings (Proprietary) Limited, a wholly-owned subsidiary of Naspers, holds 49% of Naspers Beleggings Limited which, in turn, holds 52.07% of Naspers Class A ordinary shares, which, upon completion of the merger and related transactions, will carry approximately 55.4% of the total voting rights in respect of Naspers' ordinary shares. Keeromstraat 30 Beleggings Limited holds 26.16% of Naspers Class A ordinary shares. The members of the board of directors of Naspers also are the members of the boards of directors of Naspers Beleggings Limited and Keeromstraat 30 Beleggings Limited. As a result, the controlling shareholders and these directors significantly influence the outcome of any action requiring approval of shareholders, including amendments to Naspers' memorandum and articles of association for any purpose, the issuance of additional Class A or Class N ordinary shares, and mergers and other business combinations. If the interests of Naspers' controlling shareholders and directors diverge from your interests, they may be in a position to cause or require Naspers to act in a way that is inconsistent with the general interests of holders of Naspers Class N ordinary shares.

        If Naspers is liquidated, holders of Naspers Class A ordinary shares will be paid the nominal value of such shares before any payment is made to holders of Class N ordinary shares or ADSs. Based on the outstanding Naspers Class A ordinary shares, this amounted to about Rand 14.2 million as of March 31, 2002.

South African company law, resolutions passed by Naspers' shareholders and the low voting rights of Class N ordinary shares could deter a change in control and adversely affect Naspers' share price

        Some of the provisions of the South African Companies Act, 1973 and some of the resolutions passed annually by Naspers' shareholders in general meeting may discourage attempts by other companies to acquire or merge with Naspers, which could reduce the market value of Naspers Class N ordinary shares and ADSs. The Companies Act requires that 75% of the total votes exercisable by all shareholders at a meeting (subject to a quorum of shareholders holding at least 25% of the total number of votes present, in person or by proxy, at the meeting) approve changes to certain provisions of Naspers' memorandum and articles of association. In addition, Naspers' shareholders in general meeting may annually pass resolutions that authorize Naspers' board of directors to issue certain Class N ordinary shares and certain Class A ordinary shares without the specific approval of the holders of Class N ordinary shares.

        The low voting rights of Naspers Class N ordinary shares relative to Naspers Class A ordinary shares could prevent or hinder a merger, takeover or other business combination involving Naspers or discourage a potential acquirer from otherwise attempting to obtain control of Naspers.

Your ability to sell a substantial number of Naspers Class N ordinary shares may be restricted by the limited liquidity of shares traded on the JSE Securities Exchange South Africa

        The only trading market for Naspers Class N ordinary shares is the JSE Securities Exchange South Africa. Historically, trading volumes and the liquidity of shares traded on the JSE Securities Exchange South Africa have been low in comparison with other markets. The ability of a holder to sell a substantial number of Naspers Class N ordinary shares on the JSE Securities Exchange South Africa in a timely manner may be restricted by the limited liquidity of shares traded on the JSE Securities Exchange South Africa. From July 1, 2001 through June 30, 2002, 107 million Naspers Class N ordinary shares (68.5% of the total issued) were traded on the JSE Securities Exchange South Africa. Naspers proposes to list ADSs on the Nasdaq National Market in connection with the transactions described in this proxy statement/prospectus. Naspers does not know, and cannot accurately forecast, the likely trading volumes or liquidity of Naspers' ADSs if and when they commence trading on the Nasdaq National Market.

The listing of Naspers ADSs on Nasdaq may not be completed or maintained

        Application has been made to list the Naspers ADSs to be issued in connection with the merger and the related transactions on the Nasdaq National Market. Naspers cannot assure you that the ADSs will be approved for listing on the Nasdaq National Market. Naspers ADSs may not be listed on the Nasdaq National Market if they fail to meet any listing criterion, including, among others, a minimum U.S. $5.00 market price. If Naspers is unable to list its ADSs on the Nasdaq National Market, there will be no established trading market in the United States for Naspers shares, and it is likely that no active trading market would develop in the United States for these shares.

The holders of Naspers ADSs may not be able to vote, and holders of Class N ordinary shares and Naspers ADSs may not be able to participate in offerings of new shares

        The depositary for the Naspers ADSs may not receive voting materials for Naspers Class N ordinary shares represented by Naspers ADSs in time to ensure that holders of Naspers ADSs can instruct the depositary to vote their shares. In addition, the depositary's liability to holders of Naspers ADSs for failing to carry out voting instructions or for the manner of carrying out voting instructions is limited by the deposit agreement governing the Naspers American Depositary Receipt facility. As a result, holders of Naspers ADSs may not be able to exercise their right to vote and may not have any recourse against the depositary or Naspers if their shares are not voted as they have requested.

        U.S. holders of Naspers Class N ordinary shares and ADSs may not be able to participate in any offer of new shares to existing shareholders on the basis of their subscription rights because of restrictions on the offer and sale of securities in the United States under U.S. securities laws and regulations.

Holders of Naspers ADSs will have limited recourse if Naspers or the depositary fail to meet their obligations under the deposit agreement or if they wish to involve Naspers or the depositary in a legal proceeding

        The deposit agreement expressly limits the obligations and liability of Naspers and the depositary. Neither Naspers nor the depositary will be liable if they:

  •
  are prevented, delayed or forbidden from performing any obligation by circumstances beyond their control;

  •
  exercise or fail to exercise discretion under the deposit agreement; or

  •
  take any action based upon the advice of, or information from, legal counsel, accountants, any person presenting ordinary shares for deposit, any holder or owner of a Naspers ADR or any other person believed by it in good faith to be competent to give such advice or information.

        In addition, the depositary and Naspers only have the obligation to participate in any action, suit or other proceeding with respect to the Naspers ADSs which may involve them in expense or liability if they are indemnified. These provisions of the deposit agreement will limit the ability of holders of Naspers ADSs to obtain recourse if Naspers or the depositary fail to meet their obligations under the deposit agreement or if they wish to involve Naspers or the depositary in a legal proceeding.

FORWARD LOOKING STATEMENTS

        The U.S. Securities and Exchange Commission, or "SEC", encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains historical and forward-looking statements concerning the financial condition, results of operations and business of Naspers and MIH Limited. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements.

        Forward-looking statements are statements of future expectations that are based on management's current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning the potential exposure of Naspers or MIH Limited to market risks and statements expressing management's expectations, beliefs, estimates, forecasts, projections and assumptions.

        These forward-looking statements are identified by their use of terms and phrases such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "objectives", "outlook", "probably", "project", "will", "seek", "target" and similar terms and phrases. These statements are contained in the sections entitled "Summary", "Risk Factors", "The Transaction", "Naspers' Operating and Financial Review and Prospects", "MIH Limited's Operating and Financial Review and Prospects" and "Business" and in other sections of this proxy statement/prospectus. The following factors, among others, could affect the future operations of Naspers or MIH Limited and could cause those results to differ materially from those expressed in the forward-looking statements included in this proxy statement/prospectus:

  •
  the significant political, social and economic risks which exist in South Africa and several other countries in which Naspers and its subsidiaries operate;

  •
  restrictions imposed by South Africa's exchange control regulations;

  •
  market risks related to fluctuations in the exchange rates and interest rates in South Africa and other countries in which Naspers operates;

  •
  the high level of Naspers' debt and funding difficulties Naspers may face;

  •
  the possibility that Naspers may not be able to access cash flows from its subsidiaries and joint ventures;

  •
  dependence on suppliers, partners and local governments;

  •
  competitive pressures facing Naspers' businesses which may result in declining subscriber levels;

  •
  unauthorized access to Naspers' programming signals; and

  •
  adverse regulatory developments.

        All subsequent forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. Naspers undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information. In light of these risks, Naspers' results could differ materially from the forward-looking statements contained in this proxy statement/prospectus.

STRUCTURE OF THE NASPERS GROUP

        The following organizational charts summarize the structure of Naspers and some of its significant subsidiaries before and after the completion of the merger and related transactions, as of March 31, 2002.

Corporate Structure before the Merger and Related Transactions

        The following organizational chart presents Naspers' group structure and the legal ownership of some of Naspers' significant subsidiaries, by economic interest, prior to the merger and related transactions.(1)

(1)
Ownership is based on outstanding shares of Naspers, MIH Holdings and MIH Limited of 148.8 million, 251.7 million and 56.6 million, respectively. The above percentages do not reflect shares issuable pursuant to share incentive schemes. Share trusts hold Naspers Class N ordinary shares, MIH Holdings shares and MIH Limited shares, respectively, that may be purchased by employees under the share incentive schemes. The majority of the purchase options are out-of-the-money. Voting control of the share trusts is exercised by non-executive or independent trustees for the share trusts. For more information about the share incentive schemes, including with respect to the potential cancellation of the existing purchase options and the issuance of new options, please see the section entitled "Directors and Senior Management—Share Schemes".

(2)
Naspers is effectively controlled by Naspers Beleggings Limited and Keeromstraat 30 Beleggings Limited through their holding of Naspers Class A ordinary shares. Naspers Class A ordinary shares have 1000 votes per share.

(3)
Includes Naspers Class N ordinary shares held by Allan Gray Ltd., Old Mutual plc., Sanlam Limited and Public Investment Commission. For more information about Naspers Class N major shareholders, please see the section entitled "Major Shareholders of Naspers and MIH Limited, and Related Party Transactions—Major Shareholders of Naspers".

(4)
MIH Holdings is held through MIH Investments (Proprietary) Limited, a wholly-owned subsidiary of Naspers.

(5)
MIH Limited is held through MIH (BVI) Limited, a wholly-owned subsidiary of MIH Holdings.

Corporate Structure after the Merger and Related Transactions

        The following organizational chart presents Naspers' group structure and the legal ownership of some of Naspers' significant subsidiaries, by economic interest and by voting interest, after giving pro forma effect to the merger and related transactions.

(1)
The above percentages do not reflect shares that would be issuable pursuant to the Naspers share incentive scheme. For more information about the share incentive schemes, including with respect to the potential cancellation of the existing purchase options and the issuance of new options, please see the section entitled "Directors and Senior Management—Share Schemes".

(2)
Ownership based on Naspers per share price, as of September 23, 2002, of Rand 21.40. Naspers is effectively controlled by Naspers Beleggins Limited and Keeromstraat 30 Beleggins Limited through their holding of Naspers Class A ordinary shares. Naspers Class A ordinary shares have 1,000 votes per share.

(3)
Includes Naspers Class N ordinary shares held by Allan Gray Ltd., Old Mutual plc., Sanlam Limited and Public Investment Commission. For more information about Naspers Class N major shareholders, please see the section entitled "Major Shareholders of Naspers and MIH Limited, and Related Party Transactions—Major Shareholders of Naspers".

(4)
MIH BVI will be the surviving company upon completion of the merger of MIH Limited and MIH BVI.

Naspers' Corporate Structure

        The following organizational chart presents a detailed Naspers' group structure and the legal ownership of some of Naspers' significant subsidiaries, by economic interest, after giving pro forma effect to the merger and related transactions and the OpenTV transaction (and excluding interests held by employee share trusts).

(1)
Includes M-Net and SuperSport International shares held in the Phutuma Futhi Share Scheme. Assuming full conversion under the Phutuma Futhi Share Scheme, the ownership is 10.4%.

(2)
MultiChoice Africa (Proprietary) Limited is held through Myriad Holdings Africa BV, a wholly-owned subsidiary of MIH Limited. The pay-television operations in South Africa are conducted through MultiChoice Africa (Proprietary) Limited.

(3)
MultiChoice Africa Limited is a wholly-owned subsidiary of MultiChoice Africa (Proprietary) Limited and owns interests in various subsidiaries that operate pay-television businesses in Sub-Saharan Africa.

(4)
The operations in Greece are conducted through NetMed Hellas SA and MultiChoice Hellas SA. NetMed Hellas is a directly and indirectly wholly-owned subsidiary of MIH Limited. NetMed NV, through Myriad Development BV, owns 40% of MultiChoice Hellas.

(5)
The operations in Cyprus are conducted through MultiChoice Cyprus, of which 35% is owned by NetMed NV through MultiChoice Cyprus Holdings Limited.

(6)
M-Web Thailand is an indirect wholly-owned subsidiary of MIH Limited. M-Web Thailand has a number of operating subsidiaries, including a 62.5% interest in Internet Knowledge Service Centre Company, a Thai holding company that holds a majority stake in KSC Commercial Internet Company Limited.

Naspers' Significant Subsidiaries

        The following table presents, after giving pro forma effect to the merger and related transactions and the OpenTV transaction, each of Naspers' significant subsidiaries (including direct and indirect holdings), the area of business, the country of incorporation and percentage of shares of each subsidiary owned by Naspers.

Name of subsidiary	Percentage ownership(1)	Business	Country of incorporation
Subscriber Platforms
MIH Investments (Proprietary) Limited	100.00	Holding company	South Africa
MIH Holdings Limited	100.00	Holding company	South Africa
MIH (BVI) Limited	100.00	Holding company	British Virgin Islands
Myriad Holdings Africa BV	100.00	Holding company	The Netherlands
MultiChoice Africa (Proprietary) Limited	100.00	Pay-TV operator in South Africa	South Africa
MultiChoice Africa Limited (BVI)	100.00	Pay-TV operator in Sub-Saharan Africa	British Virgin Islands
NetMed NV	84.65	Holding company in the Mediterranean	The Netherlands
NetMed Hellas SA	88.65	Content provider in Greece	Greece
MultiChoice Hellas SA	33.86	Pay-TV operator in Greece	Greece
MultiChoice Cyprus Limited	29.92	Pay-TV operator in Cyprus	Cyprus
M-Web Holdings Limited	100.00	Internet content provider in Africa	South Africa
M-Web (Thailand) Limited	100.00	Internet service provider in Thailand	Thailand
Internet Knowledge Service Centre Company Limited	62.50	Holding company in Thailand	Thailand
M-Web (Indonesia) Limited	100.00	Internet company in Indonesia	Indonesia
M-Web China (BVI) Limited	100.00	Internet service provider in China	British Virgin Islands
Tencent (BVI) Limited (QQ)	46.42	Instant messaging platform in China	British Virgin Islands
Technology
Irdeto Access BV	100.00	Pay-TV content protection technology	The Netherlands
Irdeto Access Inc.	100.00	Conditional access technology provider in United States	United States
Irdeto Access Inc. Technology (Beijing) Limited	100.00	Conditional access technology provider in China	China

(1)
The percentage ownership refers to the effective ownership percentage of the group, excluding any shares held by stock compensation plans in the group.

Print Media
Media24 Limited	100.00	Newspaper publishing	South Africa
Paarl Media Holdings (Proprietary) Limited	73.68	Magazine printing	South Africa
Book Publishing
Nasboek Limited	100.00	Book publishing	South Africa
Private Education
Educor Limited	80.00	Adult training and higher education	South Africa

MIH LIMITED SHAREHOLDERS' MEETING

        The board of directors of each of Naspers, MIH Limited and MIH (BVI) have unanimously approved the merger of MIH Limited with MIH (BVI), a wholly-owned subsidiary of MIH Holdings, as set forth in the draft plan of merger, which has been approved by the directors of Naspers, MIH Limited and MIH (BVI). The merger requires the approval of MIH Limited shareholders under British Virgin Islands law.

Date, Time and Place

        The meeting of shareholders of MIH Limited will be held at MIH Limited's offices located at Jupiterstraat 13-15, 2132 HC Hoofddorp, The Netherlands on November 29, 2002 at 8:00 a.m. local time.

Purpose

        The meeting is being held so that MIH Limited shareholders may consider and vote upon proposals to approve the merger and the plan of merger, and to transact any other business that is duly presented at the meeting in relation to the merger.

Record Date and Outstanding Shares

        MIH Limited's board of directors has fixed the close of business on November 12, 2002, as the record date for the meeting. Only shareholders of record on the close of business on the record date are entitled to notice of and to vote at the meeting. As of October 29, 2002, there were 30,232,837 Class A ordinary shares of MIH Limited outstanding and entitled to vote at the meeting, held by approximately 1,064 MIH Limited shareholders. As of October 29, 2002, there were 30,787,319 Class B ordinary shares outstanding and entitled to vote at the meeting. Naspers indirectly holds all the Class B ordinary shares.

Voting Rights and Votes Required for Approval

        MIH Limited's articles of association require two-thirds of the outstanding ordinary shares of MIH Limited entitled to vote at the meeting to be represented, in person or by proxy, to constitute a quorum at the meeting. The affirmative vote, by poll, of two-thirds of the total voting power of all the outstanding ordinary shares of MIH Limited voting together as a single class is required to approve the merger. Naspers controls directly or indirectly 76.97% of the total voting power of MIH Limited's ordinary shares and therefore Naspers' vote will ensure that the merger is approved at the meeting.

        MIH Limited's only outstanding voting securities are Class A ordinary shares and Class B ordinary shares. Each MIH Limited Class A ordinary shareholder of record is entitled to cast one vote per share on the proposal to approve the merger. Each MIH Limited Class B ordinary shareholder of record is entitled to cast three votes per share on the proposal to approve the merger.

        As of October 29, 2002, none of MIH Limited's directors, executive officers or their affiliates beneficially own or are entitled to vote any of the Class A ordinary shares of MIH Limited. As of October 29, 2002, Naspers' directors, executive officers and their affiliates beneficially own or are entitled to vote 78.35% of the Class A ordinary shares of Naspers and 0.54% of the Class N ordinary shares of Naspers.

Voting and Revocation of Proxies

        The proxy accompanying this proxy statement/prospectus is solicited on behalf of MIH Limited's board of directors for use at the MIH Limited shareholders' meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to MIH

Limited. All MIH Limited Class A ordinary shares represented by properly executed proxies received by MIH Limited not less than 48 hours before the meeting of shareholders will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxy card.

        If you return a properly signed proxy and you have abstained from voting on the proposal to approve the merger, the MIH Limited Class A ordinary shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered in determining whether to approve the merger. If you abstain or fail to vote, it will have the same effect as a vote against approval of the merger.

        If your MIH Limited Class A ordinary shares are held by a broker or other nominee, you must instruct the broker or nominee as to how your shares should be voted. You should follow the directions provided by your broker or nominee on how to give these instructions. Failure to provide instructions to your broker or nominee will have the same effect as a vote against approval of the merger and any other proposal to be voted on at the meeting.

        MIH Limited does not expect that any other matter will be brought before the meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

        You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

  •
  delivering to the secretary of MIH Limited at its corporate offices no later than 48 hours prior to the meeting a written notice stating that the proxy is revoked;

  •
  delivering to the secretary of MIH Limited at its corporate offices no later than 48 hours prior to the meeting a proxy relating to the shares which were the subject of an earlier proxy and bearing a later date than the earlier proxy; or

  •
  appearing in person, revoking the proxy and voting at the meeting.

        Attendance at the meeting will not in and of itself constitute the revocation of a proxy. MIH Limited recognizes the record holder as the shareholder; therefore, if your Class A ordinary shares are held of record by a broker or other nominee and you wish to vote at the meeting, you must bring to the meeting and have approved by the chairman of the meeting a letter from the broker or other nominee confirming your beneficial ownership of the shares and specifically authorizing you as beneficial owner to vote the shares on behalf of the record holder.

Dissenters' Rights

        You have dissenters' rights under the laws of the British Virgin Islands. This means that instead of accepting the Naspers Class N ordinary shares or Naspers ADSs in exchange for the surrender of your MIH Limited Class A ordinary shares, you may demand payment of the fair value in cash of your MIH Limited Class A ordinary shares as determined under the laws of the British Virgin Islands.

        If you wish to exercise your right to dissent and to obtain payment in cash of the fair value of your MIH Limited Class A ordinary shares, you must provide MIH Limited, prior to the vote at the shareholders' meeting, with a written objection to the merger. The objection must include a statement that you demand payment in cash for the fair value of your Class A ordinary shares if the merger is approved. If the merger is approved, then not less than 20 days immediately following the date on which such approval was obtained, MIH Limited is required to give written notice of such approval to the dissenting shareholders. Not less than 20 days immediately following the date of such notice (if any) each of the dissenting shareholders must provide MIH Limited with a written notice of such shareholders' election to dissent stating his or her name and address, the number and classes of shares in respect of which he or she dissents and a demand for cash payment of the fair value of his or her shares. If you exercise your right to dissent, you must do so with respect to your entire shareholding in MIH Limited. Upon giving a written notice of objection to the merger, the shareholder giving the notice ceases to have any of the rights of a shareholder except the right to be paid the fair value of his or her shares.

        Within the later of (i) seven days immediately following the date of the expiration of the period within which shareholders may give their notices of election to dissent and (ii) seven days immediately following the date on which the merger was approved, MIH (BVI) must make a written offer to each dissenting shareholder to purchase such shareholders' shares at a specified cash price determined by MIH (BVI) to be their fair value.

        If, within 30 days immediately following the date on which the offer is made, MIH (BVI) and the dissenting shareholders agree to a specified price, then upon the surrender of the dissenting shareholders' certificates representing their shares, MIH (BVI) will pay, in cash, the agreed price. If within this 30-day period a specified price is not agreed upon then within 20 days immediately following the expiration of the 30-day period:

  •
  the surviving company and the dissenting shareholder shall each designate an appraiser;

  •
  the two designated appraisers together shall designate a third appraiser; and

  •
  the three appraisers shall fix the fair value of the shares owned by the dissenting shareholder.

        Under the laws of the British Virgin Islands, the fair value of the shares will be determined as of the close of business on the day prior to the date on which the vote to approve the merger was taken, excluding any appreciation or depreciation in the value of the shares directly or indirectly induced by the announcement of the merger. The appraisers may determine that the fair value of the shares is different from the cash price determined by MIH (BVI) to be their fair value. Upon the surrender of the dissenting shareholders' certificates representing their shares, MIH (BVI) will pay, in cash, the fair value of the shares determined by the appraisers.

        The closing price on Nasdaq of MIH Limited's Class A ordinary shares on September 25, 2002, the date prior to the announcement of the merger and related transactions, was U.S. $3.75.

Other Meetings Required to Complete the Merger and Related Transactions

        The completion of the merger is conditional upon the completion of other transactions involving Naspers and certain of its other subsidiaries. In this proxy statement/prospectus, these other transactions are referred to as the "related transactions", and the merger, the private placement to fund transaction costs and any dissenting shares and the related transactions are collectively referred to as the "transactions". The related transactions, and the meetings and approvals required to complete the related transactions, are described under the heading "The Transactions—The Related Transactions".

THE TRANSACTIONS

The Merger

        The following discussion primarily summarizes the merger of MIH Limited with MIH (BVI). This section also briefly summarizes the related transactions to be completed by Naspers and certain of its subsidiaries. Please refer to "Structure of the Naspers Group" for a chart showing the group structure before and after the merger and related transactions.

Structure of the Merger

        The board of directors of each of Naspers, MIH Limited and MIH (BVI) Limited have unanimously approved the merger of MIH Limited with MIH (BVI), on the terms and conditions described in the draft plan of merger among Naspers, MIH Limited and MIH (BVI). The draft plan of merger will be executed upon the merger being approved by MIH Limited shareholders.

        Under the plan of merger and British Virgin Islands law, MIH Limited will merge with MIH (BVI), an existing wholly-owned subsidiary of MIH Holdings. MIH (BVI) will be the surviving company upon completion of the merger and all the assets and liabilities of MIH Limited will pass by operation of British Virgin Islands law to MIH (BVI). Upon completion of the merger and related transactions, Naspers will directly and indirectly hold all the ordinary shares in MIH Holdings and indirectly hold all the shares in MIH (BVI). All the outstanding shares of MIH Limited will be canceled and thereafter MIH Limited's ordinary shares will be delisted from the Nasdaq National Market.

        Naspers will issue Naspers Class N ordinary shares or Naspers ADSs to the holders of MIH Limited Class A ordinary shares. Holders of MIH Limited Class A ordinary shares resident in any country other than South Africa will receive 0.35 Naspers ADSs for each MIH Limited Class A ordinary share held by them prior to the merger. Holders of MIH Limited Class A ordinary shares resident in South Africa will receive 3.5 Naspers Class N ordinary shares for each MIH Limited Class A ordinary share held by them prior to the merger. Each Naspers ADS represents 10 Naspers Class N ordinary shares. Any entitlement to a fraction of a Naspers Class N ordinary share or ADS will be rounded down to the nearest whole share if the fractional entitlement is less than 0.5 of a share and will be rounded up to the nearest whole share if the fractional entitlement is more than 0.5 of a share. Naspers will not issue Class N ordinary shares or ADSs in respect of its existing direct and indirect holdings of MIH Limited Class A ordinary shares. All holders of MIH Limited Class A ordinary shares, whether they receive Naspers Class N ordinary shares or Naspers ADSs, will receive the same number of shares in Naspers for each MIH Limited Class A ordinary share held by them prior to the merger. Former MIH Limited Class A ordinary shareholders are expected to hold 9.8% of the total voting power of Naspers upon completion of the merger and the related transactions.

        The merger will be completed concurrently with the related transactions and will be legally effective upon the signing of the plan of merger and the filing of the articles of merger with the Registrar of Companies of the British Virgin Islands.

        The terms and conditions of the merger are set forth in the draft plan of merger. In addition to the switch ratio described above, the draft plan of merger provides that the completion of the merger is conditional upon the merger being approved by MIH Limited's shareholders in general meeting and upon the completion of the scheme of arrangement proposed by Naspers between MIH Holdings and its shareholders, other than Naspers and MIH Investments, which requires the approval of three-fourths of the shareholders of MIH Holdings other than Naspers and MIH Investments. The completion of the merger also is conditional upon Naspers' shareholders approving by ordinary resolution the merger, scheme of arrangement and the issuance of Class N ordinary shares pursuant to the merger and the scheme of arrangement. In addition, the scheme of arrangement is conditional upon the JSE Securities Exchange South Africa agreeing to list the Class N ordinary shares to be received by former MIH Holdings shareholders and the receipt of all required regulatory approvals and consents.

        The plan of merger is attached to this proxy statement/prospectus as Annex B. Documents governing the scheme of arrangement have been filed with the U.S. Securities and Exchange Commission as exhibits to the registration statement on Form F-4, of which this proxy statement/prospectus forms a part.

Share Incentive Schemes

        Upon the completion of the merger, the rights granted to employees to purchase MIH Limited Class A ordinary shares under the MIH Limited Share Trust will be converted into a right to purchase 3.5 Naspers Class N ordinary shares or 0.35 Naspers ADSs, as the case may be, for each MIH Limited Class A ordinary share an employee would otherwise have been entitled to acquire. In addition, upon completion of the scheme of arrangement, the rights granted to employees to purchase MIH Holdings ordinary shares under the MIH Holdings Limited Share Trust will be converted into a right to purchase one Naspers Class N ordinary share for every 2.25 MIH Holdings ordinary shares an employee would otherwise have been entitled to acquire. MIH Limited and MIH Holdings propose to amend the trust deed which governs each share scheme to reflect the changes to each share scheme resulting from the merger and related transactions.

        Naspers is considering establishing two new share incentive schemes for employees of the Naspers group. A new share trust for MIH Holdings would be available for eligible participants resident in South Africa, who would be granted an option to purchase MIH Holdings ordinary shares. A new share trust for MIH Limited would be available for eligible participants resident outside South Africa, who would be granted options to purchase MIH Limited ordinary shares. Under each share incentive scheme, the trustee would have the discretion to settle its obligation to deliver MIH Holdings or MIH Limited ordinary shares, as the case may be, by delivering Naspers Class N ordinary shares, Naspers ADSs or cash.

        For more information about the share incentive schemes, including the consequences of any decision to cancel the existing purchase options in exchange for issuing new options, please see the section entitled "Directors and Senior Management—MIH Limited Share Incentive Scheme".

Reasons for the Merger

        The board of directors of each of Naspers and MIH Limited believe that the merger and related transactions will significantly simplify the corporate structure and operation of Naspers and MIH Limited. Naspers considered the following three alternative transaction structures: a compulsory redemption of MIH Limited Class A ordinary shares, a consensual redemption of MIH Limited Class A ordinary shares and a direct transfer of MIH Limited Class A ordinary shares to Naspers. MIH Limited chose not to pursue a compulsory redemption because it requires the written approval from shareholders holding at least 90% of the outstanding shares entitled to vote on the redemption which MIH Limited was not certain it would be able to obtain. Similarly, a consensual redemption requires the approval of all the Class A shareholders. A direct transfer from MIH Limited Class A shareholders to Naspers would require the signing of a subscription agreement and the approval of all MIH Limited Class A shareholders. For these reasons, none of these alternatives was as attractive to Naspers and MIH Limited as the proposed merger and related transactions. Although MIH Limited is an indirect majority owned subsidiary of Naspers, the companies have been operated independently under the management of different boards of directors and have distinct corporate governance arrangements.

        Upon completion of the merger and related transactions, investors will be able to hold shares only in Naspers, a public company listed on the JSE Securities Exchange South Africa and Nasdaq, and will not be able to hold shares in MIH Limited or MIH Holdings. Naspers' board of directors believes that this simplified corporate structure will enable current and potential investors to assess Naspers and MIH Limited more clearly, through a streamlining of the group structure and the elimination of the multiple entry points to the group.

        Naspers' board of directors also believes that the merger and related transactions will:

  •
  facilitate Naspers' ability to access capital markets in the United States, through Naspers secondary listing on the Nasdaq National Market;

  •
  improve the free float and liquidity of Naspers Class N ordinary shares;

  •
  align the corporate governance and operational structure of Naspers and MIH Limited;

  •
  improve the Naspers group's funding flexibility by eliminating legal restrictions on Naspers accessing the cash flows from certain of its businesses; and

  •
  improve the attractiveness of the Naspers group as an investment.

        The discussion above lists all of the material factors considered by the boards of directors of Naspers and MIH Limited.

Recommendation of the MIH Limited Board of Directors

        On September 26, 2002, the board of directors of MIH Limited unanimously approved the merger and plan of merger as being in the best interests of MIH Limited and its shareholders and resolved to recommend that MIH Limited shareholders vote in favor of the merger and plan of merger. In addition, the independent directors of MIH Limited have recommended that the merger is in the best interests of MIH Limited and its shareholders.

Interests of Certain Persons in the Merger

        Naspers may have a conflict of interest relating to the merger because it exercises voting control over MIH Limited and has the right to appoint the majority of the board of directors of MIH Limited. Accordingly, Naspers' interests in the merger may differ from the interests of some other shareholders of MIH Limited. Naspers controls directly or indirectly 76.97% of the total voting power of MIH Limited's ordinary shares and therefore Naspers' vote will ensure that the merger is approved.

        In considering the recommendation of MIH Limited's board of directors to approve the merger, you should be aware that none of the members of MIH Limited's board of directors have any material interest in the merger that is different from, or in addition to, the interests of shareholders generally.

Material Contacts between Naspers and MIH Limited

        The merger and related transactions will be material related party transactions among Naspers, MIH Limited and their respective affiliates.

        Since March 31, 1999, in addition to the merger and related transactions, there have been numerous relationships, arrangements and contracts among Naspers, MIH Limited and their respective affiliates. These relationships are summarized in this proxy statement/prospectus in the "Related Party Transactions" section.

Accounting Treatment

        The merger will be accounted for using the purchase method of accounting under South African Statements of Generally Accepted Accounting Principles. This means that Naspers will record as goodwill the excess of the purchase price of the MIH Limited Class A ordinary shares over the fair value portion of MIH Limited's identifiable assets and liabilities represented by such shares.

Listing of Naspers ADSs on the Nasdaq National Market

        Application has been made to list the Naspers ADSs to be issued in connection with the merger on the Nasdaq National Market under the symbol "NPSN". Naspers cannot assure you that the ADSs will be approved for listing on the Nasdaq National Market. Naspers ADSs may not be listed on the Nasdaq National Market if they fail to meet any listing criterion, including, among others, a minimum U.S. $5.00 market price.

Funding of Dissenters Shares

        Naspers anticipates funding the cost of paying for any dissenting shares through a private placement of Naspers Class N ordinary shares to non-U.S. investors (including non-South African investors). To the extent the equity private placement raises less than the amount necessary to cover the costs of any dissenting shares, Naspers anticipates funding the shortfall through a combination of cash on hand and bank financing. Naspers cannot assure you that the equity private placement will be successful, in which case the debt level of Naspers may increase. In addition, any equity issuance may be at a discount to then applicable market prices and dilute Naspers shareholders. Naspers is unable to predict how many shareholders may exercise dissenters' rights. As of March 31, 2002, MIH Limited had a total of 28,229,503 of the Class A ordinary shares outstanding not held by Naspers and its affiliates. Based on the closing MIH Limited share price on October 29, 2002, the public market value of the total number of shares that could dissent equaled U.S. $163.7 million.

        If the number of MIH Limited shareholders who dissent from the merger by providing a written notice of objection to MIH Limited prior to the vote at the MIH Limited shareholders' meeting is such that it appears that the total cash consideration to be paid to dissenting shareholders may exceed U.S. $25 million, Naspers may not approve the merger or related transactions.

Opinion of MIH Limited's Financial Advisor

        MIH Limited retained Merrill Lynch to act as its financial advisor in connection with the merger and related transactions. On September 26, 2002, Merrill Lynch delivered to the MIH Limited board of directors a presentation, dated September 25, 2002, which was followed by a written opinion dated as of September 26, 2002, to the effect that, as at the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the MIH Limited Switch Ratio (defined in the opinion as the "Exchange Ratio") was fair from a financial point of view to the holders of MIH Limited's shares, other than Naspers and its affiliates. The "MIH Limited Switch Ratio" is the right of each shareholder of MIH Limited to receive 3.5 Naspers Class N ordinary shares, or the equivalent number of underlying shares represented by Naspers ADSs, in exchange for each Class A ordinary share in MIH Limited.

        The full text of Merrill Lynch's opinion dated as of September 26, 2002, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is, with Merrill Lynch's prior written consent, attached hereto as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The summary of Merrill Lynch's fairness opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety.

        Merrill Lynch's opinion was delivered to the MIH Limited board of directors for its use and benefit. It is directed only to the fairness, from a financial point of view, of the MIH Limited Switch Ratio to MIH Limited shareholders, other than Naspers and its affiliates, and does not address any other aspect of the merger and related transactions, including the merits of the underlying decision by MIH Limited to engage in the merger transaction, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed merger or any matter related thereto. In addition, Merrill Lynch did not express any opinion as to the prices at which the Naspers Class N ordinary shares or Naspers ADSs will trade following the completion of the merger.

        In preparing its opinion to the MIH Limited board of directors, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. MIH Limited, MIH Holdings or Naspers did not provide specific instructions to, or place any limitations on, Merrill Lynch with respect to the procedures to be followed or factors to be considered by it in performing its analysis or delivering its opinion. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion or the presentation made by Merrill Lynch to the MIH Limited board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all of the analyses and factors, or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

        In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch or MIH Limited. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently uncertain. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the MIH Limited board of directors in making its determination to approve the merger transaction. Consequently, Merrill Lynch's analyses should not be viewed as determinative of the decision of the MIH Limited board of directors or MIH Limited's management with respect to the fairness of the MIH Limited Switch Ratio.

        In arriving at its opinion, Merrill Lynch, among other things, did the following:

  •
  reviewed certain publicly available business and financial information relating to MIH Limited, Naspers and MIH Holdings that Merrill Lynch deemed relevant, including annual reports and related financial information of MIH Limited, Naspers and MIH Holdings;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of MIH Limited, Naspers and MIH Holdings, furnished to Merrill Lynch by MIH Limited, Naspers and MIH Holdings;

  •
  conducted discussions with members of senior management of MIH Limited, MIH Holdings and Naspers concerning the matters referred to in the two preceding paragraphs, as well as their respective businesses and prospects before and after giving effect to the merger and related transactions;

  •
  reviewed the historical market prices and trading activity for the MIH Limited Class A ordinary shares, the MIH Holdings ordinary shares and the Naspers Class N ordinary shares, and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be relevant;

  •
  reviewed the results of operations of MIH Limited, Naspers and MIH Holdings and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of MIH Limited, MIH Holdings and Naspers and their financial and legal advisers;

  •
  compared the proposed financial terms of the merger and related transactions with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;

  •
  reviewed the potential pro forma impact of the merger and related transactions;

  •
  reviewed the draft plan of merger and the draft scheme of arrangement between MIH Holdings and its shareholders, other than Naspers and its affiliates, provided to Merrill Lynch on September 25, 2002; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of MIH Limited, Naspers or MIH Holdings and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of MIH Limited, Naspers or MIH Holdings.

        With respect to the financial forecast information furnished to or discussed with Merrill Lynch by MIH Limited, MIH Holdings and Naspers, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the managements of MIH Limited, MIH Holdings and Naspers as to the expected future financial performance of MIH Limited, MIH Holdings and Naspers, as the case may be. Merrill Lynch also assumed that the final form of the plan of merger will be substantially similar to the last draft reviewed by it. With MIH Limited's permission, Merrill Lynch did not engage separate accounting or tax advisors, or legal counsel as to the corporate law of South Africa or the British Virgin Islands. As to these accounting and tax matters, Merrill Lynch relied upon the information and analysis provided to it by MIH Limited and by Naspers (including the financial statements of Naspers' subsidiaries, and the information and analysis contained in the draft Registration Statement on Form F-4 provided to Merrill Lynch by MIH Limited), and also, in the case of these legal matters, upon the accuracy and completeness of the South African and British Virgin Islands legal advice provided by South African and British Virgin Islands legal counsel, respectively, to MIH Limited.

        Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch has assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

        In connection with the preparation of its opinion, Merrill Lynch was not authorized by MIH Limited or its board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of MIH Limited.

        The following is a summary of the material financial analyses used by Merrill Lynch in connection with providing its opinion, dated as of September 26, 2002, to the MIH Limited board of directors. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

MIH Limited Switch Ratio History

        Merrill Lynch calculated the ratio of the U.S. dollar equivalent of the volume weighted average closing price of Naspers Class N ordinary shares to the volume weighted average closing market price of MIH Limited Class A ordinary shares over selected periods ending on September 24, 2002 as follows:

Date / Period	High	MIH Limited Switch Ratio Weighted Average	Low
September 24, 2002		2.00x
One-month	2.18x	1.92x	1.59x
Three-months	2.61x	1.95x	1.59x
Six-months	2.89x	2.15x	1.59x
One-year	5.09x	2.53x	1.59x
Two-years	5.21x	3.14x	1.59x
Three-years	7.97x	5.26x	1.80x

Implied Premium Analysis

        Based on the MIH Limited Switch Ratio of 3.5 Class N ordinary shares of Naspers (or the equivalent number of underlying shares represented by Naspers ADSs) to be received for each Class A ordinary share of MIH Limited and the closing class N ordinary share price of Naspers of Rand 21.40 on September 24, 2002, and the exchange rate of 10.68 Rand per U.S. $1.00 as of September 24, 2002, the implied value per MIH Limited share is U.S. $7.01. Merrill Lynch compared this value per MIH Limited Class A ordinary share and calculated an implied premium (discount) to MIH Limited share price over selected periods ending September 24, 2002 as follows:

Date / Period	MIH Limited Share Price		Implied Premium (Discount) as at September 24, 2002
September 24, 2002	U.S. $	4.00	75%
One-week volume weighted average	U.S. $	4.18	68%
One-month volume weighted average	U.S. $	3.31	112%
Three-months volume weighted average	U.S. $	3.40	106%
Six-months volume weighted average	U.S. $	3.95	77%
Twelve-months volume weighted average	U.S. $	4.44	58%

Selected Transaction Analysis

        Merrill Lynch analyzed certain information relating to 145 transactions across a variety of industries since 1997, where a controlling shareholder acquired shares from the minority shareholders of a publicly traded company. Merrill Lynch obtained all of the information for the analysis from publicly available sources. Merrill Lynch analyzed each transaction by comparing the "target" value per share implied by the offers with the share of the "target" company prior to the announcement of the transaction. This analysis indicated that the average premiums paid by controlling shareholders have been 23% percent, 24% percent, 26% percent and 28% percent for one day prior, one week prior, one month prior and three months prior to the announcement of the transaction respectively.

Contribution Analysis

        Merrill Lynch analyzed the enterprise value of the combined company and its two segments, the MIH Limited-related segment (the "MIH Limited Segment") and the non-MIH Limited-related segment ("Non-MIH Limited Segment"), implied by the merger and related transactions. Based upon this analysis, the implied percentage of the combined enterprise value of the MIH Limited Segment and of the Non-MIH Limited Segment are 67% and 33% respectively.

        Merrill Lynch then analyzed the relative contribution by each of the MIH Limited Segment and the Non-MIH Limited Segment to certain metrics of the combined company, namely, their respective contribution to the Revenues and EBITDA for 2002 (actual), 2003 (as projected by Naspers and MIH Limited) and 2004 (as projected by Naspers and MIH Limited) and cash flow (defined as EBITDA less capital expenditure) for 2003 (as projected by Naspers and MIH Limited) and 2004 (as projected by Naspers and MIH Limited), of the combined company. The average contribution of the MIH Limited Segment and of the Non-MIH Limited Segment for those metrics are 67% and 33% respectively.

        Merrill Lynch also reviewed the pro forma historical ownership of Naspers by the minority shareholders of MIH Limited and MIH Holdings, taken together, implied by the historical market based value of Naspers' assets excluding the market value of the shares Naspers owns in MIH Holdings and MIH Limited.

        Merrill Lynch also reviewed per share information for Naspers and MIH Limited that it calculated on the basis of publicly available analyst reports.

        Merrill Lynch is acting as financial advisor to both MIH Limited and MIH Holdings in connection with the merger and related transactions and will receive a customary fee from MIH Limited and MIH Holdings for its services, a significant portion of which is contingent upon the consummation of all or parts of the merger and related transactions. In addition, both MIH Limited and MIH Holdings have agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has also delivered a fairness opinion to the board of directors of MIH Holdings as to the fairness from a financial point of view to the holders of MIH Holdings ordinary shares, other than Naspers, of the Switch Ratio of one Class N ordinary share of Naspers (or the equivalent number of underlying shares represented by Naspers ADSs) to be received for each 2.25 ordinary shares of MIH Holdings in the transactions related to the merger described in this proxy statement/prospectus. Merrill Lynch's opinion was based on similar analyses to those outlined above, and considered also other factors such as the relative liquidity and pricing of the MIH Holdings ordinary shares and the MIH Limited Class A ordinary shares.

        Merrill Lynch has in the past provided financial advisory and financing services to both MIH Limited and MIH Holdings. In the past three years, Merrill Lynch has provided such services in relation to the initial public offering of ordinary shares of MIH Limited in 1999, the sale of additional equity interests in MIH Limited in 2000 following the initial public offering, the initial public offering of ordinary shares in OpenTV, the acquisition of Spyglass, Inc. by OpenTV (in which Merrill Lynch acted for OpenTV) and the sale of MIH Limited's interest in OpenTV to Liberty Media Corporation. Merrill Lynch may continue to provide these financial advisory and financing services and to receive fees for rendering these services and may participate in financing, acquisition and divestiture transactions in the future. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade MIH Limited shares and other securities of MIH Limited, as well as securities of MIH Holdings and Naspers, for Merrill Lynch's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

The Related Transactions

        In addition to the merger, Naspers and certain of its subsidiaries will undertake the related transactions described below. The completion of the merger and related transactions are conditional upon each other. The related transactions are an important part of the restructuring of the Naspers group.

        MIH Holdings is a public company incorporated in South Africa and is listed on the JSE Securities Exchange South Africa. Naspers holds a voting interest of approximately 67.5% in MIH Holdings and an economic interest of approximately 70.95% in MIH Holdings. The balance of MIH Holdings' ordinary shares are held by the public or the MIH Holdings Limited Share Trust. MIH Holdings is a holding company whose only asset is its indirect ownership of MIH Limited ordinary shares. MIH Holdings holds an economic interest of approximately 54.42% and a voting interest of approximately 75.3% in MIH Limited.

        MIH Holdings and MIH Limited are both indirect subsidiaries of Naspers due to the way in which the structure of the Naspers group has developed over time. The substantial majority of MIH Holdings' public shareholders are resident in South Africa as a result of MIH Holdings only being listed on the JSE Securities Exchange South Africa. MIH Limited was listed on Nasdaq and Euronext in 1999 to allow the Naspers group to raise capital in markets outside of South Africa to fund the expansion of its operations and businesses located outside South Africa. Accordingly, the substantial majority of MIH Limited's public shareholders are resident outside of South Africa.

        Naspers has proposed a scheme of arrangement between MIH Holdings and MIH Investments, other than Naspers and MIH Investments (Proprietary) Limited, under the South African Companies Act whereby the shareholders of MIH Holdings, other than Naspers and MIH Investments, will receive one Naspers Class N ordinary share in exchange for every 2.25 MIH Holdings ordinary shares held by them. Any entitlement to a fraction of a Naspers Class N ordinary share will be rounded down to the nearest whole share if the fractional entitlement is less than 0.5 of a share and will be rounded up to the nearest whole share if the fractional entitlement is more than 0.5 of a share. A scheme of arrangement is a court-sanctioned arrangement under which a South African company reorganizes its share capital. The purpose of the scheme of arrangement being proposed by Naspers is to enable Naspers to become the holder (directly and indirectly) of the entire issued share capital of MIH Holdings.

        Upon application by MIH Holdings, the South African High Court will convene a meeting of MIH Holdings shareholders, other than Naspers and MIH Investments, to consider the scheme of arrangement. Votes of MIH Holdings shareholders in favor of the scheme will be solicited by way of a circular sent to those MIH Holdings shareholders entitled to attend the scheme meeting not less than 14 days prior to the date of the scheme meeting.

        The meeting to approve the scheme of arrangement is expected to occur on December 2, 2002. Although there is no quorum requirement for a scheme meeting, South African law requires the court to have regard to the number of shareholders present or represented at the scheme meeting when determining whether to sanction the scheme. If at least three-fourths of the MIH Holdings shareholders present and voting, in person or by proxy, at the scheme meeting vote in favor of the scheme of arrangement, the South African High Court may sanction the scheme of arrangement. The scheme of arrangement becomes unconditional upon the registration of the South African High Court order sanctioning the scheme by the South African Registrar of Companies. Accordingly, the scheme does not become effective and binding on MIH Holdings shareholders unless and until it is sanctioned by the South African High Court and such order is registered with the South African Registrar of Companies. MIH Holdings' listing on the JSE Securities Exchange South Africa will be terminated upon completion of the scheme of arrangement.

        The MIH Holdings Limited Share Trust has three trustees, of whom two are senior executives of the Naspers group and one trustee who is independent of the Naspers group. In connection with the scheme of arrangement, voting control is exercised by the independent trustee in that trustee's discretion.

        Shareholders holding 5.37% of the total votes entitled to be cast at the scheme meeting have given written undertakings that they will vote the MIH Holdings ordinary shares held by them in favor of approving the scheme of arrangement at the scheme meeting.

        In addition to the requirements of the Companies Act, the issuance of Naspers Class N ordinary shares under the merger and the issuance of Naspers Class N ordinary shares as consideration for the acquisition of the MIH Holdings ordinary shares not held by it under the scheme of arrangement will together constitute a "Category 1 transaction" for Naspers under the Listing Rules of the JSE Securities Exchange South Africa.

        The Listing Rules require a circular describing the merger, the scheme of arrangement and the issuance of Naspers Class N ordinary shares to be sent to Naspers shareholders and for Naspers to convene a shareholders' meeting to approve the merger, the scheme of arrangement and the issuance of Naspers Class N ordinary shares. The approval of a simple majority of the votes exercisable by those shareholders present, in person or by proxy, at the Naspers shareholders' meeting is required to approve the merger, the scheme of arrangement and the issuance of Naspers Class N ordinary shares. The Naspers shareholders' meeting is scheduled to take place on December 2, 2002. Naspers, through Heemstede Beleggings (Proprietary) Limited, a wholly-owned subsidiary of Naspers, holds 49% of Naspers Beleggings Limited which, in turn, holds 52.07% of Naspers Class A ordinary shares. Keeromstraat 30 Beleggings Limited holds 26.16% of Naspers Class A ordinary shares. The members of the board of directors of Naspers also are the members of the boards of directors of Naspers Beleggings Limited and Keeromstraat 30 Beleggings Limited. Therefore, the Naspers' board will determine the outcome of any vote by Naspers' shareholders which requires majority approval, including any vote relating to the proposed merger, scheme of arrangement and the issuance of Naspers Class N ordinary shares. It is expected therefore that Naspers Beleggings Limited and Keeromstraat 30 Beleggings Limited will vote their shares in favor of the transactions, which will result in Naspers' shareholders approving the transactions.

        Shareholders holding 4.37% of the total voting power of Naspers' shareholders have given written undertakings that they will vote the Class N ordinary shares held by them in favor of the resolution to approve the merger, the scheme of arrangement and the issuance of Class N ordinary shares.

TAXATION

        The following states the material United States Federal income tax consequences, South African tax consequences and British Virgin Islands tax consequences of the merger and the ownership and disposition of Naspers Class N ordinary shares or Naspers ADSs. The South African tax regime applicable to South African companies such as Naspers also is described in this section.

United States Tax Considerations

        This section, which is the opinion of Cravath, Swaine & Moore, U.S. counsel to Naspers, sets forth the material United States Federal income tax consequences to U.S. Holders as they relate to the merger and the ownership and disposition of the newly received Naspers Class N ordinary shares or Naspers ADSs.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing final, temporary and proposed Treasury Regulations, rulings and judicial decisions, all as currently in effect and all of which are subject to prospective and retroactive rulings and changes. Naspers will not be seeking a ruling from the United States Internal Revenue Service (the "IRS") with regard to the United States Federal income tax treatment relating to the merger described in this section and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

        For purposes of this section, beneficial owners of MIH Limited Class A ordinary shares, Naspers ordinary shares or Naspers ADSs are a "U.S. Holder" if they are:

  •
  a citizen or resident of the United States;

  •
  a corporation, or any other entity taxable as a corporation, created under the laws of the United States (Federal or state);

  •
  an estate the income of which is subject to United States Federal income tax regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust.

        If a partnership holds MIH Limited Class A ordinary shares, Naspers Class N ordinary shares or Naspers ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding MIH Limited Class A ordinary shares, Naspers Class N ordinary shares or Naspers ADSs should consult their own tax advisors.

        A holder of MIH Limited Class A ordinary shares, Naspers Class N ordinary shares or Naspers ADSs is a "Non-U.S. Holder" if the holder is not a U.S. Holder. Non-U.S. Holders should consult their own tax advisors with respect to the tax consequences of the merger and regarding the ownership and disposition of Naspers Class N ordinary shares or Naspers ADSs.

        This section does not purport to address all United States Federal income tax consequences that may be relevant to a particular shareholder and holders are urged to consult their own tax advisors regarding their specific tax situation. This section applies only to shareholders who hold the Class A ordinary shares of MIH Limited as "capital assets" (generally, property held for investment) under the Code, and does not address the tax consequences that may be relevant to shareholders in special tax situations including, for example:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  broker-dealers;

  •
  traders in securities that elect to mark to market;

  •
  banks or other financial institutions;

  •
  shareholders whose functional currency is not the United States dollar;

  •
  United States expatriates;

  •
  shareholders that hold the shares of MIH Limited as part of a hedge, straddle constructive sale or conversion transaction;

  •
  shareholders that purchase or otherwise acquire the ADSs of Naspers other than through the merger described herein;

  •
  shareholders that own, directly, indirectly, or constructively 10% or more of the total combined voting power of MIH Limited, MIH Holdings or Naspers; or

  •
  shareholders that are subject to the alternative minimum tax.

        This section expressly assumes that none of MIH Limited, MIH Holdings or Naspers is a passive foreign investment company for United States Federal income tax purposes. Please see the discussion under "Passive Foreign Investment Company Rules" below.

        In general, for United States Federal income tax purposes and for purposes of income tax treaties, beneficial owners of Naspers ADSs will be treated as the beneficial owners of the Naspers Class N ordinary shares represented by those ADSs.

        This section does not address the state, local and non-United States tax consequences relating to the merger described herein. You should consult your own tax advisor regarding the United States Federal, state, local and foreign and other tax consequences of the merger described herein in your particular circumstances.

The Merger

        In the merger, holders of MIH Limited's Class A ordinary shares will exchange their MIH Limited Class A ordinary shares for Naspers Class N ordinary shares or Naspers ADSs.

        U.S. Holders who have exchanged their MIH Limited Class A ordinary shares for Naspers Class N ordinary shares or Naspers ADSs should be required to recognize taxable gain or loss with respect to the MIH Limited Class A ordinary shares surrendered in the merger equal to the difference between their adjusted tax basis in the surrendered shares and the fair market value, as of the effective date of the merger, of the Naspers Class N ordinary shares or Naspers ADSs received or to be received in the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss with respect to MIH Limited Class A ordinary shares held for more than one year at the time of the merger. In such event, a U.S. Holder's tax basis in the Naspers Class N ordinary shares or Naspers ADSs received would equal their fair market value as of the date of the merger, and such U.S. Holder's holding period for the Naspers Class N ordinary shares or Naspers ADSs received would begin on the day after the merger. It is possible, but very unlikely, however, that the IRS or the courts will take the position that the transactions constitute a tax-free reorganization under Section 368(a) of the Code. In that case, holders of MIH Limited ordinary shares will not recognize gain or loss on the exchange of their MIH Limited Class A ordinary shares.

Ownership and Disposition of Naspers Class N Ordinary Shares or Naspers ADSs

        Taxation of Dividends.    The gross amount of a distribution made by Naspers, including any amounts of South African tax withheld, will be taxable to a U.S. Holder as dividend income to the extent paid out of Naspers' current or accumulated earnings and profits, as determined for United States Federal income tax purposes. Dividends received on the ordinary shares or ADSs will generally be treated as foreign source passive income, or as financial services income for U.S. holders that are financial services entities, for foreign tax credit purposes and will not be eligible for the dividends received deduction generally allowed to corporations. Distributions in excess of Naspers current and accumulated earnings and profits will constitute a nontaxable return of capital to a U.S. Holder to the extent of the U.S. Holder's tax basis in Naspers Class N ordinary shares or Naspers ADSs. To the extent that such distributions are in excess of the U.S. Holder's basis in Naspers Class N ordinary shares or Naspers ADSs, the distribution will constitute gain from the deemed sale or exchange of Naspers Class N ordinary shares or Naspers ADSs. Please see "—Tax on Sale or Exchange of Ordinary Shares or ADSs" below.

        The amount of a distribution will be the U.S. dollar value of the South African Rand payment, determined at the spot South African Rand/U.S. dollar rate on the date the dividend is includible in a U.S. Holder's income, regardless of whether the payment in fact is converted into U.S. dollars. Generally, any gain or loss resulting from currency fluctuations during the period from the date a U.S. Holder includes the dividend in income to the date such U.S. Holder (or a third party acting for such U.S. Holder) converts the payment into U.S. dollars will be treated as ordinary income or loss. Any such income or loss generally will be income or loss from sources within the United States for foreign tax credit purposes.

        A U.S. Holder will be entitled to claim a foreign tax credit with respect to distributions received from Naspers only for foreign taxes (such as South African withholding taxes) imposed on dividends paid to such U.S. Holder and not for taxes imposed on Naspers or on any entity in which Naspers has made an investment. Under current South African legislation, no South African tax will be withheld from dividends paid to non-residents of South Africa, but South Africa might impose withholding tax on such dividends in the future. Please see the discussion under "South African Tax Considerations—Ownership and Disposition of Naspers Class N Ordinary Shares and Naspers ADSs—Tax on Dividends" below.

        Tax on Sale or Exchange of Ordinary Shares or ADSs.    A U.S. Holder will recognize gain or loss on a sale, exchange or other disposition of the ordinary shares or ADSs, unless a specific nonrecognition provision applies. That gain or loss will be measured by the difference between the U.S. dollar value of the amount of cash, and the fair market value of any other property, received and the U.S. Holder's tax basis in the ordinary shares or ADSs as determined in U.S. dollars. A U.S. Holder's tax basis in the ordinary shares or ADSs will generally equal the amount paid by the U.S. Holder for the ordinary shares or ADSs. Gain or loss arising from a sale or exchange of ordinary shares or ADSs will be capital gain or loss and will be long-term capital gain or loss if the holding period of the U.S. Holder for the ordinary shares or ADSs exceeds one year. In general, gain from a sale or exchange of shares by a U.S. Holder will be treated as United States source income for foreign tax credit purposes.

        Passive Foreign Investment Company Rules.    U.S. Holders might be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described above, if Naspers is, or were to become, a passive foreign investment company ("PFIC") for United States Federal income tax purposes. Although the determination of whether a corporation is a PFIC is made annually, and thus is subject to change, Naspers does not believe that it is, nor does Naspers expect to become, a PFIC for United States Federal income tax purposes. You should consult your own tax advisor regarding the adverse tax consequences of owning the ordinary shares or ADSs of a PFIC and making certain elections designed to ameliorate those adverse consequences.

        U.S. Backup Withholding and Information Reporting.    Proceeds from the sale of, and dividends, on Naspers Class N ordinary shares or ADSs paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a rate not to exceed 30% unless the U.S. Holder:

  •
  is a corporation or other exempt recipient; or

  •
  provides a taxpayer identification number and properly certifies that no loss of exemption from backup withholding has occurred on an IRS Form W-9.

        Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowable as a credit against such U.S. Holder's United States Federal income tax liability, provided that the required information is furnished to the IRS.

South African Tax Considerations

        This section, which is the opinion of Webber Wentzel Bowens, South African counsel to Naspers, sets forth the material South African income (including capital gains) tax consequences to South African resident holders of Naspers Class N ordinary shares and Naspers ADSs in relation to the merger and the ownership and disposition of Naspers Class N ordinary shares and Naspers ADSs.

        This section is based on the South African Income Tax Act, 1962 (as amended), various other taxing statutes in South Africa, rulings and judicial decisions, all as currently in effect and all of which are subject to prospective and/or retroactive rulings and changes.

        For the purposes of this section, the term "South African resident" includes:

  •
  any natural person who is ordinarily resident in South Africa;

  •
  any other legal entity which is incorporated, or has its place of effective management, in South Africa;

  •
  persons who are not ordinarily resident in South Africa, but satisfy a physical presence test, which involves being present in South Africa for certain prescribed periods of time; and

  •
  persons other than natural persons who are established or formed in South Africa, but excluding an "international headquarter company".

        This section does not purport to address all South African income (including capital gains) tax consequences that may be relevant to a particular shareholder. This section applies only to shareholders who hold the MIH Limited Class A ordinary shares as "capital assets" under South African law. You should consult your own tax advisor regarding the South African income (including capital gains tax) and other tax consequences to you of the merger described in this proxy statement/prospectus.

The Merger

        The proposed merger is governed by British Virgin Island's law. There is no equivalent or comparable transaction under South African law. Accordingly, the South African tax treatment of the merger is not free from doubt.

        In the merger, holders of MIH Limited's Class A ordinary shares will effectively exchange their MIH Limited Class A ordinary shares for Naspers Class N ordinary shares or Naspers ADSs.

        As a rule if a South African resident exchanges one asset for another he or she is required to recognize a taxable gain or loss in respect of the exchange. This could mean that South African resident holders of MIH Limited Class A ordinary shares may be required to recognize a taxable capital gain, or a capital loss, equal to the difference between the base cost of their MIH Limited Class A ordinary shares, as determined in accordance with South African tax legislation, and the fair market value, as of the effective date of the merger, of the Naspers Class N ordinary shares received by them in the merger. The transactions will not qualify for "roll over" relief from South African capital gains tax and the gain (or loss) would crystallize on the effective date of the merger.

        However, it is possible that there are no capital gains tax consequences for non-dissenting South African resident holders of MIH Limited's Class A ordinary shares as the cancelation of the shares in MIH Limited may not constitute a disposal for capital gains tax purposes.

        The tax implications for South African resident shareholders of MIH Limited are dependent on such persons' individual circumstances and, if in doubt, such persons are strongly advised to consult their own tax advisers. There should be no South African tax implications for MIH Limited shareholders not resident in South Africa as a result of the merger.

Ownership and Disposition of Naspers Class N Ordinary Shares and Naspers ADSs

Tax on Dividends

        Dividends declared by a South African company and received by a South African resident shareholder are exempt from tax in South Africa in the hands of the shareholder.

        South African companies are not subject to withholding tax on dividends, other than secondary tax on companies. See "—Secondary Tax on Companies". With effect from October 1, 1995, South Africa repealed all legislation imposing any withholding tax on dividends. Consequently, Naspers will not be obliged to withhold any form of non-resident withholding tax on dividends paid to non-residents of South Africa. However, any future decision to re-impose a withholding tax on dividends paid by South African residents to non-resident shareholders is permissible under the terms of the reciprocal tax treaty entered into between South Africa and the United States. The Treaty limits the withholding tax to 5% of the gross amount of the dividends if the beneficial owner of the shares is a company holding directly at least 10% of the voting stock of the company paying the dividends, and to 15% of the gross amount of the dividends in all other cases.

Tax on sale or exchange of Naspers Class N ordinary shares by shareholders resident in South Africa

        South African resident holders of Naspers Class N ordinary shares will recognize a taxable capital gain or a capital loss on the sale, exchange or other disposition of Naspers Class N ordinary shares, unless that shareholder is entitled at the time of such sale, exchange or other disposition to defer the gain by virtue of "roll over" relief from capital gains tax in terms of the transaction giving rise to the sale, exchange or other disposition of Naspers Class N ordinary shares. The capital gain or loss will be measured by the difference between the base cost to the holders of the Class N ordinary shares, and the fair market value of any other property received in exchange for the sale, exchange or other disposition of any Naspers Class N ordinary shares. In general, roll-over relief from capital gains tax only applies in relation to company formation transactions, share-for-share transactions, intra-group transactions, unbundling transactions and transactions relating to liquidation, winding up and de-registration, all as defined in the South African Income Tax Act.

Tax consequences of the ownership and disposition of Naspers Class N ordinary shares or Naspers ADSs by shareholders not resident in South Africa

        Shareholders not resident in South Africa are liable for South African income tax in respect of income derived by them from sources within or deemed to be within South Africa. Shareholders not resident in South Africa are not liable for South African capital gains tax. For more information, please see the below section called "—Taxation of South African Corporations—Capital Gains Tax."

Stamp Duty

        South African stamp duty is payable by a South African company upon the original issue of any shares at the rate of 0.25% of the full issue price.

        On any subsequent registration of transfer of shares in a South African company, a form of South African stamp duty is payable at 0.25% of the higher of the consideration paid or the market value of the share concerned. South African stamp duty is payable regardless of whether the instrument of transfer is executed in or outside South Africa. In respect of transactions involving dematerialized shares, uncertified securities tax will be payable at the same rate.

        There are certain exceptions to the payment of stamp duty where, for example, the instrument of transfer is executed outside South Africa and registration of transfer is effected in any branch register kept by the relevant company outside of South Africa, subject to certain provisions set forth in the South African Stamp Duties Act, 1968.

        Transfers of ADSs between non-residents of South Africa will not attract South African stamp duty. If shares are withdrawn from the deposit facility or the relevant deposit agreement is terminated, stamp duty will however be payable on the subsequent transfer of the shares. An acquisition of shares from the depositary in exchange for ADSs representing the shares will upon the registration of the investor as the holder of shares on the company's register also render an investor liable to South African stamp duty at the same rate on a subsequent transfer of shares.

Taxation of South African Corporations

Basis of Income Taxation

        The South African income tax system was originally based primarily on the source basis of taxation. Under this system, income sourced or deemed to be sourced in South Africa was taxable in South Africa. A residence based system of taxation was recently adopted by way of the Revenue Laws Amendment Act 2000, under which South African residents are taxed on their worldwide income. Certain categories of income and activities undertaken outside of South Africa will be exempt from taxation. The source basis of taxation will, however, still be applicable to non-residents. Non-residents are therefore taxed on income from a source within or deemed to be from a source within South Africa.

        A South African tax resident must include in its taxable income an amount equal to the proportional amount (calculated in terms of a formula) of all controlled foreign entities' net income for its tax year which ends during the resident's year of assessment. A "controlled foreign entity" is defined as a foreign entity in which the relevant South African resident, individually or jointly with others, directly or indirectly:

  •
  holds more than 50% of the rights to participate in the capital or profits of, dividends declared by, or any other distribution or allocation made by, the entity; or

  •
  is entitled to exercise more than 50% of the votes or control of the entity.

        The term "foreign entity" means a person (other than a natural person or a trust) which is not a resident in South Africa or which is resident in South Africa but is not treated as a resident as a result of the application of a double tax treaty.

        There are exemptions from the taxation of income from controlled foreign entities, including exemptions for amounts which accrue to the controlled foreign entity:

  •
  from the disposal of an interest in the equity share capital of another foreign entity (often referred to as the "participation exemption"); or

  •
  by way of a dividend from a foreign company, if the controlled foreign entity on the day of disposal or declaration of dividend holds more than 25% of the equity share capital in the other foreign entity and, in the case of a disposal, held the interest for a period of at least 18 months prior to the disposal.

        All foreign dividends received by or accruing to South African residents are subject to a foreign dividends tax. A foreign dividend includes a dividend received by or which accrued to any person from any company which is either a foreign entity or not resident in South Africa to the extent that the dividend is declared from profits derived by such company before such company became a resident. Exemptions from foreign dividends tax include:

  •
  foreign dividends declared by a company listed on the JSE Securities Exchange South Africa to a South African resident shareholder who, together with connected persons of the shareholder, holds less than 10% of the equity share capital of the listed company if more than 10% of the equity share capital of the listed company at the time of declaration is held by South African residents; and

  •
  foreign dividends declared by a company to a South African resident holding at least 10% of the equity share capital of that company if they were derived from profits generated in a "designated country" and such profits are or will be subject to tax at a rate of at least 27% without any right of recovery by any person other than a right to carry over losses. The United States is a designated country.

        The foreign dividends are taxable at the taxpayer's marginal tax rate which, in the case of a company, is 30%.

Capital Gains Tax

        Capital Gains Tax was introduced in South Africa with effect from October 1, 2001 by way of the addition of Schedule 8 to the Income Tax Act, 58 of 1962. Under Schedule 8, all natural persons, legal persons and trusts resident in South Africa are liable to pay capital gains tax on the disposal or deemed disposal of a capital asset. The definition of an asset is very wide and includes assets that are movable, immovable, corporeal or incorporeal, but excludes certain limited items.

        Non-residents of South Africa will not be subject to capital gains tax except in respect of immovable property situated in South Africa or any interest or right in immovable property situated in South Africa and any assets of a permanent establishment established by the non-resident through which a trade is being carried out in South Africa.

        Profits derived from the sale of shares in a South African company by a non-resident will be subject to tax in South Africa if the seller carries on business in South Africa as a share dealer and the profits are realized in the ordinary course of that business. Profits derived from the sale of South African shares held as investments, where the shares are not an asset of the investor's permanent establishment in South Africa, will not be subject to capital gains tax in South Africa. Naspers ADSs will be regarded as a share for the purpose of Capital Gains Tax in South Africa.

        Companies will be liable to tax on 50% of the net capital gain. At the current corporate tax rate of 30%, the effective tax rate on net capital gains will therefore be 15%.

Secondary Tax on Companies

        Secondary Tax on Companies, or "STC", is paid by companies at the flat rate of 12.5% in respect of the amount of dividends declared by the company less all dividends which accrue to the company (but subject to certain exclusions) during its relevant "dividend cycle". A "dividend cycle" is the period commencing on the date following the date of accrual to a company's shareholders of the last dividend declared by that company and ending on the date on which the dividend in question accrues to the shareholder concerned. When a company declares a dividend out of profits derived from sources and outside of South Africa, STC on the dividend is calculated on the amount which bears to the net amount of the dividend, the same ratio as the sum of the net annual profits of the company from South African sources or deemed South African sources (this is extended by the Revenue Laws Amendment Act to certain profits derived from sources outside South Africa) bears to its total net annual profits from all sources (which net annual profits exclude profits earned by way of dividends, other than taxable foreign dividends). An excess of dividends accruing to a company over dividends paid may be carried forward to subsequent dividend cycles as a STC credit.

        The imposition of STC effectively means that a dual corporate tax system exists in South Africa comprising a normal income tax and STC. Liability for STC is determined independently from normal income tax. Accordingly, a company without a normal tax liability may have a liability for STC, and vice versa, and may be liable for both normal tax and STC. Capitalization shares distributed at the option of holders of shares in lieu of cash dividends do not incur STC and it has become common practice for listed South African companies to offer capitalization shares in lieu of cash dividends. No South African tax (including withholding tax) is payable in respect of the receipt of these shares by the recipients. Subject to certain exceptions (including foreign dividends declared by a company which are distributed to a South African resident who holds a qualifying interest in such company to the extent that the profits from which the dividend is declared, were generated in a designated country, including the United States, United Kingdom, the Netherlands, Germany and Austria, and are or will be subject to tax at a rate of at least 27% without any right of recovery by any person (other than a right to carry over losses)), foreign dividends no longer qualify as a deduction for STC purposes. A "qualifying interest" includes any direct interest of at least 10% in the equity share capital of a company.

Transfer Pricing

        Section 31 of the Income Tax Act, 58 of 1962 sets out rules dealing with transfer pricing and thin capitalization. Section 31 provides (in respect of transfer pricing) that when goods or services are supplied under any "international agreement", if the acquirer is a "connected person" in relation to the supplier, and the goods or services are acquired at a price which is not at arms length, the South African Commissioner of Inland Revenue is entitled, for the purpose of assessing the taxable income of the supplier or acquirer, to adjust the consideration to reflect an arms' length price.

        Thin capitalization rules were enacted to reduce the incidence of capital structuring by a company with a relatively small equity capital as compared to its debt capital when such company is 75% or more owned by non-resident shareholders. The intention of the provisions dealing with thin capitalization is to disallow interest deductions on excessive financial assistance between connected parties in calculating a taxpayer's taxable income. The term financial assistance is widely defined and includes loans, advances, debts and the provision of any security or guarantee.

British Virgin Islands Tax Considerations

        This section, which is the opinion of Harney Westwood & Riegels, British Virgin Islands counsel to Naspers, sets forth the material British Virgin Islands tax consequences of the merger. There will be no British Virgin Islands tax consequences to Naspers or any of its subsidiaries or affiliates as a result of the merger. In addition, there are no British Virgin Islands tax consequences for MIH Limited shareholders not resident in the British Virgin Islands. MIH Limited shareholders resident in the British Virgin Islands should consult their own tax advisor concerning the tax effect of the merger on them.

NASPERS' SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following selected historical consolidated financial data has been derived from Naspers' audited consolidated financial statements. You should read this selected consolidated financial data together with "Naspers' Operating and Financial Review and Prospects" and Naspers' audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

        Naspers prepares its financial statements according to South African GAAP. There are significant differences between these principles and U.S. GAAP. Note 41 to Naspers' audited consolidated financial statements includes a description of these differences and contains a reconciliation from South African GAAP to U.S. GAAP for the determination of net income and shareholders' equity.

        Naspers' audited consolidated financial statements have been prepared in South African Rand. Amounts shown in U.S. dollars have been translated from Rand amounts to U.S. dollars at the noon buying rate on October 29, 2002 of Rand 10.08 per U.S. $1.00.

	Year Ended March 31,
	1998	1999	2000	2001	2002	2002
	(Rand in millions, except share data)					(U.S. $ in millions, except share data)(1)
Consolidated Income Statement Data:
South African GAAP:
Revenue, net	1,667.1	5,339.1	6,670.1	8,265.7	9,836.6	975.9
Operating expenses:
Cost of providing services and sale of goods	(1,360.4)	(3,443.2)	(4,199.3)	(4,894.1)	(5,786.5)	(574.1)
Selling, general and administration	(71.0)	(1,696.9)	(2,149.4)	(3,191.7)	(3,340.9)	(331.4)
Depreciation and amortization	(67.4)	(225.3)	(341.7)	(507.8)	(1,009.6)	(100.2)

Operating income / (loss)	168.3	(26.3)	(20.3)	(327.9)	(300.4)	(29.8)
Financial costs, net(2)	(19.7)	(74.8)	(199.3)	(301.5)	(411.8)	(40.9)
Income from investments	7.0	2.2	2.8	0.8	3.8	0.4
Share of equity accounted results	(25.3)	(38.6)	(7.1)	(59.7)	157.3	15.6
Exceptional items	(48.8)	748.1	3,817.3	815.3	5.1	0.5

Income / (loss) before tax and minorities	81.5	610.6	3,593.4	127.0	(546.0)	(54.2)

Income / (loss) from continuing operations	10.2	608.7	3,262.0	152.1	(365.7)	(36.3)
Income / (loss) from discontinuing operations	8.4	(43.4)	130.7	847.8	(605.3)	(60.0)
Loss arising on discontinuance of operations	—	—	—	—	(952.3)	(94.5)

Net income / (loss)	18.6	565.3	3,392.7	999.9	(1,923.3)	(190.8)

Per share amounts
Basic
Income / (loss) from continuing operations	0.09	5.38	26.64	1.09	(2.51)	(0.25)
Income / (loss) from discontinuing operations	0.08	(0.38)	1.07	6.06	(4.15)	(0.41)
Loss arising on discontinuance of operations	—	—	—	—	(6.54)	(0.65)

Net income / (loss)	0.17	5.00	27.71	7.15	(13.20)	(1.31)

Diluted
Income / (loss) from continuing operations	0.09	5.09	24.19	1.28	(2.51)	(0.25)
Income / (loss) from discontinuing operations	0.08	(0.34)	0.96	5.51	(4.15)	(0.41)
Loss arising on discontinuance of operations	—	—	—	—	(6.54)	(0.65)

Net income / (loss)	0.17	4.75	25.15	6.79	(13.20)	(1.31)

Weighted average shares outstanding
Basic	111,814,000	112,952,000	122,457,667	139,896,409	145,691,868	145,691,868
Diluted	111,814,000	125,057,236	136,443,589	153,836,648	159,502,877	159,502,877

Consolidated Income Statement Data:
U.S. GAAP:
Revenue, net				8,721.7	10,701.2	1,061.6
Operating income / (loss)				(4,504.1)	(16,140.7)	(1,601.3)
Income / (loss) from continuing operations				1,351.7	(4,974.9)	(493.5)
Income / (loss) from discontinuing operations				(97.2)	(155.7)	(15.4)
Loss arising on discontinuance of operations				—	(116.4)	(11.5)
Cumulative effect of change in accounting principle				—	18.4	1.8
Net (loss) / income				1,254.5	(5,228.5)	(518.6)
Per share amounts
Basic
Income / (loss) from continuing operations				9.66	(34.15)	(3.39)
Income / (loss) from discontinuing operations				(0.69)	(1.07)	(0.10)
Loss arising on discontinuance of operations				—	(0.80)	(0.08)
Cumulative effect of change in accounting principle				—	0.13	0.01

Net income / (loss)				8.97	(35.89)	(3.56)

Diluted
Income / (loss) from continuing operations				8.79	(34.15)	(3.39)
Income / (loss) from discontinuing operations				(0.63)	(1.07)	(0.10)
Loss arising on discontinuance of operations				—	(0.80)	(0.08)
Cumulative effect of change in accounting principle				—	0.13	0.01

Net income / (loss)				8.16	(35.89)	(3.56)

Consolidated Balance Sheet Data (at period end):
South African GAAP:
Total assets	1,696.1	5,590.6	8,438.3	17,484.0	16,645.6	1,651.3
Net assets(3)	908.8	257.2	2,353.8	10,095.1	5,750.6	570.5
Total long-term debt	161.1	2,183.8	2,343.3	3,067.6	4,924.1	488.5
Minority interests	2.9	(42.5)	1,173.2	7,542.6	4,364.1	432.9
Total shareholders' equity	905.8	299.7	1,180.6	2,552.7	1,386.4	137.5
U.S. GAAP:
Total assets				30,126.3	23,750.5	2,356.2
Net assets				21,431.1	11,116.8	1,102.9
Total long-term debt				3,779.4	5,742.6	569.7
Minority interests				14,307.0	7,967.6	790.4
Total shareholders' equity				7,124.1	3,149.2	312.4
Other Data:
South African GAAP:
Cash flow from operating activities	112.6	(122.4)	349.2	(365.6)	189.7	18.8
Cash utilised in discontinued operations	10.0	(118.8)	(299.2)	(432.5)	(574.0)	(56.9)
Cash flow from investing activities	(229.6)	(493.8)	(2,267.8)	(662.0)	(1,088.0)	(107.9)
Cash flow from financing activities	(160.1)	660.2	3,818.5	1,395.6	818.9	81.2

(1)
The U.S. dollar equivalent information presented is provided solely for the convenience of the readers of the proxy statement/prospectus and should not be construed as implying that the local currency amounts represent, or could have been, or could be, converted into U.S. dollars at such rates or at any rate.
(2)
Includes interest expense, interest income, dividend income and foreign exchange gains and losses.
(3)
Includes long-term liabilities in respect of program and film rights.

MIH LIMITED'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following selected historical consolidated financial data has been derived from MIH Limited's audited consolidated financial statements. You should read this selected consolidated financial data together with "MIH Limited's Operating and Financial Review and Prospects" and MIH Limited's audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

        MIH Limited prepares its financial statements according to International Accounting Standards, or "IAS". There are significant differences between these standards and U.S. GAAP. Note 38 to MIH Limited's audited consolidated financial statements includes a description of these differences and contains a reconciliation from IAS to U.S. GAAP for the determination of net income and shareholders' equity.

	Year ended March 31,
	1998	1999	2000	2001	2002
	(U.S. $ in millions, except share data)
Consolidated Income Statement Data:
IAS:
Revenue, net	488.7	578.8	682.8	683.2	643.8

Operating expenses:
Cost of providing services	(308.2)	(385.5)	(428.5)	(406.6)	(378.4)
Selling, general and administrative	(164.4)	(160.3)	(201.3)	(259.9)	(216.4)
Depreciation and amortization	(58.2)	(50.6)	(62.0)	(71.5)	(100.3)
Operating loss	(42.1)	(17.6)	(9.0)	(54.8)	(51.3)
Financial results, net(1)	(5.5)	(9.1)	(19.0)	(22.0)	(26.7)
Loss on marketable securities	—	—	—	—	(5.0)
Equity results in joint ventures and associates	(7.9)	(43.3)	(41.6)	(75.7)	(17.3)
Profit on sale and dilution of interests in subsidiaries, joint ventures and associates, net	—	31.1	18.0	29.1	8.3

Loss before tax and minority interest	(55.5)	(38.9)	(51.6)	(123.4)	(92.0)

Loss from continuing operations	(59.2)	(38.9)	(54.3)	(134.8)	(94.9)
(Loss) / profit arising on discontinuance of operations	(4.6)	(29.9)	37.3	287.0	(347.8)

Net (loss) / profit	(63.8)	(68.8)	(17.0)	152.2	(442.7)

Per share amounts
Basic
Loss from continuing operations	(1.55)	(1.02)	(1.07)	(2.43)	(1.68)
Profit / (loss) from discontinuing operations	(0.12)	(0.78)	0.73	5.18	(6.14)

Net profit / (loss)	(1.67)	(1.80)	(0.34)	2.75	(7.82)

Diluted
Loss from continuing operations	(1.55)	(1.02)	(1.07)	(2.43)	(1.68)
Loss from discontinuing operations	(0.12)	(0.78)	0.73	5.12	(6.14)

Net profit / (loss)	(1.67)	(1.80)	(0.34)	2.69	(7.82)

Weighted average shares outstanding
Basic	38,235,000	38,235,000	50,790,662	55,414,252	56,575,741
Diluted	38,235,000	38,235,000	50,790,662	56,537,850	56,575,741

Consolidated Income Statement Data:
U.S. GAAP:
Total revenue, net	500.5	578.8	713.9	757.8	737.0
Operating loss	(57.0)	(22.9)	(232.8)	(389.7)	(1,288.0)
(Loss) / profit from continuing operations	(74.1)	(44.0)	(71.0)	590.0	(631.5)
(Loss) / profit from discontinuing operations	(5.2)	(30.0)	(39.5)	(30.6)	(69.4)
Cumulative effect of change in accounting principle	—	—	—	—	1.2

Net (loss) / profit	(79.3)	(74.0)	(110.5)	559.4	(699.7)

Per share amounts
Basic
(Loss) / profit from continuing operations	(1.94)	(1.15)	(1.40)	10.65	(11.16)
(Loss) / profit from discontinuing operations	(0.13)	(0.79)	(0.77)	(0.56)	(1.23)
Cumulative effect of change in accounting principle	—	—	—	—	0.02

Net (loss) / profit	(2.07)	(1.94)	(2.17)	10.09	(12.37)

Diluted
(Loss) / profit from continuing operations	(1.94)	(1.15)	(1.40)	10.43	(11.16)
(Loss) / profit from discontinuing operations	(0.13)	(0.79)	(0.77)	(0.54)	(1.23)
Cumulative effect of change in accounting principle	—	—	—	—	0.02

Net (loss) / profit	(2.07)	(1.94)	(2.17)	9.89	(12.37)

Consolidated Balance Sheet Data (at period end):
IAS:
Total assets	646.1	776.2	996.6	1,929.7	1,267.4
Net assets	253.6	177.2	446.8	1,297.1	529.6
Total long-term debt(2)	54.8	204.8	186.1	230.1	321.9
Minority interests	—	0.5	82.1	611.7	290.4
Total shareholders' equity	253.6	176.7	364.7	685.4	239.2

U.S. GAAP
Total assets	621.2	746.3	977.1	2,895.2	1,746.9
Net assets	228.7	147.3	427.3	2,260.0	1,006.4
Total long-term debt(2)	54.8	204.8	186.1	230.1	321.9
Minority interests	—	0.5	108.0	1,216.0	659.1
Total shareholders' equity	$228.7	$146.8	$319.3	$1,044.0	$347.3

Other data
IAS:
Cash flow from operating activities	5.2	(19.2)	24.5	(71.0)	(10.9)
Cash flow from investing activities	178.4	(85.2)	(218.3)	44.6	(102.4)
Cash flow from financing activities	(84.9)	7.8	324.1	184.2	29.8

Subscribers at period end (in thousands):
Africa
South Africa	1,054	1,073	1,088	1,060	1,057
Analog	896	802	687	558	466
Digital	158	271	401	502	591
Sub-Saharan Africa	109	140	155	180	224
Analog	60	54	39	29	21
Digital	49	86	116	151	203
Egypt	18	30	46	55	88
Analog	13	15	13	10	7
Digital	5	15	33	45	81
Middle East (all Digital)	27	62	94	102	—

Total Africa	1,208	1,305	1,383	1,397	1,369

Mediterranean
Greece	254	316	307	334	265
Analog	254	316	288	265	165
Digital	—	—	17	69	100
Cyprus (all Analog)	31	35	43	51	52

Total Mediterranean	285	351	350	385	317

Asia
Thailand	313	300	333	382	413
Analog	197	148	147	232	263
Digital	116	152	186	150	150

Total subscribers	1,806	1,956	2,066	2,164	2,099

Average monthly revenue per subscriber(3)	$23.90	$24.11	$26.34	$26.83	$25.85

(1)
Includes interest expense, interest income, dividend income and foreign exchange gains and losses.

(2)
Excludes long-term liabilities in respect of program and film rights.

(3)
Excludes MIH Limited's Asian pay-television operations because such revenues are not consolidated with MIH Limited's income statements. Total subscribers from consolidated operations were 1.686, 1.680, 1.638, 1.594 and 1.466 million at March 31, 2002, 2001, 2000, 1999 and 1998 respectively.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited historical consolidated financial statements and the related notes for each of Naspers and MIH Limited and the related sections entitled "Naspers' Operating and Financial Review and Prospects" and "MIH Limited's Operating and Financial Review and Prospects".

        The unaudited pro forma condensed consolidated financial information gives pro forma effects as of and for the year ended March 31, 2002 to illustrate the estimated effects of:

  •
  The sale of MIH Limited's entire interest in OpenTV for a consideration of approximately U.S. $46.2 million (less estimated expenses of U.S. $15 million) and 15.38 million shares of Liberty Media Corporation common stock and certain related transactions. The assumed price per Liberty Media Corporation share is U.S. $9.016, the average trading price calculated in accordance with the stock purchase agreement.

  •
  The issuance of 115,739,766 Naspers Class N ordinary shares to acquire the remaining minority interests in MIH Limited and MIH Holdings and the issuance of 21,327,148 Naspers Class N ordinary shares to acquire the shares held by the MIH Limited and MIH Holdings share trusts.

  •
  The payment of estimated transaction costs of approximately Rand 50 million.

        The purchase price of the minority interests in MIH Holdings and MIH Limited have been based upon estimated switch ratios of one Naspers Class N ordinary share for every 2.25 MIH Holdings ordinary shares and 3.5 Naspers Class N ordinary shares for each MIH Limited ordinary share. The assumed fair value of a Naspers Class N ordinary share is estimated at Rand 21.40, which was the market price on the JSE Securities Exchange South Africa on September 23, 2002. Naspers intends to utilize a private placement to non-U.S. investors (including non-South African investors) of Class N ordinary shares to fund the cost of paying for any dissenters' shares. This private placement covering the dissenters' shares has no pro forma effect since it is assumed that the private placement will be at the same price as for the shares issued in the transactions. Naspers cannot assure you that the private placement of Class N ordinary shares will be successful. If the private placement is not successful, Naspers intends to finance the cost of paying for any dissenters' shares through a combination of cash on hand and bank financing. Naspers is unable to predict how many shareholders may exercise dissenters' rights. As of March 31, 2002, MIH Limited had a total of 28,229,503 Class A ordinary shares outstanding not held by Naspers and its affiliates. Based on the closing MIH Limited share price on September 23, 2002, the public market value of the total number of shares that could dissent equaled U.S. $117.2 million. The actual purchase price and other costs of the acquisitions will be different to these estimates, as it will depend on the fair value of Naspers Class N ordinary shares on the transaction date, the number of shares held by MIH Limited holders exercising dissenters' rights and the terms of the equity private placement or any alternative funding. The excess of the estimated purchase price over the recorded amount of net assets has been preliminarily allocated to goodwill and has been amortized over its estimated useful life of five years. The ultimate allocation of the purchase price will depend on the results of fair value appraisals. Naspers believes that the effect of the ultimate allocation in accordance with both South African GAAP and U.S. GAAP will not differ materially from that assumed in the unaudited pro forma financial information.

        The unaudited pro forma condensed consolidated financial information has been prepared by applying pro forma adjustments to the historical consolidated financial information of Naspers in conformity with both South African GAAP and U.S. GAAP. The pro forma condensed consolidated balance sheets were prepared as if the OpenTV disposal and the acquisitions of the MIH Holdings and MIH Limited minority interests took place as at March 31, 2002. The pro forma condensed consolidated income statements were prepared as if the acquisitions of the MIH Holdings and MIH Limited minority interests took place on April 1, 2001.

        There are significant differences between South African and United States generally accepted accounting principles. Note 41 to Naspers' audited consolidated financial statements describes the differences and contains a reconciliation from South African GAAP to U.S. GAAP for the determination of net income and shareholders' equity. The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as at March 31, 2002

	Historical	Adjust OpenTV(1)	Pro forma adjustments		Pro forma	Pro forma
	(Rand in millions)					(U.S. $ in millions)(7)
South African GAAP:
ASSETS
Non-current assets
Property, plant and equipment	4,502.2	(272.3)	—		4,229.9	419.6
Goodwill and other intangible assets	3,629.9	(2,686.6)	1,464.5	(2)	2,407.8	238.9
Investments and loans	628.2	(144.4)	—		483.8	48.0
Marketable debt and equity securities	779.8	(779.8)	—		—	—
Program and film rights	508.7	—	—		508.7	50.5
Deferred taxation	58.8	—	—		58.8	5.8

Total non-current assets	10,107.6	(3,883.1)	1,464.5		7,689.0	762.8
Current assets
Inventory	483.9	(3.2)	—		480.7	47.7
Program and film rights	436.2	—	—		436.2	43.3
Accounts receivable and other current assets	2,176.6	(369.6)	—		1,807.0	179.3
Marketable debt and equity securities	442.8	1,133.7	—		1,576.5	156.4
Cash and cash deposits	2,998.5	(668.1)	(50.0	)(2)	2,280.4	226.2

Total current assets	6,538.0	92.8	(50.0)		6,580.8	652.9

TOTAL ASSETS	16,645.6	(3,790.3)	1,414.5		14,269.8	1,415.7

EQUITY AND LIABILITIES
Shareholders' equity
Share capital and premium	1,857.1	—	2,476.8	(3)	4,333.9	429.9
Reserves	(470.7)	(242.2)	—		(712.9)	(70.7)

Total shareholders' equity	1,386.4	(242.2)	2,476.8		3,621.0	359.2
Minority interest	4,364.1	(3,092.2)	(1,062.3	)(4)	209.6	20.8
Non-current liabilities
Long-term liabilities	5,050.0	—	—		5,050.0	501.0
Deferred taxation	67.4	—	—		67.4	6.7

Total non-current liabilities	5,117.4	—	—		5,117.4	507.7
Current liabilities
Current portion of long-term debt	849.8	—	—		849.8	84.3
Provisions, accounts payable and other current liabilities	3,811.4	(455.9)	—		3,355.5	332.9
Bank overdrafts and short-term loans	1,116.5	—	—		1,116.5	110.8

Total current liabilities	5,777.7	(455.9)	—		5,321.8	528.0

TOTAL EQUITY AND LIABILITIES	16,645.6	(3,790.3)	1,414.5		14,269.8	1,415.7

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as at March 31, 2002

	Historical	Adjust OpenTV(1)	Pro forma adjustments		Pro forma	Pro forma
	(Rand in millions)					(U.S. $ in millions)(7)
U.S. GAAP:
ASSETS
Non-current assets
Property, plant and equipment	4,491.9	(272.3)	—		4,219.6	418.6
Goodwill and other intangible assets	9,394.7	(7,179.7)	1,324.3	(2)	3,539.3	351.1
Investments and loans	908.2	(144.4)	—		763.8	75.8
Marketable debt and equity securities	1,598.2	(779.8)	—		818.4	81.2
Program and film rights	508.8	—	—		508.8	50.5
Deferred taxation	58.8	—	—		58.8	5.8

Total non-current assets	16,960.6	(8,376.2)	1,324.3		9,908.7	983.0
Current assets
Inventory	483.9	(3.2)	—		480.7	47.7
Program and film rights	436.2	—	—		436.2	43.3
Accounts receivable and other current assets	2,176.6	(369.6)	—		1,807.0	179.2
Derivative assets	251.9	—	—		251.9	25.0
Marketable debt and equity securities	442.8	1,133.7	—		1,576.5	156.4
Cash and cash deposits	2,998.5	(668.1)	(50.0	)(2)	2,280.4	226.2

Total current assets	6,789.9	92.8	(50.0)		6,832.7	677.8

TOTAL ASSETS	23,750.5	(8,283.4)	1,274.3		16,741.4	1,660.8

EQUITY AND LIABILITIES
Shareholders' equity
Share capital and premium	1,841.6	—	2,476.8	(3)	4,318.4	428.4
Reserves	1,307.6	(1,020.9)	—		286.7	28.4

Total shareholders' equity	3,149.2	(1,020.9)	2,476.8		4,605.1	456.8
Minority interest	7,967.6	(6,022.2)	(1,202.5	)(4)	742.9	73.7
Non-current liabilities
Long-term liabilities	5,860.5	—	—		5,860.5	581.4
Deferred taxation	205.2	—	—		205.2	20.3

Total non-current liabilities	6,065.7	—	—		6,065.7	601.7
Current liabilities
Current portion of long-term debt	849.8	—	—		849.8	84.3
Provisions, accounts payable and other current liabilities	4,601.7	(1,240.3)	—		3,361.4	333.5
Bank overdrafts and short-term loans	1,116.5	—	—		1,116.5	110.8

Total current liabilities	6,568.0	(1,240.3)	—		5,327.7	528.6

TOTAL EQUITY AND LIABILITIES	23,750.5	(8,283.4)	1,274.3		16,741.4	1,660.8

Unaudited Pro Forma Condensed Consolidated Income Statement
For the Year Ended March 31, 2002

	Historical	Adjust OpenTV(1)	Pro forma adjustments		Pro forma	Pro forma
	(Rand in millions, except per share data)					(U.S. $ in millions, except share data)(7)
South African GAAP:
Revenue	9,836.6	—	—		9,836.6	975.9
Cost of providing services and goods	(5,786.5)	—	—		(5,786.5)	(574.1)
Selling, general and administrative	(3,340.9)	—	—		(3,340.9)	(331.4)
Depreciation	(636.2)	—	—		(636.2)	(63.1)
Amortization	(373.4)	—	(292.9	)(5)	(666.3)	(66.1)

Operating loss	(300.4)	—	(292.9)		(593.3)	(58.8)
Finance costs	(411.7)	—	—		(411.7)	(40.9)
Income from investments	3.8	—	—		3.8	0.4
Equity results in joint ventures and associates	157.3	—	—		157.3	15.6
Exceptional items	5.1	—	—		5.1	0.5

Loss before tax	(545.9)	—	(292.9)		(838.8)	(83.2)
Taxation	(147.8)	—	—		(147.8)	(14.7)
Minority interest	328.1	—	(324.1	)(6)	4.0	0.4

Loss from continuing operations	(365.6)	—	(617.0)		(982.6)	(97.5)

Per share amounts
Basic and diluted
Loss from continuing operations	(2.51)				(3.76)	(0.37)

Weighted average shares outstanding (after issue to minorities)
Basic	145,691,868				261,431,634	261,431,634
Diluted	159,502,877				296,569,792	296,569,792

U.S. GAAP:
Revenue	10,701.2	(839.8)			9,861.4	978.3
Operating expenses	(26,841.9)	15,934.3	(264.9)		(11,172.5)	(1,108.4)
Operating loss	(16,140.7)	15,094.5	(264.9)		(1,311.1)	(130.1)
Finance costs	(490.2)	(76.6)	—		(566.8)	(56.2)
Income from investments	86.6	—	—		86.6	8.6
Equity results in joint ventures and associates	273.1	—	—		273.1	27.1
(Loss)/profit on sale and dilution of interests in subsidiaries, joint ventures and associates, net	(543.8)	—	—		(543.8)	(53.9)

Loss before tax	(16,815.0)	15,017.9	(264.9)		(2,062.0)	(204.5)
Taxation	(111.1)	13.0	—		(98.1)	(9.7)
Minority interest	11,951.1	(10,355.8)	(1,140.6	)(6)	454.7	45.1

Loss from continuing operations	(4,975.0)	4,675.1	(1,405.5)		(1,705.4)	(169.1)

Per share amounts
Basic and diluted
Loss from continuing operations	(34.15)				(6.52)	(0.65)

Weighted average shares outstanding (after issue to minorities)
Basic and diluted	145,691,868				261,431,634	261,431,634

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements Information

        Explanation of pro forma adjustments (in Rand millions except for share and per share amounts):

  1.
  Represents the adjustments relating to the disposal of OpenTV as if the disposal took place at March 31, 2002 including cash received on the closing date of U.S. $46.2 million and the receipt of 15.38 million shares of Liberty Media Corporation common stock at an assumed price of U.S. $9.016 per share (being the average trading price calculated in accordance with the stock purchase agreement), before taking into account approximately U.S. $15.0 million of transaction expenses and U.S. $17.0 million for an option for long term access in MIH Limited's operating territories to the Liberty Broadband Interactive Television interactive technologies. There can be no assurances that any sale of the Liberty Media Corporation shares will occur or at what price any such sale will be consummated. In addition, upon the closing of the OpenTV transaction on August 27, 2002, MultiChoice Africa (Pty) Limited, a subsidiary of MIH Limited, paid U.S. $4.5 million to OpenTV under operating agreements for the deployment of OpenTV's advanced interactive television technologies and bundled content.

  2.
  Represents the excess of the purchase consideration relating to the issuance of Naspers Class N ordinary shares above the recorded value of the minority interests acquired from MIH Holdings and MIH Limited shareholders, which has been allocated to goodwill.

South African GAAP
MIH Holdings minorities' shares acquired	R	402.8
MIH Limited minorities' shares acquired		1,011.7
Transaction costs		50.0

Total	R	1,464.5

U.S. GAAP
MIH Holdings minorities' shares acquired	R	306.6
MIH Limited minorities' shares acquired		967.7
Transaction costs		50.0

Total	R	1,324.3

  3.
  Reflects the shares issued by Naspers to acquire the additional interests in MIH Holdings and MIH Limited.

South African GAAP & U.S. GAAP
Issue the following Naspers Class N ordinary shares:
To acquire MIH Holdings interest: 32,491,958 shares @ R21.40 per share	R	695.3
To acquire MIH Limited interest: 83,247,808 shares @ R21.40 per share		1,781.5

Total	R	2,476.8

    An additional 5,771,696 and 15,555,452 Naspers Class N ordinary shares will be issued to acquire the interests of the MIH Holdings and MIH Limited share trusts respectively. These additional shares have been treated as treasury shares in terms of the group's accounting policies.

  4.
  Reflects the reduced ownership of minority shareholders in the equity of MIH Holdings and MIH Limited as a result of the transaction. The decrease in minority interest is allocated as follows:

South African GAAP
MIH Holdings minorities' shares acquired	R	292.5
MIH Limited minorities' shares acquired		769.8

Total	R	1,062.3

U.S. GAAP
MIH Holdings minorities' shares acquired	R	388.7
MIH Limited minorities' shares acquired		813.8

Total	R	1,202.5

  5.
  Represents the additional goodwill amortization charge for the year that would have been realized if the acquisition of the MIH Holdings and MIH Limited minority interests had occurred on April 1, 2001. The aggregate goodwill used for purposes of the pro forma income statement as at March 31, 2002 is Rand 1,464.5 million under South African GAAP and Rand 1,324.3 million under U.S. GAAP, as calculated in (2) above. The goodwill has been amortised over its estimated useful life of five years.

  6.
  Reflects the adjustment to losses allocated to the minority interest of MIH Holdings and MIH Limited minority shareholders for the year ended March 31, 2002, as if their interests were acquired at April 1, 2001.

  7.
  Amounts shown in U.S. dollars have been translated from Rand amounts to U.S. dollars at the noon buying rate on October 29, 2002 of Rand 10.08 per U.S.$ 1.00. The U.S. dollar equivalent information presented is provided solely for the convenience of the readers of this proxy statement/prospectus and should not be construed as implying that the local currency amounts represent, or could have been, or could be, converted into U.S. dollars at such rates or at any rate.

NASPERS' OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Operating and Financial Review and Prospects

        The following discussion and analysis of Naspers' financial condition and results of operations should be read in conjunction with Naspers' consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

        The Naspers consolidated financial statements have been prepared in accordance with South African Statements of Generally Accepted Accounting Principles, or "South African GAAP", which differ in certain significant respects from United States generally accepted accounting principles, or "U.S. GAAP". See note 41 to Naspers' consolidated financial statements for a reconciliation between South African GAAP and U.S. GAAP with regard to Naspers' net income and shareholders' equity, and the related description of the principal differences between South African GAAP and U.S. GAAP as they relate to Naspers.

Overview

Introduction

        Naspers was incorporated in 1915 under the laws of the Republic of South Africa. Naspers is a multinational media company with its principal operations in pay-television and Internet subscriber platforms, print media, book publishing, private education and technology markets. Naspers' activities are conducted through subsidiaries, joint ventures and associated companies. Naspers' most significant operations are located in South Africa, with other significant operations located elsewhere in Africa and in Greece, Cyprus and Asia. The activities undertaken by Naspers' business segments are described below.

Subscriber Platforms

Pay-television

        In Africa, MultiChoice Africa (Proprietary) Limited provides television and subscriber management services to analog and digital pay-television platforms in South Africa and more than 48 other countries throughout Africa and the adjacent Indian Ocean islands. The television service comprises a variety of direct-to-home digital satellite television (DStv) bouquets (the term used to describe the channels offered by a pay-television provider on a given platform) and terrestrial analog networks. The digital service consists of some 50 video channels, six data channels and 48 audio channels. The aggregate subscriber base in Africa was 1.28 million households as of March 31, 2002. The pay-television market in South Africa is now relatively mature. The digital base in Africa grew by 139,000 subscribers to 793,000 for the 2002 fiscal year and now accounts for 62% of the total number of subscribers on the African continent, establishing a solid platform for the roll-out of interactive television, or "iTV", services. Growth in revenue from digital subscribers was in part offset by the significant devaluation of the Rand against the U.S. dollar, and the churn in analog subscribers (churn is the percentage of customers who terminate their subscription in a given period). During January 2002, the Naspers group disposed of its 45% investment in MultiChoice Middle East Inc.

        Electronic Media Network Limited (M-Net) and SuperSport International (Proprietary) Limited (SuperSport) continue to play a role in growing the subscriber base through the delivery of premium thematic channels and exclusive content. M-Net has output deals with film and television studios, enabling it to screen the best quality movies, series and miniseries. M-Net compiles eight channels for broadcast on the KU-band in South Africa, six of which are also transmitted to viewers in the rest of Africa via C-Band and W4 KU-band. SuperSport produces three 24 hour-a-day channels for DStv, covering more than 100 different genres of sport. Recently, SuperSport created a new pan-African sports-channel, focusing mainly on football. The channel airs South African Premier Football League and various Confederation of African Football games, and has secured multi-year deals for English Premier League, Italian Series A and Bundesliga football. Extensive coverage of South African and international rugby, cricket, golf and tennis was offered on other SuperSport channels.

        MultiChoice Africa also has direct investments with fully staffed offices for pay-television in Namibia, Botswana, Zambia, Nigeria, Ghana, Uganda, Kenya and Tanzania.

        In the Mediterranean, NetMed NV operates analog and digital platforms in Greece and an analog platform in Cyprus. The total number of pay-television subscribers for the Mediterranean region amounted to 317,725 households as of March 31, 2002 compared to 385,230 households as of March 31, 2001. The launch of a competing platform by Alpha Digital Synthesis S.A. caused turbulence and confusion in the Greek pay-television market and contributed to the decline in the analog subscriber base in Greece from 264,801 subscribers as of March 31, 2001 to 164,920 subscribers as of March 31, 2002. However, Nova (the digital television service), maintained its leading position in the region by increasing its subscriber base from 69,271 subscribers as of March 31, 2001 to 100,313 subscribers as of March 31, 2002. In October 2001, Antenna Pay-TV Limited, Greece's leading free-television operator, joined forces with NetMed by acquiring a minority equity stake in NetMed. As part of this strategic alliance, Antenna will provide NetMed with attractive local thematic programming from its extensive libraries.

        MIH Limited (through its subsidiary Myriad International Holdings BV) and Fidelity Management S.A. recently entered into a share subscription agreement and a share sale agreement under which Fidelity will acquire a 22% interest in NetMed, MIH Limited's pay-television subsidiary in Greece, for a cash purchase price of U.S. $5 million plus a cash payment equal to an amount calculated with reference to the value of the subscriber base to be acquired by NetMed. Fidelity is owned by affiliates of the shareholders of Alpha Digital Synthesis S.A. The completion of this transaction was subject to the approval of the Greek Competition Committee. Myriad, Fidelity and NetMed did not receive the required approval from the Greek Competition Committee within the applicable period and MIH Limited accordingly believes that the subscription and sale agreements have ceased to have effect. The consequences, including litigation with Fidelity or Alpha Digital, likely to result from these developments are uncertain.

        In Asia, MIH Limited owns 31.1% of UBC, the leading pay-television provider in Thailand. UBC's digital satellite and analog cable services both provide the same 44 channels, including proprietary channels showing movies and sports, major international channels and six major free-to-air networks, in addition to seven educational channels. Channels shown on UBC's pay-television systems include UBC Movies and UBC Asian Movies, which show first-run and repeat films and series, UBC Kids, UBC Series, UBC News, UBC X-Zyte, SuperSport and SuperSport Gold, which show programming tailored for Thai audiences, along with exclusive major international events.

Internet

        M-Web Holdings has developed a leading position in the South African market, ending the 2002 fiscal year with 248,900 dial-up subscribers and 2,600 hosted clients. M-Web Holdings' "anytime, anywhere" philosophy enables its subscribers to access its content platforms via television, Internet and wireless technologies. M-Web Holdings' management continues to focus on reducing costs and losses, growing revenues and driving the business to profitability.

        M-Web (Thailand) Limited, MIH Limited's Internet platform in Thailand, is the leading local content service provider in Thailand and consists of nine consumer focused web sites. MIH Limited has an indirect interest in KSC Commercial Internet Company Limited, or "KSC Comnet".

        MIH Limited's principal investment in China is QQ, an instant messaging company. MIH Limited acquired a 46.4% interest in Tencent (BVI) Limited, the company which operates QQ, during the 2002 fiscal year. Instant-messaging has become an important communication service and community-building tool worldwide. QQ processes around 500 million messages per day and has 1.5 million paying mobile subscribers across China.

        Media24 and Nasboek have developed Internet initiatives which draw upon their existing areas of expertise, such as news, property and book retailing. These initiatives include e-Media24 and Kalahari.net.

Print media

        Media24 Limited, Naspers' print media subsidiary, publishes, prints and distributes a large number of newspapers and magazines in South Africa. Media24 has significant office and printing facilities in Cape Town, Paarl and Johannesburg, and distribution facilities and infrastructure located throughout South Africa. Media24 publishes approximately 60 newspaper and 30 magazine titles.

Technology

        MIH Limited's subsidiary Irdeto Access BV provides content protection solutions to subscriber platform operators and other providers of valuable digital content. Irdeto Access has been providing encryption technology for more than 30 years, and specializes in designing, developing and marketing end-to-end solutions to manage and protect content from unauthorized access in both the television broadcast and Internet environments. Irdeto Access provides conditional access (CA) products to over 85 clients in more than 30 countries, and has issued over seven million smartcards to subscribers. Smartcards are credit card-size devices with embedded processors that provide entitlement functions and store decryption keys and digital signatures that are inserted in set-top boxes for access to subscription television services. In 2001, Irdeto Access was approved by the State Administration of Radio, Film and Television as one of only two foreign conditional access providers in the Chinese market.

  Discontinuing operations

        Mindport, MIH Limited's subsidiary which develops broadband technology, was discontinued in the 2002 fiscal year due to the slow down in the roll-out of broadband capacity in the United States and the collapse of many of its potential customers.

        On August 27, 2002, MIH Limited and OTV Holdings Limited (OTVH) sold OTVH's holding of 365,460 Class A ordinary shares and 30,206,154 Class B ordinary shares in OpenTV to Liberty Media Corporation and LDIG OTV, Inc. for a purchase price of approximately U.S. $46.2 million, before acquisition costs, and 15.38 million shares of Liberty Media Corporation common stock. MIH Limited's interest in OpenTV was held through OTVH, a wholly-owned subsidiary of MIH Limited. Disposal costs are estimated to be U.S. $15.0 million. There can be no assurances that any sale of the Liberty Media Corporation shares will occur or at what price any such sale will be consummated. The closing share price for Liberty Media Corporation shares was U.S. $8.67 on October 23, 2002. In addition, upon the closing of the OpenTV transaction on August 27, 2002, MIH Limited obtained an option for long term access in its operating territories to the Liberty Broadband Interactive Television interactive technologies in consideration for a payment of U.S. $17 million and MultiChoice Africa, a subsidiary of MIH Limited, paid U.S. $4.5 million to OpenTV under operating agreements for the deployment of OpenTV's advanced interactive television technologies and bundled content. For more information, please see the section called "Business—History and Development" and "Legal Proceedings" for a description of certain litigation relating to the transaction.

        OpenTV is currently one of the world's leading interactive television companies and provides software, content and applications and professional services that enable digital television network operators to deliver and manage interactive television services on all major digital television platforms.

OpenTV's business has historically been closely aligned with MIH Limited's core subscription platform business. More recently, OpenTV has diversified into new business activities, including the development of an interactive software application suite and games channels. This new growth phase started to steer OpenTV on a course away from MIH Limited's core business activities. Against this background, MIH Limited decided to sell its investment in OpenTV. Operational contracts and other arrangements between OpenTV and MIH Limited's pay-television businesses will continue largely unchanged.

        OpenTV and Mindport have been treated as discontinuing operations in Naspers' financial statements for the three fiscal years ended March 31, 2002. Accordingly, the carrying value of OpenTV as of March 31, 2002 has been reduced to the purchase price of approximately U.S. $185 million less estimated expenses of U.S. $15 million. That amount was based on management assumptions about the facts and circumstances at the time the goodwill impairment charge was taken. Under U.S. GAAP, a loss on the disposal of OpenTV of approximately Rand 4 billion will be recorded in the year ended March 31, 2003.

Book publishing

        Nasboek Limited publishes and distributes books and related content in South Africa by making use of its variety of publishers, clubs, retail outlets and distribution facilities. Nasboek publishes an extensive portfolio of fiction, non-fiction, reference, academic education (school), religious and illustrated works.

Private education

        Educor Limited offers face-to-face full-time, part-time and block-release educational programs, as well as e-learning and distance learning education and training programs at its 183 campuses across South Africa. These services are available for distance, secondary and higher education learning and corporate training. During the year ended March 31, 2002 the Lyceum College business was discontinued.

Operating Results

        A key strategy of the Naspers group over the past five years has been to seek potential opportunities in global markets to ensure growth in its subscriber platform business segment for television, the Internet and interactive services. Consequently, significant losses have been incurred as MIH Limited and M-Web Holdings invested heavily in these businesses in an effort to increase their growth. Naspers has incurred significant operating losses for the last four fiscal years, including an operating loss from continuing operations of Rand 300.4 million, or U.S. $26.5 million, for the year ended March 31, 2002. Naspers expects to continue to incur an operating loss for the foreseeable future. Naspers' net loss for the 2002 fiscal year equaled Rand 1.9 billion, or U.S. $169.3 million. The current global economic slowdown and other difficulties in South Africa may increase the level of operating losses at Naspers in the future. Naspers intends to drive its loss-making businesses to profitability by reducing costs and increasing revenues as Naspers' developing businesses achieve critical mass. The performance of businesses or operations that do not have a clear path to profitability within the foreseeable future, such as was the case with Mindport Broadband and Lyceum College, will continue to be reviewed and such businesses or operations may be restructured or closed.

        Naspers' operating results are affected by a number of items, including the number of households subscribing to its television platform and Internet access services, the circulation of its newspapers and magazines, the number of students enrolling for educational courses, the level of advertising across its various media products, the number of books published and sold, seasonality, general economic conditions, competition, regulatory developments and fluctuations in foreign exchange rates. Foreign exchange rates can have a significant effect on Naspers' reported earnings as it generates revenues predominantly in the local currencies of the countries in which it operates, while a substantial portion of its expenses are incurred in U.S. dollars and Euros.

        Revenues.    Revenues comprise television and Internet subscription revenue (51.4%), hardware sales (5.3%), technology revenue (4.4%), circulation revenue (5.7%), advertising revenue (10.0%), distribution fees (0.9%), printing fees (5.4%), revenue from the publishing and sale of books (6.2%), tuition fees (4.6%) and other revenues (6.1%). Naspers' primary source of revenue is subscriber revenue. Hardware sales relate to revenue generated from the sale, rental and maintenance of set-top boxes and other income including revenue attributable to e-commerce activities. Technology revenues include revenue generated from conditional access systems. Circulation revenue includes the cover-price revenue received from the sale of newspapers and magazines. Advertising revenues include revenue received for advertisements placed in Naspers' newspapers, magazines, Internet sites and on television. Distribution revenue consists mainly of service fees received from the distribution of newspapers, magazines, books and related products. Tuition fees include the course fees paid by students to participate in the various educational courses and programmes offered by Educor. Other revenues include revenue relating to the sale of rights to backhaul charges, certain e-commerce services, instant messaging services and finance service fees.

        Cost of Providing Services and Sales.    The cost of providing services and sales includes programming content, editorial and content, subscriber management, set-top box purchase, transmission, printing, distribution and teaching costs. Programming costs include the cost of licensing third-party programs and the production cost of programs produced by the Naspers group, as well as the amortization of programming rights for sporting events and films. Editorial and content costs include the cost of acquiring content from third party content providers for the Naspers group's Internet services, books, magazines and newspapers, as well as the employment and related costs of journalists employed by Naspers and other content creators. Subscriber management costs include the direct cost of servicing and maintaining equipment installed at subscribers' homes and the cost of providing customer service. Set-top box purchase costs include the purchase of set-top boxes by Naspers for use, lease or resale to customers. Transmission costs consist of transmission, uplinking and backhauling charges paid by subsidiaries in the Naspers group to various satellite vendors under operating lease agreements. Printing costs include raw materials such as paper and ink, and other direct costs relating to the printing process. Distribution costs include storage costs and the costs relating to a large delivery vehicle fleet. Teaching costs include mainly employment and related costs of Educor's lecturers and teachers who run Educor's educational programmes and courses, and the related course material costs.

        Selling, General and Administration Expenses.    These costs include overhead costs from various departments such as marketing, public relations, subscriber sales, warehousing, information systems, finance and accounting, accounts receivable, accounts payable and human resources departments.

        Depreciation and Amortization.    These costs include charges relating to the amortization of intangible assets arising from acquisitions and the depreciation of Naspers' tangible property, plant and equipment, including land and buildings, transponders, set-top boxes, manufacturing plant and equipment, vehicles and office equipment and assets under capital leases.

Critical Accounting Policies

        Naspers' consolidated financial statements include the financial statements of Naspers and its subsidiaries. These financial statements are prepared in conformity with South African GAAP, which requires management to make estimates that affect the reported amounts of assets and liabilities, and the reported amounts of revenues and expenses. Naspers evaluates its estimates, including those related to tangible and intangible assets, bad debts, inventories, provisions and income taxes, on an ongoing basis. Naspers bases its estimates on historical experience and on various other assumptions that management believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Naspers believes that the following accounting policies are its critical accounting policies:

Revenue recognition

        Naspers derives its revenues mainly from pay-television and Internet subscription fees, set-top box sales and rentals, technology licensing, advertising, the sale of newspapers, magazines, books and related media products, the distribution of newspapers, magazines, books and other products, tuition fees and various related services.

Subscriber Platforms

        Pay-television and Internet subscription fees are earned over the period the services are provided.

        Subscription Revenue.    Subscription revenue arises from the monthly billing of subscribers for the digital or analog pay-television services provided by the Naspers group. Revenue is recognized in the month the service is rendered. Any subscription revenue received in advance of the service being provided is credited to a forward billing account and recognized in the month the service is provided. The service is terminated if the account is in arrears for more than 22 days. No further revenue is recognized after the date the service is terminated.

        Hardware Sales.    Set-top boxes are required by subscribers to Naspers' pay-television platforms to decrypt the encrypted digital or analog signal sent to their television sets. Set-top boxes are sold by Naspers to retailers, distributors and to the general public. Distributors act as wholesalers to installers of satellite reception equipment and are not permitted to supply set-top boxes to retailers or direct to the public. Retailers sell the set-top boxes direct to the public. The Naspers group recognizes revenue from the sale of set-top boxes once the conditions similar to those of Staff Accounting Bulletin 101 of the U.S. Securities and Exchange Commission have been met. Those conditions include: (1) persuasive evidence of an arrangement between a subsidiary of Naspers and the retailer, distributor or general public, (2) the set-top box having been delivered to an approved retailer or distributor or the general public, (3) collectability of revenue from the approved retailer or distributor or the general public being reasonably assured and (4) a fixed and determinable price for the equipment being agreed. Similar conditions are applicable to the recognition of set-top box maintenance revenue. In addition, some of the analog set-top boxes are sold on a consignment basis through a network of agencies. Revenue is only recognized when the stock is on-sold by the agency to a third party.

        Revenue from Technology Licensing and Other Services.    Revenue from technology licensing and other services is recorded upon the delivery of products and the customer accepting the products, or upon the performance of the services. Advertising revenue is recognized upon screening over the period of the advertising contract. The amount recognized is net of any amounts payable to the advertising agency or to the channels which screen the advertising.

Print media

        Advertising revenue is recognized upon publication over the period of the advertising contract. Naspers recognizes revenue from the sale, distribution and printing of magazines and newspapers upon delivery of the products, the customer accepting the products, the collectability of the revenue being reasonably assured and a fixed and determinable price being agreed.

Technology

        Royalties.    Naspers recognizes royalties upon notification of receipt of set-top box shipments from licensees. For non-refundable prepaid royalties, Naspers recognizes revenue upon delivery provided that all other requirements of Statement of Position No. 97-2, Software Revenue Recognition, are met.

        Professional Services.    Professional services revenues from software development contracts of less than six months duration are generally recognized using the completed contract method. Revenue from longer term contracts is generally recognized using the percentage of completion method, provided there is an insignificant amount of risk associated with customer acceptance. Revenue earned for professional services that have a significant amount of risk associated with customer acceptance is recognized based on the completed contract method.

        Licenses.    Naspers recognizes product license revenue upon shipment if a signed contract exists, delivery has occurred, the fee is fixed and determinable and collection of the resulting receivable is probable.

        Software Development Contracts.    Revenue from software development contracts of less than six months' duration is recognized using the completed contract method and for longer-term contracts generally using the percentage of completion method. Under the percentage of completion method, the extent of progress towards completion is measured based on actual costs incurred as a proportion of total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined. Revenues from integration services and software development contracts are included in other revenues.

        For contracts with multiple obligations (for example, maintenance and other services), where vendor-specific objective evidence of the fair value of the unperformed obligation exists, the Naspers group recognizes revenue for the performed obligations based upon the residual contract value. For revenue allocated to consulting services and for consulting services sold separately, Naspers recognizes revenue as the related services are performed.

Book publishing

        Naspers recognizes revenue from the publication, sale and distribution of books and related products upon delivery of the products, the customer accepting the products, the collectability of revenue being reasonably assured and a fixed and determinable price being agreed.

Private Education

        Tuition fees are recognized on a straight-line basis over the term of the applicable course.

        Naspers believes that revenue recognition is a critical accounting policy because changes to the basis for recognizing revenue and the timing of when revenue is recognized may materially affect the revenue stated on its income statement and the amount of its net loss.

Doubtful accounts

        Naspers reviews its doubtful accounts on a monthly basis for estimated losses resulting from the inability of its customers to make the required payments. The Naspers group's customer base is dispersed across many geographic areas and is primarily residential in nature. Naspers generally does not require collateral from its customers. The Naspers group analyzes, among other things, historic bad debt experience, customer credit-worthiness, current economic trends in each country where its customers are located and customer payment history when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of the Naspers group's customers was to deteriorate, resulting in an impairment in their ability to make payments, additional charges may be required. The estimate may also change if the Naspers group experiences significant service failures or the number of disputes with customers increases significantly.

        Naspers believes that the accounting estimate relating to doubtful accounts is a critical accounting estimate because changes in the estimated level of doubtful debts may materially affect net income. The estimate for doubtful accounts is a critical accounting estimate for all of Naspers' segments. Over the past two fiscal years, the provision for doubtful accounts represented approximately 20.3% to 23.7% of trade accounts receivable.

        Naspers increased its provision for doubtful accounts in the 2002 fiscal year relating to the outstanding debtors of its discontinuing operation, Lyceum College. An increase was warranted due to the expected negative impact of some existing students at Lyceum College discontinuing their courses and not paying all outstanding amounts due to Lyceum College as of the date they discontinued their enrollment.

        Naspers anticipates that the provision for doubtful accounts will decrease from the current levels of approximately 23.7% of trade receivables to near the 20% level once the effect of the discontinuing operations at Mindport Broadband and Lyceum College no longer impacts trade receivables. However, if the financial condition of some of the Naspers group's customers was to deteriorate, resulting in deterioration in their ability to make payments, an increase in the provision may be required. The estimate also may change if the Naspers group experiences significant service failures or the number of disputes with customers increases significantly. At March 31, 2002, approximately 11.3% of Naspers' trade receivables and approximately 25.0% of Naspers' provision for doubtful accounts were attributable to discontinuing operations at Mindport Broadband and Lyceum College.

Valuation of investments in privately-held companies

        The Naspers group invests in equity and debt instruments of privately-held companies for the promotion of business and strategic objectives. Naspers typically does not attempt to reduce or eliminate the market risks inherent in these investments. Naspers performs periodic reviews of its investments for impairment. Naspers' investments in privately-held companies are considered to be impaired when a review of the operations of the company and other indicators of impairment suggest that the carrying value of the investment is not likely to be recoverable. Such other indicators include, but are not limited to, limited capital resources, the need for additional financing and the liquidity of the related securities. Impaired investments in privately-held companies are written down to estimated fair value, which is the amount Naspers believes is recoverable from its investments based on discounted cash flows or appraisals.

        Naspers' portfolio of investments includes a number of privately held companies, most of which are still considered to be in start-up or development stages. These investments are inherently risky as the market for the technologies or products they have under development may never materialize. During the 2002 fiscal year, Naspers wrote off Rand 26.2 million in respect of such investments. The write-off has been included in "Loss from discontinuing operations" in the Consolidated Income Statement, as it relates to OpenTV.

        Naspers believes that the accounting estimate related to the valuation of investments in privately-held companies is a critical accounting estimate because changes in the carrying value of such investments can materially affect net loss and the value of long-term privately-held equity investments recorded in its balance sheet.

Useful lives of property, plant and equipment

        Naspers calculates depreciation of property, plant and equipment on a straight-line basis so as to write off the cost of the assets over their expected useful lives. The economic life of an asset is determined based on existing physical wear and tear, economic and technical aging, legal or other limits on the use of the asset and obsolescence. If some of these factors were to deteriorate materially, impairing the ability of the asset to generate future cash flows, Naspers may accelerate depreciation charges to reflect the remaining useful life of the asset or record an impairment loss.

        Leased transponders and transmitters, which are held in the subscriber platforms—pay-television segment, represent approximately 55.0% of Naspers' property and equipment as of March 31, 2002. All of the Naspers group's current transponder leases are capitalized and amortized over their expected useful life because the term of the lease is for the major part of the transponder's useful life. The expected useful life of the transponders leased by the Naspers group is between 12 and 15 years.

        The useful life of satellite transponders depends upon various factors. These factors include the success of the launch and the amount of fuel required for the satellite to be placed in the correct orbital location. In addition, various factors can impact on a transponder satellite's useful life once it is in orbit. Satellites are, however, designed with operational redundancies that may minimize or eliminate service disruptions if a critical system fails. These may include backup and separate on-board propulsion systems, backup transponders and conservative system margins.

        Naspers considers this to be a critical accounting policy because the impairment of the ability of Naspers' property and equipment to generate future cash flows would, depending on the asset, have a material impact of the value of the property, plant and equipment stated on Naspers' balance sheet and may increase Naspers' net losses. Naspers has had no significant impairment of property, plant and equipment in the recent past.

Valuation of goodwill and intangible assets

        Naspers depreciates and amortizes intangible assets on a straight-line basis so as to write off the cost of the assets over their expected useful life.

        The Naspers group evaluates the carrying value of its tangible and intangible assets whenever indicators of impairment exist. South African GAAP requires that if the sum of the discounted future cash flows expected to result from the asset is less than the reported value of the asset, an asset impairment charge must be recognized in the financial statements. The amount of the impairment to be recognized is the amount by which the carrying value of the asset exceeds its fair value.

        Naspers believes that the accounting estimate relating to asset impairment is a critical accounting estimate because (1) it is highly susceptible to change from period to period because it requires Naspers' management to make assumptions about future sales volumes and the cost of providing services over the life of the asset and (2) recognizing an impairment could have a material impact on the value of the intangible assets reported on the Naspers group's balance sheet and the level of its net loss. Management's assumptions about future sales volumes and prices involve significant judgement as many of Naspers' businesses are in the start-up phase and consequently actual sales prices and volumes have fluctuated in the past and are expected to continue to do so in the future.

        As discussed in the notes to Naspers' consolidated annual financial statements, Naspers operates in six segments, one of which is the technology segment. Naspers reviewed its technology segment for impairment as of March 31, 2002, due to a decrease in the OpenTV share price and the anticipated sale of OpenTV. For the year ended March 31, 2002, Naspers recorded a goodwill impairment charge for OpenTV of Rand 4,613.9 million, before minority interest of Rand 3,852.5 million, in accordance with South Africa GAAP. As a binding agreement to sell OpenTV was entered into on May 8, 2002, the purchase price of approximately U.S. $185 million (less estimated transaction expenses of U.S. $15 million) was used to determine the goodwill impairment charge based on management assumptions about the facts and circumstances at the time the goodwill impairment charge was taken. This charge reduced the goodwill relating to OpenTV from its carrying value of Rand 6,828.3 million to Rand 2,327.2 million.

        Naspers also reviewed its Internet segment for impairment as of March 31, 2002, due to the continuing losses generated in that segment. Naspers recorded an impairment charge on intangible assets of Rand 114.2 million in respect of the sale or closure of certain Internet initiatives in Asia.

        Under U.S. GAAP, if the sum of the future cash flows expected to result from an asset, undiscounted and without interest charges, is less than the reported value of the asset, an asset impairment must be recognized in the financial statements. The amount of the impairment to be recognized in the financial statements is calculated by subtracting the fair value of the asset from the reported value of the asset. At March 31, 2002, the total net asset value of OpenTV under U.S. GAAP exceeded the total net asset value under South African GAAP by Rand 8.6 billion, mainly due to the additional goodwill recorded in connection with OpenTV's acquisition of Spyglass. Under U.S. GAAP, a goodwill impairment charge was recorded during the year ended March 31, 2002 as the carrying value of goodwill held by OpenTV exceeded the expected undiscounted cash flows attributable to OpenTV. The impairment charge recorded was Rand 8.6 billion (less minority interest of Rand 7.2 billion), which represented the difference between the expected discounted cash flows of Rand 10.1 billion and the carrying value of OpenTV under U.S. GAAP.

        In July 2001 the Financial Accounting Standards Board issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 prohibits the pooling-of-interests method of accounting for business combinations and requires the purchase method of accounting for all business combinations initiated after June 30, 2001. It prescribes the initial recognition and measurement of goodwill and other intangible assets, accounting for negative goodwill and the required disclosures in respect of business combinations. SFAS 142 requires that goodwill will no longer be amortized over its estimated useful life. Naspers must instead identify and value its reporting units for the purpose of assessing, at least annually, potential impairment of goodwill allocated to each reporting unit. Additionally, Naspers will need to reassess the useful lives of existing recognized tangible assets. Intangible assets deemed to have indefinite lives will no longer be amortized, and will instead be tested annually for potential impairment. Separate intangible assets with finite lives will continue to be amortized over their useful lives. Naspers is required to adopt SFAS 142 as of April 1, 2002. The first step of the initial test for impairment must be completed within six months of adopting the standard, with any initial impairment charges finalized no later than March 31, 2003 and reflected as a cumulative effect of accounting change. Any impairment charges not arising as a result of the transitional impairment test during fiscal year 2003 or in subsequent years would be recorded in operating results.

        The first step of the initial test for impairment in accordance with SFAS 142 requires a comparison for each of Naspers' reporting units of the fair value of each unit with the carrying amounts of net assets including goodwill. If the carrying amount exceeds a unit's fair value, the second step of the impairment test is performed to measure the amount of the impairment loss, if any. Based on the preliminary completion of this first step, it is anticipated that a goodwill impairment loss under U.S. GAAP may have to be recorded. While the determination of the amount of this impairment is not expected to be finalized until the fourth quarter of fiscal year 2003, Naspers currently estimates that a total pre-tax charge of approximately Rand 300 million to Rand 700 million may be required with no impact on cash flows. As of March 31, 2002, Naspers had unamortized goodwill reported in accordance with U.S. GAAP of Rand 8.6 billion, of which approximately Rand 6.9 billion was related to OpenTV, which was sold subsequent to year-end. Total amortization expense of goodwill was Rand 6.7 billion for the year ended March 31, 2002, which will not be incurred in fiscal 2003 under U.S. GAAP.

Inventory obsolescence

        Naspers values its inventories, which consist mainly of set-top boxes and associated components, at the lower of cost or expected net realizable value, based on assumptions about future demand, market conditions and the useful life of the set-top boxes used by the Naspers group. Naspers monitors inventory levels periodically based on the expected usage of such inventory. If actual market conditions prove to be less favorable than those projected by management, additional inventory write-downs may be required. Naspers has had no significant inventory write-downs in the recent past.

Income taxes

        Naspers records the estimated future tax effect of temporary differences between the tax bases of its assets and liabilities and the amounts reported in Naspers' consolidated balance sheet for such assets and liabilities, as well as the future tax effect of operating losses and tax credit carryforwards. The Naspers group follows specific and detailed guidelines regarding the recoverability of any tax assets recorded on the balance sheet. Naspers assesses the probability that there will be adequate future taxable income generated to utilize the benefits relating to the deferred tax assets. If circumstances change, or if the expected level of future taxable income is not generated, Naspers would reassess the recoverability of the deferred tax assets recorded in its balance sheet, which could lead to a write-down of such assets.

        A valuation allowance is recorded to reduce deferred tax assets to the amount that is probable to be realized. Naspers considers future taxable income and ongoing prudent and feasible tax strategies in determining the need for a valuation allowance. If Naspers determines that in the future it will be able to realize deferred tax assets in excess of the net recorded amount of deferred tax assets stated on its balance sheet, the resulting adjustment to the stated amount of deferred tax assets would increase income in the period that such determination was made.

        Naspers considers this to be a critical accounting policy because if the deferred tax asset realized in the future is less than or exceeds the recorded amount, there could be a material adjustment to the deferred tax asset stated on Naspers' balance sheet as well as a material impact on Naspers' net profit.

Currency policies

        Naspers' functional currencies are generally the local currencies of the countries in which it operates. Monetary assets and liabilities in currencies other than functional currency are translated based on the rates prevailing at year-end. Any resulting exchange rate gains or losses are included in current results. Exchange gains and losses relating to hedge transactions are recognized in net earnings in the same period as the exchange differences on the items covered by the hedge transactions. Costs on such contracts are amortized over the life of the hedge contract.

        On consolidation, assets and liabilities of subsidiaries denominated in foreign currencies are translated to Rand based on the rates prevailing at year-end. Income and expense items are translated using annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items.

        Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as local currency assets and liabilities of the foreign entity and are translated at rates prevailing at the time the transaction is completed. Adjustments arising from currency translations are recorded in shareholders' equity and are reflected in net earnings only upon sale or liquidation of the underlying investments.

        Naspers operates internationally and is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Rand and Euro against the U.S. dollar. Although a substantial portion of the Naspers group's revenue is denominated in the currencies of the countries in which it operates, a significant portion of the group's cash obligations, including payment obligations under satellite transponder leases and contracts for pay-television programming and channels, are denominated in U.S. dollars. Where Naspers' revenue is denominated in local currency such as Rand or Euro, a depreciation of the local currency against the U.S. dollar adversely affects Naspers' earnings and its ability to meet its cash obligations.

        The Rand has depreciated over time against the currencies of its major trading partners by more than the difference in the inflation rate between South Africa and its major trading partners. Historically, the performance of the Rand against other currencies has been characterized by periods of rapid depreciation followed by periods of stability. In particular, the Rand rapidly depreciated against the U.S. dollar and other major currencies during the latter part of 2001. As of October 29, 2002, the exchange rate was Rand 10.08 per U.S. $1.00.

        Companies in the Naspers group use forward contracts to hedge their exposure to foreign currency risk in the local reporting currency. At the Naspers group level, external foreign exchange contracts are designated as hedges of foreign exchange risk on specific assets, liabilities or future transactions.

        The Naspers group hedges the foreign currency exposure of its contractual commitments to purchase goods, services and film rights mainly in U.S. dollars and Euros. The forward contracts typically expire within one year, consistent with the related contractual commitments. Naspers generally hedges all major exposures in foreign currencies to an amount equal to approximately 80% of the contract value.

Results of Operations

        The following table sets forth the results of Naspers' operations for the periods indicated:

	Year ended March 31
	2000	2001	2002
	(Rand in millions)
Revenues:
Subscriber Platforms
Pay-television	3,893.6	4,557.7	5,590.7
Internet	239.3	410.9	547.1
Print media	1,652.6	1,921.9	2,102.3
Technology	318.8	383.1	475.1
Book publishing	434.4	544.7	609.9
Private education	131.4	447.2	510.6
Corporate services	—	0.1	0.9

Total revenues, net	6,670.1	8,265.6	9,836.6
Operating expenses:
Cost of providing services and goods	(4,199.2)	(4,894.1)	(5,786.6)
Selling, general and administrative	(2,149.4)	(3,191.7)	(3,340.9)
Depreciation and amortization	(341.7)	(507.9)	(1,009.5)

Operating profit/(loss)	(20.2)	(328.0)	(300.4)

Operating profit/(loss) analyzed by business segment:
Subscriber Platforms
Television	25.5	88.3	138.5
Internet	(397.9)	(770.2)	(752.6)
Print media	215.6	244.0	268.0
Technology	133.1	98.7	48.5
Book publishing	14.6	14.9	20.5
Private education	2.0	7.4	(10.5)
Corporate services	(13.1)	(11.1)	(12.8)

Operating loss	(20.2)	(328.0)	(300.4)

Financial results, net	(199.3)	(301.5)	(411.7)
Income from investments	2.8	0.8	3.8
Share of equity-accounted results	(7.1)	(59.7)	157.2
Exceptional items	3,817.2	815.3	5.1

Profit/(loss) before tax	3,593.4	126.9	(546.0)
Taxation	(67.1)	(158.3)	(147.8)

Profit/(loss) after tax	3,526.3	(31.4)	(693.8)
Minority interest	(264.3)	183.5	328.1

Income/(loss) from continuing operations	3,262.0	152.1	(365.7)
Profit/(loss) from discontinuing operations	130.7	847.8	(605.3)
Loss arising on discontinuing of operations	—	—	(952.2)

Net profit/(loss) for the year	3,392.7	999.9	(1,923.2)

Results of Operations: 2002 Compared to 2001

Revenues

        Total revenues increased by Rand 1,571.0 million, or 19.0%, to Rand 9,836.6 million during the year ended March 31, 2002 from Rand 8,265.6 million in the corresponding period in fiscal 2001. The increase in revenues arose mainly as a result of an increase in subscription revenue due to the continued migration of subscribers from the analog system to the higher-margin digital system and subscription price increases. Additionally, the significant devaluation of the Rand (41.9%) against the U.S. dollar had a favorable impact on the amount of revenue derived by the Naspers group from U.S. dollar based sources.

        The table below sets out revenues by business area:

	Year ended March 31,
	2001	2002
	(Rand in millions)
Subscription	4,018.6	5,054.2
Hardware sales	551.6	521.0
Technology	384.4	430.2
Circulation	542.9	558.2
Advertising	909.8	986.7
Distribution	61.9	88.0
Printing	447.4	531.4
Book publishing and sales	520.3	613.5
Tuition fees	398.6	454.4
Other revenue	430.2	599.0

Total revenues, net	8,265.7	9,836.6

        Subscription revenues.    Subscription revenues increased by Rand 1,035.6 million, or 25.8%, to Rand 5,054.2 million for the year ended March 31, 2002 from Rand 4,018.6 million for the year ended March 31, 2001. As stated above, the increase in revenues was mainly due to the continued migration of pay-television subscribers from the analog system to the higher-margin digital system. The increase in revenue derived from the migration of subscribers from the analog systems to the higher-margin digital systems without taking account of any incremental price increase is approximately Rand 112.5 million, or 2.8%. Prices of pay-television subscriptions were increased during the year ended March 31, 2002 to counter the increase in the cost of providing services caused by the increase in U.S. dollar denominated costs when converted to Rand. This increase in subscription prices increased revenues by approximately Rand 317.7 million, or 7.9%. A slight increase in the total number of pay-television subscribers, as set out in the table below, also contributed to the increased level of subscription revenue. In addition, the devaluation of the Rand against the U.S. dollar increased subscription revenues from non-Rand based sources by Rand 459.5 million, or 11.4%. The remainder of the increase in pay-television subscription revenue relates to the growth in subscriber numbers. The growth of subscribers in the Sub-Saharan region contributed Rand 185.4 million, or 4.6%, to total subscription revenues. Internet subscription revenue increased mainly due to subscription price increases in South Africa from Rand 119 to Rand 134 per month, combined with a fairly stable subscriber base.

        The increase in the total number of pay-television subscribers in the Naspers group's consolidated subsidiaries is reflected in the table below:

	Number of subscribers(1) March 31,
	2001	2002
	(In thousands)
Digital	768	974
Analog	912	712

	1,680	1,686

(1)
Excludes non-consolidated joint ventures and associates.

        The reduction in the number of analog subscribers in the 2002 fiscal year resulted primarily from Naspers' strategy of trying to convert customers receiving analog service to digital service. Naspers expects this trend to continue. Where a subscriber converts to digital service, the subscriber must purchase a digital signal set-top box, a smartcard and a satellite dish. Naspers estimates that 55% of the connections to digital service in South Africa in fiscal 2002 resulted from subscribers migrating from the analog service to the digital service. The decrease in this percentage from 65% in fiscal 2001 is due to more first-time customers initially purchasing digital service rather than first purchasing analog service and then converting to digital service. The fact that customers will now initially subscribe for digital service reflects the growth of the DStv brand in the pay-television market. Naspers' digital subscribers in Africa increased by 174,524, or 25.0%, from 699,015 subscribers at the end of March 31, 2001 to 873,539 subscribers at March 31, 2002. The pay-television subscriber market in South Africa is now relatively mature and growth in revenue is mostly derived from the migration of subscribers from analog to digital service.

        In March 2002, MultiChoice Africa launched return-path interactive services, with t-mail (e-mail via television) and limited shopping. MIH Limited intends to utilize interactive services to enhance the services provided to subscribers and to reduce subscriber churn. The total number of pay-television subscribers for the Mediterranean region amounted to 317,725 households at March 31, 2002 compared to 385,230 households at March 31, 2001. The launch of a competing platform by Alpha Digital caused turbulence and confusion in the market and resulted in a decline in the analog subscriber base in Greece to 164,920 subscribers at March 31, 2002 from 264,801 subscribers at March 31, 2001. Nova maintained its leading position in the region by increasing its digital subscriber base from 69,271 subscribers at March 31, 2001 to 100,313 at March 31, 2002. However, not all analog subscribers who stopped receiving the analog service migrated to the digital service, which has resulted in increased net churn in the analog subscriber base. The launch by Alpha Digital of the competing pay-television services resulted in the decline of subscription revenue by 4.3% when measured in Euro. However, mainly due to the devaluation of the Rand against the Euro, subscription revenues in the Mediterranean region increased by Rand 210.4 million, or 25.4%, to Rand 1,039.7 million in the 2002 fiscal year compared with the Rand 829.3 million in the 2001 fiscal year.

        Average revenue per subscriber per month increased to Rand 250.67 in fiscal 2002 from Rand 200.82 in fiscal 2001. As described in more detail above under the heading "Subscription revenues", this increase results from the effect of the shift in subscribers in Africa and the Mediterranean region from the analog service to the higher-priced digital service, and increases in monthly subscriber fees in local currencies (primarily Rand and Euro) by approximately 2.9% and 6.8% for the analog and digital service, respectively.

        In South Africa the number of Internet subscribers decreased during the 2002 fiscal year from about 254,300 to approximately 248,900 at March 31, 2002. This decrease was mainly caused by the launch in March 2001 of free ISP services by a large South African financial institution, ABSA Bank, that prevented M-Web Holdings from growing its subscriber base. Subscription revenues in South Africa increased by Rand 28.1 million, or 10.9%, to Rand 285.9 million from Rand 257.8 million for the year ended March 31, 2001. This increase was mainly attributable to an increase in monthly subscription rates from Rand 119 per month in the 2001 fiscal year to Rand 134 per month in the 2002 fiscal year.

        Hardware sales.    Hardware sales decreased by Rand 30.6 million, or 5.5%, to Rand 521.0 million during the year ended March 31, 2002 from Rand 551.6 million in the corresponding period in 2001. Hardware sales are primarily generated in Africa and the Mediterranean region. Hardware sales in Africa increased by Rand 38.4 million, or 10.2%, to Rand 414.4 million for the year ended March 31, 2002 from Rand 376.0 million in the corresponding period in 2001 mainly as a result of the growth in the digital subscriber base. Hardware sales in the Mediterranean region decreased by Rand 69.0 million, or 39.3%, to Rand 106.6 million during the year ended March 31, 2002 from

Rand 175.6 million in the same period in 2001. The decrease in this region is a result of the launch of a competing platform and the resulting decline in the subscriber base. During the fiscal year ended March 31, 2002, the retail price of set-top boxes also decreased consistent with a reduction in the manufacturing cost of set-top boxes. The Naspers group passed on the savings in the price it pays for set-top boxes to its customers. This trend is partly offset by a shift of subscribers from analog to digital set-top boxes, which are more expensive.

        Technology revenues.    Technology revenues increased by Rand 45.8 million, or 11.9%, to Rand 430.2 million during the year ended March 31, 2002 from Rand 384.4 million in the same period in fiscal 2001. This increase was mainly due to the depreciation of the Rand, which had the effect of increasing revenue by Rand 101.5 million, or 26.4%. Irdeto Access earns its revenue in U.S. dollars, and U.S. dollar denominated technology revenues decreased by 11.0% from U.S. $52.7 million in the 2001 fiscal year. The decline in U.S. dollar denominated revenue was due to reduced spending on technology-related products worldwide as a result of the general slowdown of the economy. The reduction in U.S. dollar denominated revenue levels was also due to the decline in revenue of U.S. $8.5 million (Rand 81.7 million), or 16.1%, from the sale of analog components and conditional access modules, or "CAMS", when compared with the 2001 fiscal year. This decline highlights Irdeto Access' continuing move away from being a hardware based conditional access provider to being a software business. The conversion to a software business is the expected trend for this business in the future and revenues from the sale of analog components and CAMS are expected to continue to decline in the future. The decline in these revenues was partially offset by many Irdeto Access customers changing to the new-generation conditional access systems and smartcards, which contributed revenue of U.S. $5.8 million (Rand 55.7 million), or 14.5%, during the fiscal year ended March 31, 2002.

        Circulation revenues.    Circulation revenues from newspapers and magazine sales increased by Rand 15.3 million, or 2.8%, from Rand 542.9 million in the 2001 fiscal year to Rand 558.2 million for the year ended March 31, 2002. The increase in revenue was mainly due to increases in the cover prices of magazines and newspapers of between 3.5% and 8%. The circulation levels of some of the newspapers and high turnover family magazine titles declined over the period, but the decline was partially offset by increases in the circulation of other magazine titles, like dit and True Love, and the launch of a new Sunday newspaper, the Sunday Sun. Overall the circulation levels of Naspers' newspapers and magazines declined slightly in this mature industry. Naspers expects these trends to continue in the future, with the circulation of mature titles remaining stable or slightly declining, and the circulation of niche specialist titles increasing. Magazines contributed 56.5% of the circulation revenue in 2002 fiscal year, with newspapers contributing the balance.

        Advertising revenues.    The Naspers group managed to increase advertising revenues by 8.5% from Rand 909.8 million in the year ended March 31, 2001 to Rand 986.7 million in the 2002 fiscal year. In fiscal 2002 about 61.1% and 31.7% of the Naspers group's advertising revenues were earned by its newspapers and magazines, respectively, with the balance coming from Internet and television advertisements. The Naspers group's newspapers increased advertising revenue by 9.6% in the year ended March 31, 2002, but magazines increased advertising revenue by only 1.9% in a difficult advertising market in fiscal 2002. The increase was mainly achieved due to increased advertising sales by Naspers' large regional daily titles Beeld and Die Burger. Advertising revenues from newspapers are expected to remain strong in the foreseeable future due to the increased focus on regional advertisers. Advertising revenues from magazines are currently still depressed due to spending cut-backs by national advertisers. Advertising revenues from television increased during the 2002 fiscal year by 44% to Rand 50.3 million, which contributed significantly to the overall increase in advertising revenue. Television advertising revenue is expected to remain stable in the foreseeable future. Advertising revenues from the Internet were insignificant in the 2002 fiscal year and there is currently no indication that such revenue will become a meaningful contributor to Naspers' revenue in the future.

        Distribution revenues.    The distribution commission revenues earned from the distribution of newspapers and magazines increased by Rand 26.1 million from Rand 61.9 million for the year ended March 31, 2001 to Rand 88.0 million for the year ended March 31, 2002, a 42.2% increase. This increase is attributable to an increase in the cost of in-store display, packaging and distribution of magazines by distributors, and an increase in the number of newspaper and magazine titles distributed. Distribution revenue should remain stable with the level of circulation of the group's magazines and newspapers.

        Printing revenue.    Revenue from the printing of magazines, newspapers and related products increased by Rand 84.0 million, or 18.8%, from Rand 447.4 million for the 2001 fiscal year to Rand 531.4 million for the year ended March 31, 2002. The reason for the growth in revenue is mainly due to the acquisition of Paarl Print (Proprietary) Limited, a South African printing business, by Paarl Media Holdings (Proprietary) Limited, a subsidiary of Media24, during the year ended March 31, 2002. In addition, Paarl Media Holdings has further managed to increase the amount of printing work done for customers outside the Naspers group, thereby increasing the group's net revenue. The Naspers group expects to be able to continue to grow printing revenues in the foreseeable future, but at a slower rate than in the 2002 fiscal year. Printing revenues may, however, grow faster than expected if new printing businesses are acquired in the future.

        Book publishing and sales revenue.    Revenue earned from the publishing and sale of books increased by 17.9% from Rand 520.3 million for the 2001 fiscal year to Rand 613.5 million for the year ended March 31, 2002. The main driver behind this revenue growth was the publication of a new hymn book for the Afrikaans Christian churches in South Africa, which allowed Naspers' religious publishing operation, Lux Verbi, to increase its revenue from Rand 32.0 million in fiscal 2001 to Rand 77.0 million in fiscal 2002. The hymn book is published about once every 20 years, thereby attracting substantial interest in it when it is republished. Further revenue growth was achieved by increased revenues from the sale of school textbooks and stationery (a Rand 26.3 million increase) and book club revenues (a Rand 23.0 million increase). Book publishing revenues are expected to remain stable, but the Naspers group is not expecting significant growth in the foreseeable future, mainly due to the fact that the hymn book revenue earned during the 2002 fiscal year will not be sustainable in the longer term.

        Tuition fees.    Tuition fees from private education programmes and courses increased by Rand 55.8 million, or 14.0%, to Rand 454.4 million for the year ended March 31, 2002 from Rand 398.6 million in fiscal 2001. This increase was mainly due to an increase in the number of students and significant growth in sales at Academy of Mathematics, a seller of educational recordings for high school mathematics courses. The tuition fees earned by the Naspers group should show steady growth due to the increase in student numbers and higher course fees.

        Other revenues.    Other revenues increased by Rand 168.8 million, or 39.2%, to Rand 599.0 million for the year ended March 31, 2002 from Rand 430.2 million in the same period in 2001. This increase was mainly attributable to an increase in the sale of sports, program and advertising rights in the Mediterranean region and certain other revenues generated by Irdeto Access. Other first-time revenues in fiscal 2002 included instant-messaging revenue earned by QQ in China of Rand 62.0 million. E-commerce revenues earned by M-Web Holdings in South Africa increased by Rand 38.8 million, or 111.8%, to Rand 73.5 million from Rand 34.7 million in fiscal 2001.

        The following is a discussion of revenues by segment as defined and set out in the notes to Naspers' consolidated financial statements included elsewhere in this proxy statement/prospectus. The analysis is based on Naspers' primary reporting format under South African GAAP which is based on Naspers' method of internal reporting that disaggregates its businesses by service or product. The information set forth below is also summarized in the table directly under the heading "Results of Operations".

        Subscriber Platforms—Pay-Television.    Revenues increased by Rand 1,033.0 million, or 22.7%, to Rand 5,590.7 million during the year ended March 31, 2002 from Rand 4,557.7 million in the corresponding period in 2001. During the 2002 fiscal year, the growth in subscription revenue was driven by continued migration from the analog to the digital service, as set out in the table at the start of this section. The increase in revenues arising from an increase in the total number of subscribers and from the increase in subscription prices was partially offset by the effect of the decrease in hardware revenues to Rand 521.0 million during fiscal 2002 from Rand 551.6 million during fiscal 2001.

        Subscriber Platforms—Internet.    Revenues increased by Rand 136.1 million, or 33.1%, to Rand 547.1 million for the year ended March 31, 2002 from Rand 411.0 million in the corresponding period in 2001. The results of QQ, the Naspers group's instant messaging services company in China, were consolidated for the first time during the fiscal year ending March 31, 2002 following the acquisition of MIH Limited's interest in QQ in May 2001. This resulted in a contribution to revenue of Rand 72.5 million. In South Africa, M-Web Holdings increased revenue by Rand 36.2 million to Rand 371.2 million.

        Print media.    Revenues increased from Rand 1,921.9 million for the year ended March 31, 2001 to Rand 2,102.3 million in fiscal 2002, which represents a Rand 180.4 million, or 9.4%, increase. The driver for the increase in revenue was mainly printing revenue, which increased by Rand 84.0 million, or 18.8%, from Rand 447.4 million for the 2001 fiscal year to Rand 531.4 million for the year ended March 31, 2002. Advertising revenues increased by 6.4% from Rand 853.5 million in fiscal 2001 to Rand 908.3 million in fiscal 2002. The combined additional contribution of circulation, distribution and other revenues in fiscal 2002 amounted to Rand 41.6 million.

        Technology.    Irdeto Access' total revenues increased by Rand 92.0 million, or 24.0%, to Rand 475.1 million during the fiscal year ended March 31, 2002 from Rand 383.1 million in the corresponding period in 2001. During the fiscal year ended March 31, 2002, many Irdeto Access clients changed to the new-generation conditional access (CA) systems and smartcards in order to upgrade their security protection. However, the increase in revenue from this segment relates predominantly to the devaluation of the Rand against the U.S. dollar (41.9%).
        Book publishing.    Revenues increased by Rand 65.2 million, or 12.0%, from Rand 544.7 million for fiscal 2001 to Rand 609.9 million for the year March 31, 2002. The increase was mainly due to the publication of a new hymn book for the Afrikaans Christian churches in South Africa, which allowed Lux Verbi to increase its revenue from Rand 32.0 million in fiscal 2001 to Rand 77.0 million in fiscal 2002.

        Private education.    Revenues increased from Rand 447.2 million for fiscal 2001 to Rand 510.6 million for the year ended March 31, 2002, which represents a Rand 64 million, or 14.2%, increase. This increase was mainly due to an increase in the number of students and significant growth in sales at Academy of Mathematics.

Operating expenses

        The cost of providing services and goods increased by Rand 892.5 million, or 18.2%, to Rand 5,786.6 million during the year ended March 31, 2002 from Rand 4,894.1 million in the corresponding period in 2001. The increase relates mainly to the increase in programming costs, due to the increase in digital subscribers (digital royalties are higher than analog royalties) and the devaluation of the Rand against the U.S. dollar. Increased paper costs (by up to 20%) in the print media segment also contributed to the increase.

        Programming costs for the Naspers group increased by 28.6% from Rand 2,178.3 million to Rand 2,800.9 million due to an increase in such costs in both the Mediterranean and African regions. The Rand 253.9 million cost increase in the Mediterranean region relates predominantly to the growth in the digital subscriber base from 69,271 to 100,313 as of March 31, 2002 combined with the effect of the devaluation of the Rand against the Euro. The future cost of film rights and football programming content remains uncertain in Greece.

        Programming costs for the African region increased by 27.7% from Rand 1,618.1 million in fiscal 2001 to Rand 2065.6 million in fiscal 2002. Approximately 75% of these costs relate to contracts with M-Net and SuperSport International (South African based companies) for the supply of program and film rights and these costs increased from Rand 1,199.1 million to Rand 1,484.1 million due to the depreciation of the Rand. The future trend in these costs will depend largely on the foreign currency exchange rate between the Rand and the U.S. dollar and the number of subscribers and the subscription rate payable per subscriber.

        Technology costs increased by 148.8%, or Rand 86.0 million, from Rand 57.8 million in fiscal 2001 to Rand 143.8 million in fiscal 2002 and relates predominantly to the sale of smartcards and I-Chips combined with the impact of the currency movement.

        The increase in programming and technology costs was partly offset by the decline in set-top box sales and the related costs in the subscriber platforms—television segment. These costs decreased by Rand 188.4 million, or 30.0%, to Rand 439.5 million in fiscal 2002 from Rand 627.9 million in fiscal 2001, as set-top box sales in both the Africa and the Mediterranean regions decreased by Rand 94.0 million and Rand 94.4 million, respectively.

        The business in the African region has reached maturity and the number of new subscriber connections is expected to continue to decline in the future. The future foreign currency exchange rate between the Rand and the U.S. dollar continues to be uncertain. The decline of set-top box costs in the Mediterranean region relates directly to the decline in the Mediterranean subscriber base due to the uncertainty in the market with the launch of the competing platform by Alpha Digital.

        Selling, general and administrative costs increased marginally by Rand 149.2 million, or 4.7%, to Rand 3,340.9 million during the fiscal year ended March 31, 2002 from Rand 3,191.7 million in the corresponding period in fiscal 2001. This increase was primarily due to the devaluation of the Rand against the U.S. dollar. However, the increase was partially offset by the result of the cost cutting initiatives in all major segments combined with significant cost reductions in the Internet segment, in particular in South Africa (reduced by Rand 32.4 million, or 8.0%) and China (reduced by Rand 122.0 million, or 62.7%). Naspers is focused on reducing costs, especially in the subscriber platforms—Internet segment and expects selling, general and administrative costs to reduce over time.

        Depreciation and amortization charges increased Rand 501.6 million, or 98.8%, to Rand 1,009.5 million during the year ended March 31, 2002 from Rand 507.9 million during the corresponding period in 2001. Depreciation charges increased by Rand 172.2 million from Rand 464.0 million to Rand 636.2 million mainly as a result of the capitalization of lease costs relating to the PAS 10 transponder in the Africa region, as well as depreciation charges in the Internet and technology related businesses, relating mainly to the additional acquisition of computer equipment.

        The Naspers group's transponder lease contracts vary in length between 10 and 12 years for transponders with estimated useful life spans of between 12 and 15 years. Naspers accounts for a lease as a finance lease if substantially all the risks and rewards of ownership are transferred to the lessee in accordance with AC105—Leases. The PAS 10 transponder lease is accounted for as a finance lease because the 12-year term of the lease exceeds 75% of the transponder's estimated useful life. The PAS 4 transponder lease was accounted for as an operating lease. The PAS 10 transponder replaced the PAS 4 transponder.

        The amortization charge increased by Rand 329.5 million to Rand 373.4 million for the year ended March 31, 2002 from Rand 43.9 million in the corresponding period in 2001. This increase is due to the amortization of goodwill (a charge of Rand 72.3 million) arising on the acquisition of MIH Limited's interest in QQ, additional charges of Rand 21.2 million and Rand 19.9 million resulting from the acquisition of additional interests in M-Web Holdings and Educor respectively, and the impairment of goodwill and other intangibles of Rand 114.2 million mainly relating to certain subscriber platforms—Internet businesses (comprising Rand 7.9 million in respect of the intellectual property rights and Rand 70.2 million in respect of the subscriber base of Wisdom Online (BVI) Limited, an Internet on-line service provider, and Rand 36.1 million relating to the closure of certain Internet initiatives in Asia).

Operating loss

        The operating loss from continuing operations decreased by Rand 27.6 million, or 8.4%, to Rand 300.4 million during the year ended March 31, 2002 from Rand 328.0 million for the corresponding period in 2001 as a result of the combined effect of the foregoing factors.

        Subscriber Platforms—Pay-Television.    Operating profit amounted to Rand 138.5 million in the 2002 fiscal year, which represented an increase of Rand 50.2 million, or 56.9%, over operating profit of Rand 88.3 million in the 2001 fiscal year. This increase is primarily a result of the continued subscriber migration from the analog to the digital service, but is partially offset by the launch by Alpha Digital of a competing pay-television platform in Greece.

        Subscriber Platforms—Internet.    Operating loss decreased by Rand 17.6 million, or 2.3%, to Rand 752.6 million during the year ended March 31, 2002 from Rand 770.2 million in the corresponding period in 2001. This decrease mainly arose as a result of reduction in operating expenses before depreciation and amortization from Rand 1,051.6 million in fiscal 2001 to Rand 880.2 million in fiscal 2002. This decrease was mainly achieved by cost-cutting and the closure of some operations. The decrease was however partially offset by an increase of Rand 40.4 million in depreciation during the 2002 fiscal year, and a Rand 249.4 million increase in amortization expense to Rand 287.9 million for the year ended March 31, 2002 from Rand 38.5 million for the corresponding period in 2001. The increase in amortization expense is mainly due to the acquisition of MIH Limited's interest in QQ and an additional interest in M-Web Holdings during the 2002 fiscal year. Impairments in this segment relating to the closure of certain Asian businesses also contributed to the increase in amortization (Rand 114.2 million).

        Naspers' current Internet operations can mainly be divided into the South African and non-South African operations. The non-South African Internet operations were a major contributor of losses in the 2001 and 2002 fiscal years. However, these operations were significantly scaled down during the 2002 fiscal year, which should result in a significant reduction in losses in the foreseeable future. The South African operations continue to expand and operating losses have decreased significantly and are expected to continue to decline.

        Print Media.    Operating profit increased to Rand 268.0 million for the year ended March 31, 2002 from Rand 244.0 million in fiscal 2001, which represents a Rand 24.0 million, or 9.8%, increase. This increase in profitability was mainly due to the increase in advertising revenue generated by the newspaper division, increased profitability in the printing segment and cost savings that were realized from the Paarl Media Holdings merger and the acquisition of Paarl Print.

        Technology.    Operating profit decreased by Rand 50.2 million, or 50.9%, from Rand 98.7 million during fiscal 2001 to Rand 48.5 million in fiscal 2002 mainly due to (1) the general slowdown in the economy and (2) an increase in amortization of intangibles of Rand 31.7 million. This decrease was partially offset by the revenues generated by the change to the new-generation conditional access systems and smartcards and by Irdeto Access receiving a settlement payment from a negotiated settlement with Canal+ in respect of patent infringement claims brought by Irdeto Access in the United States of America, France and the United Kingdom.

        Book Publishing.    Operating profits increased by Rand 5.6 million, or 37.6%, from Rand 14.9 million in fiscal 2001 to Rand 20.5 million for the year ended March 31, 2002. The increase in operating profits was achieved mainly due to the 12.0% increase in revenues in this segment combined with cost reduction measures which limited the increase in operating expenses before depreciation and amortization to only 10.6%. Depreciation increased by Rand 4.0 million, or 6.7%, due to capital investments in distribution infrastructure and systems.

        Private Education.    Operating profit of Rand 7.4 million for the year ended March 31, 2001 was reduced to an operating loss of Rand 10.5 million in the 2002 fiscal year. This result was mainly caused by an increase in amortization expense of Rand 22.5 million to Rand 24.0 million in fiscal 2002 from Rand 1.5 million in fiscal 2001. This increase is due to additional amortization of goodwill on the acquisition of an additional interest in Educor during fiscal 2002. An increase of 14.2% in revenues helped reduce the extent of the increase in operating losses.

Financial results, net

        The net financial results include interest paid on borrowings and finance leases, interest received on cash balances, preference dividends received and profits and losses on foreign exchange transactions. The net financial costs increased by Rand 110.2 million, or 36.6%, to Rand 411.7 million during the year ended March 31, 2002 from Rand 301.5 million in the corresponding period of 2001. This increase is primarily a result of the impact of the capitalization of finance leases in the subscriber platform—pay-television segment, which caused an increase in interest paid on finance leases of Rand 79.9 million to Rand 257.7 million for the year ended March 31, 2002 from Rand 177.8 million in the same period in 2001. Naspers capitalizes lease obligations where the term of the lease is greater than 75% of the leased asset's useful life. The result of this accounting treatment is that a liability equal to the present value of the future lease payments is stated on the balance sheet, and at the inception of the lease an equivalent asset is stated on the balance sheet and depreciated over its estimated useful life. Foreign exchange losses decreased by Rand 107.1 million to a profit of Rand 24.6 million during fiscal year 2002, compared to a loss of Rand 82.5 million in fiscal year 2001. This decrease resulted from the introduction of a single currency in the European Union. Liabilities are now denominated in the same currency as the functional currency in the Mediterranean region, which eliminates the effect of exchange rate fluctuations in that region. Interest received declined by Rand 79.7 million from Rand 169.4 million for the year ended March 31, 2001 to Rand 89.7 million in fiscal 2002, due to the reduction of cash balances in the Naspers group during the year ended March 31, 2002.

Share of equity accounted results

        Naspers' equity results in joint ventures and associated companies increased by Rand 216.9 million to a profit of Rand 157.2 million during the year ended March 31, 2002 from an equity loss of Rand 59.7 million in the corresponding period of 2001. The increase related mainly to reduced losses attributable to MIH Limited's 31.1% interest in UBC and reduced equity losses from MIH Limited's holding in SOE International SA. These results allowed the losses from equity accounted investments to decrease from Rand 161.5 million to Rand 21.0 million in fiscal 2002. Equity accounted profits are mainly attributable to the Naspers group's interest in M-Net and SuperSport International, whose results enabled equity accounted profits to increase from Rand 147.3 million in fiscal 2001 to Rand 183.1 million in fiscal 2002. Amortization charges on equity accounted investments decreased from Rand 45.5 million in fiscal 2001 to Rand 4.8 million in fiscal 2002. In fiscal 2001 most of the amortization charge related to the impairment of goodwill on SOE International, whereas in fiscal 2002 no further amortization charge was incurred on that investment.

Exceptional items

        The exceptional items for the Naspers group for the year ended March 31, 2002 amounted to an aggregate net profit of Rand 5.1 million. Exceptional items for the Naspers group resulted mainly from (i) a net dilution profit of Rand 84.9 million, relating to the introduction of new minority shareholders in NetMed (profit of Rand 100.4 million) and MIH Limited (loss of Rand 15.5 million), (ii) profits on the disposal of investments and business units of Rand 106.1 million, relating mainly to profits on the disposal of MultiChoice Middle East (Rand 22.7 million), SOE International SA (Rand 30.4 million) and Integrated Card Technologies (Rand 40.1 million), (iii) the reversal of Rand 8.7 million of provisions for certain warranty claims and investment impairments, (iv) losses on the disposal of investments and business units of Rand 130.8 million, comprising mainly losses on the sale of A-1 Net Holdings Limited (Rand 47.7 million), Eefoo.com.cn (Rand 29.4 million) and 21 Vianet Inc. (Rand 42.8 million), (v) impairments of assets of Rand 28.4 million relating mainly to assets in loss-making Internet business units, (vi) loss of Rand 31.8 million on the repurchase of shares by the associated companies M-Net and SuperSport International and (vii) restructuring charges (Rand 2.1 million) and a legal claim provision (Rand 1.5 million) incurred by the print media business.

Taxation

        Income tax decreased to Rand 147.8 million during the year ended March 31, 2002 from Rand 158.3 million in the corresponding period of 2001. The decrease relates mainly to additional tax provisions of Rand 31.8 million recorded during fiscal 2001 for certain taxable African entities.

Minority interest

        Minority interest increased by Rand 144.6 million to a credit of Rand 328.1 million during the year ended March 31, 2002 from a credit of Rand 183.5 million in the corresponding period of 2001. The minority interest relates mainly to increased losses reported by MIH Limited.

Loss from discontinuing operations

        The loss from discontinuing operations of Rand 605.3 million relates to the operating losses for the year ended March 31, 2002 arising from the OpenTV business of Rand 446.7 million, Mindport of Rand 155.7 million and Lyceum College of Rand 2.9 million. OpenTV contributed a profit of Rand 949.9 million in fiscal 2001, due to the dilution profits generated by the Spyglass transaction. Lyceum College and Mindport incurred losses of Rand 4.9 million and Rand 97.2 million, respectively.

        Mindport is included as a discontinued operation following MIH Limited's announcement on November 21, 2001 that the stand-alone Mindport businesses for Broadband initiatives and integrated business system software products would be discontinued as part of a formal plan established by MIH Limited's management. OpenTV is included as a discontinued operation following MIH Limited selling its 38.4% effective economic interest in OpenTV to Liberty Media Corporation.

        Lyceum College is included as a discontinued operation following Naspers' decision in September 2001 that the stand-alone businesses for certain distance education operations would be discontinued as part of a formal plan established by Naspers' management.

Loss arising on discontinuance of operations

        The loss arising on discontinuance of operations relates to closure costs and impairments of assets relating to the discontinuing operations. The total loss for the current year amounted to Rand 952.2 million. Closure costs, write-offs and teach-out costs relating to Lyceum College amounted to Rand 74.4 million. Impairments of goodwill and other assets relating to Mindport and OpenTV amounted to Rand 116.4 and Rand 761.4 million, respectively.

Net loss

        As a result of the foregoing factors, Naspers recorded a net loss of Rand 1,923.5 million during the year ended March 31, 2002, compared with a profit of Rand 999.9 million for the fiscal year 2001.

Results of Operations: 2001 Compared to 2000

Revenues

        Revenues increased by Rand 1,595.5 million, or 23.9%, to Rand 8,265.6 million during the year ended March 31, 2001 from Rand 6,670.1 million in the corresponding period in 2000. The increase in revenues is mainly caused by the migration of subscribers from the analog system to the higher-margin digital system, and a small increase in the total number of subscribers. Revenues from the print media and private education segments also increased significantly, mainly due to the acquisition of Paarl Media Holdings and Educor, respectively. In addition, the devaluation of the Rand (12.1%) against the U.S. dollar had a favorable impact on Naspers group revenues from U.S. dollar based sources.

        The table below sets out revenues by business area:

	Year ended March 31,
	2000	2001
	(Rand in millions)
Subscription	3,315.4	4,018.6
Hardware sales	501.6	551.6
Technology	318.8	384.4
Circulation	527.4	542.9
Advertising	835.4	909.8
Distribution	57.2	61.9
Printing	255.4	447.4
Book publishing and sales	437.5	520.3
Tuition fees	128.7	398.6
Other revenue	292.7	430.2

Total revenues, net	6,670.1	8,265.7

        Subscription revenues.    Subscription revenues increased by Rand 703.2 million, or 21.2%, to Rand 4,018.6 million for the year ended March 31, 2001 from Rand 3,315.4 million for the year ended March 31, 2000. The increase in revenues arose from the migration of pay-television subscribers from the analog system to the higher-margin digital system (which increased revenues by approximately Rand 132.9 million, or 4.0%), as set out in the table below, and from the small increase in the number of subscribers combined with the effect of a price increase (which increased revenues by approximately Rand 311.5 million, or 9.4%). In addition, the devaluation of the Rand against the U.S. dollar contributed further to the increase in subscription revenues from non-Rand based sources, increasing revenues by Rand 66.7 million, or 2.0%

        The increase in the number of pay-television subscribers in the Naspers group's consolidated subsidiaries is reflected in the table below:

	Number of subscribers(1) March 31,
	2000	2001
	(In thousands)
Digital	567	768
Analog	1,071	912

	1,638	1,680

(1)
Excludes non-consolidated joint ventures and associates

        The reduction in the number of analog subscribers in fiscal 2001 resulted primarily from the Naspers group's strategy of trying to convert customers using analog service to digital service. When a subscriber converts to digital service, the subscriber must purchase a digital signal set-top box, a smartcard and a satellite dish. Naspers estimates that for the 2001 fiscal year 65% of new digital subscribers resulted from the migration of subscribers from the analog subscriber base. The Naspers group's total subscribers in Greece and Cyprus increased by 35,178, or 10.1%, to 385,250 during the year ended March 31, 2001 from 350,072 in the corresponding period in 2000. MIH Limited provides analog and digital service in Greece and analog service in Cyprus. Following the launch of digital services in Greece in 1999, the digital subscriber base increased to 69,271 subscribers.

        Average revenue per pay-television subscriber per month increased by Rand 19.17, or 10.6%, to Rand 200.82 during fiscal 2001 from Rand 181.65 for fiscal 2000. As described in more detail under "Subscription revenues" above, the increase is a result of the shift in African subscribers from analog service to the higher-priced digital service and increases in monthly subscriber fees in local currencies (primarily Rand and drachma) by approximately 11.9% and 11.1% for the analog and digital service, respectively.

        In South Africa the number of Internet subscribers increased from approximately 235,000 at March 31, 2000 to approximately 254,300 at March 31, 2001. This increase was mainly due to increased demand for dial-up Internet services in South Africa during fiscal 2001.

        Hardware sales.    Hardware sales increased by Rand 50.0 million, or 10.0%, to Rand 551.6 million during the year ended March 31, 2001 from Rand 501.6 million in the corresponding period in 2000. Hardware sales are primarily generated in the African and Mediterranean regions. Hardware sales in the African region decreased by Rand 34.0 million, or 8.3%, to Rand 376.0 million during the year ended March 31, 2001 from Rand 410.0 million in the corresponding period in 2000. Voucher sales were included in sales for fiscal 2000 for the African region and were replaced by set-top box subsidies for fiscal 2001, therefore resulting in a lower selling price. Hardware sales in the Mediterranean region increased by Rand 84.0 million, or 91.8%, to Rand 175.6 million during the year ended March 31, 2001 from Rand 91.6 million in the corresponding period in 2000. The increase in this region is a result of the growth in the number of digital subscribers from 18,462 subscribers to 69,271 for the year ended March 31, 2001. During the fiscal year ended March 31, 2001, the retail price of set-top boxes also decreased consistently with the reduction in the manufacturing costs of set-top boxes. The Naspers group passed on the savings in the price it pays for set-top boxes to its customers. This trend is partly offset by a shift of subscribers from analog to digital set-top boxes, which are more expensive.

        Technology revenues.    Technology revenues increased by Rand 65.6 million from Rand 318.8 million at March 31, 2000 to Rand 384.4 million at March 31, 2001. This increase is mainly as a result of the depreciation of the Rand relative to the U.S. dollar resulting in an increase in revenues of approximately Rand 57.6 million, or 18.1%, and higher conditional access sales volumes resulting in an increase in revenues of approximately of Rand 8.0 million, or 2.5%.

        Circulation revenues.    Circulation revenues from the Naspers group's newspapers and magazines increased by Rand 15.5 million, or 2.9%, from Rand 527.4 million in fiscal 2000 to Rand 542.9 million for the year ended March 31, 2001. Circulation levels of some of the popular family magazine titles, such as You and Huisgenoot, declined over fiscal 2001. This decline was offset by increases in the circulation of magazine titles, such as TVPlus and True Love. Overall the circulation levels of Naspers' newspapers and magazines declined slightly in a mature industry. The increase in overall circulation revenue was mainly due to cover price increases of the newspapers and magazines of between 4% and 8%. Magazines contributed 55.6% of circulation revenue in fiscal 2001, with newspapers contributing the balance of 44.4%.

        Advertising revenues.    Advertising revenues increased by 8.9% from Rand 835.4 million in the year ended March 31, 2000 to Rand 909.8 million in fiscal 2001. During fiscal 2001 about 60.5% and 33.7% of Naspers' advertising revenue was earned by its newspapers and magazines businesses, respectively, with the balance coming from Internet and television advertisements. The Naspers group's newspaper business increased advertising revenue by 7.4% in the year ended March 31, 2001, with magazine advertising revenue growing at 7.0%. Advertising revenues from television decreased by 11.8% to Rand 35.0 million during the 2001 fiscal year, mainly due to lower advertising revenues in the Mediterranean region. Advertising revenue from the Internet were insignificant in the 2001 fiscal year.

        Distribution revenues.    Distribution commission revenues earned from the distribution of newspapers and magazines increased by Rand 4.7 million, or 8.2%, from Rand 57.2 million for the year ended March 31, 2000 to Rand 61.9 million. This increase was mainly due to the fact that more third-party magazines were distributed in the current period.

        Printing revenue.    Revenue from the printing of magazines, newspapers and related products increased by Rand 192.0 million, or 75.2%, from Rand 255.4 million for the 2000 fiscal year to Rand 447.4 million for the year ended March 31, 2001. The growth in revenue is mainly due to the merger of Media24's magazine printing operations with Paarl Web's printing operations to form Paarl Media Holdings in March 2000. Paarl Media Holdings increased revenues by printing more magazines for third parties in fiscal 2001.

        Book publishing and sales revenue.    Revenue earned from the publishing and sale of books increased by 18.9% from Rand 437.5 million for fiscal 2000 to Rand 520.3 million for the year ended March 31, 2001. This represents a Rand 82.8 million increase from fiscal 2000. The increase was mainly due to the acquisition by Nasboek of a religious publisher and retailer, Lux Verbi, in March 2000. Lux Verbi was therefore included in revenue for the first time from the 2001 fiscal year and contributed Rand 32.0 million to revenues in that fiscal year. Growth excluding Lux Verbi's contribution amounted to 11.6%. Academic and school book operations also contributed to revenue growth.

        Tuition fees.    Tuition fees from private education programmes and courses increased by Rand 269.9 million, or 209.7%, to Rand 398.6 million for the year ended March 31, 2001 from Rand 128.7 million in fiscal 2000. The revenue for the year ended March 31, 2000 includes only the Educor revenue for the last three months of fiscal 2000, whereas the 2001 period includes the Educor revenues for a full year. The two periods are not therefore directly comparable.

        Other revenues.    Other revenues increased by Rand 137.5 million, or 47.0%, to Rand 430.2 million during the year ended March 31, 2001 from Rand 292.7 million in the corresponding period in 2000. This increase was mainly attributable to an increase in the sale of sports, program and advertising rights in the Mediterranean region. Revenue from financing activities of students increased from Rand 2.8 million in fiscal 2000 to Rand 48.7 million in fiscal 2001, due to the acquisition of Educor.

E-Commerce revenues in South Africa showed 109.0% growth from Rand 16.6 million to Rand 34.7 million in fiscal 2001.

        The following is a discussion of revenues by segment as defined and set out in the notes to Naspers' consolidated financial statements included elsewhere in this proxy statement/prospectus. The analysis is based on Naspers' primary reporting format under South African GAAP which is based on the group's method of internal reporting that disaggregates its businesses by service or product. The information set forth below is also summarized in the table directly under the heading "Results of Operations".

        Subscriber Platforms—Pay-Television.    Revenues increased by Rand 664.1 million, or 17.1%, to Rand 4,557.7 million at March 31, 2001 from Rand 3,893.6 million in the corresponding period in 2000. This increase is due mainly to the migration of subscribers from the analog system to the digital system, an increase in monthly fees per subscriber and an increase in hardware sales.

        Subscriber Platforms—Internet.    Revenues increased by Rand 171.6 million from Rand 239.3 million at March 31, 2000 to Rand 410.9 million at March 31, 2001. This increase is largely attributable to the growth in Naspers' Internet businesses in Thailand, Indonesia, China and South Africa. The Asian Internet businesses were started in fiscal 2001. In South Africa, M-Web Holdings increased its revenue by Rand 118.2 million from Rand 216.8 million in fiscal 2000 to Rand 335.0 million for the year ended March 31, 2001.

        Print media.    Revenues increased from Rand 1,652.6 million for the year ended March 31, 2000 to Rand 1,921.9 million in fiscal 2001, an increase of Rand 269.3 million, or 16.3%. The increase was mainly caused by an increase in printing revenue of Rand 192.0 million, or 75.2%, from Rand 255.4 million for fiscal 2000 to Rand 447.4 million for the year ended March 31, 2001. This significant increase was due to the fact that the revenues from the Paarl Web, which merged with Media24's magazine printing division in March 2000, were included in revenue for the first time in fiscal 2001. Advertising revenue from Media24's newspapers and magazines also contributed to the increase in print media revenues by growing from Rand 784.6 million in fiscal 2000 to Rand 853.5 million in fiscal 2001, which represents growth of Rand 68.9 million, or 8.8%.

        Technology.    Revenues increased by Rand 64.3 million, or 20.2%, to Rand 383.1 million for the year ended March 31, 2001 from Rand 318.8 million in the corresponding period in 2000. Revenue declined when measured in local functional currency due to the change in the business from selling hardware to a royalty based software solution model. However, the devaluation of the Rand against the U.S. dollar resulted in an increase in technology revenues.

        Book publishing.    Revenues increased by Rand 110.3 million, or 25.4%, from Rand 434.4 million to Rand 544.7 million for the year March 31, 2001. The increase was mainly due to the acquisition by Nasboek of a religious publisher and retailer, Lux Verbi, in March 2000. Lux Verbi was therefore included in revenue for the first time for the 2001 fiscal year and contributed Rand 32.0 million to revenues in that fiscal year. Growth excluding Lux Verbi's contribution amounted to 11.6%. Academic and school book operations also contributed to revenue growth.

        Private education.    Revenues increased from Rand 131.4 million to Rand 447.2 million for the year ended March 31, 2001, an increase of Rand 315.8 million, or 240.3%. The significant revenue growth is due to the Educor acquisition during 2000. The revenue for the year ended March 31, 2000 includes Educor revenue for only the last three months of fiscal 2000, whereas the 2001 period includes Educor revenues for a full year. The two periods are not therefore directly comparable.

Operating expenses

        The cost of providing services increased by Rand 694.9 million, or 16.5%, to Rand 4,894.1 million during the year ended March 31, 2001 from Rand 4,199.2 million in the corresponding period in 2000. This increase is attributable to an increase in programming costs and set-top box costs in the African and Mediterranean regions. Set-top box costs increased by 20.8% from Rand 519.7 million to Rand 627.9 million. The largest increase was in the Mediterranean region where such costs increased by 89.3% from Rand 103.7 million to Rand 196.3 million. The large cost increase was caused by the growth in digital subscriber numbers (digital royalties are higher than analog royalties).

        Programming costs for the Naspers group increased by 19.6% from Rand 1,821.3 million to Rand 2,178.3 million, which increase was caused predominantly by the increase in programming costs in Africa from Rand 1,318.6 million in fiscal 2000 to Rand 1,618.1 million in fiscal 2001. Approximately 70% of these costs relate to contracts with M-Net and SuperSport International for the supply of program and film rights, which increased from Rand 997.3 million in fiscal 2000 to Rand 1,199.1 million in fiscal 2001. The future trend for programming costs in Africa will depend largely on the foreign currency exchange rate between Rand and the U.S. dollar and the number of subscribers and the subscription rate payable per subscriber.

        The acquisition of Paarl Media in March 2000 increased the cost of providing services in the 2001 fiscal year by an additional Rand 133.1 million.

        Technology costs decreased by Rand 38.8 million from Rand 96.6 million in fiscal 2000 to Rand 57.8 million in fiscal 2001, a trend which corresponds with Irdeto Access moving away from being a hardware based conditional access provider to a software business. The conversion to a software business is the expected trend for Irdeto Access and the expenses are expected to increase in the future with increases in sales volumes.

        Selling, general and administrative costs increased by Rand 1,042.3 million, or 48.5%, to Rand 3,191.7 million during the year ended March 31, 2001 from Rand 2,149.4 million in the same period in 2000, primarily as a result of (1) an increase in costs related the development and expansion of the Internet related businesses in China (Rand 171.2 million, or 741.1%), Thailand (Rand 29.6 million, or 102.1%), Indonesia (Rand 26.0 million) and South Africa (Rand 42.1 million, or 11.6%) and (2) the acquisition of Educor, which increased selling, general and administrative costs by Rand 181.9 million.

        Depreciation and amortization increased by Rand 166.1 million, or 48.6%, to Rand 507.8 million during the year ended March 31, 2001 from Rand 341.7 million during the corresponding period in 2000. Depreciation charges increased by Rand 122.3 million from Rand 341.7 million in fiscal 2000 to Rand 464.0 million in fiscal 2001. This increase is largely attributable to the increase of depreciation in the Internet related businesses, relating mainly to the acquisition of computer equipment, and the replacement of printing infrastructure by Media24 and the acquisition of Paarl Web in the print media segment. No amortization was recorded prior to April 1, 2000 because all goodwill arising as a result of business combinations was directly written off against equity in accordance with South African GAAP. The amortization for the year ended March 31, 2001 amounted to Rand 43.8 million and mainly related to the amortization of goodwill and other intangibles acquired with various Asian Internet businesses.

Operating loss

        The operating loss increased by Rand 307.8 million to Rand 328.0 million during the year ended March 31, 2001 from a loss of Rand 20.2 million for the corresponding period in 2000 as a result of the combined effect of the foregoing factors.

        Subscriber Platforms—Pay-Television.    Operating profit amounted to Rand 88.3 million in the 2001 fiscal year, which represented an increase of Rand 62.8 million over operating profit of Rand

25.5 million in the 2000 fiscal year. The increase relates mainly to the migration of subscribers from the analog service to the higher margin digital service.

        Subscriber Platforms—Internet.    Operating loss increased by Rand 372.3 million, or 93.6%, to Rand 770.2 million during the year ended March 31, 2001 from Rand 397.9 million in the corresponding period in 2000. This increase arose mainly as a result of (1) the increase in selling, general and administrative costs incurred in connection with the development and expansion of the Internet related businesses in China, Thailand, Indonesia and South Africa, (2) the increase in depreciation relating to acquired computer equipment and (3) the amortization of goodwill and other intangibles for the first time in 2001, which amounted to Rand 38.5 million.

        Print Media.    Operating profit increased to Rand 244.0 million for the year ended March 31, 2001 from Rand 215.6 million in fiscal 2000, an increase of Rand 28.4 million, or 13.2%. The increase is due in part to better advertising revenues in the 2001 fiscal year as well as the increased contribution from the Naspers group's printing operations after the Paarl Media Holdings transaction.

        Technology.    Operating profit decreased by Rand 34.4 million, or 25.8%, from Rand 133.1 million in fiscal 2000 to Rand 98.7 million in fiscal 2001. This decrease in operating profit mainly relates to additional development costs.

        Book Publishing.    Operating profits increased by Rand 0.3 million, or 2.1%, from Rand 14.6 million in fiscal 2000 to Rand 14.9 million for the year ended March 31, 2001. The small increase in operating profits is mainly due to the increase in revenues, which were partially offset by higher operating costs and lower margins in some business units.

        Private Education.    Operating profit increased to Rand 7.4 million for the year ended March 31, 2001 from Rand 2.0 million in the 2000 fiscal year. This result was mainly due to Educor's results only being included for the last three months of 2000 fiscal, whereas the 2001 period includes Educor's results for a full year.

Financial results, net

        The net financial results include interest paid on borrowings and finance leases, interest received on cash balances, preference dividends received and profits and losses on foreign exchange transactions. The net financial costs increased by Rand 102.2 million, or 51.2%, to Rand 301.5 million during the year ended March 31, 2001 from Rand 199.3 million in the corresponding period of 2000. This increase is primarily a result of the impact of the capitalization of finance leases in the subscriber platform—pay-television segment, which resulted in an increase in interest paid on finance leases of Rand 42.2 million to Rand 177.8 million for the year ended March 31, 2001 from Rand 135.6 million in the corresponding period in 2000. Naspers capitalizes lease obligations where the term of the lease is greater than 75% of the leased asset's useful life. The result of this accounting treatment is that a liability equal to the present value of the future lease payments is stated on the balance sheet, and at the inception of the lease an equivalent asset is stated on the balance sheet and depreciated over its estimated useful life. Foreign exchange losses increased by Rand 58.3 million to Rand 82.5 million during fiscal 2001, as compared to Rand 24.2 million in fiscal 2000, as a result of the devaluation of local currencies against the U.S. dollar. This increase was offset by the additional interest received on the proceeds from the follow-on public offering by MIH Limited and the private placement of shares by Naspers late in fiscal 2000. Interest received increased by Rand 65.0 million, or 62.2%, to Rand 169.4 million during the year ended March 31, 2001 from Rand 104.4 million for the corresponding period in 2000.

Share of equity-accounted results

        Naspers equity losses in associated companies and joint ventures increased by Rand 52.6 million to a loss of Rand 59.7 million during the year ended March 31, 2001 from a loss of Rand 7.1 million in the corresponding period of 2000. The increase in losses related mainly to the equity losses arising from the 40% holding in SOE International SA which increased from Rand 25.3 million to Rand 96.4 million (including a charge of Rand 45.5 million for impairment of goodwill relating to this investment). M-Net and SuperSport International partially offset the increase in losses by increasing their profit contribution from Rand 83.5 million in fiscal 2000 to Rand 102.5 million in fiscal 2001.

Exceptional items

        The exceptional items for the Naspers group amounted to an aggregate net profit of Rand 815.3 million for the year ended March 31, 2001. Exceptional items for the group resulted mainly from (i) a net dilution profit of Rand 882.3 million, relating to the introduction of new minority shareholders in the NetMed operations (Rand 189.1 million), the follow-on public offering of MIH Limited (Rand 655.2 million) and the initial public offering of MultiChoice Cyprus on the Cyprus Stock Exchange in July 2000 (Rand 29.0 million), (ii) profits on the disposal of investments and business units of Rand 13.7 million, relating mainly to profits on the disposal of some smaller investments, (iii) losses on the disposal of investments and business units amounting to Rand 8.6 million, comprising mainly losses on the sale of a property, (iv) restructuring costs amounted to Rand 20.4 million relating mainly to the restructuring of Educor's distance learning operations and South African Internet businesses, (v) an additional warranty provision charge of Rand 25.0 million, for warranties given as part of the Educor acquisition and (vi) impaired assets totaling Rand 26.5 million, relating mostly to certain loss-making businesses in the private education segment.

        The exceptional items for the year ended March 31, 2000 amounted to Rand 3,817.2 million. This large profit was mainly due to dilution profits realized on the initial public offering of MIH Limited of approximately Rand 870.3 million, and a profit on the sale of the group's interest in M-Cell Limited (a holding company of a cellular service provider in South Africa) of Rand 2,755.8 million. The Naspers group further realized a profit of Rand 203.0 million on the sale of Orbicom (Pty) Limited.

Taxation

        Income tax increased to Rand 158.3 million during the year ended March 31, 2001 from Rand 67.1 million in the corresponding period of 2000. The increase relates to the additional tax provision for certain taxable African entities of Rand 31.8 million, additional assessment of taxes in the Mediterranean region of Rand 11.3 million and tax provisions for Irdeto Access and certain corporate entities of Rand 19.0 million and Rand 24.1 million, respectively.

Minority interest

        Minority interest increased by Rand 447.8 million to a credit of Rand 183.5 million during the year ended March 31, 2001 from a debit of Rand 264.3 million in the corresponding period of 2000. The minority interest relates primarily to the losses incurred by MIH Limited.

Profit from discontinuing operations

        The profit from discontinuing operations of Rand 847.8 million relates to the profit arising from OpenTV of Rand 949.9 million, mainly as a result of the dilution profit that Naspers recorded on the acquisition of Spyglass in July 2000. The profit has been offset by the losses attributable to Mindport of Rand 97.2 million and Lyceum College of Rand 4.9 million. OpenTV contributed a profit of Rand 226.2 million in fiscal 2000. Lyceum College and Mindport contributed losses of Rand 18.5 million and Rand 77.0 million in fiscal 2000, respectively.

        Due to the Mindport and Lyceum College operations being discontinued, and the sale of OpenTV, the comparative information for 2001 and 2000 has been restated to reflect the results of OpenTV, Mindport and Lyceum College as discontinuing operations.

Net profit

        As a result of the foregoing factors, Naspers realized a net profit of Rand 999.9 million during the year ended March 31, 2001, compared with a profit of Rand 3,392.7 million for the corresponding period in 2000.

Liquidity and Capital Resources

        Naspers' business and growth strategy has in the past required substantial capital for acquisitions, expansion of services, the financing of operating losses and working capital in the subscriber platforms and technology segments. Substantial capital is expected to be required to drive some of the Naspers group's businesses to profitability.

        Naspers relies upon distributions from its subsidiaries, joint ventures and other investments to generate the funds necessary to meet the obligations and other cash flow requirements of the combined group. The ability of Naspers to utilize the cash flows from some of its subsidiaries, joint ventures and associated companies is subject, in South Africa and other countries, to foreign investment and exchange control laws and also the availability of a sufficient quantity of foreign exchange. In particular, substantially all the cash flow generated by the Naspers group's South African pay-television and other businesses cannot currently be utilized outside South Africa without exchange control approval. While such restrictions have been liberalized in recent years, the ability of a South African company to raise and deploy capital outside South Africa remains subject to significant restrictions.

        The operations of Naspers were funded in various ways over the past three fiscal years. MIH Limited was primarily funded by proceeds raised from its initial and follow-on public offering, and some debt financing. Media24 used its balance sheet and its capacity to generate cash to incur debt to finance its property, plant and equipment refurbishment and certain acquisitions. Nasboek and Educor used their respective balance sheets to fund operations via debt. Naspers has also provided funding to Educor and Nasboek, to assist those businesses through the seasonal nature of their operations and the resulting inconsistent cash flows.

        Naspers and its subsidiaries undertook a number of major capital raisings in the past three fiscal years. In April 1999, MIH Limited completed an initial public offering on Nasdaq and Euronext of 10,435,000 Class A ordinary shares, including shares issued pursuant to the exercise of over-allotment options, for gross proceeds of approximately Rand 1,155 million (U.S. $187.9 million). The proceeds of this offering were partially used to repay U.S. $56 million of debt.

        In February 2000, Naspers completed a private placement of 16,783,211 Class N ordinary shares and raised a gross amount of Rand 1,200 million. The proceeds of this private placement were used to acquire and fund Educor, to fund M-Web Holdings and to acquire an additional direct interest in MIH Limited.

        In April 2000, MIH Limited completed a follow-on offering on Nasdaq and Euronext of 4,511,000 Class A ordinary shares, including shares issued pursuant to the exercise of over-allotment options, for gross proceeds of approximately Rand 1,205 million (U.S. $180.4 million).

        In November 1999, OpenTV was listed on Nasdaq and Euronext through an initial public offering of 8.6 million shares, raising Rand 1,066.7 million (U.S. $172.5 million) in gross proceeds.

        On August 27, 2002, MIH Limited sold its 38.4% effective economic interest in OpenTV to Liberty Media Corporation and LDIG OTV, Inc. for a purchase price of approximately Rand

489.7 million (U.S. $46.2 million), before acquisition costs, and 15.38 million shares of Liberty Media Corporation common stock. MIH Limited's interest in OpenTV was held through OTV Holdings Limited, a wholly-owned subsidiary of MIH Limited. Disposal costs are estimated to be Rand 159 million (U.S. $15.0 million). There can be no assurances that any sale of the Liberty Media Corporation shares will occur or at what price any such sale will be consummated. The closing share price for Liberty Media Corporation shares was U.S. $8.67 on October 23, 2002. In addition, upon the closing of the OpenTV transaction on August 27, 2002, MIH Limited obtained an option for long term access in its operating territories to the Liberty Broadband Interactive Television interactive television technologies in consideration for the payment of Rand 180.2 million (U.S. $17 million) and MultiChoice Africa, a subsidiary of MIH Limited, paid Rand 47.7 million (U.S. $4.5 million) to OpenTV under operating agreements for the deployment of OpenTV's advanced interactive television technologies and bundled content. Please see "Legal Proceedings" for a description of certain litigation relating to the transaction.

        Naspers expects to meet its capital needs for the foreseeable future with the expected proceeds from the sale of the Liberty Media Corporation shares it received as consideration in the OpenTV disposition, cash on hand and other options for generating cash including various loan and overdraft facilities.

        Naspers has a substantial amount of debt. As of March 31, 2002, on a pro forma basis after giving effect to the merger and the OpenTV transaction, Naspers would have had total debt (including finance leases and program and film rights) of approximately Rand 6.9 billion, or U.S. $606.7 million. On the same basis, Naspers' ratio of debt to equity would have equaled 2.1.

        Naspers' general approach has been to acquire developing businesses and inject cash into those businesses sufficient to meet the cash needs of the business until it can, within a predictable period of time, become self-funding. This general approach was especially evident in the last two fiscal years in the technology and subscriber platforms—Internet businesses. Naspers may grow its business in the future through the acquisition of developing companies and making equity investments in developing companies. Naspers anticipates that it may fund future acquisitions and investments through issuances of debt or equity, available cash resources and the proceeds from the OpenTV sale (to the extent the Naspers group received cash or can sell the Liberty Media Corporation shares it received).

        The Naspers group's print media and technology segments are currently self funding and are not expected to require any additional capital or funding based on their existing business plans. The group's private education and book publishing segments are expected to only require a relatively small amount of working capital funding from Naspers due to the seasonality of those businesses. The subscriber platforms—pay-television businesses in Africa are currently self funding. The subscriber platforms—pay-television businesses in the Mediterranean required additional funding during the 2002 fiscal year, mainly due to the launch of Alpha Digital, a competing digital service. The emergence of this competitor in Greece adversely affected the group's subscriber numbers in this region and significantly increased the cost of programming. Naspers anticipates that the subscriber platform business in the Mediterranean will continue to utilize a significant amount of cash in the 2003 fiscal year and probably in the 2004 fiscal year. Naspers and MIH Limited management are currently in the process of reconsidering their business strategy for this region. The subscriber platforms—Internet businesses in Thailand, Indonesia, Africa and China (excluding QQ) continued to require funding in the 2002 fiscal year and are expected to require funding during the 2003 fiscal year.

        The Naspers group's net cash used in operating activities decreased by Rand 413.9 million from Rand 798.1 million at March 31, 2001 to Rand 384.2 million at March 31, 2002 (and cash generated from operations was Rand 49.9 million at March 31, 2000). The utilization relates mostly to the cash resources required by the technology and the subscriber platforms segment over the last three fiscal years. The cash used in the technology segment relates primarily to the losses and closure costs in respect of discontinuing the Mindport operation. As part of the technology segment, OpenTV continued to fund its operating activity requirements from its own internal resources during the 2002 fiscal year. The subscriber platforms—pay-television segment required further cash for its operating activities, mainly due to the launch by Alpha Digital of a competing platform in the Mediterranean region. The operations in Africa have been completely self-funding. All the Internet operations, with the exception of QQ, continued to require funding for their operating activities.

        When the operating activities of the discontinued operations are excluded, the Naspers group's continuing operations generated cash from operating activities of Rand 189.7 million for the year ended March 31, 2002, compared to Rand 365.6 million of cash consumed in the year to March 31, 2001. This is mainly due to the improvement in the operating results of the subscriber platforms segment.

        In the year ending March 31, 2002, net cash used in investing activities increased from cash used of Rand 662.0 million at March 31, 2001 to cash used of Rand 1,088.0 million. Naspers engaged in the following major cash investing activities during fiscal 2002.

        In April 2001 the Naspers group concluded an agreement under which Paarl Print was acquired for approximately Rand 63 million. This business now forms part of Paarl Media.

        In May 2001, the Naspers group acquired a 46.4% stake in Tencent (BVI), which is the operator of QQ, the instant-messaging platform in China, for a cash purchase price of Rand 266.0 million. Subsequent to this acquisition, additional cash funding of Rand 8 million, in proportion to its shareholding, was made available to QQ by the Naspers group.

        In July 2001, OpenTV acquired a 100% interest in Static 2358 Limited (Static), a privately-held leading interactive television media and entertainment company. Under the acquisition agreement, OpenTV acquired all of Static's privately-held shares in a combined share and cash transaction. Static shareholders and optionholders received an aggregate amount of 2,719,048 OpenTV Class A ordinary shares with a value of Rand 307.2 million at the acquisition date and approximately Rand 102.1 million in cash.

        During May 2001 the Naspers group acquired an additional 47.92% interest in Educor. The purchase price was Rand 86.6 million, which was settled using a combination of cash and Naspers Class N ordinary shares.

        The Naspers group spent Rand 551.6 million on property, plant and equipment for the year ended March 31, 2002, mainly relating to the acquisition of computer equipment in the technology and subscriber platforms—Internet segments. Currently budgeted capital expenditure (including commitments under contracts already in place of Rand 88.8 million) amounts to Rand 513.4 million as at March 31, 2002. Naspers does not expect to incur any other significant additional capital expenditures during the next twelve months or the foreseeable period thereafter based on its current business plan.

        Net cash from financing activities was Rand 818.9 million, Rand 1,395.6 million and Rand 3,818.5 million for the years ending March 31, 2002, 2001 and 2000, respectively. During fiscal 2000, both MIH Limited and OpenTV raised gross proceeds of Rand 1,155 million (U.S. $187.9 million) and Rand 1,066.7 million (U.S. $172.5 million), respectively, through separate initial public offerings. The most significant activity for the fiscal year ended March 31, 2001 pertains to the follow-on public offering by MIH Limited on Nasdaq and Euronext which raised Rand 1,205 million (U.S. $180.4 million) before expenses. During the fiscal year ended March 2002, the Naspers group utilized Rand 526.5 million from its facilities to finance mainly capital expenses and acquisitions. Naspers placed Naspers Class N ordinary shares for proceeds of Rand 84.5 million, which proceeds were utilized as part payment for an additional interest of 47.92% in Educor.

        At March 31, 2002 and March 31, 2001, Naspers had combined cash balances of Rand 2,998.5 million and Rand 2,774.5 million, respectively, and available unused overdraft borrowing facilities of Rand 1,009.2 million as at March 31, 2002. Included in the cash balances at March 31, 2002 is Rand 778.0 million attributable to OpenTV, which is no longer available for use since the sale of OpenTV was completed on August 27, 2002.

        Although Naspers anticipates continuing to use significant amounts of cash in connection with the operation of its businesses, Naspers believes that its cash and cash equivalents, and the expected cash inflows and other funding described above, will be sufficient to satisfy its expected needs for working capital and capital expenditure through March 31, 2003. In addition, several of Naspers' subsidiaries have working capital bank facilities and factor receivables in the ordinary course of business. Naspers anticipates funding its future operations and obligations through a combination of cash on hand, internally generated cash flows (primarily from the subscriber platforms—Africa, technology and print media businesses), the utilization of existing credit facilities (Rand 1,009.2 million as at March 31, 2002) and potential future equity raisings (although this is not required to fund existing business plans). The cash proceeds from the OpenTV disposition plus future proceeds from any sale of the Liberty Media Corporation shares will provide the Naspers group with additional funding for future operations and obligations.

        Naspers' liquidity resources are subject to change as market and general economic conditions change. Increases in liquidity could result from an increase in cash flows from operations or from a divestiture of assets. Decreases in liquidity could result from weaker than expected cash flow from operations caused by lower subscriber numbers and lower demand for the services Naspers offers, from exchange rate fluctuations which have been and are expected to be significant, or from lower prices for its products. In addition, any potential acquisitions in which all or a portion of the consideration would be payable in cash could significantly reduce Naspers' liquidity resources.

Obligations and Commitments

        The table below sets forth Naspers' obligations and commitments to make future payments under contracts and contingent commitments as of March 31, 2002.

	Payments due by period
Contractual obligations	Total	Within 1 year	Within 1-5 years	After 5 years
	(Rand in millions)
Long-term debt	1,788.9	183.9	1,375.0	230.0
Program and film rights	645.7	343.4	302.3	—
Finance lease commitments excluding interest	3,339.3	322.5	1,134.4	1,882.4

Total	5,773.9	849.8	2,811.7	2,112.4
	Amount of commitment expiring per period
Other commercial commitments	Total	Within 1 year	Within 1-5 years	After 5 years
	(Rand in millions)
Capital expenditure commitments	88.8	88.8	—	—
Operating lease payments	1,338.7	228.7	654.2	455.8
Program and film rights	881.1	134.2	512.3	234.6
Set-top boxes	29.8	29.8	—	—
Network supply agreements	201.7	85.6	116.1	—
Guarantees	104.3	70.7	—	33.6

Total	2,644.4	637.8	1,282.6	724.0

        At March 31, 2002 Naspers had gross long-term loans and liabilities of Rand 5,773.9 million. Of these obligations, Rand 3,339.3 million consist of finance lease commitments, with Rand 3,146.4 million relating to transmission equipment, including satellites, transponders and transmitters, used by pay-television operations in Africa and the Mediterranean. The transmission equipment finance lease obligation increased by Rand 1,361.1 million from Rand 1,785.3 million at March 31, 2001. This increase was due to the capitalization of the new PAS 10 transponder lease entered into during fiscal 2002. This lease replaced the previous operating lease for the PAS 4 transponder. The Naspers group does not require any additional transponder capacity in the near future for its current operations.

        Other long-term debt increased to Rand 1,788.9 million as at March 31, 2002, consisting of interest bearing liabilities of Rand 1,757.0 million and non-interest bearing liabilities of Rand 31.9 million. Interest-bearing long-term liabilities increased mainly due to a drawing by MIH Limited of Rand 721.2 million on its ABSA loan facility.

        Included in the interest-bearing liabilities of the Naspers group are certain structured finance arrangements with a total value of Rand 1.3 billion. Since 1997, the Naspers group has replaced a significant amount of infrastructure, especially in its print media segment. The financing for the acquisition of various items of printing equipment and buildings has been completed by raising external debt from banks. The Naspers group has however utilized this opportunity to structure these financing arrangements in such a way that allows the Naspers group a beneficial after-tax interest cost, as well as repayment terms that will allow the Naspers group to match future expected cash flows from these assets with such repayment terms. All the structured finance liabilities of the Naspers group have been reflected on Naspers' balance sheet under both South African and U.S. GAAP. For South African GAAP purposes, certain assets have been presented net against the debt incurred to acquire the asset.

        The South African Revenue Services have recently adopted an aggressive approach to structured finance arrangements. The deductions and allowances that Naspers has taken in the past and may anticipate taking in the future in connection with some or all of these structured finance transactions may not be allowed by the South African Revenue Services. Any liability Naspers may incur as a result of the disallowance of such deductions or allowance claimed by Naspers is not expected to have a material adverse effect on Naspers because it has provisioned for the potential disallowance.

        MIH Limited has entered into a U.S. $115.0 million (Rand 1,306.1 million) loan facility with ABSA Bank Limited (ABSA). This facility comprises a term loan of U.S. $100 million (Rand 1,135.8 million) and a guarantee facility of U.S. $15 million (Rand 170.3 million). The guarantee facility is used by MIH Limited to guarantee the borrowings of its subsidiaries under loan agreements entered into with local banks in the jurisdictions in which such subsidiaries operate. MIH Limited has drawn U.S. $63.5 million (Rand 721.2 million) under the ABSA bank loan facility, which amounts are repayable in July 2004 and bear interest at LIBOR plus 2%. A covenant in the loan facility requires the aggregate amount of one-third of the prevailing market value of the UBC shares held by MIH Limited, one-half of the prevailing market value of the Liberty Media Corporation shares held by MIH Limited and the cash deposited with ABSA as security in respect of the facility to at all times exceed the total amount of loans made and guarantees given under the facility. In addition, MIH Limited has agreed that the net consolidated indebtedness of the MIH Limited group will not exceed 30% of the total consolidated market value of the MIH Limited group and that the consolidated financial indebtedness of the MIH Limited group will not exceed U.S. $300 million (Rand 3,407.3 million). A significant change in the market value of MIH Limited may result in it breaching these covenants. The Naspers group has pledged shares in the following companies as security in relation to the facility: Myriad International Holdings BV, MIH Sarl, Irdeto Access BV, Mindport BV, Myriad Holdings Africa BV, NetMed NV, Liberty Media Corporation and UBC. To prevent restrictions upon MIH Limited's ability to draw funds under the ABSA bank facility after the completion of the OpenTV transaction, MIH Limited granted security over the shares of Liberty Media Corporation common stock acquired by it in favor of ABSA in lieu of ABSA's prior security interest in the OpenTV shares held by MIH Limited.

        Included in Naspers' interest bearing liabilities of Rand 1,757.0 million at March 31, 2002 is Rand 151.4 million relating to MIH Limited's Phutuma Futhi share scheme. The Phutuma Futhi share scheme was established to increase ownership of M-Net and SuperSport International shares by previously disadvantaged groups in South Africa. On April 4, 1998 MultiChoice Africa transferred 28 million of its shares in M-Net and SuperSport International into a trust for a consideration of Rand 112 million. These shares represent approximately 50% of the shares in M-Net and SuperSport International held by MultiChoice Africa. The trust is consolidated for accounting purposes. The trust financed 90% of the consideration by way of bank borrowings, with participating purchasers from previously disadvantaged groups paying the remaining 10% of the purchase price.

        The initial maturity date of the loan has been extended from April 14, 2001 to October 15, 2002. The date on which purchasers have the right to acquire the shares has been extended to October 31, 2005. The purchasers have the right to acquire the shares by paying a designated exercise price. If on October 31, 2005 M-Net and SuperSport International's share price is less than the designated exercise price (and the purchasers, therefore, do not exercise their rights to purchase the shares), MultiChoice Africa may be required to reacquire ownership of the M-Net and SuperSport International shares sold to the trust. M-Net and SuperSport International's current share price is less than the exercise price. MultiChoice Africa is currently finalizing the terms and conditions under which the right of purchasers to acquire shares under the scheme has been extended to October 31, 2005. The 28 million shares of M-Net and SuperSport International sold to the trust have been pledged as collateral for the bank borrowings and the banks have an option to put the shares back to MultiChoice Africa. With the extension of the maturity date of the loan, the bank lenders required additional security of 14,048,000 M-Net and SuperSport International shares and cash collateral of Rand 50 million. Under the terms of the sale agreement, the purchasers are entitled to vote the shares. MultiChoice Africa is entitled to receive any dividend paid prior to the original date of maturity. This liability plus accrued interest equaled Rand 151.4 million at March 31, 2002 and was fully provided for on Naspers' balance sheet (to the extent of the accrued interest through such date). Subsequent to March 31, 2002, MIH Limited repaid to the bank 50% of the total loan amount outstanding in respect of the scheme. MIH Limited intends to repay the balance of the loan amount outstanding to the bank prior to November 30, 2002.

        Naspers established the Welkom empowerment scheme in 1998 to increase the ownership of Naspers Class N ordinary shares by previously disadvantaged groups in South Africa. Under the terms of the Welkom Trust Share Scheme, prospective shareholders subscribed for 4,003,740 convertible debentures at Rand 42 each for a gross amount of Rand 168.2 million. The share scheme participants were required to pay a 10% deposit upon subscription for the debentures, with the balance of the principal amount being borrowed from various financial institutions. Naspers currently makes interest payments to the financial institutions based on the coupon rate on the debentures of 9.25%. Naspers accrues the interest rate differential between the coupon rate of 9.25% and the funding rate of 23.19% on the funds lent by the banks. The possible future repayment of the funds provided by the banks and the accrued interest rate differential depends upon whether the share price of Naspers Class N ordinary shares equals or exceeds Rand 56.99 per share on September 9, 2003. If the target price is achieved, Naspers will issue 5,605,236 Class N ordinary shares to the share scheme participants upon conversion of the debentures to settle the outstanding debt and the accrued interest. If this does not occur, Naspers could be called upon to repay the borrowings from the financial institutions and accrued interest thereon. This liability plus accrued interest equaled Rand 271.2 million at March 31, 2002 and was fully provided for on Naspers' balance sheet (to the extent of the accrued interest through such date).

        As of March 31, 2002, Naspers had subordinated Rand 40 million of its intercompany loan to Media24 to allow Media24 to meet certain covenants relating to certain of its borrowings. The fact that

Naspers subordinated part of its loan account with Media24 is not expected to have any material adverse impact on Naspers because it has Rand 190 million of undrawn facilities as at March 31, 2002.

        Liabilities in respect of program and film rights increased from Rand 562.0 million in fiscal 2001 to Rand 645.7 million at March 31, 2002. The increase is mainly due to the devaluation of the Rand against the U.S. dollar and Euro. Program and film rights are non-interest bearing liabilities. In addition, Naspers had future commitments relating to program and film rights of Rand 881.1 million at March 31, 2002. Although these commitments arise out of contracts entered into by the Naspers group, any future payments under those contracts are conditional on the occurrence of certain future events.

        Naspers had utilized overdraft and short-term loans of Rand 1,116.6 million at March 31, 2002, compared to Rand 781.0 million in fiscal 2001. The increase was mainly due to U.S. dollar and Euro denominated facilities that increased due to the depreciation of the Rand and increased borrowings in the Mediterranean operations.

        As part of the process of managing the Naspers group's mix of fixed and floating rate borrowings, the interest rate characteristics of new borrowings and the refinancing of existing borrowings are considered based on expected movements in interest rates. The rapid depreciation of the Rand has caused the South African prime lending rate to increase significantly during fiscal 2002. Where appropriate, the group uses derivative instruments, such as interest rate swap agreements, for hedging purposes. As at March 31, 2002, 71.3% of the long-term liabilities of Rand 5,774.0 million had fixed interest rate profiles of more than one year, 1.1% of these liabilities were fixed for less than one year, 15.9% of these liabilities were floating and 11.7% of these liabilities were interest-free.

        The Naspers group had undrawn banking facilities of Rand 1,009.2 million as at March 31, 2002. Facilities which are on-call represented Rand 837.0 million and the balance of these undrawn facilities of Rand 172.2 million expire within one year. These facilities are in most instances subject to review and renewal within annual cycles. The Naspers group is in constant discussions with various financial institutions concerning changes to the terms of its existing facilities and future funding requirements.

Acquisitions and Dispositions

Year ended March 31, 2002

        In March 2001, Media24 acquired Paarl Print (Pty) Ltd from Eagle Media (Pty) Ltd for approximately Rand 63.0 million in cash. Paarl Print, which specializes in printing high quality flatsheet magazines, pamphlets and labels, was merged with National Book Printers, Media24's book printing division and now forms part of Paarl Media Holdings (Pty) Ltd. The excess of the value of the investment over the fair value of the net assets acquired amounted to Rand 16.1 million. This excess amount was allocated to goodwill, and will be amortized over the estimated useful life of the investment of eight years. If Paarl Media Holdings is not listed on the JSE Securities Exchange South Africa prior to April 1, 2005, the minority shareholders in Paarl Media Holdings can require Media24 to acquire their shares at fair value. The estimated fair value of the minority interest as at March 31, 2002 is approximately Rand 173.4 million.

        In May 2001, MIH Limited acquired a 46.4% stake in Tencent (BVI) Limited, which is the operator of QQ, the instant-messaging platform in China, for a purchase price (including costs directly attributable to the acquisition) of Rand 266 million in cash. Subsequent to this acquisition, the Naspers group provided additional cash funding of Rand 8 million to QQ, in proportion to its shareholding. The purchase price was allocated to net tangible assets acquired of Rand 32.8 million and goodwill of Rand 241.2 million, which will be amortized over an estimated useful life of three years.

        During May 2001, the Naspers group acquired an additional 47.92% interest in Educor Limited, the group's private education subsidiary. This acquisition took the group's interest in Educor to 93.5%. The acquisition was undertaken by way of a Section 311 scheme of arrangement under the South

African Companies Act, 1973. The purchase consideration amounted to Rand 86.6 million and was settled using a combination of Naspers Class N ordinary shares and cash. Educor was subsequently delisted from the JSE Securities Exchange South Africa. The excess of the purchase price over the fair value of the net assets of Educor of Rand 114.7 million was allocated to goodwill and will be amortized over the estimated useful life of five years.

        In July 2001, OpenTV acquired a 100% interest in Static 2358 Limited (static), a privately-held leading interactive television media and entertainment company. Under the acquisition agreement, OpenTV acquired all of Static's privately-held shares in a combined share and cash transaction. Static shareholders and optionholders received an aggregate amount of 2,719,048 OpenTV Class A ordinary shares with a value of Rand 307.2 million at the acquisition date, and approximately Rand 102.1 million in cash. The cash component included approximately Rand 8.8 million in termination payments made to certain senior Static personnel whose employment was terminated in connection with the transaction. Pursuant to certain earn-out provisions contained in the Static acquisition agreement, the principal shareholders of Static received an additional consideration of 626,872 Class A ordinary shares, which were issued in early 2002. Additional goodwill of Rand 29.8 million was recorded based on the fair value of the shares at the date of the subsequent issuance. The total purchase consideration (including expenses of Rand 12.1 million) was allocated based upon the fair value of the net assets acquired as follows: net liabilities (Rand 44.2 million), intangible net assets, other than goodwill (Rand 132.8 million) and goodwill (Rand 357.4 million). The intangible assets are to be amortized over their estimated useful lives of three years and goodwill is to be amortized over its useful life of five years. The issuance of shares by OpenTV to acquire Static gave rise to a dilution loss of Rand 131.2 million.

        In July 2001, the Naspers group concluded a scheme of arrangement under Section 311 of the South African Companies Act, 1973, to acquire an additional 18.59% interest in M-Web Holdings, the Naspers group's on-line service provider in South Africa. An exchange ratio of 15 M-Web Holdings shares for each Naspers Class N ordinary share was used to determine the consideration paid by Naspers. A total of 4,690,450 Naspers Class N ordinary shares were issued for a total purchase consideration of Rand 144.4 million. Goodwill of Rand 158.7 million was attributable to the excess of the purchase price above the fair values of the net assets of M-Web Holdings. The goodwill will be amortized over its estimated useful life of five years. M-Web Holdings was subsequently delisted from the JSE Securities Exchange South Africa.

        During July 2001, MIH Limited disposed of its 100% interest in A-1 Net Holdings Limited (an Internet on-line service provider) and its wholly-owned subsidiary, M-Web Online Company Limited, for a total consideration of Rand 8.2 million, resulting in a loss on disposal of Rand 47.7 million.

        During July 2001, the Naspers group reduced its 40% interest in its joint venture, SOE International SA (a holding company of a Greek soccer team), which also owns AEK PAE and Basic Hellas SA, to a 15% direct holding in AEK PAE for no consideration. These shares were sold for no consideration because SOE International was sustaining losses, which were being funded in part by the Naspers group. Naspers impaired the carrying amount of its investment during March 2001 and recorded impairment losses of Rand 45.5 million. A net profit on disposal of Rand 30.5 million was recorded during the 2002 fiscal year, mainly as a result of the release of the foreign currency translation reserve previously recorded. Naspers continues to have a 15% non-funding investment in AEK PAE. This interest has been accounted for using the equity method up until the date of the disposal of the shares in SOE International and as an investment at cost thereafter as the group no longer exercises significant influence over its operations. The Naspers group no longer has an obligation to fund any future losses of AEK PAE.

        In October 2001, the Naspers group's subsidiary NetMed NV, the holding company of the television subscription platform in the Mediterranean region, issued 622 Class E ordinary shares (representing a 5% interest in NetMed NV) to Antenna TV SA for a total consideration of Rand 115.9 million. Antenna has the option to acquire an additional 10% interest within two years at fair value. This transaction resulted in a 4.16% dilution in the group's interest in NetMed, and the group recorded a consequent dilution gain of Rand 100.4 million.

        During December 2001, the Naspers group disposed of its 100% investment in Eefoo.com (BVI) Limited, a Chinese Internet financial portal, which through its wholly-owned subsidiary, Eefoo.com (Mauritius) Limited, owns a 52.5% equity interest in Shanghai Eefoo Network Technology Development Company Limited. This investment was disposed of for a cash consideration of Rand 3 million, resulting in a loss on disposal of Rand 29.4 million.

        During March 2002, the Naspers group disposed of its 10% interest in 21 Vianet Inc. for a consideration of Rand 11.4 million, resulting in a loss on disposal of Rand 42.8 million.

        On August 27, 2002, MIH Limited sold all of its shares in OpenTV to Liberty Media Corporation and LDIG OTV, Inc. for approximately Rand 489.7 million (U.S. $46.2 million), before acquisition costs, and 15.38 million shares of Liberty Media Corporation common stock. MIH Limited's interest in OpenTV was held through OTV Holdings Limited, a wholly-owned subsidiary of MIH Limited. Disposal costs are estimated to be Rand 159 million (U.S. $15.0 million). In addition, upon the closing of the OpenTV transaction on August 27, 2002, MIH Limited obtained an option for long term access in its operating territories to the Liberty Broadband Interactive Television interactive television technologies in consideration for the payment of Rand 180.2 million (U.S. $17 million) and MultiChoice Africa, a subsidiary of MIH Limited, paid Rand 47.7 million (U.S. $4.5 million) to OpenTV under operating agreements for the deployment of OpenTV's advanced interactive television technologies and bundled content. OpenTV's results have been included in Naspers' financial statements as discontinued operations. Please see "Legal Proceedings" for a description of certain litigation relating to the transaction.

        MultiChoice Egypt, another business conducted in Egypt by the Naspers group, was liquidated with effect from March 31, 2002. Although the liquidation has not yet been completed, the remaining assets of MultiChoice Egypt were sold to Cable Network Egypt (CNE) in consideration for shares issued to MultiChoice Africa by CNE. This increased the Naspers group's ownership of CNE from 10.5% to 16.5%. During January 2002, the Naspers group disposed of its 45% investment in MultiChoice Middle East Inc., resulting in a net profit on disposal of Rand 22.7 million.

        On July 26, 2002, MIH Limited (through its subsidiary Myriad International Holdings BV) and Fidelity Management S.A. entered into a share subscription agreement and a share sale agreement under which Fidelity will acquire a 22% interest in NetMed NV, MIH Limited's pay-television subsidiary in Greece, for a cash purchase price of U.S. $5 million plus a cash payment equal to an amount calculated with reference to the value of the subscriber base to be acquired by NetMed. Fidelity is owned by affiliates of the shareholders of Alpha Digital Synthesis S.A., a company which recently established a competing pay-television service in Greece. The completion of this transaction was subject to the approval of the Greek Competition Committee. Myriad, Fidelity and NetMed did not receive the required approval from the Greek Competition Committee within the applicable period and MIH Limited accordingly believes that the subscription and sale agreements have ceased to have effect. The consequences, including litigation with Fidelity or Alpha Digital, likely to result from these developments are uncertain.

Year ended March 31, 2001

        In March 2000, OpenTV signed a definitive agreement with Spyglass, Inc. to acquire all of Spyglass's outstanding common stock in a stock-for-stock transaction. The merger was consummated in

July 2000. Spyglass shareholders received 0.7236 of one OpenTV Class A ordinary share in exchange for each share of Spyglass common stock, resulting in an aggregate of approximately 12.7 million Class A ordinary shares being issued in the transaction. OpenTV also reserved approximately 2.5 million additional Class A ordinary shares for issuance upon the exercise of stock options and warrants of Spyglass that were assumed by OpenTV in the merger. As of December 31, 2001, 1,110,640 Class A ordinary shares remained reserved for issuance under the assumed options plans. The decrease was due to stock option exercises and cancellations arising from termination of employment. The goodwill arising on this transaction amounted to Rand 5.5 billion, which will be amortized over its estimated useful life of five years. The issue of shares by OpenTV to acquire Spyglass gave rise to a dilution gain of Rand 2.8 billion.

        During September 2000, MIH Limited acquired an additional 365,460 shares in OpenTV for cash consideration of Rand 140.8 million, giving rise to goodwill on acquisition of Rand 108.8 million.

        In November 2000, OpenTV, Inc. acquired CableSoft Corporation in a stock-for-stock transaction in exchange for 1,429,564 OpenTV Class A ordinary shares. The value of these shares at the acquisition date was Rand 276.1 million. In addition, certain CableSoft options were acquired in connection with the transaction, increasing the purchase consideration to Rand 304.8 million. The purchase price, including expenses, has been allocated to intellectual property rights (Rand 33.3 million) and goodwill (Rand 269.3 million), based upon an appraisal of the fair market value of the assets acquired. The intangible assets are amortized over five years.

        In November 2000, OpenTV, Inc. established a co-owned venture with General Instrument Corporation (GIC), named Spyglass Integration, Inc., for the purpose of providing integration, testing and development services to digital cable and satellite operators. OpenTV contributed 370,858 Class A ordinary shares for a 90% interest in the venture, which shares were then transferred to GIC in exchange for a three-year license of certain GIC patents on a royalty-free, worldwide, non-exclusive basis. This amount is included in Naspers' consolidated balance sheet as intellectual property rights and is amortized over three years.

        By virtue of the merger with Spyglass, OpenTV acquired Spyglass's entire interest in Spyglass DSIC, Inc., known as "Acadia", a co-owned venture between Spyglass and GIC. In accordance with the terms of the venture's operating agreement, the completion of the Spyglass merger enabled GIC to exercise an option to purchase Spyglass's interest in Acadia. GIC exercised this option, and during November 2000 a definitive stock purchase agreement was entered into with GIC providing for the sale of Spyglass's interest in the venture to GIC for a purchase price of Rand 35.9 million. The sale was completed during January 2001.

        In February 2000, OpenTV entered into an agreement with EchoStar Communications Corporation, EchoStar Satellite Corporation and EchoStar Technologies Corporation (collectively referred to as EchoStar) to develop a low-cost, hard-drive set-top box. OpenTV purchased 50% of the shares in OpenStar from ECC in exchange for 2,252,252 OpenTV Class A ordinary shares and the contribution of certain OpenTV intellectual property to OpenStar. Those shares were released from escrow in December 2000, when EchoStar had met certain milestones relating to the deployment of OpenTV enabled set-top boxes. The value recorded for those shares was the market price of Class A Ordinary Shares on the date the shares were released from escrow being Rand 287.5 million, and was allocated to technology rights.

        MIH Limited successfully completed a follow-on offering on Nasdaq and Euronext in April 2000 of 4.5 million shares raising gross proceeds of U.S. $180.4 million (Rand 1.2 billion). The issue of new shares to minority shareholders gave raise to a dilution gain of Rand 655.2 million.

        During the fiscal year 2001, MIH Limited increased its holding in M-Web Holdings by 6.5% to 22.3% for a cash consideration of Rand 49.2 million. The excess of MIH Limited's equity investment over the fair value of the net assets acquired, amounting to Rand 38.0 million, was allocated to goodwill, and is amortized over its estimated useful life of five years.

        In April 2000, MIH Limited acquired an 100% interest in A-1 Net (Holdings) Limited and its wholly-owned subsidiary, M-Web Online Company Limited, for a cash consideration of Rand 10.2 million and the issue of 11,226,528 M-Web China (BVI) Limited "A" ordinary shares. The purchase consideration of Rand 85.3 million was allocated to intangible assets and goodwill and amortized over its estimated useful life of three years.

        In May 2000, MIH Limited acquired a 10% interest in 21 Vianet, Inc. for a cash consideration of Rand 48.0 million. This investment has been accounted for at cost as the group does not have significant influence over 21 Vianet, Inc.

        MultiChoice Cyprus Limited (MCC) was listed on the Cyprus Stock Exchange in July 2000. A total of 29,096,582 shares (38.38%) of the outstanding shares were offered to the public, resulting in a dilution of MIH Limited's effective interest in MCC from 51% to 35.21%. The proceeds from the offering were Rand 28.9 million. A profit on dilution of the Naspers group's interest of Rand 29 million was recorded.

        In November 2000, MIH Limited diluted its interest in NetMed NV (the holding company of the Mediterranean television subscription platform business) from 100% to 88.81% through the issuance of NetMed NV shares to Global Finance Investors II LP for Rand 193.3 million in cash. This transaction gave rise to a dilution gain of Rand 189.1 million.

        In December 2000, Noochee Solutions Inc. contributed all its assets and certain of its liabilities to Mindport IBS Limited, a newly formed company, and MIH Limited contributed all the Integrated Business Systems BV shares owned by MIH Limited and Rand 113.5 million cash to Mindport IBS Limited. As a result of these transactions, MIH Limited owned 70% and the former Noochee shareholders owned 30% of Mindport IBS Limited. The transaction was accounted for as a purchase under the business combination rules, with Noochee being the acquired entity. The fair values of the net assets acquired amounted to Rand 113.5 million.

        In February 2001, MIH Limited acquired an additional 4% interest in NetMed Hellas SA (a channel company in the Mediterranean region) for Rand 60 million, increasing its interest to 100%. The purchase consideration was satisfied through the issuance of 459,770 of MIH Limited's Class A ordinary shares. The purchase consideration has been allocated to goodwill.

Year ended March 31, 2000

        In April 1999, MIH Limited invested an additional Rand 31.4 million ($4.8 million) cash in OpenTV Inc. As the cash was injected pro rata to the shareholders' respective shareholdings, it had no effect on MIH Limited's proportionate interest in OpenTV Inc. OpenTV, an international company registered in the British Virgin Islands, was formed as a holding company to own the shares of OpenTV Inc. Pursuant to a reorganization that occurred in October 1999, MIH Limited exchanged its shares of common stock in OpenTV Inc. for ordinary shares in OpenTV. In November 1999, OpenTV completed an initial public offering of its ordinary shares, listing its ordinary shares on both Nasdaq and Euronext. As part of the IPO, convertible preference shares issued by OpenTV in a private placement in October 1999 were converted into ordinary shares. OpenTV entered into a strategic agreement with General Instrument Corp. and, in connection with this agreement, agreed to issue warrants to General Instrument Corp. to purchase up to 700,000 ordinary shares of OpenTV. These warrants will vest if and when General Instrument Corp. satisfies certain performance goals. As of March 31, 2002, 75% of these warrants have vested. After OpenTV's IPO and the conversion of preference shares, MIH Limited remained the largest shareholder with 30.6 million of OpenTV's outstanding shares. The dilution of the Naspers group's interest gave rise to a gain of Rand 674.9 million ($98.6 million).

        In July 1999, MIH Limited acquired a 40% interest in SOE International SA (SOE), which owns 78.4% of AEK PAE and 100% of Basic Hellas SA, for Rand 39.9 million ($6.6 million). The excess of the purchase price over the net liabilities acquired was allocated to goodwill and amounted to Rand 109.4 ($18.1 million). MIH Limited also has an obligation under a shareholders' agreement to fund SOE up to an amount of Rand 117.5 million ($18 million). On March 31, 2000, MIH Limited had advanced a loan of approximately Rand 63 million ($10.3 million) in partial satisfaction of this obligation.

        In August 1999, the Naspers group disposed of its 100% interest in, and loans to, Orbicom (Proprietary) Limited to M-Cell Limited (a holding company of a leading cellular service provider in South Africa) in exchange for 23,952,096 M-Cell shares with a market value of Rand 234.7 million. The consideration received, after allocating Rand 33.7 million to settle the loan claims, gave rise to a profit on the sale of Orbicom of Rand 203 million, as the carrying value of the Orbicom investment was recorded at no value in the Naspers group's accounting records.

        MIH Limited acquired a 7.0% interest in M-Web Holdings for a cash consideration of Rand 99.0 million, following the delinking of M-Web Holdings' shares from MIH Holdings on August 2, 1999. On September 30, 1999, MIH Limited acquired an additional 3.4% interest by exchanging its holding of 4,432,273 shares in M-Cell for 13,930,000 shares in M-Web Holdings. In February and March 2000, MIH Limited acquired an additional 5.4% interest in M-Web Holdings, bringing its total interest up to 15.8%. The excess of MIH Limited's equity investment over the fair value of the net assets acquired, amounting to Rand 182.0 million, was allocated to goodwill, and was written off against distributable reserves. Naspers and MIH Limited entered into a joint voting pool agreement, which was renewable on an annual basis, under which MIH Limited manages the operations of M-Web Holdings for Naspers. This agreement has now expired.

        In October 1999, MIH Holdings disposed of its remaining 19,519,823 shares in M-Cell for a cash consideration of Rand 213.2 million, resulting in a profit of Rand 22.7 million.

        With effect from January 2000 Naspers entered into an agreement whereby the Naspers group merged its private education interests with the interests of The Education Investment Corporation Limited. Naspers received consideration of Rand 100 million for its National Private Colleges business. This consideration was settled by allocating 10.9% of the share capital of the newly formed company, Educor Limited, to Naspers. Naspers also acquired an additional interest of 29.1% in Educor for a cash consideration of Rand 288.0 million. On June 12, 2000, Naspers entered into a shareholders' agreement with the other shareholders of Educor, allowing Naspers to manage Educor's operations for a period of five years. Educor listed on the JSE Securities Exchange South Africa in June 2000.

        In February 2000, MIH Limited, through a wholly-owned subsidiary, acquired a 75% interest in Internet Knowledge Service Centre Company Limited ("IKSC") for a cash consideration of Rand 158.7 million (U.S. $25 million). IKSC has a 53.5% interest in KSC Commercial Internet Company Limited ("KSC Comnet"), a joint venture with the Communications Authority of Thailand. The excess of the purchase consideration over the fair value of the net assets acquired of Rand 146.2 million (U.S. $23 million) was allocated to goodwill, and written off against distributable reserves.

        In March 2000, Media24 entered into an agreement under which its magazine printing division was merged with the printing operations of Paarl Web Printers. A new company, Paarl Media Holdings, was formed after the merger. Media24 was allocated an 68.42% equity interest in Paarl Media Holdings as consideration for contributing its printing operation to the merged company. Media24 recognized goodwill of Rand 492.2 million in connection with the merger, which was written off against distributable reserves.

        In March 2000, Naspers completed the second phase of an equity swap agreement with Johnnic Limited. Under the agreement, Naspers exchanged 40,511,665 of its M-Cell Limited ordinary shares for 27,501,822 ordinary shares in MIH Holdings and 27,501,822 ordinary shares in M-Web Holdings. A profit of Rand 2,126.8 million on the sale of the M-Cell shares was realized by the Naspers group. Goodwill of Rand 1,953.7 million and Rand 149.5 million on the purchase of the respective MIH Holdings and M-Web Holdings interests was written off against distributable reserves.

        In March 2000, Naspers purchased an additional 3,432,493 MIH Holdings ordinary shares. The purchase consideration of Rand 211.8 million was settled by Naspers issuing 2,497,139 Class N ordinary shares. The excess of the purchase consideration over the fair value of the MIH Holdings ordinary shares acquired of Rand 203.3 million was allocated to goodwill, which was written off against distributable reserves.

        In March 2000, Naspers sold a further 17 million M-Cell shares for a profit of Rand 606.3 million. The proceeds of Rand 633.6 million generated by this sale were used as partial payment for the acquisition of 2,003,334 MIH Limited Class A ordinary shares by Naspers for a cash consideration of Rand 960.6 million. Goodwill of Rand 920.7 million was realized on the purchase of the MIH Limited shares, which was written off against distributable reserves. This transaction effectively completed the Naspers group's divestiture of M-Cell.

Research and Development

        Naspers expenses research and development costs in the financial period during which they are incurred. The amounts spent by Naspers on research and development do not materially affect Naspers' results of operations.

Trend Information

        The Naspers group's revenue has been affected by the economic slow down which has negatively impacted households' purchasing power and general consumer confidence. Naspers expects this trend to continue until such time as general economic conditions become more favorable. Also see the discussion on general economic trends and the recent global economic downturn discussed under the heading "Risk Factors".

        The growth rate in subscribers to MIH Limited's television platforms has slowed during the past year. Total subscribers increased from 2,007,000 at March 31, 2001 to 2,011,000 at March 31, 2002. The number of subscribers to MIH Limited's analog service continues to decrease. However, migration of subscribers from MIH Limited's analog service to its digital service has increased the number of subscribers to MIH Limited's digital platforms. Digital subscriber numbers now significantly exceed analog subscriber numbers. The MIH Limited group derives a higher revenue and profit margin per subscriber from digital subscribers than from analog subscribers. Accordingly, increasing the number of digital subscribers as a proportion of total subscribers improves the profitability of MIH Limited's pay-television operations. However, the migration rate from analog to digital service will slow as fewer subscribers remain on analog service. This may cause the digital subscriber base to grow at a slower rate than it has in the past.

        In the Mediterranean region, the broadcast television business tends to be seasonal, with a significant decrease in viewership occurring in the summer, when Greek viewers traditionally enjoy outdoor activities and travel, and when the soccer and basketball seasons have ended. The launch of a competing platform by Alpha Digital, which caused turbulence and confusion in the market, resulted in a decline of 61% to 165,000 households in the analog subscriber base between March 31, 2001 and March 31, 2002. However, Nova (the digital television service) maintained its leading position in the region by adding 31,042 digital subscribers to end the 2002 fiscal year having 101,313 subscribers. The launch of the competing platform has resulted in the delay of MIH Limited's Greek operations achieving profitability. The impact of Alpha Digital's entry into the Greek pay-television market was to increase programming and content costs and to decrease MIH Limited's subscriber numbers.

        The economic slowdown also has had an impact on the advertising revenue received by the Naspers group's television and Internet platforms. MIH Limited has found that broadcast rights to major sports events have become more expensive to obtain, as competition for these rights has intensified. Political and regulatory pressures also are making it increasingly difficult to maintain exclusive rights to sports programming.

        Advertising revenues from newspapers are expected to remain strong in the foreseeable future due to the increased focus on regional advertisers. Advertising revenues from magazines are currently still depressed due to spending cut-backs by national advertisers. Advertising revenues from television increased during the 2002 fiscal year by 44% to Rand 50.3 million, which contributed significantly to the overall increase in advertising revenue. Television advertising revenue is expected to remain stable in the foreseeable future. Advertising revenues from the Internet were insignificant in the 2002 fiscal year and there is currently no indication that such revenue will become a meaningful contributor to Naspers' revenue in the future.

        Although the growth in e-commerce revenues experienced by the Naspers group's Internet platforms is encouraging, total e-commerce revenues remain low. Naspers expects e-commerce revenues to remain low until the general economic climate improves and user acceptance of e-commerce initiatives to accelerate.

        Mindport, the Naspers group's broadband development initiative subsidiary, was discontinued due to the slow down in the roll-out of broadband capacity in the United States and the collapse of many of its potential customers. Irdeto Access' business has increasingly focused on software and it is expected that revenue from the sale of analog components and CAMS will continue to decline.

        According to long term data from the Audited Bureau for Circulation, or "ABC", the newspaper market in South Africa is relatively mature and stable. Until the late 1980's when Media24 acquired City Press, the Sunday newspaper title, Media24's portfolio consisted mainly of Afrikaans titles. Over approximately the last six years, Media24's product mix has been broadened by strategic acquisitions and new launches. Currently, Media24 has approximately 29% of the paid newspaper market in South Africa, of which approximately 21% relates to newspapers published in Afrikaans and 8% relates to newspapers published in English. The English portion is set to increase with the recent launch of a new English daily tabloid, the Daily Sun. According to ABC data, the total number of paid newspapers sold per week in South Africa increased from 8,372,039 copies in 1996 to 8,572,313 copies in 2001. This represents a 2.4% increase over the five year period. Over the same period, Media24 increased its weekly paid newspaper circulation by 10.5% from 2,258,188 copies to 2,495,787 copies per week.

        A large number of titles also have been added to Media24's magazine portfolio over the last six years. Media24 added these titles to its portfolio due to specific trends in the international magazine market that also were evident in South Africa. There has been a marked worldwide decline in the circulation levels of general interest, broad-based magazines, and a rapid fragmentation of the magazine market. The number of consumer titles available in South Africa has more than doubled over this period to in excess of 400 titles and an increasing number of international titles have become available in South Africa.

        Media24 sold more than 900,000 copies of general interest magazines (Huisgenoot, You and Drum) per week during the July-December 1996 ABC period. That circulation steadily declined to 703,470 in the January-June 2001 ABC period. Circulation has increased slightly to 712,310 in the July-December 2001 ABC period.

        To compensate for the decline in the circulation of general interest magazines, Media24 started a number of international titles in South Africa, some in partnership with other companies on a license basis or for a set fee. These include Mens Health, FHM, Golf Digest, Cosmopolitan, Shape and Runner's World.

        Book publishing revenues are expected to remain stable, but the Naspers group is not expecting significant growth in the foreseeable future, mainly due to the fact that the hymn book revenue earned during the 2002 fiscal year will not be sustainable in the longer term.

U.S. GAAP Reconciliation

        There are significant differences between South African GAAP and U.S. GAAP. The principal differences between South African GAAP and U.S. GAAP relating to Naspers' consolidated financial statements as of and for the years ended March 31, 2002 and 2001 include:

        Business combinations.    Certain differences between South African GAAP and U.S. GAAP in the application of the purchase method of accounting for business combinations include:

  •
  Date of acquisition—under South African GAAP, before the implementation of AC 131 "Business Combinations", the date on which earnings of an acquired entity are included in Naspers' consolidated results of operations could be based on the date on which management control ceases. Under U.S. GAAP, the consummation of the acquisition is not considered effective until any regulatory approvals or other conditions are satisfied and irrevocable control of the company is obtained.

  •
  Value of purchase consideration—under South African GAAP, the value of shares issued as consideration in business combination transaction is measured using the market value of the respective shares on the consummation dates of the transaction. Under U.S. GAAP, the value of the shares issued is measured using the average market value of the shares a few days before and after the announcement date.

  •
  Exchange of non-monetary assets—under South African GAAP, the gain on the exchange of marketable securities is based on the quoted market value of the shares received. Under U.S. GAAP, the gain on the exchange is based on the quoted market value of the shares surrendered on the date that the exchanges were consummated.

        Reinstatement of goodwill written off to reserves.    Under South African GAAP, before the implementation of AC 131 "Business Combinations", goodwill recorded on acquisitions prior to April 1, 2000 was written off against reserves in the year of acquisition. Under U.S. GAAP, all goodwill written off against reserves under South African GAAP has been reinstated as an asset on the balance sheet and is amortized using the straight-line method over its estimated useful life of three to five years.

        Reinstatement of intangible assets written off against reserves.    Under South African GAAP, before the implementation of AC 129 "Intangible assets", patents, trademarks, title rights and similar intangible assets acquired before April 1, 2000 were written off against reserves in the year of acquisition. Under U.S. GAAP, all intangible assets written off against reserves under South African GAAP have been reinstated as assets on the balance sheet and are being amortized using the straight-line method over a range of estimated useful lives of three to eight years.

        Impairment of goodwill.    Under South African GAAP, a goodwill impairment charge was recorded for the year ended March 31, 2002 that related solely to OpenTV. After the impairment charge, the net assets of OpenTV were reduced to their expected net selling price. Under U.S. GAAP, the amount of the impairment charge represents the difference between the expected discounted cash flows and the U.S. GAAP carrying value of OpenTV.

        Please refer to note 41 of Naspers' consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus for the effect of the above differences between South African GAAP and U.S. GAAP, as well as other less significant differences, on the consolidated net (loss)/income and total shareholders' equity as of and for the years ended March 31, 2002 and 2001.

Inflation

        Inflation in South Africa has decreased significantly during the last ten years. The inflation rate as of March 31, 2002 was 6.6% and as of September 30, 2002 was 11.8%. The stated intention of the South African Reserve Bank is to reduce South Africa's inflation rate to between 3% and 6%. However, South Africa's inflation rate is still above the levels of inflation that exist in many other countries. Naspers' operations have not in recent years been materially adversely affected by inflation.

Environmental Matters

        Naspers is not aware of any environmental claims pending or threatened against it. In addition, Naspers does not believe it is subject to any material environmental remediation obligations. See the discussion in the "Business—Environmental Matters" section.

Initial Adoption of Accounting Policies

        Naspers adopted the accounting policies described below for the first time during the 2002 fiscal year.

        The Naspers group adopted AC107 "Events after the balance sheet date", as revised, during fiscal 2002, as this standard became effective during fiscal 2002 under South African GAAP. The impact of this revised accounting standard is that the Naspers group only accounts for proposed dividends when they are declared. The proposed dividends provided for in the March 31, 2001 annual financial statements and the related Secondary Taxation on Companies are now accounted for in fiscal 2002. This change in accounting policy was applied retrospectively by restating the comparative figures.

        The group also further adopted AC116 "Employee benefits", as revised, because this standard became effective under South African GAAP during fiscal 2002. This revised accounting standard requires the group to provide in full for all accrued short-term employee benefits. This accounting policy was applied retrospectively by restating the comparative figures.

        The Naspers group adopted AC102 "Income taxes", as revised, during the previous financial year ended March 31, 2001. The Naspers group is required to account for all deferred tax assets to the extent that it is probable that there will be sufficient future taxable income to utilize the benefit of such deferred tax assets. This accounting standard became effective under South African GAAP during the 2001 fiscal year.

Changes in Accounting Policies

        The Naspers group changed its policy relating to the treatment of shares issued to and held by equity compensation plans. Prior to fiscal 2002, such shares were treated as equity and a corresponding investment (loan), relating to the funding of the shares, was accounted for. During fiscal 2002, shares issued to and held by equity compensation plans are treated as treasury shares and deducted from shareholders' equity, with no corresponding investment accounted for. Shares are released from treasury shares into shareholders' equity once participants of the equity compensation plan pay for them. This change was implemented because Naspers is of the opinion that such treatment is a better indication of the economic reality of share issues to equity compensation plans. This accounting policy was applied retrospectively by restating the comparative figures.

        The Naspers group changed its accounting for the Welkom debenture scheme. Prior to fiscal 2002, the Naspers group regarded the Welkom convertible debentures as equity. In terms of AC412 "Consolidation of Special Purpose Entities", the debenture scheme had to be consolidated, with the effect that the debentures were reclassified as debt. Accordingly, the interest rate differential between the coupon rate and the finance rate is now accrued. This change was applied retrospectively by restating the comparative figures.

        The impact of the change in accounting policies (including newly adopted accounting policies) on the distributable reserves of the Naspers group was as follows:

Impact on distributable reserves	Opening Reserves	Movement in equity	Profit before tax	Taxation	Minorities	Net
	(in Rand thousands)
March 31, 2001
Effect of AC107 (revised)	35,800	1,147	—	2,144	—	39,091
Effect of AC116 (revised)	(22,208)	—	(2,277)	583	—	(23,902)
Employee compensation plans	(266,547)	2,007	(3,416)	(1,186)	98,472	(170,670)
Effect of Welkom debenture scheme	(42,340)	—	(29,105)	—	—	(71,445)

	(295,295)	3,154	(34,798)	1,541	98,472	(226,926)

March 31, 2000
Effect of AC102 (revised)	20,328	—	—	854	—	21,182
Effect of AC107 (revised)	27,904	7,646	—	250	—	35,800
Effect of AC116 (revised)	(20,801)	—	(1,898)	491	—	(22,208)
Employee compensation plans	(146,359)	1,430	(284,736)	(1,034)	164,152	(266,547)
Effect of Welkom debenture scheme	(18,858)	—	(23,482)	—	—	(42,340)

	(137,786)	9,076	(310,116)	561	164,152	(274,113)

        Other than as described above and in the "Initial Adoption of Accounting Policies" section, the accounting policies applied by Naspers during the year ended March 31, 2002 are consistent in all material aspects with those applied during the year ended March 31, 2001.

New Accounting Standards

South African GAAP

        The South African Institute of Chartered Accountants (SAICA) published AC 133, "Financial Instruments—Recognition and Measurement", which is effective for the year ending March 31, 2004. AC 133 establishes standards for recognizing, measuring and disclosing information about an enterprise's financial assets and financial liabilities, including accounting for hedging transactions. Changes in the fair value of derivative instruments will either be recognized in earnings as offsets to the change in fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of shareholders' equity until the hedged transactions occur and are recognized in earnings.

        AC 135 "Investment Property" has been published by SAICA. AC 135 prescribes the accounting treatment for investment property and related disclosure requirements. Investment property is defined as property held to earn rent or property held for capital appreciation, or both, rather than property for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business. The standard permits enterprises to either: (1) measure investment property at fair value, with changes in fair value recognized in the income statement or (2) measure investment property at depreciated cost (less any accumulated impairment losses). An enterprise that chooses the cost model should disclose the fair value of its investment property. The standard is not expected to have a material impact on Naspers.

U.S. GAAP

        In July 2001 the Financial Accounting Standards Board issued SFAS No.141, "Business Combinations" and SFAS No.142, "Goodwill and Other Intangible Assets".

        SFAS 141 prohibits the pooling-of-interests method of accounting for business combinations and requires the purchase method of accounting for all business combinations initiated after June 30, 2001. It prescribes the initial recognition and measurement of goodwill and other intangible assets, accounting for negative goodwill and the required disclosures in respect of business combinations.

        In July 2001 the Financial Accounting Standards Board issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 prohibits the pooling-of-interests method of accounting for business combinations and requires the purchase method of accounting for all business combinations initiated after June 30, 2001. It prescribes the initial recognition and measurement of goodwill and other intangible assets, accounting for negative goodwill and the required disclosures in respect of business combinations. SFAS 142 requires that goodwill will no longer be amortized over its estimated useful life. Naspers must instead identify and value its reporting units for the purpose of assessing, at least annually, potential impairment of goodwill allocated to each reporting unit. Additionally, Naspers will need to reassess the useful lives of existing recognized tangible assets. Intangible assets deemed to have indefinite lives will no longer be amortized, and will instead be tested annually for potential impairment. Separate intangible assets with finite lives will continue to be amortized over their useful lives. Naspers is required to adopt SFAS 142 as of April 1, 2002. The first step of the initial test for impairment must be completed within six months of adopting the standard, with any initial impairment charges finalized no later than March 31, 2003 and reflected as a cumulative effect of accounting change. Any impairment charges not arising as a result of the transitional impairment test during fiscal year 2003 or in subsequent years would be recorded in operating results.

        The first step of the initial test for impairment in accordance with SFAS 142 requires a comparison for each of Naspers' reporting units of the fair value of each unit with the carrying amounts of net assets including goodwill. If the carrying amount exceeds a unit's fair value, the second step of the impairment test is performed to measure the amount of the impairment loss, if any. Based on the preliminary completion of this first step, it is anticipated that a goodwill impairment loss under U.S. GAAP may have to be recorded. While the determination of the amount of this impairment is not expected to be finalized until the fourth quarter of fiscal year 2003, Naspers currently estimates that a total pre-tax charge of approximately Rand 300 million to Rand 700 million may be required with no impact on cash flows. As of March 31, 2002, Naspers had unamortized goodwill reported in accordance with U.S. GAAP of Rand 8.6 billion, of which approximately Rand 6.9 billion was related to OpenTV, which was sold subsequent to year-end. Total amortization expense of goodwill was Rand 6.7 billion for the year ended March 31, 2002, which will not be incurred in fiscal 2003 under U.S. GAAP.

        In July 2001, the Financial Accounting Standards Board issued SFAS No.143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". This standard will be adopted by Naspers for the year ending March 31, 2003. The standard provides the accounting requirements for retirement obligations associated with tangible long-lived assets. The standard requires that the obligation associated with the retirement of the tangible long-lived assets be capitalized into the asset cost at the time of initial recognition. The liability is then discounted to its fair value at the time of recognition using the guidance provided by the standard. Naspers has not yet assessed whether adoption of the standard will have a material effect on its results of operations and financial position.

        In October 2001, the Financial Accounting Standards Board issued SFAS No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard will be adopted by Naspers for the year ending March 31, 2003. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS 144 applies to all long-lived assets, including discontinued operations. The standard develops one accounting model for long-lived assets that are to be disposed of by sale, and addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be sold be valued at the lower of book value or fair value less costs incurred to sell such assets. Naspers has not yet assessed whether adoption of the statement will have a material effect on its results of operations and financial position.

        In November 2001, the Financial Accounting Standards Board Emerging Issues Task-Force (EITF) reached a consensus on EITF Issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products," which is a codification of EITF 00-14, 00-22 and 00-25. EITF Issue 01-09 presumes consideration from a vendor to a customer or reseller of the vendor's products to be a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless the consideration relates to a separate identifiable benefit and the benefit's fair value can be established. This Issue will be effective for Naspers beginning April 1, 2002. The adoption of this Issue will not have a material effect on Naspers' results of operations or financial position.

        In April 2002, the Financial Accounting Standards Board issued SFAS 145, "Rescission of SFAS 4", "Reporting Gains and Losses from Extinguishment of Debt", SFAS 44, "Accounting for Intangible Assets of Motor Carriers"' and SFAS 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements, Amendment of SFAS 13, "Accounting for Leases" and "Technical Corrections as of April 2002". This standard rescinds SFAS 4, SFAS 44 and amends SFAS 64 and SFAS 13. SFAS 13 has been amended to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This standard also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. This standard will be adopted by Naspers for the year ending March 31, 2003. Naspers has not yet assessed whether adoption of the statement will have a material effect on its results of operations and financial position.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (FAS 146). This standard will require companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard replaces the existing guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This standard will be effective for the Naspers group for the year ending March 31, 2004. The group has not yet assessed whether adoption of the statement will have a material effect on the group's results of operations and financial position.

Quantitative and Qualitative Disclosure of Market Risk

        Naspers is exposed to market risks, including interest rate and foreign currency exchange rate risk associated with underlying assets, liabilities and anticipated transactions. Following the evaluation of these exposures, Naspers selectively enters into derivative financial instruments to manage the related risk exposures pursuant to its policies in areas such as counterparty exposure and hedging practices. These policies have been approved by Naspers' senior management and Naspers does not hold or issue derivative financial instruments for trading or speculative purposes.

        The following discussion and analysis, which constitute forward-looking statements that involve risk and uncertainties, summarizes Naspers' market sensitive financial instruments including their fair value, maturity and contract terms. The discussion addresses market risk only and does not address other risks which Naspers faces in the normal course of business, including country risk, credit risk and legal risk.

Interest Rate Sensitivity

        Naspers undertakes from time to time specific actions to cover its exposure to interest rate risk. These actions include entering into interest rate swap agreements and other similar derivative instruments to manage the Naspers group's exposure to movements in interest rates. At March 31, 2002 Naspers' assets included certain short-term fixed or variable rate instruments. The fair value of these instruments will not change significantly as a result of changes in interest rates due to their short-term nature and variable interest rates, respectively.

        As at March 31, 2002, 11.7% of the Naspers group's long-term liabilities were interest free. Accordingly, any movement in interest rates will have no impact on the amount of these liabilities. A further 72.4% of Naspers' long term liabilities were at fixed interest rates. Only 15.9% of Naspers' long term liabilities had floating rates. The Naspers group also had bank overdrafts and short-term loans of Rand 1,116.6 million at floating interest rates at March 31, 2002. Total liabilities at floating interest rates at March 31, 2002 amounted to Rand 2,033.1 million. The floating rates are, however, linked to various international interest rates, such as LIBOR in the United Kingdom (which varied from 1.82% to 4.44%), JIBAR (which varied from 8.77% to 10.73% during the 2002 fiscal year), the prime banking rate in South Africa (which increased from 14% during March 2001 to 16% during March 2002) and interest rates in Greece (which varied from 3.75% to 5.75%). The fluctuations in interest rates in these jurisdictions normally vary from time to time. An average 1% increase in interest rates across the various jurisdictions would therefore increase the Naspers group's interest charges by approximately Rand 20.3 million per annum, based on the amount of Naspers' liabilities linked to floating rates at March 31, 2002.

        As part of the process of managing Naspers' fixed and floating rate borrowing profile, the interest rate characteristics of new borrowings and the refinancing of existing borrowings are positioned according to the expected movements in interest rates. Where appropriate, Naspers uses derivative instruments, such as interest rate swap agreements, purely for hedging purposes. Naspers does not speculate in or trade financial instruments.

Private Equity Investments

        The Naspers group's portfolio of investments includes a number of privately held companies, many of which are still considered to be in the start-up or development stages. These investments are inherently risky as the market for the technologies or products they have under development may never materialize. During the fiscal year 2002, OpenTV wrote off Rand 26.2 million (included in "Loss from discontinuing operations" in the consolidated income statement) in respect of such investments. During March 2002, the group disposed its 10% interest in 21Vianet Inc. and recorded a loss of Rand 42.8 million.

Foreign currency management

        Naspers' functional currencies are generally the local currencies in the countries in which it operates. Monetary assets and liabilities in currencies other than Naspers' functional currency are translated based on the rates prevailing at year-end. Any resulting exchange rate gains or losses are included in current results. Exchange rate gains and losses relating to hedge transactions are recognized in net earnings in the same period as the exchange differences on the items covered by the hedge transactions. Costs on such contracts are amortized over the life of the hedge contract.

        On consolidation, assets and liabilities of subsidiaries denominated in foreign currencies are translated to U.S. dollars based on the rates prevailing at year-end. Income and expense items are translated using annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items.

        Adjustments arising from currency translations are recorded in shareholders' equity and are reflected in net earnings only upon the sale or liquidation of the underlying investments.

        Naspers operates internationally and is exposed to foreign exchange risk arising from various currency exposures. Although a substantial portion of Naspers' revenue is denominated in the currencies of the countries in which it operates, a significant portion of Naspers' cash obligations, including payment obligations under satellite transponder leases and contracts for pay-television programming and channels, are denominated in U.S. dollars. Where Naspers' revenue is denominated in local currency such as Rand or Euro, a depreciation of the local currency against the U.S. dollar adversely affects Naspers' earnings and its ability to meet its cash obligations. Companies in the Naspers group use forward contracts to hedge their exposure to foreign currency risk in the local reporting currency.

        Naspers hedges the foreign currency exposure of its contractual commitments to purchase goods, services and film rights mainly in U.S. dollars and Euros. The forward contracts typically expire within one year, consistent with the related contractual commitments. The Naspers group generally hedges all major exposures in foreign currencies to an amount of approximately 80% of the contract value. This strategy is consistent with the strategy followed in prior years.

        Naspers' forward exchange contracts are used primarily to hedge the South African Rand against the U.S. dollar. During the year ended March 31, 2002 the value of the U.S. dollar increased against the South African Rand by approximately 41.9%. Although the Rand remains volatile, as of October 29, 2002, the Rand recovered considerably from the March 31, 2002 level and closed at approximately Rand 10.08 per U.S. 1.00 dollar. The cost of Naspers' foreign currency commitments was approximately Rand 138.5 million less in 2002 fiscal year than it was in the 2001 fiscal year as a result of forward currency contracts entered into by Naspers. At March 31, 2002, the Naspers group's net monetary liability position in U.S. dollars, which is subject to risk of foreign currency exchange rate fluctuations, amounted to Rand 1,798.2 million. The exposure amount primarily reflects U.S. dollar-denominated debt relating to finance lease commitments and program and film rights. The aggregate hypothetical loss in earnings on an annual basis that would result from a hypothetical appreciation of 10% of the U.S. dollar and Euro against the South African Rand is estimated to be Rand 91.0 million. The Naspers group's exposure to exchange rate fluctuations in currencies other than the U.S. dollar is not material.

        Naspers does not currently hold or issue derivative financial or interest rate instruments for trading purposes, but intends to continue to use forward exchange contracts to limit exposure to expected depreciation of some of its functional currencies relative to foreign currencies in which Naspers incurs a significant portion of its costs.

MIH LIMITED'S OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Operating and Financial Review and Prospects

        The following discussion and analysis of MIH Limited's financial condition and results of operations should be read in conjunction with MIH Limited's consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

        MIH Limited is a holding company that operates subscriber platforms and supplies content protection services through its interests in subsidiaries, joint ventures and associated companies.

        The MIH Limited consolidated financial statements have been prepared in accordance with International Accounting Standards, or "IAS", which differ in certain significant respects from United States generally accepted accounting principles, or "U.S. GAAP". See note 38 to MIH Limited's consolidated financial statements for a reconciliation between IAS and U.S. GAAP with regard to MIH Limited's net income and shareholders' equity, and the related description of the principal differences between IAS and U.S. GAAP as they relate to MIH Limited.

Overview

Introduction

        MIH Limited is a multinational company with its principal operations in pay-television and Internet subscriber platforms and technology markets. As of March 31, 2002, MIH Limited provided pay-television subscriber platforms and related services to approximately 2.1 million households and operated its businesses in more than 50 countries around the world.

        MIH Limited's current holdings consist of:

  Subscriber Platforms

  •
  Television platform operations in Africa and the Mediterranean;

  •
  An equity interest of 31.1% in UBC;

  •
  An equity interest of 22.2% in each of M-Net and SuperSport International;

  •
  Internet operations in Africa and Asia; and

  •
  An equity interest of 41.0% in M-Web Holdings.

  MIH Technologies

        The MIH Technologies segment mainly comprises Irdeto Access. Previously, MIH Technologies also included OpenTV, an interactive television company, and Mindport, a developer of broadband technology. On August 27, 2002, MIH Limited and OTV Holdings Limited (OTVH) sold OTVH's holding of 365,460 Class A ordinary shares and 30,206,154 Class B ordinary shares in OpenTV to Liberty Media Corporation and LDIG OTV, Inc. for a purchase price of approximately U.S. $46.2 million, before acquisition costs, and 15.38 million shares of Liberty Media Corporation common stock. MIH Limited's interest in OpenTV was held through OTV Holdings Limited, a wholly-owned subsidiary of MIH Limited. Disposal costs are estimated to be U.S. $15.0 million. There can be no assurances that any sale of the Liberty Media Corporation shares will occur or at what price any such sale will be consummated. The closing share price for Liberty Media Corporation shares was U.S. $8.67 on October 23, 2002. In addition, upon the closing of the OpenTV transaction on August 27, 2002, MIH Limited obtained an option for long term access in its operating territories to the Liberty Broadband Interactive Television interactive technologies in consideration for the payment of U.S. $17 million and MultiChoice Africa, a subsidiary of MIH Limited, paid U.S. $4.5 million to

OpenTV under operating agreements for the deployment of OpenTV's advanced interactive television technologies and bundled content. For more information, please see the section called "Business—History and Development". In addition, Mindport was discontinued in the 2002 fiscal year due to the slowdown in the roll-out of broadband capacity in the United States and the collapse of many of its potential customers. Accordingly, OpenTV and MIH Limited's Mindport operations have been treated as discontinued operations in MIH Limited's consolidated financial statements for the three fiscal years ended March 31, 2002. Please see "Legal Proceedings" for a description of certain litigation relating to the transaction.

Subscriber Platforms

Pay-television

        In Africa, MultiChoice Africa provides television and subscriber management services to analog and digital pay-television platforms in South Africa and more than 48 other countries throughout Africa and the adjacent Indian Ocean islands. The television service comprises a variety of direct-to-home digital satellite television (DStv) bouquets and terrestrial analog networks. The digital service consists of some 50 video channels, six data channels and 48 audio channels. The aggregate subscriber base in Africa was 1.28 million households as of March 31, 2002. The pay-television market in South Africa is now relatively mature. The digital base in Africa grew by 139,000 subscribers to 793,000 for the 2002 fiscal year and now accounts for 62% of the total number of subscribers on the African continent, establishing a solid platform for the roll-out of interactive television, or "iTV", services. Growth in revenue from digital subscribers was in part offset by the significant devaluation of the Rand against the U.S. dollar, and the churn in analog subscribers (churn is the percentage of customers who terminate their subscription in a given period). During January 2002, MIH Limited disposed of its 45% investment in MultiChoice Middle East Inc.

        M-Net and SuperSport continue to play a role in growing the subscriber base through the delivery of premium thematic channels and exclusive content. M-Net has output deals with film and television studios, enabling it to screen the best quality movies, series and miniseries. M-Net compiles eight channels for broadcast on the KU-band in South Africa, six of which are also transmitted to viewers in the rest of Africa via C-Band and W4 KU-band. SuperSport produces three 24 hour-a-day channels for DStv, covering more than 100 different genres of sport. Recently, SuperSport created a new pan-African sports-channel, focusing mainly on football. The channel airs South African Premier Football League and various Confederation of African Football games, and has secured multi-year deals for English Premier League, Italian Series A and Bundesliga football. Extensive coverage of South African and international rugby, cricket, golf and tennis was offered on other SuperSport channels.

        MultiChoice Africa also has direct investments with fully staffed offices for pay-television in Namibia, Botswana, Zambia, Nigeria, Ghana, Uganda, Kenya and Tanzania.

        In the Mediterranean, NetMed operates analog and digital platforms in Greece and an analog platform in Cyprus. The total number of pay-television subscribers for the Mediterranean region amounted to 317,725 households as of March 31, 2002 compared to 385,230 households as of March 31, 2001. The launch of a competing platform by Alpha Digital Synthesis S.A. caused turbulence and confusion in the Greek pay-television market and contributed to the decline in the analog subscriber base in Greece from 264,801 subscribers as of March 31, 2001 to 164,920 subscribers as of March 31, 2002. However, Nova (the digital television service), maintained its leading position in the region by increasing its subscriber base from 69,271 subscribers as of March 31, 2001 to 100,313 subscribers as of March 31, 2002. In October 2001, Antenna Pay-TV Limited, Greece's leading free-television operator, joined forces with NetMed by acquiring a minority equity stake in NetMed. As part of this strategic alliance, Antenna will provide NetMed with attractive local thematic programming from its extensive libraries.

        MIH Limited (through its subsidiary Myriad International Holdings BV) and Fidelity Management S.A. recently entered into a share subscription agreement and a share sale agreement under which Fidelity will acquire a 22% interest in NetMed, MIH Limited's pay-television subsidiary in Greece, for a cash purchase price of U.S. $5 million plus a cash payment equal to an amount calculated with reference to the value of the subscriber base to be acquired by NetMed. Fidelity is owned by affiliates of the shareholders of Alpha Digital Synthesis S.A. The completion of this transaction was subject to the approval of the Greek Competition Committee. Myriad, Fidelity and NetMed did not receive the required approval from the Greek Competition Committee within the applicable period and MIH Limited accordingly believes that the subscription and sale agreements have ceased to have effect. The consequences, including litigation with Fidelity or Alpha Digital, likely to result from these developments are uncertain.

        In Asia, MIH Limited owns 31.1% of UBC, the leading pay-television provider in Thailand. UBC's digital satellite and analog cable services both provide the same 44 channels, including proprietary channels showing movies and sports, major international channels and six major free-to-air networks, in addition to seven educational channels. Channels shown on UBC's pay-television systems include UBC Movies and UBC Asian Movies, which show first-run and repeat films and series, UBC Kids, UBC Series, UBC News, UBC X-Zyte, SuperSport and SuperSport Gold, which show programming tailored for Thai audiences, along with exclusive major international events.

Internet

        M-Web Holdings has developed a leading position in the South African market, ending the 2002 fiscal year with 248,900 dial-up subscribers and 2,600 hosted clients. M-Web Holdings' "anytime, anywhere" philosophy enables its subscribers to access its content platforms via television, Internet and wireless technologies. M-Web Holdings' management continues to focus on reducing costs and losses, growing revenues and driving the business to profitability. MIH Limited increased its holding in M-Web Holdings from 22.3% to 41.0% during the 2002 fiscal year.

        M-Web Thailand, MIH Limited's Internet platform in Thailand, is the leading local content service provider in Thailand and consists of nine consumer focused web sites. MIH Limited has an indirect interest in KSC Commercial Internet Company Limited, or "KSC Comnet".

        MIH Limited's principal investment in China is QQ, an instant messaging company. MIH Limited acquired a 46.4% interest in Tencent (BVI) Limited, the company which operates QQ, during the 2002 fiscal year. Instant-messaging has become an important communication service and community-building tool worldwide. QQ processes around 500 million messages per day and has 1.5 million paying mobile subscribers across China.

MIH Technologies

        MIH Limited's subsidiary Irdeto Access provides content protection solutions to subscriber platform operators. Irdeto Access has been providing encryption technology for more than 30 years, and specializes in designing, developing and marketing end-to-end solutions to manage and protect content from unauthorized access in both the television broadcast and Internet environments. Irdeto Access provides conditional access (CA) products to over 85 clients in more than 30 countries, and has issued over seven million smartcards to subscribers. Smartcards are credit card-size devices with embedded processors that provide entitlement functions and store decryption keys and digital signatures that are inserted in set-top boxes for access to subscription television services. In 2002, Irdeto Access was approved by the State Administration of Radio, Film and Television as one of only two foreign conditional access providers in the Chinese market.

        Mindport, MIH Limited's subsidiary which develops broadband technology, was discontinued in the 2002 fiscal year due to the slow down in the roll-out of broadband capacity in the United States and the collapse of many of its potential customers.

        MIH Limited sold its interest in OpenTV subsequent to the end of the 2002 fiscal year. OpenTV is currently one of the world's leading interactive television companies and provides software, content and applications and professional services that enable digital television network operators to deliver and manage interactive television services on all major digital television platforms. OpenTV's business has historically been closely aligned with MIH Limited's core subscription platform business. More recently, OpenTV has diversified into new business activities, including the development of an interactive software application suite and games channels. This new growth phase started to steer OpenTV on a course away from MIH Limited's core business activities. Against this background, MIH Limited decided to sell its investment in OpenTV. Operational contracts and other arrangements between OpenTV and MIH Limited's pay-television businesses will continue largely unchanged.

        OpenTV and Mindport have been treated as discontinued operations in MIH Limited's financial statements for the three fiscal years ended March 31, 2002. Due to the sale of OpenTV for a price significantly below its carrying value as of March 31, 2002, a loss on the disposal of OpenTV of approximately U.S. $400 million relating predominantly to the impairment of goodwill will be recorded in the year ended March 31, 2003 in accordance with U.S. GAAP.

Operating Results

        MIH Limited's strategy over the past five years has been to seek potential opportunities in global markets to ensure growth in its subscriber platform business segment for television, the Internet and interactive services. Consequently, significant losses have been incurred as MIH Limited invested heavily in these businesses in an effort to increase their growth. MIH Limited has incurred significant operating losses for at least the last five fiscal years, including an operating loss of U.S. $51.3 million for the year ended March 31, 2002. MIH Limited expects to continue to incur an operating loss for the foreseeable future. MIH Limited's net loss for the 2002 fiscal year equaled U.S. $442.7 million. The current global economic slowdown and other difficulties in South Africa may increase the level of operating losses at MIH Limited in the future.

        MIH Limited's operating results are affected by a number of items, including the number of households subscribing to its television platform and Internet access services, the average revenue per subscriber, churn rates, seasonality, general economic conditions, competition, regulatory developments and fluctuations in foreign exchange rates. Foreign exchange rates can have a significant effect on MIH Limited's reported earnings as it generates revenues predominantly in the local currencies of the countries in which it operates while a substantial portion of its expenses are incurred in U.S. dollars and Euros.

        Revenues.    Revenues comprise television and Internet subscription revenue (77.3%), hardware sales (8.3%), technology revenue (7.3%) and other revenues (7.1%). MIH Limited's primary source of revenue is subscriber revenue. Hardware sales relate to revenue generated from the sale, rental and maintenance of set-top boxes and other income including revenue attributable to e-commerce activities. Technology revenues include revenue generated from conditional access systems. Other revenues include revenue relating to advertising, sale of rights, backhaul charges and instant messaging services.

        Cost of Providing Services.    The cost of providing services includes programming content, subscriber management, set-top box purchase, transmission and development costs. Programming costs include the cost of licensing third-party programs and the production cost of programs produced by MIH Limited, as well as the amortization of programming rights for sporting events and films. Content costs include the cost of acquiring content from third party content providers for MIH Limited's Internet services. Subscriber management costs include the direct costs of servicing and maintaining equipment installed at subscribers' homes and the cost of providing customer service. Set-top box purchase costs include the purchase of set-top boxes by MIH Limited for use, lease or resale to customers. Transmission costs consist of transmission, uplinking and backhauling charges paid by MIH Limited to various satellite vendors under operating lease agreements.

        Selling, General and Administration Expenses.    These costs include overhead costs from the various departments such as marketing, public relations, subscriber sales, warehousing, information systems, finance and accounting, accounts receivable, accounts payable and human resources departments.

        Depreciation and Amortization.    These costs include charges relating to the amortization of intangible assets arising from acquisitions and the depreciation of MIH Limited's tangible plant and equipment, including transponders, set-top boxes and assets purchased by MIH Limited or owned under capital leases.

Critical Accounting Policies

        MIH Limited's consolidated financial statements include the financial statements of MIH Limited and its subsidiaries. These financial statements are prepared in conformity with IAS, which requires management to make estimates that affect the reported amounts of assets and liabilities, and the reported amounts of revenues and expenses. MIH Limited evaluates its estimates, including those related to tangible and intangible assets, bad debts, inventories, provisions and income taxes, on an on-going basis. MIH Limited bases its estimates on historical experience and on various other assumptions that management believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        MIH Limited believes that the following accounting policies are its critical accounting policies:

Revenue recognition

        MIH Limited derives its revenues from pay-television and Internet subscription fees, set-top box sales and rentals, technology licensing, advertising and the performance of maintenance, consulting, e-commerce and other services. Revenue is recognized in accordance with Staff Accounting Bulletin 101 of the U.S. Securities and Exchange Commission.

        Approximately 77% of MIH Limited's revenue comprises subscription revenue. Revenue attributable to hardware sales comprises approximately 8.3% of MIH Limited's revenue. Other kinds of revenue constitute the balance of MIH Limited's revenue.

Subscriber Platforms

        Pay-television and Internet subscription fees are earned over the period the services are provided.

        Subscription Revenue.    Subscription revenue arises from the monthly billing of subscribers for the digital or analog pay-television services provided by MIH Limited or its subsidiaries. Revenue is recognized in the month the service is rendered. Any subscription revenue received in advance of the service being provided is credited to a forward billing account and recognized in the month the service is provided. The service is terminated if the account is in arrears for more than 22 days. No further revenue is recognized after the date the service is terminated.

        Hardware Sales.    Set-top boxes are required by subscribers of MIH Limited's pay-television platforms to decrypt the encrypted digital or analog signal sent to their television sets. Set-top boxes are sold by MIH Limited to retailers, distributors and to the general public. Distributors act as wholesalers to installers of satellite reception equipment and are not permitted to supply set-top boxes to retailers or direct to the public. Retailers sell the set-top boxes direct to the public. MIH Limited recognizes revenue from the sale of set-top boxes once all the conditions of Staff Accounting Bulletin 101 have been met. These conditions include (1) persuasive evidence of an arrangement between MIH Limited and the retailer, distributor or general public (2) the set-top box having been delivered to an approved retailer or distributor or the general public, (3) collectability of revenue from the approved retailer or distributor or the general public being reasonably assured and (4) a fixed and determinable price for the equipment being agreed. Similar conditions are applicable to the recognition of set-top box maintenance revenue. In addition, some of the analog set-top boxes are sold on a consignment basis through a network of agencies. Revenue is only recognized when the stock is on-sold by the agency to a third party.

        Revenue from Technology Licensing and Other Services.    Revenue from technology licensing and other services is recorded upon the delivery of products and the customer accepting the products, or upon the performance of the services. Advertising revenue is recognized upon screening over the period of the advertising contract. The amount recognized is net of any amounts payable to the advertising agency or to the channels which screen the advertising.

        Network Operator Revenue.    MIH Limited enters into arrangements with network operators whereby application software is licensed to network operators in exchange for a percentage of the subscription revenue they earn from their customers. Where all of the software under the arrangement has been delivered, the revenue is recognized as the network operator reports to MIH Limited its share of the revenue earned, which is generally done on a quarterly basis. Under arrangements where MIH Limited has committed to deliver unspecified future applications, the revenue earned on the delivered application is recognized on a subscription basis over the term of the arrangement.

Technology

        Royalties.    MIH Limited recognizes royalties upon notification of receipt of set-top box shipments from licensees. For non-refundable prepaid royalties, MIH Limited recognizes revenue upon delivery provided that all other requirements of Statement of Position No. 97-2, Software Revenue Recognition, are met. MIH Limited follows the requirements of Statement of Position No. 97-2, a standard issued under U.S. GAAP, on the basis that there is no applicable standard under IAS.

        Professional Services.    Professional services revenues from software development contracts of less than six months duration are generally recognized using the completed contract method. Revenue from longer term contracts is generally recognized using the percentage of completion method, provided there is an insignificant amount of risk associated with customer acceptance. Revenue earned for professional services that have a significant amount of risk associated with customer acceptance is recognized based on the completed contract method.

        Licenses.    MIH Limited recognizes product license revenue upon shipment if a signed contract exists, delivery has occurred, the fee is fixed and determinable and collection of the resulting receivable is probable.

        Software Development Contracts.    Revenue from software development contracts of less than six months' duration is recognized using the completed contract method and for longer-term contracts generally using the percentage of completion method. Under the percentage of completion method, the extent of progress towards completion is measured based on actual costs incurred as a proportion of total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined.

        For contracts with multiple obligations (for example, maintenance and other services), where vendor-specific objective evidence of the fair value of the unperformed obligation exists, MIH Limited recognizes revenue for the performed obligations based upon the residual contract value. For revenue allocated to consulting services and for consulting services sold separately, MIH Limited recognizes revenue as the related services are performed.

        MIH Limited believes that revenue recognition is a critical accounting policy because changes to the basis for recognizing revenue and the timing of when revenue is recognized may materially affect the revenue stated on its income statement and the amount of its net loss.

Doubtful accounts

        MIH Limited reviews its doubtful accounts on a monthly basis for estimated losses resulting from the inability of its customers to make the required payments. MIH Limited's customer base is dispersed across many geographic areas and is primarily residential in nature. MIH Limited generally does not require collateral from its customers. MIH Limited analyzes, among other things, historic bad debt experience, customer credit-worthiness, current economic trends in each country where its customers are located and customer payment history when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of MIH Limited's customers was to deteriorate, resulting in an impairment in their ability to make payments, additional charges may be required. The estimate may also change if MIH Limited experiences significant service failures or the number of disputes with customers increases significantly.

        The provision for doubtful debts was U.S. $18.7 million, U.S. $20.0 million and U.S. $11.9 million as of March 31, 2002, 2001 and 2000, respectively. The significant increase in this provision that occurred during the fiscal year ended March 31, 2001 mainly relates to an assessment of the uncertainty of the collectability of long outstanding debts relating to products sold by the MIH Limited Technologies segment.

        MIH Limited believes that the accounting estimate relating to doubtful accounts is a critical accounting estimate because changes in the estimated level of doubtful debts may materially affect net loss. The estimate for doubtful accounts is a critical accounting estimate for all of MIH Limited's segments. Over the past three fiscal years, the provision for doubtful accounts represented approximately 17% to 24% of trade accounts receivable. MIH Limited anticipates that the provision for doubtful accounts will decrease by approximately 2.0% from its current level of approximately 17% to 24% of trade accounts receivable once the effect of the discontinuing operations at Mindport Broadband no longer impacts trade accounts receivable. However, if the financial condition of the MIH Limited's customers was to deteriorate, resulting in a deterioration in their ability to make payments, additional charges may be required. The estimate may also change if the MIH Limited experiences significant service failures or the number of disputes with customers increases significantly. As of March 31, 2002, approximately 4.6% of MIH Limited's trade accounts receivable and approximately 14.5% of MIH Limited's provision for doubtful accounts were attributable to discontinuing operations at Mindport Broadband.

Valuation of investments in privately-held companies

        MIH Limited invests in equity and debt instruments of privately-held companies for the promotion of business and strategic objectives. MIH Limited typically does not attempt to reduce or eliminate the market risks inherent in these investments. MIH Limited performs periodic reviews of its investments for impairment. MIH Limited's investments in privately-held companies are considered to be impaired when a review of the operations of the company and other indicators of impairment suggest that the carrying value of the investment is not likely to be recoverable. Such other indicators include, but are not limited to, limited capital resources, the need for additional financing and the liquidity of the related securities. Impaired investments in privately-held companies are written down to estimated fair value, which is the amount MIH Limited believes is recoverable from its investments based on discounted cash flows or appraisals.

        MIH Limited's portfolio of investments includes a number of privately held companies, most of which are still considered to be in start-up or development stages. These investments are inherently risky as the market for the technologies or products they have under development may never materialize. During the 2002 fiscal year, MIH Limited wrote off U.S. $10.5 million (included in "Loss from discontinuing operations" in the Consolidated Statement of Operations) in respect of such investments.

        MIH Limited believes that the accounting estimate related to the valuation of investments in privately-held companies is a critical accounting estimate because changes in the carrying value of such investments can materially affect net loss and the value of long-term privately-held equity investments recorded in its balance sheet.

Useful lives of property and equipment

        MIH Limited calculates depreciation of property and equipment on a straight-line basis so as to write off the cost of the assets over their expected useful lives. The economic life of an asset is determined based on existing physical wear and tear, economic and technical aging, legal or other limits on the use of the asset and obsolescence. If some of these factors were to deteriorate materially, impairing the ability of the asset to generate future cash flows, MIH Limited may accelerate depreciation charges to reflect the remaining useful life of the asset or record an impairment loss.

        Leased transponders and transmitters, which are held in the Subscriber Platforms—Pay-television segment, represent approximately 75% of MIH Limited's property and equipment as of March 31, 2002. All of MIH Limited's current transponder leases are capitalized and amortized over the expected useful life of the transponder because the term of the lease is for the major part of the transponder's useful life. The expected useful life of the transponders leased by MIH Limited is between 12 and 15 years.

        The useful life of satellite transponders depends upon various factors. These factors include the success of the launch and the amount of fuel required for the satellite to be placed in the correct orbital location. In addition, various factors can impact on a transponder satellite's useful life once it is in orbit. Satellites are, however, designed with operational redundancies that may minimize or eliminate service disruptions if a critical system fails. These may include backup and separate on-board propulsion systems, backup transponders and conservative system margins.

        MIH Limited considers this to be a critical accounting policy because the impairment of the ability of MIH Limited's property and equipment to generate future cash flows would, depending on the asset, have a material impact of the value of the property and equipment stated on MIH Limited's balance sheet and may increase MIH Limited's net losses.

Valuation of goodwill and intangible assets

        MIH Limited depreciates and amortizes intangible assets on a straight-line basis so as to write off the cost of the assets over their expected useful life.

        MIH Limited evaluates the carrying value of its tangible and intangible assets whenever indicators of impairment exist. IAS requires that if the sum of the discounted future cash flows expected to result from the asset is less than the reported value of the asset, an asset impairment charge must be recognized in the financial statements. The amount of the impairment to be recognized is the amount by which the carrying value of the asset exceeds its fair value.

        MIH Limited believes that the accounting estimate relating to asset impairment is a critical accounting estimate because (1) it is highly susceptible to change from period to period because it requires MIH Limited's management to make assumptions about future sales volumes and the cost of providing services over the life of the asset and (2) recognizing an impairment could have a material impact on the value of the intangible assets reported on MIH Limited's balance sheet and the level of MIH Limited's net loss. Management's assumptions about future sales volumes and prices involve significant judgement as many of MIH Limited's businesses are in the start-up phase and consequently actual sales prices and volumes have fluctuated in the past and are expected to continue to do so in the future.

        MIH Limited reviewed its MIH Technologies—OpenTV segment for impairment as of March 31, 2002, due to a decrease in the OpenTV share price and the anticipated sale of OpenTV. For the year ended March 31, 2002, MIH Limited recorded a goodwill impairment charge for OpenTV of U.S. $410.6 million, before minority interest of U.S. $245.5 million, in accordance with IAS. As a binding agreement to sell OpenTV was entered into on May 8, 2002, the purchase price of approximately U.S. $185 million (less estimated transaction expenses of U.S. $15 million) was used to determine the goodwill impairment charge based on management assumptions about the facts and circumstances at the time the goodwill impairment charge was taken. This charge reduced the goodwill relating to OpenTV from its carrying value of U.S. $601.2 million to U.S. $204.9 million.

        MIH Limited also reviewed its Subscriber Platforms—Internet segment for impairment as of March 31, 2002, due to the continuing losses generated in that segment. MIH Limited recorded an impairment charge on intangible assets of U.S. $13.1 million in respect of the sale or closure of certain Internet initiatives in Asia.

        Under U.S. GAAP, if the sum of the future cash flows expected to result from an asset, undiscounted and without interest charges, is less than the reported value of the asset, an asset impairment must be recognized in the financial statements. The amount of the impairment to be recognized in the financial statements is calculated by subtracting the fair value of the asset from the reported value of the asset. At March 31, 2002, the total net asset value of OpenTV under U.S. GAAP exceeded the total net asset value under IAS by U.S. $753.1 million, mainly due to the additional goodwill recorded in connection with OpenTV's acquisition of Spyglass. Under U.S. GAAP, a goodwill impairment charge was recorded during the year ended March 31, 2002 as the carrying value of goodwill held by OpenTV exceeded the expected undiscounted cash flows attributable to OpenTV. The impairment charge recorded was U.S. $762.2 million (less minority interest of U.S. $465.9 million), which represented the difference between the expected discounted cash flows of U.S. $895.2 million and the carrying value of OpenTV under U.S. GAAP.

        In July 2001 the Financial Accounting Standards Board issued SFAS 141, "Business Combinations" and SFAS No.142, "Goodwill and Other Intangible Assets". SFAS 141 prohibits the pooling-of-interests method of accounting for business combinations and requires the purchase method of accounting for all business combinations initiated after June 30, 2001. It prescribes the initial recognition and measurement of goodwill and other intangible assets, accounting for negative goodwill and the required disclosures in respect of business combinations. SFAS 142 requires that goodwill will no longer be amortized over its estimated useful life. MIH Limited must instead identify and value its reporting units for the purpose of assessing, at least annually, potential impairment of goodwill allocated to each reporting unit. Additionally, MIH Limited will need to reassess the useful lives of existing recognized tangible assets. Intangible assets deemed to have indefinite lives will no longer be amortized, and will instead be tested annually for potential impairment. Separate intangible assets with finite lives will continue to be amortized over their useful lives. MIH Limited is required to adopt SFAS 142 as of April 1, 2002. The first step of the initial test for impairment must be completed within six months of adopting the standard, with any initial impairment charges finalized no later than March 31, 2003 and reflected as a cumulative effect of accounting change. Any impairment charges not arising as a result of the transitional impairment test during the 2003 fiscal year or in subsequent years would be recorded in operating results.

        The first step of the initial test for impairment in accordance with SFAS 142 requires a comparison for each of MIH Limited's reporting units of the fair value of each unit with the carrying amounts of net assets including goodwill. If the carrying amount exceeds a unit's fair value, the second step of the impairment test is performed to measure the amount of the impairment loss, if any. Based on the preliminary completion of this first step, it is anticipated that a goodwill impairment loss under U.S. GAAP may have to be recorded. While the determination of the amount of this impairment is not expected to be finalized until the fourth quarter of fiscal year 2003, MIH Limited currently estimates that a total pre-tax charge of approximately U.S. $17 million to U.S. $35 million may be required with no impact on cash flows. As of March 31, 2002, MIH Limited had unamortized goodwill reported in accordance with U.S. GAAP of U.S. $764.2 million, of which approximately U.S. $684 million was related to OpenTV, which was sold subsequent to year-end. Total amortization expense of goodwill was U.S. $586.2 million for the year ended March 31, 2002, which will not be incurred in fiscal 2003 under U.S. GAAP.

Inventory obsolescence

        MIH Limited values its inventories, which consist mainly of set-top boxes and associated components, at the lower of cost or expected net realizable value, based on assumptions about future demand, market conditions and the useful life of the set-top boxes used by MIH Limited. MIH Limited monitors inventory levels periodically based on the expected usage of such inventory. If actual market conditions prove to be less favorable than those projected by management, additional inventory write-downs may be required. During the last three fiscal years, no exceptional writedowns outside the normal course of business were required.

Income taxes

        MIH Limited records the estimated future tax effect of temporary differences between the tax bases of its assets and liabilities and the amounts reported in MIH Limited's consolidated balance sheet for such assets and liabilities, as well as the future tax effect of operating losses and tax credit carryforwards. MIH Limited follows specific and detailed guidelines regarding the recoverability of any tax assets recorded on the balance sheet. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized. MIH Limited considers future taxable income and ongoing prudent and feasible tax strategies in determining the need for a valuation allowance. If MIH Limited determines that in the future it will be able to realize deferred tax assets in excess of the net recorded amount of deferred tax assets stated on its balance sheet, the resulting adjustment to the stated amount of deferred tax assets would increase income in the period that such determination was made.

        MIH Limited considers this to be a critical accounting policy because if the deferred tax asset realized in the future exceeds the recorded amount, there could be a material adjustment to the deferred tax asset stated on MIH Limited's balance sheet as well as a material impact on MIH Limited's net loss.

Currency policies

        MIH Limited's functional currencies are generally the local currencies of the countries in which it operates. Monetary assets and liabilities in currencies other than functional currency are translated based on the rates prevailing at year-end. Any resulting exchange rate gains or losses are included in current results. Exchange gains and losses relating to hedge transactions are recognized in net earnings in the same period as the exchange differences on the items covered by the hedge transactions. Costs on such contracts are amortized over the life of the hedge contract.

        On consolidation, assets and liabilities of subsidiaries denominated in foreign currencies are translated to U.S. dollars based on the rates prevailing at year-end. Income and expense items are translated using annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items.

        Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as local currency assets and liabilities of the foreign entity and are translated at rates prevailing at the time the transaction is completed. Adjustments arising from currency translations are recorded in shareholders' equity and are reflected in net earnings only upon sale or liquidation of the underlying investments.

        MIH Limited operates internationally and is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Rand and Euro against the U.S. dollar. Although a substantial portion of MIH Limited's revenue is denominated in the currencies of the countries in which it operates, a significant portion of MIH Limited's cash obligations, including payment obligations under satellite transponder leases and contracts for pay-television programming and channels, are denominated in U.S. dollars. Where MIH Limited's revenue is denominated in local currency such as Rand or Euro, a depreciation of the local currency against the U.S. dollar adversely affects MIH Limited's earnings and its ability to meet its cash obligations.

        The Rand has depreciated over time against the currencies of its major trading partners by more than the difference in the inflation rate between South Africa and its major trading partners. Historically, the performance of the Rand against other currencies has been characterized by periods of rapid depreciation followed by periods of stability. In particular, the Rand rapidly depreciated against the U.S. dollar and other major currencies during the latter part of 2001. As of October 29, 2002, the exchange rate was Rand 10.08 per U.S. $1.00.

        Companies in the MIH Limited group use forward contracts to hedge their exposure to foreign currency risk in the local reporting currency. For financial reporting purposes, each subsidiary of MIH Limited designates contracts as fair value hedges or cash flow hedges, as appropriate. For financial reporting purposes at the group level, external foreign exchange contracts are designated as hedges of foreign exchange risk on specific assets, liabilities or future transactions.

        MIH Limited hedges the foreign currency exposure of its contractual commitments to purchase goods, services and film rights mainly in U.S. dollars and Euros. The forward contracts typically expire within one year, consistent with the related contractual commitments.

Results of Operations

        The following table sets forth the results of MIH Limited's operations for the periods indicated:

	Year ended March 31,
	2000	2001	2002
	(U.S. $ in millions)
Revenues:
Subscriber Platforms
Television	632.0	623.4	582.0
Internet	0.4	8.6	15.0
MIH Technologies	57.7	60.4	62.0
Intergroup eliminations	(7.3)	(9.2)	(15.2)

Total revenues, net	682.8	683.2	643.8

Operating expenses:
Cost of providing services	(428.5)	(406.6)	(378.4)
Selling, general and administrative	(201.3)	(259.9)	(216.4)
Depreciation and amortization	(62.0)	(71.5)	(100.3)

Operating loss	(9.0)	(54.8)	(51.3)
Operating loss analyzed by business segment:
Subscriber Platforms
Television	(8.2)	(3.7)	13.2
Internet	(10.5)	(52.4)	(56.7)
MIH Technologies	21.1	12.7	3.0
Corporate	(11.4)	(11.4)	(10.8)

Operating loss	(9.0)	(54.8)	(51.3)
Financial results, net	(19.0)	(22.0)	(26.7)
Loss on marketable securities	—	—	(5.0)
Equity results in joint ventures and associates	(41.6)	(75.7)	(17.3)
Profit on sale and dilution of interests in subsidiaries, joint ventures and associates	18.0	29.1	8.3

Loss before tax	(51.6)	(123.4)	(92.0)
Income tax	(2.3)	(13.3)	(4.6)

Loss after tax	(53.9)	(136.7)	(96.6)
Minority interest	(0.4)	1.9	1.7

Loss from continuing operations	(54.3)	(134.8)	(94.9)
(Loss) / profit from discontinuing operations	41.3	287.0	(151.9)
Loss arising on discontinuing operations	(4.0)	—	(195.9)

Net (loss) / profit for the year	(17.0)	152.2	(442.7)

Results of Operations: 2002 Compared to 2001

Revenues

        Total revenues decreased by U.S. $39.4 million, or 5.8%, to U.S. $643.8 million for the year ended March 31, 2002 from U.S. $683.2 million for the year ended March 31, 2001. The slight decrease in revenues is mainly attributable to the significant devaluation of the Rand (41.9%) and marginal decline of the Euro against the U.S. dollar which combined resulted in a decline of approximately U.S. $93.9 million, or 13.7%, in revenues and a reduction in technology revenues of U.S. $5.8 million, or 0.9%. These declines were partially offset by the increase in revenue caused by the continued migration of subscribers from the analog system to the higher-margin digital system which increased revenues by U.S. $12.5 million, or 1.8%, the impact of the subscription price increase which increased revenues by U.S. $33.5 million, or 4.9%, and growth in the subscriber volume which increased revenues by U.S. $14.3 million, or 2.1%. The devaluation of the Rand against the U.S. dollar was the largest contributor to the decrease in revenues and future trends are likely to be very dependent on the depreciation or appreciation of the Rand against the U.S. dollar. If the Rand continues to depreciate significantly against the U.S. dollar, further revenue declines can be expected in the future.

        The table below sets out MIH Limited's revenues by business area:

	Year ended March 31,
	2001	2002
	(U.S. $ in millions)
Subscription revenues	513.6	497.7
Hardware sales	73.9	53.1
Technology revenue	52.7	46.9
Other revenue	43.0	46.1

Total revenues, net	683.2	643.8

        Subscription revenues.    Subscription revenues decreased by U.S. $15.9 million, or 3.1%, to U.S. $497.7 million for the year ended March 31, 2002 from U.S. $513.6 million for the year ended March 31, 2001. As stated above, the revenue increase of U.S. $12.5 million, or 2.4%, arising from the continued migration of subscribers from the analog system to the higher-margin digital system, as set out in the table below, the effect of the subscription price increase which increased revenues by U.S. $33.5 million, or 6.5%, and the growth in subscriber volumes, were more than offset by the significant devaluation of the Rand against the U.S. dollar which reduced subscription revenues by U.S. $72.8 million, or 14.2%. Future trends are likely to be very dependent on the depreciation or appreciation of the Rand against the U.S. dollar. As stated above, if the Rand continues to depreciate significantly against the U.S. dollar, further revenue declines can be expected in the future. The remainder of the increase of U.S. $10.9 million relates mainly to the effect of the increase in subscriber volume, off-set by the marginal decline in the Euro against the U.S. dollar.

        The increase in the total number of subscribers in MIH Limited's consolidated subsidiaries is reflected in the table below:

	Number of subscribers(1) March 31,
	2001	2002
	(In thousands)
Digital	768	974
Analog	912	712

	1,680	1,686

(1)
Excludes non-consolidated joint ventures and associates.

        The reduction in the number of analog subscribers in the 2002 fiscal year resulted primarily from MIH Limited's policy of trying to convert customers receiving analog service to digital service. MIH Limited expects this trend to continue. When a subscriber converts to digital service, the subscriber must purchase a digital signal set-top box, a smartcard and a satellite dish. MIH Limited estimates that 55% of the connections to digital service in South Africa in fiscal 2002 resulted from subscribers migrating from the analog service to the digital service. MIH Limited expects the rate of conversion to continue to decline in the future. The decrease in this percentage from 65% in fiscal 2001 is due to more first-time customers initially purchasing digital service rather than first purchasing analog service and then converting to digital service. The fact that customers will now initially subscribe for digital service reflects the growth of the DStv brand in the pay-television market. MIH Limited's digital subscribers in Africa increased by 174,524, or 25.0%, from 699,015 subscribers at the end of March 31, 2001 to 873,539 subscribers at March 31, 2002. The pay-television subscriber market in South Africa is now relatively mature and growth in revenue is mostly derived from the migration of subscribers from analog to digital service.

        In March 2002, MultiChoice Africa launched return-path interactive services, with t-mail (e-mail via television) and limited shopping. MIH Limited intends to utilize interactive services to enhance the services provided to subscribers and to reduce subscriber churn. The total number of pay-television subscribers for the Mediterranean region amounted to 317,725 households at March 31, 2002 compared to 385,230 households at March 31, 2001. The launch of a competing platform by Alpha Digital caused turbulence and confusion in the market and resulted in a decline in the analog subscriber base in Greece to 164,920 subscribers at March 31, 2002 from 264,801 subscribers at March 31, 2001. Nova maintained its leading position in the region by increasing its digital subscriber base from 69,271 subscribers at March 31, 2001 to 100,313 at March 31, 2002. However, not all analog subscribers who stopped receiving the analog service migrated to the digital service, which has resulted in increased net churn in the analog subscriber base. Due mainly to the launch of the competing pay-television services, subscription revenue in the Mediterranean region declined to U.S. $108.1 million for the fiscal year end March 31, 2002 from U.S. $112.9 million in the 2001 fiscal year.

        Average revenue per subscriber per month declined slightly to U.S. $25.85 during the fiscal year ended March 31, 2002 from U.S. $26.83 during the previous fiscal year. As stated above under the heading "Subscription revenues", this decline was primarily caused by the significant devaluation of the Rand against the U.S. dollar. The negative impact of the significant devaluation of the Rand against the U.S. dollar has been partially offset by the shift in subscribers in Africa from the analog service to the higher-priced digital service and increases in monthly subscriber fees in local currencies by approximately 10.2% and 12.0% for the analog and digital service, respectively.

        MIH Limited's pay-television business experiences an increase in the level of subscriber churn during the summer holiday season, particularly in Greece where the conclusion of the football and basketball seasons coincide with the start of summer. The seasonality of its pay-television business causes the level of revenue derived by MIH Limited during these months to decline.

        Hardware sales.    Hardware sales decreased by U.S. $20.8 million, or 28.1%, to U.S. $53.1 million during the year ended March 31, 2002 from U.S. $73.9 million in the corresponding period in 2001. Hardware sales are primarily generated in Africa and the Mediterranean region. Hardware sales in Africa decreased by U.S. $9.9 million, or 19.0%, to U.S. $42.2 million during the year ended March 31, 2002 from U.S. $52.1 million in the corresponding period in 2001. The decrease relates mainly to the devaluation of the Rand against the U.S. dollar during the 2002 fiscal year which resulted in a decline of hardware sales of U.S. $10.0 million, or 13.5%. Future trends will be dependent on the depreciation or appreciation of the Rand against the U.S. dollar. If the Rand continues to depreciate significantly against the U.S. dollar, further declines in hardware sales can be expected in the future. Hardware sales in the Mediterranean region decreased by U.S. $10.9 million, or 50.0%, to U.S. $10.9 million during the year ended March 31, 2002 from U.S. $21.8 million in the same period in 2001. The decrease in this region is a result of the launch of a competing platform and the resulting decline in the subscriber base as described above. During the fiscal year ended March 31, 2002, the retail price of set-top boxes also decreased consistent with a reduction in the manufacturing cost of set-top boxes. MIH Limited passed on the savings in the price it pays for set-top boxes to its customers. This trend is partly offset by a shift of subscribers from analog to digital set-top boxes, which are more expensive.

        Technology revenues.    Technology revenues decreased by U.S. $5.8 million, or 11.0%, from U.S. $52.7 million for the year ended March 31, 2001 to U.S. $46.9 million for the year ended March 31, 2002, due to a larger portion of sales by Irdeto Access to MIH Limited group companies being eliminated on consolidation, and also due to reduced spending on technology-related products worldwide as a result of the general slowdown of the economy and the associated reduction in sales activities amounting to a decline in revenue of approximately U.S. $3.1 million. The reduction in revenue levels was also due to the decline in revenue from the sale of analog components and CAMS compared with the 2001 fiscal year of U.S. $8.5 million, or 16.1%, a decline which highlights Irdeto Access' continuing move from being a hardware-based conditional access provider to being a software business. The conversion to a software business is the expected future trend for this business and revenues from the sale of analog components and CAMS are likely to decline in the future. The decline in these revenues was partially offset by many Irdeto Access customers changing to the new-generation conditional access systems and smartcards which contributed U.S. $5.8 million during the fiscal year ended March 31, 2002, and by Irdeto Access receiving a settlement payment from a negotiated settlement with Canal+ in respect of patent infringement claims brought by Irdeto Access in the United States of America, France and the United Kingdom.

        Other revenues.    Other revenues increased by U.S. $3.1 million, or 7.2%, to U.S. $46.1 million during the year ended March 31, 2002 from U.S. $43.0 million in the same period in 2001. This increase was mainly attributable to revenues from the QQ instant messaging platform of U.S. $7.0 million and a marginal increase in revenue from other operations of U.S. $3.3 million. This trend is expected to continue in the future as this business continues to expand. The increase of U.S. $10.3 million described above was off-set by exchange differences of U.S. $7.2 million, mainly as a result of the devaluation of the Rand against the U.S. dollar.

        The following is a discussion of revenues by segment as defined and set out in note 31 to MIH Limited's consolidated financial statements included elsewhere in this proxy statement/prospectus. The analysis is based on MIH Limited's primary reporting format under IAS. Revenues by segment include inter-segmental transactions as discussed in the consolidated financial statements. The information set forth below is also summarized in the table directly under the heading "Results of Operations".

        Subscriber Platforms—Television.    Revenues decreased by U.S. $41.4 million, or 6.6%, to U.S. $582.0 million during the year ended March 31, 2002 from U.S. $623.4 million in the corresponding period in 2001. During fiscal year 2002, there was a 20.3% growth in subscription revenue driven by an increase in digital subscribers due to continued migration from analog to digital service, as set out in the table at the start of this section. However, this increase in growth was more than offset by the significant devaluation of the Rand against the U.S. dollar resulting in a decline in subscriber revenues of U.S. $72.8 million during the 2002 fiscal year and the decrease in hardware revenues from U.S. $73.9 million during fiscal 2001 to U.S. $53.1 million during fiscal 2002.

        Subscriber Platforms—Internet.    Revenues increased by U.S. $6.4 million, or 74.4%, to U.S. $15.0 million for the year ended March 31, 2002 from U.S. $8.6 million in the corresponding period in 2001. The increase primarily reflects the results of QQ, MIH Limited's instant messaging services company in China, which have been consolidated for the first time during the period ending March 31, 2002 following the acquisition of MIH Limited's interest in QQ in May 2001.

        MIH Technologies.    Revenues increased by U.S. $1.6 million, or 2.6%, to U.S. $62.0 million during the year ended March 31, 2002 from U.S. $60.4 million in the same period in 2001. This increase was attributable to many Irdeto Access clients changing to the new-generation conditional access (CA) systems and smartcards in order to upgrade their security protection.

Operating expenses

        The cost of providing services decreased by U.S. $28.2 million, or 6.9%, to U.S. $378.4 million during the year ended March 31, 2002 from U.S. $406.6 million in the same period in 2001. This decrease is mainly attributable to the decline in the set-top box sales and related costs in the Subscriber Platforms—television segment. These costs decreased by U.S. $37.6 million to U.S. $46.1 million in fiscal 2002 from U.S. $83.7 million in fiscal 2001 as set-top box costs in both the African and the Mediterranean regions decreased by U.S. $22.3 million and U.S. $15.3 million, respectively. The decrease in the African region relates predominantly to the devaluation of the Rand against the U.S. dollar. The business in the African region has reached maturity and the number of new subscriber connections is expected to continue to decline in the future. The future foreign currency exchange rate between the Rand and the U.S. dollar continues to be uncertain.

        The decline of set-top box costs in the Mediterranean region relates directly to the decline in the size of the Mediterranean subscriber base due to the uncertainty in the market caused by the launch of a competing platform by Alpha Digital.

        Programming costs only increased marginally from U.S. $296.8 million to U.S. $299.1 million due to an increase in programming costs of U.S. $7.7 million in the Mediterranean region (which increase is partly offset by the items explained below). The increase in the Mediterranean region relates predominantly to the growth in the digital subscriber base from 69,271 to 100,313 as of March 31, 2002. The future cost of film rights and football programming content remains uncertain in Greece.

        In April 2001, MIH Limited adopted IAS 39: Financial Instruments: Recognition and Measurement, resulting in a reduction in programming costs of U.S. $6.4 million on a year-to-year basis. Despite the increase in the number of digital subscribers in Africa (digital royalties are higher than analog royalties), programming costs declined marginally from U.S. $220.6 million to U.S. $215.3 million as a result of the devaluation of the Rand against the U.S. dollar. Approximately 70% of these costs relate to contracts with the South African based companies M-Net and SuperSport International for the supply of program and film rights and these costs decreased from U.S. $163.5 million to U.S. $155.9 million. The future trends relating to these costs will depend largely on the foreign currency exchange rate between the Rand and the U.S. dollar and the number of subscribers and the subscription rate payable per subscriber.

        Technology costs increased by 71.8% from U.S. $8.5 million in fiscal 2001 to U.S. $14.6 million in fiscal 2002, which relates predominantly to increases in sales of smartcards and I-Chips.

        The remaining costs increased marginally by U.S. $1.0 million.

        Selling, general and administrative costs decreased by U.S. $43.5 million, or 16.7%, to U.S. $216.4 million during the year ended March 31, 2002 from U.S. $259.9 million in the corresponding period in fiscal 2001, primarily as a result of the cost cutting initiatives in all major segments combined with significant cost reductions in the Subscriber Platforms—Internet segment, in particular in China. The operations in China were scaled down significantly, which reduced costs from U.S. $26.8 million in fiscal 2001 to U.S. $10.6 million during fiscal 2002. These costs are expected to increase again in the future with the growth in the QQ instant messaging platform. Selling, general and administrative costs in Africa are largely Rand based costs and expenses in this region declined by U.S. $22.4 million, or 17.2%, to U.S. $107.6 million in fiscal 2002 from U.S. $130.0 million in fiscal 2001, largely due to the devaluation of the Rand. The future trend in relation to these expenses is uncertain due to the volatility of the Rand against the U.S. dollar. In view of the depressed revenues from the Mediterranean region, these operations were also subject to cost reduction initiatives, which reduced expenses from U.S. $43.8 million to U.S. $39.4 million during the 2002 fiscal year. The remainder of the net reduction of U.S. $0.5 million is attributable to other business operations as the group continues with its cost cutting initiatives.

        Depreciation and amortization charges increased U.S. $28.8 million, or 40.3%, to U.S. $100.3 million during the year ended March 31, 2002 from U.S. $71.5 million during the same period in 2001. Depreciation charges increased by U.S. $7.5 million from U.S. $37.5 million to U.S. $45.0 million mainly as a result of the capitalization of lease costs relating to the PAS 10 transponder which operates in the Africa region, as well as increased depreciation charges in MIH Limited's Internet related businesses, relating mainly to the acquisition of additional computer equipment.

        MIH Limited's transponder lease contracts vary in length between 10 and 12 years for transponders with estimated useful life spans of between 12 and 15 years. MIH Limited accounts for a lease as a finance lease if substantially all the risks and rewards of ownership are transferred to the lessee in accordance with IAS 17—Accounting for Leases. The PAS 10 transponder lease is accounted for as a finance lease because the 12-year term of the lease exceeds 75% of the transponder's estimated useful life. The PAS 4 transponder lease was accounted for as an operating lease. The PAS 10 transponder replaced the PAS 4 transponder.

        The amortization charge increased by U.S. $21.3 million, or 62.6%, to U.S. $55.3 million for the year ended March 31, 2002 from U.S. $34.0 million in the corresponding period in 2001, mainly due to the amortization of goodwill (a charge of U.S. $7.0 million) arising on the acquisition of MIH Limited's interest in QQ as well as the impairment of goodwill of U.S. $13.1 million mainly relating to certain Subscriber Platforms—Internet businesses (comprising U.S. $8.7 million in respect of the intellectual property rights and subscriber base of Wisdom Online (BVI) Limited, an Internet on-line service provider, and U.S. $4.4 million relating to the closure of certain Internet initiatives in Asia).

Operating loss

        The operating loss decreased by U.S. $3.5 million, or 6.4%, to U.S. $51.3 million during the year ended March 31, 2002 from U.S. $54.8 million for the corresponding period in 2001 as a result of operating expenses decreasing by a greater proportion than revenues as described above.

        Subscriber Platforms—Television.    Operating profit amounted to U.S. $13.2 million in fiscal year 2002, which represented an improvement of U.S. $16.9 million over the operating loss of U.S. $3.7 million in fiscal year 2001. This improvement is primarily a result of the continued subscriber migration from analog to the digital format, but is partially offset by the launch by Alpha Digital of a competing pay-television platform in Greece.

        Subscriber Platforms—Internet.    Operating loss increased by U.S. $4.3 million, or 8.2%, to U.S. $56.7 million during the year ended March 31, 2002 from U.S. $52.4 million in the corresponding period in 2001. This increase mainly arose as a result of (1) the increased selling, general and administrative costs incurred in connection with increased activities of the Internet businesses in China, Thailand, Indonesia and Africa and (2) the increase of U.S. $26.8 million in depreciation and amortization expense (relating to the acquisition of MIH Limited's interest in QQ) to U.S. $38.0 million for the year ended March 31, 2002 from U.S. $11.2 million for the corresponding period in 2001.

        MIH Technologies.    Operating profit decreased by U.S. $9.7 million, or 76.4%, from U.S. $12.7 million during fiscal 2001 to U.S. $3.0 million in fiscal 2002 mainly due to the general slowdown in the economy. This decrease was partially offset by the revenues generated by the change to the new generation conditional access systems and smartcards and by Irdeto Access receiving a settlement payment from a negotiated settlement with Canal+ in respect of patent infringement claims brought by Irdeto Access in the United States of America, France and the United Kingdom.

Financial results, net

        The net financial results include interest paid on borrowings and finance leases interest received on cash balances, and profits and losses on foreign exchange transactions. The net financial costs increased by U.S. $4.7 million, or 21.4%, to U.S. $26.7 million during the year ended March 31, 2002 from U.S. $22.0 million in the corresponding period of 2001. This increase is primarily a result of the impact of the capitalization of finance leases in the Subscriber Platform—Television segment, which caused an increase in interest paid on finance leases of U.S. $2.9 million to U.S. $22.4 million for the year ended March 31, 2002 from U.S. $19.5 million in the same period in 2001. MIH Limited capitalizes lease obligations where the term of the lease is greater than 75% of the leased asset's useful life. The result of this accounting treatment is that a liability equal to the present value of the future lease payments is stated on the balance sheet, and at the inception of the lease an equivalent asset is stated on the balance sheet and depreciated over its estimated useful life. Foreign exchange losses decreased by U.S. $6.8 million to U.S. $4.5 million during fiscal year 2002, as compared to U.S. $11.3 million in fiscal year 2001, as a result of the introduction of a single currency in the European Union. Liabilities are now denominated in the same currency as the functional currency in the Mediterranean region, which eliminates the effect of exchange rate fluctuations on profits in that region.

Equity results in joint ventures

        MIH Limited's equity losses in joint ventures decreased by U.S. $48.6 million to a loss of U.S. $25.4 million during the fiscal year ended March 31, 2002 from an equity loss of U.S. $74.0 million in the corresponding period of 2001. The decrease related mainly to the decrease in losses in both MIH Limited's 41.0% interest in M-Web Holdings (an Internet operation in South Africa) and MIH Limited's 31.1% interest in UBC (a television subscriber platform in Thailand), which together reduced their losses by U.S. $23.4 million from U.S. $47.2 million to U.S. $23.8 million). In addition, equity losses arising from the 40% holding in SOE International SA (SOE) decreased from U.S. $28.3 million to U.S. $2.2 million following MIH Limited selling this holding and acquiring a 15% direct holding in AEK PAE, an associated company of SOE, during the 2002 fiscal year. During the 2001 fiscal year, an additional impairment charge of U.S. $5.4 million was recorded to write down the value of M-Web Holdings' goodwill due to the permanent impairment of this investment.

Equity results in associated companies

        MIH Limited's equity results in associates improved from a loss of U.S. $1.7 million during the 2001 fiscal year to a profit of U.S. $8.1 million during the 2002 fiscal year. Equity results of associates reflect MIH Limited's 22.2% interest in M-Net and SuperSport International. This investment is accounted for using the equity method of accounting. M-Net and SuperSport deliver premium thematic channels and exclusive content to subscribers in Africa. The increase in this line item during the 2002 fiscal year relates to the improvement of the results from these associates, plus the recognition of the U.S. $7.8 profits arising from the adoption of IAS 39, "Financial Instruments: Recognition and Measurement" for the first time during the 2002 fiscal year.

Profit on sale/dilution of interests in subsidiaries, joint ventures and associates

        The profit on sale/dilution of interests in subsidiaries, joint ventures and associates of U.S. $8.3 million resulted mainly from (1) a dilution profit of U.S. $11.8 million arising on the introduction of minority shareholders in the Mediterranean operations (MIH Limited sold 4.16% of its interest in NetMed for a consideration of U.S. $12.3 million), (2) losses of U.S. $7.8 million arising on the disposal of MIH Limited's interest in two subsidiaries, A-1 Net Holdings Limited (an Internet on-line services provider) and Eefoo.com.cn (a Chinese Internet financial portal), (3) a profit of U.S. $5.3 million arising on the disposal of MIH Limited's joint venture interest in MultiChoice Middle East, Inc and SOE International SA and (4) a loss of U.S. $1.0 million on the repurchase and cancellation of shares by associates.

Tax

        Income tax decreased to U.S. $4.6 million during the year ended March 31, 2002 from U.S. $13.3 million in the corresponding period of 2001. The decrease relates mainly to additional tax provisions of U.S. $3.9 million recorded during fiscal 2001 for certain taxable African entities, additional assessment of taxes in the Mediterranean region of U.S. $1.4 million and tax provisions for Irdeto Access and certain corporate entities of U.S. $3.5 million and U.S. $2.2 million, respectively.

Minority interest

        Minority interest decreased by U.S. $0.3 million to a credit of U.S. $1.7 million during the year ended March 31, 2002 from a credit of U.S. $2.0 million in the corresponding period of 2001. The minority interest relates directly to the losses reported by some of the MIH Limited group companies.

Loss from discontinuing operations

        The loss from discontinuing operations of U.S. $151.9 million relates to the operating losses for the year ended March 31, 2002 arising from the MIH Technologies—OpenTV business segment of U.S. $113.1 million and MIH Technologies—Mindport business segment of U.S. $38.8 million.

        Mindport is included as a discontinued operation following MIH Limited's announcement on November 21, 2001 that the stand-alone Mindport businesses for Broadband initiatives and integrated business system software products would be discontinued as part of a formal plan established by MIH Limited's management. OpenTV is included as a discontinued operation because MIH Limited sold its 38.4% effective economic interest in OpenTV to Liberty Media Corporation.

Net loss

        As a result of the foregoing factors, MIH Limited recorded a net loss of U.S. $442.7 million during the year ended March 31, 2002 compared to a profit of U.S. $152.2 million for the comparable period in 2001.

Results of Operations: 2001 Compared to 2000

Revenues

        Revenues increased by U.S. $0.4 million to U.S. $683.2 million during the year ended March 31, 2001 from U.S. $682.8 million in the same period in 2000. The slight increase in revenues is mainly caused by the migration of subscribers from the analog system to the higher-margin digital system, which contributed approximately U.S. $18.1 million in revenue, the effect of the price increase, which contributed approximately an additional U.S. $42.5 million, and a further increase in subscriber volume, together with an increase in technology revenues of U.S. $1.7 million. These increases were offset by the impact of the devaluation of the Rand (12.1%) and the Greek drachma (7.28%) against the U.S. dollar. These devaluations resulted in reductions of revenue of U.S. $87.5 million, or 12.8%. The devaluation of the Rand against the U.S. dollar caused a significant decline in revenue and future trends will be dependent on the depreciation or appreciation of the Rand against the U.S. dollar. If the Rand continues to depreciate significantly against the U.S. dollar, further declines in revenues can be expected in the future. The net impact of the subscriber volume growth and other revenues changes contributed an additional U.S. $25.6 million to revenues.

        The table below sets out MIH Limited's revenues by business area:

	Year ended March 31,
	2000	2001
	(U.S. $ in millions)
Subscription revenues	508.9	513.6
Hardware sales	81.0	73.9
Technology revenue	51.0	52.7
Other revenue	41.9	43.0

Total revenues, net	682.8	683.2

        Subscription revenues.    Subscription revenues increased by U.S. $4.7 million, or 0.9%, to U.S. $513.6 million for the year ended March 31, 2001 from U.S. $508.9 million for the year ended March 31, 2000. The migration of subscribers from the analog system to the higher-margin digital system contributed approximately U.S. $18.1 million in revenue, the effect of the price increase contributed approximately U.S. $42.5 million in revenue and additional subscriber volume, growth and other revenue changes contributed approximately U.S. $12.9 million in revenue. These increases were offset by the devaluation of the Rand (12.1%) and Greek drachma (7.28%) against the U.S. dollar, causing subscription revenues to decline by U.S. $68.8 million, or 13.5%, during the 2001 fiscal year.

        The increase in the number of pay-television subscribers in MIH Limited's consolidated subsidiaries is reflected in the table below:

	Number of subscribers(1) March 31,
	2000	2001
	(In thousands)
Digital	567	768
Analog	1,071	912

	1,638	1,680

(1)
Excludes non-consolidated joint ventures and associates

        The reduction in the number of analog subscribers in fiscal 2001 resulted primarily from MIH Limited's strategy of trying to convert customers using analog service to digital service. MIH Limited estimates that for the 2001 fiscal year 65% of new digital subscribers resulted from migration of subscribers from the analog subscriber base. MIH Limited's total subscribers in Greece and Cyprus increased by 35,178, or 10.0%, to 385,250 during the year ended March 31, 2001 from 350,072 in the corresponding period in 2000. MIH Limited provides analog and digital service in Greece and analog service in Cyprus. Following the launch of digital services in Greece in 1999, the digital subscriber base increased to 69,271 subscribers.

        Average revenue per subscriber per month remained relatively unchanged, increasing to U.S. $26.83 for the 2001 fiscal year from U.S. $26.34 for the 2000 fiscal year. As stated above under the heading "Subscription revenues", the increase is a result of the shift in African subscribers from analog service to the higher-priced digital service and increases in monthly subscriber fees in local currencies (primarily Rand and drachma) by approximately 11.9% and 11.1% for the analog and digital service, respectively, which were almost entirely offset by the effect of the devaluation of the Rand (12.1%) and the Greek drachma (7.28%) against the U.S. dollar.

        Hardware sales.    Hardware sales decreased by U.S. $7.1 million, or 8.8%, to U.S. $73.9 million during the year ended March 31, 2001 from U.S. $81.0 million in the corresponding period in 2000. Hardware sales are primarily generated in the African and Mediterranean regions. Hardware sales in the African region decreased by U.S. $15.0 million, or 22.4%, to U.S. $52.1 million for the year ended March 31, 2001 from U.S. $67.1 million in the corresponding period in 2000. Voucher sales were included in sales for fiscal 2000 for Africa and were replaced by set-top box subsidies for fiscal 2001, therefore resulting in a lower selling price. Hardware sales in the Mediterranean region increased by U.S. $7.9 million, or 56.8%, to U.S. $21.8 million during the year ended March 31, 2001 from U.S. $13.9 million in the corresponding period in 2000. The increase in this region results from a three-fold growth in the number of digital subscribers from 18,462 subscribers to 69,271 for the year ended March 31, 2001. During the fiscal year ended March 31, 2001, the retail price of set-top boxes also decreased consistently with the reduction in the manufacturing costs of set-top boxes. MIH Limited passed on the savings in the price it pays for set-top boxes to its customers. This trend is partly offset by the devaluation of the Rand and the Greek drachma against the U.S. dollar which resulted in a decline of hardware sales of U.S. $11.2 million, or 13.8%. The depreciation of the Rand against the U.S. dollar was the largest contributor to the decrease in hardware sales and future trends will be dependent on the depreciation or appreciation of the Rand against the U.S. dollar. If the Rand continues to depreciate significantly against the U.S. dollar, further declines can be expected in the future.

        Technology revenues.    Technology revenues increased by U.S. $1.7 million from U.S. $51.0 million at March 31, 2000 to U.S. $52.7 million at March 31, 2001. This increase is mainly as a result of the increase in revenues generated by the conditional access business, due to higher volumes.

        Other revenues.    Other revenues increased by U.S. $1.1 million, or 2.6%, to U.S. $43.0 million during the year ended March 31, 2001 from U.S. $41.9 million in the same period in 2000. This increase was mainly attributable to an increase in the sale of sports, program and advertising rights in the Mediterranean region, offset mainly by the devaluation of the Rand against the U.S. dollar.

        The following is a discussion of revenues by segment as defined and set out in note 31 to MIH Limited's consolidated financial statements included elsewhere in this proxy statement/prospectus. The analysis is based on MIH Limited's primary reporting format under IAS. Revenues by segment include inter-segmental transactions as discussed in the consolidated financial statements. The information set forth below is also summarized in the table directly under the heading "Results of Operations".

        Subscriber Platforms—Television.    Revenues decreased by U.S. $8.6 million, or 1.4%, to U.S. $623.4 million during the year ended March 31, 2001 from U.S. $632.0 million in the same period in 2000. During fiscal year 2001, there was a 15.1% growth in subscription revenue driven by an increase in the total number of subscribers, as set out in the table at the start of this section. However, this increase in real growth was more than offset by the significant devaluation against the U.S. dollar of the Rand (12.1%) and the Greek drachma (7.3%) reducing subscription revenues by approximately U.S. $68.6 million.

        Subscriber Platforms—Internet.    Revenues increased by U.S. $8.2 million to U.S. $8.6 million for the year ended March 31, 2001, from U.S. $0.4 million in the corresponding period in 2000. This increase is largely attributable to the growth in MIH Limited's Internet businesses in Thailand, Indonesia, China and Africa.

        MIH Technologies.    Revenues increased by U.S. $2.7 million, or 4.7%, to U.S. $60.4 million during the year ended March 31, 2001 from U.S. $57.7 million in the same period in 2000. This increase is mainly as a result of the increase in revenues generated by the conditional access business, due to higher volumes.

Operating expenses

        The cost of providing services decreased by U.S. $21.9 million, or 5.1%, to U.S. $406.6 million during the year ended March 31, 2001 from U.S. $428.5 million in the corresponding period in 2000. This decrease is mainly attributable to the decline in the set-top box costs in the Subscriber Platforms—Television segment (Africa region) which decreased by U.S. $9.5 million to U.S. $57.8 million in fiscal 2001 from U.S. $67.3 million in fiscal 2000. The decrease in the African region relates predominantly to the devaluation of the Rand against the U.S. dollar. The business in the African region has reached maturity and the number of new subscriber connections is expected to continue to decline in the future. The future foreign currency exchange rate between the Rand and the U.S. dollar continues to be volatile.

        Costs associated with the sale of set-top boxes in the Mediterranean region increased by U.S. $9.6 million to U.S. $26.2 million in fiscal 2001 from U.S. $16.6 million in fiscal 2000. The increase in hardware expenses in the Mediterranean region relates directly to the increase in the Mediterranean digital subscriber base.

        Programming costs only increased marginally from U.S. $294.3 million to U.S. $296.8, predominantly caused by the increase in programming costs in Africa which increased by U.S. $7.7 million from U.S. $212.9 million to U.S. $220.6 million for the 2001 fiscal year. Approximately 70% of these costs relate to contracts with M-Net and SuperSport International for the supply of program and film rights and these costs increased from U.S. $161.5 million in fiscal 2000 to U.S. $163.5 million in fiscal 2001. The future trends in the level of these costs will depend largely on the foreign currency exchange rate between Rand and the U.S. dollar and the number of subscribers and the subscription rate payable per subscriber.

        Technology costs decreased by 46.9%, or U.S. $7.5 million, from U.S. $16.0 million to U.S. $8.5 million in fiscal 2001, a trend which corresponds with Irdeto Access' continuing move from a hardware based conditional access provider to a software business. The conversion to a software business is the expected trend for this business and the expenses are expected to increase in the future with increases in sales volumes.

        Selling, general and administrative costs increased by U.S. $58.6 million, or 29.1%, to U.S. $259.9 million during the year ended March 31, 2001 from U.S. $201.3 million in the same period in 2000, primarily as a result of (1) an increase in costs related to Subscriber Platforms—Internet from U.S. $9.4 million to U.S. $42.5 million for the development and expansion of the Internet related businesses in China (U.S. $26.8 million), Thailand (U.S. $8.1 million), Indonesia (U.S. $3.7 million) and Africa (U.S. $3.9 million) and (2) a general increase in such costs resulting from increased business activity in the Subscriber Platforms—Television segment from U.S. $158.7 million to U.S. $173.9 million and in the MIH Technologies segment from U.S. $24.5 million to U.S. $34.8 million.

        Depreciation and amortization increased U.S. $9.5 million, or 15.3%, to U.S. $71.5 million during the year ended March 31, 2001 from U.S. $62.0 million during the corresponding period in 2000. Depreciation charges increased by U.S. $4.0 million from U.S. $33.5 million to U.S. $37.5 million mainly as a result of the increase of depreciation in the Internet related businesses, relating mainly to the acquisition of computer equipment. The amortization charge increased by U.S. $5.5 million to U.S. $34.0 million, mainly due to the amortization of the goodwill arising on the acquisition of certain Internet businesses.

Operating loss

        The operating loss increased by U.S. $45.8 million, or 508.9%, to U.S. $54.8 million during the year ended March 31, 2001 from U.S. $9.0 million for the same period in 2000 as a result of the combined effect of the foregoing factors.

        Subscriber Platforms—Television.    Operating loss amounted to U.S. $3.7 million in fiscal 2001, which represented an improvement of U.S. $4.5 million, or 54.9%, over the operating loss of U.S. $8.2 million in fiscal 2000. The decrease in operating loss was mainly attributable to a decrease in depreciation and amortization costs from U.S. $57.0 million in fiscal 2000 to U.S. $55.0 million in fiscal 2001, coupled with improved operating results.

        Subscriber Platforms—Internet.    Operating loss increased by U.S. $41.9 million, or 399.0%, to U.S. $52.4 million during the year ended March 31, 2001 from U.S. $10.5 million in the corresponding period in 2000. This increase mainly arose as a result of (1) the increase in selling, general and administrative costs incurred in connection with the development and expansion of the Internet related businesses in China, Thailand, Indonesia and Africa and (2) the increase in depreciation and amortization by U.S. $10.0 million to U.S. $11.2 million for the year ended March 31, 2001 from U.S. $1.2 million for corresponding period in 2000.

        MIH Technologies.    Operating profit decreased by U.S. $8.4 million, or 39.8%, from U.S. $21.1 million during fiscal 2000 to U.S. $12.7 million in fiscal 2001. This increase in operating loss relates mostly to additional development costs incurred.

Financial results, net

        The net financial results include interest paid on borrowings and finance leases, interest received on cash balances, and profits and losses on foreign exchange transactions. The net financial costs increased by U.S. $3.0 million, or 15.8%, to U.S. $22.0 million during the year ended March 31, 2001 from U.S. $19.0 million in the corresponding period of 2000. This increase is primarily a result of the impact of the capitalization of finance leases in the Subscriber Platform—Television segment, which caused an increase in interest paid on finance leases of U.S. $1.9 million to U.S. $19.5 million for the year ended March 31, 2001 from U.S. $17.6 million in the same period in 2000. MIH Limited capitalizes lease obligations where the term of the lease is greater than 75% of the leased asset's useful life. The result of this accounting treatment is that a liability equal to the present value of the future lease payments is stated on the balance sheet, and at the inception of the lease an equivalent asset is stated on the balance sheet and depreciated over its estimated useful life. Foreign exchange losses increased by U.S. $7.1 million to U.S. $11.3 million during fiscal 2001, as compared to U.S. $4.2 million in fiscal 2000, as a result of the devaluation of local currencies against the U.S. dollar. This increase was offset by the additional interest received on the proceeds from the follow-on public equity offering by MIH Limited.

Equity results in joint ventures

        MIH Limited's equity losses in joint ventures increased by U.S. $34.5 million to a loss of U.S. $74.0 million during the year ended March 31, 2001 from a loss of U.S. $39.5 million in the corresponding period in fiscal 2000. The increase in losses related mainly to the increase in the effective holding of M-Web Holdings from 15.8% to 22.3% and the resulting increase in losses, as well as the equity losses arising from the 40% holding in SOE International SA (SOE) which increased from U.S. $7.2 million to U.S. $28.3 million (including U.S. $17.3 million impairment of goodwill relating to this investment). During fiscal 2001, an additional impairment charge of U.S. $5.4 million was recorded to write down the value of the M-Web Holdings' goodwill due to the permanent impairment of this investment.

Equity results in associated companies

        MIH Limited's equity results in associates improved marginally from a loss of U.S. $2.2 million during fiscal 2000 to a loss of U.S. $1.7 million during the 2001 fiscal year. Equity results of associates is net of a goodwill allocation of U.S. $3.8 million in the 2001 fiscal year, attributable to MIH Limited's 21.0% interest in M-Net and SuperSport International using the equity method of accounting. The corresponding net goodwill allocation in fiscal 2000 was U.S. $4.1 million.

Profit on sale/dilution of interests in subsidiaries, joint ventures and associates

        The profit on the sale of interests in subsidiaries, joint ventures and associates of U.S. $29.1 million resulted mainly from (1) a dilution profit of U.S. $23.8 million due to the introduction of minority shareholders in the Mediterranean operations (effective November 2000 MIH Limited diluted its interest in NetMed from 100% to 88.81% through the issue of shares for U.S. $25 million in cash), and (2) a profit of U.S. $4.2 million resulting from the initial public offering of MultiChoice Cyprus Limited on the Cyprus Stock Exchange in July 2000.

Tax

        Income tax increased to U.S. $13.3 million during the year ended March 31, 2001 from U.S. $2.3 million in the corresponding period of 2000. The increase relates to the additional tax provision for certain taxable African entities of U.S. $3.9 million, additional assessment of taxes in the Mediterranean region of U.S. $1.4 million and tax provisions for Irdeto Access and certain corporate entities of U.S. $3.5 million and U.S. $2.2 million, respectively.

Minority interest

        Minority interest increased by U.S. $2.3 million to a credit of U.S. $1.9 million during the year ended March 31, 2001 from a charge of U.S. $0.4 million in the corresponding period of 2000. The minority interest relates primarily to the Subscriber Platforms—Televisions segment (loss of U.S. $2.2 million) and the Internet segment (credit of U.S. $4.1 million).

Profit from discontinuing operations

        The profit from discontinuing operations of U.S. $287.1 million relates to the profit arising from the MIH Technologies—OpenTV business segment of U.S. $317.7 million, mainly as result of the dilution profit of U.S. $393.7 million that MIH Limited recorded on OpenTV's initial public offering during November 2000, which has been offset by the loss arising in respect of MIH Technologies—Mindport of U.S. $30.6 million.

Net loss

        As a result of the foregoing factors, MIH Limited realized a net profit of U.S. $152.2 million during the year ended March 31, 2001 compared to a loss of U.S. $17.0 million for the comparable period in 2000.

Liquidity and Capital Resources

Cash Flow and Financing

        MIH Limited's business and growth strategy has in the past required substantial capital for acquisitions, expansion of services, the financing of operating losses and working capital in the Subscriber Platforms and MIH Technologies segments. Substantial capital is expected to be required to drive the business to profitability.

        MIH Limited relies upon distributions from its subsidiaries, joint ventures and other investments to generate the funds necessary to meet the obligations and other cash flow requirements of the combined group. The ability of MIH Limited to utilize the cash flows from some of its subsidiaries, joint ventures and associated companies is subject, in South Africa and other countries, to foreign investment and exchange control laws and also the availability of a sufficient quantity of foreign exchange. In particular, substantially all the cash flow generated by MIH Limited's South African pay-television and other businesses cannot currently be utilized outside South Africa without exchange control approval.

While such restrictions have been liberalized in recent years, the ability of a South African company to raise and deploy capital outside South Africa remains subject to significant restrictions.

        MIH Limited's operations over the past three years were primarily funded by proceeds raised from its initial and follow-on public offering, as detailed below, and some debt financing.

        In April 1999, MIH Limited completed an initial public offering on the Nasdaq National Market and the Euronext Amsterdam N.V. stock exchange of 10,435,000 Class A ordinary shares, including shares issued pursuant to the exercise of over-allotment options, for net proceeds of approximately U.S. $171.1 million. The proceeds of the offering were partially used to repay U.S. $56 million of debt.

        In November 1999, OpenTV was listed on the Nasdaq National Market and the Euronext Amsterdam stock exchange through an initial public offering of 8.6 million shares, raising U.S. $172.5 million before expenses.

        In April 2000, MIH Limited completed a follow-on offering on the Nasdaq National Market and the Euronext Amsterdam stock exchange of 4,511,000 Class A ordinary shares, including shares issued pursuant to the exercise of over-allotment options, for net proceeds of approximately U.S. $180.4 million before expenses.

        On July 24, 2002, MIH Limited voluntarily delisted its Class A ordinary shares from Euronext Amsterdam. MIH Limited elected to delist its shares from Euronext Amsterdam to eliminate the share price differential between MIH Limited share prices quoted on Nasdaq and Euronext Amsterdam.

        On August 27, 2002, MIH Limited sold its 38.4% effective economic interest in OpenTV to Liberty Media Corporation and LDIG OTV, Inc. for a purchase price of approximately U.S. $46.2 million, before acquisition costs, and 15.38 million shares of Liberty Media Corporation common stock. MIH Limited's interest in OpenTV was held through OTV Holdings Limited, a wholly-owned subsidiary of MIH Limited. Disposal costs are estimated to be U.S. $15.0 million. There can be no assurances that any sale of the Liberty Media Corporation shares will occur or at what price any such sale will be consummated. The closing share price for Liberty Media Corporation shares was U.S. $8.67 on October 23, 2002. In addition, upon the closing of the OpenTV transaction on August 27, 2002, MIH Limited obtained an option for long term access in its operating territories to the Liberty Broadband Interactive Television interactive technologies in consideration for the payment of U.S. $17 million and MultiChoice Africa, a subsidiary of MIH Limited, paid U.S. $4.5 million to OpenTV under operating agreements for the deployment of OpenTV's advanced interactive television technologies and bundled content. Please see "Legal Proceedings" for a description of certain litigation relating to the transaction.

        MIH Limited expects to meet its capital needs for the foreseeable future with cash generated from operations, cash on hand, the proceeds from sale of the Liberty Media Corporation shares it received as consideration in the OpenTV disposition and other options for generating cash including various loan and overdraft facilities. MIH Limited has a U.S. $115.0 million loan facility with ABSA Bank Limited (ABSA). The ABSA bank facility comprises a term loan of U.S. $100 million and a guarantee facility of U.S. $15 million. The guarantee facility is used by MIH Limited to guarantee the borrowings of its subsidiaries under loan agreements entered into with local banks in the jurisdictions in which such subsidiaries operate. MIH Limited has drawn U.S. $63.5 million under the term loan. MIH Limited has pledged shares in the following companies as security in relation to the facility: Myriad International Holdings BV, MIH Sarl, Irdeto Access BV, Mindport BV, Myriad Holdings Africa BV, NetMed NV and UBC. To prevent restrictions upon MIH Limited's ability to draw funds under the ABSA bank facility after the completion of the OpenTV transaction, MIH Limited has granted security over the shares of Liberty Media Corporation common stock acquired by it in favor of ABSA in lieu of ABSA's prior security interest in the OpenTV shares held by MIH Limited.

        MIH Limited has a substantial amount of debt. As of March 31, 2002, on a pro forma basis after giving effect to the merger and the OpenTV transaction, MIH Limited would have had total debt (including finance leases and program and film rights) of approximately U.S. $489.7 million. On the same basis, MIH Limited's ratio of debt to equity would have equaled 2.05.

        MIH Limited's general approach has been to acquire developing businesses and inject cash into those businesses sufficient to meet the cash needs of the business until it can, within a predictable period of time, become self-funding. This general approach can be seen in the last two fiscal years with the injection of cash in all MIH Limited's major businesses with the exception of MultiChoice Africa and OpenTV. MIH Limited may grow its business in the future through the acquisition of developing companies and by making equity investments in developing companies. MIH Limited anticipates that it will fund future acquisitions and investments through internally generated cash (for instance, many of MIH Limited's businesses, such as the Subscriber Platform segment in Africa, are now self-funding), issuances of debt (MIH Limited has only utilized U.S. $63.5 million of its U.S. $100 million cash facility with the ABSA Bank facility), issuances of equity (MIH Limited previously completed an initial public offering in April 1999 and a follow-on offering in April 2000), and available cash resources from existing local bank facilities in Africa and Greece. Additional liquidity is provided by the cash proceeds from the OpenTV sale, together with further cash proceeds it may receive upon any sale of the Liberty Media Corporation shares that MIH Limited received as part of the consideration.

        MIH Limited's net cash used in operating activities decreased by U.S. $60.1 million from U.S. $71.0 million at March 31, 2001 to U.S. $10.9 million at March 31, 2002. The utilization relates mostly to the cash resources required by both the MIH Technologies segment and the Subscriber Platforms segment. The cash used in the MIH Technologies segment relates primarily to the losses and closure costs in respect of discontinuing the Mindport operation, as Irdeto Access remains cash flow positive and does not expect to draw any further funding from MIH Limited. As part of the MIH Technologies segment, OpenTV continued to fund its operating requirements from its own internal resources during the year ended March 31, 2002. OpenTV's internal cash resources were generated by its initial public offering of 8.6 million shares on Nasdaq and Euronext, which raised U.S. $172.5 million before expenses.

        The Subscriber Platforms—Television segment (in particular, the operations in the Mediterranean regions) required further cash for its operating activities during the 2002 fiscal year, mainly due to the launch by Alpha Digital of a competing platform in the Mediterranean region. The launch of this competing platform caused significant uncertainty in the pay-television market and reduced the number of subscribers in the market. For the 2003 and 2004 fiscal years, MIH Limited anticipates that this business will continue to require significant funding from MIH Limited. MIH Limited's management is currently reconsidering its business strategy for this region. The operations in Africa are currently self-funding and this situation is expected to continue. All the Internet operations, including the operations in Thailand, Indonesia, China and Africa, with the exception of QQ, continued to require further funding for their operating activities during the 2002 fiscal year. Based on current business plans, these operations will require further funding in the 2003 fiscal year.

        Net cash used in investing activities changed from cash generated of U.S. $44.6 million at March 31, 2001 to cash used by investing activities of U.S. $102.4 million at March 31, 2002. MIH Limited engaged in the major investing activities described below during the year ended March 31, 2002.

        In May 2001, MIH Limited acquired a 46.4% stake in Tencent (BVI) Limited, which is the operator of QQ, the instant-messaging platform in China, for a cash purchase price of U.S. $33.2 million. Subsequent to this acquisition, additional cash funding of U.S. $1 million, in proportion to its shareholding, was made available to QQ by MIH Limited.

        In July 2001, OpenTV acquired a 100% interest in Static 2358 Limited (Static), a privately-held leading interactive television media and entertainment company. Under the acquisition agreement, OpenTV acquired all of Static's privately-held shares in a combined share and cash transaction. Static shareholders and optionholders received an aggregate of 2,719,048 of OpenTV Class A ordinary shares with a value of U.S. $38.2 million at the acquisition date and approximately U.S. $12.7 million in cash.

        During the 2002 fiscal year MIH Limited advanced amounts totaling U.S. $15.9 million to M-Web Holdings under a bridging finance agreement. A mandatorily convertible preference share subscription agreement dated November 22, 2001 was entered into whereby all amounts advanced were converted into preference shares, resulting in the increase of MIH Limited's interest in M-Web Holdings from 22.3% to 41.0%.

        Net cash from financing activities was U.S. $29.8 million, U.S. $184.2 million and U.S. $324.1 million for the years ending March 31, 2002, 2001 and 2000, respectively. During fiscal 2000, MIH Limited and OpenTV raised net proceeds of U.S. $171.1 million and U.S. $172.5 million, respectively, through separate initial public offerings. The most significant activity for the fiscal year ended March 31, 2001 was the follow-on public offering by MIH Limited on Nasdaq and Euronext which raised U.S. $180.4 million before expenses. During the fiscal year ended March 31, 2002, MIH Limited drew U.S. $63.5 million from the ABSA bank loan facility, which is repayable in July 2004 and bears interest at LIBOR plus 2% per annum.

        At March 31, 2002 and March 31, 2001, MIH Limited had combined cash balances of U.S. $244.4 million and U.S. $329.7 million, respectively, and available unused overdraft borrowing facilities of U.S. $55.2 million as of March 31, 2002. Included in the cash balances at March 31, 2002 is U.S. $68.5 million attributable to OpenTV, which is no longer available for use since the sale of OpenTV was completed on August 27, 2002.

        Although MIH Limited anticipates continuing to use significant amounts of cash in connection with the operation of its business, MIH Limited believes that its cash and cash equivalents, and the expected cash inflows and other funding described above, will be sufficient to satisfy its expected needs for working capital and capital expenditure through March 31, 2003.

        MIH Limited's liquidity resources are subject to change as market and general economic conditions change. Increases in liquidity could result from an increase in cash flows from operations or from a divestiture of assets. Decreases in liquidity could result from a weaker than expected cash flow from operations caused by lower subscriber numbers and lower demand for the services MIH Limited offers, from exchange rate fluctuations which have been and are expected to be significant, or from lower prices for its products. In addition, any potential acquisitions in which all or a portion of the consideration would be payable in cash could significantly reduce MIH Limited's liquidity resources.

        As part of the process of managing MIH Limited's mix of fixed and floating rate borrowings, the interest rate characteristics of new borrowings and the refinancing of existing borrowings are considered based on expected movements in interest rates. The rapid depreciation of the Rand has caused the South African prime lending rate to increase significantly during fiscal 2002.

Obligations and Commitments

        The table below sets forth MIH Limited's obligations and commitments to make future payments under contracts and contingent commitments as of March 31, 2002.

	Payments due by period
Contractual obligations	Total	Within 1 year	Within 1-2 years	Within 2-5 years	After 5 years
	(U.S. $ in thousands)
Long-term debt	79,621	13,802	525	64,048	1,246
Program and film rights	56,852	30,237	17,782	8,833	—
Capital lease obligations including interest	281,225	25,131	23,697	71,652	160,745

Total	417,698	69,170	42,004	144,533	161,991

	Amount of commitment expiring per period
Other commercial commitments	Total	Within 1 year	Within 1-2 years	Within 2-5 years	After 5 years
	(U.S. $ in thousands)
Operating lease commitments	60,570	16,166	13,383	22,606	8,415
Unused credit facilities	55,227	15,360	—	36,500	3,367
Guarantees	8,907	6,227	—	—	2,680
Program and film rights	77,573	11,817	16,294	28,813	20,649
Other commitments	9,332	9,332	—	—	—

Total	211,609	58,902	29,677	87,919	35,111

Contractual Obligations

Long-term Debt

        At March 31, 2002, MIH Limited's long-term debt of U.S. $79.6 million consisted primarily of loans under the ABSA bank loan facility of U.S. $63.5 million and a liability of U.S. $13.3 million relating to the transfer of 28 million M-Net/SuperSport International shares into the Phutuma Futhi share scheme. MIH Limited may use a portion of the proceeds from the OpenTV disposition to repay some of its debt in the next fiscal year.

        The ABSA facilities comprise a term loan of U.S. $100 million and a guarantee facility of U.S. $15 million. MIH Limited has drawn U.S. $63.5 million under the ABSA bank loan facility, which amounts are repayable in July 2004 and bear interest at LIBOR plus 2%. A covenant in the loan facility requires the aggregate amount of one-third of the prevailing market value of the UBC shares held by MIH Limited, one-half of the prevailing market value of the Liberty Media Corporation shares held by MIH Limited and the cash deposited with ABSA as security in respect of the facility to at all times exceed the total amount of loans made and guarantees given under the facility. To prevent restrictions upon MIH Limited's ability to draw funds under the ABSA bank facility after the completion of the OpenTV transaction, MIH Limited granted security over the shares of Liberty Media Corporation common stock acquired by it in favor of ABSA in lieu of ABSA's prior security interest in the OpenTV shares held by MIH Limited. In addition, under the loan facility, MIH Limited has agreed that the net consolidated indebtedness of the MIH Limited group will not exceed 30% of the total consolidated market value of the group and that the consolidated financial indebtedness of the group will not exceed U.S. $300 million. A significant change in the market value of MIH Limited may result in it breaching these covenants.

        The Phutuma Futhi share scheme was established to increase ownership of M-Net and SuperSport International shares by previously disadvantaged groups in South Africa. On April 4, 1998 MIH

Limited transferred 28 million of its shares in M-Net and SuperSport International into a trust for a consideration of U.S. $22.2 million. These shares represent approximately 50% of the shares in M-Net and SuperSport International held by MultiChoice Africa. The trust is consolidated for accounting purposes. The trust financed 90% of the consideration by way of bank borrowings, with participating purchasers from previously disadvantaged groups paying the remaining 10% of the purchase price.

        The initial maturity date of the loan has been extended from April 14, 2001 to October 15, 2002. The date on which purchasers have the right to acquire the shares has been extended to October 31, 2005. The purchasers have the right to acquire the shares by paying a designated exercise price. If on October 31, 2005 M-Net and SuperSport International's share price is less than the designated exercise price (and the purchasers, therefore, do not exercise their right to purchase the shares), MultiChoice Africa may be required to reacquire ownership of the M-Net and SuperSport International shares sold to the trust. M-Net and SuperSport International's current share price is less than the exercise price. MultiChoice Africa is currently finalizing the terms and conditions under which the right of purchasers to acquire shares under the scheme has been extended to October 31, 2005.

        The 28 million shares of M-Net and SuperSport International sold to the trust have been pledged as collateral for the bank borrowings and the banks have an option to put the shares back to MultiChoice Africa. With the extension of the maturity date of the loan, the bank lenders required additional security of 14,048,000 M-Net and SuperSport International shares and cash collateral of Rand 50 million. Under the terms of the sale agreement, the purchasers are entitled to vote the shares. MultiChoice Africa is entitled to receive any dividend paid prior to the original date of maturity. This liability plus accrued interest equaled U.S. $13.3 million at March 31, 2002 and was fully provided for on MIH Limited's balance sheet (to the extent of the accrued interest through such date).

        The liability in respect of the bank loan is denominated in Rand and is therefore revalued at the closing exchange rate at the end of each fiscal year. The liability in respect of the loan as of March 31, 2002 and March 31, 2001 was U.S. $13.3 million and U.S. $17.4 million, respectively. The cash consideration paid by the purchasers is accounted for as an option premium. The liability accrues interest until the redemption date of October 15, 2002 at an interest rate of 12.55%. The option premium is amortized to income over a three year period. MIH Limited continues to account for the 22.2% investment in M-Net and SuperSport International using the equity method. Subsequent to March 31, 2002, MIH Limited repaid to the bank 50% of the total loan amount outstanding in respect of the scheme. MIH Limited intends to repay the balance of the loan amount outstanding to the bank prior to November 30, 2002.

Program and film rights

        Liabilities in respect of program and film rights decreased from U.S. $70.3 million at March 31, 2001 to U.S. $56.9 million at March 31, 2002. Program and film rights are non-interest bearing liabilities. As at March 31, 2002, amounts due in future fiscal years are U.S. $30.2 million in 2003, U.S. $17.8 million in 2004 and U.S. $8.8 million thereafter. The decline in amounts due in future years relates directly to the scaling back of the Greek business due to the launch of the competing pay-television platform in the Mediterranean region. Due to the uncertainty in this market, liabilities in respect of program and film rights may increase in the future due to increased activity and higher prices.

Capital Lease Obligations

        Capital lease obligations increased by U.S. $52 million in fiscal 2002 to U.S. $281.2 million due mainly to the capitalization of the PAS 10 transponder lease during fiscal 2002. The transponder leases bear interest at rates ranging from 3.0% to 21.5% per annum. MIH Limited does not require any additional transponder capacity in the near future for its current operations.

Commitments

Operating lease commitments

        MIH Limited leases certain land and buildings, machinery, furniture and equipment. The total lease commitment as of March 31, 2002 equaled U.S. $60.6 million.

Unused credit facilities

        At March 31, 2002 MIH Limited had unused overdraft borrowing facilities of U.S. $55.2 million. The facilities are short term in nature and must be renewed at least annually by the relevant banks. MIH Limited has pledged shares in the following companies as security for available lines of credit: Myriad International Holdings BV, MIH Sarl, Irdeto Access BV, Mindport BV, Myriad Holdings Africa BV, NetMed NV, Liberty Media Corporation and UBC.

Guarantees

        As of March 31, 2002, MIH Limited had given guarantees of U.S. $8.9 million in respect of office and hire rental contracts and in respect of broadcasting rights in Greece. Guarantees as of March 31, 2001 equaled U.S. $7.9 million.

Program and film rights

        MIH Limited has entered into a number of contracts for the purchase of program and film rights in future years. As at March 31, 2002, MIH Limited's commitment to purchase program and film rights under these contracts equaled U.S. $77.6 million. The corresponding commitment as of March 31, 2001 to purchase program and film rights equaled U.S. $104.3 million.

Other commitments

        Other commitments include contracts entered into for the purchase of set-top boxes valued at U.S. $2.6 million as of March 31, 2002 and commitments under capital expenditure contracts already in place of U.S. $6.7 million. The commitment to purchase set-top boxes as of March 31, 2001 was valued at U.S. $44.5 million. This decrease was due to a large outstanding order as of March 31, 2001 being filled shortly after the end of the 2001 fiscal year.

        Currently budgeted capital expenditure (including commitments under contracts already in place of U.S. $6.7 million) amounts to U.S. $17.2 million as at March 31, 2002. MIH Limited does not expect to incur any other significant additional capital expenditures during the next twelve months or the foreseeable period thereafter based on its current business plan.

        During the year ended March 31, 2002, MIH Limited's capital expenditure amounted to U.S. $36.0 million, a decrease of U.S. $10.3 million from U.S. $46.3 million for the year ended March 31, 2001. In each of fiscal 2001 and 2002, these capital expenditures related to acquisitions of computer equipment in the Subscriber Platforms—Internet segment. MIH Limited has finance lease commitments of U.S. $46.4 million, U.S. $43.3 million and U.S. $41.7 million in the years ended March 31, 2003, 2004 and 2005, respectively, for land and buildings, machinery, furniture and equipment and transponders and transmitters.

Acquisitions and Dispositions

Year ended March 31, 2002

        In May 2001, MIH Limited acquired a 46.4% stake in Tencent (BVI) Limited, which is the operator of QQ, the instant-messaging platform in China, for a purchase price (including costs directly attributable to the acquisition) of U.S. $33.2 million in cash. Subsequent to this acquisition, MIH

Limited provided additional cash funding of U.S. $1 million to QQ, in proportion to its shareholding. The purchase price was allocated to net tangible assets acquired of U.S. $4.1 million and goodwill of U.S. $29.9 million, which will be amortized over an estimated useful life of three years.

        In July 2001, OpenTV acquired a 100% interest in Static 2358 Limited (Static), a privately-held leading interactive television media and entertainment company. Under the acquisition agreement, OpenTV acquired all of Static's privately-held shares in a combined share and cash transaction. Static shareholders and optionholders received an aggregate amount of 2,719,048 OpenTV Class A ordinary shares with a value of U.S. $38.2 million at the acquisition date, and approximately U.S. $12.7 million in cash. The cash component included approximately U.S. $1.1 million in termination payments made to certain senior Static personnel whose employment was terminated in connection with the transaction. Pursuant to certain earn-out provisions contained in the Static acquisition agreement, the principal shareholders of Static received an additional consideration of 626,872 Class A ordinary shares which were issued in early 2002. Additional goodwill of U.S. $3.7 million was recorded based on the fair value of the shares at the date of the subsequent issuance. The total purchase consideration (including expenses of U.S. $1.5 million) was allocated based upon the fair value of the net assets acquired as follows: net liabilities (U.S. $5.5 million), intangible net assets, other than goodwill (U.S. $16.4 million) and goodwill (U.S. $45.2 million). The intangible assets are to be amortized over their estimated useful lives of three years and goodwill is to be amortized over its useful life of five years. The issuance of shares by OpenTV to acquire Static gave rise to a dilution loss of U.S. $2.9 million.

        During July 2001, MIH Limited disposed of its 100% interest in A-1 Net Holdings Limited (an Internet on-line service provider) and its wholly-owned subsidiary, M-Web Online Company Limited, for a total consideration of U.S. $1 million, resulting in a loss on disposal of U.S. $4.9 million.

        During July 2001, MIH Limited reduced its 40% interest in its joint venture, SOE International SA (a holding company of a Greek soccer team), which also owns AEK PAE and Basic Hellas SA, to a 15% direct holding in AEK PAE for no consideration. These shares were sold for no consideration because SOE International was sustaining losses, which were being funded in part by MIH Limited. MIH Limited impaired the carrying amount of its investment during March 2001 and recorded an impairment loss of U.S. $5.7 million. A net profit on disposal of U.S. $3.3 million was recorded mainly as a result of the release of the foreign currency translation reserve previously recorded. MIH Limited continues to have a 15% non-funding investment in AEK PAE. This interest has been accounted for using the equity method up until the date of the disposal of the shares in SOE International and as an investment at cost thereafter as MIH Limited no longer exercises significant influence over its operations. MIH Limited no longer has an obligation to fund any future losses of AEK PAE.

        During the 2002 fiscal year MIH Limited advanced amounts totaling U.S. $15.9 million to its joint venture, M-Web Holdings, in the form of a bridging finance agreement. A mandatorily convertible preference share subscription agreement dated November 22, 2001 was entered into whereby the bridging finance agreement between M-Web Holdings and MIH Limited was converted into preference shares at a subscription price of 1.97 Rand per share. The maximum amount advanced was capped at U.S. $29.1 million. An additional 27.9 million preference shares were issued in February and March 2002 for consideration of U.S. $4.8 million. MIH Limited has accounted for its share of the equity losses in M-Web Holdings based on its new equity holding at the date of each subscription. MIH Limited's percentage interest has increased from 22.3% at March 31, 2001 to 41.0% at March 31, 2002. The convertible preference shares were converted into ordinary M-Web Holdings shares on April 1, 2002 and no further accounting adjustments are required for the conversion.

        In October 2001, MIH Limited's subsidiary NetMed NV, the holding company of the television subscription platform in the Mediterranean region, issued 622 Class E ordinary shares (representing a 5% interest in NetMed NV) to Antenna TV SA for a total consideration of U.S. $12.3 million. Antenna has the option to acquire an additional 10% interest within two years at fair value. This transaction resulted in a 4.16% dilution in MIH Limited's interest in NetMed, and MIH Limited recorded a consequent dilution gain of U.S. $11.9 million.

        During December 2001, MIH Limited disposed of its 100% investment in Eefoo.com (BVI) Limited, a Chinese Internet financial portal, which through its wholly-owned subsidiary, Eefoo.com (Mauritius) Limited, owns a 52.5% equity interest in Shanghai Eefoo Network Technology Development Company Limited. This investment was disposed of for a cash consideration of U.S. $250,000, resulting in a loss on disposal of U.S. $2.9 million.

        During March 2002, MIH Limited disposed of its 10% interest in 21 Vianet Inc., an Internet management company, for a consideration of U.S. $1 million, resulting in a loss on disposal of U.S. $5 million.

        On August 27, 2002, MIH Limited sold its 38.4% effective economic interest in OpenTV to Liberty Media Corporation and LDIG OTV, Inc. for a purchase price of approximately U.S. $46.2 million, before acquisition costs, and 15.38 million shares of Liberty Media Corporation common stock. MIH Limited's interest in OpenTV was held through OTV Holdings Limited, a wholly-owned subsidiary of MIH Limited. Disposal costs are estimated to be U.S. $15.0 million. In addition, upon the closing of the OpenTV transaction on August 27, 2002, MIH Limited obtained an option for long-term access in its operating territories to the Liberty Broadband Interactive Television interactive technologies in consideration for the payment of U.S. $17 million and MultiChoice Africa, a subsidiary of MIH Limited, paid U.S. $4.5 million to OpenTV under operating agreements for the deployment of OpenTV's advanced interactive television technologies and bundled content. OpenTV's results have been included in MIH Limited's financial statements as discontinued operations. Please see "Legal Proceedings" for a description of certain litigation relating to the transaction.

        MultiChoice Egypt, another business conducted in Egypt by the Naspers group, was liquidated with effect from March 31, 2002. Although the liquidation has not yet been completed, the remaining assets of MultiChoice Egypt were sold to Cable Network Egypt (CNE) in consideration for shares issued to MultiChoice Africa by CNE. This increased the Naspers group's ownership of CNE from 10.5% to 16.5%. During January 2002, MIH Limited disposed of its 45% investment in MultiChoice Middle East, Inc., a television subscriber management company, resulting in a net profit on disposal of U.S. $2.0 million.

        On July 26, 2002, MIH Limited (through its subsidiary Myriad International Holdings BV) and Fidelity Management S.A. entered into a share subscription agreement and a share sale agreement under which Fidelity will acquire a 22% interest in NetMed NV, MIH Limited's pay-television subsidiary in Greece, for a cash purchase price of U.S. $5 million plus a cash payment equal to an amount calculated with reference to the value of the subscriber base to be acquired by NetMed. Fidelity is owned by affiliates of the shareholders of Alpha Digital Synthesis S.A., a company which recently established a competing pay-television service in Greece. The completion of this transaction was subject to the approval of the Greek Competition Committee. Myriad, Fidelity and NetMed did not receive the required approval from the Greek Competition Committee within the applicable period and MIH Limited accordingly believes that the subscription and sale agreements have ceased to have effect. The consequences, including litigation with Fidelity or Alpha Digital, likely to result from these developments are uncertain.

Year ended March 31, 2001

        In March 2000, OpenTV signed a definitive agreement with Spyglass, Inc. to acquire all of Spyglass's outstanding common stock in a stock-for-stock transaction. The merger was consummated in July 2000. Spyglass shareholders received 0.7236 of one OpenTV Class A ordinary share in exchange for each share of Spyglass common stock, resulting in an aggregate of approximately 12.7 million Class A ordinary shares being issued in the transaction. OpenTV also reserved approximately

2.5 million additional Class A ordinary shares for issuance upon the exercise of stock options and warrants of Spyglass that were assumed by OpenTV in the merger. As of December 31, 2001, 1,110,640 Class A ordinary shares remained reserved for issuance under the assumed options plans. The decrease was due to stock option exercises and cancellations arising from termination of employment. The goodwill arising on this transaction amounted to U.S. $785.5 million based on an appraisal, which will be amortized over its estimated useful life of five years. The issue of shares by OpenTV to acquire Spyglass gave rise to a dilution gain of U.S. $393.7 million.

        During September 2000, MIH Limited acquired an additional 365,460 shares in OpenTV for cash consideration of U.S. $19.4 million, giving rise to goodwill on acquisition of U.S. $13 million.

        In November 2000, OpenTV, Inc. acquired CableSoft Corporation in a stock-for-stock transaction in exchange for 1,429,564 OpenTV Class A ordinary shares. The value of these shares at the acquisition date was U.S. $36.5 million. In addition, certain CableSoft options were acquired in connection with the transaction, increasing the purchase consideration to U.S. $40 million. The purchase price, including expenses, has been allocated to intellectual property rights (U.S. $4.4 million) and goodwill (U.S. $35.6 million), based upon an appraisal of the fair market value of the assets acquired. The intangible assets are amortized over five years. The issue of shares by OpenTV to acquire CableSoft gave rise to a dilution gain of U.S. $6.6 million.

        In November 2000, OpenTV, Inc. established a co-owned venture with General Instrument Corporation (GIC), named Spyglass Integration, Inc., for the purpose of providing integration, testing and development services to digital cable and satellite operators. OpenTV contributed 370,858 Class A ordinary shares for a 90% interest in the venture, which shares were then transferred to GIC in exchange for a three-year license of certain GIC patents on a royalty-free, worldwide, non-exclusive basis. This amount is included in MIH Limited's balance sheet as intellectual property rights and is amortized over three years. The issuance of shares by OpenTV to acquire Spyglass Integration, Inc. gave rise to a dilution gain of U.S. $1.7 million.

        By virtue of the merger with Spyglass, OpenTV acquired Spyglass's entire interest in Spyglass DSIC, Inc., known as "Acadia", a co-owned venture between Spyglass and GIC. In accordance with the terms of the venture's operating agreement, the completion of the Spyglass merger enabled GIC to exercise an option to purchase Spyglass's interest in Acadia. GIC exercised this option, and during November 2000 a definitive stock purchase agreement was entered into with GIC providing for the sale of Spyglass's interest in the venture to GIC for a purchase price of U.S. $4.6 million. The sale was completed during January 2001.

        In February 2000, OpenTV entered into an agreement with EchoStar Communications Corporation, EchoStar Satellite Corporation and EchoStar Technologies Corporation (collectively referred to as EchoStar) to develop a low-cost, hard-drive set-top box. OpenTV purchased 50% of the shares in OpenStar from ECC in exchange for 2,252,252 OpenTV Class A ordinary shares and the contribution of certain OpenTV intellectual property to OpenStar. Those shares were released from escrow in December 2000, when EchoStar had met certain milestones relating to the deployment of OpenTV enabled set-top boxes. The value recorded for those shares was the market price of Class A Ordinary Shares on the date the shares were released from escrow being U.S. $38 million, and was allocated to technology rights.

        During September 2000, MIH Limited acquired the minority interest in Mindport Holdings Limited and settled the purchase consideration of U.S. $24.2 million by exchanging OpenTV shares with a market value of U.S. $23.4 million and paying cash of U.S. $0.8 million. The transaction has been accounted for as a purchase and sale, resulting in goodwill on acquisition of U.S. $16.4 million and a dilution gain of U.S. $16.7 million.

        During the fiscal year 2001, MIH Limited increased its holding in M-Web Holdings by 6.5% to 22.3% for a cash consideration of U.S. $6.6 million. The excess of MIH Limited's equity investment over the fair value of the net assets acquired, amounting to U.S. $4.8 million, was allocated to goodwill, and is amortized over its estimated useful life of five years.

        In April 2000, MIH Limited acquired an 100% interest in A-1 Net (Holdings) Limited and its wholly-owned subsidiary, M-Web Online Company Limited for a cash consideration of U.S. $1.5 million and the issue of 11,226,528 M-Web China (BVI) Limited "A' ordinary shares with a par value of U.S. $1 per share. The purchase consideration of U.S. $12.7 million was allocated to intangible assets and goodwill and amortized over its estimated useful life of three years.

        In May 2000, MIH Limited acquired a 10% interest in 21 Vianet, Inc. for a cash consideration of U.S. $6 million.

        MultiChoice Cyprus Limited (MCC) was listed on the Cyprus Stock Exchange in July 2000. A total of 29,096,582 shares (38.38%) of the outstanding shares were offered to the public, resulting in a dilution of MIH Limited's effective interest in MCC from 51% to 35.21%. The proceeds from the offering were U.S. $4.2 million. A profit on dilution of U.S. $4.2 million was recorded.

        In November 2000, MIH Limited diluted its interest in NetMed NV (the holding company of the Mediterranean television subscription platform business) from 100% to 88.81% through the issuance of NetMed NV shares to Global Finance Investors II LP for U.S. $25 million in cash. This transaction gave rise to a dilution gain of U.S. $23.8 million.

        In December 2000, Noochee Solutions Inc. contributed all its assets and certain of its liabilities to Mindport IBS Limited, a newly formed company, and MIH Limited contributed all the Integrated Business Systems BV shares owned by MIH Limited and U.S. $15 million cash to Mindport IBS Limited. As a result of these transactions, MIH Limited owned 70% and the former Noochee shareholders owned 30% of Mindport IBS Limited. The transaction was accounted for as a purchase under the business combination rules, with Noochee being the acquired entity. The fair values of the net assets acquired amounted to U.S. $15 million.

        In February 2001, MIH Limited acquired an additional 4% interest in NetMed Hellas SA (a channel company in the Mediterranean region) for U.S. $7.5 million, increasing its interest to 100%. The purchase consideration was satisfied through the issuance of 459,770 of MIH Limited's Class A ordinary shares. The purchase consideration has been allocated to goodwill.

Year ended March 31, 2000

        In April 1999, MIH Limited completed an initial public offering of 10,435,000 MIH Limited Class A ordinary shares, including shares issued pursuant to the exercise of over-allotment options, for net proceeds of approximately U.S. $171.6 million. The proceeds of the offering were partially used to repay U.S. $56 million of debt. The remainder was maintained for future development of MIH Limited's Internet subscriber and technology businesses and for future acquisitions.

        In April 1999, MIH Limited invested an additional U.S. $4.8 million cash in OpenTV, Inc. As the cash was injected pro rata to the shareholders' respective shareholdings, it had no effect on MIH Limited's proportionate interest in OpenTV, Inc. OpenTV, an international company registered in the British Virgin Islands, was formed as a holding company to own the shares of OpenTV, Inc. Pursuant to a reorganization that occurred in October 1999, MIH Limited exchanged its shares of common stock in OpenTV, Inc. for ordinary shares in OpenTV. In November 1999, OpenTV completed an initial public offering of its ordinary shares, listing its ordinary shares on both Nasdaq and Euronext. As part of the IPO, convertible preference shares issued by OpenTV in a private placement in October 1999 were converted into ordinary shares. OpenTV entered into a strategic agreement with GIC and, in connection with this agreement, agreed to issue warrants to GIC to purchase up to 700,000 ordinary shares of OpenTV. These warrants will vest if and when GIC satisfies certain performance goals. As of March 31, 2002, 75% of these warrants have vested. After OpenTV's IPO and the conversion of preference shares, MIH Limited remained the largest shareholder with 30.6 million of OpenTV's outstanding shares. The dilution of MIH Limited's interest gave rise to a gain of U.S. $98.6 million.

        In July 1999, MIH Limited acquired a 40% interest in SOE International SA (SOE), which owns 78.4% of AEK PAE and 100% of Basic Hellas SA, for U.S. $6.6 million. The excess of the purchase price over the net liabilities acquired was allocated to goodwill and amounted to U.S. $18.1 million. MIH Limited also has an obligation under a shareholders' agreement to fund SOE up to an amount of U.S. $18 million. On March 31, 2000, MIH Limited had advanced a loan of approximately U.S. $10.3 million in partial satisfaction of this obligation. This acquisition was accounted for under the equity method.

        In August 1999, MIH Limited sold its indirect 20% interest in, and certain loans to, Orbicom (Proprietary) Limited to MIH Holdings. MIH Holdings already held 80% of the shares in Orbicom. MIH Holdings sold 100% of the shares in Orbicom to M-Cell Limited (a holding company of a leading cellular service provider in South Africa) for 23,952,096 M-Cell shares with a market value of U.S. $39 million. Of this total consideration, U.S. $20.6 million was allocated to MIH Limited in the form of 4,432,273 shares in M-Cell with a market value of U.S. $7.2 million and a U.S. $13.4 million note receivable from MIH Holdings. The consideration received, after allocating U.S. $6 million to settle the loan claims, gave rise to a profit on sale of Orbicom of U.S. $15 million, as the carrying value of the Orbicom investment was recorded at no value in MIH Limited's accounting records.

        MIH Limited acquired a 7.0% interest in M-Web Holdings for a cash consideration of U.S. $16.5 million, following the delinking of M-Web Holdings' shares from MIH Holdings on August 2, 1999. On September 30, 1999, MIH Limited acquired an additional 3.4% interest by exchanging its holding of 4,432,273 shares in M-Cell for 13,930,000 shares in M-Web Holdings. In February and March 2000, MIH Limited acquired an additional 5.4% interest in M-Web Holdings, bringing its total interest up to 15.8%. The excess of MIH Limited's equity investment over the fair value of the net assets acquired, amounting to U.S. $28.8 million, was allocated to goodwill, and is amortized over its estimated useful life of five years. MIH Limited entered into a joint voting pool agreement with Naspers, which was renewable on an annual basis, to manage the operations of M-Web Holdings. This agreement has now expired. The investment in M-Web Holdings is a joint venture because of the joint control that MIH Limited and Naspers exercise in the financial and operating policies of M-Web Holdings and is therefore accounted for by MIH Limited using the equity method.

        In February 2000, MIH Limited, through a wholly-owned subsidiary, acquired a 75% interest in Internet Knowledge Service Centre Company Limited ("IKSC") for a cash consideration of U.S. $25 million. IKSC has a 53.5% interest in KSC Commercial Internet Company Limited ("KSC Comnet"), a joint venture with the Communications Authority of Thailand. The excess of the purchase consideration over the fair value of the net assets acquired of U.S. $23 million has been allocated to goodwill.

Research and Development

        MIH Limited expenses research and development costs in the financial period during which they are incurred. The amounts spent by MIH Limited on research and development do not materially affect MIH Limited's results of operations.

Trend Information

        MIH Limited group revenue has been affected by the economic slowdown which has negatively impacted households' purchasing power and general consumer confidence. MIH Limited expects this trend to continue until such time as general economic conditions become more favorable. Also see the discussion on general economic trends and the recent global economic downturn discussed under the heading "Risk Factors".

        The growth rate in subscribers to MIH Limited's television platforms has slowed during the past year. Total subscribers (excluding the subscribers from MultiChoice Middle East) increased from 2,007,000 at March 31, 2001 to 2,011,000 at March 31, 2002. The number of subscribers to MIH Limited's analog service continues to decrease. However, migration of subscribers from MIH Limited's analog service to its digital service has increased the number of subscribers to MIH Limited's digital platforms. Digital subscriber numbers now significantly exceed analog subscriber numbers. The MIH Limited group derives a higher revenue and profit margin per subscriber from digital subscribers than from analog subscribers. Accordingly, increasing the number of digital subscribers as a proportion of total subscribers improves the profitability of MIH Limited's pay-television operations. However, the migration rate from analog to digital service will slow as fewer subscribers remain on analog service. This may cause the digital subscriber base to grow at a slower rate than it has in the past.

        In the Mediterranean region, the broadcast television business tends to be seasonal, with a significant decrease in viewership occurring in the summer, when Greek viewers traditionally enjoy outdoor activities and travel, and when the soccer and basketball seasons have ended. The launch of a competing platform by Alpha Digital, which caused turbulence and confusion in the market, resulted in a decline of 61% to 165,000 households in the analog subscriber base between March 31, 2001 and March 31, 2002. However, Nova (the digital television service) maintained its leading position in the region by adding 31,042 digital subscribers to end the 2002 fiscal year having 101,313 subscribers. The launch of the competing platform resulted in a decline in revenue from the region from U.S. $149.3 million for the year ended March 31, 2001 to U.S. $133.6 million for the year ended March 31, 2002 and has delayed MIH Limited's Greek operations achieving profitability. The impact of Alpha Digital's entry into the Greek pay-television market was to increase programming and content costs and to decrease MIH Limited's subscriber numbers.

        The economic slowdown also has had an impact on the advertising revenue received by MIH Limited's television and Internet platforms. MIH Limited is also finding that broadcast rights to major sports events are becoming more expensive to obtain, as competition for these rights intensifies. Political and regulatory pressures are making it increasingly difficult to maintain exclusive rights to sports programming. Advertising revenues from television increased during the 2002 fiscal year by 9.4% to U.S. $5.2 million, which contributed significantly to the overall increase in advertising revenue. Television advertising revenue is expected to remain stable in the foreseeable future. Advertising revenues from the Internet were insignificant in the 2002 fiscal year and there is currently no indication that such revenue will become a meaningful contributor to MIH Limited's revenue in the future.

        Although the growth in e-commerce revenues experienced by MIH Limited's Internet platforms is encouraging, total e-commerce revenues remain low. MIH Limited expects e-commerce revenues to remain low until the general economic climate improves and user acceptance of e-commerce initiatives to accelerate.

        A substantial portion of MIH Limited's revenue is denominated in the currencies of the countries in which MIH Limited operates. These currencies continue to depreciate against the U.S. dollar, the reporting currency of the MIH Limited group. Accordingly, the U.S. dollar equivalent of the revenue MIH Limited generates in currencies other than the U.S. dollar continue to be adversely affected by the depreciation of the relevant exchange rate.

        Mindport, MIH Limited's broadband development initiative subsidiary, was discontinued due to the slowdown in the roll-out of broadband capacity in the United States and the collapse of many of its potential customers. Irdeto Access' business has increasingly focused on software and it is expected that revenue from the sale of analog components and CAMS will continue to decline.

U.S. GAAP Reconciliation

        There are significant differences between IAS and U.S. GAAP. The principal differences between IAS and U.S. GAAP relating to MIH Limited's consolidated financial statements as of and for the years ended March 31, 2002, 2001 and 2000 include:

        Acquisition of Spyglass.    Under IAS, the value of shares issued as consideration for the Spyglass acquisition was measured using the market value of the respective shares on the consummation date of the transaction. Under U.S. GAAP, the value of the shares issued is measured using the average market value of the shares a few days before and after the announcement date. In addition, under U.S. GAAP, the fair value of the options issued is based on the fair value of the options on the acquisition date.

        Impairment of goodwill.    Under IAS, a goodwill impairment charge was recorded for the year ended March 31, 2002 that related solely to OpenTV. After the impairment charge, the net assets of OpenTV were reduced to their expected net selling price. Under U.S. GAAP, the amount of the impairment charge represents the difference between the expected discounted cash flows and the U.S. GAAP carrying value of OpenTV.

        Adjustment to dilution (losses)/gains.    Under IAS, dilution (losses)/gains were recorded if the value received for the issuance by subsidiaries of shares to third parties was (less than)/greater than the carrying value prior to the transaction. Under U.S. GAAP, the calculation of the dilution gain or loss is determined using the carrying value of the subsidiaries' net assets on a U.S. GAAP basis.

        Refer to note 38 of MIH Limited's consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus for the effect of the above IAS and U.S. GAAP differences, as well as other less significant differences, on the consolidated net (loss)/income and total shareholders' equity as of and for the years ended March 31, 2002, 2001 and 2000.

Inflation

        Inflation in South Africa has decreased significantly during the last ten years. The inflation rate as of March 31, 2002 was 6.6% and as of September 30, 2002 was 11.8%. The stated intention of the South African Reserve Bank is to reduce South Africa's inflation rate to between 3% and 6%. However, South Africa's inflation rate is still above the levels of inflation that exist in many other countries. MIH Limited's operations have not in recent years been materially adversely affected by inflation.

Environmental Matters

        MIH Limited is not aware of any environmental claims pending or threatened against it. In addition, MIH Limited does not believe it is subject to any material environmental remediation obligations. See the discussion in the "Business—Environmental Matters" section.

Initial Adoption of Accounting Policies

        MIH Limited adopted for the first time during the 2002 fiscal year the new accounting standards for financial instruments promulgated under both IAS and U.S. GAAP. The adoption of these standards has effect from April 1, 2002.

        The cumulative effect of adopting IAS 39, "Financial Instruments: Recognition and Measurement" resulted in an adjustment to opening equity of U.S. $8.4 million, which was split between the fair value of cash flow hedges of U.S. $7.1 million (recorded as an adjustment to hedging reserve) and the fair value of fair value hedges of U.S. $1.3 million (recorded as an adjustment to accumulated loss).

        Under U.S. GAAP, in accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", the cumulative effect of the change in accounting principle related to the fair value of cash flow hedges was recorded as a cumulative effect change in other comprehensive income, whereas the cumulative effect of a change in an accounting principle related to the fair value of fair value hedges was recorded in the determination of net loss as a cumulative effect of a change in an accounting principle.

        Under both IAS and U.S. GAAP, the adoption of the new accounting standard gave rise to the recognition of derivative assets of U.S. $7.1 million and an increase in the carrying value of associates of U.S. $1.3 million at April 1, 2001.

        For the year ended March 31, 2002, MIH Limited recorded a charge to current earnings of U.S. $6.4 million and a gain of U.S. $18.2 million to other comprehensive loss for its hedged items.

        Certain of the derivative instruments held by associates which are accounted for using the equity method have not initially qualified as hedge instruments based on the upfront documentation requirements of the standards.

New Accounting Standards

IAS

        IAS 40 "Investment Property" has been published by the International Accounting Standards Board (IASB). It prescribes the accounting treatment for investment property and related disclosure requirements. It replaces previous requirements in IAS 25 "Accounting for Investments", under which an enterprise was permitted to choose from a variety of accounting treatments for investment property. Investment property is defined in IAS 40 as property held to earn rentals or for capital appreciation or both, rather than for use in the production or supply of goods or services, for administrative purposes or sale in the ordinary course of business. IAS 40 permits enterprises to either (1) measure investment property at fair value, with changes in fair value recognized in the income statement or (2) measure investment property at depreciated cost (less any accumulated impairment losses). An enterprise that chooses the cost model should disclose the fair value of its investment property. IAS 40 is not expected to have a material impact on MIH Limited.

U.S. GAAP

        In July 2001 the Financial Accounting Standards Board issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 prohibits the pooling-of-interests method of accounting for business combinations and requires the purchase method of accounting for all business combinations initiated after June 30, 2001. It prescribes the initial recognition and measurement of goodwill and other intangible assets, accounting for negative goodwill and the required disclosures in respect of business combinations. SFAS 142 requires that goodwill will no longer be amortized over its estimated useful life. MIH Limited must instead identify and value its reporting units for the purpose of assessing, at least annually, potential impairment of goodwill allocated to each reporting unit. Additionally, MIH Limited will need to reassess the useful lives of existing recognized tangible assets. Intangible assets deemed to have indefinite lives will no longer be amortized, and will instead be tested annually for potential impairment. Separate intangible assets with finite lives will continue to be amortized over their useful lives. MIH Limited is required to adopt SFAS 142 as of April 1, 2002. The first step of the initial test for impairment must be completed within six months of adopting the standard, with any initial impairment charges finalized no later than March 31, 2003 and reflected as a cumulative effect of accounting change. Any impairment charges not arising as a result of the transitional impairment test during fiscal year 2003 or in subsequent years would be recorded in operating results.

        The first step of the initial test for impairment in accordance with SFAS 142 requires a comparison for each of MIH Limited's reporting units of the fair value of each unit with the carrying amounts of net assets, including goodwill. If the carrying amount exceeds a unit's fair value, the second step of the impairment test is performed to measure the amount of the impairment loss, if any. Based on the preliminary completion of this first step, it is anticipated that a goodwill impairment loss under U.S. GAAP may have to be recorded. While the determination of the amount of this impairment is not expected to be finalized until the fourth quarter of fiscal year 2003, MIH Limited currently estimates that a total pre-tax charge of approximately U.S. $17 million to U.S. $35 million may be required with no impact on cash flows. As of March 31, 2002, MIH Limited had unamortized goodwill reported in accordance with U.S. GAAP of U.S. $764.2 million, of which approximately U.S. $684 million was related to OpenTV, which was sold subsequent to year-end. Total amortization expense of goodwill was U.S. $586.2 million for the year ended March 31, 2002, which will not be incurred in fiscal 2003 under U.S. GAAP.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". This standard will be adopted by MIH Limited for the year ending March 31, 2003. The standard provides the accounting requirements for retirement obligations associated with tangible long-lived assets. The standard requires that the obligation associated with the retirement of the tangible long-lived assets be capitalized into the asset cost at the time of initial recognition. The liability is then discounted to its fair value at the time of recognition using the guidance provided by the standard. MIH Limited has not yet assessed whether adoption of the standard will have a material effect on its results of operations and financial position.

        In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard will be adopted by MIH Limited for the year ending March 31, 2003. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS 144 applies to all long-lived assets, including discontinued operations. The standard develops one accounting model for long-lived assets that are to be disposed of by sale, and addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be sold be valued at the lower of book value or fair value less costs incurred to sell such assets. MIH Limited has not yet assessed whether adoption of the statement will have a material effect on its results of operations and financial position.

        In November 2001, the Financial Accounting Standards Board Emerging Issues Task-Force (EITF) reached a consensus on EITF Issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products," which is a codification of EITF 00-14, 00-22 and 00-25. EITF Issue 01-09 presumes consideration from a vendor to a customer or reseller of the vendor's products to be a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement, and could lead to negative revenue under certain circumstances. Revenue reduction is required unless the consideration relates to a separate identifiable benefit and the benefit's fair value can be established. This Issue will be effective for MIH Limited beginning April 1, 2002. The adoption of this Issue will not have a material effect on MIH Limited's results of operations or financial position.

        In April 2002, the Financial Accounting Standards Board issued SFAS 145, "Rescission of SFAS 4", "Reporting Gains and Losses from Extinguishment of Debt", SFAS 44, "Accounting for Intangible Assets of Motor Carriers"' and SFAS 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements, Amendment of SFAS 13, "Accounting for Leases" and "Technical Corrections as of April 2002". This standard rescinds SFAS 4, SFAS 44 and amends SFAS 64 and SFAS 13. SFAS 13 has been amended to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This standard also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. This standard will be adopted by MIH Limited for the year ending March 31, 2003. MIH Limited has not yet assessed whether adoption of the statement will have a material effect on its results of operations and financial position.

Quantitative and Qualitative Disclosure of Market Risk

        MIH Limited is exposed to market risks, including interest rate and foreign currency exchange rate risk associated with underlying assets, liabilities and anticipated transactions. Following the evaluation of these exposures, MIH Limited selectively enters into derivative financial instruments to manage the related risk exposures pursuant to its policies in areas such as counterparty exposure and hedging practices. These policies have been approved by MIH Limited's senior management and MIH Limited does not hold or issue derivative financial instruments for trading or speculative purposes.

        The following discussion and analysis, which constitute forward-looking statements that involve risk and uncertainties, summarizes MIH Limited's market sensitive financial instruments including their fair value, maturity and contract terms. The discussion addresses market risk only and does not address other risks which MIH Limited faces in the normal course of business, including country risk, credit risk and legal risk.

Interest Rate Sensitivity

        MIH Limited generally does not undertake specific actions to cover its exposure to interest rate risk and at March 31, 2002, MIH Limited was not party to any interest rate risk management transactions. At March 31, 2002 MIH Limited's assets included certain short-term fixed or variable rate instruments. The fair value of these instruments would not change significantly as a result of changes in interest rates due to their short-term nature and variable interest rates, respectively. At March 31, 2002, the fair value of MIH Limited's U.S. dollar and Euro-denominated capital lease liabilities was estimated at U.S. $277.0 million. Assuming an increase of 1.5 percentage points in the weighted average interest rate, the fair value of the capital lease liabilities would be approximately U.S. $16.2 million lower than the fair value at March 31, 2002. A similar increase in the weighted average interest rate on the bank loan facility, with a fair value of U.S. $63.5 million at March 31, 2002, would result in the fair value of the bank loan facility being lower by U.S. $1.7 million. An increase of 1.5 percentage points on the weighted average interest rate on other long-term debt would not have a material impact on the fair value of the long-term debt.

Private Equity Investments

        MIH Limited's portfolio of investments includes a number of privately held companies, many of which are still considered to be in the start-up or development stages. These investments are inherently risky, as the market for the technologies or products they have under development may never materialize. During the fiscal year 2002, OpenTV wrote off U.S. $10.5 million (included in "Loss from discontinuing operations" in the Consolidated Statement of Operations) in respect of such investments. During March 2002, MIH Limited disposed its 10% interest in 21Vianet Inc. and recorded a loss of U.S. $5 million (included in "Loss on marketable securities").

Foreign currency management

        MIH Limited's functional currencies are generally the local currencies in the countries in which it operates. Monetary assets and liabilities in currencies other than MIH Limited's functional currency are translated based on the rates prevailing at year-end. Any resulting exchange rate gains or losses are included in current results. Exchange rate gains and losses relating to hedge transactions are recognized in net earnings in the same period as the exchange differences on the items covered by the hedge transactions. Costs on such contracts are amortized over the life of the hedge contract.

        On consolidation, assets and liabilities of subsidiaries denominated in foreign currencies are translated to U.S. dollars based on the rates prevailing at year-end. Income and expense items are translated using annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items.

        Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as local currency assets and liabilities of the foreign entity and are translated at rates prevailing at the time the transaction is completed. Adjustments arising from currency translations are recorded in shareholders' equity and are reflected in net earnings only upon the sale or liquidation of the underlying investments.

        MIH Limited operates internationally and is exposed to foreign exchange risk arising from various currency exposures. Although a substantial portion of MIH Limited's revenue is denominated in the currencies of the countries in which it operates, a significant portion of MIH Limited's cash obligations, including payment obligations under satellite transponder leases and contracts for pay-television programming and channels, are denominated in U.S. dollars. Where MIH Limited's revenue is denominated in local currency such as Rand or Euro, a depreciation of the local currency against the U.S. dollar adversely affects MIH Limited's earnings and its ability to meet its cash obligations. Companies in the MIH Limited group use forward contracts to hedge their exposure to foreign currency risk in the local reporting currency. For financial reporting purposes, each subsidiary of MIH Limited designates contracts as fair value hedges or cash flow hedges, as appropriate. For financial reporting purposes at the group level, external foreign exchange contracts are designated as hedges of foreign exchange risk on specific assets, liabilities or future transactions.

        MIH Limited hedges the foreign currency exposure of its contractual commitments to purchase goods, services and film rights mainly in U.S. dollars and Euros. The forward contracts typically expire within one year, consistent with the related contractual commitments.

        MIH Limited's forward exchange contracts are used primarily to hedge the South African Rand against the U.S. dollar. During the year ended March 31, 2002 the value of the U.S. dollar increased against the South African Rand by approximately 41.9%. The cost of MIH Limited's foreign currency commitments was approximately U.S. $14.4 million less in 2002 fiscal year than it was in the 2001 fiscal year, as a result of forward currency contracts entered into by MIH Limited. At March 31, 2002, MIH Limited had U.S. $133.7 million of U.S. dollar-denominated liabilities which were subject to the risk of foreign currency exchange rate fluctuations. The exposure amount primarily reflects U.S. dollar-denominated debt relating to finance lease commitments and program and film rights. The aggregate hypothetical loss in earnings on an annual basis that would result from a hypothetical appreciation of 10% of the U.S. dollar and Euro against the South African Rand is estimated to be U.S. $9.5 million. MIH Limited's exposure to exchange rate fluctuations in currencies other than the U.S. dollar is not material.

        MIH Limited does not currently hold or issue derivative financial or interest rate instruments for trading purposes, but intends to continue to use forward exchange contracts to limit exposure to expected depreciation of some of its functional currencies relative to foreign currencies in which MIH Limited incurs a significant portion of its costs.

BUSINESS

INTRODUCTION

        Naspers is a multinational media company with its principal operations in pay-television and Internet subscriber platforms, print media, book publishing, private education and technology markets. Naspers' most significant operations are located in South Africa, where it generates approximately 68.7% of its revenues, with other significant operations located elsewhere in Africa and in Greece, Cyprus, the Netherlands and Asia. Naspers creates media content, builds brand names around it, and manages the platforms distributing the content. Naspers delivers its content in a variety of forms and through a variety of channels, including television platforms, Internet services, newspapers, magazines and books. Many of Naspers' businesses hold leading market positions, and Naspers capitalizes on these strong positions when expanding into new markets.

        Naspers' business comprises five core segments:

Subscriber Platforms

        The subscriber platforms segment comprises pay-television and Internet activities and is mostly operated through MIH Limited and M-Web Holdings. MIH Limited and M-Web Holdings own or operate subscriber platforms in Africa, Greece, Cyprus, Thailand and China. This segment also encompasses the Internet activities of Media24 and Nasboek, most notably e-Media24 and Kalahari.net. This segment contributed approximately 62.4% to Naspers' total revenue in fiscal 2002.

Print Media

        Media24 encompasses the newspaper and magazine publishing interests of Naspers. Media24 is the largest publisher of magazines, one of the largest publishers of newspapers and the largest printer and distributor of magazines and related products in South Africa. This segment contributed approximately 21.4% to Naspers' total revenue in fiscal 2002.

Technology

        Irdeto Access provides content protection technologies to 76 operators in more than 40 countries worldwide. Its products enable pay-media operators to encrypt and decrypt their broadcast or multicast signals. This process controls subscriber access to content, services and events across all media platforms, including digital television and Internet protocol streaming media. This segment contributed approximately 4.8% to Naspers' total revenue in fiscal 2002.

Book Publishing

        Naspers' book publishing activities are conducted through Nasboek. Nasboek is a leading Afrikaans and English language publisher in South Africa. Nasboek publishes an extensive portfolio of fiction, non-fiction, reference, academic education (school), religious and illustrated works. This segment contributed approximately 6.2% to Naspers' total revenue in fiscal 2002.

Private Education

        Educor is a leading provider of private education in South Africa. It offers face-to-face full-time, part-time and block-release programs, as well as e-learning and distance learning education and training programs at its 183 campuses across South Africa. These services are available for distance, secondary and higher education learning and corporate training. This segment contributed approximately 5.2% to Naspers' total revenue in fiscal 2002.

STRATEGY

        Naspers focuses on media businesses in growing markets in which it has or can attain strong, sustainable market positions. Naspers uses content, brands and distribution channels from existing businesses to grow businesses in other markets and to develop new businesses. Naspers has integrated the Internet into each of its businesses to better reach and retain customers and increase the value of its content. Naspers' key objectives are as follows:

  •
  Capitalize on Well-Positioned Investments and Technology Leadership.  Naspers has made substantial investments in recent years to upgrade and enhance its subscriber platforms and has deployed the latest technology whenever feasible. Naspers intends to utilize its well developed infrastructure to consolidate the leading positions it holds in many markets and to expand into new ones. Most of Naspers' pay-television platforms offer digital subscriptions and feature interactive services. Naspers has streamlined and expanded its printing facilities by investing heavily in advanced printing and related facilities. Additional newspaper and magazine titles have been launched or acquired when market opportunities present themselves. Naspers also has launched several Internet-related businesses.

  •
  Continue To Build its Digital Subscriber Base.  Naspers seeks to continue to expand MIH Limited's digital pay-television subscriber base, both by converting its current analog customers to the digital service and by gaining new digital customers. MIH Limited continues to offer subscribers exclusive movie and sports programming, and is adding interactive services to its bouquets (the term used to describe the channels offered by a pay-television provider on a given platform). MIH Limited's familiarity and experience in its local markets, together with its strong studio relationships and brand awareness, should allow it to respond to new competitive pressures. Naspers believes a large digital subscriber base will give it a platform for developing interactive television services, including enhanced television programming, t-mail (e-mail through television) and e-commerce opportunities.

  •
  Grow Internet Businesses.  Naspers intends, by offering attractive content and superior service, to continue to grow M-Web Holdings as the leading Internet service provider and content portal in South Africa. Naspers also is focused on e-commerce opportunities and on using its pay-television infrastructure to develop ISP operations in other sub-Saharan nations besides South Africa. Naspers is capitalizing on the experience it acquired through its South African Internet operation by applying its knowledge to the development of its positions elsewhere to become a leading player in the markets it enters. Naspers also has acquired an interest in China's leading instant messaging market operator. It will continue to grow and develop such interest in China and elsewhere. Naspers' print media and book publishing businesses are using their core competencies to create new business opportunities over the Internet.

  •
  Increase Cross-Promotion and Platform Leverage.  Advances in television, the Internet and wireless technologies have created opportunities to build value through the provision of on-line and interactive services. Naspers believes that its leading pay-television platforms place it in a strong position to leverage its content aggregation and management expertise to new content delivery platforms, such as the Internet. An example is the use of MIH Limited's pay-television channels in South Africa to cross-promote its M-Web Internet operations. Media24 is establishing niche Internet businesses which draw on its existing newspaper and magazine content. This content and these services are then made available to consumers via the M-Web platform in South Africa. Nasboek also is building on-line communities to strengthen its relationship with its readers and to create new revenue streams for its publishing content.

  •
  Maintain Local Approach.  Naspers has a track record of establishing businesses in developing markets such as Africa, the Mediterranean and Southeast Asia. Naspers believes that an important component of its success in these markets is its emphasis on taking a local approach.

    This involves employing local partners and management teams and incorporating linguistically and culturally tailored local content in its service offerings. For example, MIH Limited places great emphasis on obtaining the rights to broadcast popular sporting events in each of its pay-television markets, such as cricket and rugby in South Africa, and football in Greece, Cyprus and Thailand. M-Web's instant messaging services also are targeted to meet the needs of the local customer base. Naspers' strategy is to continue to take a local approach to content as it expands its pay-television and Internet businesses through, for example, the development of local language search engines and local content portals.

  •
  Provide High-Quality Service.  Naspers views its subscriber platform business primarily as a service business and, accordingly, places great emphasis on providing quality customer service. Naspers believes that this helps build customer loyalty and reduce "churn", a term used to describe customer turnover or subscriber loss. Naspers seeks to achieve high-quality customer service by operating walk-in service centers, enhancing its call centers and utilizing advanced computer systems, which allow customer service representatives to more quickly address customer concerns.

HISTORY AND DEVELOPMENT

Overview

        Naspers was incorporated in Cape Town on May 12, 1915 under the laws of the Republic of South Africa as a public limited liability company. Naspers conducts its operations primarily through its subsidiaries and other affiliates. Its principal executive offices are located at 40 Heerengracht, Cape Town, 8001, South Africa (telephone: +27 21 406 2121).

        Naspers started as a printer and publisher of the first Afrikaans language daily newspaper, De Burger, on July 26, 1915. In 1916 it expanded its business by publishing its first magazine, De Huisgenoot, and in 1918 its book publishing operations were founded. Naspers' print media operations developed to such an extent over the years that Naspers is now the leading media group in South Africa.

        With the advent of electronic media in the 1980s, Naspers expanded its activities to incorporate pay-TV and Internet media platforms. In 1985, Naspers and several other South African media companies formed an electronic pay-media business, M-Net. M-Net was listed on the JSE Securities Exchange South Africa in 1990. In October 1993, M-Net was divided into two companies. The subscriber management, signal distribution and cellular telephone businesses, together with a holding in Film Net (a pay-television operator in Europe) were placed into a new company called MultiChoice Limited (later named MIH Holdings). MIH Limited was incorporated on July 26, 1991 under the laws of the British Virgin Islands.

        In 1995, Richemont S.A. and MultiChoice Limited merged their global pay-television operations, including the interest in Film Net, MultiChoice's operations in Africa, and Richemont's interest in Telepiu into a single venture called NetHold B.V. which MultiChoice held through MIH Limited. In March 1997, MIH Limited and Richemont merged most of NetHold's assets with Canal+, the French-based pay-television operator. However, MIH Limited retained NetHolds's African, Mediterranean and Middle East pay-television businesses and acquired 49% of Irdeto Access from Canal+. MIH Limited also received a small interest in Canal+. MIH Limited subsequently sold its interest in Canal+ to fund its expansion plans, including the purchase of the remainder of Irdeto Access from Canal+, the purchase of a 31.1% interest in the Thai pay-television operator UBC and the purchase of a 44.5% interest in OpenTV. OpenTV and MIH Limited were listed on the Nasdaq National Market in 1999. In August 2002, MIH Limited sold its stake in OpenTV.

        In 1997, MIH Limited purchased a South African Internet service provider and renamed it M-Web Holdings. In March 1998, M-Web Holdings was spun off as a listed entity on the JSE Securities Exchange South Africa. It was subsequently delisted, and Naspers and MIH Limited now together hold 100% of the economic interest in the company.

        MIH Limited is an indirect majority owned subsidiary of Naspers. MIH Limited and Naspers have been operated independently under the management of different boards of directors and have distinct corporate governance arrangements, due to the fact that MIH Limited's Class A ordinary shares are publicly traded on Nasdaq and the applicable legal requirements of the British Virgins Islands, MIH Limited's jurisdiction of organization. Upon completion of the merger and related transactions, MIH Holdings will be delisted from the JSE Securities Exchange South Africa and become a wholly-owned subsidiary of Naspers. All of the shares of MIH (BVI), the successor to MIH Limited, will be indirectly owned by Naspers, and MIH Limited will be delisted from Nasdaq.

RECENT DEVELOPMENTS

        On August 27, 2002, MIH Limited and OTV Holdings Limited (OTVH), a corporation incorporated in the British Virgin Islands and a wholly owned subsidiary of MIH Limited, sold OTVH's holding of 365,460 Class A ordinary shares and 30,206,154 Class B ordinary shares in OpenTV to Liberty Media Corporation, a Delaware corporation, and LDIG OTV, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Liberty Media Corporation, for approximately U.S. $46.2 million, before acquisition costs, and 15.38 million shares of Liberty Media Corporation common stock. OTVH's holding represented an effective economic interest of 38.4% in OpenTV. Disposal costs are estimated to be U.S. $15.0 million. There can be no assurances that any sale of the Liberty Media Corporation shares will occur or at what price any such sale will be consummated. The closing share price for Liberty Media Corporation shares was U.S. $8.67 on October 23, 2002. As a result of the sale, OpenTV has been treated as a discontinued operation in Naspers' financial statements for the three fiscal years ended March 31, 2002.

        Under the stock purchase agreement, MIH Limited, OTVH and their parent companies cannot for a period of three years from closing engage in, or acquire any equity interest in any entity that engages in, certain restricted interactive television businesses or the development, sale or acquisition of certain kinds of operating software, subject to certain exceptions. MIH Limited and OTVH also granted to OpenTV and its subsidiaries a three-year royalty free license from closing to all intellectual property owned or licensable by the MIH Limited group that is infringed by OpenTV products or services developed by or for OpenTV or its subsidiaries prior to the closing or that were proposed to be developed in OpenTV's 2002 budget, subject to certain exceptions. In addition, for three years after closing, if MIH Limited, OTVH or their affiliates want to use the services of a third party to develop middleware or application products, OpenTV and its subsidiaries will be given the first opportunity to bid for the work, subject to certain procedures and conditions. In connection with the sale of OpenTV, MIH Limited entered into a number of agreements with OpenTV and Liberty Broadband Interactive Television, Inc., a Delaware corporation and a subsidiary of Liberty Media Corporation, each of which was effective from August 27, 2002. Upon the closing of the OpenTV transaction on August 27, 2002, MIH Limited obtained an option for long term access in its operating territories to the Liberty Broadband Interactive Television interactive technologies in consideration for the payment of U.S. $17 million and MultiChoice Africa, a subsidiary of MIH Limited, paid U.S. $4.5 million to OpenTV under operating agreements for the deployment of OpenTV's advanced interactive television technologies and bundled content. Please see "Legal Proceedings" for a description of certain litigation relating to the transaction.

        On July 26, 2002, MIH Limited (through its subsidiary Myriad International Holdings BV) and Fidelity Management S.A. entered into a share subscription agreement and a share sale agreement under which Fidelity will acquire a 22% interest in NetMed NV, MIH Limited's pay-television subsidiary in Greece, for a cash purchase price of U.S. $5 million plus a cash payment equal to an amount calculated with reference to the value of the subscriber base to be acquired by NetMed. Fidelity is owned by affiliates of the shareholders of Alpha Digital Synthesis S.A., a company which recently established a competing pay-television service in Greece. The completion of this transaction was subject to the approval of the Greek Competition Committee. Myriad, Fidelity and NetMed did not receive the required approval from the Greek Competition Committee within the applicable period and MIH Limited accordingly believes that the subscription and sale agreements have ceased to have effect. The consequences, including litigation with Fidelity or Alpha Digital, likely to result from these developments are uncertain.

SEGMENTS

        Naspers' business is comprised of five core segments. The following table shows revenues, revenues expressed as a percentage of total revenues and the percentage change in revenues from the prior period for Naspers' core business segments for the last three fiscal years:

	Revenue (R'm except percentages)
	2002			2001			2000
	R'm	% of revenues	% change from 2001	R'm	% of revenues	% change from 2000	R'm	% of revenues
Subscriber Platforms
—Pay-TV	5,591	56.8	22.7	4,558	55.1	17.1	3,894	58.4
—Internet	547	5.6	33.1	411	5.0	72.0	239	3.6
Print Media	2,102	21.4	9.4	1,922	23.3	16.3	1,653	24.8
Technology	475	4.8	24.0	383	4.6	20.1	319	4.8
Book Publishing	610	6.2	11.9	545	6.6	25.6	434	6.5
Private Education	511	5.2	14.3	447	5.4	241.2	131	1.9
Corporate services	1	—	—	—	—	—	—	—

        The following table shows operating profit/loss and the percentage change in operating profit/loss from the prior period for Naspers' core business segments for the last three fiscal years:

	Operating profit/(loss) (R'm except percentages)
	2002		2001		2000
	R'm	% change from 2001	R'm	% change from 2000	R'm
Subscriber Platforms
—Pay-TV	138	56.8	88	238.5	26
—Internet	(753)	2.2	(770)	(93.5)	(398)
Print Media	268	9.8	244	13.0	216
Technology	49	(50.5)	99	(25.6)	133
Book Publishing	20	33.3	15	—	15
Private Education	(11)	—	7	250	2
Corporate services	(13)	(18.2)	(11)	15.4	(13)

        The following table shows revenues, revenues expressed as a percentage of total revenues and the percentage change in revenues from the prior period by geographic market for the last three fiscal years:

	Revenue (R'm except percentages)
	2002			2001			2000
	R'm	% of revenues	% change from 2001	R'm	% of revenues	% change from 2000	R'm	% of revenues
South Africa	6,759	68.7	12.4	6,015	72.8	22.0	4,932	73.9
Rest of Africa	1,233	12.4	62.5	759	9.2	32.2	574	8.6
Mediterranean	1,283	13.1	16.8	1,098	13.3	22.8	894	13.4
Asia	272	2.8	61.9	168	2.0	58.5	106	1.6
United States	56	0.6	16.7	48	0.6	9.1	44	0.7
Other	233	2.4	30.9	178	2.1	48.3	120	1.8

Subscriber Platforms

Overview

        The subscriber platforms segment comprises pay-television platforms, Internet operations and mobile services. These businesses do not all advance at the same rate and are at varying stages of growth. The Internet is already providing much of the content and services that are available through interactive-enabled television sets and mobile devices and will effectively become a backbone to the delivery of the services. The subscriber platform activities are conducted through various subsidiaries, joint ventures and associated companies primarily in Africa, Greece, Cyprus, Thailand and China.

Pay-television

        The following table sets forth the services offered and subscriber numbers for MIH Limited's pay-television subsidiaries and joint ventures by region and service:

	LAUNCH DATE	SERVICE	SUBSCRIBERS AS AT MARCH 31, 2002	SUBSCRIBERS AS AT JUNE 30, 2002
AFRICA
South Africa	1986 1995	M-Net (analog) DStv (digital)	466,450 590,709	432,155 612,731
Sub-Saharan Africa	1991 1996	M-Net (analog) DStv (digital)	21,418 202,261	20,237 217,223
MEDITERRANEAN
Greece	1994 1999	FilmNet/SuperSport (analog) NOVA (digital)	164,920 100,313	130,784 100,071
Cyprus	1993	LTV (analog)	52,492	46,274
ASIA
Thailand	1995 1995	UBC Cable (analog) UBC Satellite (digital)	149,747 263,281	147,939 273,852
EGYPT	Various	Analog, digital and subscriber management(1)	87,701	87,423

(1)
Television platforms operated by third parties.

        From the fiscal year ended March 31, 1998 to the fiscal year ended March 31, 2002, MIH Limited increased the total number of subscribers under management (excluding Egypt) from 1,760,835 to

2,011,591. Over the same period, MIH Limited's digital subscribers as a percentage of its total subscribers increased from 18.3% to 57.5%. During the fiscal year ended March 31, 2002, the digital subscriber base of MIH Limited's television platforms (excluding Egypt) increased by 201,955 subscribers to 1,156,564 subscribers. This represents digital subscriber growth of 21.2%. MIH Limited continues to migrate subscribers from the analog to the higher-revenue and higher-margin digital service. MIH Limited's South African pay-television market is relatively mature, and MIH Limited does not expect to increase the total number of subscribers. MIH Limited's pay-television operators also have experienced higher levels of subscriber churn during the past fiscal year, partly as a result of economic pressures.

        The following table shows the growth of subscribers in each of MIH Limited's markets:

	March 31,
	2002	2001	2000	1999	1998	CAGR(1)
SUBSCRIBER (THOUSANDS)
AFRICA
South Africa	1,057	1,060	1,088	1,073	1,054	0.1%
Sub-Saharan Africa	224	180	155	140	109	19.7%

Total Africa	1,281	1,240	1,243	1,213	1,163	2.4%
MEDITERRANEAN
Greece	265	334	307	316	254	1.1%
Cyprus	52	51	43	35	31	13.8%

Total Mediterranean(2)	317	385	350	351	285	2.7%
ASIA
Thailand	413	382	333	300	313	7.2%

Total Subscribers	2,011	2,007	1,926	1,864	1,760	3.4%

EGYPT	88	55	46	30	18	46.5%

(1)
Compounded annual growth rate calculated from March 31, 1998 until March 31, 2002.

(2)
NetMed's Greek subscriber numbers at March 31, 2000 reflect NetMed's policy change, effective as of September 30, 1999, of moving the disconnect date for subscribers whose billing is in arrears forward by one day from the first day of the month to the last day of the previous month. Without giving effect to this policy change, NetMed's Greek subscriber numbers at March 31, 2000 would have been reported as 332,117.

MultiChoice Africa

        The African business is operated through MultiChoice Africa (Proprietary) Limited, an indirect wholly-owned subsidiary of MIH Limited. MultiChoice Africa provides television and subscriber management services in South Africa and more than 48 other countries throughout Africa and the adjacent Indian Ocean islands. MultiChoice Africa has ownership interests through its wholly-owned subsidiary, MultiChoice Africa Limited, in subsidiaries and joint ventures operating in Kenya, Ghana, Uganda, Nigeria, Tanzania, Zambia, Namibia and Botswana. In many other African nations, MultiChoice Africa operates through agents or franchisees. The agents and franchisees conduct marketing and advertising activities to build MultiChoice Africa's subscriber base and collect subscription revenues on behalf of MultiChoice Africa. They retain a minor portion of the subscription revenues they collect as compensation for their services and remit the balance to MultiChoice Africa.

        The television service consists of terrestrial analog networks as well as direct-to-home digital satellite television (DStv) bouquets. DStv on PAS 7 KU band comprises some 50 video channels, six data channel and 48 audio channels. Among the most popular with viewers are M-Net (Africa's premier pay-television channel), SuperSport, Movie Magic, kykNET (an Afrikaans-language channel), Discovery Channel and National Geographic Channel. During the fiscal year ended March 31, 2002, a Portuguese-language bouquet and return-path interactive services were launched. MultiChoice Africa intends to utilize interactive services to enhance the services provided to subscribers and to reduce subscriber churn.

  South Africa

        MultiChoice Africa's aggregate subscriber base in South Africa was 1.057 million households as of March 31, 2002, a slight decline from 1.060 million subscribers at March 31, 2001. The digital subscriber base in South Africa grew by 88,511 subscribers during the last fiscal year (from 502,198 to 590,709 subscribers) and as of March 31, 2002 accounted for 56% of the total number of pay-television subscribers in South Africa. This growth has established a solid platform for the roll-out of interactive services, or "iTV". The analog base declined to 466,450 subscribers during the same period, primarily due to subscribers upgrading from the analog to the digital platform. As of March 31, 2002, MultiChoice Africa's subscriber base represented approximately 16% of South Africa's television households.

        South Africa is Africa's largest economy, has a population of over 40 million people, and is Africa's third largest television market, with over 6.5 million TV households. The South African market is relatively mature. Although the overall subscriber base is not expected to increase, MultiChoice Africa does expect to continue to migrate subscribers from the analog service to the higher margin digital service.

        The associated companies M-Net and SuperSport continue to play a role in growing the subscriber base through the delivery of premium thematic channels and exclusive content. M-Net is a publicly traded South African company that provides the premium entertainment channels carried by MultiChoice Africa on its pay-television platforms in Africa. SuperSport International (SuperSport's holding company) also is a publicly traded South African company that provides the sports channels carried by MultiChoice Africa on its pay-television systems in Africa. The shares of SuperSport International and M-Net are linked and trade together on the JSE Securities Exchange South Africa, with a single price for the shares of both companies combined. The shares can be delinked by a declaration of each company's board. Naspers, directly, and indirectly through MIH Limited, owns 41.3% of each of M-Net and SuperSport International. MIH Limited owns 22.2% of each of M-Net and SuperSport International (including the shares held in the Phutuma Futhi share scheme). SuperSport International also owns 5.33% of the outstanding Class A ordinary shares of MIH Limited.

        M-Net has output deals with film and television studios, enabling it to screen the best of quality movies, series and miniseries. M-Net compiles eight channels for broadcast on the KU-band in Southern Africa, six of which also are transmitted to viewers in the rest of Africa via C-band and W4 KU-band.

        SuperSport produces three 24-hour-a-day channels for DStv, covering more than 100 different genres of sport. Recently, SuperSport created a new pan-African sports-channel, focusing mainly on football. The channel screens South African Premier Football League and various Confederation of African Football games, and secured multi-year deals for English Premier League, Italian Series A and Bundesliga football. Extensive coverage of South African and international rugby, cricket, golf and tennis was also offered on other SuperSport channels. The SuperSport Zone channel was launched during the year. This channel provides information, live scores and statistics on specific sporting events.

        MultiChoice Africa services its South African subscriber base through its customer care and billing center in Johannesburg and branches in Durban and Cape Town. The center in Johannesburg provides customers with walk-in and telephone service, and the branches provide customers with walk-in service.

        The analog service is sent to transmission towers either terrestrially over fiber optic cables or microwave links, or via satellite. The towers transmit the signal to MultiChoice Africa's customers' homes, where it is received by an antenna and decrypted by a set-top box. The digital satellite signal is transmitted by a Panamsat satellite. MultiChoice Africa leases 8 KU-band transponders on this satellite, and its uplink facilities are provided by Orbicom (Pty) Limited and British Telecom (KU-band refers to a frequency range used for satellite downlink transmissions that falls within the 12 to 14 GHz range of the electromagnetic spectrum, allowing use of 27-inch (or 90 cm), or smaller, ground dishes). Digital customers receive the signal from this satellite using a 90 cm satellite dish located on or near their homes. MultiChoice Africa utilizes the Irdeto Access encryption and set-top box technology for both its analog and digital platforms. Orbicom continues to provide signal distribution, uplinking and backhaul services to MultiChoice Africa despite the expiration of the formal service agreement between the parties. Orbicom and MultiChoice Africa are currently negotiating a new written service agreement to replace the expired agreement.

        During the year ended March 31, 2002, MultiChoice Africa experienced an average monthly net churn (net churn is the percentage of customers who terminate their subscription in a given period minus the number of former customers who reconnect in that period) of approximately 2.1% on its analog subscriber base and 0.95% on its digital subscriber base. This compares to an average monthly net churn of approximately 1.8% on its analog subscriber base and 0.6% on its digital subscriber base during the 2001 fiscal year. The increase in the digital churn rate is consistent with management's expectations, as churn rates tend to increase with a growing subscriber base. The depreciation of the Rand and resulting price increases, together with a weaker economy, also contributed to the increased churn. The net churn for the analog subscriber base included customers who upgraded to digital service. Excluding subscribers who migrated to the digital service, the average monthly analog net churn equaled 0.8% for fiscal year 2002.

        MultiChoice Africa bills its subscribers monthly, in advance, in South African Rand. The following table sets forth certain pricing information for the South African businesses:

	Subscribers March 31,			Monthly Subscription Price		Equipment Price(1) Purchase
	2002	2001	2000	Rand(2)	U.S.$(3)	Rand	U.S. $(3)
	(thousands)
Analog	466	558	687	199.90	20.78	499	51.88
Digital	591	502	400	349.00	36.28	2,999	311.81

(1)
Includes price of satellite receiver in the case of digital service.

(2)
Includes price increase that occurred in April 2002.

(3)
Converted at average exchange rate for the year ended March 31, 2002 (U.S. $1 = Rand 9.618)

  Sub-Saharan Africa

        MIH Limited offers terrestrial analog and digital satellite pay-television services to Sub-Saharan Africa through MultiChoice Africa and various subsidiaries, joint ventures and agents. MultiChoice Africa offers many of the same premium channels in Sub-Saharan Africa as MultiChoice Africa offers in South Africa, including those broadcasting exclusive premium films and popular sports. MultiChoice Africa's analog service transmits a customized M-Net channel, which features exclusive movies and sports and other programming, to eight African countries through subsidiaries and joint ventures. MultiChoice Africa's digital service features 25 audio channels and 37 video channels on PAS 10 C-Band and 25 audio channels and 43 video channels on W4 KU-Band, including the customized M-Net channel and many major international network channels. Both satellites together transmit to more than 48 countries in Sub-Saharan Africa, and adjacent islands.

        As of March 31, 2002, MultiChoice Africa and its subsidiaries and joint ventures had 21,418 Sub-Saharan African subscribers to its terrestrial analog service and 202,261 Sub-Saharan African subscribers to its DStv digital satellite service, compared to 28,544 analog and 151,566 digital subscribers as of March 31, 2001. MultiChoice Africa believes that there is potential for growth in MultiChoice Africa's digital platform business in Sub-Saharan Africa due to:

  •
  a significantly enhanced bouquet with the launch of KU-band services in Sub-Saharan Africa and niche bouquet offerings to specific language groups (currently Portuguese and Indian); and

  •
  the launch of KU-band services resulting in a significant decrease in the cost of reception equipment (90cm dish vs. 1.8m to 3m dish necessary for reception of C-band services).

        MultiChoice Africa actively markets its services in the region through local affiliates and agents. These efforts are focused on the major cities in each of the countries MultiChoice Africa serves on the basis that households in these major metropolitan areas are more likely to be able to afford its services than rural households. In addition, MultiChoice Africa believes that given the size of the urban population and the percentage of urban households that own color televisions, there is significant opportunity to increase its subscriber base in these areas. As in South Africa, targeting digital and analog services to market sectors with different economic demographics is likely to increase MultiChoice Africa's overall subscriber base and encourage analog subscribers to upgrade to the digital service in the future.

        In each Sub-Saharan African market, MultiChoice Africa generally bills its customers in U.S. dollars or U.S. dollar equivalents. During the year ended March 31, 2002, its Sub-Saharan African operations experienced an average monthly net churn of approximately 1.4% on the analog subscriber base and approximately 1.08% on the digital subscriber base, as compared to average monthly net churn of approximately 0.4% on the analog subscriber base and approximately 0.8% on the digital subscriber base for the 2001 fiscal year. The increase in the analog churn is mainly due to the closure of some analog transmission networks and upgrades to the digital services.

        The following table sets forth certain pricing information for MultiChoice Africa's Sub-Saharan African businesses:

	Subscribers March 31,
				Monthly Subscription Price(1)		Equipment Price(2)
	2002	2001	2000
	(thousands)
Analog	21	29	39	U.S. $32.00	(3)	U.S. $140
Digital	202	152	116	U.S. $49.50		U.S. $350

(1)
Represents the average price across all of MultiChoice Africa's Sub-Saharan African businesses.

(2)
Includes the price of the satellite receiver in the case of digital service.

(3)
Converted at average exchange rate for the year ended March 31, 2002 (U.S. $1 = Rand 9.618)

        MultiChoice Africa delivers analog services terrestrially to Sub-Saharan Africa by transmitting its programming signal by satellite to local receiving stations in eight countries. These stations are generally owned in partnership with a local partner or franchisee in each country and relay the signal to a broadcast tower that transmits it as a standard encrypted television signal. When received by a customer, a decoder in a set-top box decrypts the signal and provides it to the customer's television.

        MultiChoice Africa's digital service is transmitted direct-to-home, on C-band satellite transponders (C-band refers to the frequency range of the electromagnetic spectrum used heavily for satellite transmission, having an uplink frequency at 6 GHz and a downlink frequency at 4 GHz) and Eutelsat's W4 KU-band transponders. Customers receive these signals on a satellite dish mounted on or near their homes. The signal is then descrambled and decompressed for viewing using a conditional access system, set-top box and smartcards designed by Irdeto Access. Smartcards are credit card-sized devices that have embedded processors that provide entitlement functions and store decryption keys and digital signatures. The smartcards are inserted in a set-top box to gain access to encrypted programming.

Egypt

        In Egypt, as of March 31, 2002, MultiChoice Africa owned 10% of Cable Network Egypt (CNE) and 16.5% of Nile Communications Networks. MultiChoice Egypt, another business conducted in Egypt by MIH Limited, is being liquidated and the remaining assets of MultiChoice Egypt have been sold to CNE in consideration for shares in CNE being issued to MultiChoice Africa. This has increased MultiChoice Africa's ownership of CNE to 16.5%. As of March 31, 2002, there were 87,701 analog and digital subscribers in Egypt, up from 54,845 subscribers as of March 31, 2001. During January 2002, MIH Limited disposed of its 45% interest in MultiChoice Middle East Inc.

Mediterranean

        Naspers offers terrestrial analog and digital pay-television services in Greece and a terrestrial analog service in Cyprus through its subsidiary NetMed NV. MIH Limited owns 84.7% of NetMed. Global Capital Investors II LP, an investment fund managed by Global Finance SA owns 10.5% of NetMed and Antenna Pay-TV Limited, a subsidiary of Antenna SA, owns 4.8% of NetMed. On July 26, 2002, MIH Limited (through its subsidiary Myriad International Holdings BV) and Fidelity Management S.A. agreed that Fidelity will acquire a 22% interest in NetMed for a cash purchase price of U.S. $5 million plus a cash payment equal to an amount calculated with reference to the value of the subscriber base to be acquired by NetMed. The completion of this transaction was subject to the approval of the Greek Competition Committee. Myriad, Fidelity and NetMed did not receive the required approval from the Greek Competition Committee within the applicable period and MIH Limited accordingly believes that the subscription and sale agreements have ceased to have effect. The consequences, including litigation with Fidelity or Alpha Digital, likely to result from these developments are uncertain.

        NetMed manages its Mediterranean pay-television business through the following operating subsidiaries:

  •
  MultiChoice Hellas SA and MultiChoice Cyprus Limited manage the subscriber base and market and sell pay-television services in Greece and Cyprus, respectively. NetMed, through Myriad Development B.V., owns 40% of MultiChoice Hellas. The remaining shares of MultiChoice Hellas are held as to 18% by Lumiere Television Limited, 40% by Teletypos S.A. and 2% by SunSpot Leisure Ltd. MIH Limited owns 57% of MultiChoice Cyprus Holdings Ltd, which in turn owns 62% of MultiChoice Cyprus. MultiChoice Cyprus is listed on the Cypriot Stock Exchange and the MultiChoice Cyprus shares not owned indirectly by MIH Limited are publicly held. Lumiere Television owns the remaining 43% of MultiChoice Cyprus Holdings.

  •
  NetMed owns 70% and Myriad Development BV owns 30% of NetMed Hellas. NetMed Hellas operates the FilmNet and SuperSport pay-television channels in Greece and provides programming to Lumiere Television and Alfa TV in Cyprus.

  •
  Synergistic Network Development S.A. is 100.0% owned by NetMed and is responsible for signal transmission and distribution.

        NetMed's analog service consists of three channels, FilmNet, SuperSport and Fox Kids, transmitted over two analog frequencies. FilmNet provides a combination of exclusive, first run movies, along with some original and imported series. SuperSport features exclusive sporting events. NetMed's Greek digital satellite service, Nova, offers 25 channels in Greek and more than 250 other European channels. The Greek-language channels that are included in the Nova service (such as FilmNet, SuperSport and those of the Greek commercial and state broadcasters) are either produced in Greece or are foreign thematic channels customized for this market. These include Discovery, CNN, Cartoon Network and BBC World.

        Greece has a population of approximately 10.9 million people and approximately 3.5 million television households, giving NetMed's pay-television services a market penetration of approximately 7.6% of television households. The market penetration for pay-television in Greece is much lower than the average of 38% for cable and satellite penetration in the EU countries.

        The total number of pay-television subscribers for the Mediterranean region was 317,725 households for the 2002 fiscal year, down from 385,230 in the 2001 fiscal year. During the year ending March 31, 2002, the analog base in Greece declined by 99,881 to 164,920 households, while Nova (the digital television service) maintained its leading position in the region by adding 31,042 digital subscribers to end the year having 100,313 subscribers. As of March 31, 2002, NetMed had approximately 52,000 subscribers in Cyprus.

        The decline in Greek subscribers in 2002 is a result of the launch of a new pay-television service in Greece. Prior to the 2002 fiscal year, NetMed had not faced any competitive threat to its pay-television business. In October 2001, Alpha Digital Synthesis S.A. entered the pay-television market in Greece and launched a 20-channel pay-television service. See "—Competitors and Competitive Position" for more information.

        During the fiscal year ended March 31, 2001, NetMed experienced a monthly net churn of approximately 2.67% on its total subscriber base. Net churn, which is heaviest in the summer months of May, June and July, averaged approximately 5.31% during the fiscal year ended March 31, 2002. NetMed believes that this increase in net churn was largely attributable to Alpha Digital entering the pay-television market.

        NetMed markets the Nova service as an upscale alternative to the premium analog package, and it expects the majority of the growth in its digital platform to come from subscribers that upgrade from the analog service. Through March 31, 2002, approximately 35% of the digital subscriber base comprises analog subscribers who have converted to the digital service.

        NetMed has concluded a number of strategic long-term agreements for sports and film rights including: output agreements with six of the major film studios; a three-year contract for Italian League Football; and a contract for the supply of European Champions League football rights. Alpha Digital entered into contracts with 27 Greek League Football teams, including 10 of the 16 teams in the top division and the four most popular teams, for the exclusive right to broadcast football matches which are home games. NetMed believes these contracts infringe nine existing contracts between NetMed and some of those teams. NetMed has commenced legal proceedings to enforce its contractual rights. Please refer to "—Legal Proceedings" for more information. The loss of the right to broadcast these football matches pending the outcome of the legal proceedings has reduced the football programming content that NetMed can offer and created confusion in the market, as well as increased the cost of the football programming NetMed has retained. Alpha Digital also bid aggressively for film rights, and increased the price for sports and film programming in the Greek market. Recently, a studio contract between a major film studio and NetMed was not renewed and the studio instead signed a long-term contract with Alpha Digital.

Thailand

        MIH Limited has a joint venture interest in United Broadcasting Corporation Public Company Limited, or "UBC", the leading pay-television provider in Thailand. Through a series of transactions beginning in 1997, MIH Limited now owns 31.1% of UBC. UBC is quoted on the Stock Exchange of Thailand under the symbol "UBC". The remaining shares in UBC are beneficially owned as to 40.8% by Telecom Holding Company Limited, a subsidiary of Telecom Asia, 0.4% by the Mass Communications Organization of Thailand, which is one of the two primary media regulators in Thailand, and 27.7% by other private investors and the public.

        The joint venture arrangement under which UBC operates is governed by a shareholders' agreement dated February 16, 1998, together with two amendments to the agreement. The agreement establishes corporate governance procedures, provides for the financing of UBC, grants MIH Limited certain management rights, including the right to appoint the chief operating officer, and sets forth the other terms of the UBC joint venture. The agreement also imposes certain restrictions on MIH Limited's ability to transfer its interest in UBC to a third party.

        MIH Limited has attempted to reposition UBC for long-term growth through a coordinated and focused marketing strategy and a more streamlined workforce. This strategy has included coordinating the analog and digital bouquets and implementing a new pricing plan. MIH Limited believes the long-term effect of these changes will be to increase subscriber growth and UBC's revenues and profitability.

        Both UBC's digital satellite and analog cable services provide the same 44 channels, including proprietary channels showing movies and sports, major international channels and six major free-to-air networks, in addition to seven educational channels. Channels shown on UBC's pay-television systems include UBC Movies and UBC Asian Movies (which show first-run and repeat films and series), UBC Kids, UBC Series, UBC News, UBC X-Zyte, SuperSport and SuperSport Gold, (which show programming tailored for Thai audiences, including favorite local sports such as Mua Thai boxing and Thai football), along with exclusive major international events. Some of the other major channels offered by UBC are movie channels such as HBO, Cinemax, Star Movies and TNT Classic Movies; news channels such as CNN, BBC and CNBC; children's programs such as the Cartoon Network; and sports channels including ESPN and Star Sports. UBC secures the rights to channels such as HBO, Cinemax and Star Movies, which channels tie up movie rights for the Thai market. A significant number of these "turn around" channel arrangements are done on an exclusive basis. In MIH Limited's other markets, exclusive rights to first-run movies are secured by the operating companies through their locally-created movie channels. UBC also broadcasts major local free-to-air channels. Most programming on the UBC's pay-television systems carry the original soundtrack along with a dubbed Thai soundtrack or Thai subtitling generated by UBC.

        For the year ended March 31, 2002, UBC's average monthly net churn was approximately 1.0%, as compared to 0.78% for the 2001 fiscal year. The increase in churn occurred primarily in the fourth quarter of 2002 when UBC upgraded subscriber smartcards, which involved UBC installation and service agents visiting subscribers' homes. A number of subscribers could not be contacted, which resulted in a disconnection of services. Many of these subscribers have subsequently arranged for the replacement of smartcards and reconnection to UBC's services. UBC has instituted a strict policy of terminating the service of subscribers once they fall 30 days in arrears on their subscription payments. UBC both sells and rents set-top boxes to subscribers. Where the set-top boxes are rented, the cost is built into the connection fee and monthly charge. MIH Limited believes that this strategy has a positive effect upon subscriber growth by minimizing the entry cost of subscription to UBC's services.

        As of March 31, 2002, UBC had 413,028 total subscribers, consisting of 149,747 analog cable subscribers and 263,281 digital satellite subscribers, as compared to 382,480 total subscribers at March 31, 2001 (150,906 analog and 231,574 digital). Thailand has a population of approximately 61.1 million people, with approximately 15.4 million television households. MIH Limited believes that Thailand represents an opportunity for subscriber growth, given the low pay-television penetration in Thailand of approximately 2.7% of television households. Due to the comparatively low level of market penetration in Thailand, MIH Limited believes that the coordinated marketing plan between UBC's analog cable and digital satellite services should result in increased subscriber growth. UBC's digital satellite service is potentially receivable by all 15.4 million television households in the country. UBC Cable's analog service covers approximately 800,000 homes in Bangkok.

        The following table sets forth certain pricing information for the Thai business:

	Subscribers March 31,				Mini Package		Silver Package		Gold Package(1)		Rental Fee(2)		Up Front(3)
	2002	2001	2000	1999	Baht	U.S. $(4)	Baht	U.S. $	Baht	U.S. $	Baht	U.S. $	Baht	U.S. $
	(in thousands)
Analog	150	151	147	147	389	8.93	768	17.63	1,252	28.75	97.00	2.23	5,500	126.29
Digital	263	232	187	153	N/A	N/A	768	17.63	1,252	28.75	155.00	3.56	11,000	252.58

(1)
Gold package price was increased by Baht 192 Vat inclusive effective August 1, 2001.

(2)
Cable subscribers only pay a monthly rental fee if they joined after May 1, 1998. Digital subscriber rental fees vary depending upon the date on which the subscriber joined the service.

(3)
Includes installation fee, connection fee and refundable set-top box deposit.

(4)
Converted at closing exchange rate for the year ended March 31, 2002 (U.S. $1=Thai Baht 43.55).

        UBC's digital satellite service is transmitted on a KU-band signal through the Thaicom 3 satellite. Subscribers receive their signal on a 60-90 cm satellite dish and unscramble and decompress the signal with a set-top box utilizing Irdeto Access's conditional access system and smartcard technology.

        UBC Cable's transmission is delivered on hybrid coaxial fiber optic cable lines over a dropwire into homes that utilize a set-top box to access the signal.

Internet

        Naspers' approach to the Internet is to establish Internet businesses and draw on its existing strengths and areas of expertise. Despite the harsh revaluation across much of the Internet sector during the last fiscal year, Naspers continues to regard Internet technology as important. It has impacted traditional ways of doing business, including the relationship between clients and suppliers, and has transformed the competitive landscape in many industries. In particular, MIH Limited utilizes its existing assets to build strong subscriber platforms. Naspers believes in an "anytime, anywhere" philosophy, which enables its subscribers to access its content platforms via television, Internet and wireless technologies. In the future, MIH Limited expects to deploy its expertise in order to manage interactive services.

South Africa

        Naspers conducts most of its Internet business in South Africa through M-Web Holdings. Naspers and MIH Limited together hold 100% of the economic interest in M-Web Holdings. M-Web Holdings was formed in 1997 through a series of transactions whereby MIH Limited contributed its Internet-related business to M-Web Holdings, and subsequently capitalized it with a special dividend to MIH Holdings. M-Web Holdings was later spun off, but Naspers and MIH Limited reacquired shares in M-Web Holdings subsequent to the spin-off. In July 2001, M-Web Holdings was voluntarily delisted from the JSE Securities Exchange South Africa by way of a scheme of arrangement whereby Naspers, the majority shareholder in M-Web Holdings, made an offer to the remaining M-Web Holdings shareholders other than MIH Limited. MIH Limited continues to manage M-Web Holdings together with Naspers. M-Web Holdings provides the infrastructure for MultiChoice Africa's interactive platform.

        The South African Internet market has consolidated rapidly since 1999. Currently there are approximately 2.8 million Internet users and more than 600,000 dial-up subscriber homes. Prior to February 2001, the ISP market was dominated by M-Web Holdings and World Online. In March 2001, ABSA, one of the largest banking groups in South Africa, launched a free ISP service, which has attracted in excess of 150,000 registrations. Recently, ABSA announced that it would charge non-banking clients to use its ISP service.

        M-Web Holdings is the leading Internet access provider in South Africa. Rather than acquiring portals from other Internet companies, M-Web Holdings has successfully developed its own content portals and serves as the major Internet access provider for these portals. M-Web Holdings' flagship portal, www.mweb.co.za, includes the following websites:

  •
  www.mweb.co.za: offers a bouquet of news, entertainment, travel, sports, games, shopping, chat and other personal and interactive services.

  •
  www.moneymax.co.za: offers on-line personal finance services.

  •
  www.supersport.co.za: a sports news service that includes hubs reporting on rugby, cricket, football, tennis, motorsport, golf and running.

  •
  www.mwebshopping.co.za: an on-line shopping site.

        M-Web Holdings had approximately 250,000 dial-up subscribers at March 31, 2002, which translates to an approximate 40% market share of the consumer dial-up Internet market in South Africa and a penetration of 2% of total South African households.

        The following table summarizes subscriber numbers and subscription fees for M-Web Holdings' dial-up and web hosting services.

	Subscribers March 31,			Monthly Subscription Price
	2002	2001	2000	Rand	U.S. $(1)
	(thousands)
Dial-up	248.9	254.3	235.0	134	13.05
Web hosting	2.6	2.3	1.0	248	24.15

(1)
Converted at average exchange rate for the year ending March 31, 2002 (U.S. $1=Rand 9.618).

        M-Web Holdings also is active in the business-to-business (B2B) and business-to-consumer (B2C) e-commerce markets. Business Solutions offers integrated commerce solutions to retailers and is a leader in the B2C e-commerce market. Commercezone is active in the B2B e-commerce market with products ranging from strategic sourcing to e-procurement platforms for the group and external customers. The on-line advertising and e-commerce markets are at an early stage of development in South Africa. M-Web Holdings estimates that neither is likely to start emerging as a significant generator of revenue in the near future. On-line consumer retail and true retail e-commerce will only develop once the necessary financial infrastructure and consumer markets mature. The Business Solutions division of M-Web Holdings offers support to the increasing number of e-commerce web sites by making its portal and its dial-up subscriber base available to corporate customers.

        Media24 is establishing niche consumer-related Internet businesses which draw from its existing areas of expertise, including News24, Property24, Wheels24, Food24, Women24 and Health24. These businesses are managed as part of a unit named e-Media24. The sites are offered to dial-up consumers through an exclusive agreement with a company in the M-Web Holdings group. The initiatives are still in a start-up phase and include:

  •
  news24.co.za: a leading South African news site, featuring breaking local and international news.

  •
  property24.co.za: provides potential home buyers with the most comprehensive property listing database available in South Africa. This venture is held 50% plus one share by Media24 and 50% less one share by ABSA Bank.

  •
  women24.com: provides working women with a variety of tools and services to make their busy lives easier to manage.

  •
  health24.co.za: provides health related information.

        Nasboek's Kalahari.net has established itself as South Africa's top e-commerce trader. Kalahari.net offers over two million books, music, videos, DVDs, wine and computerware for sale. These products are sourced locally and from the UK and the U.S. Nasboek intends to increase the Kalahari.net turnover significantly and to lower its operating loss over the next two years. Kalahari's main competitor is Amazon.com.

Thailand

        MIH Limited's Internet investments in Thailand comprise the wholly-owned subsidiary M-Web (Thailand) and, through a wholly-owned subsidiary, a 62.5% interest in Internet Knowledge Service Centre Company, a Thai holding company that holds a majority stake in KSC Commercial Internet Company Limited, or "KSC Comnet". As of March 31, 2002, MIH Limited held an economic interest of 40.6% in KSC Comnet. Naspers holds an economic interest of 41.62% in M-Web (Thailand), and an economic interest of 26.34% in Internet Knowledge Service Centre Company Limited.

        The Thai Internet market is fragmented and dominated by regulatory uncertainty. Until recently, a large number of small players have conducted limited operations in the absence of significant commitment from any investor to build the Internet industry in Thailand. The market is expected to consolidate around a number of key players and limited foreign investment is expected in the short to medium term.

        Due to low computer penetration, low telephone penetration and polarized income distribution, the Internet is not expected to reach a mass media market in Thailand in the foreseeable future. MIH Limited believes that there are approximately one million Internet subscribers in Thailand. MIH Limited further believes that advertising and on-line consumer retail e-commerce will only develop once the necessary financial infrastructure and consumer markets mature. Revenue from these sources in Thailand will not be significant for many years.

        M-Web (Thailand) has established itself as a leading Internet company in Thailand by offering a full suite of on-line services and solutions to businesses and consumers. M-Web (Thailand) intends to provide a comprehensive Internet experience in the Thai language which is tailored to the Thai culture through local customization. M-Web (Thailand)'s portal includes the following websites:

  •
  www.mweb.co.th: the content platform with a wide variety of content hubs.

  •
  www.sanook.com: a popular Thai Internet portal.

        M-Web (Thailand) launched a wireless operation in the last quarter of 2001 in partnership with iTouch plc, a leading wireless applications service provider. This business unit has closed distribution deals with the two largest mobile network operators which hold in excess of 95% of the total market.

        The Corporate Solutions operation provides consulting, design, development and management services to institutions wishing to engage in on-line business operations. M-Web's (Thailand) corporate solutions team has engaged in a number of substantial projects with both significant Thai organizations and Thai government agencies.

Indonesia

        MIH Limited operates in Indonesia through M-Web Indonesia. M-Web Indonesia is a foreign investment company and is effectively 100% owned by MIH Limited. M-Web Indonesia primarily provides SMS content, SMS services and instant messaging services to Indonesian consumers, and shares the revenue generated from the supply of these services with the providers of the mobile handsets through which these services are delivered.

        M-Web Indonesia's portals represent almost 50% of the local portal market and offer a full range of channels, with a strong focus on news and lifestyle content. Naspers is currently reviewing its strategy in Indonesia which may lead to substantial changes in its operations in Indonesia.

China

        M-Web China (BVI) Limited is currently held 88% by MIH Limited, with the remaining 12% held by the M-Web China Employee Share Trust. The group therefore consolidates 100% of the results of M-Web China (BVI) Limited. M-Web China's Internet business in China consists of SportsCN.com, which has become one of the leading sports portals in China. Traffic through the portal has continued to grow along with revenue generating mobile value-added services. The subscribers to the Internet services, although small in number, provide revenue to fund the future growth of M-Web China.

Mobile Services—China

        In May 2001, MIH Limited acquired a 46.4% stake in Tencent (BVI) Limited, which operates QQ, the popular instant-messaging platform in China. Instant-messaging has become a recognized communication and community building tool worldwide and has experienced substantial growth in China. QQ processes around 500 million messages per day and has more than 1.5 million subscribers to its mobile instant-messaging service across the GSM networks of China Mobile and China Unicom. Tencent also operates an Internet portal known as "Tencent.com", which supports the QQ messaging platform. The QQ instant-messaging platform offers value-added services that can be accessed via multiple platforms, including wireless devices, computers and television sets.

Seasonality

        MIH Limited's pay-television business experiences an increase in the level of subscriber churn during the summer holiday season, particularly in Greece where the conclusion of the football and basketball seasons coincide with the start of summer, when subscribers travel away from their primary residence and undertake other forms of leisure. In Thailand, UBC experiences higher sales in the second half of the calendar year, as consumers appear to defer some discretionary spending.

Competitors and Competitive Position

        MultiChoice Africa's digital and analog platforms are currently the only pay-television services provided in South Africa. MultiChoice Africa competes directly with the four free-to-air television channels in South Africa (which are carried on MIH Limited's digital bouquet) and indirectly with live sporting events, motion picture theatres, video rental stores, mobile telephones, lotteries, gaming, the Internet and other forms of entertainment. DStv's offering of 50 video channels is several times greater than the competing free-to-air television channels in South Africa combined. Another operator that currently provides a free, encrypted digital service has announced an intention to provide a digital service that may be subscription based.

        MIH Limited is the leading provider of pay-television services in Sub-Saharan Africa. In the countries in which MIH Limited broadcasts, however, there are numerous public and private free-to-air television stations, as well as small, localized pay-television operations. MIH Limited believes that its wide selection of high quality, exclusive programming, distributed both terrestrially and on DStv, appeals to the broader African market and differentiates MIH Limited from other broadcasters.

        In Greece and Cyprus, NetMed competes directly with free-to-air broadcast channels, including national Greek networks (such as Mega, Antenna, Alpha and Star) and four national Cypriot networks

(Cyprus Broadcasting Corp., Sigma, Mega and Antenna). MIH Limited believes that its analog service is an attractive alternative due to its comparatively clean frequencies and uncluttered channels. NetMed's NOVA digital satellite service has clear signal coverage throughout Greece, which is difficult to replicate using terrestrial broadcasts due to mountainous terrain and remote islands.

        Greek media law allows multiple licenses to be granted for satellite pay-television platforms, and two other entities, Intersat SA and Alpha Digital, have been granted licenses. In October 2001, Alpha Digital launched a 20-channel pay-television service. Alpha Digital bid aggressively for Greek League Football rights and international sports rights, which resulted in price increases for such rights of up to 500% in some cases. Alpha Digital entered into contracts with 27 Greek League Football teams for the exclusive right to broadcast football matches which are home games. A further effect of Alpha Digital's entry into the pay-television market seems to have been confusion, leading to a shrinking of the overall pay-television market in Greece as only approximately one-quarter of the subscribers lost by NetMed became Alpha Digital subscribers. Alpha Digital's entry also contributed to the reduction in NetMed's subscriber base in Greece from 334,072 subscribers as of March 31, 2001 to 265,233 subscribers as of March 31, 2002. Alpha Digital's entry significantly increased the costs associated with securing film and sports rights. NetMed has commenced legal action to enforce the exclusive supply rights NetMed had with some of the football clubs which subsequently entered into contracts with Alpha Digital.

        The Thai television industry consists primarily of six free-to-air television stations and UBC's pay-television operations. Another pay-television service previously operated by Thai Sky discontinued operations in 1997. The Thai regulatory authority granted pay-television licenses to two other companies in 1996, but those companies have not launched, or announced an intention to launch, pay-television services. There are also several small, provincial cable systems, generally averaging fewer than 1,500 subscribers. UBC competes directly with the national free-to-air television stations and, in the case of the digital satellite service, with local cable groups in Thailand. In 1999, Thai Television, formerly World Star Television, launched an unencrypted pay-television service in Bangkok which charges subscription fees and relies upon advertising revenue. Thai Television has faced a number of operational challenges and difficulties in securing advertising revenues due to low penetration and viewership. MIH Limited believes that UBC's programming, including exclusive first-run movies and sporting events, gives it an advantage over its free-to-air television competitors. The national free television stations are uplinked to the same satellite used by UBC's service and consequently form part of the bouquet available to UBC's subscribers. MIH Limited believes that this arrangement enhances its appeal to current subscribers and assists in growing UBC's subscriber base.

        In South Africa, M-Web Holdings' main competitor in the premium dial-up access business is World Online. There are also a number of Internet service providers that offer inexpensive dial-up access. ABSA, a large South African bank, launched a free access service in March 2001. Recently, ABSA announced that it would begin charging non-banking clients for such dial-up access. A number of companies offer limited e-commerce solutions to retailers. In the hosting and web development market, the competition is strong with some well-known companies, including UUNet and Internet Solutions, a subsidiary of Dimension Data. With regard to business-to-business e-commerce, the most active exchange in the market is Bidvest's myMarket.com, which is offered to all Bidvest suppliers as a more effective channel to market. South Africa's incumbent telephone operator, Telkom SA, recently launched Cybertrade, an Internet exchange. Cybertrade has begun its marketing campaign and is also focused on bringing the Telkom procurement on-line.

        Regulatory developments, including the grant of licenses to new operators, may affect the competitive position of Naspers' pay-television operators and must be taken into consideration when evaluating competitive positions. You should read "—Regulation" for more information about the regulatory environment in Naspers' key markets.

        The Internet market in Thailand is highly competitive with a large number of smaller operators conducting limited operations. Despite the current fragmentation of the Internet market in Thailand, Naspers expects the market to consolidate around a smaller number of key operators over the next one to two years. This process of consolidation may further increase competitive pressures in the Thai Internet market in the future. In addition, some corporate customers have sought to obtain Internet services by seeking competitive tenders from operators, which has resulted in significant price competition in this area of the Thai Internet market.

        The Internet market in China also is highly competitive. Local and foreign Internet operators have made significant investments in the Chinese market, and have developed several new products and services. Naspers expects the market to remain competitive in the future, with at least one large foreign Internet operator expected to commence Internet operations in China in the near future.

Print Media

Overview

        Media24 is the leading print media concern in South Africa. The Media24 group is the largest publisher of magazines, a major publisher of newspapers and a printer and distributor of magazines and related products in South Africa.

        Media24's current newspaper portfolio consists of some 60 titles and it contributed 43% to the print media segment revenue in fiscal 2002. The magazine publishing division publishes approximately 30 titles and its contribution to the group's print media revenue was 29%. The 73.7% owned Paarl Media-group operates all the non-newspaper printing activities and contributed 25% of the segment's revenue. The NND division does most of the distribution of the magazines for the group, as well as for external customers, and contributed 3% to revenue. Approximately 26% of total newspaper circulation revenue and 6% of total magazine circulation is generated from subscribers; the balance is achieved via delivery to a wide network of retail and smaller merchandisers.

        The print media industry in South Africa is a relatively mature industry. Media24 has expanded its business over the past few years by adding a series of new titles to its stable, increasing its market share organically and through a series of small to medium sized acquisitions. Media24 also has consolidated its position in various markets.

        In addition, Media24 has streamlined its printing operations by merging with the Paarl Post Web group to establish Paarl Media, and has moved all non-newspaper printing activities to this subsidiary. Media24 has established new infrastructure and production resources and buildings as part of a comprehensive replacement and refurbishment program, to be completed by October 2002.

Newspapers

        Media24 conducts its newspaper publishing and printing business through its Nasnews division. The current newspaper portfolio consists of some 60 titles. A number of new titles were added to the portfolio in recent years, the most notable being the acquisition of a further 50% interest in the Sunday newspaper Rapport to take Media24's interest to 100%, the addition of the weekly Soccer Laduuma to the portfolio, the launch of the Sunday Sun tabloid newspaper, a renewed focus and re-organization of the community newspaper portfolio and the launch of the Daily Sun tabloid in July 2002.

        The four Media24 daily newspapers, Die Burger, Beeld, Volksblad and The Natal Witness, provide regional news coverage. The Sunday papers, Rapport, City Press and Sunday Sun, are printed in four cities and distributed nationally. Media24 also has a strong group of regional and community newspapers.

        The significant newspaper titles and related information published by Media24 are summarized below:

Newspapers	Circulation(1)	Established (Year)	Region	Language
Dailies
Die Burger Western Cape	87,266	1915	Western Cape	Afrikaans
Die Burger Eastern Cape	23,586	1993	Eastern Cape	Afrikaans
Beeld	101,652	1974	Gauteng	Afrikaans
Volksblad	29,464	1904	Free State	Afrikaans
Natal Witness	23,996	1846	Natal	English
Weeklies
Soccer Laduuma	208,803	1997	National	English
Sunday
Rapport	332,695	1970	National	Afrikaans
City Press	201,592	1982	National	English
Sunday Sun	104,287	2001	National	English
Community Newspapers
Eikstadnuus	8,650	1950	Stellenbosch	Afr/Eng
District Mail	12,483	1926	Somerset West	Afr/Eng
Hermanus Times	6,104	1949	Hermanus	Afr/Eng
Worcester Standard	9,519	1880	Worcester	Afr/Eng
Weslander	8,221	1972	Vredenburg	Afr/Eng
Paarl Post	15,335	1905	Paarl	Afr/Eng
Caledon Kontrei Nuus	1,563	1991	Caledon	Afr/Eng
Vaalweekblad	8,281	1964	Vanderbijlpark	Afrikaans
Vaal Weekly	9,283	1998	Vanderbijlpark	English
Carltonville Herald	4,635	1966	Carltonville	Afr/Eng
Potchefstroom Herald	6,301	1908	Potchefstroom	Afr/Eng
Vrystaat	3,724	1975	Bethlehem	Afr/Eng
Freesheets
TygerBurger	191,476	1972	Cape Town	Afr/Eng
MetroBurger	138,500	1980	Cape Town	Afr/Eng
City Vision	70,000	1992	Khayalitsha	English
City Vision	99,829	1992	Johannesburg	English
Stellenbosch Gazette	30,000	1998	Stellenbosch	Afr/Eng
Helderpos	29,925	1996	Somerset West	Afr/Eng
PE Express	76,712	1983	Port Elizabeth	Afr/Eng
UD Nuus	27,090	1971	Uitenhage	Afr/Eng
Weskus Nuus	30,000	1981	Atlantis	Afr/Eng
Vaal Vision	69,982	1989	Vanderbijlpark	Afr/Eng
Vaal Ster	63,650	1980	Vanderbijlpark	Afr/Eng
Sasolburg Bulletin	9,941	1996	Sasolburg	Afr/Eng
Meyerton Pos	5,957	1997	Meyerton	Afr/Eng
Noordwes Gazette	29,850	1997	Potchefstroom	Afr/Eng
Noord-Vrystaat Gazette	6,426	2000	Parys	Afr/Eng
Bloemnuus	42,985	1982	Bloemfontein	Afr/Eng
Noordkaap	24,016	1982	Kimberley	Afr/Eng
Ons Stad	38,184	1983	Bloemfontein	Afr/Eng
Maluti	8,507	1991	Bethlehem	Afr/Eng

Express	59,006	1991	Bloemfontein	English
Forum	30,848	1983	Welkom	Afr/Eng
Vista	32,748	1971	Welkom	Afr/Eng
Kroonnuus	10,082	1986	Kroonstad	Afr/Eng

(1)
ABC (Audit Bureau for Circulation) figures: average per issue, last six months (above: January - December 2001).

        The newspaper division is equipped with a modern network of newsprint facilities. All five of the major print facilities have been significantly upgraded or completely replaced since 1997. These projects, which required significant capital expenditures, are expected to yield advantages over the average 20-year lifetime of the printing presses due to expected lower future operating costs, improved quality and an increase in third party commercial work.

Magazine Publishing

        Media24 is the largest publisher of consumer magazines in Africa.

        The following is a summary of the significant titles published by Media24's magazine division:

Magazines	Circulation	Established (Year)	Frequency	Language
Family
Huisgenoot	366,063	1916	Weekly	Afrikaans
You	239,108	1987	Weekly	English
Drum	107,139	1951	Weekly	English/Zulu
Female
True Love	136,450	1972	Monthly	English
Sarie	132,534	1949	Monthly	Afrikaans
Fair Lady	95,545	1965	Fortnightly	English
Business
Finansies & Tegniek	16,272	1983	Weekly	Afrikaans
Finance Week	13,748	1979	Weekly	English
Landbouweekblad	42,322	1919	Weekly	Afrikaans
Service
Woman's Value	127,897	1980	Monthly	English
DIT	64,401	2001	Monthly	Afrikaans
Niche
South African Sports Illustrated	41,428	1986	Monthly	English
Men's Health	78,089	1997	Monthly	English
Shape	43,354	2000	Monthly	English
Golf Digest	17,806	1995	Monthly	English
Kickoff	61,062	1994	Monthly	English
Runner's World	15,786	1993	Monthly	English
Your Baby	23,106	1995	Monthly	English
Your Pregnancy	16,745	1998	Monthly	English
Baba & Kleuter	15,379	2000	Monthly	Afrikaans
Zigzag Surfing Magazine	12,854	1976	Monthly	English
FHM	69,374	1999	Monthly	English
Blunt	16,393	1997	Monthly	English
Insig	14,276	1987	Monthly	Afrikaans
TV Plus!	115,284	1999	Monthly	English/Afrikaans

Printing and Distribution

        In February 2000, Media24's magazine printing facilities were combined with that of Paarl Web Printers, to form Paarl Media. Media24 has a 73.7% interest in Paarl Media. In April 2001, Paarl Media was expanded through the addition of Media24's book printing business (NBD) and another business called Paarl Print. Through these transactions, Media24's printing interests are now divided into its newspaper print facilities (which are included in and managed as part of the newspaper business) and Paarl Media (which encompasses all print interests other than newspapers).

        Paarl Media specializes in gravure and litho-web magazine, brochures and advertising material printing in its two advanced facilities in Montague Gardens (Cape Town) and Paarl. Gravure is a printing process mainly used for high-speed production of large print runs at constant and high quality. It closely resembles the photographic process. Litho-web presses use a photo-chemical process based on the principle that water and oil do not mix. It is estimated that the two facilities print approximately 68% of the volume of all magazines being sold in South Africa. In respect of all printing work performed by the facilities, including pamphlets, inserts, advertising material, Paarl Media processes an estimated 44% of such printing work, making it a leader in this competitive industry. With respect to books, Paarl Print holds an estimated 23% share of the South African book printing market.

        Media24's business also incorporates distribution networks, which complement the editorial and printing functions. NND24, a division of Media24, distributes Media24 and third-party magazines and newspapers.

Seasonality

        Media24's business performance is stronger during the summer season and the Christmas season. Advertising revenues accelerate in November and December and then decrease rapidly in January and February, before recovering in March. Similarly, in the rush to prepare for the Christmas season, printing and distribution activities build up from October to November, before slowing down in January. As Naspers' fiscal year ends on March 31, the financial results for the second six months are typically stronger than those for the first six months, barring general economic trends to the contrary.

Raw Materials

        Paper and ink (and related chemicals) are the principal raw materials required for publishing activities. Media24 has not experienced and does not anticipate difficulties in obtaining adequate supplies of paper or ink and chemicals for its operations, with sourcing available from numerous suppliers, local and international. Prices, however, do fluctuate as is typical with similar commodities. For Media24, pricing also is significantly affected by the volatility of the Rand since the key ingredients for manufacturing the ink (or, if the ink is imported as a finished product, the ink itself) are sourced from outside of South Africa. Since the beginning of 2000, spot prices for newsprint have increased by as much as 20% and Media24 expects that newsprint and magazine paper prices could continue to rise during the remainder of 2002 and 2003. The increase in newsprint and magazine paper costs has adversely affected Media24's earnings and cash flow; Media24's ability to pass the cost increase through to the consumer is limited.

Competitors and Competitive Position

        Media24's main competitors in South Africa are:

  •
  Caxton Printing and Publishing Limited (Caxtons), a JSE Securities Exchange South Africa listed company, with significant interests in newspaper, magazine and book printing facilities, magazine publishing and some newspapers.

  •
  Johnnic Communications Limited (Johnnic), a JSE Securities Exchange South Africa listed company, with some newspaper and magazine publishing interests, mainly via the Sunday Times.

  •
  New Africa Investments Limited (NAIL), a JSE Securities Exchange South Africa listed company, with newspaper publishing interests mainly via the Sowetan.

  •
  Independent Group—South African Operations (Independent), part of Independent PLC (Ireland), the largest newspaper publisher and printer in South Africa with multiple titles, including The Star, Business Report, The Argus and Cape Times. Independent PLC (Ireland) also publishes two Conde Nast titles in South Africa under license (GQ, Conde Nast House & Garden).

        The two key indicators of competitive strength are circulation and advertising revenue. Competition for circulation and advertising revenue comes from local, regional and national newspapers, magazines, radio, television, direct mail and other communications and advertising media that operate in the same markets as Media24. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets and the number of media alternatives available in these markets. Competition for readership is based on the ability to deliver quality products by offering timely and high quality journalism at competitive prices. Media24 competes for advertisers with other forms of media based on the ability to offer an effective means for advertisers to reach their target audience.

        In the printing market, competitive factors include the quality and location of printing presses, distribution capabilities and technological advancements. In the magazine printing, gravure & litho-web printing and book printing segments, Caxtons is Media24's main competitor. In the book printing segment, other competitors include Interpak and Natal Witness. Interpak is a division of a big South African listed packaging group, Malbak Limited. Natal Witness is a joint venture between Commercial Printers (Proprietary) Ltd and an independent printing company.

Technology

        MIH Limited's subsidiary Irdeto Access provides content protection solutions to subscriber platform operators and other providers of valuable digital content. Irdeto Access' products enable pay-media operators and corporate users to encrypt and decrypt their broadcast or multicast signals. The products control subscriber access to content, services and events across all media platforms, including digital television and Internet protocol (IP) streaming media. Irdeto Access offers customers over 30 years of experience in the pay-media industry and a range of skilled resources and properties.

        Irdeto Access has nearly doubled its client base since April 2001 and has over 85 clients in more than 30 countries. During the year ended March 31, 2002, Irdeto Access sold some 2.5 million personalized digital smartcards, including 1.3 million smartcards that were swapped with an earlier version. Smartcards are credit card-size devices with embedded processors that provide entitlement functions and store decryption keys and digital signatures that are inserted in set-top boxes for access to subscription television services.

        In China, Irdeto Access' technology was approved by the China State Administration of Radio, Film and Television (SARFT) in January 2001 and the deployment of Irdeto Access' products in China has increased since that date. Significant new customers of Irdeto Access include Guangdong SARFT, CSTTC and Gansu Provincial Network in China, Playboy TV in the UK, ChannelD Television in Germany, and Pittsburgh International Telecommunications in the United States.

        Products offered by Irdeto Access include:

  •
  Irdeto M-Crypt, a compact conditional access system for small to medium size operations;

  •
  Irdeto p-sys, a complete conditional access system for medium to large size operations; and

  •
  Irdeto CypherCast™, a product securing unicast and multicast Internet protocol data that travels over broadband networks including cable, satellite, xDSL (various digital subscriber line technologies), fiber to the home and terrestrial.

        In addition, the Irdeto version II smartcard technology was launched in September 2000. Irdeto Access has been successful in combating piracy and has successfully prosecuted pay-media counterfeiters in the United Kingdom, Thailand and the Netherlands and has assisted its customers with successful prosecutions in South Africa, Thailand and Australia.

Competitors and Competitive Position

        The extent and nature of competition is in large part determined by the ability to provide secure products that effectively combat piracy at competitive prices, the ability to offer superior customer service and the ability to acquire new clients, as the cost of switching for existing customers can be high. Irdeto Access' main competitors are NDS Group plc and Nagravision S.A., which provide conditional access systems to digital satellite pay-television broadcasters and digital cable-television operators, Nagra Plus S.A., a joint venture between Kudelski and Canal+, a principal supplier of analog pay-television systems in Europe, and Group Canal+ S.A., a subsidiary of Vivendi Universal, one of Europe's largest pay-television operators.

Book Publishing

Overview

        Nasboek is a leading South African producer, seller and distributor of innovative and quality reading, learning, listening and viewing products in various formats. Nasboek controls a number of different businesses operating as independent business units, including general, religious and educational publishers, digital content providers, processors and packagers, traditional and Internet bookstores, book and music clubs, and warehousing and distribution services. Nasboek presently operates only in South Africa and Botswana, where Nasboek holds a majority share in a new educational publisher.

        Nasboek's book and other publishing businesses are active in the following fields:

  •
  Creation:  This involves the production of text and music content in traditional formats such as printed books or in electronic or digital formats such as CDs or computer files. Nasboek's various publishers engage in the creation of content.

  •
  Selling:  This involves the selling of content in traditional formats such as books via bookstores or Internet stores and in digital formats via Internet stores. Nasboek's retailers include traditional retailers such as the Van Schaik bookstore chain as well as Kalahari.net.

  •
  Distribution:  This is accomplished through On the Dot Distribution, Jonathan Ball Distribution and Contentlot.

        Nasboek's general publishers market through retail outlets. School book publishers market through governmental education departments and schools. The book clubs market through the use of direct marketing channels, which include mailed catalogues, electronic catalogues on the Internet, e-mail campaigns and general or subject specific newsletters.

        The following provides a brief summary of Nasboek's various business units:

Business Unit	Nature of business	Brand Names and Imprints
Publishing
NB Publishers	General publishing in Afrikaans & English	Tafelberg, Human & Rousseau, Queillerie, Pharos, JLvS, Kwela
Jonathan Ball Publishers	Publishing and distribution of general English books	Agent and distributor for Harper Collins, Hodder-Headline, Simon & Schuster, Orion, Bloomsbury and others
Lux Verbi.BM	Publisher and retailer of Christian books and products	Lux Verbi.BM, NG Kerk Uitgewers, Protea, Hugenote and Waterkant
Nasou Via Afrika	Publishing of educational school text books	Nasou, Via Afrika, Action, Afro and Bateleur
Retail
Afribooks	Retail distributor of school text books and stationery	Afribooks
Van Schaik Group	Academic publisher, content manager and book retail	Van Schaik Publishers, Contentlot, Van Schaik Bookstores, Books from us
Clubs
Leisure Books, Leserskring, CD Music Club, Christen Direk	Direct marketing clubs for books, music, videos, DVD's and related products	Leisure Books, Leserskring, CD Music Club, Christen Direk
Distribution
On the Dot Distribution	Distribution of books, music, stationery and certain electronic products	On the Dot Distribution

Seasonality

        Nasboek is a seasonal business. The production and sale of learning support materials for primary, secondary and tertiary education occurs mostly from January to March, the beginning of the South African academic year. Accordingly, most revenues are generated at the beginning of the calendar year, which is Naspers' fiscal fourth quarter. The fiscal third and fourth quarters also are favorably affected by the usual increase in general book publishing driven by the Christmas and Easter holidays.

Raw Materials

        Like most businesses classified in the media sector, Nasboek is indirectly exposed to rising paper and ink costs. In addition, the Van Schaik Bookstore and Jonathan Ball businesses import most of their products, making it further susceptible to the volatility of the Rand versus Pound sterling and U.S. dollar exchange rates.

Competitors and Competitive Position

        Publishers compete by developing a portfolio of books that are in demand by continually seeking out and promoting talented writers and by offering their works at competitive prices. Nasboek mainly competes with other publishers of fiction and non-fiction books, including international publishers with a presence in South Africa such as Random House, Penguin and MacMillan as well as with South African publishers, most notably Maskew Miller Longman, jointly owned by Pearsons and Johnnic Communications, the leading school textbook publishers in South Africa.

Private Education

Overview

        Educor is the leading provider of private education in South Africa. It offers programs ranging from adult basic education and training to higher education and corporate training. Educor is primarily involved in the delivery of further education and training and higher education in South Africa. The further education and training programs lay the foundation for higher education and focus on the returning adult and not just the school leaver. Educor estimates that the size of the further education and training and higher education market in South Africa exceeds Rand 10 billion, although it is highly fragmented. Educor is larger than its three main competitors combined, in the areas of higher education and further education and training, with revenue of approximately Rand 510.6 million for the fiscal year ended March 31, 2002. Educor operates its private education business through a number of subsidiaries, the large majority of which are wholly-owned.

        Educor's key brands such as Damelin and Allenby are represented in all major South African business centers and Educor has over 100 branches throughout South Africa. Educor's programs are delivered in three principle ways: face-to-face in the classroom and on campus, via distance learning and through corporate on-site executive education.

        Educor's key brands are:

  •
  Damelin:  focuses on higher education and further education and training, full and part time learners.

  •
  Allenby:  also focuses on higher education and further education and training, providing "exotic" programs such as sound engineering, game ranging and sports club management.

  •
  International Colleges Group (ICG):  provides high quality vocational education; it is the largest in its field in South Africa with over 200,000 students.

  •
  The Graduate Institute of Management and Technology (GIMT):  offers customized education for corporate executives and runs public programs for management.

  •
  Midrand Graduate Institute (MGI):  provides higher education covering the arts, commerce and technology fields as well as the Cambridge A and O level programs to prepare learners for higher education programs. MGI is affiliated with the Milpark Business School which provides both undergraduate and post-graduate education such as MBAs.

  •
  Edufin:  Educor's treasury and financing company, which provides and services student loans.

        Damelin, GIMT, Allenby, ICG, MGI and Edufin are the main subsidiaries of Educor, comprising approximately 80% of Educor's revenue for the 2002 fiscal year. The current economic conditions are difficult for private education companies, with less disposable income available, but there are key opportunities in the corporate and further education and training markets. Educor's future plans include the following:

  •
  Target the corporate training market as a growth opportunity. Educor is seeking to consolidate its corporate offerings throughout the group under the GIMT division. The corporate market is particularly attractive since it enjoys better profit margins and a less risky debtor profile.

  •
  Offer executive training programs. Educor recently signed a contract with the University of Michigan Business School to offer short executive programs. To penetrate small and medium sized businesses, Educor intends to leverage its relationship with Microsoft which is effective in this area.

  •
  Expand offerings in the further education and training sector. The government has shown a new commitment to further education and training, by setting up a separate office within the Department of Education to handle further education registration and training supplies.

        The private education sector in South Africa is increasingly subject to government regulations. Some of the changes initiated by the South African Department of Education will negatively affect Educor's business. The Department of Education, for instance, is imposing stricter controls on the accreditation and registration of private education programs and courses. The Department has, in particular, expressed concerns regarding the number of MBAs offered in South Africa and will monitor the content of these programs more closely. Moreover, there is mounting government pressure to demonstrate black investment participation in the corporate training market. Having a strong black empowerment partner is therefore becoming increasingly important. Nozala Investments (Proprietary) Limited, a black empowerment group, holds a 6.5% economic interest and a 21.5% voting interest in Educor.

Seasonality

        Educor's business is highly seasonal as approximately 60% of its students signed up in the first three calendar months of the year (the beginning of the South African academic year). Marketing plans and sales initiatives need to be prepared by April of the prior year, meaning that operating costs leading up to that period are typically higher than the remainder of the year.

Competitors and Competitive Position

        Educor competes with international and local publishers and creators of educational materials. Competition is based on the ability to deliver quality products at competitive prices that appeal to the school boards, educators and government officials making purchasing decisions. International competitors include Bond University and the University of Southern Queensland. Local competitors include Adcorp Holdings Limited, Advtech Limited and Privest Group Limited.

INTELLECTUAL PROPERTY

        Naspers relies on a combination of patents, licensing arrangements, trade names, trademarks, copyrights and proprietary technology to protect its intellectual property rights. Naspers or its subsidiaries own, or have been assigned or licensed the rights to, several patents and have several patent applications in various jurisdictions relating to their proprietary technology. In addition, Naspers or its subsidiaries currently have numerous trademarks (pending and registered) in countries where they conduct business or could potentially conduct business in the future. Some of Naspers' major trademarks include the names and logos of DStv, M-Net, SuperSport, MultiChoice, M-Web and Irdeto Access. In respect of the Internet, a number of domain registrations have been secured, also as a mechanism to protect print brands. The publishing activities of Media24, Nasboek and Educor are protected by copyrights to the various contents made available. Naspers believes it has taken appropriate available legal steps to protect its intellectual property in the relevant jurisdictions.

        Naspers may file additional patent and trademark applications in the future, although there can be no assurance that Naspers will be successful in obtaining patents or trademark registrations based upon these applications. Naspers intends to vigorously protect its intellectual property rights. It may be possible, however, for a third party to copy or otherwise obtain and use its technology without authorization or to develop similar technology independently. Furthermore, the laws of certain countries in which Naspers sells its products and services do not protect Naspers' intellectual property rights to the same extent as do the laws of the United States.

REGULATION

        Naspers is subject to laws which regulate its business practices in the different jurisdictions in which it operates. The following discussion focuses on South Africa, Greece and Thailand, the principal countries in which Naspers conducts its operations. For a discussion of the regulation of education in South Africa and its impact on Educor, you should review "—Educor—Overview" above.

South Africa

Regulation of Anti-Competitive Practices in South Africa

        The Competition Act 1998 regulates anti-competitive practices in South Africa. The Competition Act also places emphasis on ensuring that opportunity exists for historically disadvantaged persons to participate in the South African economy.

        The Competition Act created a Competition Commission, a Competition Tribunal (which has the status of a High Court) and a Competition Appeal Court. The prohibitions against restrictive horizontal practices, restrictive vertical practices and the abuse of positions of dominance are the main prohibitions in the Competition Act likely to affect Naspers.

        In relation to restrictive horizontal practices, any agreement or concerted practice between firms or any decision by an association of firms in a horizontal relationship is prohibited if it involves the direct or indirect fixing of prices or trading conditions, the division of markets by allocating consumers, suppliers, territories or specific types of goods or services or collusive tendering. In addition, any agreement, concerted practice or decision between parties in a horizontal relationship is prohibited if it has the effect of substantially preventing or lessening competition in a market, unless a party to the agreement, concerted practice or decision can prove that any technological, efficiency or other pro-competitive gain resulting from such agreement, practice, or decision outweighs its anti-competitive effect. In addition, minimum resale pricing is specifically prohibited between parties in a vertical relationship.

        The Competition Act provisions may be enforced by:

  •
  injunctions in respect of contraventions of the Competition Act;

  •
  orders against third parties to remedy anti-competitive activity;

  •
  the imposition of significant administrative fines;

  •
  orders for divestment of assets or businesses; and

  •
  claims for damages by persons injured by a contravention of the Competition Act.

        The impact of the Competition Act on Naspers is difficult to predict, although it may make completing acquisitions in South Africa significantly more difficult and in many cases not feasible for Naspers. For example, it may be difficult for Media24 to acquire additional magazine titles in South Africa. In addition, Naspers expects the Competition Commission to increase its focus on media businesses and potentially to take actions designed to introduce new entrants into Naspers' markets and to cause existing operators to lower prices. Naspers cannot predict the likely impact that any such action by the Competition Commission could have on the operation of its businesses, but the impact could be material.

Print and Electronic Media Regulation in South Africa

        The Independent Broadcasting Authority Act, 1993 regulates both the transmission of broadcasting signals, as well as the content of broadcasting, including local content requirements. In 1999, the Broadcasting Act was enacted, among other things, to amend certain provisions of the Independent Broadcasting Authority Act and to provide for classes of broadcasting activities, including satellite broadcasting services. The following year, the Independent Communications Authority of South Africa Act, 2000 was enacted by Parliament. In terms of this Act, the Independent Broadcasting Authority merged with the telecommunications regulator ("SATRA") to form a combined regulator—the Independent Communications Authority of South Africa ("ICASA"), which now regulates broadcasting under the Independent Broadcasting Authority Act and Broadcasting Act and telecommunications under the Telecommunications Act, 1996 or the "Telecoms Act".

        The Independent Broadcasting Authority Act stipulates that no person may provide a broadcasting service except under and in accordance with a broadcasting license issued by ICASA under chapter VI of that Act. Nevertheless, any person who immediately prior to March 30, 1994 provided a private broadcasting service was deemed to be the holder of a broadcasting license for a period of six to eight years, depending on the circumstances. While the Independent Broadcasting Authority Act's definition of "broadcasting signal distribution" is limited by the exclusion of signals transmitted outside the broadcasting services frequency bands (which excludes satellite signal distribution); the same is not true of the definition of broadcasting services.

        The Broadcasting Act divides broadcasting licenses into a number of categories, including satellite-subscription and terrestrial-subscription services. The Broadcasting Act specifically envisages the provision of satellite television services. This Act provides that a person may not provide a broadcasting service without a broadcasting license issued by ICASA. Nevertheless, the Broadcasting Act specifically provides that a broadcasting service which existed at the date of the commencement of the Act (i.e. June 30, 1999) is, on application for a broadcasting license in respect of that service, deemed to have the necessary permission to continue its activities until such time as ICASA decides on that application. In addition, each channel provided in a multi-channel environment must be authorized by ICASA. Any channel provided by a broadcasting service on June 30, 1999 is specifically deemed to have the necessary permission to continue its activities, unless ICASA "decides anything to the contrary".

        In 2000, ICASA began a review of the local content quotas applicable to all broadcasting services. The new local content regulations were published in 2002 and provide for an increase in the annual percentage of South African content between 5 a.m. and 11 p.m. from 6% to 8%. In addition, in open-time from 5 p.m. to 7 p.m. a weekly average of 35% of programming must be local content. The increase in the local content requirement is unlikely to impact M-Net significantly because such additional local content is expected to be sourced by M-Net from its existing local content channels. M-Net's broadcasting license was renewed on June 1, 2002. The new license expires on March 31, 2010, when it again will have to be renewed. The IBA Act provides that ICASA may only refuse an application for renewal if the licensee has failed to materially comply with its license conditions or the provisions of the Act or if ICASA is satisfied that the applicant will not so comply after renewal. In addition, the Act provides that, if an application for renewal is made in good time, a broadcasting license continues in force until ICASA has decided on such application. M-Net's current license provides that during certain times of the day it may broadcast programs on its M-Net Channel without using encryption technology, thereby allowing those without set-top boxes to view such unencoded programming. However, ICASA may in the future amend M-Net's license to remove or reduce the open window during which M-Net may broadcast an unencoded signal on its M-Net Channel.

        ICASA may impose empowerment equity requirements as a condition to renewing M-Net's license in the future. A condition included in M-Net's recently renewed license encourages M-Net to include persons from previously disadvantaged groups in its ownership and control structure and requires

M-Net's management and staff to be representative of South African society. During M-Net's most recent license hearing, ICASA noted that M-Net had not complied with this requirement. M-Net gave assurances to ICASA during these hearings that it will put recruitment policies in place that will assure compliance in the future.

        The Broadcasting Act does not yet contain a proper framework for the licensing of satellite entities such as MultiChoice Africa. In November 1998, prior to the Broadcasting Act coming into effect, MultiChoice Africa submitted a brief application for a license and authorization of the channels that it broadcast at the time. Due to the fact that the Broadcasting Act had not yet been signed into law, the Independent Broadcasting Authority, the regulator at that time, stated that it would keep the application until the appropriate time. As a result, MultiChoice Africa does not hold a license. Naspers believes it is unlikely that MultiChoice Africa would be denied a license or be penalized for not having a license. Moreover, it is impossible to predict the cost or the terms of a license at this time. The terms of any future license could require MultiChoice Africa to give up exclusivity, add local content or issue equity to empowerment groups.

        The Independent Broadcasting Authority Act prohibits one or more foreign persons from, directly or indirectly, exercising control (as defined) over, or having an interest in excess of 25% in, a commercial broadcasting licensee. In addition, no person may, directly or indirectly, exercise control over more than one commercial television broadcasting license.

        The Broadcasting Act provides that subscription broadcasting services may not acquire exclusive rights for the broadcast of national sporting events identified by ICASA in consultation with the Ministers of Communications and Sport. The events must be identified in accordance with regulations issued by ICASA following a public process. ICASA published a discussion paper on this issue in August 2002 and a ruling is expected by March 2003. Any loss of sports programming exclusivity by SuperSport could adversely affect Naspers' competitive position in the South African pay-television market.

        In terms of the Telecomms Act, the provider of a value-added network service (defined as a telecommunication service provider to one or more customers concurrently, during which value is added for the benefit of customers), is required to hold a license to provide such service. This includes Internet service providers. In terms of the Act, a value-added network service may not be used for the carriage of voice and may only be provided by means of facilities provided by Telkom SA, the fixed-line operator owned by the state or the second network operator, the licensing process of which is currently underway. The licensing process for the second operator has proven time consuming and there is currently no reliable indication of when this licensing process will be completed. A private telecommunication network, which is defined in the Telecomms Act as a telecommunications network "for purposes principally and integrally related" to a person's own operations, only requires a license if it is interconnected to the telecommunications system of Telkom or of another public switched telecommunication service operator. In addition, the Act contains a prohibition on the carriage of voice by value-added network service operators, until a date determined by the Minister of Communications.

        M-Web Holdings, as an Internet service provider, is required to hold a value-added network service license under the Telecomms Act. Nevertheless, Section 40(1)(b) of the Telecomms Act provides that any person who, immediately prior to May 20, 1996, provided a value-added network services in terms of certain agreements, is deemed to be a holder of a license to provide such service, provided that such person applies to the Authority within six months or such extended period as the Authority may allow, for a license in terms of the Act. In addition, this section of the Telecomms Act provides that the Authority must grant the application and issue a license to such person. Accordingly, M-Web Holdings is deemed to hold a value-added network service license under this provision and will be required to apply when the regulations are published. ICASA has confirmed that they will notify all affected parties of a three-month period within which value-added network service and private telecommunication network licensees have to re-apply to ICASA for licenses.

        Recent amendments to the Telecomms Act provide for ICASA to grant a multimedia service license to Sentech Limited (a parastatal). A multimedia service is defined broadly as a telecommunication service that "integrates and synchronizes various forms of media to communicate information or content in an interactive format," including Internet through television, pay-per-view, video on demand, electronic transactions, text, data, graphics, animation, audio and video content. Sentech could thus become a competitor to MultiChoice Africa.

        The Interception and Monitoring Bill is currently before Parliament's Portfolio Committee on Justice and Constitutional Development. M-Web Holdings is currently lobbying the Committee to amend the legislation to remove the requirement that ISPs are required to purchase monitoring equipment at their own cost, which will be costly.

        ICASA and the Competition Commission have concurrent jurisdiction over the investigation, evaluation and analysis of mergers, acquisition transactions and complaints involving telecommunications and broadcasting matters, and have published a draft agreement to establish the manner in which they will cooperate.

        The Electronic Communications and Transactions Act has recently been passed by the National Assembly and the National Council of Provinces and has been signed by the President. This Act is intended, amongst other things, to facilitate and regulate electronic communications and transactions and e-commerce. The Act's effects include, but are not limited to:

  •
  providing for the recognition of electronic records, data messages and electronic signatures, the admissibility of data messages as evidence and facilitation of electronic contracting;

  •
  requiring the registration of cryptography providers, which would appear to include any provider of encryption services and products, such as MultiChoice and possibly M-Web Holdings;

  •
  providing for the voluntary registration of authentication service providers, which would include products relating to electronic signatories and digital certificates, and may have an impact on M-Web Holdings;

  •
  providing for consumer protection in relation to electronic transactions, including providing certain information and ensuring payment systems are secure;

  •
  establishing voluntary personal data protection provisions and the requirement for registration of critical databases;

  •
  establishing a .za Internet domain name authority by the Minister of Communications;

  •
  providing for the limitation of liability of service providers, including Internet service providers, in certain circumstances; and

  •
  providing for "cyber inspectors", with powers, amongst other things, to monitor and inspect web sites or information systems and to investigate the activities of cryptography service providers. The cyber inspectors will have fairly extensive powers of search and seizure.

        The Media Development and Diversity Agency Act, 2002 establishes an agency which, amongst other things, aims to support media development and diversity projects. Depending on the content of future regulations under this Act, participants in the media industry will make agreed contributions for this purpose. Media24 has agreed to contribute up to Rand 1.2 million per year for the next five years. In addition, MultiChoice Africa, M-Net and SuperSport have agreed to collectively contribute up to Rand 1.2 million per year for the next five years. The agency may propose diversity, national distribution and other requirements which could have an adverse effect on Naspers.

        As in other countries, the print media is governed by a number of laws which restrict the content of published information. Nevertheless, other than the restrictions on cross-media ownership, there are no specific regulatory laws governing the print media.

Greece

Regulation of Pay-Television in Greece

        Overview.    The regulatory framework governing the establishment and operation of free-to-air television stations in Greece is provided by Law 2328/95 on the "Legal Status of Private Television and Local Radio, Regulation of Several Issues related to the Radio Television Market and Other Provisions" (the "Free-to-Air Law") and by Law 2863/2000 "National Radio and Television Council and other Authorities and Bodies of the Audiovisual Services Sector" (the "RTC Law"). The pay-television regulatory framework is governed by Law 2644/98 on "The provision of pay-television and radio services and other provisions", which regulates the issue of pay-television licenses (via satellite, terrestrial relays or cable) by the use of analog or digital methods of transmission (the "Pay-Television Law"). Prior to the enactment of the Pay-Television Law, pay-television was regulated by the Free-to-Air Law, some provisions of which survive, as described below.

        The Free-To-Air Law.    Before the enactment of the Pay-Television Law, the Free-to-Air Law granted Greek Radio Television SA, the state-owned broadcasting entity, the exclusive right to broadcast encrypted television signals in Greece. Greek Radio Television was permitted to further assign such rights to third parties. Based on this legislation, NetMed Hellas entered into an agreement with Greek Radio Television on October 15, 1994, pursuant to which NetMed Hellas' encrypted service is transmitted on frequencies allocated by Greek Radio Television. This agreement has been approved by a joint decision of the Minister of Press and Mass Media and the Minister of Finance and ratified by Law 2328/95. The October 1994 agreement was extended and supplemented by a further agreement dated December 29, 1995, which relates to the transmission of a second encrypted service on frequencies allocated by Greek Radio Television and was also approved by a joint ministerial decision. These agreements require NetMed Hellas to pay certain fees to Greek Radio and Television equal to 6.5% of subscription fees payable by subscribers who subscribe to only one service and 5.0% of subscription fees payable by subscribers who subscribe to both services. NetMed Hellas is required to provide a bank guarantee in an amount of approximately Euro 2.9 million each year to secure these payments.

        While the cooperation agreements between NetMed Hellas and Greek Radio Television are in force, regulations concerning the share capital composition of free-to-air television companies are not applicable to NetMed Hellas, which, instead is subject to the terms of the aforementioned agreements. The regulations under the cooperation agreements ensure that NetMed NV and NetMed Hellas (or any other company which has the control of the group of companies to which NetMed Hellas belongs) shall be liable to Greek Radio Television for the fulfillment of the obligations of NetMed Hellas in accordance with the cooperation agreements. Additionally, NetMed Hellas must obtain Greek Radio Television's approval to transfer a majority of its shares and must notify Greek Radio Television to transfer any shares which are less than a majority of its shares. Greek Radio Television also has the right to be provided with detailed information if new shareholders enter or new share capital is invested into NetMed Hellas. These provisions are applicable for the entire term of the agreements.

        Pay-Television Law.    Under the pay-television law and the RTC law, the rights to provide pay-television through terrestrial, satellite or cable broadcast can be secured either by obtaining a license directly from the RTC or by signing a cooperation agreement with any holder of a license. The existing agreements between NetMed Hellas and Greek Radio Television have been extended until the licenses for the provision of terrestrial pay-television services have been granted in accordance with the pay-television law and the RTC law. The Minister of Press announced the frequencies to be used for providing terrestrial pay-television services and MultiChoice Hellas submitted an application for such license on February 1, 2000, and again in November 2001, after the first licensing procedure was cancelled. On July 17, 2002, the Minister of Press cancelled the second licensing procedure due to incompatibilities in the media laws arising out of subsequent amendments to the Greek Constitution. The cancellation of the second licensing procedure has necessitated a further extension of the agreement between NetMed Hellas and Greek Radio Television, which is in the process of being finalized. Should terrestrial licenses be granted in the future, NetMed Hellas could elect to cooperate with a license holder instead of seeking a license directly. Under the pay-television law and the RTC Law, no single shareholder of a company having a terrestrial license may hold more than 40% of the share capital of such company.

        A 15-year digital transmission license for the provision of pay-television and radio services via satellite was granted to MultiChoice Hellas on July 15, 1999. On December 20, 1999, MultiChoice Hellas and the Greek government completed the concession agreement required by the terms of the digital transmission license.

        Synergistic Network Development S.A. acquired a ten-year telecommunications license in November 1999 to uplink data and video from Greece. Synergistic Network Development is a wholly-owned subsidiary of NetMed.

        EU Regulation.    The EU Broadcasting Without Frontiers Directive of October 3, 1989, as amended by EC Directive 97/36 of June 30, 1997, established the basic principles for the regulation of broadcasting activity in the EU. In essence, it provides that each EU broadcasting service should be regulated by the authorities of one member state and that certain minimum standards should be required by each member state of all broadcasting services regulated by that state's authorities. Currently, the directive requires member states to ensure, "where practicable and by appropriate means," that the broadcasters reserve "a majority proportion of their transmission time" for programs produced in Europe. In applying this rule, broadcast time for news, games, advertisements, sports events, infomercials and teletext services are excluded. The directive recognizes that member states are to move progressively towards requiring their broadcasters to devote a majority of relevant transmission time to programs produced in Europe, having regard to the broadcaster's informational, educational, cultural and entertainment responsibilities to the viewing public.

Thailand

Regulation of Telecommunications and Pay-Television in Thailand

        Overview.    The Thai Constitution, which came into force in 1997, laid the framework for a new telecommunications and broadcast regulatory regime in Thailand. The cornerstone of the new regime is the establishment of two independent regulators, the National Telecommunications Commission, or "NTC", and the National Broadcasting Commission, or "NBC". NTC regulates the telecommunications industry while NBC regulates the broadcast media industry. Since the Constitution was passed, a committee was set up by the Thai Government to draft the laws in relation to telecommunications and broadcasting in Thailand in accordance with Article 40 of the Constitution.

        The two main pieces of legislation that currently govern the telecommunications business are the Act on Organisation For Allocating Spectrum and Radio and Television Broadcasting Supervision and Telecommunication Businesses, or the "Frequency Allocation Act", which came into force on March 8, 2000, and the Telecommunications Business Act, which came into force on November 17, 2001. The Telecommunications Business Act and the Frequency Allocation Act are intended to play a key part in the legal reform of the Thai telecommunications market in preparation for its complete liberalization by the year 2006, in accordance with the World Trade Organization's liberalization requirements.

        Although the Telecommunications Business Act was passed in 2001, the Broadcasting Business Bill remains under consideration by the Council of State. The Broadcasting Business Bill was to be enacted no later than October 11, 2000, three years from the date of the promulgation of the Constitution.

        Telecommunications.    The Telecommunications Business Act empowers NTC to impose conditions and requirements on the issuance of licenses, such as qualification of applicants, scope of services, term of licenses and universal service obligations. Although the appointment of NTC has been delayed due to concerns about the impartiality of the proposed members of NTC, the government has continued to move forward with other supporting legislation.

        In the past, foreign ownership in a telecommunications company was limited to 49%. The Telecommunications Business Act decreases the permitted foreign shareholding to 25% for certain types of telecommunications operators. This has raised a concern in the industry, as this restriction will limit investment by foreign telecommunication companies. As NTC is not yet established and no conditions or requirements have yet been put in place, it is unclear whether existing operators who elect to continue to do business under the old concession will be able to retain foreign ownership of up to 49% until such time as they migrate to the new regime. Operators providing telecommunications services under the Telecommunications Business Act are subject to the Trade Competition Act, 1999, as well as NTC regulations governing subsidy, abuse of market power, fair competition and consumer protection.

        A new draft Telecommunication Business Act (No. 2) has been submitted to the Cabinet for approval. The new draft increases foreign shareholding restrictions from 25% to 49% of the total shares. The Cabinet approved the draft Telecommunication Business Act (No. 2), as proposed by the Ministry of Transport and Communications, on May 14, 2002. The draft will be sent to the Council of State and then the Parliament for approval. There can be no assurances that the draft legislation will be adopted. UBC cannot predict how this draft legislation will affect its ownership structure in the future.

        Broadcasting.    Television broadcasting in Thailand commenced on June 24, 1955 following the enactment of the Thai Radio and Television Broadcasting Act of BE 2498 (AD 1955), or "RTB Act". In 1977, the Mass Communication Organisation of Thailand, or "MCOT", was established to operate mass media businesses on behalf of the Thai government. As a consequence of developments in technology, the RTB Act was amended in 1987 to allow television broadcasts to be made to the public through cable and electronic means.

        Broadcast media in Thailand has been mainly controlled by the Public Relations Department of Thailand, or "PRD", and MCOT, and operated by a number of private sector companies which entered into agreements with PRD and MCOT. Both the RTB Act and the MCOT decree separately empower PRD and MCOT to provide broadcasting services. PRD and MCOT have entered into joint venture agreements with the private sector to operate radio and television broadcasting stations.

        Since January 13, 1994, pursuant to the ministerial regulation dated October 13, 1993, companies in the private sector have had the right to apply, in the case of transmissions within Bangkok, to PRD and, in the case of transmissions outside Bangkok, to the PRD or the Regional Public Relations Centre, for a license to supply cable television. Applications for licenses are considered by a committee appointed by the Prime Minister. Licenses, on the basis of the regulations, permit the supply of television through fiber optic or electric cable, but not through other means, including wireless transmission, such as microwave signal, as currently utilized by UBC.

        UBC and UBC Cable obtained a license from PRD to utilize certain frequencies and concessions from MCOT to operate pay-television businesses. On April 17, 1989, MCOT and UBC entered a joint venture agreement for the provision of subscription television, service which was subsequently amended on May 19, 1994 and April 17, 1998. Under the agreement and related concession, UBC is permitted to operate subscription television on behalf of MCOT until September 30, 2014. In addition, UBC is entitled to provide subscription television pursuant to the UBC concession to all of Thailand using a satellite to provide direct-to-home service, cable in the provincial areas and MMDS, as permitted by PRD. UBC also is entitled to use a satellite to provide service to hubs in provincial areas and then, through local cable networks, on to subscribers. In exchange, UBC pays MCOT 6.5% of the gross revenue derived from the operation of the subscription television business each year during the period of the UBC concession as consideration for the agreement, subject to a minimum amount per annum. Subscription fees or other subscriber charges and the form of contracts with subscribers must be submitted to MCOT for prior clearance.

        On November 12, 1993, MCOT and Telecom Asia entered into a memorandum of agreement for a joint venture for the provision of cable television services. Pursuant to its terms, Telecom Asia agreed to set up a public company to operate a cable television business. On June 6, 1994, MCOT and UBC Cable entered into a contract for the joint operation of subscription television services. Pursuant to the agreement, UBC Cable is permitted to operate subscription television on behalf of MCOT until December 31, 2019 and provide subscription television in Bangkok and elsewhere. In exchange, UBC Cable pays MCOT 6.5% of the gross revenue derived from the operation of the subscription television business each year during the period of the concession as consideration for the agreement, subject to a minimum amount per annum.

        MCOT and the National Broadcasting Commission of the Prime Minister's office regulate the programming content on UBC's channels, primarily monitoring what they deem to be excessive nudity, sexual content and violence. MCOT also monitors what it considers to be disparaging content aimed at Buddhism and the Royal Family in Thailand. MCOT generally sends written warnings to broadcasting entities when it believes that offensive content has been aired. The Board of Directors of UBC believes that MCOT's regulation of UBC's programming content is minimal, and to date UBC has rarely received such written warnings.

        On February 16, 1998, UBC entered into various agreements for the acquisition of a 97.85% shareholding in UBC Cable from Telecom Holding Public Company Limited, or Telecom Holding. Effective on May 4, 1998, UBC combined its operations with the analog cable television business of UTV Cable, an entity formerly owned by Telecom Holding. In connection with the combination, UBC purchased a 97.9% shareholding in UBC Cable from Telecom Holding. Meanwhile, Telecom Holding acquired a 49.5% shareholding in UBC in order to consolidate the position of both UBC and UBC Cable in the Thai market and to rationalize the cost of providing a pay-TV service to subscribers in Thailand.

        The new regulatory regime described above will change the broadcast media industry to a license-based system. The Frequency Allocation Act and the Broadcasting Business Bill provide that NBC will be responsible for setting national broadcast media master plans, allocating frequencies relating to broadcasting, granting licenses to carry on broadcasting business and governing interconnection. NBC will take over the regulatory functions of PRD and MCOT, including the regulation and frequency management of PRD under the RTB Act.

        Under the Broadcasting Business Bill, NBC will be responsible for issuing licenses for the provision of broadcasting services. There will be three categories of licenses: state, commercial and community license. The Broadcasting Business Bill empowers NBC to impose conditions and requirements on the issuance of licenses, such as qualification of applicants, scope of services, term of licenses and contribution to funds.

        The Frequency Allocation Act provides that licenses to use frequencies and licenses to operate broadcast businesses are not transferable. In addition, licensees shall use frequencies by themselves unless otherwise permitted by NBC. The Frequency Allocation Act also provides that the parties to concession agreements will be subject to the regulations to be implemented by NBC. Once implemented, such regulations will apply to UBC, as it is a party to the concession agreements described above. The Constitution provides that any new laws enacted under Section 40 will not affect any license, concession or contract valid on the date such law comes into force until the expiration of such license, concession, or contract. In accordance with this provision, the Broadcasting Business Bill contains transitory provisions that allow licenses under existing concessions to continue in operation until the expiration of the concession. Therefore, the establishment of NBC is not expected to adversely affect UBC's right to operate its existing pay-television business, as provisions in the Constitution, the Frequency Allocation Act and the current draft of the Broadcasting Business Bill clearly state that the contract is still valid until the expiration of the contract. However, any changes in the current regulatory regime in these areas by NBC may increase the regulatory burden and cause UBC to incur additional compliance costs. As the Broadcasting Business Bill has not been passed, and NBC has not been formally appointed, it is unclear what the regulatory burdens will be.

        The Frequency Allocation Act also provides that until the enactment of the Broadcasting Business Bill and the formal appointment of NBC, PRD and MCOT remain as the regulatory bodies responsible for broadcasting.

        The limit on foreign ownership is determined by the laws enacted under the Constitution. The Ministerial Regulation No. 13 issued under the RTB Act requires at least 50% Thai ownership. The current draft of the Broadcasting Business Bill sets the permitted foreign ownership to 25% of the total shares. It is unclear whether existing operators (in this case, UBC and UBC Cable) which continue to do business under the old concession and contract will be able to retain foreign ownership of up to 49% until such time as they migrate to the new regime. As of June 30, 2002, 48.4% of UBC's shares were held by foreign investors. The current draft of the Broadcasting Business Bill also imposes a 15% single shareholder limit and requires that 75% of the directors of a licensed telecommunications operator be Thai nationals.

        However, the current draft of the Broadcasting Business Bill has been strongly opposed by the Radio and Broadcasting Professional Federation and the media industry, including UBC. Both the foreign shareholding and single shareholder limit in the current draft are being reviewed and recommendations for changes to the draft are being made by industry participants. The Council of State held a public hearing to consult with the media industry on July 21, 2002 and will hold meetings to gather comments before submitting the Broadcasting Business Bill to the Cabinet. There can be no assurances that the Broadcasting Business Bill will be adopted in the current form.

        As NBC has not yet been appointed, the existing regulations under the RTB Act are enforceable to the extent that such regulations are not contrary to the Frequency Allocation Act.

        Operators providing broadcasting services under the Broadcasting Business Bill are subject to the Trade Competition Act, as well as NBC regulations governing abuse of market power, fair competition and consumer protection, once such regulations are enacted.

        Advertising.    At present, the government of Thailand does not allow advertising over pay-television. The government does, however, permit advertising by free-to-air television. The concessions, which UBC and UBC Cable received from MCOT, also prohibit UBC from commercial advertising. However, as pay-television in Thailand expands from purely local content to include premium international programming, the cost of providing such services has risen significantly. With respect to content concerns, in UBC's request to the Thai regulators to permit UBC to carry advertising, UBC compared Thailand to other countries in the region with less restrictive pay-television advertising policies. The policies in these countries were actually less restrictive with advertising on pay-television than with free-to-air television, on the theory that foreign advertising can reach the entire television population on free-to-air television, while pay-television subscribers have the option of terminating their services.

Regulation of Anti-Competitive Practices in Thailand

        The Trade Competition Act which came into effect on April 30, 1999, replaced the Price Fixing and Anti-Monopoly Act 1979 and attempts to find a new balance between encouraging the efficiency of monopolies, while at the same time ensuring there are sufficient checks to prevent unfair trade and competition. Under the Competition Act, the regulators have shifted their attention from controlling prices to controlling operator practices. Generally, all restrictive trade practices which create or may create a monopoly or reduce competition in the trade of goods and services are prohibited under the Competition Act. The Act does, however, permit certain practices which have the appropriate approval from the Trade Competition Committee. The Competition Act addresses specific anti-competitive activities such as (i) an abuse of dominant position; (ii) mergers and acquisitions; (iii) restrictive trade practices jointly undertaken by two or more operators; (iv) restrictive trade practices undertaken with an overseas business operator; and (v) other restrictive practices. Contravention of the Competition Act carries penalties including the imposition of restrictions and compulsory restructuring.

        The Competition Act requires companies that had acted in a monopolistic manner or in a manner which, in relation to certain specific activities, reduced or eliminated competition, to submit a request to the Trade Competition Commission for the approval of such action. Requests relating to actions prior to April 30, 1999 were required to be submitted by July 28, 1999. The board of directors of UBC believed that the activities of UBC did not fall within the ambit of the Competition Act and, accordingly, that UBC was not required to submit such request.

        On September 4, 2000, the Trade Competition Commission ruled that the acquisition of UBC Cable in 1998 by UBC and the increase of UBC's subscription fee by 23% following the acquisition did not violate the Competition Act. The Commission concluded that there was legitimate ground for UBC to increase its subscription fees as it was having financial difficulties and the operation of UBC and UBC Cable was considered to be the same unit.

China

Regulation of the Internet in China

        Overview.    At present, the operation of telecommunications businesses, including Internet-related businesses, in the People's Republic of China is subject to extensive regulation by the government. The Ministry of Information Industry is the primary regulator of Internet businesses, with other government authorities also participating in the regulation of foreign investment, advertising, security, encryption and content.

        Internet Access and Information Services.    Both Internet access and Internet information services in China are governed by the Telecommunications Regulations. The Catalog of Classes of Telecommunications Businesses provides that Internet access and Internet information services are value-added telecommunications businesses. Internet access services can be operated by any purely domestic Chinese company, regardless of whether such company is State owned, as long as such company has received a permit from the Ministry of Information Industry or its relevant local counterpart.

        Internet information service provider is defined by the Administrative Measures on Internet Information Services as an entity that engages in "providing information to on-line users through the Internet." Internet information service providers who are compensated for their services are required to obtain a permit from the relevant local counterpart of the Ministry of Information Industry. Those who provide such services without compensation are required to file with the appropriate governmental authority; "without compensation" has been narrowly interpreted by officials to apply only to not-for-profit governmental or charitable organizations.

        The Administrative Measures on Internet Information Services also sets forth a list of prohibited types of content. Internet information service providers are required to monitor their websites, including chat rooms and electronic bulletin boards, for prohibited content and remove any such content that they discover on their websites. Some of the specific types of prohibited content are vague and subject to interpretation and, therefore, the potential liability of Internet information service providers is unclear.

        Internet information service providers are subject to an array of other regulations with respect to types of content and services, for which providers must obtain approval from various agencies. In particular, in June 2002 the State Press and Publication Administration and the Ministry of Information Industry issued the Interim Regulations on Internet Publishing. The interim regulations require that all entities engaging in Internet publishing be approved by the State Press and Publication Administration. Internet publishing is broadly defined in the interim regulations. However, it is unclear at this stage whether all Internet information service providers will require approval from the State Press and Publication Administration. As new regulations about specific types of content are still being issued, certain types of content for which approval is not now required may require approval in the future. In addition, because of the lack of specificity in some of these regulations, it is not always clear if the activity engaged in by a specific Internet information service provider actually requires approval.

        Foreign Investment.    Upon the People's Republic of China's accession to the World Trade Organization on December 11, 2001, and due to commitments made in connection with its accession, foreign investment in telecommunications businesses was permitted. Foreign investment is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises and restrictions that comply with the commitments made are set forth in the Foreign Investment Industrial Guidance Catalogue issued by the State Development Planning Commission and the Ministry of Foreign Trade and Economic Cooperation on March 11, 2002. Accordingly, foreign investment in companies providing value-added telecommunications services is permitted upon accession subject to a 30% limit on foreign equity ownership and a geographic limitation of services to the cities of Beijing, Shanghai and Guangzhou. In the second year after accession, foreign investment in value-added telecommunications services will be increased to 49% equity ownership and the geographical scope will be extended to 17 cities. Two years after accession, foreign investors may own up to 50% of a value-added telecommunications services' equity, and all geographic restrictions will be lifted.

        The Administration of Foreign-Invested Telecommunications Enterprises set forth the minimum capital requirements and approval procedures for establishing a foreign-invested telecommunications enterprise. A foreign-invested telecommunications enterprise providing value-added telecommunications services in more than one province must have a registered capital of at least Renminbi Yuan ("Rmb") 10 million, and its establishment must be approved by the Ministry of Information Industry. If a foreign-invested telecommunications enterprise provides value-added telecommunications services only within one province, the minimum registered capital is Rmb 1 million, and approval is required by the relevant local counterpart of the Ministry of Information Industry. It is unclear whether Internet information service providers, whose services can be accessed from anywhere, will be subject to the requirements for foreign-invested telecommunications enterprises operating in more than one province or only if their offices, services and/or other facilities are located in more than one province. In addition to approval by the Ministry of Information Industry or its relevant local counterpart, the establishment of a foreign-invested telecommunications enterprise must be approved by the Ministry of Foreign Trade and Economic Cooperation or its relevant local counterpart.

        All value-added telecommunication service providers, whether foreign-invested telecommunication enterprises or domestic companies, must obtain an operating permit from the Ministry of Information Industry or its relevant local counterpart.

EMPLOYEES

General

        As of March 31, 2002, Naspers had 10,706 full-time employees and 2,091 part-time employees. As of March 31, 2002, 18.1% of Naspers' employees in South Africa were represented by trade unions. Naspers believes that its labor relations are satisfactory.

Regulation of the South African Labor Market

        In 1994, the South African government embarked on a program to reform South African labor laws. The primary purpose of the reforms was to secure greater protection for employees. The core of the new labor law framework is the Labour Relations Act, 1995 which governs relations between employees and management.

        The Labour Relations Act provides for more expansive rights of union organizations, wide powers to strike and the establishment of workplace forums. These reforms have promoted decentralization of day-to-day decision making to workplace and company levels while centralizing the major collective bargaining issues at industry sector levels. The Labour Relations Act has established simpler and more effective procedures for conciliation, mediation and arbitration and encourages employers to reach collective agreements with recognized union organizations. In the absence of any collective agreement between the union and the employer regulating collective bargaining issues, the provisions of the Labour Relations Act apply and provide specific requirements to allow for participative management between employers and employees.

        The Labour Relations Act also seeks to protect employees from unfair dismissal. It specifies what types of conduct constitute unfair conduct on the part of an employer towards an employee and provides for specific rules relating to the relief an employee is entitled to in the event the employee is unfairly dismissed. Finally, in the context of a transfer of a business, the Labour Relations Act seeks to protect employees by providing for the automatic transfer of their employment contracts to the new owner of the business.

        In December 1998, new minimum labor standards legislation in the form of the Basic Conditions of Employment, 1997 came into force in South Africa. The most important rights granted to employees by the Basic Conditions are:

  •
  the reduction of maximum ordinary hours of work from 48 to 45 hours per week;

  •
  the increase in the rate of pay for overtime from time plus one-third to time plus one-half, except on Sundays and public holidays where the rate is doubled;

  •
  the introduction of minimum daily (12 continuous hours) and weekly (36 continuous hours) rest periods;

  •
  the requirement that night workers should receive a special night shift allowance or other compensation and transport facilities;

  •
  the increase of the minimum annual period of paid leave to 15 working days;

  •
  the increase of maternity leave to 4 consecutive months (the payment of maternity benefits are determined by the Minister of Labour subject to the provisions of the Unemployment Insurance Act 1966);

  •
  the requirement that employees be granted family responsibility leave (in the event of a birth or death in the immediate family or illness of a child) of at least three days per year; and

  •
  the introduction of minimum notice periods for termination of employment.

        The Basic Conditions also provide for mandatory compensation in the event of termination of employment for operational reasons.

        The Employment Equity Act, 1998 requires certain designated employers, including employers who employ 50 or more employees, to promote equal opportunity and fair treatment by eliminating unfair discrimination and to implement affirmative action measures designed to ensure that suitably qualified persons from previously disadvantaged groups have equal employment opportunities and are equitably represented in the workforces of the designated employers. Designated employers are required to implement an employment equity plan designed to achieve reasonable progress towards such employment equity. The Employment Equity Act empowers the Director-General of the Department of Labour and labor inspectors, through inspections, reviews and the referral of contraventions to the Labour Court, to enforce the employment equity obligations contained in the Employment Equity Act. In the event of a referral to the Labour Court, the Labour Court may make any appropriate order including an order:

  •
  requiring the employer to comply with the provisions of the Employment Equity Act,

  •
  requiring the employer to pay compensation or damages by an employer to an employee in certain circumstances; and

  •
  imposing monetary fines up to a maximum of Rand 900,000 for contraventions of certain provisions of the Employment Equity Act.

        The Skills Development Levy, 1998 and the Skills Development Levies Act, 1999 provide for compulsory contributions by employers to Sector Educational and Training Authorities at a rate of 1.0% of an employer's total expenditure on wages and salaries.

PROPERTY, PLANTS AND EQUIPMENT

        Naspers, Media24 and Nasboek have their corporate offices in Cape Town. MIH Limited has major corporate offices in Hoofddorp (The Netherlands), Johannesburg (South Africa) and Athens (Greece). Educor's corporate offices are located in Johannesburg.

        The following table summarizes certain information regarding the principal facilities of the Naspers group as of September 30, 2002:

Description/Use	Location (In South Africa, unless noted)	Size m sqr	Owned/Leased
Head office & parking	Cape Town	32,500	Owned
Printing & offices	Goodwood, Cape Town	16,700	Owned
Printing & offices	Milnerton, Cape Town	27,000	Owned
Warehouse	Bellville, Cape Town	25,973	Owned
ICG offices (Educor)	Cape Town	6,000	Owned
Printing	Johannesburg	8,835	Owned
Head office	Johannesburg	5,500	Owned
Subscription television office	Johannesburg	20,400	Leased
Eduworld conference facility	Johannesburg	198,900	Owned
Educor finance	Johannesburg	21,000	Owned
Allenby Centurion (Educor)	Johannesburg	16,800	Owned
Milpark Business School (Educor)	Johannesburg	10,000	Owned
Printing & offices	Paarl	22,000	Owned

Printing & offices	Paarl	39,000	Owned
General and technology office	Hoofddorp, the Netherlands	7,136	Leased
Subscription television office	Athens, Greece	13,555	Leased
Technology office	San Diego, California	3,264	Leased
Offices (M-Web)	Cape Town	9,765	Leased

ENVIRONMENTAL MATTERS

        Naspers operations are subject to various environmental laws and regulations. Environmental legislation commonly requires businesses whose activities may have an impact on the environment to obtain permits for those activities. In addition, South African environmental management legislation imposes a duty of care and remediation of environmental damage on every person who causes, has caused or may cause significant pollution or degradation of the environment, requiring these persons to take reasonable measures to prevent pollution or degradation of the environment from occurring, continuing or recurring. Naspers has developed an environmental management policy that is applicable to all its business units, with the objectives of implementing and integrating an environmental management system in all of Naspers' business activities. The policy provides for the compliance with all existing environmental legislation and internal standards. Naspers is in compliance in all material respects with all applicable environmental requirements. However, certain Naspers ongoing operations, particularly the printing business, may expose it to the risk of liabilities with respect to environmental matters, and material costs may be incurred in connection with such liabilities, if Naspers fails to comply with applicable environmental requirements.

        While Naspers is not aware of any material environmental claims pending or threatened against it, and Naspers does not believe that it is subject to any material environmental remediation obligations, it cannot assure you that a material environmental claim or compliance obligation will not arise in the future.

LEGAL PROCEEDINGS

        Except as described below or elsewhere in this proxy statement/prospectus, there are no legal or arbitration proceedings pending or threatened of which Naspers is aware involving Naspers which may have or have had a significant effect on the financial position of Naspers taken as a whole.

        Irdeto Access is currently engaged in an action against Fujitsu, concerning the liability for an allegedly defective batch of semi-conductor chips. The chips were manufactured by Fujitsu and supplied to Irdeto Access which incorporated them into its products and on-sold them to its customers. On February 27, 2002, Irdeto Access instituted arbitration proceedings in the London Court of International Arbitration. Irdeto Access' claim against Fujitsu includes U.S. $2.3 million for direct losses and U.S. $37.1 million for consequential losses. Resolution of the arbitration is expected in 2003.

        In September and October of 2001, NetMed Hellas, one of the subsidiaries of NetMed and the pay-television operator for Naspers in Greece, submitted petitions for provisional measures against various Greek League football teams and NetMed's competitor, Alpha Digital Synthesis SA, before the First Instance Court of Athens. The petitions were rejected by the court. Subsequently, NetMed Hellas and its related company MultiChoice Hellas brought actions in the Court of Athens at various times throughout 2001 and 2002. Legal proceedings were commenced because the football teams terminated their respective agreements for the assignment of TV or radio broadcasting rights with NetMed Hellas and entered into contracts with Alpha Digital. NetMed Hellas and MultiChoice Hellas are seeking to enforce the exclusive supply rights agreements and to recover approximately Euros 369 million in compensatory damages and approximately Euros 57 million in punitive damages based on the illegal termination of the agreements. Some of the actions, however, may be redrafted to amend the requested damages. Alpha Digital and Athlitiki Enossis Konstantinoupoleos, a Greek football team, have brought counterclaims against NetMed Hellas, seeking to force NetMed Hellas to acknowledge the validity of the assignment and related termination of the broadcasting rights. The actions are currently pending before the court.

        On November 22, 2001 David Zietsman, Gameplan International SA (Proprietary) Limited and Richard Clark launched proceedings against MultiChoice Africa, M-Net and Vodacom (Proprietary) Limited, or the "Defending Companies", for interdicts and damages arising from alleged breaches by the Defending Companies of confidentiality agreements relating to information which the plaintiffs maintained had been disclosed to MultiChoice Africa. MIH Holdings was joined as a respondent at a later stage in the proceedings. In the course of the pending litigation, the plaintiffs alleged that MultiChoice Africa personnel passed information to M-Net, MIH Holdings and OpenTV and that these companies used this information for their own benefit and to the prejudice of the plaintiffs. Based on the facts and the pleadings to date, Naspers believes that this claim has no merit and intends to vigorously defend this claim.

        MIH Limited and OTV Holdings Limited are in the process of applying to the Santa Clara County Court for a declaratory order against America Online Inc. and TWI-OTV Holdings, Inc., in connection with "tag along" rights exercisable by AOL and TWI in respect of OpenTV shares held by them upon the sale by OTV Holdings of its shareholding in OpenTV. As of May 8, 2002, AOL and TWI combined held 2,067,540 shares of OpenTV common stock. MIH Limited and OTV Holdings will seek a declaration that the offer made by Liberty Media Corporation to AOL and TWI to tag along with the sale by OTV Holdings of its shares in OpenTV to Liberty Media complies with the obligations of MIH Limited and OTV Holdings under a related Investors Rights Agreement with, among others, AOL and TWI, and the obligations of Liberty Media Corporation under the Stock Purchase Agreement for the OpenTV sale.

DIRECTORS AND SENIOR MANAGEMENT

Directors and Senior Management

        The articles of association of Naspers provide that the board of directors must consist of not less than 4 members nor more than 15 members at any time. The board currently consists of 12 members. In accordance with the JSE Securities Exchange South Africa listing requirements, one-third of the non-executive directors comprising Naspers' board are, on a rotating basis, obliged to retire and are eligible for re-election at each annual general meeting of shareholders. The business address for all the directors is 40 Heerengracht, Cape Town, 8001, South Africa. All the directors are South African citizens. All the directors are non-executive directors except for Koos Bekker and Steve Pacak.

        As of October 1, 2002, the directors and senior management of Naspers, their respective ages, their position and the year in which they were first appointed are as follows:

Name	Age	Position	Year First Appointed to Current Position
Ton Vosloo	65	Chairman of the Board of Directors	1997
Koos Bekker	49	CEO Naspers and Director	1997
Steve Pacak	47	CFO Naspers and Director	1998
Jeff Malherbe	73	Director	1972
Boetie van Zyl	63	Director	1988
Prof. Elize Botha	71	Director	1988
Leepile Taunyane	73	Director	1994
Lourens Jonker	63	Director	1996
Neil van Heerden	63	Director	1996
Ben van der Ross	55	Director	1999
Prof. Jakes Gerwel	56	Director	1999
Prof. Hein Willemse	45	Director	2002
Lambert Retief	50	CEO Paarl Media Group	2001
Salie de Swardt	58	CEO Media24	2000
Hein Brand	37	CEO Nasboek	2002
Rob Katz	47	CEO Educor	2001
Cobus Stofberg	51	CEO MIH Limited	1998
Steve Ward	48	CFO MIH Limited	2000
Andre Coetzee	49	General Counsel MIH Limited	1999
Mark Sorour	40	Director Corporate Finance & Investor Relations MIH Limited	2002
Jim Volkwyn	44	CEO Pay-TV Platforms	2000
Antonie Roux	44	CEO Internet Operations	2002
Jan Steenkamp	39	Director MIH Limited	1997

Directors

        Ton Vosloo became the CEO of Naspers Limited in 1984 and subsequently served as executive chairman from 1992 to 1997. Prior to joining the Naspers group, Mr. Vosloo worked as a journalist from 1956 to 1983 and as editor of Beeld from 1977 to 1983. He is also chairman of the WWF in South Africa and the Cape Philharmonic Orchestra and is trustee for the Stigting Vir Bemagtiging deur Afrikaans. Mr. Vosloo is currently chairman of Media24, Nasboek, MIH Limited, MIH Holdings and Sanlam, and is non-executive chairman of the board of Naspers, a position he has held since 1997.

        Koos Bekker led the founding team of what grew into MIH Holdings in 1985 and was chief executive officer until 1997. Mr. Bekker served as a director of NetHold from 1995 to 1997 and is currently a director of Media24, Nasboek, MIH Limited, MIH Holdings, SuperSport International, M-Net, M-Web Holdings and other companies within the wider group and a number of other South African print media companies. Mr. Bekker has been the CEO of Naspers since 1997.

        Steve Pacak joined the Naspers group in 1988 as chief financial officer of M-Net Limited and subsequently served as chief financial officer of MIH Holdings from 1993 to 1998. Mr. Pacak previously was a director of MultiChoice Africa. Currently, he is a director of MIH Limited, MIH Holdings, M-Web, SuperSport International, M-Net, other companies within the wider Naspers group and a number of other South African print media companies. In 1998, Mr. Pacak was appointed as the CFO of Naspers.

        Jeff Malherbe joined the Naspers group as director in 1972. He is an honorary chairman in the firm of attorneys Jan S De Villiers and is a member of various boards of directors. Mr. Malherbe is currently the deputy chairman of Naspers, serves on the boards of Media24 and Nasboek and is a member of the executive and personnel committees of Naspers.

        Boetie van Zyl joined the Naspers group as director in 1988. Mr. van Zyl is a member of the board of directors of Sanlam and Murray & Roberts and is trustee of the WWF in South Africa. He is also a director of Media24 and Nasboek and a member of the executive, audit, budget and personnel committees of Naspers.

        Prof. Elize Botha joined the Naspers group in 1988. Professor Botha is the chancellor of the University of Stellenbosch, a member of the Literature Commission of the Suid-Afikaanse Akademie vir Wetenskap en Kuns and a director of Nasboek.

        Leepile Taunyane joined the Naspers group in 1994. Previously, Mr. Taunyane served as president of the National Professional Teachers' Organization of South Africa and he is currently the acting CEO of the National Soccer League. He also is the president of the Professional Educator's Union and a director of Nasboek.

        Lourens Jonker joined the Naspers group in 1996. Mr. Jonker is the chairman of the KWV group, the owner of the Weltevrede wine estate near Bonnievale and a member of the boards of directors of ABSA and Distell. Currently, he is a member of the audit committee of Naspers.

        Neil van Heerden joined the Naspers group in 1996. Mr. van Heerden is a trustee of the University of the Western Cape, executive director of the South Africa Foundation, councillor of Business South Africa and a member of the board of directors of BMW (SA) and various other companies. Currently, he is a member of the audit and budget committees of Naspers.

        Ben van der Ross joined the Naspers group in 1999. Mr. van der Ross is the chairman of Bonatla Property Holdings and a member of the boards of directors of Southern Life/Momentum, FirstRand and Pick 'n Pay Stores Limited. Recently, Mr. van der Ross was appointed as chief executive officer of Business South Africa. Currently, he is the chairman of the Naspers Welkom Share Scheme, and a member of the budget committee of Naspers.

        Prof. Jakes Gerwel joined the Naspers group in 1999. Prof. Gerwel previously served as director-general in the office of the ex-president Nelson Mandela, secretary to the cabinet and rector of the University of the Western Cape. Currently, he is chancellor of Rhodes University and chairman of Brimstone Investment Corporation as well as Educor.

        Prof. Hein Willemse joined the Naspers group as director in August 2002. He is a member of the boards or trustees of various organizations and community bodies, including the Shoma Education Trust and the Welkom share scheme. He is the head of the Department of Afrikaans at the University of Pretoria.

Senior Management

        Lambert Retief serves as a director on the boards of Media24, Paarl Media Holdings and other print and newspaper companies. He joined the family company, Paarl Printing, in October 1978 as financial director. He became managing director of Paarl Post when it was separated from Paarl Printing. He started Paarl Web in 1993 as a commercial web printing operation, which was merged with National Magazine Printers, now known as Paarl Gravure, in March 2000. Mr. Retief was appointed as CEO of the combined entity, Paarl Media. In March 2001, Paarl Print and National Book Printers were added to the Paarl Media stable, which has been merged into one entity, Paarl Print.

        Salie de Swardt has been with the Naspers group for 33 years. Mr. de Swardt was previously the editor of Finansies & Tegniek, Beeld and the chief executive for magazines. He is a member of the management committee of the Print Media Association of South Africa. Mr. de Swardt is the chief executive officer and a director of Media24.

        Hein Brand joined the Naspers group in 1998 as group financial manager. Prior to joining the group, he was the financial director of Bonnita (Pty) Ltd. He was recently appointed to the position of chief executive officer and a director of Nasboek after having served as financial director of Media24 since 2000.

        Rob Katz served as the director of Microsoft South Africa from 1992 to 1998 and international director of Ixchange and as software and services executive director of Usko. He is a member of various professional societies, including the Computer Society of South Africa, the Institute of Directors and the Young Presidents' Organisation. In 2001, Mr. Katz was appointed chief executive officer and as a director of Educor.

        Cobus Stofberg began his affiliation with the Naspers group in 1985. He has held a variety of positions, including chief operating officer, within the MIH Holdings group of companies. Prior to this, Mr. Stofberg served as director of NetHold, NetMed and NetHold group companies. Mr. Stofberg is co-chairman for the European and African region of the GBDe. Currently, he is chief executive officer and a director of MIH Limited, positions he has held since 1998.

        Steve Ward joined the Naspers group in 2000. Prior to this, Mr. Ward was a partner with PricewaterhouseCoopers for 13 years, where he advised multinational companies. He is a Fellow of the Institute of Chartered Accountants in England and Wales and is a Dutch Registered Accountant. Mr. Ward is chief financial officer and a director of MIH Holdings, positions he has held since 2000, and serves as an alternate director for SuperSport International and M-Net Limited.

        Andre Coetzee has been an advisor to the MIH group and associated companies since 1985. Before joining the Naspers group, Dr. Coetzee was a partner at Mallanicks Attorneys from 1984 to 1992. In June 1999 he became the MIH group's general counsel and director.

        Mark Sorour began his career with the Naspers group in 1994 involved with investor relations and business development. Prior to joining the Naspers group, Mr. Sorour was an investment banker with Hill Samuel and Banque Indosuez and held various positions in the audit and corporate finance division of PricewaterhouseCoopers. Mr. Sorour was appointed to the board of MIH Limited in 2001. Currently, he is director of corporate finance and investor relations of MIH Limited.

        Jim Volkwyn began his career with the Naspers group in 1993 as finance manager of M-Net, where he remained until 1995. From 1996 to 1997, he was chief operating officer and finance manager of MultiChoice Africa. Subsequently, Mr. Volkwyn was chief executive officer of MultiChoice Africa for three years, where he remains on the board of directors. In 2000, he was appointed chief executive officer of television operations and a director of MIH Limited.

        Antonie Roux joined the Naspers group in 1979 and was a founding member of M-Net in 1985. In 1997, Mr. Roux was appointed chief executive officer of M-Web South Africa. Currently, he is chief executive officer of Internet operations, a position he has held since 2002.

        Jan Steenkamp has been with the Naspers group since 1985 serving in various management positions until he became chief executive officer of OpenTV in 1997.

Compensation

Directors

        The individual non-executive directors of Naspers received the following compensation during the fiscal year ending March 31, 2002:

Non-executive Directors	Director fees: Naspers Ltd.	Director fees: subsidiaries	Committee fees(1)	Trustee fees(2)	Additional director fees		Total
	R'000	R'000	R'000	R'000	R'000		R'000
Ton Vosloo	120	240	—	—	575	(3)	935
Jeff Malherbe	90	120	34	8	—		252
Boetie van Zyl	60	120	70	4	—		254
Prof. Elize Botha	60	60	—	—	—		120
Leepile Taunyane	60	60	—	—	—		120
Lourens Jonker	60	—	12	—	—		72
Neil van Heerden	60	—	24	—	—		84
Ben van der Ross	60	—	—	4	—		64
Prof. Jakes Gerwel	60	180	6	—	—		246
Prof. Hein Willemse(4)	—	—	—	—	—		—
Total	630	780	146	16	575		2,147

(1)
Committee fees for attendance at the audit, personnel, budget and executive committee meetings of the board.

(2)
Trustee fees include fees for attendance at the various retirement fund trustee meetings of the Group's retirement funds, as well as for the attendance at Welkom trustee meetings.

(3)
Mr. Vosloo received these payments in connection with his acting as trustee and chairperson of pension funds and share incentive trusts of the Naspers group, acting as a member and chairperson of board committees of certain companies in the Naspers group and representing Naspers and its board of directors in other respects from time to time. The contracts under which these payments were made expired on September 30, 2002. Mr. Vosloo entered into a new agreement governing payments to be made to Mr. Vosloo for acting in these capacities on October 1, 2002. These payments will be subject to shareholders' approval at the next annual general meeting of Naspers.

(4)
Prof. Willemse joined the Naspers board in August 2002 and received no compensation during the fiscal year ended March 31, 2002.

        The individual executive directors of Naspers received the following salary, bonuses and related benefits compensation during the fiscal year ending March 31, 2002:

Executive directors	Salary	Bonuses	Pension and medical benefits	Total
	R'000	R'000	R'000	R'000
Koos Bekker	—	—	—	—
Steve Pacak	1,258	374	140	1,772

        Mr. Bekker does not qualify for any salary or bonuses. He receives a share allocation under Naspers' share incentive scheme. His first contract expired on September 30, 2002. The board resolved that a further five-year contract be entered into with Mr. Bekker on substantially the same terms and conditions as his previous contract. Mr. Bekker's new contract was approved by the shareholders in general meeting on August 30, 2002, and will expire on September 30, 2007. Mr. Pacak qualifies for salary and bonuses, as well as share allocations under the Naspers' share incentive scheme. Details in respect of the participation by the executive directors of Naspers in the Naspers' share incentive scheme are as follows:

Name	Date of Grant	Number of Class N ordinary shares	Purchase Price Per Share (Rand)	Future Vesting Date
Koos Bekker(1)	December 7, 1998 December 7, 1998 October 1, 2002 October 1, 2002 October 1, 2002	1,118,140 1,118,140 817,470 817,470 817,471	27.51 29.07 22.39 23.35 24.50	December 7, 2002 December 7, 2003 October 1, 2005 October 1, 2006 September 30, 2007
Steve Pacak(2)	December 7, 1998 December 7, 1998	66,666 66,668	21.22 21.22	December 7, 2002 December 7, 2003

(1)
On December 7, 1998, Mr. Bekker obtained the right to acquire 3,354,420 Naspers Class N ordinary shares at certain prices in three equal tranches vesting over a period of five years. The first tranch vested on December 7, 2001. The purchase prices relating to the allocation were set at the average market price of the shares on the date of the grant, but were increased by anticipated inflation over the course of the vesting periods of three, four and five years, respectively, for the three tranches. Inflation expectations were calculated by the Bureau for Economic Research of the University of Stellenbosch, South Africa. On October 1, 2002, Mr. Bekker obtained the right to acquire 2,452,411 Naspers Class N ordinary shares at certain prices in three equal tranches vesting over a period of five years on the same terms and conditions as the previous grant.

(2)
Mr. Pacak obtained the right to acquire Naspers Class N ordinary shares at certain prices in three equal tranches vesting over a period of five years. The purchase prices relating to the allocation were set at the average market price of the shares on the purchase date. The first tranch vested on December 7, 2001.

Senior Management

        The aggregate salary, bonus and related benefits compensation paid by Naspers and its subsidiaries and the amount set aside by Naspers and its subsidiaries to provide pension, retirement and similar benefits to the named senior management as a group during the fiscal year ending March 31, 2002, was as follows:

	Rand '000
Salaries	29,852
Bonuses	4,723
Retirement and medical benefits	3,004

	37,579	*

*
Messrs. Rosenzweig and Raubenheimer, who were members of senior management during the fiscal year ended March 31, 2002, are no longer senior management of the Naspers group. Any salary, bonus or related benefits received by them during the 2002 fiscal year are included in this table.

        The personnel and remuneration committees of the Naspers' board have approved a bonus incentive scheme for senior executives of Naspers. These bonus payments are based on performance objectives and are formally authorized by the personnel committee.

Share Schemes

        Almost all of Naspers' executive directors and senior management participate in the Naspers share incentive scheme. A number of them also participate in one or more of the various share incentive schemes Naspers operates at a subsidiary level, most notably the MIH Limited share incentive scheme.

        The trustees may at any time, with the agreement of the beneficiaries, cancel any acquisition of scheme shares to the extent that delivery of the scheme shares has not yet occurred. In circumstances where the acquisition price (as defined in the share scheme) of scheme shares is substantially higher than the current market price thereof (as is currently the case for both the Naspers and MIH Limited schemes), the trustees may in their discretion determine that the current awards no longer serve as an incentive to beneficiaries and that they should be cancelled as permitted by the share scheme. Naspers also may grant options under a new incentive scheme at the then current market price. While no such decision has yet been made in respect of the Naspers and MIH Limited share schemes, Naspers is in the process of reviewing the existing schemes.

        Upon the completion of the merger, the rights granted to employees to purchase MIH Limited Class A ordinary shares under the MIH Limited Share Trust will be converted into a right to purchase 3.5 Naspers Class N ordinary shares or 0.35 Naspers ADSs, as the case may be, for each MIH Limited Class A ordinary share an employee would otherwise have been entitled to acquire. In addition, upon completion of the scheme of arrangement, the rights granted to employees to purchase MIH Holdings ordinary shares under the MIH Holdings Limited Share Trust will be converted into a right to purchase one Naspers Class N ordinary share for every 2.25 MIH Holdings ordinary shares an employee would otherwise have been entitled to acquire. MIH Limited and MIH Holdings propose to amend the trust deed which governs each share scheme to reflect the changes to each share scheme resulting from the merger and related transactions.

        Naspers is considering establishing two new share incentive schemes for employees of the Naspers group. A new share trust for MIH Holdings would be available for eligible participants resident in South Africa, who would be granted an option to purchase MIH Holdings ordinary shares. A new share trust for MIH Limited would be available for eligible participants resident outside South Africa, who would be granted options to purchase MIH Limited ordinary shares. Under each share incentive scheme, the trustee would have the discretion to settle its obligation to deliver MIH Holdings or MIH Limited ordinary shares, as the case may be, by delivering Naspers Class N ordinary shares, Naspers ADSs or cash.

Naspers Share Incentive Scheme

        Pursuant to the deed constituting the Naspers Limited Share Trust, Naspers has established the Naspers Limited Share Scheme on October 20, 1997, and appointed trustees to administer the share scheme. The share scheme is intended to provide an incentive to Naspers' employees, by giving them an opportunity to acquire Naspers Class N ordinary shares. Voting control for the Naspers share trust is exercised by two trustees. They are non-executive directors of Naspers and are not allowed to participate in the share incentive scheme. Naspers may allocate to the Naspers Limited Share Trust a number of Class N ordinary shares which represent in aggregate, no more than 11% of the total number of issued Class N ordinary shares. These shares for the purpose of the share scheme become "scheme shares" and an amount equal to the total consideration payable in respect of the scheme shares is advanced by Naspers to the trust on the basis of an interest-free loan.

        Under the share scheme, the trustees may make offers or grant options in respect of scheme shares to selected employees at a price equal to the higher of the nominal value or market price, or a price determined by the trustees within the Rules of the JSE Securities Exchange South Africa. The employees are selected and the number of shares offered per participant are determined by the trustees within an allotment structure approved by the personnel committee of the board. Each offer sets forth the terms on which it may be accepted. The time period for acceptance is usually within 30 days from the date of the offer, and the maximum period which may be allowed for the payment of the purchase price is not later than 10 years after the effective date of the offer. Under the share scheme, irrespective of whether the purchase price has been paid or not, the shares will generally not be released before the third, fourth and fifth anniversaries of the effective date of the offer. The trustees may, however, in their discretion allow earlier release dates.

        At March 31, 2002, the named members of senior management (and including Messrs. Raubenheimer and Rosenzweig, who were members of senior management during the fiscal year ended March 31, 2002) had accepted in the aggregate options for 210,000 Naspers Class N ordinary shares at purchase prices ranging from Rand 21.22 to Rand 40.05 per share.

MIH Limited Share Incentive Scheme

        Pursuant to the deed constituting the MIH Limited Share Trust, MIH Limited established the MIH Limited share scheme on March 25, 1999, and appointed trustees to administer the share scheme. MIH Limited may allocate to the MIH Limited Share Trust a number of Class A Ordinary Shares which represents, in aggregate, no more than 10% of the total issued share capital of MIH Limited. Voting control for the MIH Limited share trust is exercised by the trustee who is independent of the Naspers group. Class A ordinary shares which are allotted to the Trust for the purpose of the share scheme become "scheme shares" and an amount equal to the total consideration payable in respect of the scheme shares is advanced by MIH Limited to the Trust as an interest-free loan. Under the share scheme, the trustees shall offer or grant options in respect of scheme shares to selected employees at a price set by the trustees. The employees are selected and the number of shares is determined by the compensation committee of the MIH Limited board, which advises the trustees accordingly.

        Each offer sets forth the terms on which it may be accepted. The time period for acceptance is usually within 14 days from the date of the offer, and the maximum period which may be allowed for the payment of the purchase price is 5 years and 105 days from the effective date of the offer (where a beneficiary is a resident, for taxation purposes, in the Netherlands) or not later than 10 years after the effective date of the offer (in the case of all other beneficiaries). Under the share scheme, the purchase price may not be paid before the third and fourth anniversaries, respectively, of the date on which the offer was made and then not in respect of more than one-third and two-thirds respectively of the shares subject to the offer. After the fifth anniversary of the offer date, the purchase price may be paid in respect of all the shares subject to the offer. The trustees may, however, in their discretion allow earlier payment dates.

        Similarly, each option sets out the terms on which it may be exercised. The maximum period which may be allowed for the exercise of an option is 5 years and 105 days from the date the option was granted (where the beneficiary is a resident, for taxation purposes, in the Netherlands) or not later than 10 years after the date the option was granted (in the case of all other beneficiaries). However, options are generally exercisable immediately on (or within a short period after) the date on which they were granted. The implementation of the resulting contract (being the payment of the purchase price against delivery) may not be effected before the third and fourth anniversaries, respectively, of the grant date and then not in respect of more than one-third and two-thirds, respectively, of the shares subject to the option. After the fifth anniversary of the option date, the contract may be implemented in respect of all the shares subject to the option. The trustees may, however, in their discretion allow earlier implementation.

        As of March 31, 2002, the named members of senior management (and including Mr. Rosenzweig, who was a member of senior management during the fiscal year ended March 31, 2002) had accepted options for a total of 1,648,309 MIH Limited Class A ordinary shares at purchase prices ranging between U.S. $3.85 and U.S. $34.875, being the market value of the day on which the offer was made to the individual member of senior management.

        MIH Holdings has also established a share scheme for employees of MIH Holdings which operates in a similar manner to the MIH Limited share scheme. The MIH Holdings share trust has three trustees; two are senior executives of the Naspers group and one is independent of the Naspers group. Voting control is exercised by the trustees.

Share Ownership

        As of March 31, 2002, none of the directors or members of senior management on an individual basis beneficially owned more than 1% of any class of Naspers shares.

        The directors of Naspers beneficially owned the following interests in Naspers Class A and Class N ordinary shares as of March 31, 2002:

	Class N shares	Class A shares
Ton Vosloo	336,199	—
Jeff Malherbe	126,958	105
Koos Bekker	123,671	—
Steve Pacak	8,810	—
Boetie van Zyl	128,713	745
Prof. Elize Botha	15,180	—
Leepile Taunyane	1,000	—
Lourens Jonker	96,000	—
Neil van Heerden	1,000	—
Ben van der Ross	—	—
Prof. Jakes Gerwel	—	—

Directors as a group	837,531	557,910	(1)

(1)
This includes the 557,060 Class A ordinary shares held by Naspers Beleggings Limited and Keeromstraat 30 Beleggings Limited, which shares may be considered to be beneficially owned by the directors of Naspers since those directors also are the directors of such entities and have voting power over these shares.

MAJOR SHAREHOLDERS OF NASPERS AND MIH LIMITED,
AND RELATED PARTY TRANSACTIONS

Major Shareholders of Naspers

        Naspers capital stock consists of Class A ordinary shares and Class N ordinary shares. As of March 31, 2002, Naspers had 712,131 Class A ordinary shares outstanding and 156,289,724 Class N ordinary shares outstanding.

        The Class N ordinary shares are listed on the JSE Securities Exchange South Africa and carry one vote per share on a poll. The Class A ordinary shares are not listed on any stock exchange and carry 1,000 votes per share on a poll. The holders of the Class A ordinary shares collectively hold 82% of the total voting rights of Naspers' ordinary shares and, upon completion of the merger and related transactions, will hold 70.8% of the total voting rights. Naspers, through Heemstede Beleggings (Proprietary) Limited, a wholly-owned subsidiary of Naspers, holds 49% of Naspers Beleggings Limited which, in turn, holds 52.07% of Naspers Class A ordinary shares. Keeromstraat 30 Beleggings Limited holds 26.16% of Naspers Class A ordinary shares. The members of the board of directors of Naspers are also the members of the boards of directors of Naspers Beleggings Limited and Keeromstraat 30 Beleggings Limited. Therefore, Naspers' board will determine to a large extent the outcome of any shareholder votes, including on the proposed merger and issuance of Naspers Class N ordinary shares.

        The following table presents, as of June 30, 2002, the beneficial ownership of each class of Naspers' ordinary shares by each person or entity which, to Naspers' knowledge, owns more than 5% of either class of its ordinary shares, and all of Naspers' directors and executive officers as a group.

        Unless otherwise indicated, to Naspers' knowledge, all persons listed below have sole voting and investment power with respect to their ordinary shares, except to the extent applicable law gives spouses shared authority.

BENEFICIAL OWNER	NUMBER OF CLASS A ORDINARY SHARES	PERCENTAGE OF CLASS A ORDINARY SHARES	NUMBER OF CLASS N ORDINARY SHARES	PERCENTAGE OF CLASS N ORDINARY SHARES	TOTAL VOTING PERCENTAGE
Allan Gray Ltd.	—	—	19,990,070	12.79%	2.30%
Naspers Share Trust(1)	—	—	8,201,774	5.25%	0.94%
Old Mutual plc	—	—	12,032,030	7.70%	1.39%
Sanlam Limited(2)	—	—	13,569,721	8.68%	1.56%
Public Investment Commission	—	—	15,496,060	9.91%	1.78%
Naspers Beleggings Limited(3)	370,775	52.07%	—	—	42.70%
Keeromstraat 30 Beleggings Limited(3)	186,285	26.16%	—	—	21.45%
Sanlam Investment Management (Pty) Limited(2)	122,250	17.17%	—	—	14.08%
Directors and executive officers as a group	850	0.12%	946,349	0.61%	0.21%

Total	680,160	95.52%	70,236,004	44.94%	86.41%

(1)
The share incentive scheme for employees of the Naspers group. Voting rights lie within the trust until the shares are released from the trust. Both trustees, Mr. T. Vosloo and Mr. J.J.M. van Zyl, are authorized to vote for the trust.
(2)
The respective directors of these companies have the voting rights over the shares held by each respective company. Mr. T. Vosloo and Mr. J. J. M. van Zyl, both Naspers directors, are also directors of Sanlam Limited. Only two directors of Sanlam Limited are also directors of Sanlam Investment Management (Pty) Limited. Sanlam Investment Management (Pty) Limited is a subsidiary of Sanlam Limited.
(3)
Public companies whose only assets are Naspers Class A ordinary shares. Both companies are controlled by the directors of Naspers.

        The shareholders listed above do not have different voting rights than other shareholders of the same respective class.

        As of January 30, 2002, Gensec Bank transferred its 122,250 Naspers Class A ordinary shares, comprising 17.17% of this class, to Sanlam Investment Management.

        The board of directors of Naspers is not currently aware of any arrangements which may result in a change of control of Naspers.

        As of June 30, 2002, as far as it has been practicable for Naspers to ascertain, there were no beneficial U.S. holders of Naspers Class A ordinary shares and 32 beneficial U.S. holders of Naspers Class N ordinary shares, totaling 466,286 shares. As of June 30, 2002, to Naspers' knowledge, less than 1% of the total outstanding Naspers Class N ordinary shares were held by persons in the United States.

Major Shareholders of MIH Limited

        The capital stock of MIH Limited consists of Class A ordinary shares and Class B ordinary shares. As of March 31, 2002, MIH Limited had an aggregate of 30,232,837 Class A ordinary shares outstanding and an aggregate of 30,787,319 Class B ordinary shares outstanding. MIH Limited has authorized the issuance of 8,388,916 preference shares but, as of March 31, 2002, no preference shares have been issued by MIH Limited.

        Holders of MIH Limited's Class A ordinary shares and Class B ordinary shares are generally entitled to vote as a single class on all matters upon which holders of MIH Limited's ordinary shares have a right to vote, subject to the requirements of any applicable laws. Each of MIH Limited's Class A ordinary shares entitles its holder to one vote. Each of MIH Limited's Class B ordinary shares entitles its holder to three votes. Unless otherwise required by law, and so long as their rights would not be adversely affected, the holders of MIH Limited's Class A ordinary shares and MIH Limited's Class B ordinary shares will not be entitled to vote on any amendment to MIH Limited's memorandum and articles of association that relates solely to the terms of one or more outstanding series of preference shares.

        The following table presents, as of June 30, 2002, the beneficial ownership of each class of MIH Limited's ordinary shares by each person or entity which, to MIH Limited's knowledge, owns more than 5% of either class of its ordinary shares, and all of MIH Limited's directors and executive officers as a group.

        Unless otherwise indicated, to MIH Limited's knowledge, all persons listed below have sole voting and investment power with respect to their ordinary shares, except to the extent applicable law gives spouses shared authority.

BENEFICIAL OWNER	NUMBER OF CLASS A ORDINARY SHARES	PERCENTAGE OF CLASS A ORDINARY SHARES	NUMBER OF CLASS B ORDINARY SHARES	PERCENTAGE OF CLASS B ORDINARY SHARES	TOTAL VOTING PERCENTAGE
Naspers Limited	2,003,334	6.63%	—	—	76.97	%(1)
MIH Holdings Limited(2)	—	—	30,787,319	100.0%	75.34%
SuperSport International Holdings Limited	3,253,222	10.76%			2.65%
Thomson Consumer Electronics, Inc.	2,581,775	8.54%			2.11%
MIH Limited Share Trust(3)	4,444,415	14.70%	—	—	3.63	%(4)
Directors and executive officers as a group	—	—	—	—	—

(1)
The 2,003,334 Class A ordinary shares directly owned by Naspers Limited represent 1.63% of the total voting rights and the 30,787,319 Class B ordinary shares held by MIH Holdings Limited of which Naspers Limited beneficially owns 50.83% of the total voting rights. The percentages in this table are based on 30,232,837 outstanding Class A ordinary shares and 30,787,319 outstanding Class B ordinary shares.

(2)
All shares indicated as being beneficially owned by MIH Holdings Limited are held by MIH (BVI) Limited, a wholly-owned subsidiary of MIH Holdings Limited.
(3)
MIH Limited Share Trust shares that are issuable pursuant to the exercise of options granted under the MIH Limited Share Scheme. For more information about the MIH Limited share incentive scheme, including with respect to the potential cancellation of the existing purchase options and the issuance of new options, please see "Item 6.B. Compensation of Directors and Officers—MIH Limited Share Incentive Scheme".
(4)
Until the shares have been delivered to an employee upon the exercise of an option, voting rights with respect to shares held by the MIH Limited Share Trust are vested in the trustees of the Share Trust.

        The shareholders listed above do not have different voting rights than other shareholders of the same respective class.

        During the fiscal year ending March 31, 2002, Johnnic (IOM) Limited ceased to beneficially hold 5% or more of MIH Limited's Class A ordinary shares. The majority of MIH Limited's shares are indirectly owned by MIH Holdings Limited. Naspers indirectly owns a majority of the outstanding shares in MIH Holdings Limited and therefore indirectly controls MIH Limited. The board of directors of MIH Limited is not currently aware of any arrangements which may result in a change of control of MIH Limited.

        As of June 30, 2002, as far as it has been practicable for MIH Limited to ascertain, there were 814 beneficial U.S. holders of the Class A ordinary shares. As of June 30, 2002, as far as it has been practicable for MIH Limited to ascertain, approximately 15% of the total outstanding Class A ordinary shares and Class B ordinary shares were held by persons in the United States.

Related Party Transactions

Channel Distribution Arrangements

        Pursuant to channel distribution agreements between MultiChoice Africa and M-Net, MultiChoice Africa has the right to distribute the M-Net channels by analog and digital distribution systems and the right to license the reception and distribution of, and to market, the M-Net channels by terrestrial analog and digital satellite distribution systems. M-Net, an associate of Naspers, provides the M-Net, KykNet, K-TV, Channel O and Movie Magic channels and has obtained the rights to pay-television broadcast in many areas of Africa of movies from major movie studios, including Disney, Warner Brothers, Columbia Pictures, Sony, Miramax, Fox, Universal, MCA, Paramount, MGM and DreamWorks. Pursuant to the M-Net channel distribution agreements, MultiChoice Africa pays M-Net fees based on subscriber numbers. During the fiscal years ended March 31, 2002, 2001 and 2000, these amounts totaled approximately U.S. $84.2 million, U.S. $88.3 million and U.S. $86.9 million, respectively.

        Through the M-Net channel distribution agreements, MultiChoice Africa also has the right to distribute one of the sports channels and certain sports programming which are provided by SuperSport. SuperSport provides its remaining channels directly to MultiChoice Africa. SuperSport has obtained the exclusive rights to broadcast the South African cricket leagues, major international cricket events and the English FA Premier League. SuperSport has also obtained exclusive rights to broadcast the South African rugby leagues and major international rugby events. Cricket, rugby and soccer are three of the most popular sports in South Africa. Pursuant to the channel distribution agreements, MultiChoice Africa pays SuperSport fees based on subscriber numbers. During the fiscal years ended March 31, 2002, 2001 and 2000, these amounts totaled approximately U.S. $71.7 million, U.S. $75.3 million and U.S. $74.1 million, respectively.

        The M-Net channel distribution agreements are disclosed because MultiChoice Africa is an indirect subsidiary of Naspers. The arrangements with SuperSport are disclosed as SuperSport is a subsidiary of SuperSport International which, in turn, is a shareholder of MIH Limited. Naspers directly and indirectly through MIH Limited owns 41.3% of each of M-Net and SuperSport International. MIH Limited owns 22.2% of each of M-Net and SuperSport International (including the shares held in the Phutuma Futhi share scheme).

Transmission Arrangements

        Through certain of MIH Limited's subsidiaries and joint ventures, MIH Limited has various arrangements with Orbicom pursuant to which its subsidiaries receive certain rights and services, including transponder leasing (C-band and KU-band capacity), terrestrial and satellite signal distribution, maintenance of transmitter networks and backhaul and uplink services. The Orbicom arrangements expire at various times.

        Orbicom continues to provide signal distribution, uplinking and backhaul services to MultiChoice Africa despite the expiration of the formal service agreement between the parties. Orbicom and MultiChoice Africa are currently negotiating a new written service agreement to replace the expired agreement.

        Pursuant to the Orbicom arrangements, MIH Limited pays Orbicom fixed monthly fees for leasing arrangements and variable fees for maintenance services. During the fiscal year ended March 31, 2002 these amounts totaled approximately U.S. $10.4 million.

        The Orbicom arrangements are disclosed because MIH Holdings formerly owned 80% of Orbicom and Johnnic (IOM) Limited, a former shareholder of MIH Limited, owns approximately 30% of M-Cell Limited, which currently owns Orbicom.

Loans

        On June 14, 2002, MultiChoice Nigeria Limited entered into a loan agreement with Mr. Ogunsanya, a director of MultiChoice Nigeria Limited, whereby MultiChoice Nigeria lent approximately U.S. $2.3 million to Mr. Ogunsanya. The loan bears interest at a rate of 1% above LIBOR and is repayable on or before January 25, 2005. MultiChoice Nigeria Limited has made other loans to Mr. Ogunsanya in the amount of approximately U.S. $320,000. In addition, Mr. Ogunsanya has pledged the shares he holds in MultiChoice Nigeria Limited (which represent an 11% interest in MultiChoice Nigeria Limited) as security for such loans.

Sanlam

        In addition to being directors of Naspers, Messrs. Vosloo and van Zyl are directors of Sanlam Limited. Sanlam Limited holds 7.61% of Naspers Class N ordinary shares. Sanlam Limited has two operating subsidiaries, Santam Limited and Sanlam Investment Management (Pty) Limited, which provide certain services to Naspers in the ordinary course of business. Santam Limited provides reinsurance services in respect of insurance policies taken out by Naspers to cover general business risks and certain motor vehicle insurances. Sanlam Investment Management (Pty) Limited holds 17.17% of Naspers Class A ordinary shares. Sanlam Investment Management (Pty) Limited provides asset management services in respect of Naspers' pension funds. Neither Mr. Vosloo nor Mr. van Zyl are directors of Santam Limited nor Sanlam Investment Management (Pty) Limited.

Other

        In addition to the foregoing, the Naspers group has entered into other transactions and has other balances with related parties, including equity investors, directors, shareholders and entities under common control. These transactions are summarized in note 13 to Naspers' audited consolidated financial statements.

EXCHANGE RATE INFORMATION

Exchange Rates

        The following tables show, for the periods and dates indicated, certain information regarding the U.S. dollar/Rand exchange rate. The information is based on the noon buying rate in the City of New York for cable transfers in Rand as certified for United States customs purposes by the Federal Reserve Bank of New York. On October 29, 2002, the exchange rate was 10.08 Rand per U.S. $1.00.

Year ended March 31,	Average Rate(1)
(Rand per U.S. $1.00)
1998	4.740
1999	5.852
2000	6.191
2001	7.341
2002	9.643

(1)
The average rate is calculated as the average of the noon buying rate on the last day of each month during the period.

	High	Low
	(Rand per U.S. $1.00)
April 2002	11.360	10.595
May 2002	10.588	9.713
June 2002	10.615	9.700
July 2002	10.350	9.950
August 2002	10.900	10.240
September 2002	10.743	10.480
October 2002 (through October 29, 2002)	10.524	10.058

South African Exchange Controls

        The following discussion summarizes exchange controls in force in South Africa as of the date of this proxy statement/prospectus. South Africa's exchange controls may change at any time and without notice. Naspers cannot predict whether the existing exchange controls will be continued, amended or abolished by any future South African government. You are urged to consult a professional adviser about the effect of exchange controls on your investment in Naspers Class N ordinary shares or Naspers ADSs.

        The Currency and Exchanges Act, 1933 empowers the South African President to make regulations concerning any matter directly or indirectly affecting or relating to currency, banking or stock exchanges in South Africa. South African exchange control regulations are administered by the South African Reserve Bank acting through its Exchange Control Department, or "Excon". Excon's stated objective is to achieve equality of treatment between residents and non-residents in relation to the flow of capital in and out of South Africa. The exchange control regulations provide for a common monetary area consisting of South Africa, the Kingdom of Lesotho, the Kingdom of Swaziland and the Republic of Nambia. The regulations restrict the export of capital from the common monetary area.

        The purpose of the exchange controls is to mitigate the decline in foreign capital reserves in South Africa and the devaluation of the Rand against the U.S. dollar and South Africa's other principal trading currencies. Although the South African government has committed itself to gradually relaxing exchange controls and has recently reaffirmed this commitment, it is likely that exchange controls will continue to operate in South Africa for the foreseeable future.

        An acquisition of shares or assets of a South African company by a non-resident purchaser solely for cash consideration would not generally be subject to review by Excon under the exchange control regulations. An acquisition of shares or assets of a South African company by a non-resident purchaser will require prior approval from Excon if the consideration paid for the acquisition is in the form of shares of a non-resident company or if the acquisition is financed by a loan from a South African resident. Denial of Excon approval may result in the acquisition of shares or assets of a South African company by a non-resident purchaser not being completed. There are no other exchange control restrictions on non-residents making equity investments in South African companies; however, there are local borrowing restrictions on controlled foreign companies.

        Under South African exchange control regulations, Naspers Class N ordinary shares and Naspers ADSs are freely transferable outside of South Africa between non-residents of the common monetary area. Also, when ordinary shares are sold on the JSE Securities Exchange South Africa on behalf of Naspers shareholders who are not resident in the common monetary area, the proceeds of such sales will be freely exchangeable into foreign currency and may be remitted to them outside the common monetary area. Any share certificates held by Naspers shareholders not resident in the common monetary area will be endorsed with the words "non-resident". The same endorsement will not be applicable to Naspers ADSs held by non-resident shareholders.

        There are currently no exchange control restrictions which prevent Naspers from remitting dividends declared out of operating profits or trading profits to non-residents of the common monetary area. Naspers cannot, in general, remit capital profits without prior Excon approval.

DESCRIPTION OF NASPERS CAPITAL STOCK

Naspers Capital Stock

        The following is a summary of the terms of Naspers Class A and Class N ordinary shares, including brief descriptions of the provisions contained in Naspers' memorandum and articles of association and applicable South African laws in effect on the date of this proxy statement/prospectus. This summary does not purport to include complete statements of these provisions. References to provisions of Naspers' memorandum and articles of association are qualified in their entirety by reference to the translations of the full memorandum and articles of association of Naspers which are filed as an exhibit to the registration statement on Form F-4, of which this proxy statement/prospectus is a part. Many of the rights and restrictions affecting Naspers Class A and Class N ordinary shares are discussed in the "Comparison of Certain Rights of Shareholders of MIH Limited and Naspers" section of this proxy statement/prospectus. If you would like more information about the rights of holders of Naspers ADSs, you should review the "Description of Naspers American Depositary Receipts" section of this proxy statement/prospectus.

General

        As of March 31, 2002 and as of the date of this proxy statement/prospectus, the authorized share capital of Naspers consists of 1,250,000 Class A ordinary shares of Rand 20.00 each and 500,000,000 Class N ordinary shares of Rand 0.02 each. As of the date of this proxy statement/prospectus, the issued share capital of Naspers consists of 712,131 Class A ordinary shares of Rand 20.00 each and 156,289,724 Class N ordinary shares of Rand 0.02 each. All ordinary shares are fully paid and not subject to calls for additional payments of any kind. All the authorized but unissued shares are under the control of the Naspers directors. The issued Class N ordinary shares are listed on the JSE Securities Exchange South Africa and application has been made to list the Naspers ADSs on the Nasdaq National Market. The Class A ordinary shares are not listed on any stock exchange.

Shareholders' Meetings

        Under South African law, Naspers is required to hold an annual general meeting not more than nine months after the end of each financial year and not later than 15 months after the date of its most recent annual general meeting. The Listing Rules of the JSE Securities Exchange South Africa require that notice of an annual general meeting, accompanied by the annual financial statements to be considered at such meeting, be distributed to shareholders not later than six months after the end of each financial year.

        The board has the power to convene a general meeting of shareholders at any time. In addition, the board must convene a meeting upon the request of at least 100 shareholders entitled to vote at general meetings or upon the request of shareholders holding not less than 5% of the votes entitled to be cast at general meetings of Naspers. If the board fails to give notice of such meeting to shareholders within 14 days of receipt of the notice, the shareholders that requisitioned the general meeting or any portion of them numbering more than 50 or representing more than half of the total voting rights of all shareholders that requisitioned the meeting, may themselves on no less than 21 days' notice convene a general meeting. Any two or more shareholders holding 10% or more of the total voting rights of Naspers as of the date of the request may convene a general meeting of Naspers' shareholders without reference to the directors.

        Naspers is required to provide at least 21 days' notice of any annual general meeting or any general meeting where a special resolution is to be voted upon, and at least 14 days' notice of all other general meetings.

        Naspers' articles of association require that any notice of general meetings must be in writing and specify the place, date and time of the meeting and the matters to be considered at the general meeting. For such time as Naspers is primarily listed on the JSE Securities Exchange South Africa, any notice to shareholders must be given simultaneously to the Manager (Listings) of the JSE Securities Exchange South Africa.

        A shareholder is entitled to appoint a proxy (which person is not required to be another shareholder) to represent and vote on behalf of the shareholder at any general meeting, including the annual general meeting, of Naspers in accordance with South African law.

        Business may not be transacted at any general meeting, including the annual general meeting, unless a quorum is present. Unless the shareholders at a general meeting resolve that a higher quorum is required, shareholders holding not less than 25% of the total votes entitled to be cast at the general meeting are required to be present, in person or by proxy, to constitute a quorum for passing special resolutions, provided that if the rights of any specific class of share are amended or canceled, at least three shareholders holding at least one-third of the issued shares of that class must be present to constitute a quorum at a meeting of shareholders of that class called to approve such amendment or cancelation. In all other cases, three shareholders entitled to vote at the general meeting must be personally present at the general meeting to form a quorum.

        If a quorum is not present within 30 minutes from the time appointed for the general meeting to commence, the general meeting will stand adjourned to the same calendar day in the next week, or if that day is a public holiday, the next calendar day which is not a public holiday, at the same time and place.

Voting Rights

        Under South African law, subject to any rights or restrictions attached to any class of ordinary shares, every shareholder personally present at any shareholders' meeting will have one vote if the vote is conducted by way of a show of hands. In the case of a poll, any holder of Class N ordinary shares present, in person or by proxy, will have one vote for each Class N ordinary share held by such shareholder, and holders of Class A ordinary shares present, in person or by proxy, will have 1,000 votes for every Class A ordinary share held by such shareholder. A "poll" is voting by means of a ballot where the number of shares held by each voting shareholder is counted, as opposed to voting by way of a show of hands where the actual number of shares held by voting shareholders is not taken into account.

        Voting will take place by way of a show of hands unless a poll is demanded. A poll may be demanded by the chairman, by not less than five shareholders having the right to vote at such meeting, by shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting or by shareholders entitled to vote at the meeting and holding in the aggregate not less than one-tenth of the issued share capital of the company.

        Holders of Class A ordinary shares and Class N ordinary shares vote together as a single class, unless the relevant resolution affects the rights of the holders of the Class N ordinary shares or Class A ordinary shares as a separate class, in which case, at least 75% of the holders of the relevant class present or represented at any meeting called to vote on such resolution must approve the resolution.

Dividends

        Either Naspers' shareholders in general meeting or its board of directors may from time to time declare that final dividends and interim dividends are to be paid to one or more class or classes of shareholders. Naspers' shareholders in general meeting may not declare a dividend in excess of the amount recommended by the board.

        Dividends are payable to persons registered as shareholders on a date determined by Naspers' shareholders in a general meeting or by the board. This date may not be less than 14 days after the date of the publication of the announcement of the dividend, provided that the record date to receive the dividend is a Friday or, if the relevant Friday is not a business day, on the last preceding business day. Any dividend may be paid or satisfied, either in whole or in part, by the distribution of specific assets as the board may determine and direct.

        Any dividend or other sum payable to a shareholder in respect of its shareholding may be transmitted by ordinary post to the address of the shareholder recorded in the register of shareholders or any other address provided in writing to Naspers by the shareholder. Naspers is not responsible for any loss that may occur when the dividend or other sum payable is transmitted to a shareholder.

        Any unclaimed dividends may be invested or otherwise utilized by the board for Naspers' benefit until claimed by the shareholder entitled to payment of the dividend. Unpaid dividends do not accrue interest. The board may declare forfeited any dividends not claimed after a period of 12 years or, if Naspers is to be liquidated or deregistered, a period of three years. Forfeited dividends revert to Naspers or its nominee.

        Holders of Class A ordinary shares are entitled to nominal dividends as determined by the board from time to time. However, dividends declared to holders of Class A ordinary shares may not exceed more than one-fifth of the dividends declared to holders of Class N ordinary shares for the same period.

        Naspers' articles of association allow payments to be made to shareholders out of profits, share capital or share premium, subject to certain solvency and liquidity requirements being met by Naspers after such payment is made.

Changes in Share Capital

        Subject to the provisions of the Companies Act, 1973, Naspers' shareholders may by special resolution:

  •
  increase Naspers' share capital by creating new shares having a stated par value, or increase the number of no par value shares by creating new no par value shares;

  •
  increase Naspers' share capital constituted by no par value shares by transferring profits or reserves to the stated capital, with or without a distribution of shares;

  •
  consolidate and divide all or any part of Naspers' share capital into shares of a larger amount than its existing shares, or consolidate and reduce the number of the issued no par value shares;

  •
  increase the number of Naspers' issued no par value shares without an increase of its stated capital;

  •
  sub-divide all or some of Naspers' ordinary shares into shares of a smaller amount than is fixed by Naspers' memorandum of association;

  •
  convert all Naspers' ordinary or preference share capital consisting of par value shares into stated capital constituted by no par value shares;

  •
  convert Naspers' stated capital constituted either by ordinary or preference no par value shares into share capital consisting of par value shares;

  •
  cancel shares which, as of the date of the resolution, have not been issued or agreed to be issued to any person, and diminish the amount of Naspers' authorized share capital by the amount of the shares cancelled;

  •
  cancel no par value shares which have not been issued or agreed to be issued;

  •
  convert any of Naspers' shares, whether or not issued, into shares of another class;

  •
  subject to the Listing Rules of the JSE Securities Exchange South Africa, decrease its share capital, any share premium account, stated capital or capital redemption reserve fund; and

  •
  convert all or any of its paid-up shares into stock and reconvert such stock into paid-up shares.

        The Listings Rules impose a number of requirements on Naspers to remain listed on the Main Board of the JSE Securities Exchange South Africa. The requirements mean that, among other things:

  •
  the subscribed capital, including reserves, must amount to at least Rand 25 million;

  •
  not less than 25 million equity shares must be in issue;

  •
  20% of each class of listed equity shares must be held by the public (as defined); and

  •
  the number of public shareholders (as defined), excluding employees and their associates, of listed securities must be at least 500 for equity shares, 50 for preference shares and 25 for debentures.

Liquidation Rights

        If Naspers is liquidated, whether voluntarily or compulsorily, the assets remaining after the payment of all Naspers' liabilities and the cost of winding up shall be distributed among the shareholders as follows:

  •
  holders of Class A ordinary shares will, in preference to the holders of Class N ordinary shares, be entitled to receive payment out of the surplus of an amount equal to the nominal value of the Class A ordinary shares held by them; and

  •
  thereafter, holders of Class A and Class N ordinary shares in Naspers will rank equally with each other and any remaining surplus will be distributed among them in proportion to the number of shares respectively held by them.

        Any such distribution will be subject to the rights of any shareholders to whom shares have been issued on special conditions and subject to Naspers' right to set-off against the liability, if any, of shareholders for unpaid capital or premium.

        The liquidator may distribute among Naspers' shareholders, in specie or in kind, all or any part of the assets of Naspers, whether or not those assets consist of different types of property.

Transfer and Repurchase of Shares

        Ordinary shares may be transferred by a deed of transfer or in a manner from time to time determined by the Board. Each deed of transfer shall be sent to Naspers' registered office, accompanied by the share certificate representing the shares to be transferred and any other proof which Naspers may require to confirm the transferor's ownership of the shares and right to transfer the shares. Notwithstanding the foregoing, the articles also authorize all share transactions to be completed electronically. The transferor will remain the holder of the shares until the name of the transferee is entered in Naspers' share register in respect of such shares.

        Every proxy granted by a shareholder authorizing another person to sign a deed of transfer for the purpose of transferring shares will, when presented to Naspers at its registered office, be deemed to remain effective until such time as Naspers receives written notification that such proxy has been withdrawn. Naspers may rely upon such proxy until it is withdrawn.

        The Naspers board may suspend the right of shareholders to transfer shares during the 14-day period which precedes a general meeting or which precedes the date upon which dividends are payable,

or at any other time, provided that the aggregate period of suspension in one calendar year does not exceed 60 days.

        Only a legal representative will be recognized by Naspers as a holder of a share which is registered in the name of a shareholder he or she represents. A legal representative shall be entitled to be registered as a shareholder nominee official in respect of any share which is registered in the name of the person that he or she represents, or to transfer any such share to himself or herself, or to any other person, provided that:

  •
  the board has the same right to refuse to register a transfer that they would have had in respect of the transfer of a share registered in the name of the shareholder; and

  •
  if any legal representative fails to exercise the right to be registered as a shareholder or to transfer such share to himself, herself or any other person within 90 days after the board of Naspers gives notice requiring him or her to do so, the board will be entitled to withhold any dividends, bonuses, repayments of capital or other accruals in respect of such share until such time as the notice has been complied with.

        The board may record in the register of members that any share may be held in trust or by a nominee, and may record in the register of members on whose behalf such shares are held.

        Naspers' shareholders may by way of a special resolution approve a repurchase of shares by Naspers or a subsidiary of Naspers, subject to the provisions of the Companies Act, the Listing Rules of the JSE Securities Exchange South Africa and the rules of any other stock exchange on which the shares of Naspers are listed. Subsidiaries may not buyback more than 10% of the shares and such shares may not be voted. When the company buys back shares, such shares are cancelled and revert to being authorized but unissued shares.

Non-South African Shareholders

        There are no limitations in Naspers' memorandum or articles of association on the right of shareholders not resident in South Africa to hold or exercise voting rights attached to Naspers' ordinary shares.

Differential Subscription Rights

        Subject to the provisions of the Companies Act, the Listing Rules of the JSE Securities Exchange South Africa and without limiting any right previously granted to a holder of authorized but unissued ordinary shares, any ordinary shares to be issued by Naspers for cash must first be offered to existing shareholders in an amount pro rata to their existing holding of ordinary shares unless the shares are issued as consideration for the acquisition of assets by Naspers.

        In accordance with the Listing Rules, Naspers is authorized, without following any pre-emptive rights process, to issue shares for cash on terms that are specifically approved by a special resolution of shareholders in general meeting in respect of a specific issue, or on terms that are approved by a special resolution of shareholders in general meeting and give a renewable mandate to the directors to issue shares for cash, subject to the Listing Rules of the JSE Securities Exchange South Africa and any other restrictions set out in the mandate. The renewable mandate for general approval is valid until Naspers' next annual general meeting but cannot extend for more than 15 months after the date the mandate was given.

        In respect of a specific issue of shares for cash, a 75% majority of the votes of all shareholders present or represented by proxy at the general meeting, but excluding controlling shareholders, their associates, any party acting in concert with such parties and any shareholder that is participating in the issue, must be cast in favor of the resolution authorizing the issuance of the shares. In respect of a general issuance of shares for cash, a 75% majority of votes cast by the shareholders present or represented by proxy at the general meeting is required to approve the resolution regarding the waiver of their pre-emptive rights.

        Subject to the provisions of the Companies Act and the Listing Rules, Naspers' shareholders in general meeting may allot, or may authorize the board to allot, grant options over, or otherwise deal with or dispose of unissued shares or preference shares to such persons, at such times and on such terms and conditions as it may determine.

        If Naspers issues any preference shares, the allotment and issuance of further shares which rank above or equal with such preference shares, will be deemed to be an amendment of the rights applicable to such preference shares which affects such rights negatively.

Ability to Pay Interest and Commission on Shares and to Issue Shares at a Discount

        Subject to the provisions of the Companies Act, Naspers may:

  •
  pay interest on shares issued for the purpose of funding expenses incurred in connection with the construction of works, buildings or plant;

  •
  pay commissions to any person in consideration for such person subscribing, or agreeing to subscribe, whether absolutely or conditionally, for any Naspers' shares, or for procuring, or agreeing to procure, subscriptions, whether absolute or conditional, for any Naspers' shares;

  •
  issue further shares of a class already issued at a discount. The Listing Rules limit the maximum discount under which shares may be issued for cash in a general issue to 10% of the weighted average traded price of those shares over the 30 business days prior to the date that the price of the issue is determined or agreed by the directors of the company; and

  •
  upon special resolution approval by shareholders of the issue price, issue further no par value shares of a class already issued at a price lower than the amount determined by dividing the part of the stated capital contributed by the already issued shares of that class by the number of issued shares of that class.

History of Naspers Share Capital

        The current authorized share capital of Naspers consists of 500,000,000 Class N ordinary shares with a par value of Rand 0.02 each and 1,250,000 Class A ordinary shares with a par value of Rand 20.00 each. As of March 31, 2002 and as of the date of this proxy statement/prospectus, the issued share capital of Naspers consists of 156,289,724 Class N ordinary shares and 712,131 Class A ordinary shares.

        Naspers' ordinary shares were reclassified in November 1995, creating both Class N ordinary shares and Class A ordinary shares. Each Naspers shareholder received one capitalization share for every 100 Naspers shares held at the time. Shareholders had the option to receive the capitalization shares as unlisted Class A ordinary shares (with a nominal value of Rand 20.00 each) or Class N ordinary shares (listed on the JSE Securities Exchange South Africa). Nasionale Pers Beherend Beperk (the former holding company of Naspers) was voluntarily liquidated on November 23, 1995. In return for the shares previously held in Nasionale Pers Beherend Beperk, its shareholders received, as a liquidation dividend, for each share held in Nasionale Pers Beherend Beperk: one Naspers Class N ordinary share; one Keeromstraat 30 Beleggings Beperk ordinary share; one Naspers Beleggings Beperk ordinary share for each 100 shares held; and Rand 1.34 for each 100 shares held.

        Recent restructurings of Naspers' share capital included an increase in Naspers' authorized share capital to Rand 29 million on November 10, 1995, consisting of 1,250,000 Class A ordinary shares of Rand 20.00 each and 200 million Class N ordinary shares of Rand 0.02 each. Naspers' authorized share capital was again increased on October 26, 2000 by the creation of a further 300 million Class N ordinary shares of Rand 0.02 each.

        Naspers Beleggings Limited holds 52.07% of the issued Naspers Class A ordinary shares. Heemstede Beleggings (Proprietary) Limited, a wholly-owned subsidiary of Naspers, holds 49% of the shares in Naspers Beleggings Limited. Keeromstraat 30 Beleggings Limited holds 26.16% of the issued Naspers Class A ordinary shares.

        In terms of the Naspers Limited Share Incentive Trust, the directors of Naspers may place a maximum of 11% of Naspers' issued share capital at the disposal of the trustees of the trust for allocation to selected employees of Naspers and its subsidiaries. The number of scheme shares to which any single participant is entitled must not exceed 3% of Naspers' issued share capital. The purchase price payable by participants for scheme shares is the higher of the nominal value of the relevant shares or the market value of such shares, or as determined by the trustees subject to the rules of the JSE Securities Exchange South Africa.

        Naspers also created "the Welkom Trust" in 1998 to market Naspers convertible or redeemable debentures, which were placed with members of previously disadvantaged communities. The debentures will be redeemed on September 9, 2003 for cash and the proceeds of the redemption will either be paid to the debenture holders or converted into Naspers Class N ordinary shares, depending on the market price of Naspers shares at the time.

DESCRIPTION OF NASPERS AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

        The Bank of New York, as depositary, will execute and deliver the ADRs. ADRs are American Depositary Receipts. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent 10 shares (or a right to receive 10 shares) deposited with Mercantile Bank Limited, Societe Generale South Africa Limited, FirstRand Bank Limited, ABSA Bank, Ltd., Standard Bank of South Africa or Nedcor Bank Limited, each acting as custodian for the depositary in South Africa. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

        You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, Naspers will not treat you as one of its shareholders and you will not have shareholder rights. South African law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among Naspers, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see "Where You Can Find More Information".

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution Naspers pays on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

    Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See "Taxation". It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any shares Naspers distributes as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new shares.

  •
  Rights to purchase additional shares.  If Naspers offers holders of its securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

  •
  Other Distributions.  The depositary will send to you anything else Naspers distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what Naspers distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what Naspers distributed, in which case ADSs will also represent the newly distributed property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. Naspers has no obligation to register ADSs, shares, rights or other securities under the Securities Act. Naspers also has no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions Naspers makes on its shares or any value for them if it is illegal or impractical for Naspers to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

How do ADS holders cancel an ADR and obtain shares?

        You may turn in your ADRs at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the shares underlying your ADRs, but only if Naspers asks the depositary to ask for your instructions. Otherwise, you won't be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

        If Naspers asks for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver its voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to South African law and the provisions of Naspers' Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by Naspers to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless Naspers notifies the depositary that:

  •
  Naspers does not wish to receive a discretionary proxy;
  •
  Naspers thinks there is substantial shareholder opposition to the particular question; or
  •
  Naspers thinks the particular question would have an adverse impact on its shareholders.

        The depositary will only vote or attempt to vote as you instruct or as described in the preceding sentence.

        Naspers cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing shares or ADR holders must pay:	For:
U.S. $5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
U.S. $.02 (or less) per ADS	•	Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders
U.S. $.02 (or less) per ADSs per calendar year (to the extent the depositary has not collected the U.S. $.02 cash distribution fee during that year)	•	Depositary services

Registration or transfer fees	•	Transfer and registration of shares on its share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary in converting foreign currency to U.S. dollars
Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes
Any charges incurred by the depositary or its agents for servicing the deposited securities

Payment of Taxes

        The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If Naspers:		Then:
• •	Changes the nominal value of its shares Reclassifies, splits up or consolidates any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• •	Distributes securities on the shares that are not distributed to you Recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of its assets, or takes any similar action	The depositary may, if Naspers approves, and will if Naspers requests, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        Naspers may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if Naspers asks it to do so. The depositary may also terminate the deposit agreement if the depositary has told Naspers that it would like to resign and Naspers has not appointed a new depositary bank within 90 days. In either case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (1) collect distributions on the deposited securities, (2) sell rights and other property, and (3) deliver shares and other deposited securities upon cancellation of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash and indemnify Naspers. After termination its only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that Naspers agreed to pay.

Limitations on Obligations and Liability

Limits on Naspers' Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

        The deposit agreement expressly limits Naspers' obligations and the obligations of the depositary. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the deposit agreement. It also limits Naspers' liability and the liability of the depositary. Naspers and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence, wilful misconduct or bad faith;
  •
  are not liable if either Naspers or the depositary is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;
  •
  are not liable if either of Naspers or the depositary exercises discretion permitted under the deposit agreement;
  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party;
  •
  may rely upon any documents Naspers believes in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, Naspers agrees to indemnify the depositary for acting as depositary, except for losses caused by the depositary's own negligence, wilful misconduct or bad faith, and the depositary agrees to indemnify Naspers for losses resulting from its negligence, wilful misconduct or bad faith.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary, Naspers' transfer books, are closed or at any time if the depositary or Naspers think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

        You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or Naspers has closed its transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) Naspers is paying a dividend on its shares.
  •
  When you or other ADR holders are seeking to withdraw shares or owe money to pay fees, taxes and similar charges.
  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs and Shares

        The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying shares and to deliver shares prior to the receipt and cancellation of ADRs if the person to whom such shares are to be delivered is a South African banking institution. This is called a pre-release. The depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are canceled before the pre-release transaction has been closed out). A pre-release of ADRs is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of shares to close out a pre-release of ADRs. The depositary may pre-release only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release is fully collateralized with cash, U.S. government securities or other collateral that the depositary considers equally liquid and safe; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is reasonably appropriate to do so.

Compliance with Naspers' Charter; Disclosure of Beneficial Ownership

        Your rights as a holder of ADSs will be subject to Naspers' Memorandum and Articles of Association as if you were a holder of shares and to all applicable provisions of South African Law. For more information of applicable provisions, see "Description of Naspers Capital Stock".

        As a holder of ADSs, you agree to provide information that Naspers or the depositary requests about the capacity in which you own ADSs and the identity of any other persons that have or share beneficial ownership of your ADSs and other matters.

COMPARISON OF CERTAIN RIGHTS OF
SHAREHOLDERS OF MIH LIMITED AND NASPERS

        The following is a summary of certain material differences between the rights of MIH Limited Class A ordinary shareholders and Naspers Class N ordinary shareholders arising from differences between the corporate laws of the British Virgin Islands and South Africa, as well as from the organizational documents of MIH Limited and Naspers. This summary is not, and does not purport to be, complete nor does it identify all differences that may, in given factual situations, be material to holders of MIH Limited Class A ordinary shares. This summary is qualified in its entirety by reference to the corporate laws of the British Virgin Islands and South Africa, and the organizational documents of MIH Limited and Naspers.

Description of Shares

        Naspers.    Naspers' authorized share capital consists of 1,250,000 Class A ordinary shares of Rand 20.00 each and 500,000,000 Class N ordinary shares of Rand .02 each. As of March 31, 2002, Naspers has issued 712,131 Class A ordinary shares and 156,289,724 Class N ordinary shares. Class A shares are not convertible into Class N shares.

        MIH Limited.    MIH Limited's authorized share capital consists of 103,468,878 Class A ordinary shares, 55,920,509 Class B ordinary shares and 8,388,916 preference shares. As of March 31, 2002, MIH Limited has 30,232,837 Class A ordinary shares outstanding and 30,787,319 Class B ordinary shares. MIH Limited has no preference shares outstanding. At the option of the holder, Class B ordinary shares may at any time be converted into Class A ordinary shares. Class B ordinary shares are automatically converted into Class A ordinary shares where Class B ordinary shares are transferred to a person (or a person who controls, or is controlled by, that person) other than the person to whom the Class B ordinary shares were originally issued. Class B ordinary shares are also automatically converted into Class A ordinary shares where the number of issued Class B ordinary shares constitutes less than 10% of the total of all issued ordinary shares.

Voting Rights

        Naspers.    Under South African law, subject to any rights or restrictions attached to any class of ordinary shares, every shareholder personally present at any shareholders' meeting has one vote where the vote is conducted by way of a show of hands. In the case of a poll, any holder of Class N ordinary shares present, in person or by proxy, at the meeting will have one vote for each Class N ordinary share held by such shareholder, and holders of Class A ordinary shares present, in person or by proxy, at the meeting will have 1,000 votes for each Class A ordinary share held by such shareholder.

        Voting will take place by way of a show of hands unless a poll is demanded. A poll may be demanded by the chairman, by not less than five shareholders having the right to vote at such meeting, by shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting or by shareholders entitled to vote at the meeting and holding in the aggregate not less than one-tenth of the issued share capital of the company.

        Holders of Class A ordinary shares and Class N ordinary shares vote together as a single class, unless the relevant resolution affects the rights of the holders of the Class N ordinary shares or Class A ordinary shares as a separate class, in which case at least 75% of the holders of the relevant class present or represented at any meeting called to vote on such resolution must approve the resolution.

        There are no limitations in Naspers' memorandum or articles of association on the right of non-South African shareholders to hold or exercise voting rights attached to Naspers ordinary shares.

        MIH Limited.    Each Class A ordinary share entitles its holder to one vote and each Class B ordinary share entitles its holder to three votes at a general meeting of shareholders. Unless otherwise required by British Virgin Islands law and so long as their rights would not be adversely affected, the holders of Class A ordinary shares and Class B ordinary shares will not be entitled to vote on any amendment to MIH Limited's memorandum and articles of association that relates solely to the terms of one or more outstanding series of preference shares.

Amendment of Organizational Documents

        Naspers.    Under the Companies Act, a company may amend its memorandum and articles of association by special resolution of shareholders. A resolution shall be a special resolution if it is passed by not less than three-fourths of the number of shareholders present, in person or by proxy, at a general meeting which has been called on not less than 21 clear days' notice and at which shareholders holding an aggregate of not less than 25% of the total voting power of all shareholders entitled to vote at the meeting are present, in person or by proxy.

        MIH Limited.    Under MIH Limited's memorandum and articles of association, the affirmative vote of two-thirds or more of the total voting power of the then outstanding ordinary shares of MIH Limited voting together as a single class is required to amend certain provisions of MIH Limited's memorandum and articles of association. Amendments to other provisions of the memorandum and articles of association require a resolution passed by a simple majority of either the directors or shareholders of MIH Limited.

Shareholder Remedies and Dissenter's Rights

        Naspers.    Under the Companies Act, every shareholder has a remedy in cases of oppressive or unfairly prejudicial conduct. Any shareholder who believes that a particular act or omission of the company is unfairly prejudicial, unjust or inequitable may apply to court for an order seeking relief. The court may, with a view to ending the conduct complained of, make such orders as it deems fit. These may include orders which regulate the future conduct of the company, require the company or another shareholder to purchase the shares of any shareholder of the company or alter the company's memorandum or articles of association.

        MIH Limited.    Under British Virgin Islands law, MIH Limited shareholders are entitled to dissenters' rights if they dissent from a vote of shareholders to approve a merger, unless MIH Limited will be the surviving company and the shareholder continues to hold the same or similar shares in MIH Limited as the surviving company. Accordingly, instead of accepting the consideration to be issued in the merger, such shareholders may demand the fair value of their MIH Limited shares as determined by three appraisers, one designated by each of MIH Limited and the dissenting shareholder and a third appraiser designated by the other two appraisers.

Pre-Emptive Rights

        Naspers.    Subject to the provisions of the Companies Act, the Listing Rules of the JSE Securities Exchange South Africa and without limiting any right previously granted to a holder of authorized but unissued ordinary shares, any ordinary shares to be issued by Naspers for cash must first be offered to existing shareholders in an amount pro rata to their existing holding of ordinary shares unless the shares are issued as consideration for the acquisition of assets by Naspers. The Listing Rules allow for specific or general issuances of shares for cash if authorized by a special resolution of shareholders, which authorization should, in the case of general issuances, include a waiver of pre-emptive rights as explained in "Description of Naspers Capital Stock—Differential Subscription Rights".

        MIH Limited.    Holders of MIH Limited ordinary shares do not have any pre-emptive rights with respect to any outstanding or newly issued shares of MIH Limited.

Action by Written Consent of Shareholders

        Naspers.    Under the Companies Act, a company need not hold an annual general meeting if all shareholders entitled to attend that meeting agree in writing that an annual general meeting shall not be held. In such event, a written resolution dealing with and disposing of the matters required by the Companies Act to be dealt with and disposed of at an annual general meeting of a company must be signed by all shareholders entitled to vote at that meeting. The written resolution will be deemed to have been passed at an annual general meeting held on the date on which the last signatory signs the resolution.

        MIH Limited.    Under MIH Limited's memorandum and articles of association, its shareholders are prohibited from taking action by written consent in lieu of an annual or special general meeting. Special meetings of shareholders may only be called at the direction of the board of directors pursuant to a resolution adopted by MIH Limited's board of directors or by the chief executive officer of MIH Limited. Such restrictions could have the effect of delaying consideration of a shareholder proposal until the next annual meeting. These restrictions would also prevent the holders of a majority of the voting power of MIH Limited's ordinary shares from unilaterally acting by written consent in lieu of an annual general meeting. This restriction on shareholder action by written consent in lieu of a meeting does not, however, apply to preference shareholders.

Shareholders' Meetings

        Naspers.    The Companies Act provides that shareholders may requisition the directors to convene a general meeting of the company where such shareholders hold at least 5% of the votes entitled to be cast at general meetings of the company or where at least 100 shareholders entitled to vote at general meetings support the requisition of such meeting. The requisition must state the objects of the meeting. The company must then give notice to shareholders not less than 21 days but not more than 35 days before the date of the meeting. If the directors do not deliver such notice within 14 days of receipt of the requisition, the shareholders who requisitioned the general meeting or any portion of them numbering more than 50 or representing more than half of the total voting rights of all the shareholders who requisitioned the general meeting may themselves on not less than 21 days' notice convene a general meeting. All reasonable expenses incurred by the shareholders resulting from the failure of the directors to convene a general meeting may be recovered from the company by the shareholders of the company. Any two or more shareholders holding 10% of more of the total voting rights of Naspers as of the date of the request may convene a general meeting of Naspers' shareholders without reference to the directors.

        The matters to be dealt with at any annual general meeting are set forth in the Companies Act. These matters are:

  •
  considering the minutes of the previous annual general meeting, and the statements and report of the auditors;

  •
  electing directors;

  •
  appointing auditors;

  •
  attending to any business arising from the annual financial statements which are laid before the annual general meeting; and

  •
  attending to any matters capable of being dealt with at the annual general meeting.

        MIH Limited.    Any action required or permitted to be taken by shareholders must be taken at a duly called annual or special meeting of shareholders entitled to vote on such action. Meetings of shareholders shall be held at such times and places as may be fixed from time to time by the board. An annual meeting of shareholders to elect directors and to consider any other business that may come before the annual meeting shall be held each year at such date and time as may be determined by the board. Special meetings of shareholders may be called only by the board pursuant to a written resolution of directors or by the chief executive officer.

        The business to be conducted at a meeting of shareholders will be brought before such meeting by the chairman of the board of directors, or by any shareholder who is a holder of record at the time the notice of meeting is given and who is entitled to vote at the meeting. Any such shareholder must comply with the relevant procedures set out in the articles of association.

Election and Rotation of Directors

        Naspers.    Naspers' articles of association and the Listing Rules of the JSE Securities Exchange South Africa require Naspers to have at least four directors. Naspers' articles of association do not permit Naspers to have more than 15 directors. The board of Naspers is further authorized by its articles of association to appoint any person as a director to fill any vacancy in the board of directors or to appoint additional directors in general meeting, provided that the number of directors sitting on the board does not exceed 15. Naspers' articles of association do not require a director to hold any Naspers shares to qualify him or her for appointment as a director. Except for retiring directors seeking to be reappointed, no person is eligible to be appointed as a director at any annual general meeting unless he or she has been nominated by at least five shareholders. All nominations must be made in writing and filed at the registered office of the company at least 14 days prior to such meeting, together with the consent of the nominee, unless the board of directors recommends otherwise.

        The Naspers' articles of association specify that a number as near as possible to one-third of the non-executive directors must retire from office at each annual general meeting. The directors that are required to retire are those that have served on the board the longest since the last election of directors. For directors who were appointed on the same day, the director or directors to retire shall be determined by lottery unless they decide otherwise amongst themselves. A retiring director is eligible for re-election. As a result, at least two annual general meetings of shareholders will be required for shareholders to change the majority of Naspers' board of directors.

        MIH Limited.    At the annual general meeting of MIH Limited in 1999, the board of directors of MIH Limited was divided into three classes of approximately equal size with terms expiring in 2000 (class I), 2001 (class II) and 2002 (class III). Thereafter, subject to the right of holders of any series of preference shares to elect directors, shareholders will elect one class constituting approximately one-third of the board of directors for a three-year term at each annual general meeting of shareholders to succeed the class of directors that is required to retire in that year. As a result, at least two annual general meetings of shareholders will be required for shareholders to change the majority of MIH Limited's board of directors.

Removal of Directors

        Naspers.    The Companies Act provides that directors may be removed by the vote of the majority of shareholders at a meeting where special notice has been given. Naspers' articles of association specify that a director will be disqualified to act as a director if:

  •
  he or she is prohibited or disqualified from acting as a director in terms of the Companies Act;

  •
  he or she has given notice to the company of his or her resignation as a director, as from the date of such notice;

  •
  he or she is absent without leave from meetings of the board of directors for six consecutive months without an alternate director being appointed, and the board of directors resolves that he or she should be removed from office;

  •
  shareholders representing more than 50% of the total voting rights exercisable by poll at any general meeting give a notice of removal to such director; or

  •
  he or she reaches the age of 75 (in respect of directors appointed prior to October 26, 2000) and 70 (in respect of directors appointed after October 26, 2000).

        MIH Limited.    The number of directors shall be determined from time to time by a resolution of the directors and a corresponding amendment to the memorandum of association of MIH Limited. The shareholding qualification for directors may be fixed and varied from time to time by resolution of shareholders. Unless and until the shareholding qualification is fixed, no qualification shall be required.

        A director must cease to hold office:

  •
  if he or she becomes insolvent, or assigns his or her estate for the benefit of his or her creditors, or suspends payment or files a petition for the liquidation of his or her affairs;

  •
  if he or she becomes of unsound mind;

  •
  if, unless he or she is not required to hold a share qualification, he or she has not duly qualified himself or herself within two months of his or her appointment or if he or she ceases to hold the required number of shares to qualify him or her for office;

  •
  if he or she is absent from meetings of the directors for six consecutive meetings without the leave of the directors and is not represented at any such meetings during any six consecutive months, and the board resolved that the office be vacated by an alternative director, provided that the board shall have the power to grant any director a leave of absence;

  •
  if he or she dies;

  •
  not later than one month after the date he or she gives notice in writing of his or her intention to resign;

  •
  if, pursuant to the provisions of the International Business Companies Act, 1984, he or she is disqualified or ceases to hold office or if he or she is prohibited from acting as director;

  •
  if he or she is removed from office by a resolution signed by all the other directors; or

  •
  if he or she is removed from office for cause by a resolution of shareholders. For this purpose, "cause" means the wilful and continuous failure by a director to perform his duties to MIH Limited (other than any such failure resulting from incapacity due to physical or mental illness) or wilfully engaging in gross misconduct materially and demonstrably injurious to MIH Limited.

Filling of Vacancies on the Board

        Naspers.    The Companies Act permits a company's articles of association to authorize the board of directors or shareholders to fill casual vacancies on the board. Naspers' articles of association provide that the shareholders in general meeting or the directors may appoint any person as a director either to fill a casual vacancy or as an addition to the board, provided that the number of directors does not exceed 15. Directors appointed in this way shall retain office only until the next annual general meeting unless such appointment is ratified at the next annual general meeting.

        MIH Limited.    Any vacancy on the board of directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of shareholders may only be filled by the affirmative vote of a majority of the directors then in office (even if less than a quorum) and any director so appointed shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created or until a successor is duly elected or until his or her earlier death, resignation or removal from office in accordance with MIH Limited's articles of association or applicable law.

Shareholder Nominations and Proposals

        Naspers.    The Companies Act provides that shareholders holding at least 5% of the votes at any general meeting of the company, or at least 100 shareholders entitled to vote at any general meeting, may requisition the directors to convene a general meeting of the company. The requisition must state the objects of the meeting. The company is then obliged to give notice to shareholders not less than 21 days but not more than 35 days before the date of the meeting. If the directors do not deliver such notice within 14 days of receipt of the requisition, the shareholders who requisitioned the general meeting or any portion of them numbering more than 50 or representing more than half of the total voting rights of all the shareholders who requisitioned the general meeting, may themselves on 21 days' notice convene a meeting stating the objects thereof. All reasonable expenses incurred by the shareholder arising from the failure of the directors to convene a general meeting may be recovered from the company by the shareholders of the company. If the board fails to give notice of such meeting to shareholders within 14 days of receipt of the notice, the shareholders that requisitioned the general meeting or any portion of them numbering more than 50 or representing more than half of the total voting rights of all shareholders that requisitioned the meeting, may themselves on no less than 21 days' notice convene a general meeting. The advance notice requirement does not give Naspers' board of directors any power to approve or disapprove director nominations or proposals by shareholders, but it may have the effect of precluding nominations or proposals from being considered at a meeting if the proper notice procedures are not followed.

        Two or more shareholders holding not less than 10% of the issued share capital of a company may also call a general meeting of the company.

        MIH Limited.    MIH Limited's memorandum and articles of association set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to MIH Limited's company secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received by MIH Limited's principal executive officers not less than 30 days and not more than 60 days prior to the date of the meeting. The advance notice requirement does not give MIH Limited's board of directors any power to approve or disapprove shareholder or director nominations or proposals, but may have the effect of precluding certain business being considered at a meeting if the proper notice procedures are not followed.

Dividends

        Naspers.    Either Naspers' shareholders in general meeting or its board of directors may from time to time declare that final dividends and interim dividends are to be paid to one or more class or classes of shareholders. Any dividend may be paid or satisfied, either in whole or in part, by the distribution of specific assets as the board may determine and direct. Naspers' shareholders in general meeting may not declare a dividend in excess of the amount recommended by its board of directors.

        Any unclaimed dividends may be invested or otherwise utilized by the board for Naspers' benefit until claimed by the shareholder entitled to payment of the dividend. Unpaid dividends do not accrue interest. The board may declare forfeited any dividends not claimed after a period of 12 years or, if Naspers is to be liquidated or deregistered, a period of three years. Forfeited dividends revert to Naspers or its nominee.

        Holders of Class A ordinary shares are entitled to nominal dividends as determined by the Board from time to time. However, dividends declared to holders of Class A ordinary shares may not exceed more than one-fifth of the dividends declared to holders of Class N ordinary shares for the same period.

        Naspers' articles of association allow payments to be made to shareholders out of profits, share capital or share premium, subject to solvency and liquidity requirements being met by Naspers after such payment is made. In the event that Naspers is liquidated or wound-up, the holders of Class A ordinary shares, in preference to holders of Class N ordinary shares, are entitled to receive payment out of the surplus of an amount equal to the nominal value of the Class A ordinary shares. Thereafter, holders of Class A and Class N ordinary shares will rank equally.

        MIH Limited.    Subject to preferential and other dividend rights of any outstanding series of preference shares, the holders of Class A ordinary shares and Class B ordinary shares will be entitled to equal dividends per share when, as and if declared by MIH Limited's board of directors, except that all dividends payable in respect of ordinary shares be paid in the form of Class A ordinary shares to holders of Class A ordinary shares and in the form of Class B ordinary shares to the holders of Class B ordinary shares. Neither Class A ordinary shares nor Class B ordinary shares may be split, divided or combined unless the other class is proportionally split, divided or combined.

        Pursuant to MIH Limited's memorandum and articles of association, all dividends that remain unclaimed for a period of three years after being declared may be declared forfeited by MIH Limited's board of directors for MIH Limited's benefit.

        In the event that MIH Limited is liquidated or wound-up, the holders of Class A ordinary shares and Class B ordinary shares will be treated equally on a per share basis and will be entitled to receive all of MIH Limited's remaining assets following distribution of preferential and/or other amounts to be distributed to the holders of MIH Limited's preference shares.

Repurchase of Shares

        Naspers.    Naspers' shareholders may by way of a special resolution approve a repurchase of shares by Naspers or a subsidiary of Naspers, subject to certain solvency and liquidity tests and provisions of the Companies Act, the Listing Rules of the JSE Securities Exchange South Africa and the rules of any other stock exchange on which the shares of Naspers are listed.

        MIH Limited.    MIH Limited is authorized by the International Business Companies Act and by its articles of association to acquire its own shares on such terms and conditions as may be determined by a resolution of directors. However, such acquisition must be made out of surplus or in exchange for newly issued shares of equal value and subject to a solvency determination made by the directors. The solvency determination is not required where shares are being acquired:

  •
  pursuant to a right of a shareholder to have his or her shares redeemed or to have his or her shares exchanged for money or other property of MIH Limited;

  •
  by virtue of a transfer of capital pursuant to a properly authorized reduction of MIH Limited's capital;

  •
  by virtue of the shareholder's right of dissent on a merger, consolidation, disposition of more than 50% of MIH Limited's business;

  •
  a redemption of a dissenting shareholder's shares by MIH Limited; or

  •
  an arrangement permitted by or any order of the court.

        What constitutes "surplus" is defined in the International Business Companies Act and MIH Limited's articles of association.

Votes Required for Extraordinary Transactions

        Naspers.    Under the Companies Act, Naspers may, by special resolution, amend its memorandum and articles of association.

        The Companies Act requires, among other things, the following additional matters also to be resolved by way of a special resolution:

  •
  the change of name of a company;

  •
  any amendment to the existing share capital of a company;

  •
  the conversion of a company from one type or form to another; and

  •
  a decision to wind-up the company.

        Under the Companies Act, a special resolution may be passed by the company at a meeting called on not less than 21 days' notice, which notice states the intention to propose a special resolution, and shareholders holding at least 25% of the total vote of the shareholders entitled to vote are present, in person or by proxy, at the meeting. If the meeting does not have a quorum, it will stand adjourned to a date not earlier than seven days and not later than 21 days after the adjourned meeting, and the shareholders present at the second meeting shall constitute a quorum. If an amendment to Naspers' memorandum or articles of association will result in the amendment or cancelation of any rights attaching to a specific class of shares, shareholders of that class must approve the amendment at a special general meeting of members of that class. At such meeting, at least three shareholders holding at least one-third of the issued shares of that class must be present, in person or by proxy, to constitute a quorum. A special resolution may only be passed by a vote of 75% of shareholders present, in person or by proxy, and entitled to vote in respect of the special resolution.

        MIH Limited.    MIH Limited's memorandum and articles of association require the affirmative vote of at least two-thirds of the voting power of all outstanding shares empowered to vote to pass any resolution which alters the rights or restrictions attaching to ordinary shares, or to amend or repeal certain provisions of MIH Limited's memorandum and articles of association, including those which can be classified as "anti-takeover matters", or to approve any merger by MIH Limited which may have the effect of making changes to MIH Limited's memorandum or articles of association which would have required such affirmative vote if done by way of an amendment to the articles. This requirement is in addition to the approval that must be obtained from the holders of the class of shares so affected, who also meet and vote in a separate meeting.

        All other matters requiring a resolution of shareholders shall be passed by an affirmative vote of a simple majority of shareholders entitled to vote on any such resolution and who voted at the meeting.

Right to Inspect Corporate Books and Records

        Naspers.    Under the Companies Act, every shareholder of a company, on the payment of the prescribed fee, may obtain a copy of the company's memorandum and articles of association, including any alteration to them. A copy of the certificate of incorporation and the memorandum and articles of association, certified by a notary public, must be kept at the registered office of the company and shareholders are entitled to make copies of them. In addition, these documents are public documents and upon payment of the prescribed fee can be obtained by any member of the public from the office of the Registrar of Companies.

        MIH Limited.    Under British Virgin Islands law, the shareholders of MIH Limited have the right, in person or by attorney, in furtherance of a proper purpose and upon a request in writing specifying the purpose of the request, to inspect the books of MIH Limited during normal business hours and to make copies or take extracts therefrom. A proper purpose is one reasonably related to the shareholder's interest as a member of MIH Limited. The directors may, subject to appeal to court within 90 days of refusal, refuse the request if they determine by resolution that it is not in the best interest of MIH Limited or any other member of MIH Limited to comply with the request.

        MIH Limited's articles of association provide that the books, records and minutes of MIH Limited shall be kept at its registered office, its principal place of business or at such other place as the directors of MIH Limited may determine. Under British Virgin Islands law, copies of certain records of MIH Limited are required to be kept at its registered office. These include an imprint of MIH Limited's seal and MIH Limited's share register or registers.

Right to Financial Information

        Naspers.    Under the Companies Act, each shareholder is entitled to receive a copy of the company's last annual financial statements, the provisional annual financial statements and the last interim report within seven days of a request being made.

        Naspers' articles of association require that Naspers' directors should distribute the requisite number of copies of the financial statements of the company and its subsidiaries, if any, together with an auditor's report, to shareholders at least 21 days prior to any annual general meeting where such financial statements and report will be considered. Such statements and reports should also be distributed timely to the JSE Securities Exchange South Africa pursuant to its Listing Rules.

        MIH Limited.    MIH Limited's articles of association provide that shareholders may by resolution call for the directors to periodically prepare a profit or loss account and a balance sheet. The profit or loss account and balance sheet shall be drawn up so as to give a true and fair view of the profit or loss of the company for the financial period and a true and fair view of the state of affairs of the company as at the end of the financial period. The shareholders may by resolution call for the accounts to be examined by auditors. The report of the auditor must be annexed to the accounts and read at the meeting of shareholders where the accounts are laid before the company or served on the shareholders.

Right to Inspect the Register of Shareholders

        Naspers.    Under the Companies Act, the register of shareholders of Naspers must be open for inspection during business hours by any shareholder or his or her authorized agent free of charge and by any other member of the public upon payment of a prescribed fee. Any person may apply to Naspers for a copy of the extract from the register of shareholders which the company must furnish upon payment of the prescribed fee. This also applies in respect of any register of share transfers kept by the company as well as the register of directors, officers, company secretaries and auditors of the company. The above registers must be kept at the registered office of Naspers and if the registers are moved, the Registrar of Companies must be informed.

        MIH Limited.    Under British Virgin Islands law, the share register of MIH Limited is, during normal business hours, open for inspection by a shareholder or his or her attorney. The inspection must be pursuant to a proper purpose, previously notified to the directors and permitted by the directors. MIH Limited is not required to publicly file or register its share register or any register of directors which MIH Limited might opt to keep. A copy of the share register must be kept at the registered office of MIH Limited.

Shareholder Suits

        Naspers.    Under the common law of South Africa, a company is the proper plaintiff to bring an action in respect of a wrong done to it. However, shareholders of a company have a choice between the common law action or a statutory derivative action to sue on behalf of the company, assert the company's rights and to seek relief for the company. A common law derivative action may also be commenced by a shareholder of the company. It is generally accepted that such action may be instituted if a ratifiable wrong has been done to the company and the company cannot or will not institute action against the wrongdoers because such wrongdoers control the company.

        Under the Companies Act, a statutory derivative action may be instituted by a shareholder of a company if that company has suffered damages or loss or has been deprived of any benefit as a result of a wrong, a breach of trust or a breach of faith that has been committed by any director or officer of the company or any past director or officer of the company while he or she was a director or officer of that company, where that company has refused to redress the wrong. However, this action is limited to the extent that it can only be instituted in respect of damages or loss suffered by the company and not the shareholders. Furthermore, the action is only available if the company has not itself instituted an action. Such proceedings can be instituted even if the company has ratified or condoned the cause of action or any conduct or omission relating thereto.

        MIH Limited.    Under the English common law, which is the common law of the British Virgin Islands, a company is the proper plaintiff to bring an action in respect of a wrong done to it. The minority shareholders of a company have no right to sue directors for wrongs allegedly done to the company in breach of the directors' fiduciary duties. However, the members of a company do have a right to bring a derivative action to sue on behalf of the company to assert the company's rights, to seek redress for wrongs against the company and to obtain relief for the company. A shareholder may bring a derivative action to restrain acts outside the scope of the company's authority or illegal acts by the company, to prevent the denial of an individual membership right, to prevent the improper approval of a transaction that requires approval by way of a special resolution or to prevent a fraud on the minority.

Conflict of Interest Transactions
        Naspers.    The Companies Act requires a director of a company who is directly or indirectly materially interested in a contract or proposed contract which has been or is to be entered into by the company, or who becomes interested in any such contract after it has been entered into, to declare his or her interest and full particulars of the contract to the board of directors.

        Naspers' articles of association provide that if a director has made the disclosures required by the Companies Act, such director will not be required to account for any profit or other benefit which may arise out of such contract entered into with the company in respect of which he or she has a direct or indirect interest. Such director may be counted for the purposes of a quorum at a meeting where he or she is present to consider such matter and he or she may vote in that regard.

        MIH Limited.    MIH Limited's articles of association provide that subject to the International Business Companies Act, and provided that a director has disclosed to the other directors the nature and extent of any material interest, a director may be interested in any transaction or arrangement with MIH Limited or in which MIH Limited is otherwise interested and he or she shall not, by reason of his or her office, be accountable to MIH Limited for any benefit which he or she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no arrangement shall be voidable on the ground of any such interest or benefit.

Indemnification of Directors and Officers

        Naspers.    Section 247 of the Companies Act voids any provision which purports to (1) exempt any director or officer of the company from any liability which by law would otherwise attach to the director or officer in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the company or (2) indemnify the director or officer against any such liability. The foregoing applies irrespective of whether the relevant provision is contained in the articles of association of a company or any contract with the company and whether expressed or implied. It is valid, however, to obtain insurance to cover claims brought by the company itself but not by creditors.

        Section 247 of the Companies Act also provides that the prohibition described above will not be construed as prohibiting a company from indemnifying a director, officer or auditor in respect of any liability incurred by that person in defending any proceedings against them (in their capacity as director, officer or auditor of the company), whether civil or criminal (including a proceeding under U.S. securities laws), in which judgment is given in their favor or in which they are acquitted or in respect of any such proceedings which are abandoned. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with the action, suit or proceedings. The indemnification is contained in Naspers' articles of association.

        Section 248 of the Companies Act allows a court to grant relief to any director, officer or auditor of a company if it appears to the court that the person concerned is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but has acted honestly and reasonably, and that having regard to all the circumstances of the case, including those connected with the appointment, that person ought fairly to be excused from such negligence, default or breach of trust, the court may relieve them, either in whole or in part, from liability on such terms as the court may deem fit.

        MIH Limited.    MIH Limited's memorandum and articles of association provide that, to the fullest extent permitted by the law of the British Virgin Islands or any other applicable laws, MIH Limited's directors will not be personally liable to MIH Limited or its shareholders for any acts or omissions in the proper performance of their duties. The limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The provision does not limit the liability of directors under United States Federal securities laws.

Directors' Liability

        Naspers.    Under South African common law, directors are required to comply with certain fiduciary obligations that they owe to the company and to exercise proper skill in discharging their responsibilities. In this regard, a director owes to the company a fiduciary duty to exercise his or her powers in what he or she honestly believes is in the best interest of the company. Such fiduciary duties include:

  •
  to act in good faith;

  •
  to exercise his or her powers for a proper purpose;

  •
  not to fetter his or her discretion;

  •
  to avoid conflicts of interest;

  •
  not to use corporate property, information or opportunities for personal profit;

  •
  to exercise care and skill; and

  •
  to disclose or account for secret profits.

        In addition to these common law duties, directors of South African companies are required to comply with a number of statutory duties imposed by the Companies Act. Under the Companies Act, shareholders are entitled to approach a court to hold a director or officer personally responsible, without any limitation of liability, for any debts or other liabilities of the company as the court may direct where that director or officer is knowingly a party to the company conducting business recklessly, or with the intent to defraud creditors of the company or any other person or for any fraudulent purpose.

        MIH Limited.    MIH Limited's articles of association authorize MIH Limited to indemnify its directors against all expenses, including legal fees and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who is or was a party, or is threatened to be made a party to any threatened, pending or completed proceedings, by reason of the fact that the person is or was a director, officer or liquidator of MIH Limited, or if that person is or was, at the request of the company, serving as a director, officer or liquidator of another company or partnership from a joint venture or trust or other enterprise. MIH Limited is only authorized to indemnify such person if the person acts honestly and in good faith with a view to the best interests of MIH Limited and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Disclosure of Beneficial Interest in Securities

        Naspers.    The Companies Act provides that where the securities of a company are registered in the name of a person who is not the beneficial owner of the securities, the registered shareholder must, at the end of every three-month period, disclose to the company the identity of each person on whose behalf the registered shareholder holds the securities and the number and class of securities issued by the company held on behalf of each such person. A company also may at any time, by notice in writing, require a person who is a registered shareholder or who the company knows, or has a reasonable cause to believe, has a beneficial interest in its securities to confirm or deny whether that person holds a beneficial interest in those securities and, if those securities are held for another person, the identity of the person on whose behalf the securities are held.

        MIH Limited.    British Virgin Islands law does not provide for the disclosure by companies incorporated under the International Business Companies Act of the names of any beneficial owners of shares or other securities in the company held by a registered holder of the company.

ENFORCEMENT OF JUDGMENTS

        Naspers is incorporated in South Africa. All of Naspers' directors and executive officers reside outside the United States. Substantially all the assets of Naspers' directors and executive officers and substantially all Naspers' assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Naspers or its directors or executive officers, or to enforce against such persons judgments of the United States courts based upon the civil liability provisions of the Federal securities laws or other laws of the United States or any of its states. Although foreign judgments are not directly enforceable in South Africa, they can constitute a cause of action enforceable by a South African court if:

  •
  the court which issued the judgment has jurisdiction to hear the case according to principles recognized by South African law relating to the jurisdiction of foreign courts;

  •
  the judgment is final and conclusive such that it cannot be altered by the court which issued it;

  •
  the judgment has not prescribed;

  •
  the recognition and enforcement of the judgment by South African courts would not be contrary to public policy, including rules of natural justice which require that the documents initiating the proceeding in the United States were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal;

  •
  the judgment was not obtained by fraudulent means;

  •
  the judgment would not involve the enforcement of a penal or revenue law; and

  •
  the enforcement of the judgment is not otherwise precluded by provisions of the South African Protection of Businesses Act 99 of 1978, as amended.

        The policy of South African courts is to award compensation only for loss or damage actually sustained by the person claiming the compensation. Although the award of punitive damages is generally not recognized by the South African legal system, that does not mean that all such awards are necessarily contrary to South African public policy. Whether a judgment is contrary to public policy depends on the facts of each case. Exorbitant, unconscionable or excessive awards will generally be contrary to South African public policy. South African courts cannot consider the merits of a foreign judgment and cannot act as a court of appeal or review over the foreign court. South African courts will usually observe their own procedural laws and, where an action based on a contract governed by a foreign law is brought before a South African court, the capacity of the parties to contract will usually be determined in accordance with South African law. A plaintiff who is not resident in South Africa may be required to provide security for costs where proceedings are initiated in South Africa. In addition, the Rules of the High Court of South Africa require that documents executed outside of South Africa must be authenticated before they are used in South Africa. Also, foreign judgments concerning ownership of certain assets or material affecting South African commerce require consent from the South African Minister of Trade and Industry to be enforced in accordance with the South African Protection of Business Act, 1978. Naspers has been advised by Webber Wentzel Bowens, its South African counsel, that there is doubt as to enforceability against Naspers and its directors and officers in South Africa of liabilities predicated solely upon the Federal securities laws of the United States.

EXPERTS

        The consolidated financial statements of Naspers and its subsidiaries as of March 31, 2002 and 2001, and for each of the years ended March 31, 2002, 2001 and 2000, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers Inc., independent accountants, given on the authority of the said firm as experts in accounting and auditing.

        The consolidated financial statements of MIH Limited and its subsidiaries as of March 31, 2002 and 2001, and for each of the years ended March 31, 2002, 2001 and 2000, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers Inc., independent accountants, given on the authority of the said firm as experts in accounting and auditing.

        The consolidated financial statements of UBC and its subsidiaries as of December 31, 2001 and 2000, and for its years ended December 31, 2001, 2000 and 1999, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers ABAS Ltd., independent accountants, given on the authority of the said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the Class N ordinary shares of Naspers to be issued pursuant to the merger will be passed upon for Naspers by Webber Wentzel Bowens, Johannesburg, South Africa.

WHERE YOU CAN FIND MORE INFORMATION

        Naspers will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file annual reports, current reports and other information with the SEC. MIH Limited files annual reports, current reports and other information with the SEC. Information contained on websites maintained by Naspers or any of its subsidiaries or affiliates or any other website referred to in this proxy statement/prospectus is not part of, nor incorporated by reference in, this proxy statement/prospectus.

        The materials Naspers and MIH Limited file with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at its principal offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC's Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

        Naspers has filed a registration statement on Form F-4 to register with the SEC its shares, including shares held in the form of ADSs to be issued in connection with the merger. This document is part of the registration statement on Form F-4 and constitutes Naspers' proxy statement/prospectus in connection with the ordinary shares of Naspers to be issued upon the consummation of the merger described in this proxy statement/prospectus.

        As a foreign private issuer, Naspers is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements. In addition, Naspers' officers, directors and principal shareholders will be exempt from the requirements of Section 16 of the Exchange Act with respect to Naspers' shares, including the short swing profit disclosure and recovery provisions of Section 16(b).

INDEX TO HISTORICAL FINANCIAL STATEMENTS

Historical Financial Statements of Naspers Limited
Report of the Independent Accountants to the Shareholders of Naspers Limited	F-2
Directors' Report to Shareholders for the year ended March 31, 2002	F-3
Consolidated Balance Sheets at March 31, 2002 and 2001	F-6
Consolidated Income Statements for the years ended March 31, 2002, 2001 and 2000	F-7
Consolidated Cash Flow Statements for the years ended March 31, 2002, 2001 and 2000	F-8
Consolidated Statements of Changes in Shareholders' Equity for years ended March 31, 2002, 2001 and 2000	F-9
Notes to the Consolidated Annual Financial Statements	F-10
Historical Financial Statements of MIH Limited
Report of the Independent Accountants to the Directors and Shareholders of MIH Limited	F-102
Consolidated Balance Sheets at March 31, 2002 and 2001	F-103
Consolidated Statements of Operations for the years ended March 31, 2002, 2001 and 2000	F-104
Consolidated Statements of Cash Flow for the years ended March 31, 2002, 2001 and 2000	F-105
Consolidated Statement of Changes in Shareholders' Equity for years ended March 31, 2002, 2001 and 2000	F-106
Notes to the Consolidated Financial Statements	F-107
Historical Financial Statements of United Broadcasting Corporation Public Company Limited
Report of Independent Accountants to the Directors and Shareholders of United Broadcasting Corporation Public Company Limited	F-180
Consolidated Balance Sheets as of December 31, 2001 and 2000	F-181
Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999	F-182
Consolidated Statements of Cash Flow for the years ended December 31, 2001, 2000 and 1999	F-183
Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2001, 2000 and 1999	F-184
Notes to the Consolidated Financial Statements	F-185

REPORT OF THE INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF NASPERS LIMITED

        We have audited the accompanying consolidated balance sheets of Naspers Limited and its subsidiaries as at 31 March 2002 and 2001, and the related consolidated income statements, cash flow statements and statements of changes in shareholders' equity for the years ended 31 March 2002, 2001 and 2000. These financial statements are the responsibility of the directors of the company. Our responsibility is to express an opinion on these financial statements based on our audits.

SCOPE

        We conducted our audit in accordance with auditing standards generally accepted in South Africa and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes:

•
examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements;

•
assessing the accounting principles used and significant estimates made by management; and

•
evaluating the overall financial statement presentation.

        We believe that our audits provide a reasonable basis for our opinion.

AUDIT OPINION

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Naspers Limited and its subsidiaries at 31 March 2002 and 2001 and the consolidated results of its operations, cash flows and changes in shareholders' equity for the years ended 31 March 2002, 2001 and 2000 in conformity with South African Statements of Generally Accepted Accounting Practice and in the manner required by the South African Companies Act, 1973.

        Accounting principles generally accepted in South Africa differ in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income expressed in South African Rand for the years ended 31 March 2002, 2001 and 2000 and the determination of consolidated shareholders' equity also expressed in South African Rand at 31 March 2002 and 2001 to the extent summarised in Note 41 to the financial statements.

/s/ PricewaterhouseCoopers Inc. PricewaterhouseCoopers Inc. Registered Accountants & Auditors Chartered Accountants (SA)

Cape Town, South Africa
June 21, 2002 (except for Note 39, which is as of October 23, 2002)

DIRECTORS' REPORT TO SHAREHOLDERS

FOR THE YEAR ENDED 31 MARCH 2002

OPERATING RESULTS

        Our print businesses withstood the upheavals in the international media business better than most. The internet businesses continue to grow organically. Pay television remains exposed to the vagaries of the rand and is a mature business. While subscriber numbers are not expected to grow much, migration from analogue to digital services does increase revenues per subscriber. Private education is not yet growing the revenue line, but is improving its profitability.

        Subsequent to year-end, shareholders were advised that the Group had concluded an agreement, subject to the fulfilment of certain conditions precedent, to dispose of its interest in OpenTV. This transaction is expected to close during the next quarter.

        The Mindport Broadband and Lyceum College businesses were discontinued for the reasons discussed below. In accordance with Generally Accepted Accounting Practice, the OpenTV disposal and the discontinuations of these operations were treated as discontinued operations. The net loss from these discontinued operations for the period amounted to R605 million. A further loss of R952 million, including goodwill impairment of R810 million, arose as a direct result of providing for further costs arising from discontinuing these operations.

        After adjusting for the above in both the present and previous year, Group revenues grew by 19% to R9,8 billion. Earnings before interest, taxation, depreciation and amortisation (Ebitda) grew almost fourfold to R709 million.

        Depreciation increased by 37% to R636 million due to additional transponder capacity, added printing infrastructure and the depreciation of the rand. As a result of the stronger operating performance, operating profits before amortisation amounted to R73 million, compared to a loss of R284 million last year.

        The net headline loss per N ordinary share from continuing operations consequently amounted to 162 cents, compared to 277 cents last year.

        A segmental analysis reflecting the revenues and results per individual business segment appears on page F-61.

NATURE OF BUSINESS

        Naspers Limited was incorporated in 1915 under the laws of the Republic of South Africa. The principal activities of Naspers and its operating subsidiaries are the operation of pay television and internet subscriber platforms and the provision of related technologies, the publishing and printing of printed media and books, and the provision of private education services. These activities are conducted through subsidiaries, joint ventures and associated companies primarily in South Africa, Sub-Saharan Africa, Greece, Cyprus, Thailand, China, the Netherlands and the United States of America.

SHARE CAPITAL

        The authorised share capital at 31 March 2002 was:

  1,250,000 A ordinary shares of R20 each
  500,000,000 N ordinary shares 2 cents each

        A total of 8,027,446 N ordinary shares was issued during the year, relating to the following transactions:

  3,336,996 N ordinary shares were issued to acquire the minority interests with the delisting of Educor Limited.
  4,690,450 N ordinary shares were issued to acquire the additional interest relating to the delisting of M-Web Holdings Limited.

        The issued share capital at 31 March 2002 was:

712,131 A ordinary shares of R20 each	R14,242,620
156,289,724 N ordinary shares of 2 cents each	R 3,125,794

PROPERTY, PLANT AND EQUIPMENT

        On 31 March 2002 the Group's investment in property, plant and equipment amounted to R4,502 million, compared with R3,351 million last year. Details are reflected in note 4 of the annual financial statements.

        Capital commitments at 31 March 2002 amounted to R89 million (2001: R75 million).

DIVIDENDS

        The board recommends that a dividend of 25 cents per N ordinary share be declared (2001: 24c) and five cents per A ordinary share (2001: none).

GROUP

        Naspers Limited is not a subsidiary of any other company. The names, country of incorporation and effective financial percentage interest of the holding company in each of Naspers Group's principal subsidiaries are disclosed on page F-26 of this report. All subsidiaries and material associated companies share the same financial year-end as the holding company, except OpenTV Corp. and United Broadcasting Corporation Public Company Limited, which have 31 December year-ends. The holding company's interest in the aggregate amount of income after tax earned by subsidiaries totaled R88.6 million (2001: R1,083.5 million) and its interest in the aggregate losses after tax amounted to R1,979.8 million (2001: R236.8 million).

        Details relating to significant acquisitions and divestitures in the Group are highlighted in note 3 to the annual financial statements.

DIRECTORS, SECRETARY AND AUDITORS

        Mr J du T Stofberg resigned as director of the company on 22 June 2001. PricewaterhouseCoopers Inc. will continue in office as auditors in accordance with section 270(2) of the Companies Act, 1973.

BORROWINGS

        The Company has unlimited borrowing powers in terms of its Articles of Association.

SUBSEQUENT EVENTS

        On 8 May 2002 the Group announced that it had entered into an agreement with Liberty Media Corporation to dispose its entire interest in OpenTV Corp. for a gross amount of approximately US$185 million. The consideration will be settled in cash representing at least 21% of the purchase consideration and/or Liberty Media Corporation shares (see note 28).

        Signed on behalf of the board:

  T VOSLOO
  Chairman

  JP BEKKER
  Managing director

NASPERS LIMITED AND SUBSIDARIES

CONSOLIDATED BALANCE SHEETS

AT 31 MARCH 2002 AND 2001

	Notes	2002	2001
		R'000	R'000
ASSETS
Non-current assets
Property, plant and equipment	4	4,502,207	3,350,560
Goodwill	5	3,034,333	6,610,869
Other intangible assets	5	595,539	153,157
Investments and loans	6	628,142	731,341
Marketable debt and equity securities	7	779,770	357,064
Programme and film rights	8	508,747	361,277
Deferred taxation	9	58,821	103,858

Total non-current assets		10,107,559	11,668,126

Current assets
Inventory	10	483,922	460,523
Programme and film rights	8	436,202	275,295
Accounts receivable	11	1,534,884	1,291,842
Other receivables	12	605,054	517,966
Amounts owing by related parties	13	36,624	20,582
Marketable debt and equity securities	7	442,841	475,128
Cash and cash deposits		2,998,503	2,774,574

Total current assets		6,538,030	5,815,910

TOTAL ASSETS		16,645,589	17,484,036

EQUITY AND LIABILITIES
Shareholders' equity
Share capital and premium	14	1,857,104	1,626,937
Non-distributable reserves		946,548	391,408
Distributable reserves	15	(1,417,236)	534,320

Total shareholders' equity		1,386,416	2,552,665

Minority interest		4,364,117	7,542,560
Commitments and contingencies	20	—	—
Non-current liabilities
Post-retirement medical liability	16	125,843	121,508
Long-term liabilities
Interest-bearing loans	17	1,458,434	865,264
Welkom debenture scheme	17	271,159	233,828
Transmission equipment leases	17	2,860,986	1,630,957
Programme and film rights	17	302,287	298,516
Non-interest-bearing loans	17	31,272	39,069
Deferred taxation	9	67,365	64,110

Total non-current liabilities		5,117,346	3,253,252

Current liabilities
Current portion of long-term debt	17	506,395	200,617
Current portion of programme and film rights	17	343,430	263,525
Provisions	18	170,944	118,579
Accounts payable		1,011,184	796,324
Accrued expenses and other current liabilities	19	2,346,839	1,791,404
Amounts owing to related parties	13	156,686	106,489
Taxation		125,681	77,607
Bank overdrafts and short-term loans		1,116,551	781,014

Total current liabilities		5,777,710	4,135,559

TOTAL EQUITY AND LIABILITIES		16,645,589	17,484,036

Net asset value per N ordinary share (cents)		936	1,824

The accompanying notes are an integral part of these consolidated annual financial statements

NASPERS LIMITED AND SUBSIDARIES

CONSOLIDATED INCOME STATEMENTS

FOR THE YEARS ENDED 31 MARCH 2002, 2001 AND 2000

	Notes	2002	2001	2000
		R'000	R'000	R'000
Revenue	21	9,836,609	8,265,650	6,670,117
Cost of providing services and sale of goods		(5,786,549)	(4,894,055)	(4,199,282)
Selling, general and administration expenses		(3,340,884)	(3,191,732)	(2,149,377)

Earnings before interest, taxation, depreciation and amortisation		709,176	179,863	321,458
Depreciation of property, plant and equipment		(636,158)	(464,021)	(341,678)
Amortisation of intangible assets		(138,525)	(26,304)	—

Loss from operations before goodwill amortisation		(65,507)	(310,462)	(20,220)
Amortisation of goodwill		(234,909)	(17,525)	—

Operating loss	22	(300,416)	(327,987)	(20,220)
Finance costs	23	(411,745)	(301,487)	(199,342)
Income from investments	24	3,831	797	2,765
Share of equity-accounted results	25	157,265	(59,743)	(7,110)
Exceptional items	26	5,062	815,335	3,817,287

(Loss) / income before taxation		(546,003)	126,915	3,593,380
Taxation	27	(147,814)	(158,344)	(67,053)

(Loss) / income after taxation		(693,817)	(31,429)	3,526,327
Minority interest		328,128	183,531	(264,306)

(Loss) / income from continuing operations		(365,689)	152,102	3,262,021
(Loss) / income from discontinuing operations	28	(605,313)	847,826	130,707
Loss arising on discontinuance of operations	28	(952,248)	—	—

Net (loss) / income attributable to shareholders		(1,923,250)	999,928	3,392,728

Earnings per N ordinary share (cents)
—basic	29	(1,320)	715	2,771
—fully diluted	29	(1,320)	679	2,515
Headline loss per N ordinary share (cents)	29	(313)	(346)	(153)
Dividend per N ordinary share (cents)		24	24	22
Proposed dividend per A ordinary share (cents)		5	—	—
Proposed dividend per N ordinary share (cents)		25	—	—

The accompanying notes are an integral part of these consolidated annual financial statements

NASPERS LIMITED AND SUBSIDARIES

CONSOLIDATED CASH FLOW STATEMENTS

FOR THE YEARS ENDED 31 MARCH 2002, 2001 AND 2000

	Notes	2002	2001	2000
		R'000	R'000	R'000
Cash flows from operating activities
Cash from / (utilised in) activities	31	703,904	(89,355)	529,273
Investment income received		3,831	796	2,765
Dividends received from equity accounted companies		40,609	33,417	29,558

Cash generated from / (utilised in) operating activities		748,344	(55,142)	561,596
Finance cost paid		(488,106)	(218,139)	(151,631)
Taxation paid		(32,315)	(58,757)	(34,270)
Dividends paid		(38,174)	(33,576)	(26,507)
Cash utilised in discontinuing operations		(573,991)	(432,457)	(299,243)

Net cash flows from operating activities		(384,242)	(798,071)	49,945

Cash flows from investment activities
Property, plant and equipment acquired		(551,557)	(668,294)	(670,080)
Proceeds from sale of property, plant and equipment		85,817	57,905	26,260
Additional investment in existing subsidiaries		(122,241)	(21,908)	(986,336)
Acquisition of subsidiaries	32	(416,434)	101,430	(158,962)
Disposal of subsidiaries	33	(20,122)	35,882	—
Movement in other investments and loans		(125,787)	(2,007)	881,610
Net investment in associated and other companies		35,118	(509,536)	(537,887)
Investment in intangible assets		(15,028)	(56,436)	(138,484)
Short-term marketable equity instruments		42,279	401,008	(683,895)

Net cash flows from investing activities		(1,087,955)	(661,956)	(2,267,774)

Cash flows from financing activities
Increase / (Decrease) in long-term liabilities		526,505	(90,609)	203,393
Increase in short-term loans		13,351	51,299	14,121
Issue of shares: capital and premium		84,512	—	1,185,474
Contributions of minority shareholders		194,496	1,434,887	2,415,530

Net cash flows from financing activities		818,864	1,395,577	3,818,518

Net (decrease)/increase in cash and cash equivalents		(653,333)	(64,450)	1,600,689
Forex translation adjustments on cash and cash equivalents		541,725	403,742	(5,878)
Cash and cash equivalents at beginning of the year		1,993,560	1,654,268	59,457

Cash and cash equivalents at end of the year	34	1,881,952	1,993,560	1,654,268

        The principal non-cash transactions are the issue of shares as consideration for business acquisitions (note 3) and the acquisition of property, plant and equipment using finance leases (note 4).

The accompanying notes are an integral part of these consolidated annual financial statements

NASPERS LIMITED AND SUBSIDARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED 31 MARCH 2002, 2001 AND 2000

				Non-distributable reserves
	Share capital and premium
					Foreign currency translation reserve
			Distributable reserves
	Class A	Class N		Other		Total
	R'000	R'000	R'000	R'000	R'000	R'000
Balance 1 April 1999
As previously reported	14,243	344,553	158,371	1,523	41,997	560,687
Effect of adopting revised AC 102	—	—	20,328	—	—	20,328
Effect of adopting revised AC 107	—	—	27,904	—	—	27,904
Effect of adopting revised AC 116	—	—	(20,801)	—	—	(20,801)
Effect of change in Welkom Scheme	—	—	(18,858)	—	—	(18,858)
Effect of treasury share policy	—	(130,000)	(146,359)	—	—	(276,359)

As restated	14,243	214,553	20,585	1,523	41,997	292,901
Share capital and premium issued	—	1,451,822	—	—	—	1,451,822
Foreign currency translation effect	—	—	—	—	6,601	6,601
Treasury shares movement	—	(54,607)	—	—	—	(54,607)
Current year write-offs
—goodwill on acquisitions	—	—	(3,868,198)	—	—	(3,868,198)
—patents, trade marks and title rights	—	—	(23,077)	—	—	(23,077)
—deferred taxation on items realised against reserves	—	—	8,903	—	—	8,903
Net income attributable to shareholders	—	—	3,392,728	—	—	3,392,728
Dividends	—	—	(26,507)	—	—	(26,507)

Balance 31 March 2000	14,243	1,611,768	(495,566)	1,523	48,598	1,180,566

Balance 1 April 2000
As previously reported	14,243	1,796,375	(221,453)	1,523	52,820	1,643,508
Effect of adopting revised AC 102	—	—	21,182	—	—	21,182
Effect of adopting revised AC 107	—	—	35,800	—	—	35,800
Effect of adopting revised AC 116	—	—	(22,208)	—	—	(22,208)
Effect of change in Welkom Scheme	—	—	(42,340)	—	—	(42,340)
Effect of treasury share policy	—	(184,607)	(266,547)	—	(4,222)	(455,376)

As restated	14,243	1,611,768	(495,566)	1,523	48,598	1,180,566
Foreign currency translation	—	—	—	—	341,287	341,287
Treasury shares movement	—	926	—	—	—	926
Adjustments to prior year goodwill	—	—	54,894	—	—	54,894
Capital contribution by minorities	—	—	8,639	—	—	8,639
Net income attributable to shareholders	—	—	999,928	—	—	999,928
Dividends	—	—	(33,575)	—	—	(33,575)

Balance 31 March 2001	14,243	1,612,694	534,320	1,523	389,885	2,552,665

Balance 1 April 2001
As previously reported	14,243	1,796,375	761,246	1,523	411,002	2,984,389
Effect of adopting revised AC 107	—	—	39,091	—	—	39,091
Effect of adopting revised AC 116	—	—	(23,902)	—	—	(23,902)
Effect of change in Welkom Scheme	—	—	(71,445)	—	—	(71,445)
Effect of treasury share policy	—	(183,681)	(170,670)	—	(21,117)	(375,468)

As restated	14,243	1,612,694	534,320	1,523	389,885	2,552,665
Foreign currency translation	—	—	—	—	556,663	556,663
Share capital and premium issued	—	227,583	—	—	—	227,583
Treasury shares movement	—	2,584	—	—	—	2,584
Adjustments to prior year goodwill	—	—	8,345	—	—	8,345
Transfer between reserves	—	—	1,523	(1,523)	—	—
Net loss attributable to shareholders	—	—	(1,923,250)	—	—	(1,923,250)
Dividends	—	—	(38,174)	—	—	(38,174)

Balance 31 March 2002	14,243	1,842,861	(1,417,236)	—	946,548	1,386,416

The accompanying notes are an integral part of these consolidated annual financial statements

NASPERS LIMITED AND SUBSIDARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS

        Naspers Limited was incorporated in 1915 under the laws of the Republic of South Africa. The principal activities of Naspers and its operating subsidiaries (collectively, the Group) are the operation of pay television and internet subscriber platforms and the provision of related technologies, the publishing and printing of printed media and books, and the provision of private education services. These activities are conducted through subsidiaries, joint ventures and associated companies primarily in Africa, Greece, Cyprus, Thailand, China, the Netherlands and the United States of America.

2.    PRINCIPAL ACCOUNTING POLICIES

        The consolidated annual financial statements of the Naspers Group are presented in accordance with, and comply with, South African Statements of Generally Accepted Accounting Practice (SA GAAP). The consolidated financial statements are prepared according to the historic cost convention as modified by the revaluation of certain trading assets and liabilities to fair value.

        The Group has adopted the South African rand as its reporting currency. However, the Group measures separately the transactions of each of its material operations using the particular currency of the primary economic environment in which the operation conducts its business (its functional currency).

        The preparation of the consolidated annual financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Changes in accounting policies in the current financial year

        The accounting policies used in the preparation of the consolidated annual financial statements are consistent in all material aspects with those applied during the year ended 31 March 2001, except for the following accounting policy changes: (see Note 30)

        The Group adopted AC107 (revised) "Events after the balance sheet date" during the current year. The impact of this revised accounting standard is that the Group only accounts for proposed dividends on their declaration date. The proposed dividends that were provided for in the March 2001 annual financial statements plus the relating secondary taxation on companies ("STC") are now accounted for in the current financial year. This change in accounting policy was applied retrospectively by restating the comparative figures.

        The Group further adopted AC116 (revised) "Employee benefits". In terms of this revised accounting standard the Group is required to provide in full for all accrued short-term employee benefits. This change in accounting policy was applied retrospectively by restating the comparative figures.

        The Group changed its policy relating to the treatment of shares issued to and held by equity compensation plans. Previously such shares were treated as issued shares and a corresponding investment (loan), relating to the funding of the shares, was accounted for. Now shares issued to and held by equity compensation plans are treated as treasury shares and deducted from equity, with no corresponding investment accounted for. Shares are released from treasury shares once paid for by participants of the equity compensation plan. This change in accounting policy was applied retrospectively by restating the comparative figures.

        The Group changed its accounting for the Welkom debenture scheme. Previously the Group regarded the Welkom convertible debentures as equity. In terms of AC102 "Consolidation of Special Purpose Entities" the debenture scheme has been consolidated, with the effect that the debentures were reclassified as debt and the previously unprovided interest rate differential, between the coupon rate and the finance rate, was accrued. This change was applied retrospectively by restating the comparative figures.

        Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current year.

  a)    Basis of consolidation

    Subsidiaries

          The consolidated annual financial statements include the results of Naspers Limited and all its material subsidiaries. Subsidiaries are those companies in which the Group, directly or indirectly, has an interest of more than half of the voting rights, or otherwise has power to exercise control over their operations. Subsidiaries are consolidated from the date that effective control is transferred to the Group and are no longer consolidated from the date that effective control ceases. Similarly, the results of a subsidiary divested during an accounting period are included in the consolidated financial statements only to the date of disposal.

          All intergroup transactions are eliminated as part of the consolidation process. The interests of minority shareholders in the consolidated equity and in the consolidated results of the Group are shown separately in the consolidated balance sheet and consolidated income statement respectively. Where the losses attributable to the minority shareholders in a consolidated subsidiary exceed their interest in that subsidiary, the excess, and any further losses attributable to them, are recognised by the Group only to the extent that the minority shareholders have a binding obligation and are able to make good the losses. If the subsidiary subsequently turns profitable, the Group recognises all such profits until the minority shareholders' share of losses previously absorbed by the Group has been recovered.

          Acquisitions of subsidiaries are accounted for using the purchase method. The excess of the purchase price over the fair value of assets acquired less the liabilities assumed is allocated to identifiable tangible assets, identifiable intangible assets and goodwill, and amortised over the period that the Group expects to derive benefits from these assets.

          Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

    Associated companies

          Investments in associated companies are accounted for by the equity method. Associated companies are those companies in which the Group generally has between 20% and 50% of the voting rights, and over which the Group exercises significant influence, but which it does not control.

          Equity accounting involves recognising in the income statement the Group's share of the associate's post-acquisition results before taxation, exceptional items and dividends. The Group's share in the associate's taxation and exceptional items is included in the taxation and exceptional items of the Group. The Group's interest in the associate is carried in the balance sheet at cost, adjusted for changes in the Group's share in the post-acquisition net assets. Where the Group's share of losses exceeds the carrying amount of its investment, the carrying amount is reduced to nil and no further losses are recognised, unless the Group has incurred obligations to the investee or the Group has guaranteed or committed to satisfy obligations of the investee.

          Provisions are recorded for long-term impairment in value of associated companies in terms of the group's policy on impairment of assets (refer note (f)).

    Joint ventures

          Companies in respect of which the Group exercises joint control are accounted for according to the equity method, with the Group's interest in post-acquisition results recognised in the income statement. The Group's interest in joint ventures is carried in the balance sheet at cost, adjusted for changes in the Group's share in the post-acquisition net assets of the entity.

    Goodwill

          Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net assets of the acquired subsidiary, associate or joint venture undertaking at the date of acquisition. Goodwill on acquisitions occurring on or after 1 April 2000 is reported in the balance sheet as an intangible asset and is amortised using the straight-line method over its estimated useful life. Goodwill on acquisitions that occurred prior to 1 April 2000 was charged in full to retained earnings. In accordance with the transitional provisions of AC131, goodwill that arose prior to 1 April 2000 has not been capitalised and amortised retrospectively.

          Goodwill arising on acquisitions is amortised over a maximum period of twenty years. Goodwill on transactions in the internet and technology segments of the Group is generally amortised over a period not exceeding five years. The carrying value of goodwill is reviewed annually and written down for permanent impairment where it is considered necessary.

    Investments

          Non-current investments are stated at cost to the Group, less amounts written off as permanent diminution in the value of investments. Where an investment is acquired in a non-monetary exchange, its cost is determined by reference to its fair value at the effective date of acquisition. Where such fair value is not readily determinable, the cost is based on the fair value of the asset given up. The directors' valuation of unlisted investments is calculated on either a yield basis or net asset basis, depending on the nature of the assets.

          Long-term private equity investments are stated at cost, as the Group does not have the ability to exercise significant influence over their operations. The carrying value of these investments is reviewed periodically when events and circumstances warrant such a review. When the carrying value is considered permanently impaired, a loss is recognised in the income statement based on the amount by which the carrying value exceeds the fair value of the asset.

          Marketable debt and equity securities are stated at market value, calculated by reference to a stock exchange quoted selling price at the close of business on the balance sheet date. Changes in the carrying amount of marketable debt and equity securities are reflected in the income statement.

  b)    Property, plant and equipment

          Property, plant and equipment are stated at cost, being the cost to the Group to prepare the assets for their intended use, less accumulated depreciation. Property, plant and equipment, with the exception of land, are depreciated in equal annual amounts over each asset's estimated useful economic life. Land is not depreciated as it is deemed to have an indefinite life. Depreciation periods vary in accordance with the conditions in the relevant industries, but are subject to the following maximum limits:

Fixed property:	Factory buildings	25 years
	Other buildings	50 years
Printing presses		20 years
Production equipment		15 years
Office equipment		8 years
Computer equipment:	Manufacturing	5 years
	Office	3 years
Furniture		10 years
Vehicles		5 years
Set-top boxes		2 years
Transponders and transmitters		10 - 12 years

          Major leasehold improvements are amortised over their respective lease periods. Property, plant and equipment are reviewed periodically to assess whether or not the net recoverable amount has declined below the carrying amount. In the event of such impairment, the carrying amount is reduced and the reduction is charged as an expense against income.

          Finance costs on funds borrowed to finance the construction of property, plant and equipment are capitalised as part of the cost of the asset during the period of time that is required to complete and prepare the property for its intended use.

  c)    Leased assets

          Leases of property, plant and equipment are classified as finance leases where, substantially all risks and rewards associated with ownership of an asset are transferred from the lessor to the Group as lessee. Assets classified as finance leases are capitalised at the estimated present value of the underlying lease payments, with the related lease obligation recognised at the same value. Capitalised leased assets are depreciated over their estimated useful lives, limited to the duration of the lease agreement. Finance lease payments are allocated, using the effective interest rate method, between finance costs and the capital repayment which reduces the liability to the lessor.

          Leases of assets under which all the risks and rewards of ownership are effectively retained by the lessor are classified as operating leases. Operating lease rentals are charged against operating profit on a straight-line basis over the period of the lease.

  d)    Other intangible assets

          Patents, trademarks and title rights acquired on or after 1 April 2000 are capitalised at cost and amortised using the straight-line method over their useful lives, not exceeding 20 years. Patents, trademarks, title rights and similar other intangible assets acquired before 1 April 2000 were written off against distributable reserves as they were acquired. Intangibles acquired before 1 April 2000 have not been retroactively capitalised and amortised, as allowed by the transitional provisions of AC129. The carrying amount of each intangible asset is reviewed annually and adjusted for impairment where it is considered necessary. The following amortisation periods are used:

Title rights	8 years
Subscriber base	3 - 5 years
Intellectual property rights	3 - 5 years

          No value is attributed to internally developed trademarks or similar rights and assets. Costs incurred on these items, whether purchased or created by the Group, are charged to the income statement in the period in which they are incurred.

  e)    Programme and film rights

          Film rights are stated at acquisition costs less accumulated amortisation. Licenses are recorded as assets and liabilities for rights acquired, and obligations incurred under licence agreements when the licence period begins and the cost of each programme is known or reasonably determinable. Sports rights are written off upon showing the event and general entertainment and films are amortised on a straight-line basis over the duration of the license or based on broadcasts where the number of showings is restricted. Amortisation of programme and film rights is included in cost of providing services and sale of goods. The costs of in-house programmes are expensed as incurred.

  f)    Impairment of assets

          The Group periodically evaluates the carrying value of assets to be held and used, including intangible assets, when events and circumstances indicate that the carrying value may not be recoverable. Indicators, which could trigger an impairment review include, but are not limited to, significant under performance relative to expectations based on historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the Group's overall business, significant negative industry or economic trends, a significant and sustained decline in an investment's share price or market capitalisation relative to its net book value.

          An impairment loss is recognised in the income statement when the carrying amount of an asset exceeds its recoverable amount. An asset's recoverable amount is the higher of the amount obtainable from the sale of an asset in an arm's length transaction between knowledgeable willing parties, or its value in use. Value in use is the present value of estimated future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life.

  g)    Development activities

    Research and development costs

          Research and development costs are charged against operating profit as the expenditure is incurred.

    Software development costs

          Generally, costs associated with developing computer software programmes for own use are recognised as an expense as incurred. However, expenditure that enhances and extends the benefits of acquired computer software programmes beyond their original specifications and estimated useful lives is recognised as a capital improvement and added to the original cost of the software. Computer software development costs recognised as assets are amortised using the straight-line method over their useful lives.

          Software development cost for products of the technology segment are capitalised, beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers.

    Website development costs

          Website development costs are charged against operating profit as the expenditure is incurred.

  h)    Inventory

          Inventory is stated at the lower of cost or net realisable value. The cost of inventory is determined by means of the first-in-first-out basis (FIFO). The cost of finished products and work in progress comprises raw materials, direct labour, other direct costs and related production overheads, but excludes finance costs. Net realisable value is the estimate of the selling price, less the costs of completion and selling expenses. Provisions are made for obsolete, unusable and unsaleable inventory and for latent damage first revealed when inventory items are taken into use or offered for sale.

  i)    Trade receivables

          Trade receivables are carried at anticipated realisable value. An estimate is made for doubtful receivables based on a review of all outstanding amounts at the year-end. Bad debts are written off during the year in which they are identified.

  j)    Cash and cash equivalents

          For purpose of the cash flow statement, cash and cash equivalents comprise cash in hand, deposits held at call with banks and investments in money market instruments with maturities of three months or less at the date of purchase, and net of bank overdrafts.

  k)    Provisions

          Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.

          The Group recognises the estimated liability on all products still under warranty at the balance sheet date.

  l)    Taxation

    Taxation rates

          The normal South African company tax rate used was 30%.

          Secondary tax on companies (STC) was calculated at 12.5%.

          International tax rates vary from jurisdiction to jurisdiction.

    Deferred taxation

          Deferred taxation is provided, using the liability method, for all temporary differences arising between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. Currently enacted tax rates are used to determine deferred taxation.

          Using this method, the Group is required to make provision for deferred taxation, in relation to an acquisition, on the difference between the fair values of the net assets acquired and their tax base. Provision for taxes, mainly withholding taxes, which could arise on the remittance of retained earnings, is only made if there is a current intention to remit such earnings.

          The principal temporary differences arise from depreciation on property, plant and equipment, provisions and other current liabilities, income received in advance and tax losses carried forward. Deferred taxation assets relating to deferred tax losses carried forward are recognised to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilised.

    Secondary tax on companies (STC)

          Dividends declared are subject to STC, but are reduced by dividends received during the dividend cycle in determining the STC liability. Where the dividends received exceed dividends declared within a cycle, there is no liability to pay STC. The excess dividends received are carried forward to the next dividend cycle and are disclosed as STC credits in the taxation note. Where dividends declared exceed the dividends received during a cycle, STC is payable at the current STC rate. The STC expense is included in the taxation charge in the income statement.

  m)    Foreign currencies

          Income statements of foreign subsidiaries regarded as foreign entities are translated to South African rand at average exchange rates for the year and the balance sheets are translated at the year-end exchange rates ruling on March 31. Exchange differences arising from the translation of such entities are recognised as a non-distributable reserve. On disposal of such entities, the translation differences are recognised in the income statement as part of the gain or loss on sale. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

          Foreign currency transactions in the Group companies are accounted for at the exchange rates prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities are recognised in the income statement. Monetary assets and liabilities are translated at year-end exchange rates.

  n)    Financial instruments

          Financial instruments carried on the balance sheet include cash and bank balances, marketable debt and equity securities, investments, receivables, trade creditors, leases and borrowings. The particular recognition methods adopted are disclosed in the individual policy statements associated with each item.

          The Group uses derivative instruments to reduce exposure to fluctuations in foreign currency exchange rates and interest rates. These instruments, which mainly comprise foreign currency and interest rate swap agreements, are not recognised in the financial statements on inception. Foreign currency forward contracts protect the Group from movements in exchange rates by establishing the rate at which a foreign currency asset or liability will be settled. Interest rate swap agreements protect the Group from movements in interest rates.

  o)    Revenue recognition

    Product sales

          Sales are recognised upon delivery of products and customer acceptance, net of sales taxes and discounts, and after eliminating sales within the Group.

    Subscription fees

          Subscription fees are earned over the period of providing services.

    Advertising revenues

          Advertising revenues are recognised upon showing or publication over the period of the advertising contract.

    Technology contracts and licensing

          For contracts with multiple obligations (e.g. maintenance and other services), and for which vendor-specific objective evidence of fair value for the undelivered elements exists, revenue from product licenses are recognised when delivery has occurred, collection of the receivables is probable, the fee is fixed or determinable and objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Generally, the Group has vendor-specific objective evidence of the fair value of the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, the maintenance revenue is deferred at the outset of the arrangement and is recognised rateably over the period during which the maintenance is to be provided. That period generally commences on the date that the software is delivered. Vendor-specific objective evidence of fair value for the service element is determined based on the price charged when those services are sold separately. The Group recognises revenue allocated to maintenance and support fees, for ongoing customer support and product updates rateably over the period of the relevant contracts.

  Payments for maintenance and support fees are generally made in advance and are non-refundable. For revenue allocated to consulting services and for consulting services sold separately, the Group recognises revenue as the related services are performed.

          For product licences sold with integration services, the Group recognises revenue based on the completed contract method. Revenue from software development contracts of less than six months' duration is recognised based on the completed contract method and for longer-term contracts generally on the percentage of completion method. Under the percentage of completion method the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined.

          Revenues from professional services agreements are recognized on the percentage of completion method based on the hours incurred relative to total estimated hours for fixed bid contracts or based on the hours incurred multiplied by the hourly rate for time and material engagements. These services include strategic interactive television consulting; middleware porting and integration services for set-top box manufacturers and chip-set vendors; network customization and field validation test services; customization of core applications or integration testing of third-party applications; client-specific solution centers; customization and implementation services for deploying HTML engine and browsers to set-top boxes and Internet devices; and content transformation and training. Revenue is generally recognized based on the percentage of completion method, provided there is insignificant amounts of risk associated with customer acceptance. Revenue earned from professional services that possess significant customer acceptance risk is recognized based on the completed contract method. The types of arrangements that involve significant customer acceptance risk include services that involve significant production, modification or customization of software. Since SA GAAP does not contain specific guidance for recognizing revenue on technically-based professional services under these arrangements, the arrangements are accounted for in conformity with specific accounting guidance in the United States including ARB No 45, using the relevant guidance in SOP 81-1, as guided by SOP 97-2. In cases where services does not involve such significant production, modification or customization of software, then service revenue is recognized separately from the software license revenue and is recognized as the services are being performed, as required by SOP 97-2.

          The Group enters into arrangements with network operators whereby application software is licensed to network operators in exchange for a percentage of the subscription revenue they earn from their customers. Where all of the software under the arrangement has been delivered, the revenue is recognised as the network operator reports to the Group its revenue share, which is generally done on a quarterly basis. Under arrangements where the Group has committed to deliver unspecified future applications, the revenue earned on the delivered applications is recognised on a subscription basis over the term of the arrangement.

    Tuition fees

          Tuition fees are non-refundable and are recognised on a straight-line basis over the term of the applicable course.

    Interest income

          Interest is accrued on a time-proportion basis, recognising the effective yield on the underlying assets.

    Dividend income

          Dividends are recognised when the right to receive payment is established.

  p)    Employee benefits

    Retirement benefits

          The Group provides retirement benefits for its full-time employees, primarily by means of monthly contributions to a number of defined contribution pension and provident funds throughout the world. The assets of these funds are generally held in separate trustee-administered funds. The Group's contributions to retirement funds are recognised as an expense when the employees render the related service.

    Medical aid benefits

          The Group's contributions to medical aid benefit funds for employees are recognised as an expense in the period during which the employees render services to the Group.

    Post-retirement medical aid benefit

          Some Group companies provide post-retirement health-care benefits to their retirees. The entitlement to post-retirement health-care benefits is based on the employee remaining in service up to retirement age and completing a minimum service period. The expected costs of these benefits are accrued over the period of employment, using an accounting methodology similar to that for defined benefit pension plans. Independent qualified actuaries carry out valuations of these obligations. These obligations are unfunded.

  q)    Borrowing costs

          Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets are capitalised as part of the cost of those assets. Capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use or sale. All other borrowing costs are expensed in the period in which they are incurred.

  r)    Equity compensation benefits

          The intrinsic value, defined as the market value of the share at grant date less the exercise price, is not recognised as a compensation expense.

  s)    Segment reporting

          The primary segmental reporting has been prepared based on the Group's method of internal reporting, which disaggregates its business by service or product and includes all businesses over which the Group exercises control. The secondary segmental reporting has been prepared on a geographical basis.

  t)    Discontinuing operations

          A discontinuing operation results from the sale or abandonment of an operation that represents a separate, major line of business and of which the assets, net profits or losses and activities can be distinguished physically, operationally and for functional reporting purposes. The results of discontinuing operations up to the point of sale or abandonment, net of taxation, are separately disclosed.

  u)    Advertising expenses

          Advertising expenses are expensed in the financial period in which they are incurred.

3.    SIGNIFICANT ACQUISITIONS AND DIVESTITURES

        The Group entered into the following significant acquisitions and divestiture agreements during the financial year ended 31 March 2002:

        In April 2001 the Group concluded an agreement in terms of which Paarl Print (Pty) Ltd was acquired for approximately R63 million. This business, which specialises in printing high quality flatsheet magazines, pamphlets and labels, was merged with Media24 Limited's NBD, the Group's book printing division, and now forms part of the Group's printing entity, Paarl Media Holdings (Pty) Ltd.

        In May 2001 the Group acquired a 46.4% stake in Tencent (BVI) Limited, which is the operator of QQ Limited, an instant-messaging platform in China, for a purchase consideration (including costs directly attributable to the acquisition) of R266.0 million, settled in cash. Subsequent to this acquisition, additional cash funding of R8 million, in proportion to its shareholding, was made by the Group. The purchase consideration was allocated to net tangible assets acquired of R32.8 million and goodwill of R241.2 million, which will be amortised over its estimated useful life of three years.

        During May 2001 the Group acquired an additional 47.92% interest in Educor Limited, the Group's private education subsidiary. This took the Group's interest to 93.5% after the transaction. The acquisition was made as part of a section 311 scheme of arrangement in terms of the South African Companies Act, 1973. The purchase consideration amounted to R86.6 million and was settled in a combination of Naspers N ordinary shares and cash. Educor was subsequently delisted from The JSE Securities Exchange SA.

        In June 2001 OpenTv Corp. (OpenTV), acquired a 100% interest in Static 2358 Limited (Static), a privately-held leading interactive TV (iTV) media and entertainment company. Under the acquisition agreement, OpenTV acquired all of Static's privately-held shares in a combined share and cash transaction. Static shareholders and option-holders received an aggregate of 2,719,048 Class A ordinary shares with a value of R307.2 million at the acquisition date, and approximately R102.1 million in cash. Pursuant to certain earn-out provisions contained in the Static acquisition agreement, the principal shareholders of Static earned an additional consideration of 626,872 Class A ordinary shares which were issued in early 2002. Additional goodwill of R29.8 million was recorded based on the fair value of the shares at the date of issuance. The total purchase consideration (including expenses of R12.1 million) was allocated based upon the fair value of the net assets acquired, as follows: net liabilities (R44.2 million), intangible net assets other than goodwill (R132.8 million) and goodwill (R357.4 million). The intangible assets are to be amortised over their estimated useful lives of three years and goodwill will be amortised over its useful life of five years. The issue of shares by OpenTV to acquire Static gave rise to a dilution loss of R131.2 million.

        During July 2001 the Group disposed of its 100% interest in A-1 Net Holdings Limited (A-1 Net) and its wholly-owned subsidiary, M-Web Online Company Limited, for a consideration of R8.2 million, resulting in a loss on disposal of R47.7 million.

        During July 2001 the Group entered into an agreement to reduce its 40% interest in its joint venture, SOE International SA (SOE), which also owns AEK PAE and Basic Hellas SA to nil % and increased its direct holding in AEK PAE to a non-funding 15%, for R nil consideration. A net profit on disposal of R30.4 million was recorded. The investment in AEK PAE has been accounted for using the equity method up until the date of disposal and as an investment at cost thereafter as the Group no longer exercises any significant influence over its operations.

        In July 2001 the Group concluded a scheme of arrangement in terms of section 311 of the South African Companies Act, 1973, to acquire an additional 18.59% interest in M-Web Holdings Limited, the Group's on-line service provider in South Africa. The transaction was conducted at an exchange ratio of 15 M-Web shares for each Naspers N share consideration. A total of 4,690,450 Naspers N ordinary shares was issued. M-Web was subsequently delisted from the JSE Securities Exchange SA.

        In October 2001 the Group's subsidiary NetMed NV issued 622 Class E ordinary shares to Antenna TV SA for a total consideration of R115.9 million (representing a 5% interest in NetMed NV). Antenna has the option to acquire an additional 10% interest within two years at fair value. This transaction resulted in a dilution gain of R100.4 million.

        During December 2001 the Group disposed of its 100% interest in Eefoo.com (BVI) Limited, which owns a 52.5% equity interest in Shanghai Eefoo Network Technology Development Company Limited. This investment was disposed of for a cash consideration of R3.0 million resulting in a loss on disposal of R29.4 million.

        During March 2002 the Group disposed of its 10% interest in 21 Vianet Inc. for a consideration of R11.4 million, resulting in a loss on disposal of R42.8 million.

        Subsequent to the year-end, on May 8, 2002, the Group announced that it had entered into an agreement with Liberty Media Corporation to dispose its entire interest in OpenTV for a gross amount of approximately US$185 million. The consideration will be settled in cash representing at least 21% of the purchase consideration and/or Liberty Media Corporation shares (see note 28).

4.    PROPERTY, PLANT AND EQUIPMENT

	31 March
	2002	2001
	R'000	R'000
Land and buildings—owned	520,673	442,819

—cost price	600,634	485,552
—accumulated depreciation	79,961	42,733

Land and buildings—leased	110,204	102,421

—cost price	120,121	108,872
—accumulated depreciation	9,917	6,451

Manufacturing equipment—owned	337,927	316,470

—cost price	649,492	568,228
—accumulated depreciation	311,565	251,758

Manufacturing equipment—leased	108,612	120,383

—cost price	173,589	173,589
—accumulated depreciation	64,977	53,206

Transmission equipment and set-top boxes—owned	58,193	66,786

—cost price	178,244	128,706
—accumulated depreciation	120,051	61,920

Transmission equipment and set-top boxes—leased	2,474,448	1,481,855

—cost price	3,321,819	1,936,670
—accumulated depreciation	847,371	454,815

Vehicles, computer and office equipment—owned	799,137	726,280

—cost price	1,929,567	1,493,289
—accumulated depreciation	1,130,430	767,009

Vehicles, computers and office equipment—leased	60,358	70,207

—cost price	121,190	95,903
—accumulated depreciation	60,832	25,696

Subtotal	4,469,552	3,327,221

Work-in-progress	32,655	23,339

Net book value	4,502,207	3,350,560

Total cost price	7,127,311	5,014,148
Total accumulated depreciation	2,625,104	1,663,588

Net book value	4,502,207	3,350,560

	Land and buildings	Manufac- turing equipment	Transmission equipment and set-top boxes	Vehicles, computers and office equipment	Total 2002	Total 2001
	R'000	R'000	R'000	R'000	R'000	R'000
Cost price
Balance 1 April 2001	594,424	741,817	2,065,376	1,589,192	4,990,809	3,572,455
Currency translation differences	35,750	—	774,133	305,322	1,115,205	140,747
Reallocations	2,157	154	305	(2,616)	—	—
Asset impairment	—	10,269	—	(3,692)	6,577	(5,877)
Acquisition of subsidiaries	2,942	42,218	—	37,521	82,681	73,207
Disposal of subsidiaries	—	—	—	(27,359)	(27,359)	—
Acquisitions	101,587	34,243	665,656	396,772	1,198,258	1,324,334
Disposals	(16,105)	(5,620)	(5,407)	(244,383)	(271,515)	(114,057)

Balance 31 March 2002	720,755	823,081	3,500,063	2,050,757	7,094,656	4,990,809

Accumulated depreciation
Balance 1 April 2001	49,184	304,964	516,735	792,705	1,663,588	1,138,670
Currency translation differences	9,648	—	187,056	135,368	332,072	52,557
Reallocations	(281)	219	(6,078)	6,140	—	—
Asset impairment	109	—	—	(3,852)	(3,743)	—
Acquisition of subsidiaries	365	14,607	—	4,611	19,583	—
Disposal of subsidiaries	—	—	—	(529)	(529)	—
Disposals	(1,428)	(1,817)	(3,969)	(121,457)	(128,671)	(44,543)
Depreciation	32,281	58,569	273,678	378,276	742,804	516,904

Balance 31 March 2002	89,878	376,542	967,422	1,191,262	2,625,104	1,663,588

Work-in-progress					32,655	23,339

Net book value	630,877	446,539	2,532,641	859,495	4,502,207	3,350,560

	31 March
	2002	2001
	R'000	R'000
Classification of depreciation in income statements
Depreciation—continuing operations	636,158	464,021
Depreciation—discontinuing operations	106,646	52,883

	742,804	516,904

        Registers containing additional information on land and buildings are available for inspection at the registered offices of the respective Group companies.

        The directors are of the opinion that the recoverable amount of each class of property exceeds the carrying amount at which it is included in the balance sheet.

5.    INTANGIBLE ASSETS

	Goodwill	Intellectual property rights	Subscriber base	Title rights	Total 2002	Total 2001
	R'000	R'000	R'000	R'000	R'000	R'000
Cost price
Balance 1 April 2001	7,583,390	78,194	93,936	7,797	7,763,317	—
Currency translation differences	3,114,381	235,129	11,987	—	3,361,497	867,833
Reallocations	(348,511)	348,511	—	—	—	—
Asset impairment	(7,015,957)	(8,746)	(105,923)	—	(7,130,626)	(1,595)
Acquisition of subsidiaries	—	132,738	—	3,047	135,785	163,433
Disposal of subsidiaries	—	(62,434)	—	—	(62,434)	(29,295)
Acquisitions	1,208,705	62,455	—	1,451	1,272,611	6,764,059
Disposals	(10,595)	(5,588)	—	—	(16,183)	(1,118)

Balance 31 March 2002	4,531,413	780,259	—	12,295	5,323,967	7,763,317

Accumulated amortisation
Balance 1 April 2001	972,521	6,333	18,357	2,080	999,291	—
Currency translation differences	834,940	35,410	4,751	—	875,101	52,874
Reallocations	(1,478)	1,478	—	—	—	—
Asset impairment	(2,247,449)	(677)	(35,753)	3,688	(2,280,191)	(824)
Acquisition of subsidiaries	—	—	—	3,047	3,047	—
Disposals	(2,005)	(2,467)	—	—	(4,472)	—
Amortisation	1,940,551	147,603	12,645	520	2,101,319	947,241

Balance 31 March 2002	1,497,080	187,680	—	9,335	1,694,095	999,291

Net book value	3,034,333	592,579	—	2,960	3,629,872	6,764,026

	2002	2001
	R'000	R'000

Classified on balance sheet as
Goodwill	3,034,333	6,610,869
Other intangible assets	595,539	153,157

	3,629,872	6,764,026

Classification of amortisation in income statements
Amortisation—intangible assets	138,525	26,304
Amortisation—goodwill	234,909	17,525
Amortisation—goodwill on equity accounted investments	4,776	45,533
Amortisation—discontinuing operations	1,723,109	857,879

	2,101,319	947,241

        The impairment mainly comprises the impairment of intellectual property rights (R7.9 million) and subscriber base (R70.2 million) in Wisdom Online (BVI) Limited. During the year the Company revised its strategy pertaining to the online services provider market in China and downscaled the size and direction of this business, and consequently also reviewed the fair value of the intangibles pertaining to this investment. Goodwill impairment charges mainly comprises the impairment of OpenTV goodwill of R4.6 billion (based on the estimated net selling price to be obtained on disposal of the Group's entire interest), Mindport Broadband goodwill of R114 million and goodwill of R36.1 million relating to certain internet initiatives in Asia.

6.    INVESTMENTS AND LOANS

	31 March
	2002	2001
	R'000	R'000
Interest in associated companies
Listed	322,248	291,042
Unlisted	21,172	21,456

	343,420	312,498

Interest in joint ventures
Listed	6,444	—
Unlisted	32,286	85,579

	38,730	85,579

Other investments
Unlisted—private equity and other investments	245,992	333,264

	245,992	333,264

Total investments and loans	628,142	731,341

Market value of total listed investments	1,572,799	1,000,178
Directors' valuation of total unlisted investments and loans, as approved by the directors of the respective group companies	299,450	440,299

Income and losses of subsidiaries

        With regard to the interest of the holding company, the aggregate net profit after taxation of subsidiaries amounted to R88.6 million (2001: R1,083.5 million) and the aggregate net losses of subsidiaries to R1,979.8 million (2001: R236.8 million)

        The following information relates to Naspers Limited's financial interest in its significant subsidiaries, over which the Group has voting control through its direct and indirect interests in respective intermediate holding companies and other entities:

			Effective percentage interest*
Name of subsidiary	Functional currency	D,I or C				Country of incorporation
			2002	2001	Nature of business
			%	%
Media24 Limited	ZAR	D	100.00	100.00	Print media	South Africa
Paarl Media Holdings (Proprietary) Limited	ZAR	I	73.68	68.42	Print media	South Africa
Nasboek Limited	ZAR	D	100.00	100.00	Book publishing	South Africa
Educor Limited	ZAR	D	93.50	45.58	Private education	South Africa
MIH Investments (Proprietary) Limited	ZAR	D	100.00	100.00	Investment holding	South Africa
M-Web Holdings Limited	ZAR	C	76.30	68.59	Internet content provider	South Africa
MIH Holdings Limited	ZAR	C	70.95	71.02	Investment holding	South Africa
MIH Limited	USD	C	42.15	42.45	Investment holding	British Virgin Islands
Myriad Holdings Africa BV	EUR	I	42.15	42.45	Investment holding	The Netherlands
MultiChoice Africa (Proprietary) Limited	ZAR	I	42.15	42.45	Subscription television	South Africa
NetMed NV	EUR	I	35.70	37.61	Investment holding	The Netherlands
NetMed Hellas SA	EUR	I	35.70	36.11	Subscription television	Greece
MultiChoice Hellas SA	EUR	I	18.91	19.19	Subscription television	Greece
Mindport Holdings Limited	USD	I	42.15	42.45	Technology development	British Virgin Islands
Mindport IBS Limited	USD	I	29.50	29.71	Technology development	British Virgin Islands
Tencent (BVI) Limited	CNY	I	19.60	—	Instant messaging	British Virgin Islands
Irdeto Access BV	USD	I	42.15	42.45	Technology development	The Netherlands
OpenTV Corp.	USD	I	16.18	17.66	Interactive television	USA
M-Web (Thailand) Limited	THB	I	41.62	41.92	Internet content provider	Thailand
Internet Knowledge Service Centre Company Limited	THB	I	26.34	31.84	Internet service and content provider	Thailand
MultiChoice Cyprus Limited	CYP	I	12.61	14.95	Subscription television	Cyprus

I
Indirect effective interest

D
Direct interest

C
Combined direct and indirect effective interests

*
The effective percentage interest shown is the financial effective interest, after adjusting for the interests of the Group's equity compensation plans treated as treasury shares.

	31 March
	2002	2001
	R'000	R'000
Interest in associated companies
Shares at cost less amounts written off	208,147	205,870
Loans to associated companies	12,029	9,704

	220,176	215,574
Share of distributable reserves of associated companies	123,244	95,401
Share of non-distributable reserves of associated companies	—	1,523

	343,420	312,498

Significant associated companies

The following are the combined summarised balance sheets of Electronic Media Network Limited (M-Net) and SuperSport Internasional Holdings Limited (SuperSport) as per their audited financial statements:
Non-current assets	1,437,319	1,142,025
Current assets	599,242	619,689

Total assets	2,036,561	1,761,714

Non-current liabilities	1,097,657	890,728
Current liabilities	262,902	214,767

Total liabilities	1,360,559	1,105,495
Total shareholders' equity	676,002	656,219

Total equity and liabilities	2,036,561	1,761,714

The following are the combined summarised income statements of M-Net/SuperSport:
Revenue	2,126,257	1,909,004
Operating profit	233,636	191,419
Net profit	160,799	132,711
Interest in joint ventures
Shares at cost less amounts written off	491,333	347,019
Loans to joint ventures	24,367	89,613

	515,700	436,632
Share of post-acquisition reserves	(476,970)	(351,053)

	38,730	85,579

        The Group does not recognise its share of losses in joint venture companies, if its share of losses exceeds the carrying amount of its investment where there is no commitment to fund future activities.

        Financial information for the Group's proportionate share of joint venture's profits, assets and liabilities:

	31 March
	2002	2001
	R'000	R'000
Net loss	28,773	59,633
Current assets	115,667	83,603
Non-current assets	176,061	139,713
Current liabilities	138,840	126,788
Non-current liabilities	91,413	107,683

        The following information relates to the Group's significant investments in associated companies and joint ventures:

	31 March
Name of company				Country of incorporation
	2002	2001	Nature of business
	%	%
Associated companies
MNH Holdings (1998) Limited	50.0	50.0	Investment holding	South Africa
Electronic Media Network Limited	41.3	39.2	Pay TV content provider	South Africa
SuperSport International Holdings Limited	41.3	39.2	Pay TV content provider	South Africa
The Natal Witness Printing and Publishing Company (Proprietary) Limited	50.0	50.0	Newspaper publishing	South Africa
Joint ventures
United Broadcasting Corporation Public Company Limited	13.1	13.2	Pay TV platforms	Thailand
MultiChoice Supplies (Proprietary) Limited	21.1	21.2	Decoder rentals	South Africa
MultiChoice Middle East Inc.	—	19.1	Pay TV platforms	Middle East
KSC Commercial Internet Company Limited	17.1	22.7	Internet service and content provider	British Virgin Islands
Myriad International Programming Services BV	21.1	21.2	Programme and content acquisition	The Netherlands

7.    MARKETABLE DEBT AND EQUITY SECURITIES

	31 March
	2002	2001
	R'000	R'000
Short-term marketable debt and equity securities
Marketable debt securities
Commercial paper	79,221	163,840
Corporate notes and bonds	149,752	225,440
Certificate of deposit	—	10,288
US government securities	65,603	36,096
Auction rate securities	90,862	—
Other debt securities	57,403	—

Total marketable debt securities	442,841	435,664

Marketable equity securities
SurfControl plc	—	39,464

Total short-term marketable debt and equity securities	442,841	475,128

Long-term marketable debt securities
Corporate notes	179,499	114,672
US government securities	600,271	242,392

Total long-term marketable debt securities	779,770	357,064

Total marketable debt and equity securities	1,222,611	832,192

        Marketable debt and equity securities are stated at estimated fair value.

8.    PROGRAMME AND FILM RIGHTS

	31 March
	2002	2001
	R'000	R'000
Cost
Programme and sports rights	1,276,111	838,563
Film rights	129,323	71,874

	1,405,434	910,437

Accumulated amortisation
Programme and sports rights	430,428	248,664
Film rights	30,057	25,201

	460,485	273,865

Net book value
Programme and sports rights	845,683	589,899
Film rights	99,266	46,673

	944,949	636,572

Classified on the balance sheets as follows:
Current assets	436,202	275,295
Non-current assets	508,747	361,277

	944,949	636,572

9.    DEFERRED TAXATION

Opening balance
As previously reported	31,248	7,576
Reclassification	—	18,875
Effect of adopting AC116 revised	8,500	7,917
Effect of adopting AC102 revised	—	21,182

As restated	39,748	55,550
Adjustment to subsidiaries acquired in 2000	—	(30,423)
Acquisition of subsidiaries	(5,618)	(69,826)
Accounted for in income statement	(14,878)	84,447
Foreign currency translation	(492)	—
Adjustments for purchase accounting	(27,304)	—

Closing balance	(8,544)	39,748

        The deferred tax assets and liabilities and movement thereon are attributable to the following items:

	1 April 2001	Charged to income	Adjustments for purchase accounting	Acquisitions and disposals	Foreign currency translation	31 March 2002
	R'000	R'000	R'000	R'000	R'000	R'000
Deferred taxation assets
Property, plant and equipment	5,857	16,376	—	—	—	22,233
Intangible assets	47,350	(5,466)	—	—	—	41,884
Receivables and current assets	64,588	(6,172)	—	(26)	18,867	77,257
Provisions and current liabilities	108,115	(39,861)	—	73	16,587	84,914
Income received in advance	139,967	71,025	—	—	25,579	236,571
Leased assets	77,999	96,111	—	—	32,738	206,848
Tax loss carry-forwards	1,286,999	499,987	—	(42,732)	266,110	2,010,364

	1,730,875	632,000	—	(42,685)	359,881	2,680,071
Valuation allowance	(1,553,524)	(539,711)	(27,304)	20,058	(345,856)	(2,446,337)

	177,351	92,289	(27,304)	(22,627)	14,025	233,734

Deferred taxation liabilities
Property, plant and equipment	59,487	15,297	—	5,656	249	80,689
Receivables and other current assets	7,393	1,549	—	9	—	8,951
Intangible assets	34,013	93,856	—	(22,674)	14,268	119,463
Leased assets	36,710	(3,535)	—	—	—	33,175

	137,603	107,167	—	(17,009)	14,517	242,278

Net deferred tax	39,748	(14,878)	(27,304)	(5,618)	(492)	(8,544)

        The Group has raised a valuation allowance against the net deferred tax assets, as in management's estimate it is probable that certain deferred tax assets will not be realised, due to the timing on the available taxation loss carry-forwards that arose on these losses.

        The Group has tax loss carry-forwards of approximately R5,263 million (2001: R3,731 million). A summary of the tax loss carry-forwards at March 31, 2002 by tax jurisdiction, and the expiry dates is set out below:

	Africa	Greece	Netherlands	USA	Asia	Total
	R'000	R'000	R'000	R'000	R'000	R'000
Expire within one year	—	50,452	—	—	14,799	65,251
Expire between one and five years	—	1,132,514	—	—	244,979	1,377,493
Expire after five years	1,824,581	—	190,811	1,578,734	226,322	3,820,448

	1,824,581	1,182,966	190,811	1,578,734	486,100	5,263,192

        The ultimate outcome of additional taxation assessments may vary from the amounts accrued. However, management believes that any additional taxation liability over and above the amount accrued would not have a material adverse impact on the Group's income statement and balance sheet.

        Deferred tax assets and liabilities are offset when the income tax relates to the same fiscal authority and there is a legal right to offset at settlement. The following amounts are shown in the consolidated balance sheet:

	31 March
	2002	2001
	R'000	R'000
Deferred tax assets	58,821	103,858
Deferred tax liabilities	(67,365)	(64,110)

Net deferred tax (liabilities) / assets	(8,544)	39,748

10.    INVENTORY

Raw materials	134,355	122,826
Finished products, trading inventory and consumables	152,336	150,656
Work-in-progress	22,543	15,872
Decoders, internet and associated components	285,970	261,696

Gross inventory	595,204	551,050
Less: provision for slow-moving and obsolete inventories	(111,282)	(90,527)

Net inventory	483,922	460,523

11.    ACCOUNTS RECEIVABLE

Trade accounts receivable	2,010,907	1,621,132
Less: provision for doubtful accounts	(476,023)	(329,290)

	1,534,884	1,291,842

        Included in accounts receivable are R814.8 million and R560.4 million at March 31, 2002 and 2001 respectively, prebilled to customers and credit balances, which have been recorded as deferred income (see note 19).

12.    OTHER RECEIVABLES

Prepayments and accrued income	250,900	199,123
Recievable from minority shareholders	36,567	6,278
Sundry deposits	47,948	30,254
Other receivables	269,639	282,311

	605,054	517,966

        Included in prepayments and accrued income are prepayments of R132.9 million which have been paid in advance for variable sports rights. The contract terms in respect of these rights have been breached by the soccer teams involved. Based on the facts and pleadings to date, the Group's legal counsel and management are of the opinion that the recoverability of these prepayments is virtually certain.

13.    RELATED PARTY TRANSACTIONS AND BALANCES

        The Group entered into transactions and has balances with a number of related parties, including equity investees, directors, shareholders and entities under common control. The transactions are at arm's length. The transactions and balances with related parties are summarised below:

			31 March
			2002	2001	2000
			R'000	R'000	R'000
Sale of goods and services to related parties
Electronic Media Network Limited	(a	)	38,682	40,191	33,936
SuperSport International Holdings Limited	(a	)	6,225	6,178	5,995
United Broadcasting Corporation Public Company Limited	(a	)	44,427	—	—
Alchemy Publishing (Proprietary) Limited	(b	)	4,843	4,225	—
Imvula (Proprietary) Limited	(b	)	—	987	—
Jane Raphaely & Associates (Proprietary) Limited	(b	)	23,768	15,327	13,231
New Media Publishers (Proprietary) Limited	(b	)	48,218	35,232	—
Rodale & Touchline Publishers (Proprietary) Limited	(b	)	26,851	6,958	—
Shape (Proprietary) Limited	(b	)	6,752	1,293	—
Uppercase Media (Proprietary) Limited	(b	)	8,438	7,622	—

			208,204	118,013	53,162

Other income received from related parties
United Broadcasting Corporation Public Company Limited	(c	)	—	6,367	9,735
Other related parties	(d	)	25,765	10,402	5,217

			25,765	16,769	14,952

Purchase of goods and services
Electronic Media Network Limited/SuperSport International Holdings Limited	(e	)	1,484,125	1,199,112	997,318
Sun Microsystems	(f	)	—	2,664	4,728
Thomson Consumer Electronics	(g	)	—	7,600	3,041

			1,484,125	1,209,376	1,005,087

(a)
Sale of goods and services to M-Net, SuperSport and UBC.

(b)
Media24 Limited receives revenue from a number of its related parties for the printing and distribution of print media products.

(c)
Management fee charged by the Group to United Broadcasting Corporation Public Company Limited.

(d)
Licensing and consulting fees charged to associates.

(e)
Provision of programme and film rights by M-Net/SuperSport.

(f)
Software technology license and equipment purchased from Sun Microsystems by OpenTV Corp.

(g)
Royalties, license fees and service revenue paid to Thomson Consumer Electronics, Inc. by OpenTV Corp.

        The balances of advances, deposits, receivables and payables between the Group and related parties are as follows:

	31 March
	2002	2001
	R'000	R'000
Receivables
Electronic Media Network Limited	1,609	1,552
SuperSport International Holdings Limited	141	—
United Broadcasting Corporation Public Company Limited	9,804	—
Alchemy Publishing (Proprietary) Limited	2,061	1,759
Capital Media (Proprietary) Limited	250	1,577
Jane Raphaely & Associates (Proprietary) Limited	5,174	3,231
New Media Publishers (Proprietary) Limited	9,707	8,260
Rodale & Touchline Publishers (Proprietary) Limited	5,277	1,858
Shape (Proprietary) Limited	1,907	1,857
Oracle Airtime Sales (Proprietary) Limited	510	—
Other related parties	184	488

	36,624	20,582

Payables
Electronic Media Network Limited	152,912	105,911
SuperSport International Holdings Limited	3,774	394
Other related parties	—	184

	156,686	106,489

	31 March
	2002	2001	2000
	R'000	R'000	R'000
Directors emoluments
Executive directors
Remuneration for other services paid by subsidiary companies	3,048	7,061	6,092
Non-executive directors
Fees for services as directors	930	847	773
Fees for services as directors of subsidiary companies	900	558	400
Fees for managerial services, paid by subsidiary companies	575	675	792

	5,453	9,141	8,057

        No director has a notice period of more than one year.

        No director's service contract includes a predetermined remuneration on termination of more than one year's salary and benefits.

        The individual directors received the following remuneration and emoluments during the current financial year:

Executive directors	Salary	Bonuses and performance- related fees	Pension Contributions	Total
	R'000	R'000	R'000	R'000
JP Bekker	—	—	—	—
SJZ Pacak	1,258	374	140	1,772
J du T Stofberg	1,133	—	143	1,276

	2,391	374	283	3,048

Non-executive directors	Director fees: Naspers Ltd	Director fees: subsidiaries	Committee fees(1)	Trustee fees(2)	Managerial service fees	Total
	R'000	R'000	R'000	R'000	R'000	R'000
T Vosloo	120	240	—	—	575	935
JF Malherbe	90	120	34	8	—	252
MJ de Vries	60	120	62	16	—	258
JJM van Zyl	60	120	70	4	—	254
E Botha	60	60	—	—	—	120
LM Taunyane	60	60	—	—	—	120
LN Jonker	60	—	12	—	—	72
NP van Heerden	60	—	24	—	—	84
BJ van der Ross	60	—	—	4	—	64
GJ Gerwel(3)	60	180	6	—	—	246

	690	900	208	32	575	2,405

Note 1:    Committee fees include fees for the attendance of the audit committee, the human resources committee, the budget committee and the executive committee meetings of the board.

Note 2:    Trustee fees include fees for the attendance of the various retirement fund trustee meetings of the Group's retirement funds, as well as for the attendance of Welkom trustee meetings.

Note 3:    Prof GJ Gerwel is also the chairman of Educor Limited, a subsidiary company.

Directors' interests in scheme shares of the Naspers Share Incentive Scheme

        The executive directors of Naspers are allowed to participate in the Naspers Share Incentive Scheme. Details in respect of their participation in scheme shares are as follows:

Name	Purchase date	Number of N - shares	Purchase price	Release period
JP Bekker(1)	07/12/98	2,236,280	R27.51 - R29.07	07/12/2002 - 07/12/2003
SJZ Pacak	07/12/98	133,334	R 21.22	07/12/2002 - 07/12/2003

(1)
The managing director of Naspers participates, as indicated above, in the share incentive scheme, in terms of which Naspers N ordinary shares can be acquired at certain prices, with vesting of three tranches taking place over a period of five years. The purchase prices relating to the allocation were set at the middle market price of the shares on the purchase date, but increased by anticipated inflation over the course of the vesting periods of three, four and five years respectively for the three tranches. Inflation expectations were calculated by the Bureau for Economic Research of the University of Stellenbosch. The managing director does not earn any remuneration from the Group, in particular no salary, bonus, car scheme, medical or pension contributions of any nature whatever are payable. The current contract expires on 30 September 2002 and it is expected that a further five-year contract will be concluded on substantially the same terms and conditions as the current contract.

Directors' interests in Naspers shares

        The directors of Naspers had the following interests in Naspers A and N ordinary shares at 31 March 2002:

	Naspers A ordinary shares
	Beneficial		Non-beneficial
Name
	Direct	Indirect	Direct	Indirect
JF Malherbe	105	—	—	—
JJM van Zyl	745	—	—	—

        No other directors of Naspers have an interest in Naspers A ordinary shares at 31 March 2002.

	Naspers N ordinary shares
	Beneficial		Non-beneficial
Name
	Direct	Indirect	Direct	Indirect
T Vosloo	86,199	250,000	—	—
JF Malherbe	—	126,958	—	—
JP Bekker	84,967	—	—	1,156,844
SJZ Pacak	—	—	—	75,476
MJ de Vries	—	66,000	—	—
JJM van Zyl	50,361	78,352	—	—
E Botha	15,180	—	—	—
LM Tuanyane	1,000	—	—	—
LN Jonker	1,000	—	—	95,000
NP van Heerden	1,000	—	—	—
BJ van der Ross	—	—	—	—
GJ Gerwel	—	—	—	—

14.    SHARE CAPITAL AND PREMIUM

	31 March
	2002	2001
	R'000	R'000
Authorised
1 250 000 A ordinary shares of R20 each	25,000	25,000
500 000 000 N ordinary shares of 2c each	10,000	10,000

	35,000	35,000

Issued
712 131 A ordinary shares of R20 each	14,243	14,243
156 289 724 N ordinary shares of 2c each (2001: 148 262 278)	3,125	2,965

	17,368	17,208
Share premium	2,020,833	1,793,410

	2,038,201	1,810,618
Less: 8 205 773 N ordinary shares treated as treasury shares (2001: 8 335 003 N ordinary shares)	(181,097)	(183,681)

	1,857,104	1,626,937

	2002 Number of N shares	2001 Number of N shares
Movement in N ordinary share capital
Number of N ordinary shares in issue at 1 April	148,262,278	148,262,278
Shares issued to acquire Educor Limited shares from minority shareholders	3,336,996	—
Shares issued to acquire M-Web Holdings Ltd shares from minority shareholders	4,690,450	—

Number of N ordinary shares in issue at 31 March	156,289,724	148,262,278

Number of N ordinary shares treated as treasury shares at 1 April	8,335,003	8,380,686
N ordinary shares bought by Naspers Share Incentive Trust from participants	—	600
N ordinary shares acquired by Naspers Share Incentive Trust participants	(129,230)	(46,283)

Number of N ordinary shares treated as treasury shares at 31 March	8,205,773	8,335,003

Net number of N ordinary shares in issue as at 31 March	148,083,951	139,927,275

Voting and dividend rights

        The A ordinary shareholders are entitled to 1,000 votes per share and shall be entitled to nominal dividends as determined from time to time by the board of directors, but always limited to one fifth of the dividend to which N ordinary shareholders are entitled. The A ordinary shareholders do not have a right to receive a dividend when dividends are declared to N ordinary shareholders, although a dividend to A shareholders could be proposed by the board. In respect of all other rights, the A ordinary shares rank pari passu with the N ordinary shares of the Company.

        The directors of the Company have unrestricted authority until after the following annual general meeting to allot and issue the unissued 537,869 A ordinary shares and 343,710,276 N ordinary shares in the company, subject to the provisions of section 221 of the Companies Act, 1973.

Share incentive scheme

        Directors may, from time to time, instruct the trustees of the Naspers Limited Share Incentive Trust to offer employees options and / or contracts relating to such number of N ordinary shares in the

Company which in total, together with the shares already in the existing scheme, shall not exceed 11% of the Company's issued shares.

	31 March
	2002	2001
Total number of shares at the disposal of the Trust at the beginning of the year	8,335,003	8,380,686
Shares bought from participants during the year	—	600
Shares acquired by participants	(129,230)	(46,283)

Total shares at the disposal of the Trust at year-end	8,205,773	8,335,003

Number of shares allocated by the Trust at the beginning of the year	6,406,470	6,381,920
Number of shares allocated during the year	413,050	198,500
Shares acquired by participants	(129,230)	(46,283)
Number of shares allocated cancelled / re-acquired by Trust	(314,143)	(127,667)

Number of shares allocated by the Trust at year-end	6,376,147	6,406,470

Shares available for allocation at year-end	1,829,626	1,928,533

        Shares allocated to participants of the incentive scheme vest in equal numbers after respectively three, four and five years after the date of allocation. The trust is obliged to deliver the shares to the participants at any time after vesting up to a maximum of 10 years after the allocation date, when participants request and pay for the shares.

15.    DISTRIBUTABLE RESERVES

	31 March
	2002	2001
	R'000	R'000
Distributable reserves at year-end comprise:
Company and subsidiaries	(1,063,510)	789,943
Associated companies	123,244	95,430
Joint ventures	(476,970)	(351,053)

	(1,417,236)	534,320

        Any future dividends declared from the distributable reserves of the Company or its subsidiaries, which are not wholly-owned subsidiaries of the Company and are incorporated in South Africa, may be subject to secondary taxation on companies at a rate of 12.5% of the dividends declared.

16.    POST-RETIREMENT MEDICAL LIABILITY

        The Group operates a number of post-retirement medical benefit schemes. The obligation of the Group to pay medical aid contributions after retirement is no longer part of the conditions of employment for new employees. A number of pensioners and current employees, however, remain entitled to this benefit. The entitlement to this benefit for current employees is dependent upon the employees remaining in service until retirement age and completing a minimum service period.

        The Group provides for post-retirement medical aid benefits on the accrual basis determined each year by an independent actuary. The directors are confident that adequate provision has been made for future liabilities.

        MultiChoice Africa (MCA) provides post-retirement benefits by way of medical aid contributions. At 31 March 2002 and 2001 the liability for benefits was R9 million and R11.5 million, respectively. During the year ended 31 March 1998 an agreement was reached with employees of MCA to terminate the post-retirement medical aid benefits plan in exchange for an increase of MCA's annual contributions to the retirement benefit fund. The provision is gradually released to operating results to match the additional contributions to the retirement benefit plan.

	31 March
	2002	2001
	R'000	R'000
Present value of obligations	125,843	121,508

The principal actuarial assumptions used for accounting purposes were:
Health-care cost inflation	11%	10.50%
Discount rate	13%	12.50%
Continuation at retirement	100%	100%
Average retirement age	60	63

17.    LONG-TERM LIABILITIES

Interest-bearing: transmission equipment leases	2,860,986	1,630,957

Total liabilities	3,146,412	1,785,294
Less current portion	285,426	154,337

Interest-bearing: Welkom debenture scheme	271,159	233,828

Total liabilities	271,159	233,828
Less current portion	—	—

Interest-bearing: other	1,458,434	865,264

Total liabilities	1,678,718	910,346
Less current portion	220,284	45,082

Non-interest-bearing: programme and film rights	302,287	298,516

Total liabilities	645,717	562,041
Less current portion	343,430	263,525

Non-interest-bearing: other	31,272	39,069

Total liabilities	31,957	40,267
Less current portion	685	1,198

Net long-term liabilities	4,924,138	3,067,634

Details of long-term liabilities	Currency	Year of repayment	Year-end interest rate	2002	2001
				R'000	R'000
Transmission equipment leases
Transponders and transmitters	Rand	—	—	—	1,830
	Euro	2010 - 2013	9.09% - 9.57%	1,037,771	781,007
	US$	2011	8.20%	2,050,398	938,106
Set-top boxes	Euro	2002 - 2007	3% - 12%	58,243	64,351

				3,146,412	1,785,294

Welkom debenture scheme(1)	Rand	2003		271,159	233,828

Interest-bearing: other
Secured
Term loan for Phutuma Futhi	Rand	2002	12.55%	151,401	138,751
Term loans	US$	2004	Libor + 2%	721,220	—
Term loans	Rand	2006 - 2012	12.85% - 15.47%	607,927	559,100
Preference share investments	Rand	2006		(130,657)	(115,065)
Right to subscription shares	Rand	2006		(285,838)	(246,275)
Capitalised finance leases
Property, plant and equipment	Various	Various	Various	192,882	181,008
Unsecured
Term loans	Rand	2003 - 2009	13% - 18%	694,953	608,200
Preference share investments	Rand	2003		(359,400)	(289,202)
Right to subscription shares	Rand	2009		(71,480)	(61,243)
Onerous lease liability	Rand	2004 - 2012	12% - 14%	64,040	61,822
Minority shareholders' loan	Rand	Not fixed	Various	93,670	73,250

				1,678,718	910,346

Non-interest-bearing:
Programme and film rights
Programme and film rights	Euro	2003 - 2011	—	645,717	490,574
	US$	—	—	—	71,467

				645,717	562,041

Non-interest-bearing: other
Minority shareholders' loans	Rand	Various	—	20,617	18,033
Other non-interest-bearing loans	Various	Various	—	11,340	22,234

				31,957	40,267

Total long-term liabilities				5,773,963	3,531,776

(1)
In terms of the Welkom Trust Share Scheme, prospective shareholders subscribed to 4,003,740 convertible debentures at R42 each for a gross amount of R168.2 million. Scheme participants were required to pay a 10% deposit on subscription for the debentures, with the balance of the principal amount being lend to the Group by various financial institutions. The Group currently makes semi-annual interest payments based on the coupon rate of 9.25% to the financial institutions. The interest rate differential between the coupon rate of 9.25% of the debentures and the bank funding rate of 23.19%, is accrued for. The possible future payment by the Group of the accrued interest rate differential and the possible repayment of the amount advanced by financial institutions are dependent on whether the Group's share price is on or above R56.99 on 9 September 2003. If the target price is achieved, the Group will issue 5,605,236 N ordinary shares to the scheme participants on conversion of the debentures, otherwise the Group can be called upon to repay the loan amount and the accrued interest rate differential.

	31 March
	2002	2001
	R'000	R'000
Long-term liabilities are repayable as follows
Payable within one year	849,825	464,142
Payable between one and five years	2,811,722	1,756,686
Payable after five years	2,112,416	1,310,948

	5,773,963	3,531,776

Finance lease liabilities—minimum instalments
Payable within one year	575,165	360,964
Payable between one and five years	2,017,000	1,211,321
Payable after five years	2,163,450	1,417,706

	4,755,615	2,989,991
Future finance costs on leases	1,416,321	1,023,689

Current value of lease liabilities	3,339,294	1,966,302

Present value of finance lease liabilities
Payable within one year	322,501	187,612
Payable between one and five years	1,134,408	656,673
Payable after five years	1,882,385	1,122,017

	3,339,294	1,966,302

18.    PROVISIONS AND VALUATION ACCOUNTS

        The following account balances have been determined based on management's estimates and assumptions:

	1 April 2001	Translation adjustment	Arising on acquisition	Deducted from assets	(Credited)/ charged to cost and expenses, net	31 March 2002
	R'000	R'000	R'000	R'000	R'000	R'000
Warranties	46,312	6,133	—	—	(33,989)	18,456
Intellectual property	9,954	4,178	—	—	(14,132)	—
Digital set-top box upgrade	12,743	5,558	—	—	(18,301)	—
Losses in joint ventures	7,024	402	—	—	(7,426)	—
Reorganisation	37,324	2,435	—	—	(25,955)	13,804
Onerous contracts	5,222	—	—	—	(3,184)	2,038
Discontinued operations	—	—	—	—	135,146	135,146
Pending litigation	—	—	—	—	1,500	1,500

	118,579	18,706	—	—	33,659	170,944
Doubtful accounts—note 11	329,290	54,986	1,251	—	90,496	476,023
Slow-moving and obsolete inventories—note 10	90,527	21,829	688	—	(1,762)	111,282
Post-retirement medical liabilities—note 16	121,508	—	—	—	4,335	125,843

	659,904	95,521	1,939	—	126,728	884,092

        Further details describing the provisions at 31 March 2002 are included below:

        The warranty provision relates to the replacement of defective smartcards and conditional access modules supplied to customers.

        The intellectual property infringement provision related to amounts that were expected to be incurred in respect of a patent used in the conditional access system. This provision has been released unutilised to income during the year ended 31 March 2002. Management and legal counsel are of the opinion that the risk of loss to the Group is no longer probable.

        The digital set-top boxes upgrade provision has been raised in connection with the replacement of set-top boxes for interactive television. This provision was utilised during the year ended 31 March 2002.

        The provision for losses in joint ventures related to the liabilities assumed at acquisition and the equity losses of SOE International SA, net of advances made in terms of the Group's funding obligations. The Group disposed of 25% of its equity investment in SOE International SA during the year ended 31 March 2002. The Group no longer has any future funding obligations towards SOE.

        The opening reorganisation provision at 1 April 2001 has been used for the payment of restructuring costs following the restructuring of Mindport IBS, Mindport MCT, Mindport Central divisions and Lyceum College. The closing balance provision mainly relates to reorganisation obligations of the print media segment.

        The provision for discontinued operations relates to amounts payable for settlement, legal and retrenchment costs arising from the discontinuance of the Mindport business and to teach-out costs to be paid relating to the closure of Lyceum College.

        Media24 Limited is currently involved in litigation with a former employee of the Group. The litigation provision has been made based on legal counsel and management's estimates of costs and claims relating to this action.

	1 April 2000	Translation adjustment	Arising on acquisition	Deducted from assets	(Credited)/ charged to cost and expenses, net	31 March 2001
	R'000	R'000	R'000	R'000	R'000	R'000
Warranties	55,245	6,423	—	—	(15,356)	46,312
Intellectual property	4,064	1,324	—	—	4,566	9,954
Digital decoder upgrade	11,674	1,069	—	—	—	12,743
Losses in joint ventures	43,605	3,993	—	(96,460)	55,886	7,024
Write-down of assets	19,989	—	—	—	(19,989)	—
Reorganisation	23,606	671	—	—	13,047	37,324
Onerous contracts	—	—	—	—	5,222	5,222

	158,183	13,480	—	(96,460)	43,376	118,579
Doubtful accounts—note 11	215,185	—	—	—	114,105	329,290
Slow-moving and obsolete inventories—note 10	80,156	526	—	—	9,845	90,527
Post-retirement medical liabilities—note 16	134,817	—	—	—	(13,309)	121,508

	588,341	14,006	—	(96,460)	154,017	659,904

	1 April 1999	Translation adjustment	Arising on acquisition	Deducted from assets	(Credited)/ charged to cost and expenses, net	31 March 2000
	R'000	R'000	R'000	R'000	R'000	R'000
Warranties	33,775	1,815	—	—	19,655	55,245
Intellectual property	3,088	219	—	—	757	4,064
Digital decoder upgrade	—	—	—	—	11,674	11,674
Losses in joint ventures	—	2,335	21,975	—	19,295	43,605
Write-down on assets	20,453	7	—	—	(471)	19,989
Reorganisation	—	—	—	—	23,606	23,606

	57,316	4,376	21,975	—	74,516	158,183
Doubtful accounts	169,750	—	86,601	—	(41,166)	215,185
Slow-moving and obsolete inventories	101,616	—	—	—	(21,460)	80,156
Post-retirement medical liabilities	122,722	7	14,769	—	(2,681)	134,817

	451,404	4,383	123,345	—	9,209	588,341

19.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	31 March
	2002	2001
	R'000	R'000
Deferred income (see note 11)	814,796	560,389
Accrued expenses	1,073,185	844,602
Amounts owing in respect of investments acquired	8,485	71,763
Taxas and social securities	197,014	116,785
Other current liabilities	253,359	197,865

	2,346,839	1,791,404

20.    COMMITMENTS AND CONTINGENCIES

        The Group is subject to contingencies which occur in the normal course of business including legal proceedings and claims that cover a wide range of matters. These contingencies include contract and employment claims, product liability and warranty. None of these claims are expected to result in a material gain or loss to the Group.

(a)  Capital expenditure

        Commitments in respect of contracts placed for capital expenditure at 31 March 2002 amount to R88.8 million (2001: R75.1 million).

(b)  Programme and film rights

        At 31 March 2002 the Group had entered into contracts for the purchase of programme and film rights. The Group's commitments in respect of these contracts amounted to R881.1 million (2001: R834.4 million).

(c)  Network supply agreements

        At 31 March 2002 the Group had entered into contracts for the supply of network capacity. The Group's commitments in respect of these agreements amounted to R201.7 million (2001: R186.9 million).

(d)  Set-top boxes

        At 31 March 2002 the Group had entered into contracts for the purchase of set-top boxes (decoders). The Group's commitments in respect of these contracts amounted to R29.8 million (2001: R355.9 million).

(e)  Operating lease commitments

        The Group has the following operating lease liabilities at 31 March 2002 and 2001:

	31 March
	2002	2001
	R'000	R'000
Minimum operating lease payments
Payable within one year	228,704	184,607
Payable between one and five years	654,155	584,672
Payable after five years	455,853	453,383

	1,338,712	1,222,662

(f)    Guarantees and contingent liabilities

        The following is a summary of guarantees provided and assets pledged at 31 March 2002 and 2001:

	31 March
	2002	2001
	R'000	R'000
Contingent liabilities
Guarantees provided	104,268	66,039
Assets pledged as security	3,173,125	2,377,024

Property, plant and equipment	2,683,177	1,837,689
Investments and loans	184,293	184,293
Cash and cash equivalents	122,460	195,868
Accounts receivable	183,195	159,174

	3,277,393	2,443,063

        The Group plans to fund above commitments and liabilities out of existing loan facilities and internally generated funds.

21.    NET REVENUES

	31 March
	2002	2001	2000
	R'000	R'000	R'000
Net revenues—continuing operations
Subscription	5,054,209	4,018,565	3,315,410
Hardware sales	521,040	551,604	501,640
Technology	430,190	384,373	318,841
Circulation	558,214	542,860	527,446
Advertising	986,727	909,827	835,416
Distribution	87,995	61,948	57,247
Printing	531,423	447,415	255,367
Book publishing and sales	613,443	520,275	437,450
Tuition fees	454,372	398,543	128,647
Other	598,996	430,240	292,653

	9,836,609	8,265,650	6,670,117

Net revenues—discontinuing operations
OpenTV	839,826	553,065	192,945
Mindport Broadband	85,225	122,550	58,731
Lyceum College	24,803	72,636	85,431

	949,854	748,251	337,107

Net revenues—total	10,786,463	9,013,901	7,007,224

        Other revenues include revenues from decoder maintenance, e-commerce services, backhaul charges and financing service fees.

22.    OPERATING LOSS

        Operating loss from continuing operations includes the following items:

	2002	2001	2000
	R'000	R'000	R'000
	31 March
Auditors' remuneration
Audit	14,188	10,179	6,588
Consultancy and other services	5,467	6,875	5,599
Previous year underprovision	1,037	2,184	139

	20,692	19,238	12,326

Operating leases
Buildings	125,342	110,154	97,160
Satellite and transponders	4,441	44,010	40,512
Other equipment	15,730	25,902	18,783

	145,513	180,066	156,455

Profit on sale of property, plant and equipment	1,163	3,105	4,905

Retirement benefit costs	151,702	103,286	81,298

Secretarial, management and technical fees paid other than to employees	39,841	43,549	40,054

Employee costs
As at 31 March, the Group had 10,706 (2001: 11,449; 2000: 10,906) permanent employees
Total employment costs of permanent and temporary employees, including executive directors, were:
Salaries, wages and bonuses	1,656,985	1,453,892	1,022,913
Retirement benefit costs	151,702	103,286	81,298
Medical aid fund contributions	45,538	39,931	32,294
Post-retirement benefits	(501)	(389)	1,220
Training costs	18,377	18,210	10,852

	1,872,101	1,614,930	1,148,577

23.    FINANCE COSTS

	31 March
	2002	2001	2000
	R'000	R'000	R'000
Interest cost
Loans and overdrafts	301,539	240,889	148,837
Welkom debenture scheme	52,779	44,654	39,061
Finance leases	257,723	177,834	135,609

	612,041	463,377	323,507
Preference dividends	(85,975)	(75,071)	(43,937)

	526,066	388,306	279,570

Net (profit) / loss from foreign exchange transactions	(24,640)	82,533	24,181
Interest income
Loans and bank accounts	88,048	165,882	102,944
Associated companies	1,633	3,470	1,465

	89,681	169,352	104,409

Net finance costs	411,745	301,487	199,342

24.    INCOME FROM INVESTMENTS

Dividends—listed investments	—	—	1,334
Dividends—unlisted investments	3,831	797	1,431

Total dividend income	3,831	797	2,765

25.    SHARE OF EQUITY-ACCOUNTED RESULTS

Attributable share of associated companies' and joint ventures' results before taxation, exceptional items and dividends
—profits	183,079	147,285	106,002
—losses	(21,038)	(161,495)	(113,112)

Share in operating results	162,041	(14,210)	(7,110)
Amortisation of goodwill	(4,776)	(45,533)	—

Total per income statement	157,265	(59,743)	(7,110)
Exceptional items	—	—	6,380
Taxation	(59,093)	(48,419)	(38,799)

Net after taxation	98,172	(108,162)	(39,529)
Dividends received	(40,609)	(33,417)	(29,558)

Net movement during the year	57,563	(141,579)	(69,087)

26.    EXCEPTIONAL ITEMS

31 March 2002	Gross amount	Taxation	Minority interest	Attributable
	R'000	R'000	R'000	R'000
Gains:
Profit on dilution of interest in subsidiaries	84,926	—	(53,445)	31,481
Disposal of investments and business units	106,068	—	(30,587)	75,481
Reversal of warranty provisions	4,189	—	—	4,189
Adjustment to purchase consideration	4,500	—	—	4,500

	199,683	—	(84,032)	115,651

Losses:
Disposal of other investments and business units	130,789	(1,858)	(69,087)	59,844
Asset impairments	28,420	(760)	(594)	27,066
Shares repurchased by associated companies	31,816	—	(6,556)	25,260
Restructure costs	2,096	(629)	(628)	839
Provision of claims	1,500	(450)	—	1,050

	194,621	(3,697)	(76,865)	114,059

Net exceptional items	5,062	3,697	(7,167)	1,592

31 March 2001	Gross amount	Taxation	Minority interest	Attributable
	R'000	R'000	R'000	R'000
Gains:
Disposal investments	13,688	—	(1,519)	12,169
Profit on dilution of interest in subsidiaries	882,251	—	(306,469)	575,782

	895,939	—	(307,988)	587,951

Losses:
Disposal of other investments and business units	8,637	—	(4,477)	4,160
Restructure costs	20,425	(812)	(8,876)	10,737
Warranties in respect of debtors and business disposals	25,000	—	—	25,000
Asset impairments	26,542	(1,389)	(9,653)	15,500

	80,604	(2,201)	(23,006)	55,397

Net exceptional items	815,335	2,201	(284,982)	532,554

31 March 2000	Gross amount	Taxation	Minority interest	Attributable
	R'000	R'000	R'000	R'000
Gains:
Disposal of M-Cell shares	2,755,807	—	—	2,755,807
Disposal of subsidiary and joint venture	221,154	—	(90,784)	130,370
Disposal of other investments	29,765	—	(9,324)	20,441
Profit on dilution of interest in subsidiaries	870,349	—	(387,435)	482,914

	3,877,075	—	(487,543)	3,389,532

Losses:
Disposal of other investments and business units	30,639	—	(9,720)	20,919
Warranties in respect of debtors and business disposals	21,700	—	—	21,700
Asset impairments	13,829	(1,800)	—	12,029

	66,168	(1,800)	(9,720)	54,648

Share of equity accounted companies' exceptional profits	6,380	—	—	6,380

Net exceptional items	3,817,287	1,800	(477,823)	3,341,264

27.    INCOME TAX

	31 March
	2002	2001	2000
	R'000	R'000	R'000
Normal taxation
South Africa	70,784	115,019	13,452

Current year	29,238	74,703	8,137
Prior year under provision	(2,338)	(712)	1,567
Foreign taxation
Current year	43,884	41,028	3,748

Secondary taxation on companies	3,059	380	142

Income taxation for the year	73,843	115,399	13,594
Deferred taxation	14,878	(5,474)	14,660

Current year	5,148	(4,847)	14,590
Previous year	7,332	(57)	(10,514)
Foreign	2,398	(570)	10,584

Total taxation for the group	88,721	109,925	28,254
Share of equity accounted companies' taxation	59,093	48,419	38,799

Total tax per income statement	147,814	158,344	67,053

Reconciliation of taxation
Taxation at statutory rates	(127,133)	87,121	1,372,657
Adjusted for:
Non-deductable expenses	99,446	273,591	13,923
Non-taxable income	(162,572)	(577,114)	(1,598,905)
Unprovided timing differences	243,334	183,344	273,187
Assessed losses utilised	2,341	109,399	(437)
Prior year adjustments	(3,937)	(1,299)	(8,947)
Other taxes	21,424	64,660	617
Goodwill adjustment	94,325	18,642	—
Changes in taxation rates	(19,414)	—	14,958

Taxation provided in income statement	147,814	158,344	67,053

28.    DISCONTINUING OPERATIONS

Lyceum College

        Effective the end of September 2001, the Group decided to terminate the operations of Lyceum College, a distance-learning operation. The decision was taken to embark on a teach-out programme for students enrolled under current course programmes. Current students will therefore be allowed to complete their current courses, but no new enrolments will be allowed. The Group has provided in full for future teach-out and other related closure costs. The results of this operation were previously included in the Group's private education segment.

	31 March
	2002	2001	2000
	R'000	R'000	R'000
The loss from discontinuing operations includes the following items relating to Lyceum College:
Revenue	24,803	72,636	85,431
Operating expenses	(27,235)	(87,366)	(96,962)

Loss before interest, taxation, depreciation and amortisation	(2,432)	(14,730)	(11,531)
Depreciation and amortisation	(1,027)	(2,765)	(3,000)

Operating loss	(3,459)	(17,495)	(14,531)
Finance costs	579	(2,417)	1,135

Loss before taxation	(2,880)	(19,912)	(13,396)
Taxation	—	9,009	(2,400)
Minorities	—	6,054	(2,703)

Loss from discontinuing operations	(2,880)	(4,849)	(18,499)

The loss arising on discontinuance of Lyceum College includes the following items:
Closure and teach-out costs	(74,418)	—	—

	(74,418)	—	—

The carrying values included in the group's balance sheets as at 31 March 2002 and 2001, relating to Lyceum College, are as follows:
Total assets	61,357	45,788
Total liabilities	(64,356)	(66,690)

The cash flows attributable to the operating, investing and financing activities of Lyceum College were as follows:
Cash flow form operating activities	8,327	45,885	8,871
Cash flow from investing activities	81	(7,214)	—
Cash flow from financing activities	(4,567)	(35,335)	(10,431)

Cash flow for the year	3,841	3,336	(1,560)

Mindport Broadband

        On 21 November 2001, the Group publicly announced that the stand-alone Mindport businesses for the broadband initiatives and the integrated business software product would be discontinued as part of a formal plan established by management. The results of this operation were previously included in the Group's technology segment.

	31 March
	2002	2001	2000
	R'000	R'000	R'000
Depreciation and amortisation	(53,910)	(27,362)	(10,368)

Operating loss	(409,513)	(251,120)	(221,135)
Finance costs	(7,735)	1,305	(3,486)

Loss before taxation	(417,248)	(249,815)	(224,621)
Taxation	(4,185)	(6,659)	9,958
Minorities	265,713	159,256	137,641

Loss form discontinuing operations	(155,720)	(97,218)	(77,022)

The loss arising on discontinuance of Mindport Broadband includes the following items:
Impairments of goodwill	(114,012)	—	—
Impairments of assets	(161,524)	—	—
Minorities	159,167	—	—

	(116,369)	—	—

The carrying values included in the group's balance sheets as at 31 March 2002 and 2001, relating to Mindport Broadband are as follows:
Total assets	384,881	378,858
Total liabilities	(1,117,110)	(759,613)

The net cash flows attributable to the operating, investing and financing activities of Mindport Broadband for the current financial year were as follows:
Cash flow form operating activities	(341,665)	(268,178)	(211,515)
Cash flow from investing activities	(23,690)	(20,100)	(4,920)
Cash flow from financing activities	369,803	292,096	222,204

Total cash flow	4,448	3,818	5,769

OpenTV Corp.

        On 8 May 2002, the Group publicly announced that it had entered into an agreement in terms of which it would sell its entire interest in OpenTV Corp. to Liberty Media Corporation for a gross amount of approximately US$185 million. The results of this operation were previously included in the technology segment of the Group.

	31 March
	2002	2001	2000
	R'000	R'000	R'000
The loss from discontinuing operations includes the following items relating to OpenTV:
Revenue	839,826	553,065	192,945
Operating expenses	(1,226,106)	(793,502)	(287,231)

Loss before interest, taxation, depreciation and amortisation	(386,280)	(240,437)	(94,286)
Depreciation and amortisation	(1,881,219)	(926,387)	(6,796)

Operating loss	(2,267,499)	(1,166,824)	(101,082)
Finance costs	76,611	98,564	24,117
Exceptional items	(163,180)	2,497,405	674,860

(Loss) / income before taxation	(2,354,068)	1,429,145	597,895
Taxation	(12,997)	56,700	—
Minorities	1,920,352	(535,952)	(371,667)

(Loss) / income from discontinuing operations	(446,713)	949,893	226,228

The loss arising on discontinuance of OpenTV includes the following items:
Impairment of goodwill	(4,613,942)	—	—
Minorities	3,852,481	—	—

	(761,461)	—	—

The carrying values included in the group's balance sheets as at 31 March 2002 and 2001, relating to OpenTV Corp. are as follows:
Total assets	5,548,973	8,437,220
Total liabilities	(475,863)	(248,740)

The net cash flows attributable to the operating, investing and financing activities were as follows:
Cash flow form operating activities	(273,730)	(210,165)	(87,531)
Cash flow from investing activities	(382,822)	247,195	(468,495)
Cash flow from financing activities	94,761	116,902	1,204,522

Total cash flow	(561,791)	153,932	648,496

29.    EARNINGS PER SHARE

	31 March
	2002	2001	2000
	R'000	R'000	R'000
Earnings
Net (loss) / income attributable to shareholders	(1,923,250)	999,928	3,392,728
Headline earnings adjustments
Profits	111,151	1,750,299	3,628,107

Reversal of warranty provision	4,189	—	—
Disposal of investments	75,481	12,169	2,906,618
Profit on dilution of interest in subsidiaries	31,481	1,738,130	721,489

Losses	202,142	78,940	54,648

Disposal of other investments and businesses	113,272	4,160	20,919
Asset impairments	53,280	74,780	12,029
Warranties in respect of business disposal	—	—	21,700
Shares repurchased by associated companies	25,260	—	—
OpenTV restructuring costs accrual	10,330	—	—

Amortisation of goodwill after minorities	423,336	187,731	—
Loss arising on discontinuing operations	952,248	—	—
Share of equity accounted companies' headline adjustments	—	—	(6,380)

Headline loss	(456,675)	(483,700)	(187,111)
Headline loss from discontinued operations	220,523	96,627	107,868

Headline loss from continuing operations	(236,152)	(387,073)	(79,243)

Attributable (loss) / earnings	(1,923,250)	999,928	3,392,728
Interest on Welkom debentures scheme	52,779	44,654	39,061

Fully diluted (loss) / earnings	(1,870,471)	1,044,582	3,431,789

Weighted average number of N ordinary shares in issue during the year	145,691,868	139,896,409	122,457,667
Shares held by equity compensation plan treated as treasury shares	8,205,773	8,335,003	8,380,686
Shares to be issued on conversion of Welkom debentures	5,605,236	5,605,236	5,605,236

Fully diluted weighted number of N ordinary shares in issue	159,502,877	153,836,648	136,443,589

Earnings per N ordinary share (cents)
Basic	(1,320)	715	2,771
Fully diluted	(1,320)	679	2,515
Headline loss per N ordinary share (cents)	(313)	(346)	(153)
Headline loss per N ordinary share from continuing operations (cents)	(162)	(277)	(65)

30.    CHANGE IN ACCOUNTING POLICIES

      The Group adopted AC107 (revised) "Events after the balance sheet date" during the current year. The impact of this revised accounting standard is that the Group only accounts for proposed dividends on their declaration date. The proposed dividends that were provided for in the March 2001 annual financial statements plus the relating secondary taxation on companies (STC) are now accounted for in the current financial year.

        The Group further adopted AC116 (revised) "Employee benefits". In terms of this revised accounting standard the Group is required to provide in full for all accrued short-term employee benefits.

        The Group changed its policy relating to the treatment of shares issued to and held by equity compensation plans. Previously such shares were treated as issued shares and a corresponding investment (loan), relating to the funding of the shares, was accounted for. Now shares issued to and held by equity compensation plans are treated as treasury shares and deducted from equity, with no corresponding investment (loan) accounted for. Shares are released from treasury shares once paid for by participants of the equity compensation plan.

        The Group changed its accounting for the Welkom debenture scheme. Previously the Group regarded the Welkom convertible debentures as equity. In terms of AC412 "Consolidation of Special Purpose Entities" the debenture scheme has been consolidated, with the effect that the debentures were reclassified as debt and the previously unprovided interest rate differential, between the coupon rate and the finance rate was accrued.

        The Group adopted AC102 (revised) "Income taxes" in the prior year.

        These changes in accounting policies were applied retrospectively by restating the comparative figures.

Impact on distributable reserves	Opening reserves	Movement in equity	Profit before tax	Taxation	Minorities	Net
	R'000	R'000	R'000	R'000	R'000	R'000
March 2001
Effect of AC107 (revised)	35,800	1,147	—	2,144	—	39,091
Effect of AC116 (revised)	(22,208)	—	(2,277)	583	—	(23,902)
Employee compensation plans	(266,547)	2,007	(3,416)	(1,186)	98,472	(170,670)
Effect of Welkom debenture scheme	(42,340)	—	(29,105)	—	—	(71,445)

	(295,295)	3,154	(34,798)	1,541	98,472	(226,926)

March 2000
Effect of AC102 (revised)	20,328	—	—	854	—	21,182
Effect of AC107 (revised)	27,904	7,646	—	250	—	35,800
Effect of AC116 (revised)	(20,801)	—	(1,898)	491	—	(22,208)
Employee compensation plans	(146,359)	1,430	(284,736)	(1,034)	164,152	(266,547)
Effect of Welkom debenture scheme	(18,858)	—	(23,482)	—	—	(42,340)

	(137,786)	9,076	(310,116)	561	164,152	(274,113)

31.    CASH GENERATED FROM OPERATING ACTIVITIES

	31 March
	2002	2001	2000
	R'000	R'000	R'000
Earnings before depreciation and amortisation	709,176	179,863	321,458
Adjustment for:
Amortisation of programme and film rights	400,584	263,446	294,266
Profit on sale of property, plant and equipment	(3,633)	(2,479)	(4,985)
Other non-cash movements	29,403	(26,480)	(8,579)

	1,135,530	414,350	602,160
Changes to working capital	(431,626)	(503,705)	(72,887)

Inventory	43,318	(118,950)	23,156
Receivables	44,107	(185,862)	(392,595)
Payables and provisions	39,136	127,217	533,484
Programme and film rights	(558,187)	(326,110)	(236,932)

	703,904	(89,355)	529,273

32.    ACQUISITION OF SUBSIDIARIES

Fair value of assets and liabilities acquired:
Property, plant and equipment	63,278	73,207	93,755
Investments	4,800	335,522	5,162
Intangible assets	132,738	163,433	815,560
Net current assets / (liabilities)	(17,355)	(8,888)	90,572
Deferred taxation	(5,618)	(69,826)	40,945
Long-term liabilities	(15,921)	(14,515)	(187,496)

	161,922	478,933	858,498
Minority shareholders' interest	611,810	(2,037)	(586,170)
Carrying value of equity investment	—	—	(6,319)
Goodwill	41,718	5,873,904	306,548

Purchase consideration	815,450	6,350,800	572,557
Amount settled via share issues	(354,122)	(6,809,981)	—
Amounts owing in respect of subsidiaries	—	—	(380,154)
Settlement of amounts owing in respect of prior year purchases	—	360,862	—

Cash (received) / paid in respect of subsidiaries acquired	461,328	(98,319)	192,403

Cash (received) / paid in respect of subsidiaries acquired	461,328	(98,319)	192,403
Cash in subsidiaries acquired	(44,894)	(3,111)	(33,441)

Net (cash inflow) / outflow from acquisition of subsidiaries	416,434	(101,430)	158,962

33.    DISPOSAL OF SUBSIDIARY

	31 March
	2002	2001	2000
	R'000	R'000	R'000
Book value of tangible assets
Property, plant and equipment	26,830	6,587	30,562
Goodwill and other intangebles	62,434	29,295	—
Investments and loans	109,932	—	5,540
Net current liabilities	(59,441)	—	—
Net current liabilities	(51,048)	—	(38,058)

	88,707	35,882	(1,956)
Minorities	(734)	—	—
Profit / (loss) on sale	(76,223)	—	203,023

Selling price	11,750	35,882	201,067
Cash in subsidiaries disposed	(31,872)	—	—
Shares received as settlement	—	—	(201,067)

Net cash received for subsidiaries	(20,122)	35,882	—

34.    CASH AND CASH EQUIVALENTS

Cash and deposits	2,998,503	2,774,574	2,065,278
Bank overdrafts	(1,116,551)	(781,014)	(411,010)

	1,881,952	1,993,560	1,654,268

35.    BUSINESS AND GEOGRAPHICAL SEGMENTS

Primary reporting format—business segments

        The Group has determined that its primary reporting format for segments is based on its method of internal reporting that disaggregates its businesses by service or product. The Group's reportable business segments are subscriber platforms, print media, technology, book publishing, private education and corporate services. The Group's business is conducted in the following main business segments:

Subscriber platforms

  •
  Television platforms—through the Group's subsidiaries, associated companies and joint ventures based in Africa, the Middle East, the Mediterranean and Thailand, which generate revenue mainly from local customers.

  •
  Internet—through the Group's subsidiaries and joint ventures based in Africa, Thailand, China and Indonesia, which generate revenue mainly from local customers.

Print Media—through the Group's subsidiaries and associated companies in Southern Africa, which print and distribute various newspapers and magazines for the local market.

Technology—through the Group's subsidiaries based in the United States and the Netherlands, which generate income from customers based around the world.

Book publishing—through the Group's subsidiaries in Southern Africa, which generate income from mainly local customers.

Private education—through the Group's subsidiaries and associated companies in South Africa, which generate income mainly from local customers.

Corporate services—represent the Group's holding company head office infrastructure.

        The accounting policies applied by the reportable segments are consistent with the accounting policies applied in the consolidated financial statements, as described in note 2. The primary measure of segment performance is operating profit/loss.

	Subscriber platforms
March 2002	Television platforms	Internet	Print media	Technology	Book publishing	Private education	Corporate services	Eliminations	Consolidated total
	R'000	R'000	R'000	R'000	R'000	R'000	R'000	R'000	R'000
Revenue
External	5,590,707	547,055	2,102,305	475,137	609,859	510,587	959	—	9,836,609
Intersegmental	—	30,416	56,515	141,661	919	—	43,617	(273,128)	—

Total revenue	5,590,707	577,471	2,158,820	616,798	610,778	510,587	44,576	(273,128)	9,836,609

EBITDA	514,719	(333,184)	374,698	98,220	31,571	35,589	(12,437)	—	709,176
Depreciation	(353,728)	(131,524)	(101,528)	(16,906)	(10,043)	(22,105)	(324)	—	(636,158)
Amortisation	(22,496)	(287,926)	(5,139)	(32,816)	(1,061)	(23,996)	—	—	(373,434)

Operating profit/(loss)	138,495	(752,634)	268,031	48,498	20,467	(10,512)	(12,761)	—	(300,416)
Finance costs									(411,745)
Income from investments									3,831
Equity results									157,265
Exceptional items									5,062
Taxation									(147,814)
Minority interest									328,128

Net loss from continuing operations									(365,689)

Segment assets	6,499,653	1,216,332	1,627,123	6,229,928	376,471	607,215	6,250,191	(6,161,324)	16,645,589
Investment in associates	322,248	44	21,128	—	—	—	—	—	343,420
Investment in joint ventures	23,355	12,639	2,736	—	—	—	—	—	38,730
Segment liabilities	9,244,597	1,658,803	1,163,703	2,037,030	197,681	618,901	2,135,665	(6,161,324)	10,895,056
Capital expenditure	60,237	125,277	87,495	206,423	13,264	30,749	1,387	—	524,832
Amortisation of programme and film rights*	400,584	—	—	—	—	—		—	400,584
									—

* — Included in EBITDA

	Subscriber platforms
March 2001	Television platforms	Internet	Print media	Technology	Book publishing	Private education	Corporate services	Eliminations	Consolidated total
	R'000	R'000	R'000	R'000	R'000	R'000	R'000	R'000	R'000
Revenue
External	4,557,748	410,968	1,921,851	383,084	544,657	447,231	111	—	8,265,650
Intersegmental	7,162	7,863	45,390	65,827	142	—	5,707	(132,091)	—

Total revenue	4,564,910	418,831	1,967,241	448,911	544,799	447,231	5,818	(132,091)	8,265,650

EBITDA	341,751	(640,633)	336,764	103,837	21,816	27,466	(11,138)	—	179,863
Depreciation	(252,636)	(91,084)	(91,643)	(4,076)	(5,997)	(18,575)	(10)	—	(464,021)
Amortisation	(831)	(38,520)	(1,075)	(1,066)	(844)	(1,493)	—	—	(43,829)

Operating profit / (loss)	88,284	(770,237)	244,046	98,695	14,975	7,398	(11,148)	—	(327,987)
Finance costs									(301,487)
Income from investments									797
Equity results									(59,743)
Exceptional items									815,335
Taxation									(158,344)
Minority interest									183,531

Net income from continuing operations									152,102

Segment assets	4,249,550	935,023	1,512,632	9,098,490	419,334	607,835	4,589,972	(3,928,800)	17,484,036
Investment in associates	291,042	504	20,307	—	—	645	—	—	312,498
Investment in joint ventures	60,938	8,443	2,776	—	—	—	13,422	—	85,579
Segment liabilities	6,494,655	1,163,514	1,226,170	1,071,321	229,032	575,611	557,308	(3,928,800)	7,388,811
Capital expenditure	88,795	284,227	91,707	126,768	14,570	36,718	80	—	642,865
Amortisation of programme and film rights*	263,446	—	—	—	—	—	—	—	263,446
									—

* — Included in EBITDA

	Subscriber platforms
March 2000	Television platforms	Internet	Print media	Technology	Book publishing	Private education	Corporate services	Eliminations	Consolidated total
	R'000	R'000	R'000	R'000	R'000	R'000	R'000	R'000	R'000
Revenue
External	3,893,608	239,302	1,652,617	318,841	434,349	131,399	—	—	6,670,116
Intersegmental	28,324	13,307	25,296	45,196	—	—	—	(112,123)	—

Total revenue	3,921,932	252,609	1,677,913	364,037	434,349	131,399	—	(112,123)	6,670,116

EBITDA	229,426	(342,552)	285,355	134,760	21,266	6,339	(13,136)	—	321,458
Depreciation	(203,848)	(55,394)	(69,737)	(1,686)	(6,710)	(4,303)	—	—	(341,678)

Operating profit / (loss)	25,578	(397,946)	215,618	133,074	14,556	2,036	(13,136)	—	(20,220)
Finance costs									(199,342)
Income from investments									2,765
Equity results									(7,110)
Exceptional items									3,817,287
Taxation									(67,053)
Minority interest									(264,306)

Net profit from continuing operations									3,262,021

Secondary reporting format—geographical segments

        The Group operates in five main geographical areas:

        Africa—The Group derives revenues from television platform services, print media activities, internet services, technology products and services, book publishing and private education from this region. Additionally, the Group provides internet services and generates revenue from interactive television and technology products and services, provided by subsidiaries based in the United States of America and the Netherlands. The activities in the Republic of South Africa are the most significant in this segment.

        Mediterranean—The Group generates revenue from television platform services with operations in Greece and Cyprus. Additionally, the Group provides internet services and generates revenue from interactive television and technology products and services, provided by subsidiaries based in the United States of America and the Netherlands.

        Asia—The Group's activities comprise its interest in the television platform operations of UBC, based in Thailand, and internet activities based in Thailand, Indonesia and China. Furthermore, the Group generates revenue from interactive television and technology products and services, provided by subsidiaries based in the United States of America and the Netherlands.

        United States of America—The Group's activities comprise its interest in OpenTV, providing interactive television, based in the United States of America. Irdeto Access also delivers products to its customers in the USA. The external revenue figures below relates to revenues from continuing operations and therefore excludes OpenTV's revenue, although the assets of OpenTV are still included in segment assets.

        Other—includes the Group's subsidiaries, providing interactive television and technology products, located mainly in the Netherlands. It also includes the assets of MIH Limited, based in the British Virgin Islands, which mainly comprises cash and investments in Group companies.

	Africa
	South Africa	Rest of Africa	USA	Mediterranean	Asia	Other	Adjustments		Consolidated Total
	R'000	R'000	R'000	R'000	R'000	R'000	R'000		R'000
March 2002
External revenue	6,758,560	1,233,491	56,005	1,283,146	272,181	233,226	—		9,836,609
Segment assets	5,292,057	2,234,609	5,783,523	2,188,701	883,945	6,424,078	(6,161,324	)(a)	16,645,589
Capital expenditure	203,717	33,056	160,059	15,394	67,828	44,778	—		524,832
March 2001
External revenue	6,015,200	758,515	47,912	1,097,637	167,784	178,601	—		8,265,649
Segment assets	4,252,659	1,606,809	8,766,722	1,583,870	1,027,226	4,175,550	(3,928,800	)(a)	17,484,036
Capital expenditure	276,095	23,455	87,478	40,048	159,378	56,411	—		642,865
March 2000
External revenue	4,931,922	574,213	43,988	893,959	106,458	119,576	—		6,670,116

(a)
Represents adjustments to the assets and liabilities of the segments relating to inter-segment loans and investments that eliminate on consolidation.

36.    FINANCIAL RISK MANAGEMENT

      The Group's financial instruments consist primarily of cash deposits with banks, money-market instruments, short-term investments, accounts receivable and payable, and loans to and from associates and others. The carrying value of these financial instruments approximates fair value.

        In the normal course of operations, the Group is inter alia exposed to credit, foreign currency, interest rate and liquidity risks. In order to manage these risks, the Group may enter into transactions that make use of financial instruments. These instruments include foreign currency forward contracts and interest rate swaps. The Group does not speculate or engage in the trading of financial instruments. Since the Group utilises derivative instruments for risk management, market risk relating to these derivative instruments will be offset by changes in the valuation of the underlying assets, liabilities or other transactions being hedged.

Credit risk

        Receivables consist primarily of invoiced amounts from normal trading activities and the Group has a large diversified customer base across many geographical areas. Strict credit control is exercised through monitoring customers' payment history and when neccessary provision made for both specific and general doubtful accounts. As at 31 March 2002, the directors were unaware of any significant unprovided or uninsured concentration of credit risk.

        The Group is exposed to certain concentrations of credit risk relating to its cash and current investments. It places its cash and current investments only with major banking groups and high-quality institutions that have high credit ratings. The Group's policy is designed to limit exposure to any one institution and invest its excess cash in low-risk investment accounts. The counter-parties that are used by the Group are evaluated on a continuous basis. No losses have been experienced on such accounts. At 31 March 2002 cash and current investments were held with numerous financial institutions.

Liquidity risk

        In terms of the articles of association of the company, no limitation is place on its borrowing capacity. The Group had the following undrawn banking facilities as at 31 March 2002 and 2001:

	31 March
	2002	2001
	R'000	R'000
On Call	836,947	414,651
Expiring within one year	172,207	1,274,090
Expiring beyond one year	—	60,000

	1,009,154	1,748,741

        The facilities expiring within one year are subject to renewal at various dates during the next year.

Interest rate and equity market risk

        As part of the process of managing the Group's fixed and floating borrowings mix, the interest rate characteristics of new borrowings and the refinancing of existing borrowings are positioned according to expected movements in interest rates. Where appropriate, the Group uses derivative instruments, such as interest rate swap agreements, purely for hedging purposes. The interest rate profile of the loans as at 31 March 2002 was as follows:

	Interest-free	Floating	Fixed 1 - 12 month	Fixed more than 12 months	Total
	R'000	R'000	R'000	R'000	R'000
Loans	677,674	916,568	65,184	4,114,537	5,773,963
% of loans	11.74	15.87	1.13	71.26	100.00

Foreign currency management

        The Group's functional currencies are generally the local currencies of the countries in which it operates. All transactions in currencies other than the given functional currency are recorded at the rate of exchange of the transaction. Any resulting exchange differences are included in current results. The cumulative translation effects of translating the financial statements using functional currencies other than the South African Rand to the reporting currency, are included in the foreign currency translation adjustment in shareholders' equity and are only included in net earnings upon sale or liquidation of the underlying investments.

Foreign currency exchange commitments

        The group had the following forward foreign currency exchange contract liabilities:

	31 March 2002		31 March 2001
	Foreign currency amount '000	R'000	Foreign currency amount '000	R'000
US dollar	80,058	908,970	103,892	774,203
Sterling	3,307	48,509	2,051	22,772
Euro	6,385	64,545	5,115	36,397
German mark	—	—	616	2,299
Hong Kong dollar	784	1,103	80	72
Australian dollar	352	2,268	438	1,777
Singapore dollar	—	—	46	113
Swiss franc	959	4,702	—	—

Uncovered foreign liabilities

        The group had the following uncovered foreign liabilities:

	Foreign currency amount		Foreign currency amount R'000
	'000	R'000	R'000	R'000
US dollar	158,364	1,798,186	105,133	839,891
German mark	—	—	65	232
Sterling	179	2,890	247	2,821
Dutch guilder	35	183	171	504
Swiss franc	26	175	31	143
Euro	19	191	1,454	10,241
Cyprian pound	48	836	—	—
Australian dollar	—	—	23	122

Foreign exchange rates

        The exchange rates used by the Group to translate foreign entities' income statements and balance sheets are as follows:

	31 March 2002		31 March 2001
Currency (1 ZAR =)	Average rate	Closing rate	Average rate	Closing rate
US dollar	0.1040	0.0880	0.1364	0.1250
Cyprian pound	0.0683	0.0578	0.0865	0.0818
Greek drachma	40.2786	34.4444	51.1492	48.9583
Nigerian niara	11.7595	10.2221	14.8195	13.8375
Dutch guilder	0.2605	0.2228	0.3319	0.3166
Thai baht	4.6288	3.8345	5.7063	5.6125
Chinese yuan renminbi	0.8603	0.7288	1.1257	1.0335

        The average rates listed above are only approximate average rates for the year, as the Group measures separately the transactions of each of its material operations using the particular currency of the primary economic environment in which the operation conducts its business, using the prevailing exchange rate at the transaction date.

37.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair values were calculated as at 31 March 2002 by using market information and other relevant valuation techniques, and do not necessarily represent the values that the Group will realise in the normal course of business. The carrying amount of cash and cash equivalents approximates fair value as a consequence of the short maturities of these instruments. Marketable securities are stated at fair value. The fair value of long-term private equity investments is based on the directors' valuation. The value of forward exchange contracts is based on quoted market prices. A comparison of the carrying value and fair value of financial instruments is as follows:

	31 March 2002		31 March 2001
	Carrying value	Fair value	Carrying value	Fair value
	R'000	R'000	R'000	R'000
Assets:
Cash and cash equivalents	1,881,952	1,881,952	1,993,560	1,993,560
Receivables	1,925,662	1,925,662	1,631,267	1,631,267
Marketable debt and equity securities	1,222,611	1,222,611	832,192	832,192
Investments and loans	628,142	628,142	731,341	731,341
Liabilities
Payables and provisions	3,685,653	3,685,653	2,812,796	2,812,796
Short-term loans	849,825	849,825	464,142	464,142
Long-term liabilities	4,924,138	4,924,138	3,067,634	3,067,634
Off-balance-sheet instruments
Forward exchange contracts	—	251,859	—	56,918

38.    RETIREMENT BENEFITS

        The Group provides retirement benefits for its employees by way of various separate defined contribution pension and provident funds. All permanent employees have access to these funds. Contributions to these funds are paid on a fixed scale.

        An amount of R151.7 million (2001: R103.3 million) was recognised as an expense in relation to the Group's retirement funds. The amount relating to 2001 represents the net amount after the recognition of contribution holidays of R34.0 million. No contribution holiday was accounted for in the current year as it came to an end during the 2001 financial year.

39.    SUBSEQUENT EVENTS

        On 27 August 2002, MIH Limited sold its 38.4% effective economic interest in OpenTV to Liberty Media Corporation and LDIG OTV, Inc. for a purchase price of approximately approximately U.S. $46.2 million, before disposal costs, and 15.38 million shares of Liberty Media Corporation common stock. Disposal costs are estimated to be U.S. $15 million. As a result of the sale, OpenTV has been treated as a discontinued operation in Naspers' financial statements for the three fiscal years ended 31 March 2002.

        In addition, in connection with the sale of OpenTV, MIH Limited obtained an option for long term access in its operating territories to the Liberty Broadband Interactive Television interactive technologies for consideration of U.S. $17 million and MultiChoice Africa, a subsidiary of MIH Limited, paid U.S. $4.5 million to OpenTV under an operating agreement for the deployment of OpenTV's advanced interactive television technologies and bundled content.

        On 26 July 2002, MIH Limited (through its subsidiary Myriad International Holdings BV) and Fidelity Management S.A. entered into a share subscription agreement and a share sale agreement under which Fidelity will acquire a 22% interest in NetMed NV, MIH Limited's pay-television subsidiary in Greece, for a cash purchase price of U.S. $5 million plus a cash payment equal to the amount calculated with reference to the value of the subscriber base to be acquired by NetMed. Fidelity is owned by affiliates of the shareholders of Alpha Digital Synthesis S.A., a company that recently established a competing pay-television service in Greece. The completion of this transaction was subject to the approval of the Greek Competition Committee. Myriad, Fidelity and NetMed did not receive the required approval from the Greek Competition Committee within the applicable period and MIH Limited accordingly believes that the subscription and sale agreements have ceased to have effect. The consequences, including litigation with Fidelity or Alpha Digital, likely to result from these developments are uncertain.

        Subsequent to year-end, the Group increased its investment in Cable Network Egypt (CNE) from 10% to 16.5%. The business of MultiChoice Egypt Limited is being liquidated and its remaining assets have been sold to CNE in exchange for the additional interest acquired in CNE.

40.    EQUITY COMPENSATION BENEFITS

        The following share incentive plans were in operation during the financial year:

Naspers Limited

        On 14 August 1987, the Group established the Naspers Share Incentive Trust (the Naspers Plan) under which it may award options for no more than 11% of the total number of ordinary shares in issue. Share options may be granted with an exercise price of not less than 100% of the market value of the shares at the time of the grant. One third of the shares generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the share options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

        Activity in terms of the Naspers Plan is as follows:

	31 March 2002		31 March 2001		31 March 2000
	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)
Outstanding at 1 April	6,406,470	26.87	6,381,920	26.18	6,001,620	24.98
Granted	413,050	25.31	198,500	49.85	531,650	38.54
Exercised	(129,230)	21.22	(46,283)	26.24	(7,500)	21.22
Forfeited	(314,143)	25.73	(127,667)	27.98	(143,850)	22.15

Outstanding at 31 March	6,376,147	25.56	6,406,470	26.87	6,381,920	26.18

        The following table summarises information about the share allotments outstanding at 31 March 2002.

	Shares outstanding			Shares currently exercisable
Range of exercise price (ZAR)	Number outstanding at 31 March 2002	Weighted average remaining contractual life (years)	Weighted average exercise price (ZAR)	Exercisable at 31 March 2002	Weighted average exercise price (ZAR)
10.00 - 15.00	5,500	9.61	14.41	—	—
15.01 - 20.00	15,000	9.75	19.60	—	—
20.01 - 25.00	2,040,927	6.67	21.26	680,309	21.26
25.01 - 30.00	3,731,870	6.92	27.28	1,118,140	27.45
30.01 - 35.00	275,300	7.58	31.75	—	—
35.01 - 40.00	6,000	5.75	39.97	4,000	39.79
40.01 - 45.00	52,600	7.80	42.12	9,883	43.65
45.01 - 50.00	44,550	7.67	45.13	—	—
50.01 - 60.15	204,400	8.01	58.12	—	—

	6,376,147			1,812,332

Media24 Limited

        On 31 August 2000 the Group established the Media24 Share Trust (the Media24 Plan) in terms of which it may award options for no more than 15% of the total number of ordinary shares in issue. Share options may be granted with an exercise price of not less than 100% of the fair value of the shares at the time of the grant. One third of the shares generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the share options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

        Activity in terms of the Media24 Plan is as follows:

	31 March 2002		31 March 2001
	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)
Outstanding at 1 April	6,238,288	6.92	—	—
Granted	1,374,560	6.04	6,249,068	6.92
Forfeited	(486,581)	6.92	(10,780)	6.92

Outstanding at 31 March	7,126,267	6.75	6,238,288	6.92

        The following table summarises information about the share allotments outstanding at 31 March 2002.

	Shares outstanding
Exercise price (ZAR)	Number outstanding at 31 March 2002	Weighted average remaining contractual life (years)
6.04	1,352,690	9.62
6.92	5,773,577	8.71

	7,126,267

        As at 31 March 2002, no allotments were exercisable.

Educor Limited

        On 12 June 2001, the Group established the Educor Share Incentive Scheme (the Educor Plan) in terms of which it may award options for no more than 20% of the total number of ordinary shares in issue. Share options may be granted with an exercise price of not less than 100% of the fair value of the shares at the time of the grant. One third of the shares generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the share options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

        Activity in terms of the Educor Plan is as follows:

	31 March 2002
	Shares	Weighted average exercise price (ZAR)
Outstanding at 1 April	—	—
Granted	14,535,605	0.90
Forfeited	(2,886,000)	0.90

Outstanding at 31 March	11,649,605	0.90

        The following table summarises information about the share allotments outstanding at 31 March 2002:

	31 March 2002
Range of exercise price (ZAR)	Outstanding at 31 March 2002	Weighted average remaining contractual life (years)
0.90	11,649,605	9.29

	11,649,605

        As at 31 March 2002, no share allotments were exercisable.

Paarl Media Holdings Limited

        On 29 May 2001, the Group established the Paarl Media Holdings Share Trust (the Paarl Media Plan) in terms of which it may award options for no more than 5% of the total number of ordinary shares in issue. Share options may be granted with an exercise price of not less than 100% of the fair value of the shares at the time of the grant. One third of the shares generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the share options and expire after five years. Unvested shares are subject to cancellation upon expiration or termination of employment.

        Activity in terms of the Paarl Media Plan is as follows:

	31 March 2002
	Shares	Weighted average exercise price (ZAR)
Outstanding at 1 April	—	—
Granted	2,429,000	4.80
Forfeited	—	—

Outstanding at 31 March	2,429,000	4.80

        The following table summarises information about the share allotments outstanding at 31 March 2002:

	31 March 2002
Range of exercise price (ZAR)	Outstanding at 31 March 2002	Weighted average remaining contractual life (years)
4.8	2,429,000	9.50

	2,429,000

        As at 31 March 2002, no share allotments were exercisable.

M-Web Holdings Limited

        On 19 February 1998, the Group established the M-Web Share Trust (the M-Web Plan) under which it may award options for no more than 5% of the total number of ordinary shares in issue. Share options may be granted with an exercise price of not less than 100% of the fair value of the shares at the time of the grant. One third of the shares generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the share options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

        Activity in terms of the M-Web Plan is as follows:

	31 March 2002		31 March 2001		31 March 2000
	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)
Outstanding at 1 April	26,508,682	3.99	26,568,311	4.13	18,101,960	4.02
Granted	—	—	3,522,684	3.21	11,642,028	4.25
Exercised	—	—	(843,089)	3.54	(1,068,155)	3.70
Forfeited	25,832,333	3.99	(2,739,224)	4.51	(2,107,522)	3.99

Outstanding at 31 March	676,349	3.99	26,508,682	3.99	26,568,311	4.13

        The following table summarises information about the share allotments outstanding at 31 March 2002:

	Shares outstanding			Shares currently exercisable
Range of exercise price (ZAR)	Number outstanding at 31 March 2002	Weighted average remaining contractual life (years)	Weighted average exercise price (ZAR)	Exercisable at 31 March 2002	Weighted average exercise price (ZAR)
1.75 - 3.49	172,970	7.15	2.80	27,167	2.88
3.50 - 4.16	266,983	5.91	3.95	128,497	3.87
4.17 - 5.02	236,396	6.96	4.54	90,634	4.30

	676,349			246,298

MIH Holdings Limited

        In terms of the plan, MIH Holdings may grant options to its employees for up to 26,4 million shares of MIH Holdings' ordinary share capital. Shares may be granted with an exercise price of not less than 100% of the market value of the shares at the time of the grant. One third of the shares generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the share options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

        Activity in terms of the MIH Holdings Plan is as follows:

	31 March 2002		31 March 2001		31 March 2000
	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)
Outstanding at 1 April	10,138,677	17.03	10,931,936	16.18	12,515,670	13.82
Granted	2,163,542	7.73	935,582	43.20	869,264	39.99
Exercised	(327,627)	13.74	(759,088)	14.11	(231,514)	14.21
Forfeited	(886,163)	17.90	(661,813)	35.11	(2,221,484)	13.52
Cancelled	—	—	(307,940)	56.34	—	—

Outstanding at 31 March	11,088,429	15.25	10,138,677	17.03	10,931,936	16.18

        The following table summarises information about the share allotments outstanding at March 31, 2002:

	Shares outstanding			Shares currently exercisable
Range of exercise price (ZAR)	Number outstanding at 31 March 2002	Weighted average remaining contractual life (years)	Weighted average exercise price (ZAR)	Exercisable at 31 March 2002	Weighted average exercise price (ZAR)
5.60 - 10.00	2,727,236	8.05	6.92	678,249	7.88
10.01 - 15.00	2,738,516	6.32	13.02	942,944	13.06
15.01 - 22.50	4,973,539	5.21	16.52	2,621,397	16.47
22.51 - 58.00	492,383	8.20	42.18	2,940	39.95
74.00	156,755	7.96	74.00	—	—

	11,088,429			4,245,530

MIH Limited

        On 25 March 1999 the Group established the MIH Limited Share Scheme (the MIH Limited Plan) in terms of which it may award options for no more than 10% of the total number of ordinary shares. Share options may be granted with an exercise price of not less than 100% of the market value of the shares at the time of the grant. One third of the shares generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the share options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

        Activity in terms of the MIH Limited Plan is as follows:

	31 March 2002		31 March 2001		31 March 2000
	Shares	Weighted average exercise price (US$)	Shares	Weighted average exercise price (US$)	Shares	Weighted average exercise price (US$)
Outstanding at 1 April	2,784,938	17.26	1,826,249	17.41	—	—
Granted	1,697,811	7.18	1,081,059	20.03	1,993,877	16.27
Exercised	—	—	—	—	(78,833)	12.76
Forfeited	(129,733)	26.94	(53,680)	16.80	(88,795)	20.60
Cancelled	(228,856)	29.32	(68,690)	63.25	—	—

Outstanding at 31 March	4,124,160	13.30	2,784,938	17.26	1,826,249	17.41

        The following table summarises information about the share allotments outstanding at 31 March 2002:

	Shares outstanding
Range of exercise price (US$)	Number outstanding at 31 March 2002	Weighted average remaining contractual life (years)	Weighted average exercise price (US$)
3.85 - 7.42	1,620,611	9.79	5.68
10.57 - 20.00	2,244,274	7.64	13.68
20.01 - 34.88	255,465	8.14	32.60
52.38 - 71.50	3,810	7.83	61.46

	4,124,160

        As of 31 March 2002 no share allocations were exercisable.

Mindport Holdings Limited

        On 14 October 1999 Mindport Holdings Limited established the Mindport Holdings Limited Share Scheme (the MHL Plan), the Mindport Integrated Business Systems Share Scheme (the MIBS Plan) and the Irdeto Access Share Scheme (the IA Plan). In terms of the schemes, options of no more than 10% of the total number of ordinary shares of Mindport Holdings Limited, Mindport Integrated Business Systems BV and Irdeto Access BV may be awarded. Share options may be granted with an exercise price of not less than 100% of the fair value of the shares at the time of the grant. One third of the shares generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the share options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

	31 March 2002		31 March 2001		31 March 2000
	Shares	Weighted average exercise price (US$)	Shares	Weighted average exercise price (US$)	Shares	Weighted average exercise price (US$)
Activity in terms of the MHL Plan is as follows:
Outstanding at 1 April	1,110,009	9.22	1,153,441	9.22	—	—
Granted	—	—	—	—	2,044,010	9.22
Exercised	(71,760)	9.22	(38,372)	9.22	(842,683)	9.22
Forfeited	(20,640)	9.22	(5,060)	9.22	(47,886)	9.22

Outstanding at 31 March	1,017,609	9.22	1,110,009	9.22	1,153,441	9.22

Activity in terms of the MIBS Plan is as follows:
Outstanding at 1 April	215,167	9.04	154,895	8.83	—	—
Granted	—	0	134,348	9.48	187,612	8.83
Forfeited	(31,960)	9.04	(74,076)	9.40	(32,717)	8.83

Outstanding at 31 March	183,207	9.04	215,167	9.04	154,895	8.83

Activity in terms of the IA Plan is as follows:
Outstanding at 1 April	553,560	11.17	254,703	8.30	—	—
Granted	136,044	12.35	299,747	13.60	296,954	8.30
Exercised	(71,694)	10.15	—	—	—	—
Forfeited	(22,551)	12.79	(890)	8.30	(42,251)	8.30

Outstanding at 31 March	595,359	11.50	553,560	11.17	254,703	8.30

        The following table summarises information about the share allotments outstanding at 31 March 2002:

Range of exercise price			Outstanding as of 31 March 2002			Remaining contractual life (years)
MHL	MIBS	IA	MHL	MIBS	IA	MHL	MIBS	IA
$9.22	$8.83	$8.30	1,017,609	124,950	249,012	7.54	7.54	7.54
—	9.48	12.00	—	58,257	59,862	—	8.46	8.38
—	—	14.00	—	—	222,135	—	—	8.75
—	—	14.80	—	—	64,350	—	—	9.58

			1,017,609	183,207	595,359

        As of 31 March 2002 no share allotments were exercisable.

M-Web China (BVI) Limited and M-Web Thailand (BVI) Limited

        On 14 May 2000 M-Web China (BVI) Limited established the M-Web China (BVI) Limited Share Trust and M-Web Thailand (BVI) Limited established the M-Web Thailand (BVI) Limited Share Trust. In terms of the schemes, options of no more than 15% of the total number of ordinary shares of M-Web China (BVI) Limited and M-Web Thailand (BVI) Limited, respectively may be awarded. Share options may be granted with an exercise price of not less than 100% of the fair value of the shares at the time of the grant. One quarter of the options generally vest at the anniversary of each of the first, second, third and fourth years after the grant date of the share options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

        Activity in terms of the M-Web China (BVI) Limited Plan is as follows:

	31 March 2002		31 March 2001
	Shares	Weighted average exercise price (US$)	Shares	Weighted average exercise price (US$)
Outstanding at 1 April	2,705,293	1.00	—	—
Granted	—	—	2,910,271	1.00
Forfeited	(686,982)	1.00	(204,978)	1.00

Outstanding at 31 March	2,018,311	1.00	2,705,293	1.00

        Activity in terms of the M-Web Thailand (BVI) Limited Plan is as follows:

	31 March 2002		31 March 2001
	Shares	Weighted average exercise price (US$)	Shares	Weighted average exercise price (US$)
Outstanding at 1 April	2,130,535	1.00	—	—
Granted	—	—	2,230,531	1.00
Forfeited	(169,994)	1.00	(99,996)	1.00

Outstanding at 31 March	1,960,541	1.00	2,130,535	1.00

        The following table summarises information about the share allotments outstanding at 31 March 2002:

M-Web China (BVI) Limited

	Shares outstanding		Shares currently exercisable
Range of exercise price (US$)	Number outstanding at 31 March 2002	Weighted average remaining contractual life (years)	Exercisable at 31 March 2002	Weighted average exercise price (US$)
1.00	2,018,311	8.13	504,578	1.00

	2,018,311		504,578

M-Web Thailand (BVI) Limited

	Shares outstanding		Shares currently exercisable
Range of exercise price (US$)	Number outstanding at 31 March 2002	Weighted average remaining contractual life (years)	Exercisable at 31 March 2002	Weighted average exercise price (US$)
1.00	1,960,541	8.13	490,135	1.00

	1,960,541		490,135

OpenTV Corp.

Option Plans

        Options are currently outstanding under the following plans: (i) the Amended and Restated OpenTV Corp. 1999 Share Option/Share Issuance Plan (the 1999 Plan), (ii) the Amended and Restated OpenTV Corp. 1998 Option/Stock Issuance Plan (the 1998 Plan), (iii) the 2001 Non-statutory Stock Option Plan (the 2001 Plan), (iv) option plans assumed in connection with the Spyglass merger (collectively, the Assumed Spyglass Plans), and option plans assumed in connection with the CableSoft merger (the Assumed CableSoft Plans).

        OpenTV Corp. issued options from the 1999 Plan and the 2001 Plan. The compensation committee of their board of directors administers the 1999 Plan. The committee has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 1999 Plan. The committee has discretion to determine grant recipients, vesting requirements, exercise prices and other terms and conditions of award eligibility. The options may be incentive share options or non-statutory options. Consistent with the foregoing, options are generally granted at an exercise price equal to the fair market value on the date of grant and vest 25% after 12 months of continuous service with OpenTV and 1/48th over each o the next 36 months. The term of the options generally is 10 years from the date of grant. Unexercised options generally expire three months after termination of employment with OpenTV. A total of 8,980,000 Class A Ordinary Shares has been reserved for issuance under the 1999 Plan since its inception, and as of 31 March 2002 options to purchase 6,178,936 Class A Ordinary Shares were outstanding under the 1999 Plan.

        Under the 2001 Plan, the compensation committee of the board of directors has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 2001 Plan. Only non-statutory options can be granted. A total of 500,000 Class A ordinary shares have been reserved for issuance under the 2001 Plan, and as of 31 March 2002 options to purchase 205,164 Class A ordinary shares were outstanding.

        Effective as of 23 October 1999 options to purchase 5,141,114 shares of Class A common stock of OpenTV Corp. in terms of the 1998 Plan were assigned to and assumed by OpenTV Corp. and these options thereafter represented the right to purchase in terms of the 1999 Plan an identical number of Class A ordinary shares of OpenTV. The remainder of the options then outstanding in terms of the 1998 Plan were not assigned to and assumed by OpenTV Corp. The 1998 Plan will remain in existence for the sole purpose of governing those remaining options until such time as such options have been exercised and the underlying shares have become transferable to the holders. Options or shares awarded in terms of the 1998 Plan that are forfeited or cancelled will no longer be available for issuance in terms of the 1998 Plan. As of 31 March 2002, options to purchase 150,000 shares of OpenTV Inc.'s Class A common stock were outstanding in terms of the 1998 Plan.

        All of the options to purchase Spyglass common stock outstanding in terms of the Assumed Spyglass Plans were converted in the Spyglass merger, and all of the options to purchase CableSoft common stock outstanding in terms of the Assumed CableSoft Plans were converted in the CableSoft merger into options to purchase OpernTV's Class A ordinary shares. As of 31 March 2002 options to purchase 1,095,363 and 53,372 of OpenTV's Class A ordinary shares were outstanding under the Assumed Spyglass Plans and the Assumed CableSoft Plans (collectively, the Assumed Plans). The Assumed Plans will remain in existence for the sole purpose of governing these remaining options, until such time as such options have been exercised and the underlying shares have become transferable by the holders. Options awarded in terms of the Assumed Plans that are forfeited or cancelled will no longer be available for issuance in terms of Assumed Plans, and no new options will be granted to employees in terms of the Assumed Plans.

        Activity in terms of the Plan is as follows:

	31 March 2002		31 March 2001		31 March 2000
	Shares	Weighted average exercise price (US$)	Shares	Weighted average exercise price (US$)	Shares	Weighted average exercise price (US$)
Outstanding at 1 April	8,077,930	16.50	5,353,562	7.31	4,733,249	1.05
Options cancelled under the 1998 Plan	—	—	—	—	(5,141,104)	—
Options assumed under the 1999 Plan	—	—	—	—	5,141,104	—
Options related to Spyglass acquisition	—	—	2,023,219	23.36	—	—
Options related to Cablesoft acquisition	—	—	148,031	1.95	—	—
Granted	1,777,711	9.83	3,461,220	27.87	2,812,460	10.70
Exercised	(783,513)	2.63	(1,609,854)	3.74	(1,757,351)	1.05
Forfeited/Cancelled	(1,539,293)	19.45	(1,298,248)	36.43	(434,796)	3.96

Outstanding at 31 March	7,532,835	15.77	8,077,930	16.50	5,353,562	7.31

        The following table summarises information about the share options outstanding at 31 March 2002:

	Shares outstanding		Shares currently exercisable
Range of exercise price (US$)	Number outstanding at 31 March 2002	Weighted average exercise price (US$)	Number exercisable at 31 March 2002	Weighted average exercise price (US$)
— - 10.0	4,675,691	6.05	2,368,415	4.27
11.0 - 20.0	1,351,119	14.30	751,303	14.70
21.0 - 30.0	165,873	23.93	78,440	25.28
31.0 - 40.0	324,627	33.19	122,898	33.19
41.0 - 50.0	553,171	46.10	273,910	46.33
51.0 - 60.0	354,049	54.25	137,211	54.24
81.0 - 100.0	108,305	83.51	7,052	90.02

	7,532,835		3,739,229

        As at 31 March 2002, 2001 and 2000 vested options to purchase 3,739,229; 2,919,555; and 4,537,711 shares of common stock respectively were unexercised.

41.    Differences between South African Statements of Generally Accepted Accounting Practice and United States Generally Accepted Accounting Principles

        The Group's consolidated financial statements are prepared in accordance with statements of Generally Accepted Accounting Practice in South Africa (SA GAAP), which differ in certain material respects from accounting principles generally accepted in the United States of America (US GAAP). Such differences include methods for measuring and presenting the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP. The principal differences between SA and US GAAP are presented below together with explanations of certain adjustments that effect consolidated net (loss)/income and total shareholders' equity as of and for the years ended 31 March 2002 and 2001:

		Year ended 31 March
		2002	2001
		(R'000)	(R'000)
Net (loss)/income under SA GAAP		(1,923,250)	999,928
US GAAP adjustments:
(a)	Business combinations	(2,316,770)	(1,066,888)

	(i) Date of acquisition	—	137,755
	(ii) Value of purchase consideration	(2,299,287)	(1,204,643)
	(iv) Acquired in-process research and development	(17,483)	—

(b)	Reinstatement of goodwill written off against reserves	(1,029,006)	(1,136,488)
(c)	Reinstatement of other intangible assets written off against reserves	(229,503)	(263,507)
(d)	Impairment of goodwill	(5,469,895)	—
(e)	Impairment of other intangible assets	—	(416,722)
(f)	Share based compensation	(103,391)	(64,717)
(g)	Provision for teach-out costs	52,261	—
(h)	Write-back of asset impairment	(10,269)	(19,063)
(i)	Performance warrants	—	(11,800)
(j)	Equity accounting for UBC	57,576	43,872
(k)	Adjustment to dilution (losses)/gains	(253,592)	7,891,373
(l)	Unrealised loss on marketable securities	(179,268)	137,554
(m)	Derivative financial instruments	232,476	—
(n)	Post-retirement employee benefits	(34,200)	(31,800)
(o)	Software and website development costs	(504)	6,815
	Effect of adjustments on taxation	110,198	181,434
	Effect of adjustments on minority interests	5,850,172	(4,995,490)

(Loss)/income under US GAAP before change in accounting principle		(5,246,965)	1,254,501
Cumulative effect of change in accounting principle		18,434	—

Net (loss)/income under US GAAP		(5,228,531)	1,254,501

		Year ended 31 March
		2002	2001
		(R'000)	(R'000)
Total shareholders' equity under SA GAAP		1,386,416	2,552,664
US GAAP adjustment:
(a)	Business combinations	4,884,518	6,698,340

	(i) Date of acquisition	168,541	168,515
	(ii) Value of purchase consideration	5,237,110	7,032,369
	(iii) Exchange of nonmonetary assets	(502,545)	(502,545)
	(iv) Acquired in-process research and development	(18,589)	—

(b)	Reinstatement of goodwill written off against reserves	2,985,174	4,012,584
(c)	Reinstatement of other intangible assets written off against reserves	609,404	838,907
(d)	Impairment of goodwill	(5,469,895)	—
(e)	Impairment of other intangible assets	(416,722)	(416,722)
(f)	Share based compensation	(350,006)	(237,783)
(g)	Provision for teach-out costs	52,261	—
(h)	Write-back of asset impairment	(33,762)	(19,806)
(i)	Performance warrants	(220,837)	(197,071)
(j)	Equity accounting for UBC	(46,915)	(89,798)
(k)	Adjustment to dilution (losses)/gains	(869,554)	(544,058)
(m)	Derivative financial instruments	470,156	—
(n)	Post-retirement employee benefits	8,000	42,200
(o)	Software and website development costs	9,598	10,102
	Effect of adjustments on taxation	282,871	244,196
	Effect of adjustments on minority interests	(131,469)	(5,769,690)

Total shareholders' equity under US GAAP		3,149,238	7,124,065

(a)    Business combinations

        Under both SA GAAP and US GAAP, the acquisitions of the Group have been accounted for under the purchase method. Both SA GAAP and US GAAP require the purchase consideration to be allocated to the identifiable net assets acquired at their fair value at the date of acquisition, with the difference between the consideration and the fair value of the identifiable net assets acquired recorded as goodwill. Certain differences between SA GAAP and US GAAP in the application of the purchase method of accounting for business combinations arise as set out below:

  (i)
  Date of acquisition

          Under SA GAAP, before the implementation of AC 131 "Business Combinations", the date on which earnings of an acquired entity were included in the Group's consolidated results of operations could be based on an effective date identified in the acquisition agreement when management control is ceded. Under US GAAP, when regulatory approval or other substantive conditions precedent exist, the consummation of the acquisition is not considered effective until such conditions are satisfied and irrevocable control of the company is obtained. This adjustment includes the effect of reversing the results of operations and impact on shareholders' equity for the period for which the acquired entities would not have been consolidated under US GAAP. The impact on goodwill and other intangible assets as a result of the different dates of acquisition under US GAAP, net of accumulated amortisation, are included separately in notes (b) and (c) below.

  (ii)
  Value of purchase consideration

          Under SA GAAP, the value of the shares issued as consideration for the Spyglass acquisition in fiscal year 2001 and the value of the additional 18.59% interest Naspers acquired in M-Web Holdings Limited in fiscal year 2002 in exchange for Naspers Class N ordinary shares were measured using the market value of the respective shares on the consummation dates of the transactions. Under US GAAP, the value of the shares issued is measured using the average market value of the shares a few days before and after the announcement date. In addition, under US GAAP, the fair value of options issued to replace Spyglass options is recorded as part of the purchase consideration, based on the fair value of the options outstanding at the acquisition date. As a result, the value of the purchase consideration and the related dilution gain (see (i) below) under US GAAP was R8.0 billion higher than SA GAAP for the Spyglass acquisition. The value of the purchase consideration was R15.6 million lower for the M-Web transaction than that recorded under SA GAAP. The difference in the value of the purchase consideration was allocated to goodwill under US GAAP and is being amortised over 5 years. Accordingly, this adjustment includes the additional goodwill amortisation charge of R2.3 billion (2001: R1.2 billion), before minority interest of R1.9 billion (2001: R1.0 billion).

  (iii)
  Exchange of non-monetary assets

          In March 2000, the Group completed the second phase of a marketable securities swap based on a previously agreed exchange ratio with a third-party to exchange shares the Group held in M-Cell Ltd for shares in MIH Holdings Limited and M-Web Holdings Limited. Under SA GAAP, the gain and basis of investments acquired was based on the value of the shares received. Under US GAAP, the gain recorded and basis in the investments acquired was based on the market value of the shares surrendered on the dates that the exchanges were consummated. This adjustment decreases the goodwill recognised under SA GAAP by R502.5 million which has been reinstated under US GAAP (refer to note (b)).

  (iv)
  Acquired in-process research and development

          In July 2001, a subsidiary of the Group completed the acquisition of a 100% interest in Static. Under US GAAP, the R17.5 million (before minority interest of R14.6 million) identified as in-process research and development from the acquisition is charged to expense in 2002 since the projects had not yet reached technological feasibility and had no future alternative use.

(b)    Reinstatement of goodwill written off against reserves

        Under SA GAAP, prior to the implementation of AC 131 "Business combinations", goodwill recorded on acquisitions prior to 1 April 2000 was written off against reserves in the year of acquisition. For purposes of US GAAP, all goodwill written off against reserves under SA GAAP has been reinstated as an asset on the balance sheet and is being amortised using the straight-line method over its estimated useful life of three to five years. In July 2001, the FASB issued FAS 141 "Business

Combinations" and FAS 142 "Goodwill and Other Intangible Assets" (see Recently issued accounting standards, below). This adjustment to goodwill also reverses the amortisation charge of goodwill recorded under SA GAAP relating to the post 1 July 2001 acquisition of Static of R48.8 million (before minority interest of R40.8 million) and the goodwill related to the acquisition of additional interest in M-Web of R7.8 million (before minority interest of R4.5 million).

(c)    Reinstatement of other intangible assets written off against reserves

        Under SA GAAP, prior to the implementation of AC 129 "Intangible assets", patents, trademarks, title rights and similar intangible assets acquired before 1 April 2000 were written off against reserves in the year of acquisition. Under US GAAP, all intangible assets written off against reserves have been reinstated as assets on the balance sheet and are being amortised using the straight-line method over a range of estimated useful lives of three to eight years. This adjustment represents the capitalisation of intangible assets, other than goodwill, written off against reserves prior to 1 April 2000, net of accumulated amortisation to that date, and the additional amortisation charge of R229.5 million (2001: R263.5 million) before minority interest of R52.1 million (2001: R133.2 million).

(d)    Impairment of goodwill

        As discussed in note 5, the Group recorded a goodwill impairment charge of R4.6 billion, before minority interest of R3.8 billion, under SA GAAP for the year ended 31 March 2002 that related solely to OpenTV. As a binding sales agreement was reached for the sale of OpenTV on 8 May 2002, the net selling price was used in the determination of the goodwill impairment charge. Such charge reduced the goodwill held by OpenTV by R4.6 billion from its carrying value of R6.9 billion to R2.3 billion, after which the Group's interest in the net assets of OpenTV equalled the agreed net selling price of R1.9 billion.

        At 31 March 2002, the total net asset value of OpenTV under US GAAP exceeded that under SA GAAP by R8.6 billion, mainly related to the additional goodwill recorded in connection with the OpenTV's acquisition of Spyglass (see item (a)). Under US GAAP, a goodwill impairment charge was recorded during the year ended 31 March 2002, as the carrying value of goodwill held by OpenTV exceeded its expected undiscounted cash flows. The impairment charge recorded was R8.6 billion (less minority interest of R7.2 billion), which represented the difference between the expected discounted cash flows and the US GAAP carrying value of OpenTV. The goodwill impairment adjustment of R4.0 billion (less minority interest of R3.4 billion) included in the reconciliation between SA GAAP and US GAAP represents the reversal of the goodwill impairment charge of R4.6 billion (less minority interest of R3.8 billion) recorded under SA GAAP and the inclusion of the goodwill impairment charge recorded under US GAAP. In addition to this amount is a further R1.5 billion (less minority interest of R42.3 million) impairment charge that relates to goodwill resulting from the Group's purchases of interests in MIH Limited and MIH Holdings which have been attributed to their respective interests in OpenTV.

(e)    Impairment of other intangible assets

        Under both SA GAAP and US GAAP, the carrying value of other intangible assets is reviewed whenever changes in circumstances indicate that the historical carrying value may not be appropriate.

Intangible assets that were written off to reserves prior to 1 April 2001 under SA GAAP were reinstated as assets under US GAAP. For certain of the reinstated intangible assets, the carrying value as of 31 March 2001 exceeded the estimated future cash flows expected to result from these assets and therefore an impairment charge of R468.4 million (less minority interest of R268.2 million) is included in fiscal year 2001 to adjust the carrying value of these assets to their fair value.

(f)    Share based compensation

        Under SA GAAP, the Group does not recognise compensation expense for share option and share purchase plans. For US GAAP purposes, the Group accounts for its share options granted to employees under Accounting Principles Board Opinion No.25 "Accounting for Stock Issued to Employees" (APB 25), as permitted by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (FAS 123). In general, APB 25 requires that the intrinsic value of the options, defined as the market value of the share at the grant date less the exercise price, be recognised as compensation expense prospectively, over the vesting period of the related options. For the year ended 31 March 2002 the Group recorded a compensation charge relating to options issued to employees of R104.6 million (2001: R62.2 million) before minority interest of R67.7 million (2001: R89.4 million). For the year ended 31 March 2002, the Group recorded income from the cancellation and forfeitures of share options issued to non-employees of R1.2 million (2001: charge of R2.5 million).

(g)    Provision for teach-out costs

        As discussed in note 28, the Group approved a formal plan to terminate the operations of Lyceum College in September 2001. Due to the contractual obligations with the students that existed prior to the approval date, the Group implemented a teach-out program that will allow the currently enrolled students to complete the courses. All outstanding courses under the teach-out program are expected to be completed by 31 March 2005. Under SA GAAP, a provision was established for all costs related to providing services under the existing contracts during the teach-out period. Under US GAAP, costs that will result in future benefit after the commitment date of an activity that will not continue are required to be expensed in the period they are incurred. This adjustment represents a reversal of the portion of the provision that is not eligible for accrual under US GAAP.

(h)    Write-back of asset impairment

        During the years ended 31 March 2002 and 2001 the Group, reversed impairments of long-term assets. Under US GAAP, impairment write-downs can not be subsequently written back up to their historical carrying amounts. This adjustment eliminates the impairment reversal as recorded under SA GAAP.

(i)    Performance warrants

        In November 1999, OpenTV issued warrants, related to the provision of services, to a third party to purchase its Class A ordinary shares. Under US GAAP, the fair value of the warrants was recorded as an expense during the years ended 31 March 2001 and 2000. Under SA GAAP no such expense is required to be recorded. The fair value of the warrants, which remain outstanding, is recorded as a liability in the consolidated financial statements.

(j)    Equity accounting for UBC

        Under SA GAAP, the investment in UBC was carried at cost through 30 June 1999. In June 1999 the Group increased its shareholding in UBC to 26.1% and, as a result, exercises significant influence in UBC. Under SA GAAP, the Group has applied the equity method of accounting for UBC from the date of the increase in shareholding. US GAAP requires a retroactive adjustment of financial statements for an investee that was previously accounted for on a basis other than the equity method when that investee becomes qualified for use of the equity method. The adjustment therefore reflects the effect of applying the equity method to the investment in UBC retroactively from the date of the increase in shareholding under US GAAP. As a result of the retroactive application of equity method of accounting, the amount of goodwill recorded under US GAAP is less then that recorded under SA GAAP which results in a higher level of amortisation expense being recorded under SA GAAP. The adjustment also reflects the difference in goodwill amortisation.

(k)    Adjustment to dilution (losses)/gains

        During the years ended 31 March 2002 and 2001, certain subsidiaries issued shares to third parties for cash or non-cash assets, which resulted in a dilution of the Group's ownership in these entities. The most significant of these transactions was the acquisition of Spyglass (discussed in a (ii) above) in the year ended 31 March 2001 and Static in the year ended 31 March 2002. Under SA GAAP, the Group has recorded dilution (losses)/gains resulting from these transactions as the value received for the subsidiaries' shares issued were (less than)/greater than the Group's carrying value prior to the transactions. Generally, the calculation of, and accounting for, dilution gains and losses is similar under US GAAP as it is under SA GAAP. However, the calculation of the dilution gain or loss under US GAAP is determined using the carrying value of the subsidiaries' net assets based on US GAAP and the fair value of purchase consideration, as determined under US GAAP, either of which may differ with SA GAAP.

(l)    Unrealised loss on marketable securities

        During fiscal year 2001 the Group wrote down marketable securities to their current market value. Under SA GAAP the write-down to current market value was included in determination of net income for the year ended 31 March 2001. Under US GAAP unrealised gains and losses on available for sale marketable securities are reported in Other Comprehensive Income (net of tax and minority interest), as a separate component of shareholders' equity until they are realised, after which they are reported in net (loss)/income. The investments to which these unrealised losses referred were sold during fiscal year 2002 and therefore this adjustment reverses the unrealised loss recorded in Other Comprehensive (Loss)/Income under US GAAP to net loss under US GAAP.

(m)    Derivative financial instruments

        Under SA GAAP, the Group is not required to adopt AC 133 "Financial instruments: recognition and measurement", as allowed, until 1 April 2003. For US GAAP purposes, FAS 133, "Accounting for

Derivative Instruments and Hedging Activities" as amended by FAS 137 and FAS 138 was adopted by the Group as of 1 April 2001. FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively, referred to as derivatives) and for hedging activities. FAS 133 requires that an entity recognise all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. Changes in the fair values of derivative instruments used effectively as fair value hedges are recognised in earnings, along with changes in the fair value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive (loss)/income, and recognised in earnings when the hedged item is recognised in earnings. FAS 133 also prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting.

        The Group has designated substantially all of its derivative instruments as either fair value or cash flow hedges under FAS 133. The cumulative effect of adopting with FAS 133 "Accounting for Derivative Instruments and Hedging Activities" resulted in an adjustment to opening equity of R42.4 million (after minorities of R38.5 million). The cumulative effect of the change in accounting principle related to the fair value of cash flow hedges was recorded as a cumulative effect change in other comprehensive income of R24.0 million (after minority interest of R32.9 million), whereas the cumulative effect of change in accounting principle related to the fair value of fair value hedges was recorded in the determination of net loss as a cumulative effect of change in accounting principle of R18.4 million (after minority interest of R5.6 million). The adoption of the accounting standards for US GAAP gave rise to the recognition of derivative assets of R56.9 million and an increase in the carrying value of associates of R24.0 million at 1 April 2001.

        The Group also evaluates contracts for "embedded" derivatives, and considers whether any embedded derivatives have to be bifurcated, or separated, from the host contracts in accordance with FAS 133 requirements. If embedded derivatives exist and are not clearly and closely related to the host contract, they are accounted for separately from the host contract as derivatives, with changes in their fair value recorded in the statement of operations. The group did not have any such contracts at 1 April 2001 or throughout the year ended 31 March 2002.

(n)    Post-retirement employee benefits

        The Group maintains a post-retirement medical benefit plan. Under the plan, active plan participants and retirees contribute to the medical benefit plan based upon average per capita costs of coverage for the entire plan group. This practice provides an additional post-retirement benefit to the extent that retirees are contributing less than actual costs they incur for healthcare. Under US GAAP, the benefit obligation has been calculated as the portion of the future cost of retiree healthcare benefits not recovered through retiree contributions (i.e. excluding the effective cross-subsidy provided by active plan participants' contributions). Under SA GAAP, the post-retirement benefits other than pensions obligation is calculated based upon the obligations and contributions of active and retiree plan members combined (i.e. inclusive of the cross-subsidy).

        The actuarial and recorded liabilities for post-retirement health care benefits, none of which are funded, under US GAAP are as follows:

	Year ended 31 March
	2002	2001
	(R'000)	(R'000)
Change in benefit obligations
Benefit obligation at beginning of year	247,200	175,000
Service cost	8,200	4,800
Interest cost	31,500	22,200
Actuarial gain	—	48,100
Benefits paid	(9,300)	(2,900)

Benefit obligation at end of year	277,600	247,200

        Net periodic post-employment cost under US GAAP includes the following components:

	Year ended 31 March
	2002	2001
	(R'000)	(R'000)
Net period post-retirement benefit cost charged to operating income
Service cost	8,200	4,800
Interest cost	31,500	22,300
Amortisation of transition obligation	8,800	8,800
Recognised net actuarial loss	1,800	—

Net post-retirement benefit cost charged to operating income	50,300	35,900

        A one percentage point change in the assumed health-care cost inflation would increase the accumulated post-retirement benefit obligation as of 31 March 2002 by R57.6 million (2001: R51.2 million) and the net period post-retirement benefit cost for 2002 by R9.7 million (2001: R5.6 million). A one percentage decrease in the assumed health-care cost inflation would decrease the accumulated post-retirement benefit obligation as of 31 March 2002 by R45.0 million (2001: R34.5 million) and the net period post-retirement benefit cost for 2002 by R4.7 million (2001: R3.8 million).

(o)    Software and website development costs

        Under SA GAAP, costs incurred for internally generated software and website development have been expensed as incurred. Under US GAAP, certain direct and indirect costs associated with the acquisitions or development of internal use software and website development are required to be capitalised. Once the software and website development is completed and the software and website is ready for its intended use, capitalised costs are amortised over their respective estimated useful lives. This adjustment represents the capitalisation of costs expensed under SA GAAP and the related amortisation over an estimated useful life of three years.

Additional Disclosure requirements

Presentation in the financial statements—consolidated income statements

        Under SA GAAP, operating loss may be shown before specific exceptional costs that under US GAAP would be included within operating loss. Additionally, the presentation of earnings per share is not limited to basic and diluted earnings per share on the net (loss)/income attributable to shareholders. Presentation of operating loss before certain costs and additional earnings per share data is allowable when management believes that it provides useful information to an investor and presents a true and fair view of the Group's results. Under US GAAP, items such as asset impairments, restructuring costs and other items would be included within operating loss. Earnings per share may only be presented on a basic and diluted basis for income and loss from continuing operations, discontinued operations and net (loss)/income for the period. Accordingly, operating loss would differ between US GAAP and SA GAAP and the presentation of "earnings before interest, taxation, depreciation and amortisation" and "loss from operations before goodwill amortisation" as well as "headline loss per N ordinary share", "dividend per N ordinary share", "proposed dividend per A ordinary share" and "proposed dividend per N ordinary share" are not allowed under US GAAP.

Presentation in the financial statements—discontinued operations

OpenTV

        As discussed in note 28, the Group entered into an agreement to dispose of its 38.4% interest in OpenTV. The initial disclosure event under SA GAAP and the measurement date under US GAAP for discontinuing operations are generally the same and both occurred as a result of the binding sale agreement. In accordance with the provisions of AC 117 "Discontinuing operations" the results of OpenTV have been included in loss from discontinuing operations in the primary financial statements, as the initial disclosure event occurred after year-end, but before the financial statements were authorised for issue.

        Under the provisions of FAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for the Group from 1 April 2002, the results of OpenTV will only be reflected as discontinuing in the period in which the measurement date occurs (which is subsequent to year-end). Under US GAAP in the Group's results of operations for the year ended 31 March 2003 a loss on sale will likely be recorded under US GAAP. The loss has been recorded under SA GAAP in the year ended 31 March 2002.

Lyceum College

        In September 2001, the Group approved a formal plan to terminate the operations of Lyceum College. Under SA GAAP, the results of Lyceum College have been presented separately in the primary financial statements as a discontinued operation as of 31 March 2002. Under US GAAP, the discontinuance of operations of Lyceum College do not qualify for separate presentation as a discontinued operation.

        To provide a better understanding of the differences in accounting standards, the table below presents the condensed consolidated statements of operations under US GAAP in a format consistent with the presentation of US GAAP consolidated income statements, as if the results of OpenTV and

Lyceum College were presented as continuing operations and after processing the adjustments in (a) to (o), all of which are discussed above.

	Year ended 31 March
	2002	2001
	(R'000)	(R'000)
Net revenues	10,701,238	8,721,732
Operating expenses	(26,841,907)	(13,225,879)

Operating loss	(16,140,669)	(4,504,147)
Finance costs	(490,239)	(274,806)
Income from investments	86,624	73,036
Share of equity-accounted results	273,107	(163,676)
(Loss)/profit on sale and dilution of interest in subsidiaries, joint ventures and associates, net	(543,755)	11,472,682

(Loss)/income from continuing operations before tax, minority interest and change in accounting principle	(16,814,932)	6,603,089
Income tax	(111,076)	90,487

(Loss)/income from continuing operations before minority interest and change in accounting principle	(16,926,008)	6,693,576
Minority interest	11,951,133	(5,341,856)

(Loss)/income from continuing operations before change in accounting principle	(4,974,875)	1,351,720
Loss from discontinuing operations	(155,720)	(97,218)
Loss arising on discontinuing operations	(116,370)	—

(Loss)/income before change in accounting principle	(5,246,965)	1,254,502
Cumulative effect of change in accounting principle	18,434	—

Net (loss)/income attributable to shareholders	(5,228,531)	1,254,502

Weighted average common shares outstanding	145,691,868	139,896,409
Basic and diluted (loss)/profit per share:
Continuing operations	(34.15)	9.66
Discontinuing operations	(1.87)	(0.69)
Cumulative effect of change in accounting principle	0.13	—

	(35.89)	8.97

        The number of shares used in calculating basic and diluted (loss)/profit per share is the same, as all potential ordinary shares are anti-dilutive.

Presentation in the financial statements—treatment of certain financial asset investments

        Under SA GAAP, the Group holds certain financial asset investments that are related to certain long-term debt arrangements. For financial reporting presentation purposes these assets have been treated as a contra liability within long-term debt. Under US GAAP, in accordance with FIN 39 "Offsetting of Amounts Related to Certain Contracts, an interpretation of APB Opinion No. 10 and

FASB No. 105," these financial asset investments do not qualify for right of set-off with the long-term debt and therefore would be separately presented as marketable equity securities. The impact of this difference would be to increase marketable equity securities and increase long-term debt by Rand 847.4 million and Rand 711.8 million at 31 March 2002 and 2001, respectively, presented in accordance with US GAAP.

Presentation in the financial statements—consolidated balance sheets

        To provide a better understanding of the differences in accounting standards, the table below presents the condensed consolidated balance sheets under US GAAP.

	2002	2001
	R'000	R'000
ASSETS
Non-current assets
Property, plant and equipment	4,491,939	3,350,560
Goodwill	8,558,881	17,599,000
Other intangible assets	835,778	960,243
Investments and loans	908,246	866,615
Marketable debt and equity securities	1,598,215	1,068,849
Programme and film rights	508,747	361,277
Deferred taxation	58,821	103,858

Total non-current assets	16,960,627	24,310,402

Current assets
Inventory	483,922	460,523
Programme and film rights	436,202	275,295
Receivables	2,176,562	1,830,390
Derivative assets	251,861	—
Marketable debt and equity securities	442,841	475,128
Cash and cash deposits	2,998,503	2,774,574

Total current assets	6,789,891	5,815,910

TOTAL ASSETS	23,750,518	30,126,312

EQUITY AND LIABILITIES
Shareholders' equity
Share capital and premium	1,841,607	1,626,948
Non-distributable reserves	1,838,626	774,578
Distributable reserves	(530,995)	4,722,542

Total shareholders' equity	3,149,238	7,124,068

Minority interest	7,967,632	14,306,950
Commitments and contingencies	—	—
Non-current liabilities
Post-retirement medical liability	117,843	79,308
Long-term liabilities	5,742,583	3,779,419
Deferred taxation	205,230	240,620

Total non-current liabilities	6,065,656	4,099,347

Current liabilities
Current portion of long-term liabilities	849,825	464,143
Provisions	144,224	111,279
Accounts payable, accrued expenses and other current liabilities	4,457,392	3,239,510
Bank overdrafts and short-term loans	1,116,551	781,015

Total current liabilities	6,567,992	4,595,947

TOTAL EQUITY AND LIABILITIES	23,750,518	30,126,312

Comprehensive (loss)/income

	Year ended 31 March
	2002	2001
	(R'000)	(R'000)
Net (loss)/income under US GAAP	(5,228,530)	1,106,669
Other comprehensive income:
Foreign currency translations	1,065,571	529,582
Cumulative effect of adoption of FAS 133 from cash flow hedges	24,020	—
Net change in fair value of cash flow hedges	66,166	—
Capital contribution by minorities	—	8,639
Unrealised loss on investments	(95,848)	(14,854)
Reclassification of adjustments for realized losses included in net loss	17,307	—

Comprehensive (loss)/income	(4,151,314)	1,630,036

Cash flow information

        Under SA GAAP, the Consolidated Cash Flow Statements are presented in accordance with AC 118 "Cash flow statements". The statements prepared under AC 118 present substantially the same information as that required under US GAAP as interpreted by FAS 95 "Statement of Cash Flows". However, the definition of cash flow differs between SA and US GAAP. Cash flow under SA GAAP represents increases or decreases in cash and cash equivalents, which comprises cash in hand and repayable on demand and overdrafts. Under US GAAP, cash flow represents increases or decreases in cash and cash equivalents, which include short term, highly liquid investments with original maturities of less than 90 days, and excludes overdrafts. Additionally, under US GAAP cash dividends paid would be included within financing activities whereas under SA GAAP they are treated as operating cash flows.

        A summary of the Group's operating, investing and financing activities, classified in accordance with US GAAP, are as follows:

	Year ended 31 March
	2002	2001
	(R'000)	(R'000)
Net cash used in operating activities	(346,068)	(764,495)
Net cash used in investing activities	(1,087,955)	(661,956)
Net cash provided by financing activities	890,527	1,710,946

Net (decrease)/increase in cash and cash equivalents	(543,496)	284,495
Cash and cash equivalents at beginning of year	2,774,574	2,065,278
Exchange adjustments	767,425	424,801

Cash and cash equivalents at end of year	2,998,503	2,774,574

Basis of consolidation

        For certain entities, the Group has entered into contractual arrangements (such as nominee relationships and escrow arrangements) which allow the Group, along with its direct interests in such entities, to control a majority of the voting rights or otherwise have power to exercise control over the operations of such entities. Because the Group controls such entities in this manner they are considered to be subsidiaries and are therefore consolidated in the annual financial statements.

Provision for discontinued operations

        The provision for discontinued operations relates to amounts payable for settlement, legal and retrenchment costs arising from the discontinuance of Group's Mindport Broadband operations. The retrenchment costs included in this provision amount to R22.7 million in respect of approximately 40 employees. The Group expects to cease the Mindport Broadband operations by 31 March 2003.

Certain risk concentrations

        The Group's digital programming is or will be transmitted to customers through different satellites around the world, and in certain regions its terrestrial analogue signal is also transmitted to regional broadcast points through satellites. In addition, the Group receives a significant amount of its programming through satellites. Satellites are subject to significant risks that may prevent or impair commercial operations. Although the Group has not experienced any significant disruption of its transmissions, the operation of satellites is beyond the control of the Group. Disruption of satellite transmissions could have a material adverse effect on the Group.

Program and film rights

        The Group accounts for fixed price program and film rights contracts and the portion of variable price program and film rights contracts for which the cost can be reliably measured as an asset and liability under AC 129 "Intangible assets" and AC 130 "Provisions, contingent liabilities and contingent assets". Under FAS 63 "Financial Reporting by Broadcasters" the asset and liability are recorded when the license period begins, the program is available for its first broadcast and the cost of each program is known or reasonably determinable. Under US GAAP, sporting and other live event programs are therefore only accounted when available for telecast. The different treatment does not have an impact on net (loss)/income or shareholders' equity. The total assets and liabilities as of 31 March 2002 and 2001 relating to program and film rights each decreased by R458.4 million and R465.8 million respectively comprising a decrease in current assets by R211.6 million (2001: R104.5 million), non-current assets by R246.8 million (2001: R361.3 million), current liabilities by R237.8 million (2001:R167.3 million) and non-current liabilities by million R220.5 million (2001: R298.5 million).

Share-based compensation

        As permitted by FAS 123, for purposes of US GAAP, the Group applies Accounting Principles Board (APB) Opinion 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Had compensation costs for the Group's share option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FAS 123, the Group's net (loss)/income and net (loss)/income per share under US GAAP would have decreased/(increased) to the pro forma amounts indicated below:

		2002	2001
		(in thousands except per share data)
Net (loss)/income	As reported	(5,228,531)	1,254,501
	Pro forma	(5,280,322)	1,236,817
Net (loss)/income per share	As reported	(35.89)	8.97
	Pro forma	(36.24)	8.84

        The weighted average fair value of the options granted under the Naspers plan during 2002 and 2001 was R17.10 and R33.93 respectively. The fair value was calculated using the Black-Scholes option pricing method using the following weighted average assumptions:

	2002	2001
Risk-free interest rate	11.0%	12.7%
Expected dividend yield	0%	0%
Expected stock price volatility	50.2%	46.7%
Expected term (years)	7	7

        The weighted average fair value of the options granted under the Media24 plan during 2002 and 2001 was R4.03 and R4.63 respectively. The fair value was calculated using the Black-Scholes option pricing method using the following weighted average assumptions:

	2002	2001
Risk-free interest rate	10.0%	12.1%
Expected dividend yield	0%	0%
Expected stock price volatility	50.8%	44.8%
Expected term (years)	7	7

        The weighted average fair value of the options granted under the Educor plan during 2002 was R0.81. The fair value was calculated using the Black-Scholes option pricing method using the following weighted average assumptions:

2002
Risk-free interest rate	11.2%
Expected dividend yield	0%
Expected stock price volatility	109.5%
Expected term (years)	7

        The weighted average fair value of the options granted under the Paarl Media plan during 2002 was R3.83. The fair value was calculated using the Black-Scholes option pricing method using the following weighted average assumptions:

2002
Risk-free interest rate	10.6%
Expected dividend yield	0%
Expected stock price volatility	30.8%
Expected term (years)	7

        The weighted average fair value of the options granted under the M-Web plan during 2001 was R2.22. The fair value was calculated using the Black-Scholes option pricing method using the following weighted average assumptions:

2001
Risk-free interest rate	12.9%
Expected dividend yield	0%
Expected stock price volatility	49.7%
Expected term (years)	7

        The weighted average fair value of the options granted under the MIH Holdings plan during 2002 and 2001 was R7.07 and R34.18, respectively. The fair value was calculated using the Black-Scholes option pricing method using the following weighted average assumptions:

	2002	2001
Risk-free interest rate	11.3%	12.0%
Expected dividend yield	0%	0%
Expected stock price volatility	84.0%	70.0%
Expected term (years)	7	7

        The weighted average fair value of the options granted under the MIH Limited and MHL plans during 2002 and 2001 was R56.75 and R102.32 for MIH Limited, respectively, and R0 and R62.52 for MHL, respectively. The fair values were calculated using the Black-Scholes option pricing method using the following assumptions:

	2002	2001
Risk-free interest rate	5.3%	5.6%
Expected dividend yield	0%	0%
Expected stock price volatility	75.0%	67.0%
Expected term (years)	7	7

        The weighted average fair value of the options granted under the M-Web China and M-Web Thailand plans during 2001 was R5.20. The fair value was calculated using the Black-Scholes option pricing method using the following weighted average assumptions:

2001
Risk-free interest rate	6.7%
Expected dividend yield	0%
Expected stock price volatility	67.0%
Expected term (years)	7

        The weighted average fair value of the options granted under the OpenTV plans during 2002 and 2001 was R84.45 and R391.16, respectively. The fair value was calculated using the Black-Scholes option pricing method using the following weighted average assumptions:

	2002	2001
Risk-free interest rate	2.7% - 5.0%	5.5% - 6.8%
Expected dividend yield	0%	0%
Expected stock price volatility	110.0%	135.0%
Expected term (years)	5	5

Restricted net assets

        The Group is currently limited in its ability to transfer certain net assets between Group companies and to the ultimate holding company. The restrictions primarily relate to foreign exchange control regulations in South Africa, which prescribe that South African residents and companies are not permitted to export capital from South Africa or to hold foreign currency without the approval of the South African Reserve Bank. Because Naspers' subsidiary MIH Limited, incorporated in the British Virgin Islands, is a non-South African company, none of its South African incorporated subsidiaries may transfer assets such as loans, advances or cash dividends to MIH Limited or other Naspers subsidiaries without the consent of regulatory authorities. The total net assets under SA GAAP of MIH Limited subsidiaries subject to such restrictions at 31 March 2002 amount to R993.8 million (2001: R501.6 million).

        The following are the condensed balance sheets and income and cash flow statements of Naspers Limited, the parent company,as of and for the year ended 31 March 2002, 2001 and 2000 in accordance with SA GAAP.

	31 March
	2002	2001
	R'000	R'000
ASSETS
Non-current assets
Land and buildings	347	347
Investments in subsidiaries	4,955,943	4,815,272
Investments in sassociated companies	141,524	141,524

Total non-current assets	5,097,814	4,957,143

Current assets
Other receivables	156	162
Cash and cash deposits	480	114

Total current assets	636	276

TOTAL ASSETS	5,098,450	4,957,419

EQUITY AND LIABILITIES
Shareholders' equity
Share capital and premium	1,857,104	1,626,937
Distributable reserves	3,052,200	3,099,998

Total shareholders' equity	4,909,304	4,726,935

Non-current liabilities
Post-retirement medical liability	3,797	6,591
Long-term liabilities
Welkom debenture scheme	160,000	160,000

Total non-current liabilities	163,797	166,591

Current liabilities
Accrued expenses and other current liabilities	25,349	63,893

Total current liabilities	25,349	63,893

TOTAL EQUITY AND LIABILITIES	5,098,450	4,957,419

	Year ended 31 March
	2002	2001	2000
	R'000	R'000	R'000
Revenue	—	—	—
Selling, general and administration expenses	(28)	(3,263)	147

(Loss)/earnings before interest, taxation, depreciation and amortisation	(28)	(3,263)	147
Depreciation of property, plant and equipment	—	—	(250)

Operating loss	(28)	(3,263)	(103)
Finance costs	(8,572)	(7,069)	1,082
Income from investments	44,565	17,837	215,953
Exceptional items	(46,243)	(709,527)	2,651,234

(Loss)/income before taxation	(10,278)	(702,022)	2,868,166
Secondary tax on companies	(2,006)	(271)	(36)

Net (loss)/income attributable to shareholders	(12,284)	(702,293)	2,868,130

	Year ended 31 March
	2002	2001	2000
	R'000	R'000	R'000
Cash flows from operating activities
Cash (utilised in)/from activities	(11,707)	3,012	33,558
Dividends received	44,565	17,837	221,735

Cash generated from operating activities	32,858	20,849	255,293
Finance cost paid	(8,572)	(7,069)	(15,134)
Taxation paid	(2,006)	(217)	—
Dividends paid	(35,515)	(33,576)	(26,506)

Net cash (used in)/from operating activities	(13,235)	(20,013)	213,653

Cash flows from investment activities
Investments	(93,304)	(310,093)	(908,095)
Proceeds from sale of investments	—	9,714	676,221

Net cash flows from investing activities	(93,304)	(300,379)	(231,874)

Cash flows from financing activities
Movement on loans to subsidiaries	22,392	179,422	(1,180,998)
Issue of shares: capital and premium	84,513	—	1,184,969

Net cash flows from financing activities	106,905	179,422	3,971

Net increase/(decrease) in cash and cash equivalents	366	(140,970)	(14,250)
Cash and cash equivalents at beginning of the year	114	141,084	155,334

Cash and cash equivalents at end of the year	480	114	141,084

Recently issued accounting standards

US GAAP

        In July 2001, the Financial Accounting Standards Board issued FAS No. 141 "Business Combinations" and No.142, "Goodwill and Other Intangible Assets." FAS 141 prohibits the pooling-of-interests method of accounting for business combinations and requires the purchase method of accounting for all business combinations initiated after 30 June 2001. It prescribes the initial recognition and measurement of goodwill and other intangible assets, accounting for negative goodwill and the required disclosures in respect of business combinations. FAS 142 requires that goodwill will no longer be amortised over its estimated useful life. The Group must instead identify and value its reporting units for the purpose of assessing, at least annually, potential impairment of goodwill allocated to each reporting unit. Additionally, the Group will need to reassess the useful lives of existing recognised intangible assets. Intangible assets deemed to have indefinite lives would no longer be amortised, instead tested annually for potential impairment. Separate intangible assets with finite lives will continue to be amortised over their estimated useful lives. The Group is required to adopt FAS 142 for US GAAP reporting as of 1 April 2002. The first step of the initial test for impairment must be completed within six months of adopting the standard, with any initial impairment charges finalized no later than March 31, 2003 and reflected as a cumulative effect of accounting change. Any impairment charges not arising as a result of the transitional impairment test during fiscal year 2003 or in subsequent years would be recorded in operating results.

        The first step of the initial test for impairment requires a comparison for each of Naspers' reporting units of the fair value of each unit with the carrying amounts of net assets including goodwill. If the carrying amount exceeds a unit's fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. Based on the preliminary completion of this first step, it is anticipated that a goodwill impairment loss under US GAAP may have to be recorded. While the determination of the amount of this impairment is not expected to be finalized until the fourth quarter of fiscal year 2003, Naspers currently estimates that a total pre-tax charge of approximately R300 million to R700 million may be required with no impact on cash flows. As of 31 March 2002 the Group had unamortised goodwill reported in accordance with US GAAP of R8.6 billion, of which approximately R6.9 billion was related to OpenTV, which was sold subsequent to year end (refer note 39). Total amortisation expense of goodwill was R6.7 billion for the year ended 31 March 2002, which will not be incurred in fiscal 2003 under US GAAP.

        In July 2001, the Financial Accounting Standards Board issued FAS No.143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". This standard will be effective for the Group for the year ending 31 March 2003. The standard provides the accounting requirements for retirement obligations associated with tangible long-lived assets. The standard requires that the obligation associated with the retirement of the tangible long-lived assets is capitalised into the asset cost at the time of initial recognition. The liability is then discounted to its fair value at the time of recognition using the guidance provided by the standard. The Group has not yet assessed whether adoption of the statement will have a material effect on the Group's results of operations and financial position.

        In October 2001, the Financial Accounting Standards Board issued FAS No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard will be effective for the Group for the year ending 31 March 2003. FAS 144 supersedes FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". FAS 144 applies to all long-lived assets, including discontinued operations. The standard develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The Group has not yet assessed whether adoption of the statement will have a material effect on the Group's results of operations and financial position.

        In November 2001, the FASB Emerging Issues Task Force (EITF) reached a consensus on EITF Issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products," which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor's products to be a reduction of the selling prices of the vendor's products and, therefore, should be characterised as a reduction of revenue when recognised in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established. This Issue will be effective for the Group beginning April 1, 2002. The adoption of this issue will not have a material effect on the Group's results of operations or financial position.

        In April 2002, the Financial Accounting Standards Board issued FAS 145, "Rescission of FAS 4, "Reporting Gains and Losses from Extinguishment of Debt, FAS 44, "Accounting for Intangible Assets of Motor Carriers" and FAS 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements, Amendment of FAS 13, " Accounting for Leases" and Technical Corrections as of April 2002. This Statement rescinds FAS 4 and an amendment of FAS 64. This Statement also rescinds FAS 44. This Statement amends FAS 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. This standard will be effective for the Group for the year ending 31 March 2003. The Group has not yet assessed whether adoption of the statement will have a material effect on the Group's results of operations and financial position.

        In July 2002, the FASB issued FAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146"). This standard will require companies to recognise costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard replaces the existing guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This standard will be effective for the Group for the year ending 31 March 2004. The requirements of FAS 146 would apply to future disposal activities.

SA GAAP

        The South African Institute of Chartered Accountants (SAICA) published AC 133, "Financial Instruments—Recognition and Measurement", which is effective for the year ending 31 March 2004. AC 133 establishes standards for recognising, measuring and disclosing information about an enterprise's financial assets and financial liabilities, including accounting for hedging transactions. Changes in the fair value of derivative instruments will either be recognised in earnings as offsets to the change in fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of shareholders' equity until the hedged transactions occur and are recognised in earnings.

        AC 135 "Investment Property" has been published by SAICA. AC 135 prescribes the accounting treatment for investment property and related disclosure requirements. Investment property is defined as property held to earn rent or property held for capital appreciation, or both, rather than property for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business. The standard permits enterprises to either: (1) measure investment property at fair value, with changes in fair value recognised in the income statement or (2) measure investment property at depreciated cost (less any accumulated impairment losses). An enterprise that chooses the cost model should disclose the fair value of its investment property. The standard is not expected to have a material impact on Naspers.

REPORT OF THE INDEPENDENT ACCOUNTANTS

TO THE DIRECTORS AND SHAREHOLDERS OF MIH LIMITED

        We have audited the accompanying consolidated balance sheets of MIH Limited and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the three years in the period ended March 31, 2002. These consolidated financial statements are the responsibility of MIH Limited's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIH Limited and subsidiaries as of March 31, 2002 and 2001, and the consolidated results of their operations, cash flows and changes in shareholders' equity for each of the three years in the period ended March 31, 2002, in conformity with International Accounting Standards.

        International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated results for each of the three years in the period ended March 31, 2002 and shareholders' equity as of March 2002 and 2001 to the extent summarized in Note 38 to the consolidated financial statements.

/s/ PricewaterhouseCoopers Inc. PricewaterhouseCoopers Inc. Chartered Accountants (SA) Registered Accountants and Auditors

Johannesburg, Republic of South Africa
July 2, 2002 (except for Note 36, which is as of October 23, 2002)

MIH LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At March 31, 2002 and 2001

	Notes	2002	2001
	(in thousands of US dollars)
ASSETS
Current assets
Cash and cash equivalents		$244,374	$329,686
Short-term marketable debt and equity securities	4	38,990	59,391
Derivative assets	33	22,175	—
Accounts receivable, net	5	68,743	62,639
Other receivables	6	45,020	52,143
Program and film rights	7	38,406	34,412
Amounts owing by related parties	16	1,038	957
Inventories, net	8	16,595	22,886

Total current assets		475,341	562,114

Non-current assets
Property and equipment, net	10	286,583	266,956
Intangible assets, net	11	341,947	938,898
Equity-accounted investments	13	35,246	42,684
Long-term private equity investments		14,857	29,260
Long-term marketable debt and equity securities	4	68,655	44,633
Program and film rights	7	44,793	45,160

Total non-current assets		792,081	1,367,591

TOTAL ASSETS		$1,267,422	$1,929,705

LIABILITIES
Current liabilities
Bank overdrafts and short-term loans		$71,969	$71,313
Current portion of transponder and other leases and long-term debt	14	38,933	19,292
Current portion of program and film rights	14	30,237	32,941
Accounts payable		56,233	51,841
Accrued expenses and other current liabilities	15	165,787	163,619
Amounts owing to related parties	16	15,995	17,509
Provisions	17	9,809	8,630

Total current liabilities		388,963	365,145

Non-current liabilities
Transponder and other leases	14	256,094	209,967
Long-term debt	14	65,819	20,123
Program and film rights	14	26,615	37,315
Deferred tax	18	317	89

Total non-current liabilities		348,845	267,494

TOTAL LIABILITIES		737,808	632,639

Minority interest		290,405	611,736
Commitments and contingencies	32	—	—
SHAREHOLDERS' EQUITY
Share capital	19
Class A Ordinary Shares of no par value:
Authorized: 2002 and 2001: 103,468,878
Issued: 2002: 30,232,837 and 2001: 28,435,226		510,465	510,465
Class B Ordinary Shares of no par value:
Authorized: 2002 and 2001: 55,920,509
Issued: 2002 and 2001: 30,787,319		475,566	475,566
Accumulated loss		(686,083)	(244,665)
Hedging reserve	33	18,813	—
Foreign currency translation adjustment		(79,552)	(56,036)

TOTAL SHAREHOLDERS' EQUITY		239,209	685,330

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$1,267,422	$1,929,705

The accompanying notes are an integral part of these consolidated financial statements

MIH LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended March 31, 2002, 2001 and 2000

	Notes	2002	2001	2000
		(in thousands of US dollars, except per share and share amounts)
Net revenues	20	$643,829	$683,217	$682,848
Operating expenses:
Cost of providing services	20	(378,439)	(406,564)	(428,523)
Selling, general and administrative		(216,383)	(259,903)	(201,326)
Depreciation and amortization		(100,259)	(71,558)	(62,002)

Total operating expenses		(695,081)	(738,025)	(691,851)

Operating loss		(51,252)	(54,808)	(9,003)
Financial results, net	22	(26,754)	(22,031)	(18,971)
Loss on marketable securities		(5,000)	—	—
Equity results in joint ventures		(25,406)	(74,022)	(39,458)
Equity results in associates		8,148	(1,695)	(2,163)
Profit on sale and dilution of interests in subsidiaries, joint ventures and associates, net	23	8,327	29,103	18,011

Loss before tax		(91,937)	(123,453)	(51,584)
Income tax	24	(4,645)	(13,335)	(2,293)

Loss after tax		(96,582)	(136,788)	(53,877)
Minority interest		1,675	1,953	(393)

Loss from continuing operations		(94,907)	(134,835)	(54,270)
(Loss)/profit from discontinuing operations	25	(151,941)	287,067	41,311
Loss arising on discontinuing operations	25	(195,821)	—	(4,065)

Net (loss)/profit		$(442,669)	$152,232	$(17,024)

Per share amounts:	26
Loss from continuing operations
Basic and diluted		$(1.68)	$(2.43)	$(1.07)
Net (loss)/profit
Basic		$(7.82)	$2.75	$(0.34)
Diluted		$(7.82)	$2.69	$(0.34)
Shares used to compute per share amounts
Basic		56,575,741	55,414,252	50,790,662
Diluted		56,575,741	56,537,850	50,790,662

The accompanying notes are an integral part of these consolidated financial statements

MIH LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000

	Notes	2002	2001	2000
		(in thousands of US dollars)
Cash flows from operating activities
Loss before tax		$(91,937)	$(123,453)	$(51,584)
Adjustments to reconcile loss before tax to cash generated from operations
Non-cash and other	27	186,522	170,103	138,869
Used in discontinuing operations		(60,812)	(63,933)	(57,593)
Working capital	28	(43,386)	(49,567)	(3,523)

Cash (used in)/generated from operations		(9,613)	(66,850)	26,169
Tax paid		(1,336)	(4,151)	(1,630)

Net cash (used in)/from operating activities		(10,949)	(71,001)	24,539

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired	29	(42,297)	68,024	(22,248)
Disposal of subsidiaries, net of cash disposed	30	(2,148)	4,625	—
Investment in associates/joint ventures		(32,337)	(19,159)	(61,062)
Net increase in other investments		(17,096)	(46,405)	(26,035)
Purchase of property and equipment		(34,945)	(36,631)	(25,494)
Purchase of intangible assets		(1,064)	(9,682)	—
Proceeds on disposal of joint venture		3,995	—	2,812
Proceeds on disposal of short-term marketable debt and equity securities		7,158	50,126	—
Increase in short-term marketable debt and equity securities		—	—	(104,584)
Proceeds on sale of property and equipment		5,633	1,812	2,641
Interest received		8,692	29,214	13,726
Dividends received		1,964	2,649	1,939

Net cash (used in)/from investing activities		(102,445)	44,573	(218,305)

Cash flows from financing activities
Interest paid		(30,911)	(28,563)	(14,425)
Proceeds from issue of share capital, net		—	171,420	171,102
Funds raised from outside shareholders		18,925	27,156	204,449
Proceeds from long-term borrowings		63,500	—	—
Capital element of finance leases repaid		(23,665)	(15,560)	(28,556)
Bank overdrafts and short-term loans raised/(repaid)		1,980	29,741	(8,467)

Net cash from financing activities		29,829	184,194	324,103

Net (decrease)/increase in cash and cash equivalents		(83,565)	157,766	130,337
Cash and cash equivalents at beginning of the year		329,686	180,009	56,099
Translation adjustments on cash and cash equivalents		(1,747)	(8,089)	(6,427)

Cash and cash equivalents at end of the year		$244,374	$329,686	$180,009

The principal non-cash transactions are the acquisition of property and equipment using capital leases and the settlement of the purchase consideration of Static 2358 Limited through the issue of shares by a subsidiary company.

The accompanying notes are an integral part of these consolidated financial statements

MIH LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended March 31, 2002, 2001 and 2000

	Share capital				Foreign currency translation adjustment
			Accumulated loss	Hedging reserve
	Class A	Class B				Total
	(in thousands of US dollars)
At March 31, 1999	$113,986	$475,566	$(382,386)	$—	$(30,483)	$176,683
Issue of share capital (see note 19)	266,835	—	—	—	—	266,835
Share issue expenses	(16,728)	—	—	—	—	(16,728)
Treasury shares	(32,543)	—	—	—	—	(32,543)
Net loss	—	—	(17,024)	—	—	(17,024)
Translation adjustment	—	—	—	—	(12,541)	(12,541)

At March 31, 2000	331,550	475,566	(399,410)	—	(43,024)	364,682
Issue of share capital (see note 19)	206,965	—	—	—	—	206,965
Share issue expenses	(9,025)	—	—	—	—	(9,025)
Treasury shares	(19,025)	—	—	—	—	(19,025)
Net profit	—	—	152,232	—	—	152,232
Capital injection by minorities	—	—	2,513	—	—	2,513
Translation adjustment	—	—	—	—	(13,012)	(13,012)

At March 31, 2001	510,465	475,566	(244,665)	—	(56,036)	685,330
Effect of adopting IAS 39 "Financial Instruments: Recognition and Measurement" on April 1, 2001	—	—	1,251	7,115	—	8,366

At April 1, 2001	510,465	475,566	(243,414)	7,115	(56,036)	693,696
Issue of share capital (see note 19)	11,130	—	—	—	—	11,130
Treasury shares	(11,130)	—	—	—	—	(11,130)
Cash flow hedges	—	—	—	11,698	—	11,698
Net loss	—	—	(442,669)	—	—	(442,669)
Translation adjustment	—	—	—	—	(23,516)	(23,516)

At March 31, 2002	$510,465	$475,566	$(686,083)	$18,813	$(79,552)	$239,209

The accompanying notes are an integral part of these consolidated financial statements

MIH LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS

        MIH Limited was incorporated on July 26, 1991 under the laws of the British Virgin Islands. The principal activities of MIH Limited and its operating subsidiaries (collectively, the Company) are the operation of pay television and internet subscriber platforms and the provision of software solutions. These activities are conducted through subsidiaries, joint ventures and associates primarily in Africa, Greece, Cyprus, Thailand, China, the Netherlands and the United States of America.

2.    PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY

        The consolidated financial statements of the Company have been prepared in accordance with International Accounting Standards (IAS) issued by the International Accounting Standards Board. The financial statements have been prepared on the historical cost basis.

        At April 1, 2001, the Company adopted IAS 39: Financial instruments: Recognition and Measurement (IAS 39). The effect of adopting this standard is summarized in the Consolidated Statement of Changes in Shareholders' Equity and further information is disclosed in accounting policy 2 (a) and (t) and in note 33.

        The Company has adopted the US dollar as its reporting currency. Notwithstanding the US dollar reporting currency, the Company separately measures the transactions of each of its material operations using the particular currency of the primary economic environment in which the operation conducts its business (its functional currency).

        The financial statements have been translated from functional currencies to the reporting currency by translating assets and liabilities, both monetary and non-monetary, at closing rates at each balance sheet date. Income and expense items are translated at exchange rates at the dates of the transactions or at average rates. All resulting exchange differences are included in equity.

        Preparation of the consolidated financial statements in conformity with IAS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        The following are the principal accounting policies used by the Company, which are consistent with those of the prior year:

(a)    Basis of consolidation

        Subsidiaries

          Subsidiaries, which are those companies in which the Company directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which control is transferred to the Company and are no longer consolidated from the date that control ceases.

          All inter-company transactions, balances and unrealized gains on transactions between intergroup companies are eliminated as part of the consolidation process and the interests of the minority shareholders in the consolidated equity and in the consolidated results of the Company are shown separately in the Consolidated Balance Sheets and Consolidated Statements of

  Operations. Where the losses applicable to the minority shareholders in a consolidated subsidiary exceed their interest in that subsidiary, the excess, and any further losses applicable to them, are recognized by the Company except to the extent that the minority shareholders have a binding obligation and are able to make good the losses. If the subsidiary subsequently reports profits, the Company recognizes all such profits until the minority shareholders' share of losses previously absorbed by the Company has been recovered.

          Acquisitions of companies are accounted for using the purchase method. The excess of the purchase price over the fair value of assets acquired less the liabilities assumed of the acquired company, is allocated to identifiable tangible and intangible assets and goodwill, and amortized over the period that the Company expects to derive benefits from these assets.

        Joint ventures

          Companies in which the Company has joint control are accounted for using the equity method with the Company's share of profits and losses included in the Consolidated Statements of Operations. The Company's share of post-acquisition retained profits/losses is added to/deducted from the cost of the investments in joint ventures in the Consolidated Balance Sheets.

        Associates

          Investments in associated undertakings are accounted for by the equity method of accounting. These are undertakings over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but which it does not control. Unrealized gains on transactions between the Company and its associated undertakings are eliminated to the extent of the Company's interest in the associated undertakings; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. The equity accounting is discontinued when the carrying amount of the investment in an associated undertaking reaches zero, unless the Company has incurred obligations or guaranteed obligations in respect of the associated undertaking. The Company's share of profits and losses is included in the Consolidated Statements of Operations. The Company's share of post-acquisition retained profits/losses is added to/deducted from the cost of the investment in associates in the Consolidated Balance Sheets. Provisions are recorded for long-term impairment in value of associated companies in terms of the Company's policy on impairment of assets (refer note (i)).

        Investments

          At April 1, 2001 the Company adopted IAS 39 which requires classification of investments into one of three categories: trading, held-to-maturity and available-for-sale. Investments that are acquired principally for the purpose of generating a profit from short-term fluctuations in price are classified as trading investments and included in current assets. Investments with fixed maturity that management has the intent and ability to hold to maturity are classified as held-to-maturity and are included in non-current assets. During the period the Company did not hold any investments in these two categories. Investments intended to be held for an indefinite period of time, which may be sold in response to needs for liquidity or changes in interest rates, are classified as available-for-sale; these are included in non-current assets unless management has the express intention of holding the investment for less than twelve months from the balance sheet date or unless they will need to be sold to raise operating capital, in which case they are included in current assets. Management determines the appropriate classification of its investments at the time of the purchase and re-evaluates such designation on a regular basis.

          All purchases and sales of investments are recognized on the trade date, which is the date that the Company commits to purchase or sell the asset. Cost of purchase includes transaction costs. Trading and available-for-sale investments are subsequently carried at fair value, whilst held-to-maturity investments are carried at amortized cost using the effective yield method. Realized and unrealized gains and losses arising from changes in the fair value of trading investments and of available-for-sale investments are included in the income statement in the period in which they arise.

          Long-term private equity investments are stated at cost, as the Company does not have the ability to exercise significant influence over their operations. The carrying value of these investments is reviewed periodically when events and circumstances warrant such a review. When the carrying value is considered permanently impaired, a loss is recognized in the Consolidated Statements of Operations based on the amount by which the carrying value exceeds the fair value of the asset. Marketable debt and equity securities are stated at fair value as of the balance sheet date. Short-term marketable debt and equity securities are those with remaining maturities at the balance sheet date of one year or less. Long-term marketable debt and equity securities have remaining maturities at the balance sheet date of greater than one year. Increases/decreases in the carrying amount of marketable debt and equity securities are credited/charged to the Consolidated Statements of Operations.

(b)    Foreign currencies

          Individual companies' transactions in currencies other than their functional currency are recorded at the rate of exchange at the date of the transaction. Monetary assets and liabilities in currencies other than their functional currency are translated at year-end rates. Any resulting exchange differences are reflected in the Consolidated Statements of Operations. Exchange gains and losses relating to hedge transactions are recognized in the Consolidated Statements of Operations in the same period as the exchange differences on the items covered by the hedge transactions. Costs on such contracts are amortized over the life of the hedge contract.

          On consolidation, assets and liabilities of subsidiaries denominated in foreign currencies are translated at year-end rates. Income and expense items are translated using the annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items.

          Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as local currency assets and liabilities of the foreign entity and are translated at the closing rate.

          Adjustments arising from translation are recorded in shareholders' equity and are reflected in the Consolidated Statements of Operations only upon sale or liquidation of the underlying investments.

(c)    Cash and cash equivalents

          Cash and cash equivalents represent cash and highly liquid investments with original and remaining maturities of three months or less at the date of purchase.

(d)    Trade accounts receivable

          Trade accounts receivable are stated at original invoice amount less an estimate for doubtful accounts based on a review of all outstanding amounts at the year-end. Bad debts are written off during the year that they are identified.

(e)    Inventories

          Inventories, consisting primarily of set-top boxes and associated components, are stated at the lower of cost or net realizable value. Cost is generally determined on the first-in first-out basis. Net realizable value is the estimate of the selling price in the ordinary course of business, less costs of completion and selling expenses. When necessary, provision is made for obsolete, slow-moving and/or defective inventories.

(f)    Property and equipment

          Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is charged on a straight-line basis over the estimated useful lives of the respective assets, based on the following useful lives:

Years
Buildings	30
Machinery, furniture and equipment	4 - 10
Transponders and transmitters	10 - 12
Set-top boxes	2

          Land is not depreciated. Improvements to leasehold properties are amortized over the period of their respective leases.

          Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to the Consolidated Statements of Operations. Fully depreciated assets are retained in property and equipment and depreciation accounts until they are removed from service. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amount, less proceeds from disposal, is charged or credited to the Consolidated Statements of Operations.

          Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

(g)    Intangible assets

          (i)  Goodwill

            Goodwill represents the excess of the cost of an acquisition over the fair value of the Company's share of the net assets of the acquired subsidiary, associated undertaking or joint venture at the date of the acquisition. Goodwill is amortized using the straight-line method over its estimated useful life, which is generally between three and five years.

            The gain or loss on disposal of the entity includes the unamortized balance of goodwill relating to the entity disposed of.

        (ii)  Other intangible assets

            Expenditure on intellectual property rights and subscriber bases is capitalized and amortized using the straight-line method over their useful lives, which is between three and five years. Other intangible assets are not revalued.

        (iii)  Impairment of intangible assets

            Where an indication of impairment exists, the carrying amount of any intangible asset including goodwill is assessed and written down immediately to its recoverable amount.

(h)    Leases

          Leases of property and equipment where the Company assumes substantially all the benefits and risks of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the estimated present value of the underlying minimum lease payments. The corresponding rental obligations, net of finance charges, are included in other long-term debt. The interest element of the lease payment is charged to the Consolidated Statements of Operations over the lease period. The property and equipment acquired under finance leasing contracts are depreciated over the shorter of the useful life of the assets or the lease term. Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the Consolidated Statements of Operations on a straight-line basis over the period of the lease.

(i)    Impairment of assets

          The Company periodically evaluates the carrying value of assets to be held and used, including intangible assets, when events and circumstances indicate that the carrying value may not be recoverable. Factors that the Company considers important, which could trigger an impairment review include, but are not limited to, significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, significant negative industry or economic trends, a significant decline in the company's share price for a sustained period and the company's market capitalization relative to its net book value. The carrying value of an asset is considered impaired when the anticipated discounted cash flows from such an asset are separately identifiable and are less than its carrying value. In that event, an impairment loss is recognized based on the amount by which the carrying value exceeds the recoverable amount of the asset. The recoverable amount is defined as the higher of the asset's net selling price and its value in use. Value in use is based on the anticipated cash flows discounted at a rate commensurate with the risk involved. Assets to be disposed of are recorded at fair market value, reduced by the estimated costs to dispose of the asset.

(j)    Program and film rights

          Film rights are stated at acquisition cost less accumulated amortization. Licenses are recorded as assets and liabilities for rights acquired and obligations incurred under license agreements when the license period begins and the cost of each program is known or reasonably determinable. Sports rights are written off upon showing the event and general entertainment and films are amortized on a straight-line basis over the period of the license or based on showings where the number of showings is limited. Amortization of program and film rights is included in the cost of providing services. The costs of in-house programs are expensed as incurred.

(k)    Tax

          Provision is made for all taxes payable in respect of taxable profits earned in the year. The Company also provides at current rates, using the liability method, for all temporary differences arising between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. No deferred tax is provided for in respect of temporary differences that are anticipated to reverse within the carry-forward period of tax losses.

(l)    Provisions

          Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

          Where the Company expects a provision to be reimbursed, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. Employee entitlements to annual leave are recognized when they accrue to employees. An accrual is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

(m)    Minority interest

          The interest of third parties in subsidiaries is accounted for on the basis of their share in the underlying equity of the subsidiaries.

(n)    Revenue recognition

          The Company generates revenue from pay television and internet subscription fees, set-top box sales and rentals, technology licensing, advertising and the performance of maintenance, consulting, e-commerce and other services, net of sales taxes and discounts. Pay television and internet subscription fees are earned over the period of providing services. Set-top box sales, technology licensing and other services are recorded upon delivery of products and customer acceptance, if any, or performance of services. Advertising revenue is recognized upon showing over the period of the advertising contract.

          For contracts with multiple obligations (e.g. sales and maintenance of software and other services), and for which vendor-specific objective evidence of fair value for the undelivered elements exists, revenues for the delivered elements are recognized based on residual contract value. Generally, the Company has vendor-specific objective evidence of the fair value of the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, the maintenance revenue is deferred at the outset of the arrangement and is recognized ratably over the period during which the maintenance is to be provided, which generally commences on the date that the software is delivered. The Company recognizes revenue allocated to maintenance and support fees, for ongoing customer support and product updates ratably over the period of the relevant contracts. Payments for maintenance and support fees are generally made in advance and are non-refundable. For revenue allocated to consulting services and for consulting services sold separately, the Company recognizes revenue as the related services are performed. Maintenance and consulting services revenues are included in other revenue.

          For product licenses sold with integration services, the Company recognizes revenue based on the completed contract method. Revenue from software development contracts of less than six months' duration is recognized based on the completed contract method and for longer-term contracts generally on the percentage of completion method. Under the percentage of completion method the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined. Revenues from integration services and software development contracts are included in other revenue.

          Revenues from professional services agreements are recognized on the percentage of completion method based on the hours incurred relative to total estimated hours for fixed bid contracts or based on the hours incurred multiplied by the hourly rate for time and material engagements. These services include strategic interactive television consulting; middleware porting and integration services for set-top box manufacturers and chip-set vendors; network customization and field validation test services; customization of core applications or integration testing of third-party applications; client-specific solution centers; customization and implementation services for deploying HTML engine and browsers to set-top boxes and Internet devices; and content transformation and training. Revenue is generally recognized based on the percentage of completion method, provided there is insignificant amounts of risk associated with customer acceptance. Revenue earned from professional services that possess significant customer acceptance risk is recognized based on completed contract method. The types of arrangements that involve significant customer acceptance risk include services that involve significant production, modification or customization of software. Since IAS does not contain specific guidance for recognizing revenue on technically-based professional services, under these arrangements, the arrangements are accounted for in conformity with specific accounting guidance in the United States including ARB No 45, using the relevant guidance in SOP 81-1, as guided by SOP 97-2. In cases where services does not involve such significant production, modification or customization of software, then service revenue is recognized separately from the software license revenue and is recognized as the services are being performed, as required by SOP 97-2.

          The Company enters into arrangements with network operators whereby application software is licensed to network operators in exchange for a percentage of the subscription revenue they earn from their customers. Where all of the software under the arrangement has been delivered, the revenue is recognized as the network operator reports to the Company its revenue share, which is generally done on a quarterly basis. Under arrangements where the Company has committed to deliver unspecified future applications, the revenue earned on the delivered applications is recognized on a subscription basis over the term of the arrangement.

(o)    Pensions and other post-retirement benefits

          The Company has various post-retirement and pension plans in accordance with local conditions and practices in the countries in which it operates. The plans are defined contribution plans. Current contributions to the defined contribution plans operated for employees are charged to the Consolidated Statements of Operations as incurred.

(p)    Research and development costs

          Research and development costs are expensed in the financial period during which they are incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers.

(q)    Marketing expenses

          Marketing expenses are expensed in the financial period in which they are incurred.

(r)    Discontinuing operations

          A discontinuing operation results from the sale or abandonment of an operation that represents a separate, major line of business and of which the assets, net profits or losses and activities can be distinguished physically, operationally and for functional reporting purposes. The results of discontinuing operations up to the point of sale or abandonment, net of tax, are separately disclosed.

(s)    Dividends

          Dividends on ordinary shares are recognized in equity in the period in which they are declared. Dividend income is recognized when the shareholders' right to receive payment is established.

(t)    Financial instruments

          The Company adopted IAS 39 on April 1, 2001.

          For a discussion of the effects of IAS 39 on investments, refer to accounting policy (a) Investments. Information about accounting for derivative financial instruments and hedging activities is included in Note 33.

        (1)  Financial risk factors

            The Company's activities expose it to a variety of financial risks, including the effects of changes in debt and equity market prices, foreign currency exchange rates and interest rates. The Company's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Company. The Company uses derivative financial instruments such as foreign exchange contracts to hedge certain exposures.

            (i)  Foreign exchange risk

              The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the South African rand, Greek drachmae and euro against the US dollar. Companies in the group use forward contracts to hedge their exposure to foreign currency risk in the local reporting currency. For financial reporting purposes, each subsidiary designates contracts as fair value hedges or cash flow hedges, as appropriate. At the group level, external foreign exchange contracts are designated as hedges of foreign exchange risk on specific assets, liabilities or future transactions.

              The Company hedges the foreign currency exposure of its contract commitments to purchase goods, services and film rights mainly in US dollars. The forward contracts typically expire within one year, consistent with the related purchase commitments. The Company generally hedges all major exposures in foreign currencies to an amount of approximately 80% of the contract value.

              The Company has a number of investments in foreign subsidiaries, whose net assets are exposed to currency translation risk. Currency exposure to the net assets of the Company's subsidiaries in South Africa and Greece is managed primarily through borrowings denominated in the relevant foreign currencies.

          (ii)  Credit risk

              The Company is exposed to certain concentrations of credit risk relating to its cash and current investments. It places its cash and current investments with high-quality institutions. The Company's policy is designed to limit exposure to any one institution and it invests its excess cash in low-risk investment accounts. No losses have been experienced on such accounts. At March 31, 2002 cash and current investments were held with numerous financial institutions. With respect to accounts receivable, the Company's customer base is dispersed across many geographical areas. The Company analyzes historical bad debts, customer credit-worthiness, current economic trends in each country where its customers are located, customer payment history and changes in customer payment terms when evaluating the allowance for doubtful accounts.

        (2)  Accounting for derivative financial instruments and hedging activities

            Derivative financial instruments are initially recognized in the balance sheet at cost and subsequently are remeasured at their fair value. The method of recognizing the resulting gain or loss is dependent on the nature of the item being hedged. On the date a derivative contract is entered into, the Company designates certain derivatives as either (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), (2) a hedge of a forecasted transaction or of a firm commitment (cash flow hedge), or (3) a hedge of a net investment in a foreign entity.

            Changes in the fair value of derivatives that are designated and qualify as fair value hedges and that are highly effective, are recorded in the Consolidated Statements of Operations, along with any changes in the fair value of the hedged asset or liability that is attributable to the hedged risk.

            Changes in the fair value of derivatives that are designated and qualify as cash flow hedges and that are highly effective, are recognized in equity. Where the forecasted transaction or firm commitment results in the recognition of an asset (for example, property and equipment and program and film rights) or of a liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset or liability. Otherwise, amounts deferred in equity are transferred to the Consolidated Statements of Operations and classified as revenue or expense in the same periods during which the hedged firm commitment or forecasted transaction affects the Consolidated Statements of Operations (for example, when the forecasted purchase takes place).

            Certain derivative transactions, while providing effective economic hedges under the Company's risk management policies, do not qualify for hedge accounting under the specific rules in IAS 39. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting under IAS 39 are recognized immediately in the Consolidated Statement of Operations.

            When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting under IAS 39, any cumulative gain or loss existing in equity at that time remains in equity and is recognized, when the committed or forecasted transaction ultimately is recognized in the Consolidated Statements of Operations. However, if a committed or forecasted transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the Consolidated Statements of Operations.

            At the inception of the transaction the Company documents the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives designated as hedges to specific assets and liabilities or to specific firm commitments or forecast transactions. The Company also documents its assessment, both at the hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

            The fair values of various derivative instruments used for hedging purposes and movements on the hedging reserve in shareholders' equity are shown in Note 33.

        (3)  Fair value estimation

            The fair value of publicly traded derivatives and trading and available-for-sale securities is based on quoted market prices at the balance sheet date. The fair value of forward foreign exchange contracts is determined using forward exchange market rates at the balance sheet date.

            In assessing the fair value of non-traded derivatives and other financial instruments, the Company uses a variety of methods and makes assumptions that are based on market conditions existing at each balance sheet date. Quoted market prices or dealer quotes for the specific or similar instruments are used for long-term debt. Other techniques, such as option pricing models and estimated discounted value of future cash flows, are used to determine fair value for the remaining financial instruments.

            The face value less any estimated credit adjustments for financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate available to the Company for similar financial instruments.

            The Company enters into foreign currency exchange contracts in order to reduce the impact of certain foreign currency exchange rate fluctuations. Firmly committed transactions and the related receivable or payable may be hedged with forward exchange contracts. Any gains/losses are included in accrued assets/liabilities and are recognized in results when the transaction being hedged is recognized.

(u)    Profit/loss per share

          Net profit/loss per share and profit/loss per share from continuing operations is based on net profit/loss and the profit/loss from continuing operations divided by the weighted-average number of shares outstanding during each period.

(v)    Segmental reporting

          The primary segmental reporting is prepared based on the Company's method of internal reporting, which disaggregates its business by service or product and includes all businesses over which the Company exercises control. The secondary segmental reporting is prepared on a geographical basis.

(w)    Equity compensation

          Share options are granted to all directors and employees. The intrinsic value, defined as the market value of the share at grant date less the exercise price, is not recognized as a compensation expense over the vesting period of the related options or stock purchases. When the options are exercised, the proceeds received, net of any transaction costs are credited to share capital.

(x)    Share capital

          Ordinary shares are classified as equity. External costs directly attributable to the issue of new shares are shown as a deduction, net of tax in equity from the proceeds. Treasury shares issued to the share incentive scheme are shown as a deduction in equity.

(y)    Comparatives

          Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current year. In particular, comparative information has been adjusted to reflect the separate disclosure of discontinuing operations.

3.    SIGNIFICANT ACQUISITIONS AND DIVESTITURES

        In May 2001, the Company acquired a 46.4% stake in Tencent (BVI) Limited, which is the operator of QQ Limited, an instant-messaging platform in China, for a purchase consideration (including costs directly attributable to the acquisition) of $33.2 million, settled in cash. Subsequent to this acquisition, additional cash funding of $1 million, in proportion to its shareholding, was made by the Company. The purchase consideration was allocated to net tangible assets acquired of $4.1 million and goodwill of $29.9 million, which will be amortized over its estimated useful life of three years.

        In July 2001 OpenTV Corp. (OpenTV), a subsidiary of the Company, acquired a 100% interest in Static 2358 Limited (Static), a privately-held leading interactive TV (iTV) media and entertainment company. Under the acquisition agreement, OpenTV acquired all of Static's privately-held shares in a combined share and cash transaction. Static shareholders and optionholders received an aggregate of 2,719,048 of OpenTV Class A Ordinary Shares with a value of $38.2 million at the acquisition date, and approximately $12.7 million in cash. The cash component included approximately $1.1 million in termination payments made to certain senior Static personnel who were terminated in connection with the transaction. Pursuant to certain earn-out provisions contained in the Static acquisition agreement, the principal shareholders of Static earned an additional consideration of 626,872 Class A Ordinary Shares which were issued in early 2002. Additional goodwill of $3.7 million was recorded based on the fair value of the shares at the date of subsequent issuance. The total purchase consideration (including expenses of $1.5 million) was allocated based upon the fair value of the net assets acquired, as follows: net liabilities ($5.5 million), intangible net assets (other than goodwill) ($16.4 million) and goodwill ($45.2 million). The intangible assets are being amortized over their estimated useful lives of three years and goodwill is being amortized over its useful life of five years. The issue of shares by OpenTV to acquire Static gave rise to a dilution loss of $2.9 million.

        During July 2001 the Company disposed of its 100% interest in A-1 Net Holdings Limited and its wholly-owned subsidiary, M-Web Online Company Limited, for a consideration of $1 million, resulting in a loss on disposal of $4.9 million.

        During July 2001 the Company entered into an agreement to reduce its 40% interest in its joint venture, SOE International SA (SOE), which also owns AEK PAE and Basic Hellas SA to nil %, and increased its direct holding in AEK PAE to a non-funding 15%, for $nil consideration. A net profit on disposal of $3.3 million was recorded mainly as a result of the release of the foreign currency translation reserve previously recorded. The investment in AEK PAE has been accounted for using the equity method up until the date of disposal and as an investment at cost thereafter as the Company no longer exercises significant influence over its operations.

        During the year the Company advanced amounts totalling $15.9 million to its joint venture, M-Web Holdings Limited (M-Web) in terms of a bridging finance agreement. A mandatorily convertible preference share subscription agreement dated November 22, 2001 was entered into whereby the bridging finance agreement between the Company and M-Web was amended such that the outstanding amount was deemed due and payable by M-Web to the Company on that date. In terms of the preference share subscription agreement, the Company applied its claims in subscribing for the M-Web redeemable convertible preference shares (preference shares) at a subscription price of R 1.97 per share. Additional redeemable convertible preference shares were to be issued for any additional funding after November 22, 2001. The maximum amount advanced was capped at $29.1 million. The $15.9 million owing in terms of the bridging finance agreement was converted into 92 million preference shares. An additional 27.9 million preference shares were issued in February and

March 2002 for a consideration of $4.8 million. On the date of each conversion, the goodwill attributable to the convertible preference shares was calculated in accordance with M-Web's net asset value on each respective date. This additional goodwill of $14.7 million will be amortized over its estimated useful life of five years. The Company has accounted for its share of the equity losses in M-Web based on its new equity holding at the date of each conversion. Its percentage interest has increased from 22.3% at March 31, 2001 to 41.0% at March 31, 2002. On April 1, 2002 the convertible preference shares were converted into ordinary M-Web shares.

        In October 2001 the Company's subsidiary NetMed NV issued 622 Class E Ordinary Shares to Antenna TV SA for a total consideration of $12.3 million (representing a 5% interest in NetMed NV). Antenna has the option to acquire an additional 10% interest within two years at fair value. This transaction resulted in a 4.16% dilution in the Company's interest in NetMed NV, and a consequent dilution gain of $11.9 million.

        During December 2001 the Company disposed of its 100% investment in Eefoo.com (BVI) Limited, which through its wholly-owned subsidiary, Eefoo.com (Mauritius) Limited, owns a 52.5% equity interest in Shanghai Eefoo Network Technology Development Company Limited. This investment was disposed of for a cash consideration of $250,000, resulting in a loss on disposal of $2.9 million.

        During January 2002, the Company disposed of its 45% investment in MultiChoice Middle East, Inc., resulting in a net profit on disposal of $2.0 million.

        During March 2002 the Company disposed of its 10% interest in 21 Vianet Inc. for a consideration of $1 million, resulting in a loss on disposal of $5 million, which has been included in "Loss on marketable securities" in the Consolidated Statements of Operations.

        Subsequent to the year-end on May 8, 2002 the Company announced that it had entered into an agreement with Liberty Media Corporation to dispose of its 38.4% interest (70% voting interest) in OpenTV for a gross amount of approximately $185 million gross of disposal costs estimated to be $15 million. The consideration will be settled in cash representing at least 21% of the purchase consideration and the balance with Liberty Media Corporation shares at Liberty Media's discretion. The results of OpenTV have been included in discontinuing operations (refer note 25).

        Subsequent to the year-end the Company increased its investment in Cable News Egypt (CNE) from 10% to 16.5%. The business of MultiChoice Egypt is being liquidated and its remaining assets have been sold to CNE in exchange for the additional interest acquired in CNE.

4.    MARKETABLE DEBT AND EQUITY SECURITIES

	March 31,
	2002	2001
	(thousands)	(thousands)
Short-term marketable debt and equity securities
Marketable debt securities
Commercial paper	$6,975	$20,480
Corporate notes and bonds	13,185	28,180
Certificate of deposit	—	1,286
U.S. Government securities	5,776	4,512
Other debt securities	8,000	—
Auction rate securities	5,054	—

Total marketable debt securities (due in one year or less)	$38,990	$54,458

Marketable equity securities	—	4,933

Total short-term marketable debt and equity securities	$38,990	$59,391

Long-term marketable debt and equity securities
Corporate notes and bonds	$15,804	$14,334
U.S. Government securities	52,851	30,299

Total long-term marketable debt securities (due after one, but not more than five years)	$68,655	$44,633

Total marketable debt and equity securities	$107,645	$104,024

        Marketable debt and equity securities are stated at estimated fair value, being the amortized cost of $107.7 million and $122.8 million at March 31, 2002 and 2001 respectively, net of unrealized losses of $0.1 million and $18.8 million at March 31, 2002 and 2001 respectively.

5.    ACCOUNTS RECEIVABLE, NET

Trade accounts receivable	$87,447	$82,670
Less: provision for doubtful accounts	(18,704)	(20,031)

	$68,743	$62,639

        Included in accounts receivable are $58.6 million and $49.2 million at March 31, 2002 and March 31, 2001, respectively, pre-billed to customers and credit balances, which have been recorded as deferred income (refer note 15).

        Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers, who are internationally dispersed and have a variety of end markets in which they sell. The Company's historical experience in collection of accounts receivable falls within the recorded allowances. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in the Company's trade receivables.

6.    OTHER RECEIVABLES

	March 31,
	2002	2001
	(thousands)	(thousands)
Prepayments and accrued income	$17,832	$17,653
Receivable from shareholders	3,220	785
Sundry deposits	4,222	3,782
Staff debtors	1,549	1,949
Taxes receivable	3,124	—
Other receivables	15,073	27,974

	$45,020	$52,143

        Included in prepayments is an amount of $11.7 million which has been paid in advance for variable sports rights. The contract terms in respect of these rights have been breached by the soccer teams. Based on the facts and pleadings to date, the Company's legal counsel and management are of the opinion that the recoverability of these prepayments is virtually certain.

7.    PROGRAM AND FILM RIGHTS

        The following table sets forth the components of program and film rights, on a gross and net basis:

Cost
Program and sports rights	$112,356	$105,198
Film rights	11,386	8,607

	123,742	113,805

Accumulated amortization
Program and sports rights	(37,897)	(31,082)
Film rights	(2,646)	(3,151)

	(40,543)	(34,233)

Net book value
Program and sports rights	74,459	74,116
Film rights	8,740	5,456

	$83,199	$79,572

Classified on the Balance Sheets as follows:
Current assets	$38,406	$34,412
Non-current assets	44,793	45,160

	$83,199	$79,572

8.    INVENTORIES, NET

Set-top boxes and associated components	$25,134	$32,514
Less: provision for slow-moving and obsolete inventories	(8,539)	(9,628)

	$16,595	$22,886

9.    VALUATION AND QUALIFYING ACCOUNTS

        The following account balances have been determined based on management's estimates and assumptions:

	At March 31, 2001	Translation adjustment	Arising on acquisition	Deducted from assets	Credited/ (charged) to costs and expenses, net	At March 31, 2002
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
2002
Provision for:
Doubtful accounts—Note 5	$(20,031)	$1,088	$(39)	$—	$278	$(18,704)
Slow-moving and obsolete inventories—Note 8	(9,628)	963	—	—	126	(8,539)
Post-retirement benefits	(1,438)	425	—	—	220	(793)
Digital set-top boxes upgrade	(1,593)	(18)	—	—	1,611	—
Losses in joint ventures	(1,803)	47	—	1,525	231	—
Redundancy	(725)	—	—	—	631	(94)
Warranties	(1,827)	—	—	—	201	(1,626)
Intellectual property						—
infringement	(1,244)	—	—	—	1,244	—
Discontinuing operations	—	—	—	—	(7,296)	(7,296)

	$(38,289)	$2,505	$(39)	$1,525	$(2,754)	$(37,052)

	At March 31, 2000	Translation adjustment	Arising on acquisition	Deducted from assets	Credited/ (charged) to costs and expenses, net	At March 31, 2001
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
2001
Provision for:
Doubtful accounts—Note 5	$(11,858)	$1,154	$—	$—	$(9,327)	$(20,031)
Slow-moving and obsolete inventories—Note 8	(10,527)	995	—	—	(96)	(9,628)
Post-retirement benefits	(2,140)	362	—	—	340	(1,438)
Digital set-top boxes upgrade	(1,786)	193	—	—	—	(1,593)
Write-down of carrying values of assets in certain African countries	(3,057)	456	—	—	2,601	—
Losses in joint ventures	(6,669)	1,971	—	11,386	(8,491)	(1,803)
Redundancy	(234)	—	—	—	(491)	(725)
Warranties	(5,130)	—	—	—	3,303	(1,827)
Intellectual property infringement	(621)	—	—	—	(623)	(1,244)

	$(42,022)	$5,131	$—	$11,386	$(12,784)	$(38,289)

	At March 31, 1999	Translation adjustment	Arising on acquisition	Deducted from assets	Credited/ (charged) to costs and expenses, net	At March 31, 2000
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
2000
Provision for:
Doubtful accounts	$(20,380)	$2,206	$—	$—	$6,316	$(11,858)
Slow-moving and obsolete inventories	(10,460)	1,132	—	—	(1,199)	(10,527)
Post-retirement benefits	(2,667)	122	—	—	405	(2,140)
Digital set-top boxes upgrade	—	—	—	—	(1,786)	(1,786)
Write-down of carrying values of assets in certain African countries	(3,307)	174	—	—	76	(3,057)
Losses in joint ventures	—	—	(13,774)	10,863	(3,758)	(6,669)
Redundancy	—	—	—	—	(234)	(234)
Warranties	(5,460)	—	—	—	330	(5,130)
Intellectual property infringement	(499)	—	—	—	(122)	(621)

	$(42,773)	$3,634	$(13,774)	$10,863	$28	$(42,022)

        Further details describing the provisions at March 31, 2002 are included below:

        MultiChoice Africa (Proprietary) Limited (MCA) provides post-retirement benefits by way of medical aid contributions. During the year ended March 31, 1998 an agreement was reached with employees of MCA to terminate the post-retirement medical aid benefits in exchange for an increase in MCA's medical aid contributions to the retirement benefit plan (refer note 35).

        The digital set-top boxes upgrade provision has been raised in connection with the replacement of set-top boxes for interactive television. This provision was utilized during fiscal 2002.

        The provision for the write-down of carrying values of assets in certain African countries was reversed during fiscal 2001 due to the stabilization of the economic and political environments in these countries.

        The provision for losses in joint ventures related to the liabilities assumed at acquisition and the equity losses of SOE International SA and M-Web, net of advances made in terms of the group's funding obligations. The Company disposed of 25% of its equity investment in SOE International SA during fiscal 2002 (refer note 3).

        The opening redundancy provision at April 1, 2001 has been used for the payment of restructuring costs following the restructuring of the Mindport IBS, Mindport MCT and Mindport Central divisions.

        The warranty provision relates to the replacement of defective smartcards and conditional access modules supplied to customers.

        The intellectual property infringement provision related to amounts which were expected to be incurred in respect of a patent used in the conditional access system. This provision has been released unutilized to income during fiscal 2002. Management and legal counsel are of the opinion that the risk of loss to the Company is no longer probable.

        The provision for discontinued operations relates to amounts payable for settlement, legal and retrenchment costs arising from the discontinuance of the Mindport segment. The retrenchment costs included in this provision amount to $2.0 million in respect of approximately 40 employees.

10.    PROPERTY AND EQUIPMENT

	Land, buildings and leasehold improvements		Machinery, furniture and equipment		Transponders and transmitters		Set-top boxes
	Purchased	Leased	Purchased	Leased	Purchased	Leased	Purchased	Leased	Total
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
Cost
At April 1, 2001	$9,578	$5,780	$108,278	$534	$13,696	$217,519	$2,393	$24,565	$382,343
Translation adjustment	(648)	(1,663)	(9,859)	(41)	(239)	(26,650)	(684)	80	$(39,704)
Reclassifications	(44)	424	(294)	(485)	82	301	16	—	—
Additions	5,249	19	28,816	—	257	74,445	597	2,370	111,753
Assets of acquired companies	159	—	4,176	—	—	—	—	—	4,335
Disposals	(1,118)	(183)	(18,556)	—	(321)	(160)	(101)	—	(20,439)

At March 31, 2002	13,176	4,377	112,561	8	13,475	265,455	2,221	27,015	438,288

Accumulated depreciation
At April 1, 2001	(2,231)	(807)	(47,493)	(263)	(6,400)	(37,239)	(1,340)	(19,614)	(115,387)
Translation adjustment	200	238	5,367	678	111	6,387	430	24	13,435
Reclassifications	(6)	(44)	(72)	(415)	(577)	1,115	(1)	—	—
Charge for the year	(2,215)	(167)	(25,181)	—	(2,095)	(20,889)	(951)	(4,554)	(56,052)
Acquired companies	(17)	—	(313)	—	—	—	—	—	(330)
Disposals	117	29	6,070	—	189	160	64	—	6,629

At March 31, 2002	(4,152)	(751)	(61,622)	—	(8,772)	(50,466)	(1,798)	(24,144)	(151,705)

Net book value
At March 31, 2002	$9,024	$3,626	$50,939	$8	$4,703	$214,989	$423	$2,871	$286,583

At March 31, 2001	$7,347	$4,973	$60,785	$271	$7,296	$180,280	$1,053	$4,951	$266,956

        The Company leases certain land and buildings, machinery, furniture and equipment, and transponders and transmitters. Commitments for minimum rentals under non-cancelable leases as at March 31, 2002 are as follows:

	Finance leases	Operating leases
	(thousands)	(thousands)
For the years ended March 31:
2003	$46,424	$16,166
2004	43,272	13,383
2005	41,689	10,104
2006	41,761	7,445
2007	43,103	5,057
2008 and after	181,792	8,415

Total minimum lease repayments	398,041	$60,570

Less: amount representing interest	(116,816)

	$281,225

        Operating lease rental expense for the year ended March 31, 2002 amounted to approximately $8.0 million (2001: $9.5 million) included in continuing operations and $11.3 million (2001: $8.8 million) included in "Loss arising from discontinuing operations".

        Finance leases bear interest ranging from 3.0%—21.5% as at March 31, 2002. The weighted average interest rate was 8.8% (2001: 8.9%). The present value of finance lease liabilities is as follows:

	March 31,
	2002	2001
	(thousands)	(thousands)
Not later than 1 year	$25,130	$19,292
Later than 1 year and not later than 5 years	95,349	77,455
Later than 5 years	160,746	132,512

	$281,225	$229,259

11.    INTANGIBLE ASSETS

	Intellectual property rights	Subscriber base	Goodwill	Total
	(thousands)	(thousands)	(thousands)	(thousands)
2002
Cost
At April 1, 2001	$67,471	$42,013	$1,107,522	$1,217,006
Translation difference	158	(8,937)	(40,131)	(48,910)
Reclassifications	2,853	—	(2,853)	—
Additions	6,524	—	110,616	117,140
Acquired companies	16,400	—	—	16,400
Disposals	(5,972)	—	(3,809)	(9,781)

At March 31, 2002	87,434	33,076	1,171,345	1,291,855

Accumulated amortization
At April 1, 2001	(9,384)	(26,627)	(242,097)	(278,108)
Translation difference	(70)	8,049	17,875	25,854
Reclassifications	(1,247)	—	1,247	—
Amortization for the year
Included in "depreciation and amortization"	(5,221)	(6,719)	(30,266)	(42,206)
Included in "equity results in associates"	—	—	(3,009)	(3,009)
Included in "equity results in joint ventures"	—	—	(16,948)	(16,948)
Included in "results from discontinuing operations"	(11,958)	—	(184,444)	(196,402)
Impairment charge
Included in "Loss from continuing operations"(1)	(882)	(7,779)	(4,442)	(13,103)
Included in "Loss arising on discontinuing operations"(2)	—	—	(428,235)	(428,235)
Disposals	201	—	2,048	2,249

At March 31, 2002	(28,561)	(33,076)	(888,271)	(949,908)

Net book value	$58,873	$—	$283,074	$341,947

(1)
The impairment charge included in loss from continuing operations comprises mainly of the impairment of intellectual property rights ($0.9 million) and subscriber base ($7.8 million) in Wisdom Online (BVI) Limited. During the year the Company revised its strategy pertaining to the online services provider market in China and downscaled the size and direction of this business, and consequently also reviewed the fair value of the intangibles pertaining to this investment. The Company recorded a further impairment of goodwill of $4.4 million relating to the closure of certain internet initiatives in Asia.

(2)
The impairment charge included in loss arising on discontinuing operations relates to the impairment of OpenTV goodwill of $410.6 million (based on the estimated net selling price to be obtained on disposal of the Company's 38.4% interest) and Mindport goodwill of $17.6 million (based on the discontinuance of stand-alone broadband initiatives and integrated business system software products).

	Intellectual property rights	Subscriber base	Goodwill	Total
	(thousands)	(thousands)	(thousands)	(thousands)
2001
Cost
At April 1, 2000	$18,998	$37,186	$278,894	$335,078
Translation difference	92	(6,900)	(36,225)	(43,033)
Additions	48,381	11,727	892,969	953,077
Acquired companies	—	—	20,791	20,791
Impairment charge	—	—	(29,034)	(29,034)
Disposals	—	—	(19,873)	(19,873)

At March 31, 2001	67,471	42,013	1,107,522	1,217,006

Accumulated amortization
At April 1, 2000	(4,446)	(22,258)	(101,490)	(128,194)
Translation difference	47	4,571	18,077	22,695
Amortization for the year
Included in "depreciation and amortization"	(4,985)	(8,940)	(144,593)	(158,518)
Included in "equity results in associates"	—	—	(3,776)	(3,776)
Included in "equity results in joint ventures"	—	—	(21,176)	(21,176)
Impairment charge	—	—	6,264	6,264
Disposals	—	—	4,597	4,597

At March 31, 2001	(9,384)	(26,627)	(242,097)	(278,108)

Net book value	$58,087	$15,386	$865,425	$938,898

12.    LONG-TERM INVESTMENTS

        The following information relates to the Company's effective economic interest in significant investments:

	March 31,
Type of invesment
	2002	2001	Nature of business	Country of incorporation
	%	%
Associates
Electronic Media Network Limited/SuperSport International Holdings Limited (M- Net/SuperSport)	22.2	21.0	Premium television channel provider	South Africa
Joint ventures
M-Web Holdings Limited	41.0	22.3	Internet service and content provider	South Africa
United Broadcasting Corporation Public Company Limited	31.1	31.1	Management of television platforms	Thailand
MultiChoice Supplies (Proprietary) Limited	50.0	50.0	Set-top box rentals	South Africa
MultiChoice Middle East Inc.	—	45.0	Management of television platforms	Middle East
KSC Commercial Internet Company Limited	40.6	53.5	Internet service and content provider	Thailand
Myriad International Programming Services BV	50.0	50.0	Program and content acquisition	The Netherlands
Subsidiaries(1)
Myriad Holdings Africa BV	100.0	100.0	Investment holding	The Netherlands
MultiChoice Africa (Proprietary) Limited	100.0	100.0	Management of television platforms	South Africa
MultiChoice Africa Limited	100.0	100.0	Investment holding	British Virgin Islands
NetMed NV	84.7	88.6	Investment holding	The Netherlands
NetMed Hellas SA	84.7	85.1	Management of television platforms	Greece
MultiChoice Hellas SA	33.9	38.5	Management of television platforms	Greece
Mindport Holdings Limited	100.0	100.0	Technology development	British Virgin Islands
Mindport IBS Limited	70.0	70.0	Technology development	British Virgin Islands
Irdeto Access BV	100.0	100.0	Technology development	The Netherlands
MultiChoice Cyprus Limited	29.9	35.2	Management of television platforms	Cyprus
Open TV Corp.	38.4	41.6	Technology development	USA
Internet Knowledge Service Centre Company Limited	62.5	75.0	Investment holding	Thailand
Tencent (BVI) Limited	46.4	—	Instant messaging service provider	British Virgin Islands

(1)
The percentage interests in companies listed as subsidiaries are based on the Company's effective ownership. The Company has voting control through its direct and indirect interests in the respective intermediate holding companies and other entities.

13.    EQUITY-ACCOUNTED INVESTMENTS

		March 31,
		2002	2001
		(thousands)	(thousands)
Associates (a)		$18,751	$12,577
Joint ventures (b)		16,495	30,107

		$35,246	$42,684

(a)	Associates
	Listed
	M-Net/SuperSport at cost	$3,435	$5,086
	Share of post-acquisition retained profits	15,316	7,491

		$18,751	$12,577

(b)	Joint ventures
	Listed
	United Broadcasting Corporation Public Company Limited	$65,804	$65,708
	M-Web Holdings Limited	—	4,021
	Unlisted
	MultiChoice Supplies (Proprietary) Limited	2,517	5,495
	MultiChoice Middle East, Inc.	—	6,588
	M-Web Holdings Limited	7,386	—
	KSC Commercial Internet Company Limited	1,363	553
	Share of post-acquisition retained losses	(60,575)	(52,258)

		$16,495	$30,107

	Listed shares at market value
	M-Net/SuperSport	$20,498	$28,049
	United Broadcasting Corporation Public Company Limited	88,377	56,464
	M-Web Holdings Limited	—	13,915

		$108,875	$98,428

	Directors' valuation of unlisted shares
	Joint ventures	$11,266	$10,218

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Significant joint venture information
Net loss	$(14,019)	$(29,027)	$(29,555)
Current assets	27,724	29,717	40,460
Long-term assets	45,598	55,075	76,727
Current liabilities	(36,722)	(48,146)	(45,072)
Long-term liabilities	(21,906)	(38,853)	(41,649)
Commitments and contingencies	5,781	5,205	5,399

14.    LONG-TERM DEBT, AND PROGRAM AND FILM RIG HTS

	March 31,
	2002	2001
	(thousands)	(thousands)
Long-term debt comprises:
Finance leases—Note 10	$281,225	$229,259
Long-term debt	79,621	20,123

	360,846	249,382
Less: short-term portion included in current liabilities	(38,933)	(19,292)

	$321,913	$230,090

        The liabilities under finance leases are repayable over periods from one to eleven years at effective interest rates, ranging from 3.0% to 21.5% per annum.

        Included in long-term debt is a liability for bank borrowings of $13.3 million (2001: $17.4 million) relating to the transfer of shares of M-Net/SuperSport into the Phuthuma Futhi share scheme. Accrued interest until redemption date (October 15, 2002) is added to the liability at an interest rate of 12.55% per annum. The Company may be required to re-acquire ownership of the M-Net/SuperSport shares on October 31, 2005, which was renegotiated from the original maturity date for the scheme of April 14, 2001. This liability as been included in the short-term portion of long-term debt. Also included is a bank loan facility of $63.5 million, repayable in July 2004, bearing interest at LIBOR plus 2% per annum.

        Transponders and transmitters with a carrying value of $215.0 million have been encumbered in favour of secured lenders.

        A call account cash balance of $5.3 million has been pledged as security for the Phuthuma Futhi loan.

Program and film rights:

Program and film rights	$56,852	$70,256
Less: short-term portion included in current liabilities	(30,237)	(32,941)

	$26,615	$37,315

        Program and film rights payable are non-interest-bearing and amounts due in future financial years are $30.2 million in 2003, $17.8 million in 2004 and $8.8 million thereafter.

The currency mix of long-term debt, and program and film rights as at March 31, 2002 and 2001 is:

	%	%
Euro	25.0	32.4
Greek drachmae	—	19.6
Netherlands guilders	—	0.3
South African rand	4.2	7.4
US dollars	70.8	40.3

	100.0	100.0

15.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	March 31,
	2002	2001
	(thousands)	(thousands)
Deferred income (refer note 5)	$58,589	$49,153
Accrued expenses	78,550	81,446
Taxes and social securities	17,415	14,697
Amounts owing in respect of investments acquired	—	8,259
Other current liabilities	11,233	10,064

	$165,787	$163,619

16.    RELATED PARTY TRANSACTIONS

        The Company entered into transactions and has balances with a number of related parties, including equity investees, directors, shareholders and entities under common control. The transactions with related parties are summarized in the following table:

	2002	March 31, 2001	2000
	(thousands)	(thousands)	(thousands)
Income
Management fee(a)	$—	$868	$1,573
Dividends(b)	656	1,683	1,544
Licensing and consulting fees(c)	2,611	1,419	843

Profit on sale of associate	—	—	15,199
Interest received(d)	656	—	—
Satellite capacity charges(e)	2,112	3,926	6,286
Advertising recovery(f)	1,693	2,131	2,227
Smartcards(g)	3,544	—	—

	$11,272	$10,027	$27,672

Costs
Channel and programming costs(h)	$155,861	$163,534	$161,077
Directors' and key management emoluments(i)	3,571	4,991	4,308

	$159,432	$168,525	$165,385

(a)
Management fee charged by the Company to United Broadcasting Corporation Public Company Limited.

(b)
Dividends received from M-Net/SuperSport.

(c)
Licensing and consulting fees charged to associates and joint ventures.

(d)
Interest received from M-Web Holdings Limited in respect of amount owing in terms of the bridging finance agreement.

(e)
Excess satellite capacity charged to associates.

(f)
Advertising recovered from associates.

(g)
Smartcard sales to joint ventures.

(h)
The Company has contracts with M-Net/SuperSport for the supply of program and film rights. The amounts payable under these contracts are calculated based on the number of subscribers and at a rate per subscriber determined on an annual basis.

(i)
Total remuneration of the directors. A listing of the members of the board of directors is shown on page 206 of this registration statement.

(j)
The aggregate number of options granted to directors in terms of the employee stock option schemes of the Company during 2002 and at March 31, 2002 respectively are:

  •
  For entities listed on a recognised stock exchange as follows: by MIH Limited (nominal value of $1.00 per share) 482,471 and 1,648,309, by MIH Holdings Limited (nominal value of South African rand 0.02 per share) 164,751 and 3,514,565, by M-Net (nominal value of South African rand 0.02 per share) nil and 3,270,420, by SuperSport (nominal value of South African rand 0.0001 per share) nil and 3,270,420; and

  •
  For privately-owned companies as follows: by M-Web Holdings Limited (nominal value of South African rand 0.0001 per share) nil and 2,139,456, by Mindport Holdings Limited (nominal value of $1.00 per share) nil and 710,000, by Irdeto Access BV (nominal value of euro 0.01 per share) nil and 110,000, by Mindport Integrated Business Systems BV (nominal value of euro 0.01 per share) nil and 70,000, by M-Web Thailand (BVI) Limited (no par value) nil and 719,571 and M-Web China (BVI) Limited (nominal value of $1.00 per share) nil and 727,360.

  These options were granted on the same terms and conditions as those offered to employees of the Company. As at March 31, 2002, 225,000 options were granted to directors who were not also employees of the Company in terms of the MIH Limited Directors' Stock Option Plan.

        The balances of advances, deposits, receivables and payables between the Company and its affiliates are:

	March 31,
	2002	2001
	(thousands)	(thousands)
Receivables
M-Web Holdings Limited	$—	$957
NMS Commmunications (Proprietary) Limited	175	—
United Broadcasting Corporation Public Company Limited	863	—

	$1,038	$957

Payables
MIH Holdings Limited	$2,753	$4,625
Electronic Media Network Limited	12,672	12,867
SuperSport International Holdings Limited	200	17
M-Web Holdings Limited	370	—

	$15,995	$17,509

Control of Company

        As at March 31, 2002 MIH Holdings Limited (MIH Holdings) indirectly owned 100% of the Company's Class B Ordinary Shares, collectively representing 54.42% of the economic rights. MIH Holdings and its ultimate holding company, Naspers Limited, are publicly traded on the JSE Securities Exchange South Africa.

        SuperSport International Holdings Limited, an associate, owns 3,253,222 (5.8%) Class A Ordinary Shares of the Company.

17.    PROVISIONS (also refer note 9)

	March 31,
	2002	2001
	(thousands)	(thousands)
Digital set-top boxes upgrade	$—	$1,593
Post-retirement benefits	793	1,438
Losses in joint ventures	—	1,803
Intellectual property infringement	—	1,244
Warranties	1,626	1,827
Redundancy	94	725
Discontinued operations	7,296	—

	$9,809	$8,630

18.    DEFERRED TAX

        The deferred tax relates to the temporary differences between the book values and the tax bases of assets and liabilities. Significant components of the Company's deferred tax liabilities and assets are summarized below:

Deferred tax liabilities
Intangible assets	$17,950	$9,066
Tangible assets	218	143

Gross deferred tax liabilities	18,168	9,209

Deferred tax assets
Accounts receivable and other assets	5,611	6,885
Accrued expenses and other current liabilities	2,991	3,487
Leased property and equipment	18,212	9,750
Deferred income	17,577	14,276
Tax loss carry-forwards	120,509	104,235
Hedging reserve	5,824	—

Gross deferred tax assets	170,724	138,633

Net deferred tax assets	152,556	129,424
Less: valuation allowance	(152,873)	(129,513)

Net deferred tax liabilities	$(317)	$(89)

        The Company has raised a valuation allowance against the net deferred tax assets as in management's estimate it is more likely than not that the deferred tax assets will not be realized, due to the time limits on the available tax loss carry-forwards that arose on these losses.

19.    SHARE CAPITAL

        On March 23, 1999 the Company's shareholders authorized an amendment to the Company's Articles of Association, whereby the Company's 22,789 ordinary shares with a par value of $1 each converted into 7,447,681 Class A Ordinary Shares with no par value and 30,787,319 Class B Ordinary Shares with no par value. The two classes of shares generally have the same rights, except that holders of Class B Ordinary Shares are entitled to three votes per share and holders of Class A Ordinary Shares are entitled to one vote per share. The conversion was accounted for as a stock split; therefore, all shareholders' equity and share data in these financial statements have been retroactively restated to reflect the conversion. Shareholders authorized a total of 167,778,303 ordinary shares divided into 103,468,878 Class A Ordinary Shares, 55,920,509 Class B Ordinary Shares and 8,388,916 Preference Shares with no par value.

        During April 1999 the Company issued 10,435,000 Class A Ordinary Shares in an initial public offering for net proceeds of $171.1 million. Simultaneously with the completion of the public offering, the $46.2 million note payable to Thomson Consumer Electronics, Inc. converted into 2,581,775 Class A Ordinary Shares.

        During April 2000 the Company issued 4,511,000 Class A Ordinary Shares through a follow-on public offering on the Nasdaq and Euronext Amsterdam stock exchanges, raising $180.4 million before expenses.

        On February 14, 2001 459,770 Class A Ordinary Shares were issued in settlement of the consideration to acquire an additional 4% share in NetMed Hellas SA.

        On January 17, 2002 297,611 Class A Ordinary Shares were issued to an employee for no consideration.

        The Company issued 1,944,475, 1,000,000 and 1,500,000 Class A Ordinary Shares during the years ended March 31, 2000, 2001 and 2002 respectively to the MIH Limited Share Trust (the trust). These shares were issued in exchange for a note receivable of $32.5 million, $19.0 million and $11.1 million in 2000, 2001 and 2002 respectively. The notes receivable have been offset against the share capital in the Consolidated Statement of Changes in Shareholders' Equity. These shares carry full dividend and voting rights.

        Total shares allotted and issued to the employee share trust:

	Number of shares
	2002	2001
Balance at beginning of the year	2,944,415	2,000,000
Shares alloted and issued to the trust	1,500,000	1,000,000
Less: shares purchased by participants	—	(55,585)

Balance at end of the year	4,444,415	2,944,415

Shares allocated and reserved in previous years	2,804,128	1,826,249
Shares allocated and reserved in the current year	1,708,970	977,879
Less: shares no longer reserved due to participants leaving the employ of the Company	(376,849)	—
Shares available for allocation	308,166	140,287

Balance at end of theyear	4,444,415	2,944,415

Fair value of shares held at March 31	$12,671,027	$36,216,304

Loans outstanding at March 31	$63,371,209	$52,070,007

Fair value on issuance of shares to the trust during the year	$11,130,000	$19,025,000

Fair value on date of issue of shares allocated to employees during the year	$7,002,483	$19,662,050

20.    NET REVENUES AND COST OF PROVIDING SERVICES

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Net revenues
Subscription revenue	$497,708	$513,607	$508,940
Hardware sales	53,144	73,931	81,047
Technology revenue	46,891	52,677	50,968
Other revenue	46,086	43,002	41,893

	$643,829	$683,217	$682,848

        Other revenue mainly includes revenue from advertising, decoder maintenance, backhaul charges and instant messaging services.

Cost of providing services
Subscription	$(258,080)	$(292,877)	$(284,089)
Hardware	(46,054)	(83,709)	(81,392)
Technology	(14,633)	(8,469)	(16,021)
Other costs	(59,672)	(21,509)	(47,021)

	$(378,439)	$(406,564)	$(428,523)

21.    STAFF COSTS

Wages and salaries	$62,336	$68,833	$42,695
Company contributions to defined contribution plans	8,773	10,251	11,389
Training costs	903	1,091	1,790
Termination benefits	—	—	11,388

	$72,012	$80,175	$67,262

Average weekly number of persons employed
by the Company during the year:
Full-time	2,443	2,822	2,269

22.    FINANCIAL RESULTS, NET

Dividend income	$1,963	$2,649	$1,939
Interest income	8,111	15,454	9,819
Foreign exchange gains/(losses)
Fair value of hedges	6,035	—	—
Other	(10,575)	(11,276)	(4,231)
Interest expense
Bank overdrafts, acceptances and loans	(9,870)	(9,323)	(8,901)
Finance leases	(22,418)	(19,535)	(17,597)

	$(26,754)	$(22,031)	$(18,971)

23.    PROFIT ON SALE AND DILUTION OF INTERESTS IN SUBSIDIARIES, JOINT VENTURES AND ASSOCIATES, NET

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Public offerings:
MultiChoice Cyprus Limited	$—	$4,164	$—
Introduction of minority shareholders in the following subsidiaries:
NetMed NV	11,856	23,821	—
M-Web China (BVI) Limited	—	1,118	—
Disposal of interests:
A-1 Net Holdings Limited	(4,870)	—	—
Eefoo.com.cn	(2,941)	—	—
Loss on repurchase and cancellation of shares by associate	(1,003)	—	—
Profit on sale of associate	—	—	15,199
Termination of joint venture arrangement	—	—	2,812
Profit on disposal of interests in joint ventures:
MultiChoice Middle East, Inc.	2,007	—	—
SOE International SA	3,278	—	—

	$8,327	$29,103	$18,011

24.    INCOME TAX

Tax:
Current	$(4,398)	$(13,399)	$(2,204)
Deferred	(247)	64	(89)

Charged against income	$(4,645)	$(13,335)	$(2,293)

        The difference between income tax expense computed at statutory rates of the respective companies of 30.49% average (2001: 25.56% average) and income tax expense provided on results are as follows:

Income tax benefit at statutory rates	$28,032	$37,036	$15,475
Unprovided timing differences	(16,129)	(23,380)	(2,372)
Permanent differences:
Exempt income	12,421	12,261	17,815
Profit on sale of interests in subsidiaries and joint venture, net	2,539	8,731	5,403
Equity results in associates and joint ventures	(5,262)	(21,698)	(12,486)
Non-deductible charges	(9,297)	(6,316)	(15,086)
Other taxes	(2,103)	(9,771)	(84)
Goodwill amortization	(16,864)	(10,198)	(8,541)
Change in tax rates	2,018	—	(2,417)

Income tax expense	$(4,645)	$(13,335)	$(2,293)

        The Company has tax loss carry-forwards of approximately $341.7 million. A summary of the tax loss carry-forwards at March 31, 2002 (in thousands) by tax jurisdiction, and the expiry dates is set out below:

	Africa	Greece	Netherlands	USA	Asia	Total
2003	$—	$4,442	$—	$—	$1,304	$5,746
2004	—	12,641	—	—	414	13,055
2005	—	22,380	—	—	4,384	26,765
2006	—	27,210	—	—	6,531	33,741
2007	—	37,481	—	—	10,239	47,720
After five years	38,953	—	16,800	139,000	19,927	214,680

	$38,953	$104,154	$16,800	$139,000	$42,799	$341,707

        The ultimate outcome of additional tax assessments may vary from the amounts accrued. However, management of the Company believes that any additional tax liability over and above the amount accrued would not have a material adverse impact on the Company's results of operations or financial position.

        Unprovided timing differences are timing differences that are expected to reverse within the carry-forward period of tax losses (note 2(k)) and are, therefore, effectively a valuation allowance.

25.    DISCONTINUING OPERATIONS

        On May 8, 2002 the Company publicly announced that it had entered into an agreement in terms of which it would sell its 38.4% interest in OpenTV to Liberty Media Corporation for a gross amount of approximately $185 million. The revenues, results, cash flows, assets and liabilities of OpenTV were as follows:

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Net revenues	$93,145	$74,579	$31,036
Operating expenses	(327,205)	(234,256)	(56,368)

Operating loss	(234,060)	(159,677)	(25,332)
Financial results, net	(5,394)	(29,582)	3,727
(Losses)/net gains on disposals and dilutions	(13,912)	399,994	96,160

(Loss)/profit before tax	(253,366)	210,735	74,555
Income tax	(1,404)	7,449	—

(Loss)/profit after tax	(254,770)	218,184	74,555
Minority interest	141,634	99,472	2,153

(Loss)/profit from discontinuing operations	$(113,136)	$317,656	$76,708

Operating cash flows	$(28,459)	$(28,711)	$(14,143)
Investing cash flows	(39,801)	33,769	(75,698)
Financing cash flows	9,852	15,970	194,623

Total cash flows	$(58,408)	$21,028	$104,782

Property and equipment	$23,979	$16,095
Other non-current assets	322,492	831,694
Current assets	142,089	206,864

Total assets	$488,560	$1,054,653

Total liabilities	$(41,897)	$(31,093)

The loss arising on discontinuing operations was determined as follows:
Goodwill impairment (note 11)	$(410,657)	$—	$—
Minorities	245,478	—	—

	$(165,179)	$—	$—

        On November 21 2001, the Company publicly announced that the stand alone Mindport businesses for the Broadband initiatives and the integrated business system software product would be discontinued as part of a formal plan established by management. The revenues, results, cash flows, assets and liabilities of Mindport were as follows:

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Net revenues	$10,194	$17,948	$9,525
Operating expenses	(53,228)	(51,713)	(45,378)

Operating loss	(43,034)	(33,765)	(35,853)
Financial results, net	(35)	388	(612)
(Losses)/net gains on disposals and dilutions	(250)	130	—

Loss before tax	(43,319)	(33,247)	(36,465)
Income tax	(368)	(861)	1,659

Loss after tax	(43,687)	(34,108)	(34,806)
Minority interest	4,882	3,519	3,202

Loss from discontinuing operations	$(38,805)	$(30,589)	$(31,604)

Operating cash flows	$(35,522)	$(35,222)	$(34,176)
Investing cash flows	(2,463)	(2,746)	(795)
Financing cash flows	38,448	38,489	35,903

Total cash flows	$463	$521	$932

Property and equipment	$138	$6,864
Other non-current assets	18,300	41,724
Current assets	15,449	(1,231)

Total assets	$33,887	$47,357

Total liabilities	$(98,356)	$(94,952)

The loss arising on discontinuing operations was determined as follows:
Goodwill impairment (note 11)	$(17,578)	$—	$—
Asset write-off	(13,064)	—	—

	$(30,642)	$—	$—

        With effect from September 6, 1999 the Company discontinued the operations of International Gaming Networks (IGN), the gaming entity of MCA, the business of which was spread and sports betting. Included in "Loss from discontinuing operations" in fiscal 2000 are losses of $3.8 million. Included in "Loss arising on discontinuing operations" in fiscal 2000 is $4.1 million, which relates mainly to staff retrenchment costs, lease cancellation costs and asset impairments.

26.    LOSS PER SHARE

        Basic profit/(loss) per share is calculated by dividing the net profit/(loss) attributable to shareholders by the weighted average number of ordinary shares in issue during the year, excluding ordinary shares purchased by the Company and held as treasury shares.

        For the diluted profit/(loss) per share calculation, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares, which are in respect of options granted to employees.

        In the diluted profit per share calculation, a calculation is performed to determine the number of shares that could have been acquired at the market price (determined as the average annual share price of the Company's shares) based on the monetary value of the subscription rights attached to outstanding share options. This calculation serves to determine the "bonus" shares to be added to the ordinary shares outstanding for the purpose of calculating the dilution. No adjustment is made to the basic net profit/(loss) per share or where the effect of the dilutive potential ordinary shares is considered to be anti-dilutive.

	2002	2001	2000
Weighted average number of ordinary shares in issue	56,575,741	55,414,252	50,790,662
Adjustment for share options	—	1,123,598	—

	56,575,741	56,537,850	50,790,662

27.    NON-CASH AND OTHER

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Depreciation and amortization	$100,259	$71,558	$62,002
Amoritzation of program and film rights	40,971	35,922	38,752
Interest expense	32,288	28,858	26,499
Interest income	(8,111)	(15,454)	(9,819)
Dividends received	(1,963)	(2,649)	(1,939)
Equity results in joint ventures	25,406	74,022	39,458
Equity results in associates	(8,148)	1,695	2,163
Profit on sale and dilution of interests in subsidiaries,joint ventures and associates	(8,327)	(29,103)	(18,011)
Loss/(profit) on disposal of property and equipment	206	228	(236)
Loss on marketable securities	5,000	—	—
Other	8,941	5,026	—

	$186,522	$170,103	$138,869

28.    WORKING CAPITAL

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Increase in trade and other receivables, net	$(8,952)	$(4,846)	$(29,842)
Net movements in related party balances	(1,540)	(3,811)	2,133
Decrease/(increase) in inventories, net	2,794	(7,940)	1,037
Payments for program and film rights	(58,266)	(43,510)	(38,284)
Increase in trade payables, accrued expenses and other liabilites	22,578	10,540	61,433

	$(43,386)	$(49,567)	$(3,523)

29.    ACQUISITION OF SUBSIDIARIES, NET OF CASH ACQUIRED

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Fair value of assets and liabilities acquired:
Property and equipment	$(4,005)	$(9,970)	$(1,209)
Intangible assets	(16,400)	(20,791)	—
Investments and loans	—	(48,158)	(689)
Net current (assets)/liabilities	5,491	(75,800)	(729)
Long-term liabilities	—	1,919	—
Deferred tax	26	7,329	—
Minority interest	—	—	657

	(14,888)	(145,471)	(1,970)
Goodwill	(74,226)	(842,591)	(23,030)

Consideration	(89,114)	(988,062)	(25,000)
Amounts settled via shares	41,900	976,746	—
Cash acquired	4,917	79,340	2,752

Net cash (paid for)/arising from acquisition of subsidiaries	$(42,297)	$68,024	$(22,248)

30.    DISPOSAL OF SUBSIDIARIES, NET OF CASH DISPOSED

	March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Fair value of assets and liabilities disposed:
Property and equipment	$2,751	$849	$—
Intangible assets	5,504	3,776	—
Investments and loans	10,988	—	—
Net current liabilities	(5,434)	—	—
Long-term liabilities	(5,000)	—	—
Deferred tax	2	—	—

	8,811	4,625	—
Loss on sale of subsidiary	(7,811)	—	—

Proceeds on sale of subsidiary	1,000	4,625	—
Cash and cash equivalents sold with subsidiary	(3,148)	—	—

Net cash (relinquished)/received from disposal of subsidiaries	$(2,148)	$4,625	$—

31.    BUSINESS AND GEOGRAPHICAL SEGMENTS

        The Company's primary reporting format for segments is based on its method of internal reporting that disaggregates its businesses by service or product. The Company's reportable business segments are Subscriber Platforms and MIH Technologies. The group's business is conducted in the following main business segments:

Subscriber Platforms

  •
  Television, through the Company's subsidiaries and joint ventures based in Africa and the Middle East, the Mediterranean and Thailand, which mainly generates revenue from local customers.

  •
  Internet, through the Company's subsidiaries and joint ventures based in Thailand, China, Indonesia and Africa, which generates revenue from local customers.

MIH Technologies

  •
  OpenTV. On May 8, 2002, a sale agreement was entered into for the disposal of the OpenTV segment (refer note 25).

  •
  On November 27, 2001 the Company announced its formal plan to discontinue the Mindport business (excluding Irdeto Access BV) (refer note 25).

  •
  Mindport, through the Company's subsidiaries based in the Netherlands and the United States, which generates revenue from customers based around the world.

        The joint venture interests in UBC (Subscriber Platforms: Television) and M-Web (Subscriber Platforms: Internet) are accounted for using the equity method of accounting. The Company's share of the results of these joint ventures is, therefore, included under the line item "equity results in joint ventures" in the Subscriber Platforms: Television and Subscriber Platforms: Internet, respectively.

        The following tables present the Company's reportable segments using the principles of IAS. The accounting policies applied by the reportable segments are consistent with the accounting policies applied in the consolidated financial statements, as described in note 2. The primary measure of segmental performance is operating profit or loss.

Primary reporting format under IAS

	Year ended March 31, 2002
	Subscriber Platforms		MIH Technologies
						Reconciling items		Consolidated total
	Television	Internet	Mindport	OpenTV	Corporate
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)		(thousands)
REVENUE
External	$581,975	$14,963	$46,891	$—	$—	$—		$643,829
Inter-segmental	—	—	15,064	—	—	(15,064)		—

Total revenue	$581,975	$14,963	$61,955	$—	$—	$(15,064)		$643,829

RESULTS
Earnings/(loss) before interest, tax, depreciation and amortization(c)	$67,433	$(18,668)	$10,793	$—	$(10,551)	$—		$49,007
Depreciation and amortization(d)	(54,202)	(38,014)	(7,800)	—	(243)	—		(100,259)

Operating profit/(loss)	13,231	(56,682)	2,993	—	(10,794)	—		(51,252)
Equity results in associates	8,148	—	—	—	—	—		8,148
Equity results in joint ventures	(20,136)	(5,270)	—	—	—	—		(25,406)
Interest expense	(61,619)	(233)	(165)	—	(2,828)	32,557	(a)	(32,288)
Interest income	5,033	683	821	—	35,858	(34,284	)(a)	8,111
Exchange (losses)/gains	(2,669)	(2,161)	500	—	(210)	—		(4,540)
Loss on marketable securities	—	(5,000)	—	—	—	—		(5,000)
Dividend income	1,963	—	—	—	—	—		1,963
Profit/(loss) on sale and dilution of interests in subsidiaries, joint venture and associates, net	16,138	(7,811)	—	—	—	—		8,327
Income tax	(4,948)	(360)	884	—	(221)	—		(4,645)
Minority interest	(3,402)	5,077	—	—	—	—		1,675
Loss from discontinuing operations	—	—	(40,535)	(113,133)	—	1,727	(a)	(151,941)
Loss arising on discontinuing operations	—	—	(30,643)	(165,178)	—	—		(195,821)

Net (loss)/profit	$(48,261)	$(71,757)	$(66,145)	$(278,311)	$21,805	$—		$(442,669)

OTHER INFORMATION
Segment assets	$614,808	$86,772	$66,653	$504,980	$527,685	$(533,476	)(b)	$1,267,422
Investment in equity method associates	18,751	—	—	—	—	—		18,751
Investment in equity method joint ventures	15,382	1,113	—	—	—	—		16,495
Segment liabilities	818,017	98,435	137,453	41,897	175,482	(533,476	)(b)	737,808
Capital expenditure	6,340	7,688	4,978	16,760	243	—		36,009
Amortization of program & film rights	40,971	—	—	—	—	—		40,971
Impairment charges	326	12,777	17,578	410,657	—	—		441,338

	Year ended March 31, 2001
	Subscriber Platforms		MIH Technologies
						Reconciling items		Consolidated total
	Television	Internet	Mindport	OpenTV	Corporate
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)		(thousands)
REVENUE
External	$621,891	$8,649	$52,677	$—	$—	$—		$683,217
Inter-segmental	1,533	—	7,675	—	—	(9,208)		—

Total revenue	$623,424	$8,649	$60,352	$—	$—	$(9,208)		$683,217

RESULTS
Earnings/(loss) before interest, tax, depreciation and amortization(c)	$51,329	$(41,238)	$17,789	$—	$(11,130)	$—		$16,750
Depreciation and amortization(d)	(55,037)	(11,201)	(5,067)	—	(253)	—		(71,558)

Operating (loss)/profit	(3,708)	(52,439)	12,722	—	(11,383)	—		(54,808)
Equity results in associates	(1,695)	—	—	—	—	—		(1,695)
Equity results in joint ventures	(54,324)	(19,706)	—	—	8	—		(74,022)
Interest expense	(71,271)	(350)	257	—	(851)	43,357	(a)	(28,858)
Interest income	6,154	203	1,991	—	53,785	(46,679	)(a)	15,454
Exchange (losses)/gains	(7,163)	(3,664)	605	—	(1,054)	—		(11,276)
Dividend income	2,535	114	—	—	—	—		2,649
Profit on sale and dilution of interests in subsidiaries, joint venture and associates, net	27,985	1,118	—	—	—	—		29,103
Income tax	(6,927)	(387)	(2,624)	—	(3,397)	—		(13,335)
Minority interest	(2,227)	4,180	—	—	—	—		1,953
(Loss)/profit from discontinuing operations	—	—	(34,041)	317,786	—	3,322	(a)	287,067

Net (loss)/profit	$(110,641)	$(70,931)	$(21,090)	$317,786	$37,108	$—		$152,232

OTHER INFORMATION
Segment assets	$564,335	$114,142	$105,370	$1,063,309	$571,157	$(488,608	)(b)	$1,929,705
Investment in equity method associates	12,577	—	—	—	—	—		12,577
Investment in equity method joint ventures	27,507	1,008	—	—	1,592	—		30,107
Segment liabilities	803,918	99,179	103,589	31,093	83,468	(488,608	)(b)	632,639
Capital expenditure	11,099	19,368	4,911	10,935	—	—		46,313
Amortization of program & film rights	35,922	—	—	—	—	—		35,922
Impairment charges	22,770	—	—	—	—	—		22,770

	Year ended March 31, 2000
	Subscriber Platforms		MIH Technologies
						Reconciling items		Consolidated total
	Television	Internet	Mindport	OpenTV	Corporate
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)		(thousands)
REVENUE
External	$631,467	$413	$50,968	$—	$—	$—		$682,848
Inter-segmental	562	35	6,712	—	—	(7,309)		—

Total revenue	$632,029	$448	$57,680	$—	$—	$(7,309)		$682,848

RESULTS
Earnings/(loss) before interest, tax, depreciation and amortization(c)	$48,792	$(9,285)	$24,514	$—	$(11,022)	$—		$52,999
Depreciation and amortization(d)	(57,012)	(1,210)	(3,423)	—	(357)	—		(62,002)

Operating (loss)/profit	(8,220)	(10,495)	21,091	—	(11,379)	—		(9,003)
Equity results in associates	(2,163)	—	—	—	—	—		(2,163)
Equity results in joint ventures	(32,610)	(6,447)	—	—	(401)	—		(39,458)
Interest expense	(71,031)	(165)	225	—	(805)	45,278	(a)	(26,498)
Interest income	4,709	3	(516)	—	50,901	(45,278	)(a)	9,819
Exchange (losses)/gains	(6,500)	(23)	1,957	—	335	—		(4,231)
Dividend income	1,939	—	—	—	—	—		1,939
Profit on sale and dilution of interests in subsidiaries, joint venture and associates, net	15,199	—	2,812	—	—	—		18,011
Income tax	(1,666)	—	(189)	—	(438)	—		(2,293)
Minority interest	(478)	—	—	—	85	—		(393)
Loss from discontinuing operations	(3,813)	—	(31,587)	76,708	3	—		41,311
Loss arising on discontinuing operations	(4,065)	—	—	—	—	—		(4,065)

Net (loss)/profit	$(108,699)	$(17,127)	$(6,207)	$76,708	$38,301	$—		$(17,024)

OTHER INFORMATION
Segment assets	$570,341	$83,933	$63,765	$227,610	$566,546	$(515,640	)(b)	$996,555
Investment in equity method associates	14,954	—	—	—	—	—		14,954
Investment in equity method joint ventures	44,486	10,435	—	—	—	—		54,921
Segment liabilities	914,227	45,483	47,203	13,003	45,482	(515,640	)(b)	549,758
Capital expenditure	12,963	4,007	3,325	4,533	666	—		25,494
Amortization of program & film rights	38,752	—	—	—	—	—		38,752
Impairment charges	—	—	—	—	—	—		—

(a)
Represents interest income and expenses on loans between group companies in different segments and Corporate that eliminate on consolidation.

(b)
Represents adjustments to the assets and liabilities for the segments relating to inter-segment loans that eliminate on consolidation.

(c)
Earnings before interest, tax, depreciation and amortization is provided in addition to and not as a substitute for operating loss.

(d)
Excludes amortization of program and film rights included in cost of providing services and amortization of goodwill on equity method investments included in equity results in joint ventures and equity results in associates.

Secondary reporting format—geographical segments

        The Company operates in four main geographical areas:

        Africa and the Middle East:    The Company generates revenue from television platform services with operations in various countries, of which South Africa is the most significant. Additionally, the Company provides internet services and generates revenue from the sale and licensing of interactive television and technology products and services, which are provided by subsidiaries based in the United States of America and the Netherlands.

        Mediterranean:    The Company generates television platform revenue through operations in Greece and Cyprus. Additionally, the Company provides internet services and generates revenue from the sale and licensing of interactive television and technology products and services, which are provided by subsidiaries based in the United States of America and the Netherlands.

        Asia:    The Company's activities comprise its interest in internet activities based in Thailand, Indonesia and China. Furthermore, the Company generates revenue from the sale and licensing of interactive television and technology products and services, which are provided by subsidiaries based in the United States of America and the Netherlands.

        United States of America:    The Company's activities comprise its interest in OpenTV, providing interactive television, based in the United States of America. A sale agreement has been entered into to dispose of this segment, the results of which have been disclosed as discontinuing operations (refer note 25).

        Other:    Other includes the Company's subsidiaries, which are located mainly in the Netherlands, providing technology products and services. It also includes the assets of MIH Limited, based in the British Virgin Islands, which mainly comprise cash and investments in Group companies.

	Africa & Middle East	Mediterranean	Asia	USA	Other	Reconciling items(3)	Total
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
Year ended March 31, 2002
External revenue(1)	$455,839	$133,646	$27,346	$5,823	$21,175	$—	$643,829
Segment assets(2)	456,181	180,949	65,511	530,447	567,810	(533,476)	1,267,422
Capital expenditure(2)	5,475	1,640	7,186	16,987	4,721	—	36,009
Year ended March 31, 2001
External revenue	480,643	149,331	22,830	6,534	23,879	—	683,217
Segment assets	373,570	211,722	132,970	1,093,859	606,192	(488,608)	1,929,705
Capital expenditure	5,952	5,365	11,159	18,926	4,911	—	46,313
Year ended March 31, 2000
External revenue	493,830	144,442	17,201	7,107	20,268	—	682,848
Segment assets	299,089	293,569	64,101	235,702	619,734	(515,640)	996,555
Capital expenditure	8,246	5,346	3,537	4,533	3,832	—	25,494

(1)
External revenue by destination
(2)
Country of origin

(3)
Represents adjustments to the assets and liabilities of the segments relating to inter-segment loans and investments that eliminate on consolidation

        Included in the Africa and Middle East regions are external revenues to customers located in South Africa of $326.8 million (2001: $377.4 million; 2000: $404.7 million), and long-lived assets and capital expenditure of $104.4 million (2001: $51.7 million; 2000: $112.3 million) and $2 million (2001: $5.9 million; 2000: $8.2 million) respectively whose country of origin is South Africa.

        Included in the Mediterranean region and the United States of America are long-lived assets of $89.8 million (2001: $77.3 million; 2000: $175 million) and $362.8 million (2001: $851.5 million; 2000: $72.3 million) respectively.

        Included in other is revenue of $nil and long-lived assets of $215.3 million(2001: $674.1 million; 2000: $381.0 million) relating to MIH Limited, based in the British Virgin Islands.

        With the exception of South Africa, the Mediterranean and the United States of America, no other individual country contributed more than 10% of consolidated net revenues and assets.

Primary reporting format under US GAAP

        The following tables present the Company's reportable segments using the principles of IAS and the segment reporting format prescribed by accounting principles generally accepted in the United States of America (US GAAP) principles of SFAS 131. The primary measure of segmental performance is operating profit or loss.

        Since, on a regular basis, the Company's Chief Executive Officer reviews the full financial results, including revenue and expenses, of the Company's joint ventures for decision making regarding the allocation of resources, full disclosure is provided regarding the revenues and expenses of these joint ventures to comply with the management reporting approach of SFAS 131. Therefore the results of operations for UBC and M-Web have been included on a consolidated basis in the television subscriber platforms and internet subscriber platform segments, respectively. The reconciliation column includes, in addition to the reconciling items recorded and disclosed using the principles of IAS in the preceding tables, the reversals of the consolidating effects of UBC and M-Web.

	Year ended March 31, 2002
	Subscriber Platforms		MIH Technologies
						Reconciling items	Consolidated total
	Television	Internet	Mindport	OpenTV	Corporate
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
REVENUE
External	$719,416	$65,033	$46,891	$—	$—	$(187,511)	$643,829
Inter-segmental	—	1,401	15,064	—	—	(16,465)	—

Total revenue	$719,416	$66,434	$61,955	$—	$—	$(203,976)	$643,829

RESULTS
Earnings/(loss) before interest, tax, depreciation and amortization	$82,130	$(31,005)	$10,793	$—	$(10,551)	$(2,360)	$49,007
Depreciation and amortization	(90,768)	(53,016)	(7,800)	—	(243)	51,568	(100,259)

Operating (loss)/profit	(8,638)	(84,021)	2,993	—	(10,794)	49,208	(51,252)
Equity accounted results	5,198	(11)	—	—	—	(22,445)	(17,258)
Financial results, net	(66,736)	(3,615)	1,156	—	32,820	9,621	(26,754)
Loss on marketable securities	—	(5,000)	—	—	—	—	(5,000)
Profit/(loss) on sale and dilution of interests in subsidiaries, joint venture and associates, net	16,138	(6,451)	—	—	—	(1,360)	8,327

(Loss)/earnings before tax and minority interests	(54,038)	(99,098)	4,149	—	22,026	35,024	(91,937)
Income tax	(4,948)	200	884	—	(221)	(560)	(4,645)
Minority interests	10,725	27,141	—	—	—	(36,191)	1,675

(Loss)/profit from continuing operations	(48,261)	(71,757)	5,033	—	21,805	(1,727)	(94,907)
Loss from discontinuing operations	—	—	(40,535)	(113,133)	—	1,727	(151,941)
Loss arising on discontinuing operations	—	—	(30,643)	(165,178)	—	—	(195,821)

Net (loss)/profit	$(48,261)	$(71,757)	$(66,145)	$(278,311)	$21,805	$—	$(442,669)

OTHER INFORMATION
Segment assets	$641,719	$101,549	$66,653	$504,980	$527,685	$(575,164)	$1,267,422
Investment in equity method investees	20,573	3	—	—	—	14,670	35,246
Capital expenditure	19,108	14,755	4,978	16,760	243	(19,835)	36,009

	Year ended March 31, 2001
	Subscriber Platforms		MIH Technologies
						Reconciling items	Consolidated total
	Television	Internet	Mindport	OpenTV	Corporate
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
REVENUE
External	$744,488	$65,556	$52,677	$—	$—	$(179,504)	$683,217
Inter-segmental	1,533	158	7,675	—	—	(9,366)	—

Total revenue	$746,021	$65,714	$60,352	$—	$—	$(188,870)	$683,217

RESULTS
Earnings/(loss) before interest, tax, depreciation and amortization	$61,582	$(73,001)	$17,789	$—	$(11,130)	$21,510	$16,750
Depreciation and amortization	(115,083)	(33,536)	(5,067)	—	(253)	82,381	(71,558)

Operating (loss)/profit	(53,501)	(106,537)	12,722	—	(11,383)	103,891	(54,808)
Equity accounted results	(26,636)	(693)	—	—	8	(48,396)	(75,717)
Financial results, net	(85,315)	(2,115)	2,853	—	51,880	10,666	(22,031)
Profit on sale and dilution of interests in subsidiaries, joint venture and associates, net	27,985	1,118	—	—	—	—	29,103

(Loss)/earnings before tax and minority interests	(137,467)	(108,227)	15,575	—	40,505	66,161	(123,453)
Income tax	(6,927)	(838)	(2,624)	—	(3,397)	451	(13,335)
Minority interests	33,753	38,134	—	—	—	(69,934)	1,953

(Loss)/profit from continuing operations	(110,641)	(70,931)	12,951	—	37,108	(3,322)	(134,835)
(Loss)/profit from discontinuing operations	—	—	(34,041)	317,786	—	3,322	287,067

Net (loss)/profit	$(110,641)	$(70,931)	$(21,090)	$317,786	$37,108	$—	$152,232

OTHER INFORMATION
Segment assets	$815,180	$164,795	$105,370	$1,063,309	$571,156	$(790,105)	$1,929,705
Investment in equity method investees	7,617	—	—	—	1,592	33,475	42,684
Capital expenditure	25,167	34,709	4,911	10,935	—	(29,409)	46,313

	Year ended March 31, 2000
	Subscriber Platforms		MIH Technologies
						Reconciling items	Consolidated total
	Television	Internet	Mindport	OpenTV	Corporate
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
REVENUE
External	$745,786	$23,052	$50,968	$—	$—	$(136,958)	$682,848
Inter-segmental	562	1,654	6,712	—	—	(8,928)	—

Total revenue	$746,348	$24,706	$57,680	$—	$—	$(145,886)	$682,848

RESULTS
Earnings/(loss) before interest, tax, depreciation and amortization	$44,076	$(33,792)	$24,514	$—	$(11,022)	$29,223	$52,999
Depreciation and amortization	(119,076)	(9,083)	(3,423)	—	(357)	69,937	(62,002)

Operating (loss)/profit	(75,000)	(42,875)	21,091	—	(11,379)	99,160	(9,003)
Equity accounted results	(8,559)	(205)	—	—	(401)	(32,456)	(41,621)
Financial results, net	(80,864)	1,097	1,666	—	50,431	8,699	(18,971)
Profit on sale and dilution of interests in subsidiaries, joint venture and associates, net	15,199	1,488	2,812	—	—	(1,488)	18,011

(Loss)/earnings before tax and minority interests	(149,224)	(40,495)	25,569	—	38,651	73,915	(51,584)
Income tax	(1,714)	—	(189)	—	(438)	48	(2,293)
Minority interests	50,117	23,368	—	—	85	(73,963)	(393)

(Loss)/profit from continuing operations	(100,821)	(17,127)	25,380	—	38,298	—	(54,270)
(Loss)/profit from discontinuing operations	(3,813)	—	(31,587)	76,708	3	—	41,311
Loss arising on discontinuing operations	(4,065)	—	—	—	—	—	(4,065)

Net (loss)/profit	$(108,699)	$(17,127)	$(6,207)	$76,708	$38,301	$—	$(17,024)

OTHER INFORMATION
Segment assets	$839,861	$175,151	$63,765	$227,610	$566,546	$(876,378)	$996,555
Investment in equity method investees	21,790	2,704	—	—	—	45,381	69,875
Capital expenditure	18,974	8,043	3,325	4,533	666	(10,047)	25,494

32.    COMMITMENTS AND CONTINGENCIES

(a)    Program and film rights and set-top boxes

          At March 31, 2002 the Company had entered into contracts for the purchase of program and film rights, and set-top boxes. The Company's commitments in respect of these contracts amounted to $77.6 million (2001: $104.3 million) and $2.6 million (2001: $44.5 million) respectively.

(b)    Capital expenditure

          Commitments in respect of contracts placed for capital expenditure amount to $6.7 million (2001: $3.5 million).

(c)    Operating lease commitments

          Refer to note 10.

(d)    Lines of credit

          At March 31, 2002 the Company had unused overdraft borrowing facilities of $55.2 million. The following shares have been pledged as security for available lines of credit amounting to $100 million: Myriad International Holdings BV, MIH Sarl, Irdeto Access BV, Mindport BV, Myriad Holdings Africa BV, NetMed NV, OpenTV Corp. and United Broadcasting Corporation Public Company Limited.

(e)    Loss insurance

          The Company does not generally carry risk of loss insurance for injury to others, damage to the property of others, or interruption of its business operations.

(f)    Guarantees

          At March 31, 2002 the Company had guarantees of $8.9 million (2001: $7.9 million) in respect of office and hire rental contracts.

(g)    Claims

          The Company's holding company, a subsidiary and an associate (collectively the "Defending Companies") are defendants of a claim for an amount of R 2.7 million ($0.24 million) which amount the claimants intend to increase to R 118 million ($10.4 million) in respect of alleged damages arising from the alleged misuse of the claimant's confidential information and know-how. Based on the facts and pleadings to date, MIH Limited believes that this claim has no merit and intends to vigorously defend this claim.

          It is intended to fund the commitments mentioned in paragraphs (a) to (c) above from existing borrowing facilities and funds generated within the Company.

33.    FINANCIAL INSTRUMENTS

        The Company adopted IAS 39 at April 1, 2001. In accordance with the transitional provisions of IAS 39 the comparative financial statements for the year ended March 31, 2001 were not restated. The impact on shareholders' equity at April 1, 2001 is shown below:

	Hedging reserve	Accumulated loss	Total
Derivatives remeasured to fair value:
—fair value hedges	$—	$1,251	$1,251
—cash flow hedges	7,115	—	7,115

	$7,115	$1,251	$8,366

        In accordance with the transitional requirements of IAS 39, the Company recorded a net gain of $1.3 million in accumulated loss to recognize at fair value all derivatives designated as fair value hedging instruments (relating to certain equity investees). The Company also recorded a net gain of $7.2 million in hedging reserve (equity) to recognize at fair value all derivatives designated as cash flow hedges.

Shareholders' equity—hedging reserve

        During the year ended March 31, 2001 the Company did not recognize in its financial statements the change in fair value of derivative financial instruments. On the adoption of IAS 39 on April 1, 2001 certain derivatives were designated as cash flow hedges and remeasured to fair values. The fair values at that date were recorded in a separate category of equity—hedging reserve as shown below:

        Upon adoption of IAS 39 at April 1, 2001:

Gains on remeasurement to fair value	$7,115

Balance at April 1, 2001 (restated)	7,115
Gains and losses from changes in fair value	18,149
Credited to cost of providing services	(6,451)

As at March 31, 2002	$18,813

Net fair value of derivative financial instruments

        The net fair value of forward exchange contracts, based on quoted market prices, were:

	March 31, 2001
	2002	2001
Designated as fair value hedges	$3,362	$—
Designated as cash flow hedges	18,813	7,115

Total	$22,175	$7,115

        The contractual amounts, exchange rates and settlement dates of the outstanding contracts at March 31, 2002 are set out below:

	Contractual Amounts (thousands)	Average exchange rates	Settlement dates
South African Rand/US dollar	$78,000	8.54	April 2, 2002 to October 3, 2003

        The Company's forward exchange contracts are used primarily to hedge the South African rand against the U.S. dollar. During the year ended March 31, 2002 the value of the U.S. dollar increased against the South African rand by approximately 41.97%. The U.S dollar decreased against the Greek drachmae by approximately 0.12%. The cost of the Company's foreign currency commitments was approximately $14.4 million less during this year as a result of forward currency contracts entered into, measured as the difference between the spot rate and the contract rate at the contract due date. At March 31, 2002 the Company's net monetary liability position in U.S. dollars, subject to risk of foreign currency exchange rate fluctuations, amounted to $133.7 million. The exposure amount primarily reflects U.S. dollar-denominated debt relating to finance lease commitments and program and film rights.

Interest rate and equity market risk

        The Company generally does not undertake any specific actions to cover its exposure to interest rate risk. At March 31, 2002 the Company's assets only included certain short-term fixed or variable rate instruments. The fair value of these instruments would not change significantly as a result of changes in interest rates owing to their short-term nature and variable interest rates. At March 31, 2002 the fair value of its U.S. dollar-denominated finance lease liabilities was estimated at $281.2 million (2001: $229.3 million).

34.    PENSION FUNDS

        The Company has defined contribution plans covering employees of most of its subsidiaries. The Company's contributions under these plans are based primarily on the performance of the business units and employee compensation. Total expense amounted to $8.7 million for 2002, $10.2 million for 2001 and $11.4 million for 2000.

35.    POST-RETIREMENT BENEFITS

        MCA provides post-retirement benefits by way of medical aid contributions. At March 31, 2002 and 2001 the provision for benefits was $0.9 million and $1.4 million, respectively. During the year ended March 31, 1998 an agreement was reached with employees of MCA to terminate the post-retirement medical aid benefits plan in exchange for an increase of MCA's annual contributions to the retirement benefit fund. The provision is gradually released to operating results to match the additional contributions to the retirement benefit plan.

36.    SUBSEQUENT EVENTS

        On August 27, 2002, MIH Limited sold its 38.4% effective economic interest in OpenTV to Liberty Media Corporation and LDIG OTV, Inc. for approximately U.S. $46.2 million, before disposal costs, and 15.38 million shares of Liberty Media Corporation common stock. Disposal costs are expected to be approximately U.S. $15 million. As a result of the sale, OpenTV has been treated as a discontinued operation in MIH Limited's financial statements for the three fiscal years ended March 31, 2002.

        In addition, in connection with the sale of OpenTV, on August 27, 2002 MIH Limited obtained an option for long term access in its operating territories to the Liberty Broadband Interactive Television interactive technologies for consideration of U.S. $17 million and MultiChoice Africa, a subsidiary of MIH Limited, paid U.S. $4.5 million to OpenTV under an operating agreement for the development of OpenTV's advanced interactive television technologies and bundled content.

        On July 26, 2002, MIH Limited (through its subsidiary Myriad International Holdings BV) and Fidelity Management S.A. entered into a share subscription agreement and a share sale agreement under which Fidelity will acquire a 22% interest in NetMed NV, MIH Limited's pay-television subsidiary in Greece, for a cash purchase price of U.S. $5 million plus a cash payment equal to the amount calculated with reference to the value of the subscriber base to be acquired by NetMed. Fidelity is owned by affiliates of the shareholders of Alpha Digital Synthesis S.A., a company that recently established a competing pay-television service in Greece. The completion of this transaction was subject to the approval of the Greek Competition Committee. Myriad, Fidelity and NetMed did not receive the required approval from the Greek Competition Committee within the applicable period and MIH Limited accordingly believes that the subscription and sale agreements have ceased to have effect. The consequences, including litigation with Fidelity or Alpha Digital, likely to result from these developments are uncertain.

        Subsequent to year-end, the Company increased its investment in Cable Network Egypt (CNE) from 10% to 16.5%. The business of MultiChoice Egypt Limited is being liquidated and its remaining assets have been sold to CNE in exchange for the additional interest acquired in CNE.

37.    EMPLOYEE STOCK OPTION PLANS

        The following employee stock option plans were in operation during the financial year:

(a)    MIH Holdings

          The Company's management and employees participate in the Stock Option Plan of the Company's parent, MIH Holdings (the MIH Holdings Plan). Under the plan, MIH Holdings may grant options to its employees for up to 26.4 million shares of MIH Holdings' common stock. Stock options may be granted with an exercise price of not less than 100% of the market value of the options at the time of the grant. One third of the options generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the stock options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

          Activity under the MIH Holdings Plan is as follows:

	March 31, 2002		March 31, 2001		March 31, 2000
	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)	Shares	Weighted average exercise price (ZAR)
Outstanding at April 1, 2001, 2000 and 1999	8,263,840	17.30	8,852,838	16.39	9,519,986	14.29
Granted	1,777,774	7.85	772,222	43.89	607,913	46.17
Exercised	(175,282)	15.63	(678,225)	18.03	(729,511)	14.57
Forfeited	(774,252)	17.16	(375,055)	54.33	(545,550)	19.90
Cancelled	—	—	(307,940)	56.34	—	—

Outstanding at March 31, 2002, 2001 and 2000	9,092,080	15.50	8,263,840	17.30	8,852,838	16.39

          The following table summarizes information about the stock options outstanding at March 31, 2002:

	Options outstanding			Options currently exercisable
Range of exercise price (ZAR)	Number outstanding at March 31, 2002	Weighted average remaining contractual life (years)	Weighted average exercise price (ZAR)	Exercisable at March 31, 2002	Weighted average exercise price (ZAR)
5.60 - 10.00	2,283,448	7.87	6.93	678,249	7.88
10.01 - 15.00	1,976,626	6.10	13.13	942,944	13.06
15.01 - 22.50	4,271,500	5.18	16.51	2,621,397	16.47
22.51 - 58.00	403,751	8.23	42.12	2,940	39.95
74.00	156,755	7.96	74.00	—	—

	9,092,080			4,245,530

(b)    MIH Limited

          On March 25, 1999 the Company established the MIH Limited Share Scheme (the MIH Limited Plan) under which it may award options for no more than 10% of the total number of ordinary shares. Stock options may be granted with an exercise price of not less than 100% of the market value of the options at the time of the grant. One third of the options generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the stock options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

          Activity under the MIH Limited Plan is as follows:

	March 31, 2002		March 31, 2001		March 31, 2000
	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)
Outstanding at April 1, 2001, 2000 and 1999	2,784,938	17.26	1,826,249	17.41	—	—
Granted	1,697,811	7.18	1,081,059	20.03	1,993,877	16.27
Exercised	—	—	—	—	(78,833)	12.76
Forfeited	(129,733)	26.94	(53,680)	16.80	(88,795)	20.60
Cancelled	(228,856)	29.32	(68,690)	63.25	—	—

Outstanding at March 31, 2002, 2001 and 2000	4,124,160	13.30	2,784,938	17.26	1,826,249	17.41

          The following table summarizes information about the stock options outstanding at March 31, 2002:

	Options outstanding
Range of exercise price ($)	Number outstanding at March 31, 2002	Weighted average remaining contractual life (years)	Weighted average exercise price ($)
3.85 - 7.42	1,620,611	9.79	5.68
10.57 - 20.00	2,244,274	7.64	13.68
20.01 - 34.88	255,465	8.14	32.60
52.38 - 71.50	3,810	7.83	61.46

	4,124,160

          As of March 31, 2002 no shares were exercisable.

(c)    Mindport Holdings Limited

          On October 14, 1999 Mindport Holdings Limited established the Mindport Holdings Limited Share Scheme (the MHL Plan), the Mindport Integrated Business Systems Share Scheme (the MIBS Plan) and the Irdeto Access Share Scheme (the IA Plan). In terms of the schemes, options of no more than 10% of the total number of ordinary shares of Mindport Holdings Limited, Mindport Integrated Business Systems BV and Irdeto Access BV may be awarded. Stock options may be granted with an exercise price of not less than 100% of the fair value of the shares at the time of the grant. One third of the options generally vest at the anniversary of each of the third, fourth and fifth years after the grant date of the stock options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

          Activity under the MHL Plan is as follows:

	March 31, 2002		March 31, 2001		March 31, 2000
	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)
Outstanding at April 1, 2001, 2000 and 1999	1,110,009	9.22	1,153,441	9.22	—	—
Granted	—	—	—	—	2,044,010	9.22
Exercised	(71,760)	9.22	(38,372)	9.22	(842,683)	9.22
Forfeited	(20,640)	9.22	(5,060)	9.22	(47,886)	9.22

Outstanding at March 31, 2002, 2001 and 2000	1,017,609	9.22	1,110,009	9.22	1,153,441	9.22

          Activity under the MIBS Plan is as follows:

	March 31, 2002		March 31, 2001		March 31, 2000
	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)
Outstanding at April 1, 2001, 2000 and 1999	215,167	9.04	154,895	8.83	—	—
Granted	—	—	134,348	9.48	187,612	8.83
Forfeited	(31,960)	9.04	(74,076)	9.40	(32,717)	8.83

Outstanding at March 31, 2002, 2001 and 2000	183,207	9.04	215,167	9.04	154,895	8.83

          Activity under the IA Plan is as follows:

	March 31, 2002		March 31, 2001		March 31, 2000
	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)
Outstanding at April 1, 2001, 2000 and 1999	553,560	11.17	254,703	8.30	—	—
Granted	136,044	12.35	299,747	13.60	296,954	8.30
Exercised	(71,694)	10.15	—	—	—	—
Forfeited	(22,551)	12.79	(890)	8.30	(42,251)	8.30

Outstanding at March 31, 2002, 2001 and 2000	595,359	11.50	553,560	11.17	254,703	8.30

          The following table summarizes information about the stock options outstanding at March 31, 2002:

Exercise price			Outstanding as at March 31, 2002			Weighted average remaining contractual life (years)
MHL	MIBS	IA	MHL	MIBS	IA	MHL	MIBS	IA
$9.22	$8.83	$8.30	1,017,609	124,950	249,012	7.54	7.54	7.54
—	9.48	12.00	—	58,257	59,862	—	8.46	8.38
—	—	14.00	—	—	222,135	—	—	8.75
—	—	14.80	—	—	64,350	—	—	9.58

			1,017,609	183,207	595,359

          As of March 31, 2002 no options were exercisable.

(d)    M-Web China (BVI) Limited and M-Web Thailand (BVI) Limited

          On May 14, 2000 M-Web China (BVI) Limited established the M-Web China (BVI) Limited Share Trust and M-Web Thailand (BVI) Limited established the M-Web Thailand (BVI) Limited Share Trust. In terms of the schemes, options of no more than 15% of the total number of ordinary shares of M-Web China (BVI) Limited and M-Web Thailand (BVI) Limited, respectively may be awarded. Stock options may be granted with an exercise price of not less than 100% of the fair value of the shares at the time of the grant. One quarter of the options generally vest at the anniversary of each of the first, second, third and fourth years after the grant date of the stock options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

          Activity under the M-Web China (BVI) Limited Plan is as follows:

	March 31, 2002		March 31, 2001
	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)
Outstanding at April 1, 2001 and 2000	2,705,293	1.00	—	—
Granted	—	—	2,910,271	1.00
Forfeited	(686,982)	1.00	(204,978)	1.00

Outstanding at March 31, 2002 and 2001	2,018,311	1.00	2,705,293	1.00

          Activity under the M-Web Thailand (BVI) Limited Plan is as follows:

	March 31, 2002		March 31, 2001
	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)
Outstanding at April 1, 2001 and 2000	2,130,535	1.00	—	—
Granted	—	—	2,230,531	1.00
Forfeited	(169,994)	1.00	(99,996)	1.00

Outstanding at March 31, 2002 and 2001	1,960,541	1.00	2,130,535	1.00

          The following table summarizes information about the stock options outstanding at March 31, 2002:

M-Web China (BVI) Limited			M-Web Thailand (BVI) Limited
Exercise price ($)	Outstanding at March 31, 2002	Weighted average remaining contractual life (years)	Exercise price ($)	Outstanding at March 31, 2002	Weighted average remaining contractual life (years)
1.00	2,018,311	8.13	1.00	1,960,541	8.13

          As of March 31, 2002 the options exercisable are as follows:

M-Web China (BVI) Limited		M-Web Thailand (BVI) Limited
Exercisable at March 31, 2002	Weighted average exercise price ($)	Exercisable at March 31, 2002	Weighted average exercise price ($)
504,578	1.00	490,135	1.00

(e)    OpenTV Corp.

        Option Plans

          Options are currently outstanding under the following plans: (i) the Amended and Restated OpenTV Corp. 1999 Share Option/Share Issuance plan (the 1999 plan), (ii) the Amended and Restated OpenTV, Inc. 1998 Option/Stock Issuance plan (the 1998 plan), (iii) the 2001 Non-statutory Stock Option plan (the 2001 plan), (iv) option plans assumed in connection with the Spyglass merger (collectively, the Assumed Spyglass plans), and option plans assumed in connection with the CableSoft merger (the Assumed CableSoft plans).

          OpenTV Corp. issued options from the 1999 plan and the 2001 plan. The compensation committee of their board of directors administers the 1999 plan. The committee has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 1999 plan. The committee has discretion to determine grant recipients, vesting requirements, exercise prices and other terms and conditions of award eligibility. The options may be incentive stock options or non-statutory options. Consistent with the foregoing, options are generally granted at an exercise price equal to the fair market value on the date of grant and vest 25% after 12 months of continuous service with OpenTV and 1/48th over each of the next 36 months. The term of the options generally is 10 years from the date of grant. Unexercised options generally expire three months after termination of employment with OpenTV. A total of 8,980,000 Class A Ordinary Shares have been reserved for issuance under the 1999 plan since its inception, and as of March 31, 2002, options to purchase 6,178,936 Class A Ordinary Shares were outstanding under the 1999 plan.

          Under the 2001 plan the compensation committee of the board of directors has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 2001 plan. Only non-statutory options can be granted. A total of 500,000 Class A Ordinary Shares have been reserved for issuance under the 2001 plan, and as of March 31, 2002 options to purchase 205,164 Class A Ordinary Shares were outstanding.

          Effective as of October 23, 1999 options to purchase 5,141,114 shares of Class A Common Stock of OpenTV, Inc. under the 1998 plan were assigned to and assumed by OpenTV Corp. and these options thereafter represented the right to purchase under the 1999 plan an identical number of Class A Ordinary Shares of OpenTV. The remainder of the options then outstanding under the 1998 plan were not assigned to and assumed by OpenTV Corp. The 1998 plan will remain in existence for the sole purpose of governing those remaining options until such time as such options have been exercised and the underlying shares have become transferable by the holders. Options or shares awarded under the 1998 plan that are forfeited or cancelled will no longer be available for issuance under the 1998 plan. As of March 31, 2002 options to purchase 150,000 shares of OpenTV, Inc.'s Class A Common Stock were outstanding under the 1998 plan.

          All of the options to purchase Spyglass common stock outstanding under the Assumed Spyglass plans were converted in the Spyglass merger, and all of the options to purchase CableSoft common stock outstanding under the Assumed CableSoft plans were converted in the CableSoft merger, into options to purchase our Class A Ordinary Shares. As of March 31, 2002 options to purchase 1,095,363 and 53,372 of our Class A Ordinary Shares were outstanding under the Assumed Spyglass plans and the Assumed CableSoft plans (collectively, the Assumed Plans). The Assumed Plans will remain in existence for the sole purpose of governing these remaining options, until such time as such options have been exercised and the underlying shares have become transferable by the holders. Options awarded under the Assumed plans that are forfeited or cancelled will no longer be available for issuance under Assumed plans, and no new options will be granted to employees under the Assumed plans.

          Activity under the Plan is as follows:

	March 31, 2002		March 31, 2001		March 31, 2000
	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)	Shares	Weighted average exercise price ($)
Outstanding at April 1, 2001, 2000 and 1999	8,077,930	7.31	5,353,562	7.31	4,733,249	1.05
Options cancelled under the 1998 Plan	—	—	—	—	(5,141,104)	—
Options assumed under the 1999 Plan	—	—	—	—	5,141,104	—
Options related to Spyglass acquisition	—	—	2,023,219	23.36	—	—
Options related to CableSoft acquisition	—	—	148,031	1.95	—	—
Granted	1,777,711	9.83	3,461,220	27.87	2,812,460	10.70
Exercised	(783,513)	2.63	(1,609,854)	3.74	(1,757,351)	1.05
Forfeited/cancelled	(1,539,293)	19.45	(1,298,248)	36.43	(434,796)	3.96

Outstanding at March 31, 2002, 2001 and 2000	7,532,835	15.77	8,077,930	16.50	5,353,562	7.31

          The following table summarizes information about the stock options outstanding at March 31, 2002:

	Options outstanding
			Options currently exercisable
		Weighted average remaining exercise price ($)
Range of exercise price ($)	Number outstanding at March 31, 2002		Number exercisable at March 31, 2002	Weighted average exercise price ($)
— - 10.0	4,675,691	6.05	2,368,415	4.27
11.0 - 20.0	1,351,119	14.30	751,303	14.70
21.0 - 30.0	165,873	23.93	78,440	25.28
31.0 - 40.0	324,627	33.19	122,898	33.19
41.0 - 50.0	553,171	46.10	273,910	46.33
51.0 - 60.0	354,049	54.25	137,211	54.24
81.0 - 100.0	108,305	83.51	7,052	90.02

	7,532,835		3,739,229

          At March 31, 2002, 2001 and 2000 vested options to purchase 3,739,229, 2,919,555 and 4,537,711 shares of common stock respectively, were unexercised.

38.    DIFFERENCES BETWEEN IAS AND US GAAP

        The Company's consolidated financial statements are prepared in accordance with IAS, which differ in certain material respects from accounting principles generally accepted in the United States (US GAAP). The principal differences between IAS and US GAAP are presented below together with explanations of certain adjustments that effect the consolidated net (loss)/profit and total shareholders' equity as of and for the years ended March 31:

	Year ended March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
I Reconciliation of net (loss)/profit: in thousands, except per share data)
Net (loss)/profit under IAS	$(442,669)	$152,232	$(17,024)
US GAAP adjustment:
(a) Equity accounting for UBC	5,986	5,986	10,476
(b) Stock-based compensation	(10,854)	(16,751)	(85,791)
(c) Strategic investment
—beneficial conversion feature	—	—	(31,250)
—non-cash warrant expense	—	—	(63,900)
(d) Performance warrants	—	(1,610)	(28,025)
(e) Amortization of Spyglass goodwill	(239,345)	(160,755)	—
(f) Acquired in-process research and development expenditure	(2,120)	—	—
(g) Amortization of goodwill	5,891	—	—
(h) Impairment of goodwill	(351,617)	—	—
(i) Adjustment to dilution (losses)/gains	(31,200)	477,112	95,150
(j) Unrealized loss on marketable securities	(18,638)	18,768	—
(k) Write back of asset impairment	—	(2,601)	—
(l) Profit on sale of Orbicom	—	—	(8,557)
Effect of adjustments on taxation	7,436	(7,436)	—
Effect of adjustments on minority interests	376,205	94,416	18,458

Net (loss)/profit before cumulative change in accounting principle	(700,925)	559,361	(110,463)
Cumulative effect of change in accounting principle	1,251	—	—

Net (loss)/profit under US GAAP	$(699,674)	$559,361	$(110,463)

Reconciliation of shareholders' equity:
Total shareholders' equity under IAS	$239,209	$685,330	$364,682
US GAAP adjustment:
(a) Equity accounting for UBC	(7,483)	(13,469)	(19,454)
(b) Stock-based compensation	(38,818)	(31,429)	(16,322)
(c) Strategic investment
—beneficial conversion feature	(31,250)	(31,250)	(31,250)
—non-cash warrant expense	(63,900)	(63,900)	(63,900)
(d) Performance warrants	(29,635)	(29,635)	(28,025)
(e) Amortization of Spyglass goodwill	(400,100)	(160,755)	—
(f) Acquired in-process research and development expenditure	(2,120)	—	—
(g) Amortization of goodwill	5,891	—	—
(h) Impairment of goodwill	(351,617)	—	—
(i) Adjustment to dilution (losses)/gains	541,062	572,262	95,150
(k) Write back of asset impairment	(2,601)	(2,601)	—
Effect of adjustments on minority interests	488,713	119,448	18,458

Total shareholders' equity under US GAAP	$347,351	$1,044,001	$319,339

(a)    Equity accounting for UBC

          Under IAS, the investment in UBC was carried at cost through June 30, 1999. In June 1999 the Company increased its shareholding in UBC to approximately 26.1% and, as a result, exercises significant influence in UBC. Under IAS the Company has applied the equity method of accounting for UBC from the date of the increase in shareholding. US GAAP requires a retroactive adjustment of financial statements for an investee that was previously accounted for on a basis other than the equity method when that investee becomes qualified for use of the equity method. The adjustment therefore reflects the effect of applying the equity method to the investment in UBC retroactively from the date of the increase in shareholding under US GAAP. As a result of the retroactive application of equity method of accounting, the amount of goodwill recorded under US GAAP is $29.9 million less then that recorded under IAS which results in a higher level of amortization expense being recorded under IAS. The adjustment also reflects the difference in goodwill amortization, which is being amortized over five years.

(b)    Stock based compensation

          Under IAS, the Company does not recognize compensation expense for stock option and stock purchase plans. For US GAAP purposes, the Company accounts for its stock option and stock purchase plans under Accounting Principles Board Opinion No.25 "Accounting for Stock Issued to Employees" (APB 25), as permitted by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (SFAS 123). In general, APB 25 requires that the intrinsic value of the options, defined as the market value of the share at grant date less the exercise price, be recognized as compensation expense prospectively, over the vesting period of the related options.

          In connection with certain option grants to employees under the MIH Limited plan during the year ended March 31, 2000, the Company recorded deferred compensation for stock-based compensation totalling $6.6 million. During the year ended March 31, 2002 deferred compensation was reduced by $0.2 million (2001: $0.3 million) and the capital surplus credited by a similar amount due to the termination of certain employees. The deferred compensation is being amortized over the vesting period of the related options, generally between four and five years, resulting in a $1.4 million amortization charge for the year ended March 31, 2002 under US GAAP (2001: $1.6 million, 2000: $1.7 million). As of March 31, 2002 the Company had unamortized deferred stock compensation of $1.3 million, which amounts are expected to be fully amortized over the next two years.

          During the year ended March 31, 2002 the Company recorded a compensation expense of $2.0 million in connection with the acceleration of vesting of options to an employee under the IA plan. The compensation expense was measured as the difference between the market value of the MIH Limited shares, which were issued in exchange for the surrender of the IA options, and the exercise price of the IA options ($2.7 million and $0.7 million respectively). Similarly, the Company recorded a compensation expense during the year ended March 31, 2000 in connection with the acceleration of vesting of options to certain departing employees at their termination date amounting to $7.4 million (measured as the difference between the market value and the exercise price of the MIH Limited and MIH Holdings shares at the termination dates of the employees).

          During the year ended March 31, 2000 the Company recorded a compensation charge of $60.3 million in connection with a single grant to an employee for nil consideration. The compensation cost was determined based on the fair value of an MIH Limited share on the grant date. The measurement date was the grant date, as the shares were issued, fully vested, for no consideration. The Company does not have cash-less options or other similar provisions.

          The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123. The fair value of such options is determined using the Black-Scholes option pricing model and amortized over the vesting period. During the year ended March 31, 2002 the Company recorded a compensation expense relating to options issued to non-employees under the MIH Limited plan of $0.01 million (2001: $0.1 million, 2000: $Nil) and a gain from the cancellation and forfeitures of share options in certain equity investee companies of $0.02 million (2001 charge of $0.4 million, 2000: $Nil).

          During the years ended March 31, 2001 and 2000 OpenTV recorded deferred compensation for stock-based compensation totalling $24.7 million, and $22.5 million respectively, representing the difference between the exercise price and deemed fair market value for options to purchase shares granted to employees and the fair value attributable to stock options granted to non-employees in accordance with the provisions of APB 25 and Emerging Issues Task Force Issue no 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". During the year ended March 31, 2002 deferred compensation decreased by $3.0 million (2001: $6.2 million, 2000: $Nil) and capital surplus of OpenTV was credited by a similar amount due to the termination of certain employees.

  The deferred compensation is being amortized over the vesting period of the option life, which is generally four years, resulting in a compensation charge of $2.8 million (2001: $5.5 million, 2000: $9.8 million), after minority interest of $4.6 million (2001: $7.6 million, 2000: $6.5 million). As of March 31, 2002 OpenTV had unamortized deferred stock compensation of $3.0 million (2001: $16.3 million), which is expected to be fully amortized over the next two to three years.

          In August 2000, OpenTV settled a wrongful termination suit with a former employee, which included the issuance of options to purchase 41,875 shares of Class A Common Stock of OpenTV, Inc. at an exercise price of $1.05 per share. Under IAS there was no additional charge related to the issuance of the options. Under US GAAP, the fair value of the options granted ($1.5 million before minority interest of $0.1 million) was recorded as a charge to the profit and loss account.

(c)    Strategic investments

          In October 1999, OpenTV completed a private placement of 23,648,646 Series C-1 Convertible Preference Shares (convertible into 4,729,728 Class A Ordinary Shares) at $1.11 per share (or $5.55 per Class A Ordinary Share), 4,504,504 Series C-2 Convertible Preference Shares (convertible into 900,900 Class A Ordinary Shares) at $1.11 per share (or $5.55 per Class A Ordinary Share), and warrants to purchase 4,729,728 Class A Ordinary Shares (expiring in October 2001) at $5.55 per share to America Online, Inc., General Instrument Corporation, Liberty Digital, Inc., News Corporation, Time Warner, Inc. and Sun Microsystems, Inc. for net proceeds of $31.3 million. The Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares converted into 5,630,628 Class A Ordinary Shares at the time of OpenTV's public offering. The convertible preference shares have an embedded beneficial conversion feature, which under the application of US GAAP's EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", resulted in a deemed preferred stock dividend of $25.3 million (after minority interests of $5.9 million) in the period ended March 31, 2000. The fair value attributable to the warrants to purchase OpenTV's Class A Ordinary Shares resulted in a non-cash warrant expense of $36.7 million (after minority interests of $27.2 million) in the period ended March 31, 2000. The warrants were valued using the Black-Scholes option pricing model. The expense relating to beneficial conversion feature and the warrants was offset by an increase in the dilution gain by $62.0 million that the Company realized as a result of OpenTV's public offering. As of March 31, 2001 and 2002 OpenTV had no preference shares outstanding.

(d)    Performance warrants

          In November 1999, OpenTV issued warrants to purchase 700,000 Class A Ordinary Shares at $5.55 per share to General Instrument Corporation (GIC) in connection with the provision of services. The warrants were exercisable based on GIC meeting certain performance milestones. Under US GAAP the fair value attributable to the performance warrants to purchase OpenTV's Class A Ordinary Shares of $37.5 million was recorded in the period ended March 31, 2000. Under US GAAP and EITF 96-18, the fair value of the warrants is to be calculated using the Black-Scholes option pricing model at each period end until the measurement date, deemed in this case to be the completion of the performance milestones. As a result, the warrant expense fluctuated as the fair market value of the Class A Ordinary shares fluctuated. All performance milestones were met during the year ended March 31, 2001 and the fair value of the warrants fixed at $16,7 million after minority interest of $12.9 million. During the year ended March 31, 2001 a total of $0.7 million (2000: $16.1 million), after minority interest of $0.9 million (2000: $11.9 million) was amortized as non-cash warrant expense. The unamortized balance of $7.9 million (as a result of the change in value of the shares) was credited to additional paid in capital of OpenTV as at March 31, 2001.

(e)    Acquisition of Spyglass

          In March of 2000 OpenTV signed a definitive merger agreement with Spyglass Inc. to acquire all of Spyglass' outstanding stock in a stock-for-stock transaction. In addition, Spyglass options and warrants were to be assumed by OpenTV upon the consummation of the merger. The merger was consummated on July 24, 2000 and 12.6 million Class A Ordinary Shares were issued and options over 2.5 million Class A Ordinary Shares related to the assumed Spyglass options and warrants were granted. Under IAS, the value of the shares issued as consideration for the purchase of Spyglass is measured using the market value of the shares on the consummation date of the acquisition. Under US GAAP, the value of the shares issued is measured using the average market value of the shares a few days before and after the announcement date. In addition, under US GAAP, the fair value of options issued to replace Spyglass options assumed by OpenTV is recorded as part of the purchase consideration, based on the fair value of the options issued at the acquisition date. As a result, the value of the purchase consideration under US GAAP was approximately $1.2 billion higher than that recorded under IAS. The difference in the value of the purchase consideration was allocated to goodwill under US GAAP and is being amortized over 5 years. Accordingly, this adjustment represents the additional goodwill charge of $239.4 million (2001: $160.8 million), before minority interest of $146.1 million (2001: $91.5 million).

(f)    Acquisition of Static

          OpenTV completed the acquisition of a 100% interest in Static, a leading interactive television software development and entertainment company, on July 2, 2001. The transaction was accounted for as a purchase and the goodwill arising on the transaction, amounting to $45.2 million, will be amortized over its estimated useful life of five years in the primary financial statements. During the year ended March 31, 2002 the Company recorded an amortization charge under IAS of $5.1 million, before minority interest of $3.1 million. In accordance with the provisions of SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and Other Intangibles", the amount of goodwill recorded is capitalized, but not amortized (included in the adjustment in (g) below). In addition, under US GAAP, the $2.1 million (before minority interest of $1.3 million) identified as acquired in-process research and development was charged to expense as the projects had not yet reached technological feasibility and had no future alternative use. Other separately identified intangible assets are being amortized over three years.

(g)    Amortization of goodwill

          In July 2001, the FASB issued SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and Other Intangible Assets". Under SFAS 141, all business combinations initiated after July 1, 2001 must be accounted for using the purchase method. Under SFAS 142, goodwill and other intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if there are indicators such assets may be impaired) for impairment. Separate intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after July 1, 2001. With respect to goodwill and intangible assets acquired prior to June 30, 2001, the Company is required to adopt SFAS 142 effective April 1, 2002. Accordingly, this adjustment reverses the amortization charge of goodwill recorded under IAS relating to the acquisition of Static (refer to (f) above: $5.1 million before minority interest of $3.1 million) and the preference share subscription agreement with M-Web ($0.8 million). The amortization of goodwill under US GAAP for the year ended March 31, 2002 was $492.1 million, while the carrying value of goodwill not subject to amortization as at March 31, 2002 amounted to $59.9 million.

(h)    Impairment of goodwill

          Impairment of goodwill must be assessed periodically whenever events or changes in circumstances indicate that the carrying amount of an asset is greater than its recoverable amount. When such an event occurs or indications of impairment exist, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Under IAS, the impairment charge is recognized as the difference between the carrying value of the asset and the higher of its value in use, or present value of estimated future cash flows from the continuing use of the asset, or its net selling price.

          As discussed in note 11, the Company recorded a goodwill impairment charge of $410.6 million, before minority interest of $245.5 million, under IAS for the year ended March 31, 2002 that related solely to OpenTV. As a binding sales agreement was reached for the sale of OpenTV on May 8, 2002 the net selling price was used in the determination of the goodwill impairment charge. Such charge reduced the goodwill held by OpenTV from its carrying value of $601.2 million to $204.9 million, after which the Company's interest in the net assets of OpenTV equalled the agreed net selling price of $170 million.

          On March 31, 2002 the total net asset value of OpenTV under US GAAP exceeded that under IAS by $753.1 million, mainly related to the additional goodwill recorded in connection with OpenTV's acquisition of Spyglass (see item (e)). Under US GAAP a goodwill impairment charge was recorded during the year ended March 31, 2002 as the carrying value of goodwill held by OpenTV exceeded its expected undiscounted cash flows. The impairment charge recorded was $762.2 million (less minority interest of $465.9 million), which represented the difference between the expected discounted cash flows of $895.2 million and the US GAAP carrying value of OpenTV. The goodwill impairment adjustment of $351.6 million (less minority interest of $220.4 million) included in the reconciliation between IAS and US GAAP represents the reversal of the goodwill impairment charge of $410.6 million (less minority interest of $245.5 million) recorded under IAS and the inclusion of the goodwill impairment charge recorded under US GAAP.

(i)    Adjustment to dilution (losses)/gains

          During the years ended March 31, 2002, 2001 and 2000, certain subsidiaries issued shares to third parties for cash or non-cash assets, which resulted in a dilution of the Company's ownership in these entities. The most significant of these transactions was the acquisition of Spyglass in the year ended March 31, 2001 (refer to (e) above) and Static in the year ended March 31, 2002 (refer to (f) above). Under IAS, the Company has recorded dilution (losses)/gains resulting from these transactions as the value received for the subsidiaries' shares issued were (less than)/greater than the Company's carrying value prior to the transactions. Generally, the calculation of, and accounting for, a dilution loss or gain is similar under US GAAP as it is under IAS. However, the calculation of the (loss)/gain under US GAAP is to be determined using the Company's carrying value based on US GAAP amounts. This adjustment reflects the difference between the (losses)/gains calculated using IAS derived amounts and the losses calculated using US derived amounts. Any resulting timing differences from these adjustments are, consistent with the treatment under IAS, expected to reverse within the carry-forward period of tax losses (refer note 24).

(j)    Unrealized loss on marketable securities

          During 2001 the Company wrote down marketable securities to their current market value. Under IAS the write-down to current market value was included in determination of net income for the year ended March 31, 2001. Under US GAAP unrealized gains and losses on available for sale securities are reported in other comprehensive income (net of tax and minority interest), as a separate component of shareholders' equity until they are realized, after which they are reported in net (loss)/profit. The investments to which these unrealized losses referred were sold during fiscal 2002 and therefore this adjustment reverses the unrealized loss recorded in other comprehensive income under US GAAP to net loss under US GAAP in fiscal 2002.

(k)    Write-back of asset impairment

          In prior years, the Company provided against the carrying value of certain assets due to unfavourable political and economic conditions ruling in the countries of the related operations. During the year ended March 31, 2001 the Company, having determined that the position in these countries had stabilized sufficiently, released the provision previously raised against these assets. Under US GAAP, the assets provided against were considered impaired and written-down upon the creation of the provision. Under US GAAP, impairment write-downs can not be written back up to their historical carrying amounts. As such, this adjustment reverses the release of the provision as recorded under IAS.

(l)    Profit on sale of interest in Orbicom

          On August 24, 1999, the Company disposed of its 20% interest and its loan claims in Orbicom to MIH Holdings, which, in turn, together with its interest of 80%, sold the total investment in Orbicom to M-Cell in exchange for 23,952,096 M-Cell shares with a market value of $39 million. Of this total consideration, $21 million was allocated to the Company, which was received in the form of 4,432,273 shares in M-Cell with a market value of $7.2 million and a $13.4 million note receivable from MIH Holdings. The consideration received by the Company, after allocating $6 million to settle the loan claims, gave rise to a profit on sale of the associate of $15 million, as the carrying value of the Orbicom investment was recorded at no value in the accounting records of the Company. Under IAS, it is appropriate for MIH Limited to recognize the gain on the sale of interest in Orbicom, regardless of the related party nature of the transaction and the disproportionate allocation of proceeds. Based on positions taken by the SEC, under US GAAP this transaction is evaluated as a transaction between entities under common control, whereby generally no gains or losses are recognized on the sale of an asset. Any gains or losses are accounted for as a capital contribution or distribution.

          The sale of Orbicom to a third party was executed simultaneously with the sale of the 20% interest by MIH Limited to MIH Holdings. The sale of MIH Limited's interest in Orbicom to MIH Holdings was a way to convenience the transaction with the third party and it is, therefore, appropriate to recognize a proportionate share of the profit generated in the transaction. However, the excess of the consideration received over the proportionate share of the total consideration amounting to $8.6 million is accounted for as a capital contribution by MIH Holdings under US GAAP.

(m)    Cumulative effect of change in accounting principle

          The company adopted the new accounting standards for financial instruments for both IAS and US GAAP effective April 1, 2002. The cumulative effect of adopting IAS 39 "Financial Instruments: Recognition and Measurement" resulted in an adjustment to opening equity of $8.4 million, which was split between the fair value of cash flow hedges of $7.1 million (recorded as an adjustment to hedging reserve) and the fair value of fair value hedges of $1.3 million (recorded as an adjustment to accumulated loss). Under US GAAP, in accordance with SFAS 133 "Accounting for Derivative Instruments and Hedging Activities", the cumulative effect of the change in accounting principle related to the fair value of cash flow hedges was recorded as a cumulative effect change in other comprehensive income, whereas the cumulative effect of change in accounting principle related to the fair value of fair value hedges was recorded in the determination of net loss as a cumulative effect of change in accounting principle. Under both IAS and US GAAP, the adoption of the new accounting standards gave rise to the recognition of derivative assets of $7.1 million and an increase in the carrying value of associates of $1.3 million at April 1, 2001.

(n)    Discontinuing operations

          As discussed in note 3, the Company entered into an agreement to dispose of its 38.4% interest in OpenTV on May 8, 2002. The initial disclosure event under IAS and the measurement date under US GAAP for discontinuing operations are generally the same and both occured as a result of the binding sale agreement. In accordance with the provisions of IAS 35 "Discontinuing Operations" the results of OpenTV have been included in loss from discontinuing operations in the primary financial statements, as the initial disclosure event occurred after year-end, but before the financial statements were authorized for issue. Under the provisions of SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective for the Company beginning April 1, 2002, the results of OpenTV will only be reflected as discontinuing in the period in which the measurement date occurs which for the Company will be year ended March 31, 2003. Under US GAAP in the Company's results of operations for the year ended March 31, 2003 a loss on discontinuing operations will likely be recorded between the US GAAP value on measurement date of date of discontinued operations and the net selling price. This loss has been recorded under IAS in the year ended March 31, 2002.

To provide a better understanding of the differences in accounting standards, the table below presents the condensed consolidated statements of operations under US GAAP as if the results of OpenTV were presented as continuing operations (refer to (n) above) and after processing the adjustments in (a) to (m) above:

	Year ended March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Net revenues	$736,974	$757,796	$713,884
Operating expenses	(2,025,016)	(1,147,543)	(946,709)

Operating loss	(1,288,042)	(389,747)	(232,825)
Financial results, net	(55,786)	(32,845)	(15,244)
Equity results in joint ventures	(25,117)	(74,338)	(48,015)
Equity results in associates	7,873	(1,848)	(2,163)
(Loss)/profit on sale and dilution of interest in subsidiaries, joint venture and associates, net	(36,785)	906,209	209,321

(Loss)/profit from continuing operations before tax, minority interest and change in accounting principle	(1,397,857)	407,431	(88,926)
Income tax	1,387	(13,322)	(2,293)

(Loss)/profit from continuing operations before minority interest and change in accounting principle	(1,396,470)	394,109	(91,219)
Minority interest	764,992	195,841	20,218

(Loss)/profit from continuing operations before change in accounting principle	(631,478)	589,950	(71,001)
Loss from discontinuing operations	(38,805)	(30,589)	(35,397)
Loss arising on discontinuing operations	(30,642)	—	(4,065)

Net (loss)/profit before cumulative effect of change in accounting principle	(700,925)	559,361	(110,463)
Cumulative effect of change in accounting principle (SFAS 133)	1,251	—	—

Net (loss)/profit	$(699,674)	$559,361	$(110,463)

Weighted average common shares outstanding	56,575,741	55,414,252	50,790,662
Diluted weighted average common shares outstanding	56,575,741	56,537,850	50,790,662
Per share amounts:
Basic (loss)/profit:
Continuing operations	$(11.16)	$10.65	$(1.40)
Discontinuing operations	(1.23)	(0.56)	(0.77)
Cumulative effect of change in accounting principle	0.02	—	—

	$(12.37)	$10.09	$(2.17)

Diluted (loss)/profit:
Continuing operations	$(11.16)	$10.43	$(1.40)
Discontinuing operations	(1.23)	(0.54)	(0.78)
Cumulative effect of change in accounting principle	0.02	—	—

	$(12.37)	$9.89	$(2.17)

II    ADDITIONAL DISCLOSURE REQUIREMENTS

(a)    Certain risk concentrations

          The Company's digital programming is or will be transmitted to customers through different satellites around the world, and in certain regions its terrestrial analog signal is also transmitted to regional broadcast points through satellites. In addition, the Company receives a significant amount of its programming through satellites. Satellites are subject to significant risks that may prevent or impair commercial operations. Although the Company has not experienced any significant disruption of its transmissions, the operation of satellites is beyond the control of the Company. Disruption of satellite transmissions could have a material adverse effect on the Company.

          Certain of the Company's products and services are concentrated in the digital interactive television software industry, which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in the industry, changes in customer requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on the business and operating results. Achieving and sustaining profitability will require widespread adoption of the Company's system by multiple industry participants and the television-viewing public.

(b)    Program and film rights

          The Company accounts for fixed price program and film rights contracts and the portion of variable price program and film rights contracts for which the cost can be reliably measured as an asset and liability under IAS 38 "Intangible Assets" and IAS 37 "Provisions, Contingent Liabilities and Contingent Assets". Under SFAS 63 "Financial Reporting by Broadcasters" the asset and liability are recorded when the license period begins, the program is available for its first broadcast and the cost of each program is known or reasonably determinable. Under US GAAP program and film rights are therefore only accounted for on screening. The different treatment does not have an impact on net profit or shareholders' equity. The total assets and liabilities as of March 31, 2002 and March 31, 2001 relating to program and film rights each decreased by $40.4 million and $58.2 million, respectively, comprising of a decrease in current assets by $18.6 million (2001: $13.1 million), non-current assets by $21.7 million (2001: $45.1 million), current liabilities by $20.9 million (2001: $20.9 million) and non-current liabilities by million $19.4 million (2001: $37.3 million).

(c)    Stock-based compensation

          As permitted by SFAS 123, for purposes of US GAAP, the Company applies APB 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans where the market value of the shares at grant date equals the exercise price. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123 the Company's net (loss)/

  income and net (loss)/income per share under US GAAP would have been decreased/(increased) to the pro forma amounts indicated below:

		Year ended March 31, 2002	Year ended March 31, 2001	Year ended March 31, 2000
		(in thousands except per share data)
Net (loss) /profit	As reported	$(699,674)	$599,361	$(110,463)
	Pro forma	(701,763)	551,684	(114,523)
Net (loss)/profit per share	As reported	(12.37)	10.09	(2.17)
	Pro forma	(12.40)	9.96	(2.25)
Diluted (loss)/profit per share	As reported	(12.37)	9.89	(2.17)
	Pro forma	(12.40)	9.76	(2.25)

          The fair value of each option grant under the MIH Holdings plan was calculated using the Black-Scholes option pricing method using the following assumptions for the year ended 2002, 2001 and 2000: dividend yield at 0% for all periods, volatility at 84%, 70% and 30% respectively, weighted average expected option term of 7, 7 and 6 years respectively and a risk free interest rate of between 10.9% and 12.1%, 12% and 12% respectively. The weighted average fair value of the oprions granted during 2002, 2001 and 2000 was ZAR7.07, ZAR34.18 and ZAR25.30 respectively.

          The fair value of each option grant under the MIH Limited and Mindport plans were calculated using the Black-Scholes option pricing method using the following assumptions for the years ended 2002, 2001 and 2000: dividend yield at 0% for all periods, volatility at 75%, 67% and 30% respectively, weighted average expected option term of 7, 7 and 6 years respectively and a risk free interest rate of 5.02% to 5.64%, 5.14% to 6.39% and 5.25% to 6.0% respectively. The weighted average fair value of the options granted during 2002, 2001 and 2000 was $5.90, $13.96 and $19.14 for MIH Limited, respectively, and $nil, $8.53 and $18.18 for Mindport respectively.

          The fair value of each option grant under the M-Web China and M-Web Thailand plans were calculated using the Black-Scholes option pricing method using the following assumptions for the years ended 2002 and 2001: dividend yield at 0% for both periods, volatility at 75% and 67% respectively, a weighted average expected option term of 7 and 7 years respectively and a risk free interest rate of 4.8% to 6.76%. The weighted average fair value of options granted during 2001 was $0.71. No options were granted during 2002.

          The fair value of each option grant under the OpenTV plans was calculated using the Black-Scholes option pricing method using the following assumptions for the years ended 2002, 2001 and 2000: dividend yield at 0% for all periods, volatility at 110%, 135% and 184% respectively, weighted average expected option term of 5, 5 and 5 years respectively and a risk free interest rate of 2.68% to 5.00%, 5.46% to 6.81% and 4.75% to 6.00% respectively. The weighted average fair value of options granted during 2002, 2001 and 2000 were $8.78, $53.37 and $8.78 respectively.

(d)    Restricted net assets

          The net assets of certain of MIH Limited's subsidiaries and associates are subject to regulatory restrictions with regard to the transfer of such assets to MIH Limited in the form of loans, advances or cash dividends without the consent of regulatory authorities. The restrictions primarily relate to foreign exchange control regulations in South Africa, which prescribe that South

  African residents and companies are not permitted to export capital from South Africa or to hold foreign currency without the approval of the South African Reserve Bank. These exchange control regulations effectively prevent MIH Limited from receiving distributions from its South African subsidiaries without regulatory approval. The total net assets of subsidiaries subject to such restrictions at March 31, 2002 amount to approximately $87.5 million (2001: $62.7 million and 2000: $46.6 million).

          The following are the condensed balance sheets, statements of operations and cash flow of MIH Limited as of March 31, 2002 and 2001 and for the years then ended in accordance with IAS. Investments in subsidiaries, associates and joint ventures are accounted for using the equity method of accounting:

Balance sheets

	March 31,
	2002	2001
	(thousands)	(thousands)
ASSETS
Current assets
Cash and cash equivalents	$6,861	$1,101
Other receivables	2,417	2,248
Net amounts owing by related parties	23,616	15,944

	32,894	19,293

Non-current assets
Long-term investments	215,339	674,056

Total assets	$248,233	$693,349

LIABILITIES
Current liabilities
Accrued expenses and other current liabilities	$4,724	$4,807
Amounts owing to related parties	4,300	3,212

Total liabilities	9,024	8,019

SHAREHOLDERS' EQUITY
Share capital	986,031	986,031
Accumulated loss	(686,083)	(244,665)
Hedging reserve	18,813	—
Foreign currency translation adjustment	(79,552)	(56,036)

Total shareholder's equity	239,209	685,330

Total liabilities and shareholders' equity	$248,233	$693,349

	Year ended March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Statements of operations
General and administrative expenses	$(4,131)	$(5,721)	$(634)
Financial results, net	(1,921)	(370)	628
Equity results in associates, joint ventures and subsidiaries	(436,617)	158,323	(131,189)
Profit on sale of associate	—	—	15,199
Profit on sale of interests in subsidiaries and joint venture, net	—	—	98,972

Net (loss)/profit for the year	$(442,669)	$152,232	$(17,024)

Statements of cash flow
Net cash used in operating activities	$(22,288)	$(7,593)	$(634)

Acquisition of associates and subsidiaries	(33,531)	(174,996)	(140,071)

Net cash used in investing activities	(33,531)	(174,996)	(140,071)

Finance (cost)/income	(1,921)	(370)	628
Proceeds from issue of share capital	—	180,440	171,102
Bank overdrafts and loans raised/(repaid)	63,500	(42)	(33,001)

Net cash from financing activities	61,579	180,028	138,729

Net increase/(decrease) in cash and cash equivalents	5,760	(2,561)	(1,976)
Cash and cash equivalents at beginning of the year	1,101	3,662	5,669
Translation adjustment on cash and cash equivalents	—	—	(31)

Cash and cash equivalents at end of the year	$6,861	$1,101	$3,662

(e)    Significant associates: summarized financial information

          The following are the summarized balance sheets and statements of operations for M-Net/SuperSport, as derived from their audited financial statements and converted to US dollars:

	March 31,
	2002	2001
	(thousands)	(thousands)
Current assets	$135,067	$138,678
Non-current assets	85,589	84,313

Total assets	$220,656	$222,991

Current liabilities	$86,356	$108,092
Non-current liabilities	29,399	25,265

Total liabilities	115,755	133,357

Total shareholders' equity	104,901	89,634

Total liabilities and shareholders' equity	$220,656	$222,991

Net revenues	$184,930	$260,426
Operating profit	80,526	26,135
Net profit	56,499	18,177

(f)    Comprehensive(loss)/income

	Year ended March 31,
	2002	2001	2000
	(thousands)	(thousands)	(thousands)
Net (loss)/profit under US GAAP	$(699,674)	$559,361	$(110,463)
Other comprehensive income/(loss)
Cumulative effect of adoption of SFAS 133 on April 1, 2001	7,115	—	—
Net change in fair value of cash flow hedges	11,698	—	—
Foreign currency translation	$(23,516)	$(13,012)	(12,541)
Capital injection by minorities	—	2,513	—
Unrealized loss on investments, net of income taxes and minority interests	—	(4,758)	—
Reclassification adjustment for realized losses included in net (loss)/income	4,263	—	—

	$(700,114)	$544,104	$(123,004)

  Derivative instruments

          Statement on Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 was adopted by the company as of April 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts

  (collectively, referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets of liabilities in the consolidated balance sheets and measure those instruments at fair value. Changes in the fair values of derivative instruments used effectively as fair value hedges are recognized in earnings, along with changes in the fair value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive (loss)/income, and recognized in earnings when the hedged item is recognized in earnings. SFAS 133 also prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting.

          The Company also evaluates for "embedded" derivatives, and considers whether any embedded derivatives have to be bifurcated, or separated, from the host contracts in accordance with SFAS 133 requirements. If embedded derivatives exist and are not clearly and closely related to the host contract, they are accounted for separately from the host contract as derivatives, with changes in their fair value recorded in the statement of operations.

          The Company has designated all of their derivative instruments as either fair value or cash flow hedges under SFAS 133. For the year ended March 31, 2002 the Company recorded a charge to current earnings of $6.4 million and a gain of $18.2 million to other comprehensive loss for its hedged items. Certain of the derivative instruments held by equity associates have not initially qualified as hedge instruments based on the upfront documentation requirements of the standard. The ongoing effect of SFAS 133 on our consolidated financial statements will be determined each quarter by several factors, including the specific hedging instruments in place and their relationships to hedged items, as well as market conditions at the end of each period.

(g)    Basis of consolidation

          For certain entities, the Company has entered into contractual arrangements (such as nominee relationships and escrow arrangements) which allow the Company, along with its direct interest in such entities, to control a majority of the voting rights or otherwise have power to exercise control over the operations of such entities. Because the Company controls such entities in this manner they are considered to be subsidiaries and are therefore consolidated in the annual financial statements.

(h)    Recently issued accounting standards

          In July 2001, the Financial Accounting Standards Board issued FAS No. 141 "Business Combinations" and No.142, "Goodwill and Other Intangible Assets." FAS 141 prohibits the pooling-of-interests method of accounting for business combinations and requires the purchase method of accounting for all business combinations initiated after 30 June 2001. It prescribes the initial recognition and measurement of goodwill and other intangible assets, accounting for negative goodwill and the required disclosures in respect of business combinations. SFAS 142 requires that goodwill will no longer be amortized over is estimated useful life. The Company must instead identify and value its reporting units for the purpose of assessing, at least annually, potential impairment of goodwill allocated to each reporting unit. Additionally, the Company will need to reassess the useful lives of existing recognized tangible assets. Intangible assets deemed to have indefinite lives will no longer be amortized, instead tested annually for potential impairment.

  Separate intangible assets with finite lives will continue to be amortized over their useful lives. The Company is required to adopt SFAS 142 as of April 1, 2002. The first step of the initial test for impairment must be completed within six months of adopting the standard, with any initial impairment charges finalized no later than March 31, 2003 and reflected as a cumulative effect of accounting change. Any impairment charges not arising as a result of the transitional impairment test during fiscal year 2003 or in subsequent years would be recorded in operating results.

          The first step of the initial test for impairment requires a comparison for each of MIH Limited's reporting units of the fair value of each unit with the carrying amounts of net assets including goodwill. If the carrying amount exceeds a unit's fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. Based on the preliminary completion of this first step, it is anticipated that a goodwill impairment loss under US GAAP may have to be recorded. While the determination of the amount of this impairment is not expected to be finalized until the fourth quarter of fiscal year 2003, the Company currently estimates that a total pre-tax charge of approximately $17 million to $35 million may be required with no impact on cash flows. As of 31 March 2002 the Company had unamortised goodwill reported in accordance with US GAAP of $764.2 million, of which approximately $684 million was related to OpenTV, which was sold subsequent to year-end (refer note 36). Total amortisation expense of goodwill was $586.2 million for the year ended 31 March 2002, which will not be incurred in fiscal 2003 under US GAAP.

          In July 2001, the Financial Accounting Standards Board issued SFAS No.143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". This standard will be effective for the Company for the year ending March 31, 2003. The standard provides the accounting requirements for retirement obligations associated with tangible long-lived assets. The standard requires that the obligation associated with the retirement of the tangible long-lived assets be capitalised into the asset cost at the time of initial recognition. The liability is then discounted to its fair value at the time of recognition using the guidance provided by the standard. The Company has not yet assessed whether adoption of the statement will have a material effect on the Company's results of operations and financial position.

          In October 2001, the Financial Accounting Standards Board issued SFAS No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard will be effective for the Company for the year ending March 31, 2003. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS 144 applies to all long-lived assets, including discontinued operations. The standard develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The Company has not yet assessed whether adoption of the statement will have a material effect on the Company's results of operations and financial position.

          In November 2001, the FASB Emerging Issues Task Force (EITF) reached a consensus on EITF Issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller

  of the Vendor's Products," which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor's products to be a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established. This Issue will be effective for the Company beginning April 1, 2002. The adoption of this issue will not have a material effect on the Company's results of operations or financial position.

          In April 2002, the Financial Accounting Standards Board issued SFAS 145, "Rescission of SFAS 4", "Reporting Gains and Losses from Extinguishment of Debt", SFAS 44, "Accounting for Intangible Assets of Motor Carriers"'and SFAS 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements, Amendment of SFAS 13, "Accounting for Leases" and "Technical Corrections as of April 2002". This Statement rescinds SFAS 4, SFAS 44, and amendment SFAS 64 and SFAS 13. SFAS 13 has been amended to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. This standard will be effective for the Company for the year ending March 31, 2003. The Company has not yet assessed whether adoption of the statement will have a material effect on the Company's results of operations and financial position.

          IAS 40 "Investment Property" has been published by the IASB. It prescribes the accounting treatment for investment property and related disclosure requirements. It replaces previous requirements in IAS 25 "Accounting for Investments", under which an enterprise was permitted to choose from among a variety of accounting treatments for investment property. Investment property is defined in the Standard as property held to earn rentals or for capital appreciation or both, rather than for use in the production or supply of goods or services, for administrative purposes or sale in the ordinary course of business. The Standard permits enterprises to either: (a) measure investment property at fair value, with changes in fair value recognised in the income statement; or (b) measure investment property at depreciated cost (less any accumulated impairment losses). An enterprise that chooses the cost model should disclose the fair value of its investment property. The Standard is not expected to have a material impact on the Company.

REPORT OF INDEPENDENT ACCOUNTANTS

To the directors and shareholders of
United Broadcasting Corporation Public Company Limited

        We have audited the accompanying consolidated balance sheets of United Broadcasting Corporation Public Company Limited and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flow and changes in shareholders' equity in Baht for each of the three years in the three year period ended December 31, 2001. These consolidated financial statements in Baht are the responsibility of United Broadcasting Corporation Public Company Limited management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements in Baht referred to above present fairly, in all material respects, the consolidated financial position of United Broadcasting Corporation Public Company Limited and its subsidiaries as of December 31, 2001 and 2000, and the consolidated results of its operations, cash flow and changes in shareholders' equity for each of the three years in the three year period ended December 31, 2001, in conformity with the International Accounting Standards.

/s/ PricewaterhouseCoopers ABAS Ltd. PricewaterhouseCoopers ABAS Ltd. Bangkok, Thailand

September 13, 2002

United Broadcasting Corporation Public Company Limited and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2001 and 2000

(in thousands of Baht)

	Notes	2001	2001		2000
		US$'000 (note 2)
ASSETS
Current Assets
Cash and cash equivalents	3	$41,937	B	1,855,077	B	1,810,716
Accounts receivable, net	4	5,531		244,655		174,496
Amounts owed by related parties	21	116		5,144		12,299
Refundable Value Added Tax, net	5	3,553		157,181		186,038
Other current assets	6	1,388		61,393		139,798
Film and program rights, net	9	6,511		288,014		174,261

Total Current Assets		59,036		2,611,464		2,497,608

Non-Current Assets
Tangible fixed assets, net	7	61,775		2,732,612		3,275,595
Goodwill, net	8	53,941		2,386,079		2,644,553
Film and program rights, net	9	1,043		46,123		261,229
Inventories, net	10	2,061		91,155		1,822
Other non-current assets		377		16,688		17,783

Total Non-Current Assets		119,197		5,272,657		6,200,982

TOTAL ASSETS		$178,233	B	7,884,121	B	8,698,590

LIABILITIES
Current Liabilities
Current portion of finance lease obligations	12	$6,675	B	295,261	B	186,917
Accounts payable		16,299		721,016		1,079,378
Accrued expenses	11	34,137		1,510,042		1,100,791
Amounts owed to related parties	21	11,172		494,185		387,069
Deferred revenue		14,179		627,167		347,016
Other current liabilities		716		31,696		24,540

Total Current Liabilities		83,178		3,679,367		3,125,711

Non-Current Liabilities
Finance lease obligations	12	50,104		2,216,367		2,287,276
Deferred taxation	13	—		—		—
Deposits received from customers		8,609		380,815		257,335

Total Non-Current Liabilities		58,713		2,597,182		2,544,611

TOTAL LIABILITIES		141,891		6,276,549		5,670,322

Minority interest	14	1,437		63,579		64,699
Commitments and Contingencies	22	—		—		—
SHAREHOLDERS' EQUITY
Share capital	15
Authorized: 2001 and 2000 : 970,404,513 common shares Baht 10 par value		219,375		9,704,045		9,704,045

Issued: 2001 and 2000 : 740,773,570 common shares Baht 10 par value, fully paid		167,463		7,407,736		7,407,736
Share premium		150,744		6,668,159		6,668,159
Legal reserve	15	337		14,893		14,893
Accumulated loss		(283,639)		(12,546,795)		(11,127,219)

TOTAL SHAREHOLDERS' EQUITY		34,905		1,543,993		2,963,569

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$178,233	B	7,884,121	B	8,698,590

The accompanying notes are an integral part of these consolidated financial statements

United Broadcasting Corporation Public Company Limited and Subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2001, 2000 and 1999

(in thousands of Baht, except per share amounts)

	Notes	2001	2001		2000		1999
		US$'000 (note 2)
Net sales	16	$132,426	B	5,857,854	B	4,899,658	B	3,945,295
Operating expenses:
Cost of providing services and installations		82,445		3,646,936		3,127,932		3,028,685
Cost of decoder sales		2,985		132,058		51,973		44,920
Selling, general and administrative		38,652		1,709,782		1,398,792		1,603,643
Depreciation	7	23,141		1,023,636		1,613,978		1,584,465
Goodwill amortization	8	5,843		258,474		258,474		254,133

Total operating expenses		153,066		6,770,886		6,451,149		6,515,846

Operating loss		(20,640)		(913,032)		(1,551,491)		(2,570,551)
Financial results, net	18	(11,477)		(507,664)		(553,075)		(357,908)

Loss before taxation and minority interest		(32,117)		(1,420,696)		(2,104,566)		(2,928,459)
Taxation	19	—		—		—		(1,853)

Loss from ordinary activities before minority interest		(32,117)		(1,420,696)		(2,104,566)		(2,930,312)
Minority interest	14	25		1,120		23,323		40,533

Net loss for the year		$(32,092)	B	(1,419,576)	B	(2,081,243)	B	(2,889,779)

Basic and diluted net loss per share	20	$(0.04)	B	(1.92)	B	(2.81)	B	(3.90)
Shares used to compute net loss per share		740,774		740,774		740,774		740,774

The accompanying notes are an integral part of these consolidated financial statements

United Broadcasting Corporation Public Company Limited and Subsidiaries

Consolidated Statements of Cash Flow

For the years ended December 31, 2001, 2000 and 1999

(in thousands of Baht)

	Notes	2001	2001		2000		1999
		US$'000
		(note 2)
Cash flows from operating activities
Cash generated from operations	23	$22,306	B	986,699	B	992,561	B	(324,812)
Interest received		914		40,432		72,961		78,900
Interest paid		—		(2)		(38)		(2,065)
Tax paid		—		—		—		(1,853)

Net cash flows from operating activities		23,220		1,027,129		1,065,484		(249,830)

Cash flows from investing activities
Acquisition of tangible fixed assets	7	(6,233)		(275,724)		(655,405)		(243,608)
Proceeds from sales of tangible fixed assets		272		12,051		7,270		—
Net decrease in other investments		—		—		5,202		3,530

Net cash used in investing activities		(5,961)		(263,673)		(642,933)		(240,078)

Cash flows from financing activities
Payments of finance lease obligations, including interest		(16,256)		(719,095)		(559,951)		(511,149)
Proceeds from sale and leaseback transactions	7	—		—		100,000		—

Net cash used in financing activities		(16,256)		(719,095)		(459,951)		(511,149)

Net increase/(decrease) in cash and cash equivalents		1,003		44,361		(37,400)		(1,001,057)
Cash and cash equivalents at beginning of the year		40,934		1,810,716		1,848,116		2,849,173

Cash and cash equivalents at end of the year	3	$41,937	B	1,855,077	B	1,810,716	B	1,848,116

  As set out in note 23 the Group has reclassified acquisition of film and program rights to be operating cash flow. Previously acquisition of film and program rights was classified as investing activity. The comparatives have been restated accordingly.

The accompanying notes are an integral part of these consolidated financial statements

United Broadcasting Corporation Public Company Limited and Subsidiaries

Consolidated Statement of Changes in Shareholders' Equity

For the year ended December 31, 2001, 2000 and 1999

(in thousands of Baht)

	Share Capital
				Share Premium		Legal Reserve		Accumulated Loss
	Shares	Amount								Total
	'000
At January 1, 1999	740,774		7,407,736		6,668,159		14,893		(6,156,197)		7,934,591
Net loss	—		—		—		—		(2,889,779)		(2,889,779)

At December 31, 1999	740,774		7,407,736		6,668,159		14,893		(9,045,976)		5,044,812
Net loss	—		—		—		—		(2,081,243)		(2,081,243)

At December 31, 2000	740,774		7,407,736		6,668,159		14,893		(11,127,219)		2,963,569

Balance at January 1, 2001
—as previously reported	740,774		7,407,736		6,668,159		14,893		(11,127,219)		2,963,569
—effect of adopting IAS 39—note 24	—		—		—		—		—		—

—as restated	740,774		7,407,736		6,668,159		14,893		(11,127,219)		2,963,569
Net loss	—		—		—		—		(1,419,576)		(1,419,576)

At December 31, 2001	740,774	B	7,407,736	B	6,668,159	B	14,893	B	(12,546,795)	B	1,543,993

The accompanying notes are an integral part of these consolidated financial statements

UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of operations

        United Broadcasting Corporation Public Company Limited is a public limited company, incorporated and domiciled in Thailand, and listed on the Stock Exchange of Thailand. The address of its registered office is as follows;

  Tipco Tower
  118/1 Rama VI Road
  Samsen Nai, Phayathai
  Bangkok 10400
  Thailand

        United Broadcasting Corporation Public Company Limited ("UBC", the "Company") and its subsidiaries, UBC Cable Network Public Company Limited ("UBC Cable"), Satellite Service Company Limited and Cineplex Company Limited are engaged in the operation of pay television networks (Digital Satellite Television and Cable Service respectively) under concessions received from the Mass Communication Organization of Thailand, under agreements dated April 17, 1989 and June 6, 1994 respectively, and amendments thereto dated May 19, 1994 and November 9, 1994, respectively, which expire on September 30, 2014 and December 31, 2019, respectively. Under the aforesaid agreements, the Company and UBC Cable must pay annual fees to the Mass Communication Organization of Thailand based on a certain percentage of certain service income or at the minimum fee as specified in each of those agreements, whichever is higher. In addition, the Company and UBC Cable, according to the aforesaid agreements, must transfer the ownership of certain equipment procured for the operations of television networks to the Mass Communication Organization of Thailand within the periods specified in each of those agreements.

        UBC and its subsidiaries are referred to as the Company or the Group.

        The financial statements were approved for issue on September 13, 2002 by two authorised directors on behalf of the Board of Directors.

2.    Principal accounting policies

        The consolidated financial statements of the Company have been prepared in accordance with International Accounting Standards ("IAS") issued by the International Accounting Standards Board. The consolidated financial statements have been prepared on the historical cost basis.

        The Company implemented the following revised International Accounting Standard in 2000:

  •
  IAS 10—Events after the Balance Sheet Date (Revised 1999)

        The Company implemented the following revised International Accounting Standards in 2000 in advance of their effective dates:

  •
  IAS 12—Income Taxes (Revised 2000)

  •
  IAS 19—Employee Benefits (Revised 2000)

        The Company adopted IAS 39—Financial Instruments: Recognition and Measurement on January 1, 2001. There was no financial impact arising from the adoption of IAS 39. There was no impact on shareholders' equity or in the presentation and classification of balance sheet items on adoption of IAS 39. In accordance with IAS 39 the comparative financial information for the years ended December 31, 2000 and 1999 are not restated.

        There are no changes in accounting policy that affect operating losses resulting from the adoption of the above standards in these financial statements as the Group was already following the recognition and measurement principles in these standards.

        Preparation of the consolidated financial statements in conformity with International Accounting Standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(a)    Basis of consolidation

        Subsidiary undertakings, which are those companies in which the Company, directly or indirectly, has an interest of more than one half of the voting rights, or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective control is transferred to the Company and are no longer consolidated from the date of disposal or disposal of shares which cause the company to lose the ability to control this entity. All intercompany transactions, balances, and unrealized surpluses and deficits on transactions between group companies have been eliminated. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Company.

        The following are United Broadcasting Corporation Public Company Limited's subsidiaries:

	Voting & ownership interest December 31,
Company
	2001	2000	Nature of business	Country
	%	%
Rainbow Media Co., Ltd.	99.99	99.99	Not operating	Thailand
IBC Symphony Co., Ltd.	99.99	99.99	Not operating	Thailand
Click TV Co., Ltd.	99.99	99.99	Interactive television business	Thailand
Cineplex Co., Ltd.	99.99	99.99	Program production	Thailand
UBC Cable Network Public Co., Ltd.	98.62	98.62	Pay television via cable system	Thailand
Satellite Service Co., Ltd.	97.17	97.17	Sale and rental of equipment for Digital Satellite Television and cable transmission, signal compression service and signal installation and connection service	Thailand
International Broadcasting Corporation (Cambodia) Co., Ltd.	70.00	70.00	Not operating	Cambodia

(b)    Foreign currencies

        The Company's reporting currency is the Thai Baht since our operations are located in Thailand and the majority of our cash flows are in Thai Baht.

        Foreign currency transactions in Group companies are accounted for at the exchange rates prevailing at the date of the transactions. Monetary assets and liabilities at the balance sheet date denominated in foreign currencies are translated at period-end exchange rates. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognized in the statement of operations.

(c)    Convenience translation

        For convenience only, a translation to the U.S. dollar is provided for the balance sheet, statements of operations and cash flow as of and for the year ended December 31, 2001 using the U.S. Federal Reserve exchange rate as of December 31, 2001 of 44.235 Thai Baht to the U.S. dollar. Such translation amounts are unaudited and should not be construed as representations that the Thai Baht amounts represent, or have been or could be, converted into U.S. dollars at that or any other rate.

(d)    Cash and cash equivalents

        Cash and cash equivalents are carried in the balance sheet at cost. Cash and cash equivalents represent cash and short-term highly liquid investments with original maturities of three months or less.

(e)    Trade accounts receivables

        Trade receivables are carried at original invoice amount less an allowance for doubtful accounts. The Company records an allowance for doubtful accounts, which is equivalent to the estimated collection losses that may be incurred in the collection of all receivables. The estimated losses are based on historical collection experience combined with a review of the current status of the existing receivables at the balance sheet date.

(f)    Film and program rights

        Film rights are stated at acquisition cost less accumulated amortization. Licenses are recorded as assets and liabilities for rights acquired and obligations incurred under license agreements when the license period begins, the cost of each program is known or reasonably determinable, we have accepted the program material and it is available for the first showing. Sports rights are written off upon showing the event and general entertainment and films are amortized on a straight-line basis over the period of the license or based on showings where the number of showings is limited. Amortization of program and film rights is included in the cost of providing services. The costs of in-house programs are expensed off as incurred.

(g)    Tangible fixed assets

        Tangible fixed assets are stated at historical cost less accumulated depreciation. Depreciation is charged on a straight-line basis over the estimated useful lives of the respective assets, or if shorter, the lease term, based on the following useful lives:

Years
Leasehold improvements	5
Leased transponder equipment	12
Transmission and receiving equipment	3-5
Assets under concession agreements	5
Furniture, fixtures and office equipment	3-5

        Tangible fixed assets include assets, primarily transmission and receiving equipment, used under concession agreements. These concession agreements are Build Transfer Operate ("BTO") agreements, whereby the Company constructs and pays for certain broadcasting assets, but transfers ownership of those assets to the Mass Communication Organization of Thailand ("MCOT"). The Company retains the right to use these assets during the concession period. At the end of the concession period these assets are delivered to MCOT. These assets are capitalized and depreciated over the shorter of their useful life of five years or the remaining concession period. As of December 31, 2001 the remaining concession period exceeded the remaining useful life of the concession assets. These assets are designated as assets under concession agreements (see note 7).

        Leased transponder equipment is depreciated over the lease term of 12 years, which is shorter than the estimated useful economic life of the equipment. The Company's policy is to review useful lives periodically to assess whether original estimates are still applicable. If expectations are significantly different from previous estimates the depreciation charge for current and future periods is adjusted. Gains and losses on disposal of leasehold improvement and equipment are determined by reference to their carrying amount and are taken into account in determining results.

(h)    Goodwill

        Goodwill represents the excess of the cost of an acquisition over the fair value of the Company's share of the net identifiable tangible and intangible assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions is reported in the balance sheet as an intangible asset and is amortized using the straight-line method over its estimated useful life, ranging from seven years eight months to 15 years.

(i)    Leases

        Leases of equipment where the Company assumes substantially all the benefits and risks of ownership are classified as finance leases. Finance leases are capitalized at the estimated present value of the underlying lease payments. In calculating the present value of the minimum lease payments, the discount factor used is the interest rate implicit in the finance lease; if this implicit rate is not practicable to determine, the Group's incremental borrowing rate is applied. The interest rate implicit in the lease is the discount rate that, at the inception of the lease, causes the aggregate present value of the minimum lease payments, and the unguaranteed residual value to be equal to the fair value of the leased asset. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in finance lease obligations. The interest element of the finance charge is charged to the statement of operations over the lease period. Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to results on a straight-line basis over the period of the lease. When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognized as an expense in the period in which termination takes place.

(j)    Inventories

        Inventories comprise set-top boxes and other equipment for receiving subscription television services via the satellite platform, cable television and Multichannel, multi-point distribution service ("MMDS") equipment. Inventories on hand are valued at cost. An allowance is recorded against cost where, in the opinion of the Company, there is diminution in value arising on obsolete and defective inventories, or is otherwise required by changes in circumstances. Costs of equipment for receiving subscription television services are determined by the average cost method. Inventories are reclassified to tangible fixed assets when placed in service.

(k)    Long-lived assets

        The Company annually assesses whether there is any indication that any of its long-lived assets, including goodwill and other intangible assets, may be impaired. The carrying value of a long-lived asset is considered impaired when the recoverable value of the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the recoverable value of the long-lived asset. Recoverable value is determined as the higher of value in use, determined using anticipated cash flows discounted at a rate commensurate with the risk involved and market value less estimated costs of disposal. Impairment losses are charged to the statement of operations.

(l)    Taxation

        Provision is made for all taxes payable in respect of taxable profits earned in the year. The Company also provides for taxation on all temporary differences between income for financial reporting and fiscal purposes under the liability method at current rates. Currently enacted tax rates are used to determine deferred income tax.

(m)    Minority interest

        The interest of third parties in subsidiaries is accounted for on the basis of their share in the underlying equity of the subsidiaries.

(n)    Employee benefits

Provident fund

        The Company operates a provident fund, being a defined contribution plan, the assets of which are held in a separate trustee-administered fund. The provident fund is funded by payments from employees and the relevant Group companies. Current contributions to the provident fund operated for employees are charged to the statement of operations as incurred. Employee entitlements to annual leave are recognized when they accrue to the employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Equity compensation benefits

        Certain employees and executive management are entitled to participate in the Employees Securities Option Plan under which non-transferable warrants are issued to the employees. No compensation expense is charged to the statement of operations for equity compensation benefits. When options are exercised, the proceeds received net of any transaction costs are credited to share capital (nominal value) and share premium.

(o)    Customer deposits

        Customer deposits are initially recognized at cost, and subsequently carried at amortized cost. Customer deposits are received on initial installation and are refundable to the customer on cancellation of the service and return of the equipment.

(p)    Provisions

        Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

(q)    Revenue recognition

        Revenue is derived from installation and connection fees, monthly subscription fees, the sale of set-top boxes, sponsorship agreements and maintenance services. Revenue from equipment installation and connection fees is recognized when the installation is accomplished, to the extent of the direct selling and installation costs incurred. Any excess is deferred and recognized over the estimated subscription period. For the periods presented, such revenues did not exceed expenses. Revenue from monthly subscription fees is recognized in the month in which the service is provided, commencing from completion of installation. Monthly subscription fees include a rental charge to subscribers who rent, rather than purchase set-top boxes. Revenue on the sale of set-top boxes is recognized upon delivery and acceptance of the set-top box by the customer. Revenue from sponsorship agreements is recognized upon the showing of the program for which the sponsorship payments are made. Revenue from maintenance services is recognized when the maintenance service is completed. Deferred revenue is recorded as a liability and recognized as income as services are rendered according to the terms of subscribers' agreements.

(r)    Advertising costs

        Advertising costs are expensed in the financial period during which they are incurred.

(s)    Dividends

        Interim dividends are payable when declared by the directors. Annual dividends proposed are payable when declared by the directors and approved by the shareholders. Dividends are recognized in the accounts in the period in which they are declared. Dividends declared by United Broadcasting Corporation Public Company Limited are payable in Thai Baht. No dividends have been declared for the periods presented.

(t)    Financial instruments

        Financial instruments carried on the balance sheet include cash and bank balances, trade receivables, trade creditors, accrued expenses, leases, other current assets, deposits and other current liabilities. The particular recognition methods adopted are disclosed in the individual policy statements associated with each item.

        The Group is also party to financial instruments that reduce exposure to fluctuations in foreign currency exchange rates. Foreign currency forward contracts establish a predetermined exchange rate ("forward rate") at which the Group will receive or pay foreign currency amounts on a predetermined future date. Derivative financial instruments, including foreign forward currency contracts, are initially recognized in the balance sheet at cost and subsequently are remeasured at fair value. Gains or losses on derivative financial instruments are recognized in net profit or loss for the period in which they arise unless the derivative financial instrument is a designated hedging instrument in a cash flow hedge. These derivative financial instruments did not qualify for hedge accounting under IAS 39 in the year ended December 31, 2001.

        Certain derivative transactions, while providing effective economic hedges under the Group's risk management policies, do not qualify for hedge accounting under the specific rules in IAS 39. On the adoption of IAS 39 and in the year ended December 31, 2001 no derivative transactions met the hedging criteria of IAS 39.

(u)    Earnings per share

        Loss per share is based on the loss from continuing operations divided by the weighted average number of shares outstanding during each period.

(v)    Segment reporting

        Based on the risks and rewards associated with the Group's business, its organizational structure and the system of internal financial reporting to the board of directors, Group management has determined that the Group operates in one reportable business and geographical segment.

3.    Cash and cash equivalents

	December 31,
	2001		2000
	Baht'000		Baht'000
Cash at bank and in hand	B	888,694	B	655,930
Short-term bank deposits		966,383		1,154,786

	B	1,855,077	B	1,810,716

        The weighted average effective interest rate on short-term bank deposits was 1.93% and 4.94% during 2001 and 2000 respectively.

4.    Accounts receivable

	December 31,
	2001		2000
	Baht'000		Baht'000
Trade accounts receivable	B	375,811	B	355,749
Less: Allowance for doubtful accounts		(131,156)		(181,253)

	B	244,655	B	174,496

        Concentrations of credit risk with respect to trade receivables are limited due to the Group's large number of subscribers. The Group's historical experience in collection of accounts receivable falls within the recorded allowances. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in the Group's trade receivables.

5.    Refundable Value Added Tax

	December 31,
	2001		2000
	Baht'000		Baht'000
Refundable Value Added Tax ("VAT")	B	764,793	B	798,752
Pending output VAT		(100,865)		(103,236)

		663,928		695,516
Less: Allowance for refundable VAT		(506,747)		(509,478)

	B	157,181	B	186,038

        The Company provides for VAT balances which are unlikely to be recovered.

        In 2001 the Group has amended its treatment of pending output VAT to recognize such pending output VAT as a deduction from amounts refundable. Previously the Group had recognized such pending output VAT as a liability in other current liabilities. Management considers that the revised presentation better reflects the substance of pending output VAT under the Thailand Revenue Code. The comparatives have been restated accordingly.

6.    Other current assets

	December 31,
	2001		2000
	Baht'000		Baht'000
Prepaid expenses	B	43,695	B	106,202
Accrued interest income		7,603		14,209
Other		10,095		19,387

	B	61,393	B	139,798

7.    Tangible fixed assets

        Tangible fixed assets and the movements comprise (in thousands):

	Leasehold Improve- ments		Leased Transponder Equipment		Transmission & Receiving Equipment		Assets Under Concession Agreements		Furniture, Fixtures, and Office Equipment		Assets Under Construction		Total
	Baht'000		Baht'000		Baht'000		Baht'000		Baht'000		Baht'000		Baht'000
As at January 1, 2000
Cost		134,738		1,928,981		4,112,834		1,109,581		362,463		43,149		7,691,746
Accumulated depreciation		(54,043)		(430,205)		(1,711,546)		(995,053)		(223,035)		—		(3,413,882)

Net book value	B	80,695	B	1,498,776	B	2,401,288	B	114,528	B	139,428	B	43,149	B	4,277,864

Transactions during the year ended December 31, 2000
Opening net book amount		80,695		1,498,776		2,401,288		114,528		139,428		43,149		4,277,864
Additions		3,852		—		643,318		—		30,982		57,048		735,200
Reclassification		2,304		—		34,521		—		44,657		(81,482)		—
Disposals—net		(2)		—		(7,659)		(65)		(1,156)		(3,549)		(12,431)
Write-off of lost and impaired assets		—		—		(111,060)		—		—		—		(111,060)
Depreciation charge		(23,706)		(166,530)		(1,306,958)		(44,917)		(71,867)		—		(1,613,978)

Closing net book amount		63,143		1,332,246		1,653,450		69,546		142,044		15,166		3,275,595

As at December 31, 2000
Cost		123,596		1,928,981		4,606,816		998,170		427,133		15,166		8,099,862
Accumulated depreciation		(60,453)		(596,735)		(2,953,366)		(928,624)		(285,089)		—		(4,824,267)

Net book value	B	63,143	B	1,332,246	B	1,653,450	B	69,546	B	142,044	B	15,166	B	3,275,595

Transactions during the year ended December 31, 2001
Opening net book amount		63,143		1,332,246		1,653,450		69,546		142,044		15,166		3,275,595
Additions		916		—		427,709		—		62,901		7,787		499,313
Reclassification		231		—		11,986		—		3,009		(15,226)		—
Disposals—net		—		—		(4,123)		—		(134)		(300)		(4,557)
Write-off of lost and impaired assets		—		—		(14,103)		—		—		—		(14,103)
Depreciation charge		(23,951)		(166,645)		(733,490)		(24,618)		(74,932)		—		(1,023,636)

Closing net book amount		40,339		1,165,601		1,341,429		44,928		132,888		7,427		2,732,612

As at December 31, 2001
Cost		124,743		1,928,981		4,905,278		998,170		487,900		8,094		8,453,166
Accumulated depreciation		(84,404)		(763,380)		(3,563,849)		(953,242)		(355,012)		(667)		(5,720,554)

Net book amount	B	40,339	B	1,165,601	B	1,341,429	B	44,928	B	132,888	B	7,427	B	2,732,612

        Acquisition of tangible fixed assets in the year ended December 31, 2001 of Baht 275.7 million (2000: nil) reported as net cash used in investing activities in the consolidated statement of cash flow includes Baht 27.4 million of decoders included in inventories (note 10) at December 31, 2001.

        During the year ended December 31, 2001, the Group acquired decoder equipment, included in transmission and receiving equipment, with a cost of Baht 196.2 million under a finance lease (2000: Baht 79.8 million). As at December 31, 2001, the Group has equipment leased under finance leases included in Leased Transponder Equipment and Transmission and Receiving Equipment with a net book value amounting to Baht 1,480.2 million. Decoder equipment in disconnected subscriber homes which remains unrecovered for more than 180 days is written off in full. During the year ended December 31, 2001 an additional write-off of unrecovered decoder equipment amounting to Baht 10.6 million was recognized (2000: Baht 38.6 million). During the year decoder equipment amounting to Baht 16.4 million (2000: Baht 27.5 million) that had previously been provided against as damaged was written off.

        In the year ended December 31, 2001 smart cards, included in Transmission and Receiving Equipment, with a net value of Baht 3.5 million were considered to be technologically impaired and were written off (2000: Baht 44.9 million).

        Prior to the year ended December 31, 2000 the Group accounted for decoder equipment in disconnected subscriber homes that remained un-recovered for more than 180 days as impaired and recognized a provision for impairment. In the year ended December 31, 2000 the Group amended its accounting treatment to write off the carrying value of such disconnected decoder equipment in full on identification of the equipment as being irrecoverable. There was no change in the net book value of tangible fixed assets at December 31, 2000 as a result of this change in presentation.

        During the year ended December 31, 2000 the Group entered into a sale and leaseback agreement with a third party whereby it sold decoder equipment included in transmission and receiving equipment with a net book value of Baht 100.0 million and leased back the equipment under finance leases. No gain or loss was recognized on these transactions.

        As at December 31, 2001 the Group has fully depreciated operating assets but still in use with an original cost of Baht 1,914.6 million. During the year ended December 31, 2000 fully depreciated assets no longer in use with a cost of Baht 222.2 million were eliminated from the accounts.

        The Company entered into a U.S. dollar denominated transponder lease agreement with a then-related company in September 1997 to procure transponder space on the related company's satellite for provision of its Digital Direct To Home Service. Under the agreement the Company secures the right to use six non-preemptible unprotected Ku-band transponders for an initial term expiring in November 2008, with an option to renew the agreement under certain terms and conditions for the remaining operational life of the satellite. The related company ceased to be a related party during 1999. The Company has accounted for the transponder lease agreement as a finance lease with effect from the date of the agreement, September 26, 1997.

        Commitments for minimum rentals under non-cancellable finance and operating leases as at December 31, 2001 are as follows:

For the years ended December 31:	Finance leases		Operating leases
	Baht'000		Baht'000
2002	B	749,910	B	865,096
2003		723,761		150,096
2004		623,846		54,096
2005		594,224		54,096
2006		594,224		54,096
2007 and after		1,188,447		48,552

Total minimum lease payments		4,474,412	B	1,226,032

Less: amount representing interest		(1,962,784)

Present value of finance lease liabilities	B	2,511,628

        Non-cancellable finance leases are for transponder and decoders. Non-cancellable operating leases are primarily in respect of the multimedia network service (note 22(d)) and leasehold property.

8.    Goodwill

	December 31,
	2001		2000
	Baht'000		Baht'000
At January 1
Cost	B	3,359,831	B	3,359,831
Accumulated amortization		(715,278)		(456,804)

Net book value		2,644,553		2,903,027

Opening net book value		2,644,553		2,903,027
Additions		—		—
Amortization charge		(258,474)		(258,474)

Net book value		2,386,079		2,644,553

At December 31
Cost		3,359,831		3,359,831
Accumulated amortization		(973,752)		(715,278)

Net book value	B	2,386,079	B	2,644,553

9.    Film and program rights

	December 31,
	2001		2000
	Baht'000		Baht'000
At January 1
Cost	B	2,420,180	B	2,754,718
Accumulated amortization		(1,984,690)		(2,502,384)

Net book value		435,490		252,334

Opening net book value		435,490		252,334
Additions		465,872		634,298
Disposals		—		(4,834)
Amortization charge		(567,225)		(446,308)

Net book value		334,137		435,490

At December 31
Cost		2,886,052		2,420,180
Accumulated amortization		(2,551,915)		(1,984,690)

Net book value	B	334,137	B	435,490

	December 31,
	2001	2000
	Baht'000	Baht'000
Representing:
Current assets	288,014	174,261
Non-current assets	46,123	261,229

	334,137	435,490

        In 2001 film and program rights have been classified into amounts that are expected to be realized within twelve months and after twelve months of the balance sheet date. Management reconsiders that the revised presentation better reflects substance of utilization of this assets. The comparative have been restated accordingly. During the year ended December 31, 2000 fully amortized film and program rights no longer used with a cost of Baht 964.0 million were eliminated from the accounts.

10.    Inventories

	December 31,
	2001		2000
	Baht'000		Baht'000
Decoders and associated components-digital satellite	B	142,156	B	66,264
Decoders and associated components-cable television		38,853		38,853
Inventories in transit		15,489		2,085
Installation material	B	29,289	B	29,252

		225,787		136,454
Less: Allowance for slow moving and obsolete inventories		(134,632)		(134,632)

	B	91,155	B	1,822

        During the year ended December 31, 2000 the Company's engineers developed technical modifications to certain cable receiver boxes that had previously been identified as technologically obsolete that enabled those cable receiver boxes to be put into service. Accordingly, Baht 110.6 million of allowance for obsolete inventories was released in 2000. The engineers are assessing the remaining receiving equipment which has previously been fully provided against to determine whether this equipment can also be successfully modified. Until the engineers are able to assess the success of modification with reasonable certainly a remaining provision for technological obsolescence of Baht 28.9 million is retained. Included in inventory are inventories carried at Baht nil with a cost of Baht 134.6 million (2000: 134.6 million).

        During the year ended December 31, 2001 smart cards, included in inventories, with a book value of Baht 3.5 million were identified as technologically obsolete and were written off (2000: Baht 0.14 million).

11.    Accrued expenses

	December 31,
	2001		2000
	Baht'000		Baht'000
Accrued annual concession fee (note 22(a))	B	391,913	B	322,081
Accrued license fee		475,350		311,153
Accrued other		642,779		467,557

	B	1,510,042	B	1,100,791

12.    Finance lease obligations

	December 31,
	2001		2000
	Baht'000		Baht'000
Finance lease liabilities—minimum lease payments	B	4,474,412	B	4,834,124
Future finance charges on finance lease		(1,962,784)		(2,359,931)

Present value of finance lease liabilities		2,511,628		2,474,193

Representing:
Current liabilities		295,261		186,917
Non-current liabilities		2,216,367		2,287,276

Present value of finance lease liabilities		2,511,628		2,474,193

	December 31,
	2001		2000
	Baht'000		Baht'000
The present value of finance lease liabilities may be analyzed as follows:
Not later than 1 year	B	295,261	B	186,917
Later than 1 year and not later than 5 years		1,243,426		982,463
Later than 5 years		972,941		1,304,813

		2,511,628		2,474,193

        As at December 31, 2001, finance lease obligations comprise transponder and decoder finance leases. The transponder finance lease obligation represents the net present value under the long-term satellite lease agreement. In determining the present value of the transponder finance lease, the market related lending rate in 1997 of 20% per annum was used as the discount rate. Decoder finance leases bear interest at rates varying between 10.3%—12.2% per annum. The weighted average interest rate was 19.0% per annum (2000: 19.5% per annum).

13.    Deferred taxation

        The deferred taxation relates to the temporary differences between the book values and the tax bases of assets and liabilities. Significant components of the Group's deferred taxation liabilities and assets are summarized below:

	December 31,
	2001		2000
	Baht'000		Baht'000
Deferred taxation liabilities	B	—	B	—
Deferred taxation assets
Leased tangible fixed assets		309,541		294,609
Accounts receivable and other assets		55,551		54,376
Inventories		40,390		40,390
Film and program rights		27,086		9,542
Other claims		58,752		58,752
Purchased fixed assets		553,619		541,761
Concession tangible fixed assets		207,025		210,347
Other timing differences		7,700		—
Tax loss carry forwards		2,485,520		2,520,883

Gross deferred taxation assets		3,745,184		3,730,660
Less: Valuation allowance		(3,745,184)		(3,730,660)

		—		—

Net deferred tax assets	B	—	B	—

        The Group has raised a valuation allowance against the net deferred taxation asset as in management's estimate it is probable that the deferred taxation asset will not be realized, due to the historical operating losses incurred by the Group's operations and the timing limits on the tax loss carry forwards that arose on these losses.

        The Group has tax loss carry forwards in Thailand of approximately Baht 8,285,067 thousand. A summary of the tax loss carry forwards and the expiry dates at December 31, 2001 is set out below:

Baht'000
2002	2,031,953
2003	3,053,660
2004	1,445,929
2005	880,302
2006	873,223

8,285,067

        Under the Thai Revenue Code all companies are taxed as separate entities with no relief available for groups.

14.    Minority interest

	December 31,
	2001		2000
	Baht'000		Baht'000
As at January 1	B	64,699	B	88,022
Share of net loss of subsidiaries		(1,120)		(23,323)

As at December 31	B	63,579	B	64,699

15.    Shareholders' equity

Share capital

        On April 26, 2000, the shareholders at the Annual General Meeting passed a resolution to approve the decrease of authorised share capital from 780,782,376 ordinary shares with par value of Baht 10 per share to 740,773,570 ordinary shares with a par value of Baht 10 per share, and to increase the authorised share capital from 740,773,570 ordinary shares with par value of Baht 10 per share to 940,773,570 ordinary shares with a par value of Baht 10 per share. These changes in authorised share capital were registered with the Ministry of Commerce on July 4, 2000.

        On December 12, 2000, the shareholders at the Extraordinary General Meeting passed a resolution to approve the decrease of authorised share capital from 940,773,570 ordinary shares with par value of Baht 10 per share to 740,773,570 ordinary shares with a par value of Baht 10 per share, and to increase the authorised share capital from 740,773,570 ordinary shares with par value of Baht 10 per share to 970,404,513 ordinary shares with a par value of Baht 10 per share. These changes in authorised share capital were registered with the Ministry of Commerce on February 15, 2001.

        At December 31, 2001, the total authorised number of ordinary shares is 970,404,513 shares (2000: 970,404,513 shares), and the total issued number of ordinary shares is 740,773,570 (2000: 740,773,570 shares) with a par value of Baht 10 per share (2000: Baht 10 per share). All issued shares are fully paid.

        All shares are ordinary and rank equally for rights to dividends and distribution. No dividends have been declared or proposed for any of the years presented.

Legal reserve

        The legal reserve of the Company was established in accordance with the provisions of the Thai Public Company Limited Act B.E. 2535, which requires the appropriation as legal reserve of at least 5% of net income for the year until the reserve reaches 10% of the authorized share capital. This reserve is not available for dividend distribution.

Share option scheme

        At the Extraordinary General Meeting of Shareholders held on December 12, 2000, the shareholders approved the Employee Securities Option Plan (ESOP) of the Company. The ESOP is open to the Executive Committee and all full time employees in the employment of the Company at the future date on which of the Board of Directors Meeting approved the ESOP. Under the terms of the plan non-transferable warrants in respect of 29,630,943 units will be issued to these employees.

Options can be exercised one-third from the last business day of December 2001, one-third from the last business day of December 2002 and one-third from the last business day of December 2003. The options under the plan expire nine years from the date of issue or on termination of employment. On November 16, 2001, the office of the Securities and Exchange Commission approved the registration of the ESOP. The effective exercise price of the options is the par value of Baht 10.

        From November 2001, the Group's employees participated in the ESOP and 29,630,943 options were granted in the period ended December 31, 2001. Included in options granted were 19,050,000 units to 23 senior management personnel, including members of the Executive Committee. At December 31, 2001 no options had been exercised.

        The following summarises activities under the 2001 option plan:

	Number of Options
	2001	2000
	(Thousand)
Options outstanding at beginning of the year	—	—
Granted at par value of Baht 10	29,631	—
Exercised	—	—
Cancelled	—	—

Options outstanding at end of the year	29,631	—

Options exercisable at end of the year	9,877	—

16.    Net sales

	Year ended December 31,
	2001		2000		1999
	Baht'000		Baht'000		Baht'000
Subscription revenues	B	5,021,847	B	4,230,387	B	3,440,183
Equipment installation		363,231		392,063		312,807
Decoder sales		212,239		108,987		82,851
Others		260,537		168,221		109,454

	B	5,857,854	B	4,899,658	B	3,945,295

17.    Operating loss

        Operating loss is arrived at after charging:

	Year ended December 31,
	2001		2000		1999
	Baht'000		Baht'000		Baht'000
Staff costs	B	485,367	B	422,354	B	377,124
Advertising costs		426,804		313,007		185,775
Operating lease rentals payable
—property, fixtures and fittings		66,083		58,933		52,444
—transmission networks		811,000		812,875		818,500
Write off of fund-raising costs		100,324		—		—

        During the year ended December 31, 2001 the Group embarked on a business re-engineering process which resulted in staff redundancies and retrenchment. Included in the staff costs is the retrenchment cost of Baht 61.3 million. The average monthly number of persons employed by the Company in 2001 was 1,088 full time (2000: 1,228) and 115 part time (2000: 66).

        During the year ended December 31, 2001 the Group wrote off Baht 100.3 million of fund-raising costs incurred in 2000 in respect of a potential fund raising exercise. Management has determined that no such fund-raising will occur in the forseeable future.

18.    Financial results

	Year ended December 31,
	2001		2000		1999
	Baht'000		Baht'000		Baht'000
Foreign exchange loss	B	(54,504)	B	(182,031)	B	(8,263)

Loss on adjustment of forward contracts to their fair value (note 24(2))		(3,564)		—		—

Interest income		33,955		74,801		85,142

Interest expense
—related party borrowings		—		—		(1,246)
—finance leases		(483,549)		(445,807)		(433,465)
—other		(2)		(38)		(76)

Total interest expense		(483,551)		(445,845)		(434,787)

Net financial results	B	(507,664)	B	(553,075)	B	(357,908)

19.    Income taxation

	Year ended December 31,
	2001		2000		1999
	Baht'000		Baht'000		Baht'000
Taxation:
Current in respect of prior years	B	—	B	—	B	1,853
Deferred		—		—		—

Charged against income	B	—	B	—	B	1,853

        The difference between income taxation expense computed at statutory rates of the respective companies (30%) and income taxation expense provided on results is as follows:

	December 31,
	2001		2000		1999
	Baht'000		Baht'000		Baht'000
Income taxation at statutory rates	B	(426,209)	B	(631,370)	B	(879,094)
Timing differences		46,675		282,537		314,500
Permanent differences:
Non deductible goodwill amortization		77,542		77,542		76,240
Taxes written off		12,326		17,551		30,615
Other permanent differences		47,377		(1,645)		(11,776)
Current year tax loss carry forwards		261,967		255,385		471,368
Utilisation of previously unrecognized tax loss		(19,678)		—		—

Income taxation expense	B	—	B	—	B	1,853

20.    Loss per share

        Basic loss per share is calculated by dividing the net loss attributable to shareholders by the weighted average number of ordinary shares in issue during the year.

	Year ended December 31,
	2001	2000	1999
Net loss attributable to shareholders (thousand Baht)	(1,419,576)	(2,081,243)	(2,889,779)
Weighted average number of ordinary shares in issue (thousand share)	740,774	740,774	740,774
Basic loss per share (Baht)	(1.92)	(2.81)	(3.90)

        For the calculation of diluted loss per share, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all potential dilutive ordinary shares. The Company has one category of potential dilutive ordinary shares which are share warrants under the Share Option Scheme (Note 15). A calculation is performed to determine the number of shares that could have been acquired at market price (determined as the average annual share price of the Company's shares) based on the "bonus" element; the bonus shares are added to the ordinary shares outstanding but no adjustment is made to net profit. As the Company is loss making for the year ended December 31,

2001 the share warrants are anti-dilutive. There were no potential dilutive ordinary shares in issue for the years ended December 31, 2000 and 1999.

        Diluted loss per share is calculated as follows:

	Year ended December 31,
	2001	2000	1999
Net loss used to determine diluted loss per share (thousand Baht)	(1,419,576)	(2,081,243)	(2,889,779)
Weighted average number of ordinary shares in issue (thousand share)	740,774	740,774	740,774
Adjustment for number of ordinary shares arising from assumed exercise of share warrants	—	—	—

Weighted average number of ordinary shares for diluted loss per share (thousand share)	740,774	740,774	740,774

Diluted loss per share (Baht)	(1.92)	(2.81)	(3.90)

21.    Related party transactions

        The Company's principal shareholders are Telecom Holdings Co., Ltd. and MIH Limited which both hold in excess of 20.0% but less than 50.0% of the Company's share capital. No other individual shareholder holds in excess of 20.0% of the Company.

        The Company has entered into transactions and has balances with a number of related parties. The transactions with related parties are summarized below:

	Year ended December 31,
	2001		2000		1999
	Baht'000		Baht'000		Baht'000
Related party and the nature of the relationship and transactions
Telecom Holdings Co., Ltd and its group companies, a shareholder
Services provided and other income
Sales other		1,710		147		—

		1,710		147		—

Service received
Cable network utilization services	B	783,243	B	783,243	B	780,000
Equipment rental and installation services		80,813		78,126		109,200

		864,056		861,369		889,200

MIH Ltd and its group companies, a shareholder
Services received
Consulting and management services		42,228		81,525		121,800
Operating system services		14,916		15,038		26,579
Interest		—		—		1,380
Other services		5,256		848		—

	B	62,400	B	97,411	B	149,759

Total revenue generated from related parties	B	1,710	B	147	B	—

Total expenses incurred through related parties	B	926,456	B	958,780	B	1,038,959

        Transactions with related parties are carried out on a basis consistent with its normal course of business. The Group receives cable network services from a shareholder on the basis set out in note 22(d). Equipment rental and installation fees and consulting and management services are provided under supply agreements at prices negotiated on an arm's length market value basis.

        Significant related party transactions between the Group and its shareholders are referred to the non-interested shareholders to approve in a general meeting of the Company.

        Balances with related parties are summarized below:

	December 31,
	2001		2000
	Baht'000		Baht'000
Amounts owed by related parties
Telecom Holdings Co., Ltd.	B	2,170	B	2,529
MIH Ltd.		2,974		9,770

Total due from related companies		5,144		12,299

Amounts owed to related parties
Telecom Holdings Co., Ltd.		354,084		293,335
MIH Ltd.		114,767		68,400
Short-term loans and advances from related parties
MIH Ltd.		25,334		25,334

Total due to related companies	B	494,185	B	387,069

        In February 1997, UBC Cable Network Public Company Limited, (formerly UTV Cable Network Public Company Limited), which became the Company's subsidiary as from May 4, 1998, sold its multimedia network and associated assets to a related company, a subsidiary of Telecom Holdings Co., Ltd. Under the terms of the sale and purchase agreement, both parties agreed to adjust the selling price to the appraisal value to be determined by an independent appraiser. UBC Cable Network Public Company Limited has set up a liability of approximately Baht 195.8 million to cover the difference between the selling price, Baht 2,482.4 million, and the lower appraised value of assets, approximately Baht 2,286.6 million. The Company has not as yet received a final invoice from Telecom Holdings Co. Ltd. Such invoice should be provided in the near future after Telecom Holdings Co. Ltd has completed discussions with the independent appraiser.

        Director's remuneration representing fees and gratuities as approved by the shareholders of the Company in their Annual General Meeting amounted to Baht 5.0 million (2000: 0.6 million). For the year 2001, the Group made provident fund contributions on behalf of senior management amounting to Baht 1.8 million (2000: 1.4 million). There are no loans to directors.

        Commitments and contingencies with related parties are set out in detail in Note 22.

22.    Commitments and contingencies

(a)    MCOT concession agreement

        The Company and UBC Cable Network Public Company Limited, have concession agreements with the Mass Communications Organization of Thailand ("MCOT") to provide subscriber-based television services. Under the terms of the agreements, dated April 17, 1989 and June 6, 1994 respectively and amendments dated May 19, 1994 and November 9, 1994 respectively which will expire on September 30, 2014 and December 31, 2019 respectively, the Company and UBC Cable Network Public Company Limited have certain commitments, including to acquire, install, manage and maintain the subscriber-based television service systems and to transfer to MCOT all headend and studio equipment pertaining to such systems. In addition, the Company and UBC Cable Network Public

Company Limited are committed to pay annual fees to MCOT at the rate of 6.5% of subscription and installation fees or the minimum amount as prescribed in the agreements.

(b)    Capital expenditure and operating commitments

        Capital expenditure and operating commitments contracted for at the balance sheet date but not recognized in the financial statements is as follows:

	December 31,
	2001	2000
Thai Baht thousand
Direct-To-Home equipment	B14,716	B4,280
Film and program rights	9,888	8,492

	B24,604	B12,772

US Dollars thousand (Exchange rate: 44.3597 Thai Baht per U.S. dollar at December 31, 2001)
Direct-To-Home equipment	$1,011	$3,019
Film and program rights	13,060	13,248

	$14,071	$16,267

        At December 31, 2001 and 2000 the Company and its subsidiaries had commitments with overseas suppliers to acquire television programming via satellite. Costs of programs acquired vary with the number of subscribers.

(c)    Finance and operating lease commitments

        Finance and operating lease commitments in the ordinary course of business are disclosed in note 7 and note 12.

(d)    Commitments with related parties

        Significant commitments and contingencies with related parties are as follows:

        A subsidiary has entered into a multimedia network service agreement with a related company, Asia Multimedia Company Limited, a subsidiary of Telecom Holdings Company Limited, for a period of five years which expires on May 4, 2003, with an option to renew. The subsidiary is committed to pay fees in respect of the agreement amounting to approximately Baht 65.0 million per month where subscribers connected to network do not exceed 165,000. The excess of 165,000 subscribers will be charged at the rate of Baht 140 per subscriber per month.

(e)    Contingencies

          i)  At December 31, 2001 the Company and its subsidiaries had commitments with banks whereby the latter issue letters of guarantees in respect of customs duties and other transactions in the ordinary course of business amounting to approximately Baht 45.7 million (2000: Baht 40.9 million).

          ii)  During the year ended December 31, 2000 a subsidiary, Satellite Service Company Limited, entered into a sale and leaseback agreement with a third party. The Company guaranteed commitments amounting to approximately Baht 100 million under this lease. As at December 31, 2001, the Company guaranteed commitments amounting to approximately Baht 63.8 million under this lease.

        iii)  In February 1997, UBC Cable Network Public Company Limited, (formerly UTV Cable Network Public Company Limited), which became the Company's subsidiary as from May 1, 1998, sold its multimedia network and associated assets to a related company. As part of the sale of the multimedia network and associated assets UBC Cable assigned its rights and obligations to the aforesaid related company in respect of agreements with contracts relating to the build out of the multimedia network. In terms of the assignment UBC Cable guarantees the obligations assigned. UBC Cable has full recourse against the assignee. Management does not have access to sufficient information to reliably quantify the potential obligations under the guarantees. Management is not aware of any claims resulting from such guarantees.

        iv)  The Company retains legal ownership of 70% of the share capital of International Broadcasting Corporation (Cambodia) Co., Ltd, however, this subsidiary is not operating, and has not operated, for over five years. The Company assesses the probability of future liabilities arising in respect of this interest is remote, and no provision has been made in these accounts for any such potential liabilities.

23.    Cash generated from operations

	Year ended December 31,
	2001		2000		1999
	Baht'000		Baht'000		Baht'000
Net loss before tax and minority interest	B	(1,420,696)	B	(2,104,566)	B	(2,928,459)
Adjustments for:
Depreciation of tangible fixed assets and concession assets		1,023,636		1,613,978		1,584,465
Amortization of goodwill		258,474		258,474		254,133
Amortization of film and program rights		567,225		446,308		621,839
(Gain)/loss on disposal of tangible fixed assets, concession assets and film and program rights		(7,494)		9,995		—
Interest on finance lease		483,549		445,807		433,465
Accounts receivable written-off and allowance		(50,097)		(56,357)		30,108
Funding-raising cost written-off		100,324		—		—
Long outstanding accounts payable written off		(16,557)		—		—
Unrealized foreign exchange losses		52,345		272,675		42,369
Tangible fixed assets written-off		14,103		111,060		131,699
(Decrease)/increase in inventory allowance		—		(110,595)		142,030
Decrease in allowance for refundable VAT		(2,731)		(5,292)		(3,026)

		1,002,081		881,487		308,623
Changes in operating assets and liabilities
Decrease/(increase) of accounts receivables		(20,062)		62,349		(46,936)
Increase in other current assets		(28,393)		(151,957)		(164,518)
Decrease/(increase) in amounts owed by related parties		7,155		58,407		(12,394)
Decrease/(increase) in inventories		(89,333)		140,962		27,366
Decrease in other assets		1,095		13,085		36,380
(Decrease)/increase in payables		(344,756)		218,350		306,254
Increase/(decrease) in accrued expenses		409,251		394,119		(87,311)
Increase/(decrease) in amounts owed to related parties		107,115		(45,765)		(343,494)
Increase in other payables		408,418		55,822		296,279
Investment in film and program rights		(465,872)		(634,298)		(645,061)

Cash generated from operations	B	986,699	B	992,561	B	(324,812)

        In 2001 the Group has amended its treatment of acquisition of film and program rights to be operating cash flow. Previously the Group had treated such transactions as investing cash flow. Management considers that the revised presentation better reflects substance of this operating asset and conforms with broadcasting industry practice. The comparatives have been restated accordingly.

24.    Financial risk management and financial instruments

(1)    Financial risk factors

        The Group's activities expose it to a variety of financial risks, including the effects of changes in foreign currency exchange rates and interest rates. The Group's overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the financial performance of the Group. The Group uses derivative financial instruments such as foreign exchange contracts to hedge certain exposures.

        Risk management is carried out by the Finance Department under policies approved by the Board of Directors. The Finance Department identifies, evaluates and hedges financial risks in co-operation with the group companies. The Board of Directors provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, use of derivative financial instruments and investing excess liquidity.

(i)    Foreign currency risk

        The Group is exposed to foreign exchange risk arising from various currency exposures, principally the US dollar, primarily in respect of the acquisition of programming, transmission and receiving equipment and leased transponder services, and on its US dollar deposits with banks.

        Foreign currency assets represent US dollar deposits with foreign and local banks for the future payments of foreign currency liabilities, whilst foreign currency liabilities represent trade accounts payable and other payables.

        In order to manage the risks arising from fluctuations in currency exchange rates, the Group has adopted the following foreign currency risk management practices:

  •
  entering into foreign exchange contracts

  •
  to the extent that approval is granted by the Bank of Thailand, the Company retains funds raised in U.S. dollars by capital increases and loans from foreign shareholders in U.S. dollars

  •
  negotiating payment terms for foreign currency settlements on an individual transaction basis

  •
  negotiating with foreign suppliers to share the foreign exchange exposure

        Transaction risk is calculated in each foreign currency and is projected forward 6 to 12 months. Exchange rates are monitored and forecasting information supplied by recognized research and financial analysis is used to estimate future exchange rate trends. These are compared against premiums on forward exchange contracts and after making adjustments for the related risk a decision is taken on whether to cover foreign currency transactions.

        Transactions, if hedged with forward exchange contracts, are not hedged on a net basis but rather on a transaction by transaction basis.

        At December 31, 2001, the Group had in place forward contracts to buy US$ 21.5 million. The maturity of these contracts is in the range of 1 to 12 months at the rate of Baht 44.21 - 45.76 to US$ 1. At December 31, 2001 a net liability of Baht 3.6 million on the translation of forward contracts is included in other current liabilities. There were no open forward contracts of December 31, 2000.

        At December 31, 2001 and 2000 the Group had outstanding foreign currency assets and liabilities as follows:

	2001 Currency thousand	2001 Thai Baht thousand		2000 Currency thousand	2000 Thai Baht thousand
Assets
U.S. dollars	13,586	B	600,224	21,460	B	924,832

			600,224			924,832

Liabilities
U.S. dollars	61,727		2,738,191	64,562		2,804,548
Pounds sterling	160		10,322	192		12,472
Deutsche marks	—		—	50		1,036

		B	2,748,513		B	2,818,056

        Foreign currency assets represent U.S. dollar deposits with foreign and local banks for the future payments of foreign currency liabilities, whilst the above foreign currency liabilities represent trade accounts payable and other payables. The foreign currency liabilities have been hedged using the foreign currency assets above and with forward contracts.

(ii)    Interest rate risk

        The Group's income is exposed to variability from fluctuations in market interest rates that impact the income that the Group earns on cash and cash equivalents. Other than cash the Group has no significant interest bearing assets. The Group principally borrows through finance leases, representing borrowings in fixed rate instruments. The Group has not entered into interest rates or principal swaps in the two years ended December 31, 2001.

(iii)    Credit risk

        The Group is exposed to certain concentration of credit risk relating to its cash and current investments. The Group places its cash and current investments with high quality institutions. The Group's policy is designed to limit exposure with any one institution and to invest its excess cash in low risk investment accounts. The Group has not experienced any losses on such accounts. As of December 31, 2001 cash and current investments were held with numerous financial institutions. The Group is also exposed to credit risk in its subscriber accounts receivable, however, there is no concentration of exposure and accounts receivable comprise a large number of small account balances and the Group has not suffered any significant loss on accounts receivable in the periods presented.

(iv)    Other Risks and Concentrations

        The Group's digital programming is or will be transmitted to certain customers through satellites. In addition, the Group receives a significant amount of its programming through satellites. Satellites are subject to significant risks that may prevent or impair commercial operations. These services are provided to the Group through one satellite service provider. Although the Group has not experienced any significant disruption of its transmissions, the operation of satellites is beyond the control of the

Group. Disruption of the transmissions of satellites could have a material adverse effect on the Group's operations.

        The Group's analogue and digital programming is or will be transmitted to certain customers through a cable network. The cable network is used by the Group under a lease agreement with the owner of the network. Although the Group has not experienced any significant disruption of its transmissions, the operation of the network is beyond the control of the Group. Disruption of the transmissions through the cable network could have a material adverse effect on the Group.

(2)    Financial instruments

        The Group adopted IAS 39 at January 1, 2001. There was no impact on shareholders' equity at January 1, 2001 on adoption of IAS 39. There were no open forward foreign exchange contracts or other non-qualifying hedges at January 1, 2001. There was no impact on the adoption of IAS 39 on other balance sheet captions at January 1, 2001.

Fair values

        The face values less any estimated credit adjustments for financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated using discounted cash flows based on the current market interest rate available to the Group for similar financial instruments. The fair value of forward foreign exchange contracts is determined using forward exchange market rates at the balance sheet date.

	December 31, 2001				December 31, 2000
	Carrying Amount		Fair Value		Carrying Amount		Fair Value
	Baht'000		Baht'000		Baht'000		Baht'000
Assets:
Cash and cash equivalents	B	1,855,077	B	1,855,077	B	1,810,716	B	1,810,716
Accounts receivable		244,655		244,655		174,496		174,496
Amounts owed by related parties		5,144		5,144		12,299		12,299
Other accounts receivable		10,108		10,108		8,259		8,259
Liabilities:
Accounts payable, accruals, and other current liabilities		2,262,754		2,262,754		2,204,709		2,204,709
Amounts owed to related parties		494,185		494,185		387,069		387,069
Current portion of finance lease obligations		295,261		400,884		186,917		289,517
Financial lease obligations		2,216,367		2,681,262		2,287,276		2,847,928
Deposits from customers		380,815		380,815		257,335		257,335

        The net fair values of derivative financial instruments at the balance sheet date were:

	2001	2000
	Baht'000	Baht'000
Forward foreign exchange contracts with negative fair values	3,564	—
Fair value losses have been recognised in the statement of operations (note 18)	3,564	—

        No derivative financial instruments were designated as qualifying hedges as at or in the year ended December 31, 2001.

        Losses on remeasuring open foreign exchange contracts at the balance sheet date have been charged to financial results in the statement of operations (note 18). Forward foreign exchange contracts with negative fair values are included in other current liabilities.

Credit facilities

        At December 31, 2001 the Group had overdraft borrowing facilities, loans, forward currency contracts, and other facilities including letters of credit, trust receipt and finance lease facilities with various financial institutions in an aggregate amount equal to Baht 2,863.6 million.

        Unused credit lines relate to short term borrowings and forward currency contract facilities comprise US$ 26.5 million forward currency contract facilities and Baht 194.8 million loan and other facilities as at December 31, 2001. Terms and conditions of the short-term loan facilities are not specified and are subject to mutual agreement between the Company, its subsidiaries, and lenders, if required.

25.    Pension funds

        The Company operates a registered provident fund, which is a defined contribution plan, the assets of which are held in a separate trustee-administered fund. The provident fund is funded by payments from employees and by the relevant Group companies. Current contributions to the provident funds operated for employees are charged to the Statement of Operations as incurred and amounted to Baht 12.5 million, Baht 12.6 million and Baht 8.0 million during the years ended 2001, 2000 and 1999 respectively. Included in creditors at December 31, 2001 are contributions payable of Baht nil (2000: Baht nil) in respect of employer contributions to the schemes.

ANNEX A

OPINION OF MERRILL LYNCH INTERNATIONAL

As of September 26, 2002

The Board of Directors
MIH Limited
Abbot Building
Mount Street
Tortola Road Town
British Virgin Islands

Members of the Board of Directors:

        MIH Limited (the "Company"), Naspers Limited (the "Acquiror") and MIH (BVI) Limited, a subsidiary of the Acquiror, propose to enter into a plan of merger (the "Agreement") pursuant to which MIH (BVI) Limited will be merged with the Company in a transaction (the "Merger") in which each outstanding Class A Share of the Company's common stock (the "Company Shares"), will be exchanged for the right to receive 3.5 Class N Shares, par value R0.02, of the common stock of the Acquiror (the "Acquiror Shares") or the equivalent number of underlying shares represented by Naspers ADSs (the "Exchange Ratio"). In connection with the Merger, the Acquiror has also proposed a scheme of arrangement (the "Scheme") between MIH Holdings Limited ("MIHH") and its shareholders, other than the Acquiror and its wholly-owned subsidiary MIH Investments (Proprietary) Limited ("MIH Investments"), under Section 311 of the South African Companies Act, 1973 whereby the shareholders of MIHH, other than the Acquiror and MIH Investments, will receive 1 Acquiror Share in exchange for each 2.25 ordinary shares, par value R0.02, of MIHH stock held by them.

        You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

        In arriving at the opinion set forth below, we have, among other things:

  •
  reviewed certain publicly available business and financial information relating to the Company, the Acquiror and MIHH that Merrill Lynch deemed relevant, including annual reports and related financial information of the Company, the Acquiror and MIHH;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, the Acquiror and MIHH, furnished to us by the Company, the Acquiror and MIHH;

  •
  conducted discussions with members of senior management of the Company, MIHH and the Acquiror concerning the matters referred to in the two preceding paragraphs, as well as their respective businesses and prospects before and after giving effect to the merger and related transactions;

  •
  reviewed the historical market prices and trading activity for the Company Shares, the MIHH ordinary shares and the Acquiror Shares, and compared them with that of certain publicly traded companies which we deemed to be relevant;

  •
  reviewed the results of operations of the Company, the Acquiror and MIHH and compared them with those of certain publicly traded companies which we deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of the Company, MIHH and the Acquiror and their financial and legal advisers;

  •
  compared the proposed financial terms of the Merger and related transactions with the financial terms of certain other transactions which we deemed to be relevant;

  •
  reviewed the potential pro forma impact of the Merger and related transactions;

  •
  reviewed the draft plan of merger and the draft scheme of arrangement between MIHH and its shareholders, other than the Acquiror and MIH Investments, provided to us on September 25, 2002; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. With your permission, we have not engaged separate accounting or tax advisors, or legal counsel as to the corporate law of South Africa or the British Virgin Islands. As to such accounting and tax matters we have relied upon information and analysis provided to us by the Company and by Naspers (including the financial statements of Naspers' subsidiaries, and the information and analysis contained in the draft Registration Statement on Form F-4, provided to us by the Company), and also, in the case of such legal matters, upon the accuracy and completeness of the South African and British Virgin Islands legal advice provided by Webber Wentzel Bowens and Harney Westwood and Riegels, South African and British Virgin Islands legal counsel, respectively, to the Company.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

        In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

        We are acting as financial advisor to both the Board of Directors of the Company and the Board of Directors of MIHH in connection with the Merger, the Scheme and related transactions and will receive a fee from each of the Company and MIHH for our services, a significant portion of which is contingent upon the consummation of all or parts of the Merger, the Scheme and related transactions. In addition, both the Company and MIHH have agreed to indemnify us for certain liabilities arising out of our engagement. We have also delivered a fairness opinion to the Board of Directors of MIHH as to the fairness from a financial point of view to the holders of MIHH ordinary shares, other than the Acquiror and its affiliates, of the exchange ratio related to the Scheme. Our opinion was based on similar analyses to those outlined above, and considered also other factors such as the relative liquidity of the MIHH ordinary shares and the Company Shares.

        We have in the past provided financial advisory and financing services to both the Company and MIHH. In the past three years, we have provided such services in relation to the initial public offering of ordinary shares of the Company in 1999, the sale of additional equity interests in the Company in 2000 following the initial public offering, the initial public offering of ordinary shares in OpenTV, the acquisition of Spyglass, Inc. by OpenTV (in which we acted for OpenTV) and the sale of the Company's interest in OpenTV to Liberty Media Corporation. We may continue to provide these financial advisory and financing services and to receive fees for rendering these services and may participate in financing, acquisition and divestiture transactions in the future. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of MIHH and the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and shall not be used for any other purpose. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of the Company, the Acquiror or any other party. This opinion shall not, in whole or in part, be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch International or any of its affiliates be made by the Company or any of its affiliates, without the prior consent of Merrill Lynch International.

        Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

        We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                      Very truly yours,

                      /s/ Merrill Lynch International

                      .) MERRILL LYNCH INTERNATIONAL

ANNEX B

PLAN OF MERGER AMONG MIH LIMITED, MIH (BVI) LIMITED AND NASPERS LIMITED

PLAN OF MERGER

        The Plan of Merger is made as of the            day of            2002 between:

        MIH Limited of c/o Havelet Trust Company (BVI) Limited, Abbott Building, Road Town, Tortola, British Virgin Islands ("MIHL");

        MIH (BVI) Limited, of c/o Havelet Trust Company (BVI) Limited, Abbott Building, Road Town, Tortola, British Virgin Islands ("MIH BVI"); and

        Naspers Limited, of Heerengracht Street, Cape Town, South Africa ("Naspers")

        WHEREAS MIHL and MIH BVI are both international business companies incorporated and existing under and by virtue of the International Business Companies Act (the "Act") and are together with Naspers entering into this Plan of Merger pursuant to the provisions of Sections 76 and 78 of the Act.

        AND WHEREAS the directors of MIHL and MIH BVI deem it desirable and in the best interest of those companies and their members that MIHL be merged into MIH BVI.

        AND WHEREAS the directors of MIHL, MIH BVI and Naspers deem it desirable and in the best interests of MIHL, MIH BVI and Naspers that the members of MIHL:

  •
  who are resident in the Republic of South Africa ("South Africa") be entitled to participate as shareholders of "N" shares in Naspers;

  •
  who are resident in any country other than South Africa be entitled to participate as shareholders of "N" shares in Naspers in the form of American Depositary Shares ("ADSs").

        NOW THEREFORE this Plan of Merger witnesseth as follows:

  1.
  The constituent companies to this Plan of Merger are MIHL and MIH BVI.

  2.
  The surviving company in the Plan of Merger shall be MIH BVI.

  3.
  As at the date of the execution of this Plan of Merger, MIHL has 30,787,319 voting Class A Ordinary Shares ("A Shares") in issue which are held by various public shareholders, and 30,232,837 voting Class B Ordinary Shares ("B Shares") in issue all of which are held by MIH BVI. The A Shares are each entitled to cast one (1) vote on the merger and the B Shares are each entitled to cast three (3) votes on the merger. The A Shares and the B Shares are required to vote together as a single class to approve the merger.

  4.
  MIH BVI has three voting shares in issue all of which are held by MIHH.

  5.
  The merger shall be effective on the date that Articles of Merger as contemplated by section 76(5)(d) of the Act are registered by the Registrar of Companies, and the expression "Effective Date" when used herein means the date on which the merger becomes effective.

  6.
  The terms and conditions of the merger are as follows:

  6.1
  all the assets of MIHL, being property of every description, including all choses in action and the business of MIHL shall, with effect from the Effective Date, immediately transfer to and vest in MIH BVI;

  6.2
  MIH BVI shall with effect from the Effective Date immediately be liable for all claims, debts, liabilities and obligations of MIHL;

    6.3
    MIH BVI shall with effect from the Effective Date have and continue to have all rights, privileges, immunities, powers, objects, and purposes of each of the constituent companies to the Plan of Merger (ie of both MIH BVI and MIHL);

    6.4
    each holder of an A Share in MIHL that is issued and outstanding on the Effective Date will receive either "N" shares with a par value of R0.02 in the capital of Naspers ("N Shares") or ADSs, on the following basis:

    6.4.1
    each ADS will represent ten N Shares;

    6.4.2
    holders of A Shares resident in South Africa will receive 3.5 "N" Shares for each A Share held by them on the Effective Date;

    6.4.3
    holders of A Shares resident in any country other than South Africa will receive 0.35 ADSs for each A Share held by them on the Effective Date; and

    6.4.4
    all holders of A Shares that receive ADSs will receive the same number of underlying N Shares for each A Share held by them on the Effective Date as will be received by those holders of A Shares that receive N Shares directly;

    6.5
    each share of MIH BVI issued and outstanding on the Effective Date shall continue to be one share in MIH BVI;

    6.6.
    thereafter, each A and B Share of MIHL issued and outstanding on the Effective Date shall be cancelled; and

    6.7
    thereafter, MIHL shall be: deregistered and struck from the Register; delisted from the Nasdaq National Market; and deregistered under the U.S. Securities Exchange Act of 1934, as amended.

  7.
  The Plan of Merger is subject to the fulfilment by no later than 28 February 2003, or such later date as may be agreed by the parties, of the following conditions precedent:

  7.1
  a scheme of arrangement proposed by Naspers between MIH Holdings Limited, a company incorporated and existing under the laws of South Africa, and its shareholders other than Naspers, under section 311 of the South African Companies Act, becoming unconditional; and

  7.2
  the approval of shareholders of Naspers in general meeting to the Plan of Merger, the issue of the "N" Shares and ADSs as set out under 6.4.2 and 6.4.3 respectively, and the issue of shares under the scheme of arrangement referred to in 7.1; and

  7.3
  this agreement and the merger between MIHL and MIH BVI as contemplated in this plan of merger shall have received the required shareholders' approval under BVI law and shall have become unconditional.

  8.
  The following shall apply to the constituent companies to the merger:

  8.1
  the constituent documents of MIH BVI as in effect on the Effective Date shall remain as the constituent documents of MIH BVI until the same shall be altered or amended or until new constituent documents are adopted as provided therein;

  8.2
  this Plan of Merger shall be submitted to the directors and members of each of the constituent companies for their approval; and

  8.3
  after approval of this Plan of Merger by the directors and members of the constituent companies, each company shall execute Articles of Merger, which Articles of Merger will be submitted to the Registrar for registration in the Register, and the Registrar shall then strike off MIHL from the Register.

  9.
  This Plan of Merger shall be governed by, and construed in accordance with, the laws of the British Virgin Islands.

  10.
  This Plan of Merger may be executed in one or more counterparts.

Signed at on 2002.
Witness:
for MIH (BVI) LIMITED
Signed at on 2002.
Witness:
for MIH LIMITED
Signed at on 2002.
Witness:
for NASPERS LIMITED

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 247 of the South African Companies Act, 1973 voids any provision which purports to (1) exempt any director or officer of the company from any liability which by law would otherwise attach to the director or officer in respect of any negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to the company or (2) indemnify the director or officer against any such liability. The foregoing applies irrespective of whether the relevant provision is contained in the articles of association of a company or any contract with the company and whether expressed or implied. The foregoing prohibition shall not be applicable to insurance taken out and kept by the company as indemnification against any liability of any director or officer towards the company in respect of any negligence, default, breach of duty or breach of trust. Such cover may only be in respect of claims brought by the company itself and not by a creditor.

        Section 247 of the Companies Act also provides that the prohibition described above shall not be construed as prohibiting a company from indemnifying a director, officer or auditor in respect of any liability incurred by that person in defending any proceedings against them (in their capacity as director, officer or auditor of the company), whether civil or criminal (including a proceeding under the U.S. securities laws), in which judgment is given in their favor or in which they are acquitted or in respect of any such proceedings which are abandoned. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with the action, suit or proceedings. Such indemnification is contained in Naspers' articles of association.

        Section 248 of the Companies Act allows a court to grant relief to any director, officer or auditor of a company if it appears to the court that the person concerned is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but has acted honestly and reasonably, and that having regard to all the circumstances of the case, including those connected with the appointment, that person ought fairly to be excused from such negligence, default or breach of trust, the court may relieve them, either in whole or in part, from liability on such terms as the court may deem fit.

        Section 226 of the Companies Act provides that a company itself may not generally provide security, including a guarantee, to a director or manager of that company, its holding company or any subsidiary of its holding company in connection with an obligation of any director, manager or other body corporate, other than the limited insurance for directors and officers permitted under Section 247 of the Companies Act described above.

Item 21. Exhibits and Financial Statement Schedules

(a)
Exhibits

        The following exhibits are filed as exhibits to the registration statement:

Exhibit Number	Description
2.1	Plan of Merger among MIH Limited, MIH (BVI) Limited and Naspers Limited relating to the merger of MIH Limited with MIH (BVI) Limited (attached as Annex B to the proxy statement/prospectus which forms a part of this Registration Statement).
2.2	Scheme of arrangement, in terms of Section 311 of the South African Companies Act, 1973 (Act 61 of 1973), as amended, proposed by Naspers Limited and MIH Investments (Proprietary) Limited between MIH Holdings and its members, other than Naspers Limited and MIH Investments (Proprietary) Limited.

3.1	Memorandum and Articles of Association of Naspers Limited (English translation).
4.1	Form of Deposit Agreement among the Bank of New York, as depository, Naspers Limited, and all owners and beneficial owners from time to time of American Depositary Receipts issued thereunder.
4.2	Form of American Depositary Receipt.
5.1	Opinion of Webber Wentzel Bowens regarding the validity of the ordinary shares of Naspers being registered under this Registration Statement.
8.1	Opinion of Cravath, Swaine & Moore regarding U.S. Federal income tax consequences of the merger.
8.2	Opinion of Webber Wentzel Bowens regarding the South African tax consequences of the merger and enforceability of judgments.
8.3	Opinion of Harney Westwood & Riegels regarding the British Virgin Islands tax consequences of the merger.
10.1+	Amendment Agreement dated March 30, 2001, among MIH Limited, Villiers Securities Limited and ABSA Bank Limited, in respect of the Facilities Agreement dated December 10, 1999 between MIH Limited and ABSA Bank Limited, as amended by a Side Letter, dated April 20, 2000, between ABSA Bank Limited, MIH Limited and Villiers Securities Limited, and the Amendment Agreement dated July 22, 2002, between MIH Limited and ABSA Bank Limited.
10.2*	Stock Purchase Agreement dated as of May 8, 2002, among MIH Limited, OTV Holdings Limited, Liberty Media Corporation and LDIG OTV, Inc.
10.3**	Amendment to Stock Purchase Agreement dated as of August 27, 2002, among MIH Limited, OTV Holdings Limited, Liberty Media Corporation and LDIG OTV, Inc.
10.4++	Shareholders' Agreement dated June 22, 1993, among Johannesburg Consolidated Investment Company, Limited, JCI (Isle of Man) Limited, Electronic Media Network Limited, M-Net (BVI) Limited and M-Net International Holdings Limited, as amended.
10.5++	Shareholders' Agreement dated February 16, 1998, among Telecom Holding Company Limited, Shinawatra Computer and Communications Public Company Limited, MIH Limited and International Broadcasting Corporation Public Company Limited, as supplemented by the Supplementary Shareholders' Agreement dated May 20, 1998 and as amended by the Amendment to Shareholders' Agreement dated September 25, 1998.
10.6++	Channel Distribution Agreement dated June 18, 1998, between MultiChoice Africa (Proprietary) Limited and Electronic Media Network Limited.
10.7++	Analogue Agreement dated March 31, 1995, between MultiChoice Africa (Proprietary) Limited and Electronic Media Network Limited.
10.8	Agreement dated October 1, 2002 between Naspers Limited and Mr. T. Vosloo (English translation).
21.1	List of Naspers' subsidiaries.
23.1	Consent of PricewaterhouseCoopers Inc. (MIH Limited).
23.2	Consent of PricewaterhouseCoopers Inc. (Naspers).
23.3	Consent of PricewaterhouseCoopers ABAS Ltd. (United Broadcasting Corporation).
23.4	Consent of Cravath, Swaine & Moore (included in Exhibit 8.1).

23.5	Consent of Webber Wentzel Bowens (included in Exhibits 5.1 and 8.2).
23.6	Consent of Harney Westwood & Riegels (included in Exhibit 8.3).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Opinion of Merrill Lynch International to MIH Limited (attached as Annex A to the proxy statement/prospectus which forms a part of this Registration Statement).
99.2	Consent of Merrill Lynch International.
99.3	Form of MIH Limited proxy card.

+
Incorporated by reference from MIH Limited's annual report on Form 20-F for the fiscal year ended March 31, 2001. Portions of the Amendment Agreement dated March 30, 2001 have been omitted pursuant to a request for confidential treatment. The Amendment Agreement dated July 22, 2002 is incorporated by reference from MIH Limited's annual report on Form 20-F for the fiscal year ended March 31, 2002.
++
Incorporated by reference from the registration statement on Form F-1 (No. 333-74227) filed by MIH Limited on November 3, 1999. Portions of some of these exhibits have been omitted pursuant to requests for confidential treatment.
*
Incorporated by reference from the report on Schedule 13D (No. 005-58285) filed by Liberty Media Corporation on July 22, 2002 in respect of OpenTV Corp. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.
**
Incorporated by reference from Amendment No. 1 to the registration statement on Form S-3 (No. 333-98817) filed by Liberty Media Corporation on September 16, 2002. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

  (a)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (b)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (d)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering;

  (e)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

  (f)
  (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

  (g)
  To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

  (h)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

  (i)
  That every prospectus (i) that is filed pursuant to paragraph (h) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Cape Town on November 1, 2002.

NASPERS LIMITED
by	/s/ STEVE PACAK Name: Steve Pacak Title: Executive Director

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steve Pacak, as attorney-in-fact and agent, with full powers of substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all respective exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TON VOSLOO Name: Ton Vosloo	Chairman of the Board of Directors	Date: November 1, 2002
/s/ KOOS BEKKER Name: Koos Bekker	Chief Executive Officer and Director (Principal Executive Officer)	Date: November 1, 2002
/s/ STEVE PACAK Name: Steve Pacak	Executive Director (Principal Financial Officer)	Date: November 1, 2002
/s/ JEFF MALHERBE Name: Jeff Malherbe	Director	Date: November 1, 2002

/s/ BOETIE VAN ZYL Name: Boetie van Zyl	Director	Date: November 1, 2002
/s/ ELIZE BOTHA Name: Professor Elize Botha	Director	Date: November 1, 2002
/s/ LEEPILE TAUNYANE Name: Leepile Taunyane	Director	Date: November 1, 2002
/s/ LOURENS JONKER Name: Lourens Jonker	Director	Date: November 1, 2002
/s/ NEIL VAN HEERDEN Name: Neil van Heerden	Director	Date: November 1, 2002
/s/ BEN VAN DER ROSS Name: Ben van der Ross	Director	Date: November 1, 2002
/s/ JAKES GERWEL Name: Professor Jakes Gerwel	Director	Date: November 1, 2002
/s/ HEIN WILLEMSE Name: Professor Hein Willemse	Director	Date: November 1, 2002
/s/ NICO MARAIS Name: Nico Marais	Group Financial Manager (Principal Accounting Officer)	Date: November 1, 2002
PUGLISI & ASSOCIATES	Authorized Representative in the United States
By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director

QuickLinks

MIH LIMITED NOTICE OF MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
SUMMARY
Comparative Per Share Data
Exchange Rate Information
RISK FACTORS
FORWARD LOOKING STATEMENTS
STRUCTURE OF THE NASPERS GROUP
Corporate Structure before the Merger and Related Transactions
Corporate Structure after the Merger and Related Transactions
Naspers' Corporate Structure
Naspers' Significant Subsidiaries
MIH LIMITED SHAREHOLDERS' MEETING
THE TRANSACTIONS The Merger
The Related Transactions
TAXATION
United States Tax Considerations
South African Tax Considerations
Taxation of South African Corporations
British Virgin Islands Tax Considerations
NASPERS' SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
MIH LIMITED'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
NASPERS' OPERATING AND FINANCIAL REVIEW AND PROSPECTS Operating and Financial Review and Prospects
Critical Accounting Policies
Currency policies
Results of Operations
Results of Operations: 2002 Compared to 2001
Results of Operations: 2001 Compared to 2000
Liquidity and Capital Resources
Acquisitions and Dispositions
Research and Development
Trend Information
U.S. GAAP Reconciliation
Inflation
Environmental Matters
Initial Adoption of Accounting Policies
Changes in Accounting Policies
New Accounting Standards
Quantitative and Qualitative Disclosure of Market Risk
MIH LIMITED'S OPERATING AND FINANCIAL REVIEW AND PROSPECTS Operating and Financial Review and Prospects
Overview
Critical Accounting Policies
Currency policies
Results of Operations
Results of Operations: 2002 Compared to 2001
Results of Operations: 2001 Compared to 2000
Liquidity and Capital Resources
Acquisitions and Dispositions
Research and Development
Trend Information
U.S. GAAP Reconciliation
Inflation
Environmental Matters
Initial Adoption of Accounting Policies
New Accounting Standards
Quantitative and Qualitative Disclosure of Market Risk
BUSINESS
DIRECTORS AND SENIOR MANAGEMENT
MAJOR SHAREHOLDERS OF NASPERS AND MIH LIMITED, AND RELATED PARTY TRANSACTIONS
EXCHANGE RATE INFORMATION
DESCRIPTION OF NASPERS CAPITAL STOCK
DESCRIPTION OF NASPERS AMERICAN DEPOSITARY RECEIPTS
COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF MIH LIMITED AND NASPERS
ENFORCEMENT OF JUDGMENTS
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO HISTORICAL FINANCIAL STATEMENTS
REPORT OF THE INDEPENDENT ACCOUNTANTS
DIRECTORS' REPORT TO SHAREHOLDERS FOR THE YEAR ENDED 31 MARCH 2002
NASPERS LIMITED AND SUBSIDARIES CONSOLIDATED BALANCE SHEETS AT 31 MARCH 2002 AND 2001
NASPERS LIMITED AND SUBSIDARIES CONSOLIDATED INCOME STATEMENTS FOR THE YEARS ENDED 31 MARCH 2002, 2001 AND 2000
NASPERS LIMITED AND SUBSIDARIES CONSOLIDATED CASH FLOW STATEMENTS FOR THE YEARS ENDED 31 MARCH 2002, 2001 AND 2000
NASPERS LIMITED AND SUBSIDARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED 31 MARCH 2002, 2001 AND 2000
NASPERS LIMITED AND SUBSIDARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF THE INDEPENDENT ACCOUNTANTS
MIH LIMITED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS At March 31, 2002 and 2001
MIH LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS For the years ended March 31, 2002, 2001 and 2000
MIH LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOW FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
MIH LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY For the years ended March 31, 2002, 2001 and 2000
MIH LIMITED AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
United Broadcasting Corporation Public Company Limited and Subsidiaries Consolidated Balance Sheets As of December 31, 2001 and 2000 (in thousands of Baht)
United Broadcasting Corporation Public Company Limited and Subsidiaries Consolidated Statements of Operations For the years ended December 31, 2001, 2000 and 1999 (in thousands of Baht, except per share amounts)
United Broadcasting Corporation Public Company Limited and Subsidiaries Consolidated Statements of Cash Flow For the years ended December 31, 2001, 2000 and 1999 (in thousands of Baht)
United Broadcasting Corporation Public Company Limited and Subsidiaries Consolidated Statement of Changes in Shareholders' Equity For the year ended December 31, 2001, 2000 and 1999 (in thousands of Baht)
UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
OPINION OF MERRILL LYNCH INTERNATIONAL
PLAN OF MERGER AMONG MIH LIMITED, MIH (BVI) LIMITED AND NASPERS LIMITED
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY